As filed with the Securities and Exchange Commission on March 19, 2015

Registration No. 333-201199

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cambridge Holdco, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

525 South Flagler Drive, Suite 201

West Palm Beach, FL 33401

(561) 932-1600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Benjamin Gordon, Chief Executive Officer

Cambridge Holdco, Inc.

525 South Flagler Drive, Suite 201

West Palm Beach, FL 33401

(561) 932-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Neal Aizenstein, Esq. DLA Piper LLP (US) 203 North LaSalle St., Suite 1900 Chicago, IL 60601-4000 (312) 368-4000	Alexander A. Gendzier, Esq. Brien M. Wassner, Esq. Jones Day 222 East 41st St. New York, New York 10017-6702 (212) 326-3939

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED MARCH 19, 2015

CAMBRIDGE CAPITAL ACQUISITION CORPORATION

525 South Flagler Drive, Suite 201

West Palm Beach, Florida 33401

NOTICE OF SPECIAL MEETING IN LIEU OF

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 14, 2015

TO THE STOCKHOLDERS OF CAMBRIDGE CAPITAL ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of annual meeting of stockholders of Cambridge Capital Acquisition Corporation (“Cambridge”), a Delaware corporation, will be held at 10:00 a.m. eastern time, on April 14, 2015, at the offices of DLA Piper LLP (US), 200 South Biscayne Boulevard, Suite 2500, Miami, Florida 33131-5341. You are cordially invited to attend the special meeting, which will be held for the following purposes:

(1)	to consider and vote upon a proposal to adopt the Business Combination Agreement, dated as of December 1, 2014, by and among Cambridge, Cambridge Holdco, Inc., Cambridge’s wholly-owned subsidiary (“Holdco”), Cambridge Merger Sub, Inc., Holdco’s wholly-owned subsidiary (“Merger Sub”), Parakou Tankers, Inc. (“Parakou”), and Mr. Por Liu, who will be the sole securityholder of Parakou as of the closing date of the mergers, which, among other things, provides for the mergers of (a) Cambridge with and into Holdco, with Holdco surviving the merger, and (b) Merger Sub with and into Parakou, with Parakou surviving the merger and becoming the wholly-owned subsidiary of Holdco, and to approve the business combination contemplated by such agreement — we refer to this proposal as the “merger proposal”;

(2)	to consider and vote upon a proposal to approve certain changes in the amended and restated articles of incorporation and the amended and restated bylaws of Holdco, which differ materially from Cambridge’s current amended and restated certificate of incorporation and bylaws as follows: (i) the name of the new public entity will be “Parakou Tankers, Inc.” as opposed to “Cambridge Capital Acquisition Corporation”; (ii) Holdco will have 100,000,000 authorized common shares and 1,000,000 authorized preferred shares, as opposed to Cambridge which has 40,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; (iii) Holdco’s corporate existence will be perpetual as opposed to Cambridge’s corporate existence, which terminates if a business combination is not consummated by Cambridge within a specified period of time; and (iv) Holdco’s amended and restated articles of incorporation will not include the various provisions applicable only to special purpose acquisition corporations that Cambridge’s amended and restated certificate of incorporation contains — we refer to this proposal as the “corporate charter proposal”;

(3)	to consider and vote upon a proposal to approve a provision of the amended and restated articles of incorporation of Holdco which will require a vote of two-thirds of the shareholders to amend its classified board structure, whereas Cambridge’s current amended and restated certificate of incorporation requires a simple majority vote — we refer to this proposal as the “classified board proposal”;

(4)	to consider and vote upon a proposal to approve the adoption of the 2014 Equity and Incentive Compensation Plan — we refer to this proposal as the “incentive compensation plan proposal”; and

(5)	to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, Cambridge is not authorized to consummate the mergers contemplated by the merger proposal — we refer to this proposal as the “adjournment proposal.”

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of Cambridge common stock at the close of business on March 4, 2015 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

After careful consideration, Cambridge’s board of directors has determined that the merger proposal, the corporate charter proposal, the classified board proposal, the incentive compensation plan proposal, and the adjournment proposal are fair to and in the best interests of Cambridge and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the merger proposal, “FOR” the corporate charter proposal, “FOR” the classified board proposal, “FOR” the incentive compensation plan proposal and “FOR” the adjournment proposal, if presented.

Under the merger agreement, the approval of the merger proposal, the corporate charter proposal and the incentive compensation plan proposal are conditions to the consummation of the mergers, whereas the approval of the classified board proposal is not a condition to the consummation of the mergers. If the classified board proposal is not approved at the special meeting, the amended and restated articles of incorporation of Holdco will be revised accordingly.

All Cambridge stockholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Cambridge common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on the proposals.

A complete list of Cambridge stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of Cambridge for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Benjamin Gordon
Benjamin Gordon Chief Executive Officer and Secretary

                    , 2015

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS, AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO CASH. TO EXERCISE YOUR CONVERSION RIGHTS, YOU MUST AFFIRMATIVELY VOTE EITHER FOR OR AGAINST THE MERGER PROPOSAL, DEMAND THAT CAMBRIDGE CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL, AND TENDER YOUR STOCK TO CAMBRIDGE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE MEETING. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. SEE “SPECIAL MEETING OF CAMBRIDGE STOCKHOLDERS — CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the mergers, passed upon the merits of the merger agreement or the transactions contemplated thereby, which include the mergers, or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2015 and is first being mailed to Cambridge Capital Acquisition Corporation stockholders on or about                     , 2015.

SUBJECT TO COMPLETION, DATED MARCH 19, 2015

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF

CAMBRIDGE CAPITAL ACQUISITION CORPORATION

PROSPECTUS FOR UP TO 15,322,125 COMMON SHARES

OF

CAMBRIDGE HOLDCO, INC.

The board of directors of each of Cambridge Capital Acquisition Corporation, a Delaware corporation (“Cambridge”), and Cambridge’s wholly-owned subsidiary, Cambridge Holdco, Inc., a Marshall Islands corporation (“Holdco”), has unanimously approved the merger of Cambridge and Holdco, with Holdco surviving the merger (the “Cambridge merger”). In the Cambridge merger, all of the issued and outstanding shares of Cambridge common stock will be exchanged for an equal number of common shares of Holdco and all of the outstanding warrants to purchase Cambridge common stock will be exercisable for an equal number of common shares of Holdco on the existing terms and conditions of such warrants. In addition, purchase options to purchase an aggregate of 420,000 units of Cambridge will be converted into an equal number of Holdco purchase options on the existing terms and conditions for such purchase options.

The board of directors of each of Cambridge and Holdco also has approved the merger (the “Parakou merger” and together with the Cambridge merger, the “mergers”) of Cambridge Merger Sub, Inc., Holdco’s wholly-owned subsidiary (“Merger Sub”), with and into Parakou Tankers, Inc., a Marshall Islands corporation (“Parakou”), pursuant to a business combination agreement, dated December 1, 2014 (the “merger agreement”), by and among Cambridge, Holdco, Merger Sub, Parakou and Mr. Por Liu. The mergers will result in Parakou being a wholly-owned subsidiary of Holdco. In the Parakou merger, Holdco will issue to Mr. Por Liu, who will be the sole securityholder of Parakou as of the closing date of the mergers, 5,800,000 Holdco common shares. Additionally, the stockholders of Cambridge prior to its initial public offering, including certain of its directors and officers (the “initial stockholders”), will retain 1,000,000 common shares of Holdco at the closing of the mergers (as well as 472,125 common shares acquired by the initial stockholders and EarlyBirdCapital, the representative of the underwriters in Cambridge’s initial public offering (“EarlyBirdCapital”), in a private placement that occurred simultaneously with the initial public offering of Cambridge), having agreed to cancel an aggregate of 1,012,500 of their shares of Cambridge common stock immediately prior to the consummation of the Cambridge merger. Each of Mr. Por Liu and the Cambridge initial stockholders will have the right to receive additional Holdco common shares (up to 2,000,000 additional shares for Mr. Por Liu in the aggregate and 1,012,500 additional shares for the Cambridge initial stockholders in the aggregate) if Holdco achieves certain EBITDA targets (the “earn out targets”), if Holdco achieves certain share price targets for a specified consecutive period (“share price targets”) or if Holdco undergoes a change of control, in each case, as defined and set forth in the merger agreement. It is anticipated that Cambridge stockholders (other than the Cambridge initial stockholders and EarlyBirdCapital) (the “Cambridge public stockholders”), the Cambridge initial stockholders and EarlyBirdCapital, and Mr. Por Liu, will hold approximately 52.5%, 9.6% and 37.9%, respectively, of the common shares of Holdco issued and outstanding immediately after consummation of the mergers, assuming that no Cambridge public stockholders exercise their conversion rights. If the earn out targets or share price targets are fully achieved or Holdco undergoes a change of control, the Cambridge public stockholders, the Cambridge initial stockholders and EarlyBirdCapital, and Mr. Por Liu would own 43.9%, 13.6% and 42.5%, respectively, of the issued and outstanding Holdco common shares, assuming that none of Cambridge’s public stockholders exercise their conversion rights in connection with the mergers.

Proposals to approve the merger agreement and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of stockholders of Cambridge scheduled to be held on April 14, 2015.

Cambridge’s units, common stock and warrants are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols CAMBU, CAMB and CAMBW, respectively. Holdco has applied for listing, to be effective at the time of the mergers, of its common shares and warrants on Nasdaq under the proposed symbols “PRKU” and “PRKUW”, respectively. It is a condition of the consummation of the mergers that Holdco receive confirmation from Nasdaq that the combined company meets the listing conditions of the exchange, but there can be no assurance such listing conditions will be met or that Holdco will obtain such confirmation from Nasdaq. If such listing conditions are not met or if such confirmation is not obtained, these transactions will not be consummated unless the Nasdaq condition set forth in the merger agreement is waived by the parties.

This proxy statement/prospectus provides you with detailed information about the mergers and other matters to be considered at the special meeting of Cambridge’s stockholders. We encourage you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 32 of this proxy statement/prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2015, and is first being mailed to Cambridge stockholders on or about                     , 2015.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Cambridge and Holdco, respectively, that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Cambridge or Holdco, without charge, by written request to Mr. Benjamin Gordon, Cambridge Capital Acquisition Corporation, 525 South Flagler Drive, Suite 201, West Palm Beach, Florida 33401, or by telephone request at (561) 932-1600; or Morrow & Co., LLC, Cambridge’s proxy solicitor, by calling (800) 662-5200 or email at camb.info@morrowco.com, or from the SEC through the SEC website at the address provided above.

In order for you to receive timely delivery of the documents in advance of the Special Meeting of Cambridge Stockholders to be held on April 14, 2015, you must request the information no later than five business days prior to the date of the Special Meeting, by April 7, 2015.

i

(continued)

(continued)

(continued)

(continued)

Page

Consolidated and Combined Statements of Profit or Loss and Other Comprehensive Income for the Nine Months Ended September 30, 2014 and September 30, 2013	185

Combined Statements of Profit or Loss and Other Comprehensive Income for the Years Ended December 31, 2013 and December 31, 2012	187

Liquidity and Capital Resources	189

Cash Flow Analysis	190

Capital Expenditures	192

Off-Balance Sheet Arrangements	193

Quantitative and Qualitative Disclosures About Market Risk	193

Critical Accounting Policies	193

MANAGEMENT OF HOLDCO FOLLOWING THE MERGERS	195

Independence of Directors	197

Board Leadership Structure and Role in Risk Oversight	197

Shareholders Agreement	198

Meetings and Committees of the Board of Directors	198

Audit Committee Information	198

Compensation Committee Information	199

EXECUTIVE COMPENSATION	200

Cambridge Executive Officer and Director Compensation	200

Parakou Executive Officer and Director Compensation	200

Federal Income Tax Consequences	209

New Plan Benefits	211

BENEFICIAL OWNERSHIP OF SECURITIES	212

Security Ownership of Certain Beneficial Owners and Management of Holdco	212

Security Ownership of Parakou	215

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	216

Cambridge	216

Parakou	218

Holdco	219

DESCRIPTION OF HOLDCO SECURITIES	221

General	221

Common Shares	221

Preferred Shares	221

Dividends	221

Holdco’s Transfer Agent	222

PRICE RANGE OF CAMBRIDGE SECURITIES AND DIVIDENDS	223

Market Price of Units, Common Stock and Warrants	223

Holders	223

v

(continued)

INDUSTRY DATA

The discussion contained under the heading “Industry and Market Conditions” has been reviewed by Fearnley Consultants AS (“Fearnleys”), an international maritime consultancy and research firm founded in 1975 with offices in Oslo, Norway and Sopot, Poland. Fearnleys has confirmed to us that they accurately describe in all material respects the international tanker market as of the date of this prospectus. The statistical and graphical information we use in this prospectus has been compiled by Fearnleys from its databases and other sources, including independent industry publications, government publications and other published independent sources. Fearnleys compiles and publishes data for the benefit of its clients. Its methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data do not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the market. We believe that the information provided by Fearnleys is accurate in all material respects. In connection therewith, Fearnleys has advised that certain information in Fearnleys’ database is derived from estimates or subjective judgements; the information in the databases of other shipping data collection agencies may differ from the information in Fearnleys’ database; and while Fearnleys has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures. Although data are taken from the most recently available published sources, these sources do revise figures and forecasts from time to time.

In addition, please see the “Glossary of Shipping Terms” included elsewhere in this proxy statement/prospectus.

SUMMARY OF THE MATERIAL TERMS OF THE MERGERS

The parties to the merger agreement are Cambridge Capital Acquisition Corporation (“Cambridge”), Cambridge Holdco, Inc., Cambridge’s wholly-owned subsidiary (“Holdco”), Cambridge Merger Sub, Inc., Holdco’s wholly-owned subsidiary (“Merger Sub”), Parakou Tankers, Inc. (“Parakou”) and Mr. Por Liu, who will be the sole securityholder of Parakou as of the closing date of the mergers. Pursuant to the merger agreement, (1) Cambridge will merge with and into Holdco, with Holdco surviving as the public company (the “Cambridge merger”), and (2) Merger Sub will merge with and into Parakou, with Parakou surviving and becoming the wholly-owned subsidiary of Holdco (the “Parakou merger” and together with the Cambridge merger, the “mergers”). See the section entitled “The Merger Proposal.”

Parakou is a fully integrated industrial shipping company engaged in the seaborne transportation of liquid petroleum products that owns and operates a fleet of modern medium range (“MR”) product tankers. See the section entitled “Business of Parakou.”

Under the merger agreement, upon the consummation of the Cambridge merger: (1) each share of Cambridge common stock will be exchanged for one common share of Holdco, except that Cambridge public stockholders, who own shares of Cambridge’s common stock sold in its initial public offering (“public shares”), shall be entitled to elect instead to receive a pro rata portion of Cambridge’s trust account, as provided in Cambridge’s charter documents; (2) each Cambridge warrant, which currently entitles the holder to purchase one share of Cambridge common stock at a price of $11.50, will remain outstanding following the Cambridge merger but will be deemed to be converted into one Holdco warrant to purchase the same number of Holdco common shares on the same terms and conditions as the existing warrants; and (3) each purchase option of Cambridge, which currently entitles the holder to purchase one unit of Cambridge, comprised of one share of Cambridge common stock and one Cambridge warrant, for $10.00 per unit, will remain outstanding following the Cambridge merger but will be deemed to be converted into an option to purchase one unit of Holdco on the same terms and conditions as the existing purchase options.

Under the merger agreement, upon consummation of the Parakou merger, Mr. Por Liu, who will be the sole securityholder of Parakou as of the closing date of the mergers, will receive 5,800,000 common shares of Holdco in exchange for all of his shares in Parakou. Additionally, Cambridge’s initial stockholders, including certain of its directors and officers, will retain 1,000,000 common shares of Holdco at the closing of the mergers (as well as 472,125 common shares acquired in a private placement that occurred simultaneously with the initial public offering of Cambridge), having agreed to cancel an aggregate of 1,012,500 of their shares of Cambridge common stock immediately prior to the consummation of the Cambridge merger. Each of Mr. Por Liu and the Cambridge initial stockholders will have the right to receive additional Holdco common shares (up to 2,000,000 additional shares for Mr. Por Liu in the aggregate and 1,012,500 additional shares for the Cambridge initial stockholders in the aggregate) if Holdco achieves certain EBITDA (as defined in the merger agreement) targets, if Holdco achieves certain share price targets for a specified consecutive period or Holdco undergoes a change of control (as defined in the merger agreement), in each case, as set forth in the merger agreement.

In addition to voting on the mergers, the stockholders of Cambridge will vote on the corporate charter proposal to approve the following material differences between the amended and restated articles of incorporation and the amended and restated bylaws of Holdco and Cambridge’s current amended and restated certificate of incorporation and bylaws: (i) the name of the new public entity will be “Parakou Tankers, Inc.” as opposed to “Cambridge Capital Acquisition Corporation”; (ii) Holdco will have 100,000,000 authorized common shares and 1,000,000 authorized preferred shares, as opposed to Cambridge, which has 40,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; (iii) Holdco’s corporate existence will be perpetual as opposed to Cambridge’s corporate existence, which terminates if a business combination is not consummated by Cambridge within a specified period of time; and (iv) Holdco’s amended and restated articles will not include the various provisions applicable only to special purpose acquisition corporations that Cambridge’s amended and restated certificate of incorporation contain. See the section entitled “The Corporate Charter Proposal.”

The stockholders of Cambridge are also being asked to vote upon a proposal to approve a provision of the amended and restated articles of incorporation of Holdco which will require a vote of two-thirds of the shareholders to amend its classified board structure, whereas Cambridge’s current amended and restated certificate of incorporation requires a simple majority vote. See the section entitled “The Classified Board Proposal.”

Cambridge’s stockholders are also being asked to consider and vote upon a proposal to approve the adoption of the 2014 Equity and Incentive Compensation Plan. See the section entitled “The Incentive Compensation Plan Proposal.”

In addition to the foregoing proposals, the stockholders may also be asked to consider and vote upon a proposal to adjourn the meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, Cambridge would not have been authorized to consummate the mergers. See the section entitled “The Adjournment Proposal.”

The merger agreement provides that either Cambridge or Parakou may terminate the agreement if the mergers are not consummated by May 21, 2015. Additionally, the mergers will not be consummated if Cambridge’s public stockholders do not approve the mergers or holders of more than 7,536,766 (as of December 31, 2014) of Cambridge’s public shares validly exercise their conversion rights. The agreement also provides that Parakou may terminate the agreement if the Cambridge board changes its recommendation that Cambridge’s stockholders vote in favor of the merger proposal or if immediately prior to the consummation of the transactions contemplated by the merger agreement, Cambridge does not have cash on hand of $50,000,000 after giving effect to payment of amounts that Cambridge will be required to pay to converting stockholders upon consummation of the Cambridge merger (this termination right would be triggered if holders of more than 3,083,188 of Cambridge’s public shares validly exercise their conversion rights). Additionally, the merger agreement may be terminated, among other reasons, by either Cambridge or Parakou upon material breach of the other party or if, at any time prior to the closing date, Holdco would, as a result of any adoption , implementation, promulgation, repeal, modification, amendment or change of any applicable law prior to the closing date, be treated as a domestic corporation for US. federal income tax purposes as of or after the closing date. See the section entitled “The Merger Agreement — Termination.”

After the mergers, the directors of Holdco will be Mr. Por Liu, Mr. Yang Jian Guo, Mr. Bruce A. Chan, Mr. Jiusu Zhao and Mr. John J. Fitzgerald, who were nominated by Parakou and Mr. Mitchell I. Gordon and Mr. Derek Zissman, who were nominated by Cambridge. Messrs. Por Liu and Yang Jian Guo are currently the Chief Executive Officer and Chief Operating Officer, respectively, of Parakou. Mr. Mitchell I. Gordon is currently the President and Chief Financial Officer of Cambridge. Mr. Gordon did not receive and will not receive any compensation as an executive officer of Cambridge. See the section entitled “Management of Holdco Following the Mergers.”

Pursuant to the terms of the Shareholders Agreement entered into by Holdco, Mr. Por Liu and Benjamin Gordon, Chief Executive Officer of Cambridge: (i) Mr. Por Liu will have the right to designate for nomination to the Holdco board: (A) three individuals if Mr. Por Liu owns 35% or more of the issued and outstanding common shares of Holdco, (B) two individuals if Mr. Por Liu owns less than 35% but 20% or more of the issued and outstanding common shares of Holdco and (C) one individual if Mr. Por Liu owns less than 20% but 10% or more of the issued and outstanding common shares of Holdco; and (ii) at the first meeting of shareholders of Holdco after the consummation of the mergers at which directors are elected to the board, if there is a vacancy on the board or the board determines not to recommend for election to the board a director who has been on its board, Mr. Gordon will have the right to designate one individual for nomination to the Holdco board.

Upon completion of the mergers, the current executive officers of Parakou will remain executive officers of Parakou and will become executive officers of Holdco, holding the equivalent management positions as those held with Parakou. These officers are Messrs. Por Liu, Chief Executive Officer, Gregory McGrath, Chief

Financial Officer, Peter S. Bell, Chief Commercial Officer and Yang Jian Guo, Chief Operating Officer. Each of these persons is currently an executive officer of Parakou. See the section entitled “Management of Holdco Following the Mergers.”

Mr. Por Liu and the Cambridge initial stockholders will not be able to sell any of the common shares of Holdco that they receive as a result of the mergers (subject to limited exceptions) until (A) with respect to 50% of such shares, the earlier of (i) the date on which the closing price of the Holdco common shares exceeds $13.00 per share for any 20 trading days within a 30-trading day period following the consummation of the mergers and (ii) one year after the consummation of the mergers, (B) with respect to the remaining 50% of such shares, one year after the consummation of the mergers or (C) earlier, in either case, if subsequent to the mergers, Holdco consummates a subsequent liquidation, merger, stock exchange or similar transaction which results in all of its stockholders having the right to exchange their common shares for cash, securities or other property. Mr. Por Liu and the Cambridge initial stockholders will be required to enter into a lock-up agreement to such effect as a condition to exchanging their capital stock of Parakou for the merger consideration, respectively. These lock-up provisions are substantively identical to the restrictions on transfer imposed on the holders of Cambridge’s common stock prior to its initial public offering (the “initial stockholders”) and may be waived only with the consent of disinterested members of the board of directors of Holdco. Holdco will enter into a registration rights agreement at the closing of the mergers with Mr. Por Liu and the Cambridge initial stockholders. Under the registration rights agreement, Mr. Por Liu and the Cambridge initial stockholders will have certain “demand” and “piggyback” registration rights under the Securities Act of 1933, as amended (“Securities Act”), with respect to the resale of Holdco common shares issued and to be issued to him in the Parakou merger. Notwithstanding such registration rights, the sale restrictions described above shall remain in effect until their expiration. See the section entitled “The Merger Proposal — Sale Restriction; Resale Registration.”

Holdco will have the right under the merger agreement during the twelve months following the Parakou merger to assert claims for indemnification losses resulting from breaches of certain representations and warranties regarding Parakou’s ownership of the vessels and its organization, qualification and authority and a specified litigation matter (the “Indemnifiable Matters”). Holdco’s damages for (a) breaches of such representations and warranties are limited to the amount of losses equal to the percent of Holdco common shares not owned by Mr. Por Liu and are further subject to a $500,000 deductible and (b) losses relating to such litigation matter are limited to the amount of losses equal to the percent of Holdco common shares not owned by Mr. Por Liu and are further subject to a $900,000 deductible, in which event the amount payable shall be the amount in excess of the applicable deductible. Indemnifiable losses resulting from any single claim for an Indemnifiable Matter must be in excess of $50,000. Holdco will pay for Mr. Por Liu’s out-of-pocket costs and expenses incurred in connection with the defense of any alleged Indemnifiable Matter including attorney’s fees, unless a court of competent jurisdiction determines that Mr. Por Liu is liable for such Indemnifiable Matter. Also, the aggregate liability of Mr. Por Liu for damages is limited to the cash value as of the closing date of 290,000 Holdco common shares, or 5% of the shares Mr. Por Liu receives upon consummation of the Parakou merger. Based on a closing price of Cambridge common stock of $9.95 per share on March 17, 2015, Holdco’s aggregate post-closing right to indemnification from Mr. Por Liu would be limited to $2,885,500. Other than with respect to actual fraud or intentional or willful misrepresentation or omission, Holdco’s rights to indemnification will be its sole remedy with respect to any and all claims for money damages arising out of or relating to the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q. Why am I receiving this proxy statement/prospectus?

A.     Cambridge and Parakou have agreed to a business combination under the terms of the Business Combination Agreement dated as of December 1, 2014, that is described in this proxy statement/prospectus. This agreement is referred to as the “merger agreement.” A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A, and Cambridge encourages its stockholders to read it in its entirety. Cambridge’s stockholders are being asked to consider and vote upon a proposal to adopt the merger agreement, which, among other things, provides for the mergers of (a) Cambridge with and into Holdco, with Holdco surviving the merger, which we call the “Cambridge merger,” and (b) Merger Sub with and into Parakou, with Parakou surviving the merger and becoming the wholly-owned subsidiary of Holdco, which we call the “Parakou merger,” and to approve the mergers contemplated by the merger agreement.

In addition to voting on the mergers, the stockholders of Cambridge will vote on a proposal to approve the following material differences between the amended and restated articles of incorporation and amended and restated bylaws of Holdco and Cambridge’s current amended and restated certificate of incorporation and bylaws: (i) the name of the new public entity will be “Parakou Tankers, Inc.” as opposed to “Cambridge Capital Acquisition Corporation”; (ii) Holdco will have 100,000,000 authorized common shares and 1,000,000 authorized preferred shares, as opposed to Cambridge which has 40,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; (iii) Holdco’s corporate existence will be perpetual as opposed to Cambridge’s corporate existence, which terminates if a business combination is not consummated by Cambridge within a specified period of time; and (iv) Holdco’s amended and restated articles will not include the various provisions applicable only to special purpose acquisition corporations that Cambridge’s amended and restated certificate of incorporation contains. See the section entitled “The Corporate Charter Proposal.”

The stockholders of Cambridge are also being asked to vote upon a proposal to approve a provision of the amended and restated articles of incorporation of Holdco which will require a vote of two-thirds of the shareholders to amend its classified board structure, whereas Cambridge’s current amended and restated certificate of incorporation requires a simple majority vote. See the section entitled “The Classified Board Proposal.”

Under the merger agreement, the approval of the classified board proposal is not a condition to the consummation of the mergers.

Cambridge’s stockholders are also being asked to consider and vote upon a proposal to approve the adoption of the 2014 Equity and Incentive Compensation Plan. See the section entitled “The Incentive Compensation Plan Proposal.”

In addition to the foregoing proposals, the stockholders may also be asked to consider and vote upon a proposal to adjourn the meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, Cambridge would not have been authorized to consummate the mergers. See the section entitled “The Adjournment Proposal.”

Cambridge will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed mergers and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q. I am a Cambridge warrant holder. Why am I receiving this proxy statement/prospectus?

A.     As a holder of Cambridge warrants, each of your warrants will remain outstanding following the Cambridge merger but will be deemed converted into one Holdco warrant to purchase the same number of Holdco common shares on the same terms and conditions as the existing warrants. This proxy statement/prospectus includes important information about Holdco and the business of Holdco and its subsidiaries following consummation of the mergers. Since holders of Cambridge warrants will become holders of Holdco warrants upon consummation of the mergers, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q. Why is Cambridge proposing the merger?	A. Cambridge was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

Cambridge completed its initial public offering of units, with each unit consisting of one share of its common stock and one warrant to purchase one share of its common stock upon the consummation of a business combination, on December 23, 2013, and closed on the sale of the units subject to overallotment on December 30, 2013, raising total gross proceeds of approximately $80,500,000. Since the initial public offering, Cambridge’s activity has been limited to the evaluation of business combination candidates.

Parakou is a fully integrated industrial shipping company that owns and operates a fleet of modern MR product tankers. Based on its due diligence investigations of Parakou and the industry in which it operates, including the financial and other information provided by Parakou in the course of their negotiations, Cambridge believes that a business combination with Parakou will provide Cambridge stockholders with an opportunity to participate in a company with significant growth potential. However, there is no assurance of this. See the section entitled “The Merger Proposal — Cambridge’s Board of Directors’ Reasons for Approval of the Mergers.”

Q. What material negative factors did Cambridge’s board of directors consider in connection with the mergers?

A.     Although the Cambridge board of directors believes that a business combination with Parakou will provide Cambridge stockholders with an opportunity to participate in a company with significant growth potential, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors include Parakou’s current customer concentration, the risk to Parakou’s business of slowing economic growth in China and the risks associated with Parakou’s strategy of growth through acquisitions. These factors are discussed in greater detail in the section entitled “The Merger Proposal — Cambridge’s Board of Director’s Reasons for Approval of the Mergers,” as well as in the sections entitled “Risk Factors — Risks Related to Parakou’s Industry” and “Risk Factors — Risks Related to Parakou’s Business.”

Q. Do I have conversion rights?

A.     If you are a holder of public shares, you have the right to demand that Cambridge convert such shares into cash provided that you vote either for or against the merger proposal. We sometimes refer to these rights to demand conversion of the public shares into a pro rata portion of the cash held in Cambridge’s trust account as “conversion rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such person or any other person with whom such person is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a given Cambridge public stockholder will not be converted to cash.

Under Cambridge’s amended and restated certificate of incorporation, the mergers may only be consummated if holders of no more than 7,536,766 (as of December 31, 2014) of the public shares properly demand conversion of their shares into cash. However, Parakou may terminate the merger agreement if, immediately prior to the mergers, Cambridge does not have cash on hand of at least $50,000,000 after giving effect to payment of amounts that Cambridge will be required to pay to converting stockholders upon consummation of the mergers. Throughout this proxy statement/prospectus (except in the consolidated financial statements of Cambridge), when referring to the limit upon the number of public shares that may be converted, we refer to this latter limit under the merger agreement.

Q. How do I exercise my conversion rights?

A.     If you are a holder of public shares and wish to exercise your conversion rights, you must (i) check the box on the proxy card to elect conversion, (ii) check the box on the proxy card marked “Shareholder Certification,” (iii) affirmatively vote either for or against the merger proposal and, (iv) prior to 5:00 p.m., Eastern Time at least two business days prior to the vote at the meeting, (x) submit a written request to our transfer agent that we convert your public shares for cash, and (y) deliver your stock to our transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?” below. Any holder of public shares voting for or against the merger proposal will be entitled to demand that his shares be converted for a full pro rata portion of the amount then in the trust account (which was $81,339,095, or $10.10 per share, as of

December 31, 2014). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the mergers. There are currently no owed but unpaid income taxes on the funds in the trust account. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of Cambridge’s public stockholders exercising conversion rights, regardless of whether such holders vote for or against the merger proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the merger proposal will have no impact on the amount you will receive upon exercise of your conversion rights.

If you are a holder of public shares, you may demand conversion rights either by checking the box on the proxy card or by submitting your request in writing to Benjamin Gordon, Cambridge’s secretary, at the address listed at the end of this section. If you (i) initially do not vote with respect to the merger proposal but then wish to vote for or against it, or (ii) wish to exercise your conversion rights but initially do not check the box on the proxy card providing for the exercise of your conversion rights and do not send a written request to Cambridge to exercise your conversion rights, you may request Cambridge to send you another proxy card on which you may indicate your intended vote or your intention to exercise your conversion rights. You may make such request by contacting Cambridge at the phone number or address listed at the end of this section.

Any request for conversion, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the merger proposal at the special meeting. If you deliver your shares for conversion to Cambridge’s transfer agent and later decide prior to the special meeting not to elect conversion, you may request that Cambridge’s transfer agent return the shares (physically or electronically). You may make such request by contacting Cambridge’s transfer agent at the phone number or address listed at the end of this section.

Any corrected or changed proxy card or written demand of conversion rights must be received by Cambridge’s secretary prior to the vote taken on the merger proposal at the special meeting. No demand for conversion will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent at least two business days prior to the vote at the meeting.

If a holder of public shares votes for or against the merger proposal, demand is properly made and the stock is delivered as described above, then, if the mergers are consummated, Cambridge will convert these shares into a pro rata portion of funds deposited in the trust account. If you exercise your conversion rights, then you will be exchanging your shares of Cambridge common stock for cash and will not be entitled to Holdco common shares upon consummation of the mergers.

If you are a holder of public shares and you exercise your conversion rights, it will not result in the loss of any Cambridge warrants that you may hold. Your warrants will be automatically converted into one warrant of Holdco upon consummation of the mergers.

Q. Do I have appraisal rights if I object to the proposed mergers?	A. No. Neither Cambridge stockholders nor Cambridge warrantholders have appraisal rights in connection with the mergers under the General Corporation Law of the State of Delaware (“DGCL”).

Q. What happens to the funds deposited in the trust account after consummation of the mergers?

A.     The net proceeds of Cambridge’s initial public offering, together with the net proceeds raised from the private sale of units simultaneously with the consummation of the initial public offering, for a total of $81,305,000, were placed in the trust account immediately following the initial public offering. After consummation of the mergers and after payment to converting stockholders, the funds in the trust account will be released to Holdco and used by Holdco to pay expenses incurred in connection with the business combination with Parakou, and for working capital and general corporate purposes, including funding for organic growth and potential acquisitions. Such expenses include a fee to EarlyBirdCapital of approximately $1,690,500 for acting as its investment banker in connection with the business combination, a fee to Cowen and Company, LLC of at least $800,000 for assisting Cambridge in connection with Cambridge investors, a fee of at least $500,000 to Morpheus Securities LLC for introducing Cambridge to Parakou and for assistance in the negotiating process, and certain other fees to Cambridge’s and Parakou’s advisors.

Q. What happens if a substantial number of the Cambridge public stockholders vote in favor of the merger proposal and exercise their conversion rights?

Unlike other blank check companies which require public stockholders to vote against a business combination in order to exercise their conversion rights, Cambridge’s public stockholders may vote in favor of the business combination and exercise their conversion rights. Accordingly, the mergers may be consummated even though the funds available from the trust account and the number of Cambridge public stockholders are substantially reduced as a result of conversions by Cambridge public stockholders. However, Parakou may terminate the merger agreement if, immediately prior to the mergers, Cambridge does not have cash on hand of at least $50,000,000 after giving effect to payment of amounts that Cambridge will be required to pay to converting stockholders upon consummation of the mergers. Also, with fewer public shares and public stockholders, the trading market for Holdco’s common shares may be less liquid than the market for Cambridge’s shares of common stock was prior to the mergers and Holdco may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the trust account, the working capital infusion from the trust account into Parakou’s business will be reduced.

Q. What happens if the mergers are not consummated?

A.     If the mergers are not consummated by May 21, 2015, either party may terminate the merger agreement. Cambridge would then have until June 23, 2015 (or December 30, 2015 if certain conditions are met) to consummate a different business combination. If Cambridge does not complete the business combination with Parakou for any reason, Cambridge will commence a search for a new target business with which to consummate a business combination. If Cambridge is unable to consummate the mergers by December 30, 2015 or a different business combination by June 23, 2015 (or December 30, 2015 if certain conditions are met), Cambridge must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the trust account.

Q. When do you expect the mergers to be completed?

A.     It is currently anticipated that the mergers will be consummated promptly following the Cambridge special meeting which is set for April 14, 2015; however, such meeting could be adjourned, as described above. For a description of the conditions for the completion of the mergers, see the section entitled “The Merger Agreement — Conditions to the Closing of the Mergers.”

Q. What do I need to do now?

A.     Cambridge urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the mergers will affect you as a stockholder and/or warrantholder of Cambridge. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q. How do I vote?

A.     If you are a holder of record of Cambridge common stock on the record date, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q. May I change my vote after I have mailed my signed proxy card?

A.     Yes. Stockholders may send a later-dated, signed proxy card to Cambridge’s secretary at the address set forth below so that it is received by Cambridge’s secretary prior to the vote at the special meeting or attend the special meeting in person and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Cambridge’s secretary, which must be received by Cambridge’s secretary prior to the vote at the special meeting.

Q. What happens if I fail to take any action with respect to the meeting?

A.     If you fail to take any action with respect to the meeting and the mergers are approved by stockholders and consummated, you will become a shareholder of Holdco. As a corollary, failure to vote either for or against the merger proposal means you will not have any right in connection with the Parakou merger to exchange your shares for a pro rata share of the funds held in Cambridge’s trust account. If you fail to take any action with respect to the meeting and the mergers are not approved, you will continue to be a stockholder and/or warrantholder of Cambridge.

Q. What should I do with my stock and/or warrant certificates?

A.     Cambridge warrantholders and those stockholders who do not elect to have their Cambridge shares converted into the pro rata share of the trust account should not submit their certificates now. After the consummation of the Cambridge merger, Holdco’s transfer agent will send instructions to Cambridge securityholders regarding the exchange of their Cambridge securities for Holdco securities. Cambridge stockholders who exercise their conversion rights must deliver their stock certificates to Cambridge’s transfer agent (either physically or electronically) at least two business days prior to the vote at the special meeting.

Q. What should I do if I receive more than one set of voting materials?

A.     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Cambridge shares.

Q. Who can help answer my questions?	A. If you have questions about the mergers or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Mr. Mitchell I. Gordon Cambridge Capital Acquisition Corporation 525 South Flagler Drive, Suite 201 West Palm Beach, FL 33401 Tel: (212) 557-9300

or Morrow & Co., LLC 470 West Avenue Stamford, CT 06902 Tel: (800) 662-5200 E-mail: camb.info@morrowco.com

You may also obtain additional information about Cambridge from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek conversion of your shares, you will need to deliver your stock (either physically or electronically) to Cambridge’s transfer agent at the address below at least two business days prior to the vote at the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind Continental Stock Transfer & Trust Company 17 Battery Place New York, New York 10004 E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the mergers, you should read this entire document carefully, including the merger agreement attached as Annex A to this proxy statement/prospectus. The merger agreement is the legal document that governs the mergers and the other transactions that will be undertaken in connection with the mergers. It is also described in detail in this proxy statement/prospectus in the section entitled “The Merger Agreement.”

The Parties

Cambridge

Cambridge is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Cambridge was incorporated under the laws of Delaware on October 1, 2013.

On December 23, 2013, Cambridge closed its initial public offering of 7,000,000 units, with each unit consisting of one share of its common stock and one warrant to acquire one share of its common stock upon consummation of an initial business combination. On December 30, 2013, Cambridge consummated the sale of an additional 1,050,000 units which were subject to an over-allotment option granted to the underwriters of its initial public offering. The units from the initial public offering (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $80,500,000. Simultaneously with the consummation of the initial public offering and the exercise of the underwriters’ over-allotment option, Cambridge consummated the private sale of 472,125 units to its initial stockholders and EarlyBirdCapital and its designees, in each case at $10.00 per unit for an aggregate purchase price of $4,721,250. The net proceeds from the initial public offering, together with the net proceeds from the private sale of units totaled $82,097,475. Of that, a total of $81,305,000 was deposited into the trust account and the remaining proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The initial public offering was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-191868) that became effective on December 17, 2013. As of December 31, 2014, there was approximately $81,339,095 held in the trust account.

After consummation of the mergers, the funds in the trust account will be released to Holdco and used by Holdco to pay holders of the public shares who exercise conversion rights, to pay expenses incurred in connection with the business combination with Parakou, and for working capital and general corporate purposes, including funding for organic growth and growth through acquisitions. Such expenses include a fee to EarlyBirdCapital of approximately $1,690,500 for acting as its investment banker in connection with the business combination, a fee to Cowen and Company, LLC of at least $800,000 for assisting Cambridge in connection with Cambridge investors, a fee of at least $500,000 to Morpheus Securities LLC for introducing Cambridge to Parakou and for assistance in the negotiating process, and fees to Cambridge’s and Parakou’s advisors.

Cambridge units, common stock and warrants are listed on Nasdaq under the symbols CAMBU, CAMB, and CAMBW, respectively.

The mailing address of Cambridge’s principal executive office is 525 South Flagler Drive, Suite 201, West Palm Beach, FL 33401. Its telephone number is (561) 932-1600. After the consummation of the mergers, it will cease to exist.

Holdco

Holdco is a wholly-owned subsidiary of Cambridge formed solely for the purpose of effectuating the Cambridge merger described herein. Holdco was incorporated under the laws of the Marshall Islands on October 23, 2014. Holdco owns no material assets and does not operate any business.

The mailing address of Holdco’s principal executive office is 525 South Flagler Drive, Suite 201, West Palm Beach, FL 33401. Its telephone number is (561) 932-1600. After the consummation of the mergers, its principal executive office will be that of Parakou, located at 9 Temasek Boulevard, #32-01 Suntec Tower 2, Singapore 038989 and its telephone number will be (65) 65368838 and its registered office will be located at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Holdco formed solely for the purpose of effecting the Parakou merger with Parakou described herein. Merger Sub was incorporated under the laws of the Marshall Islands on October 23, 2014. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is 525 South Flagler Drive, Suite 201, West Palm Beach, FL 33401. Its telephone number is (561) 932-1600. After the consummation of the mergers, it will cease to exist.

Parakou

Parakou is a fully integrated industrial shipping company that owns and operates a fleet of modern MR product tankers. As of the date of this proxy statement/prospectus, Parakou’s fleet consists of eight 51,000 deadweight ton (“dwt”) MR product tankers, which were transferred in July 2014 from Parakou (International) Limited (“PIL”) a Hong-Kong based shipping firm founded in 1985. Seven of Parakou’s existing vessels are employed under time-charter contracts with terms generally between three and five years and an average remaining charter, as of the date of this proxy statement/prospectus, of 1.3 years. The time-charter contract for the remaining vessel expired in February 2015 and it has since been employed in the Spot Market. Parakou was incorporated under the laws of the Marshall Islands in January 2014 and is headquartered in Singapore.

The mailing address of Parakou’s principal executive office is 9 Temasek Boulevard, #32-01 Suntec Tower 2, Singapore 038989 and its telephone number is (65) 65368838 and its registered office will be located at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

Emerging Growth Company

Each of Cambridge, Holdco and Parakou is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). It is anticipated that after the consummation of the mergers, Holdco will continue to be an “emerging growth company.” As emerging growth companies, Cambridge, Holdco and Parakou are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Holdco and Parakou have irrevocably opted not to take advantage of such extended transition period, and will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Holdco could remain an emerging growth company until the last day of Holdco’s fiscal year following December 24, 2018 (the fifth anniversary of the consummation of its successor’s initial public offering). However, if Holdco’s non-convertible debt issued within a three-year period or its total revenues exceed $1 billion or the market value of its shares of common stock that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, Holdco would cease to be an emerging growth company as of the following fiscal year.

The Merger Proposal

The merger agreement provides for a business combination transaction by means of the mergers of (i) Cambridge with and into Holdco, with Holdco surviving and becoming the public company, which will then be renamed “Parakou Tankers, Inc.,” and (ii) Merger Sub with and into Parakou, with Parakou surviving and becoming a wholly-owned subsidiary of Holdco. The Cambridge merger and the Parakou merger are intended to be consummated at the same time. However, from a practical perspective, the merger documentation required to be filed with respect to the Cambridge merger will be filed immediately prior to the merger documentation required to be filed with respect to the Parakou merger.

Under the merger agreement, Mr. Por Liu, who will be the sole securityholder of Parakou as of the closing date of the mergers, will receive 5,800,000 common shares of Holdco in exchange for all of the common shares of Parakou common stock. Additionally, Cambridge’s initial stockholders, including certain of its directors and officers, will retain 1,000,000 common shares of Holdco at the closing of the mergers (as well as 472,125 common shares acquired in a private placement that occurred simultaneously with the initial public offering of Cambridge), having agreed to cancel an aggregate of 1,012,500 of their shares of Cambridge common stock immediately prior to the consummation of the Cambridge merger. Each of Mr. Por Liu and the Cambridge initial stockholders will have the right to receive additional Holdco common shares (up to 2,000,000 additional shares for Mr. Por Liu in the aggregate and 1,012,500 additional shares for the Cambridge initial stockholders in the aggregate) if Holdco achieves certain EBITDA (as defined in the merger agreement) targets, if Holdco achieves certain share price targets for a specified consecutive period or Holdco undergoes a change of control (as defined in the merger agreement), in each case, as set forth in the merger agreement.

Mr. Por Liu and the Cambridge initial stockholders will not be able to sell any of the common shares of Holdco that they receive as a result of the mergers (subject to limited exceptions) until (A) with respect to 50% of such shares, the earlier of (i) the date on which the closing price of the Holdco common shares exceeds $13.00 per share for any 20 trading days within a 30-trading day period following the consummation of the mergers and (ii) one year after the consummation of the acquisition or (B) with respect to the remaining 50% of such shares, one year after the consummation of the mergers. The foregoing restrictions will not apply if, subsequent to the mergers, Holdco consummates a subsequent liquidation, merger, stock exchange or similar transaction which results in all of its stockholders having the right to exchange their common shares for cash, securities or other property. Mr. Por Liu and the Cambridge initial stockholders will be required to enter into a lock-up agreement to such effect as a condition to exchanging their respective capital stock of Parakou or Cambridge for the Holdco common shares in connection with the applicable merger.

See the section entitled “The Merger Proposal — Structure of the Transaction” for the more information.

Cambridge and Parakou plan to complete the mergers promptly after the Cambridge special meeting, provided that:

•	Cambridge’s stockholders have approved the merger proposal, the corporate charter proposal and the incentive compensation plan proposal;

•	holders of no more than 7,536,766 (as of December 31, 2014) of Cambridge’s public shares have exercised their conversion rights;

•	Holdco has received confirmation from Nasdaq that it meets all the requirements for listing on such; and

•	the other conditions specified in the merger agreement (including that Cambridge have cash on hand of $50,000,000 after giving effect to payment of amounts that Cambridge will be required to pay to converting stockholders upon consummation of the Cambridge merger) have been satisfied or waived.

After consideration of the factors identified and discussed in the section entitled “The Merger Proposal — Cambridge’s Board of Directors’ Reasons for Approval of the Mergers,” Cambridge’s board of directors concluded that the mergers met all of the requirements disclosed in the prospectus for its initial public offering, including that the business of Parakou had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the merger agreement.

As a result of, and immediately after the closing of the mergers, assuming that no stockholders of Cambridge elect to convert their public shares into cash in connection with the Cambridge merger as permitted by Cambridge’s amended and restated certificate of incorporation, it is anticipated that Cambridge public stockholders, the Cambridge initial stockholders and EarlyBirdCapital, and Mr. Por Liu, will hold approximately 52.5%, 9.6% and 37.9%, respectively, of the common shares of Holdco issued and outstanding immediately after consummation of the mergers, assuming that no Cambridge public stockholders exercise their conversion rights. If the earn out targets or share price targets are fully achieved or Holdco undergoes a change of control, the Cambridge public stockholders, the Cambridge initial stockholders and EarlyBirdCapital, and Mr. Por Liu would own 43.9%, 13.6% and 42.5%, respectively, of the issued and outstanding Holdco common shares, assuming that none of Cambridge’s stockholders exercise their conversion rights in connection with the mergers. None of the foregoing calculations assume the issuance and/or exercise of any stock options.

If the merger proposal is not approved by Cambridge’s stockholders at the special meeting, none of the corporate charter proposal, the classified board proposal, nor the incentive compensation plan proposal will be presented at the special meeting for a vote. However, in that case, the Cambridge board of directors may submit the adjournment proposal for a vote.

Opinion of Financial Advisor to the Board of Directors of Cambridge

Cambridge engaged SC&H Capital (“SC&H”) to render an opinion, as of November 30, 2014, as to (i) the fairness, from a financial point of view, to Cambridge of the merger consideration to be paid by Cambridge in the Parakou merger pursuant to the merger agreement and (ii) whether Parakou had a fair market value equal to at least 80% of the balance of funds in the trust account. SC&H is an investment banking firm that regularly is engaged in the evaluation of businesses and their securities in connection with acquisitions, corporate restructuring, private placements and for other purposes. Cambridge’s board of directors decided to use the services of SC&H because it is a nationally recognized investment banking firm that has experience in similar matters.

SC&H rendered its oral opinion to Cambridge’s board of directors on November 30, 2014 (which was subsequently confirmed in writing by delivery of SC&H’s written opinion dated the same date) that, as of November 30, 2014, (i) the merger consideration to be paid by Cambridge in the Parakou merger pursuant to the merger agreement was fair, from a financial point of view, to Cambridge and that (ii) Parakou had a fair market value equal to at least 80% of the balance of funds in the trust account.

The amount of the consideration to be paid by Cambridge to Parakou’s securityholder was determined pursuant to negotiations between Cambridge and Parakou and not pursuant to recommendations of SC&H.

The opinion was provided for the use and benefit of the Cambridge board of directors in connection with its consideration of the mergers and only addressed (i) the fairness, from a financial point of view, to Cambridge of the merger consideration to be paid by Cambridge in the Parakou merger pursuant to the merger agreement and (ii) whether Parakou had a fair market value equal to at least 80% of the balance of funds in the trust account, in each case as of the date of the opinion, and did not address any other aspect or implication of the merger. The summary of SC&H’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex C to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SC&H in preparing its opinion. However, neither SC&H’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed mergers.

The Corporate Charter Proposal

In addition to voting on the mergers, the stockholders of Cambridge will vote on a proposal to approve the following material differences between the amended and restated articles of incorporation and amended and restated bylaws of Holdco and Cambridge’s current amended and restated certificate of incorporation and bylaws: (i) the name of the new public entity will be “Parakou Tankers, Inc.” as opposed to “Cambridge Capital Acquisition Corporation”; (ii) Holdco will have 100,000,000 authorized common shares and 1,000,000 authorized preferred shares, as opposed to Cambridge which has 40,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; (iii) Holdco’s corporate existence will be perpetual as opposed to Cambridge’s corporate existence which terminates if a business combination is not consummated by Cambridge within a specified period of time; and (iv) Holdco’s amended and restated articles of incorporation will not include the various provisions applicable only to special purpose acquisition corporations that Cambridge’s amended and restated certificate of incorporation contains. See the section entitled “The Corporate Charter Proposal.”

The Classified Board Proposal

The stockholders of Cambridge are also being asked to vote upon a proposal to approve a provision of the amended and restated articles of incorporation of Holdco which will require a vote of two-thirds of the shareholders to amend its classified board structure, whereas Cambridge’s current amended and restated certificate of incorporation requires a simple majority vote. See the section entitled “The Classified Board Proposal.”

The Incentive Compensation Plan Proposal

The proposed 2014 Equity and Incentive Compensation Plan will reserve up to 1,500,000 Holdco common shares for issuance in accordance with the plan’s terms. The purpose of the 2014 Equity and Incentive Compensation Plan is to assist in attracting and retaining directors, officers, and other key executives and employees of Holdco and its subsidiaries and to provide to such persons incentives and rewards for performance and promoting the creation of long-term value for stockholders of Holdco by closely aligning the interests of such individuals with those of such shareholders. The 2014 Equity and Incentive Compensation Plan authorizes the award of share-based incentives and cash incentives to encourage directors, officers, and other key executives and employees, as described below, to expend maximum effort in the creation of shareholder value. The plan is attached as Annex F to this proxy statement/prospectus. You are encouraged to read the 2014 Equity and Incentive Compensation Plan in its entirety. See the section entitled “The Incentive Compensation Plan Proposal.”

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the special meeting to authorize Cambridge to consummate the mergers (because the merger proposal is not approved or more than 7,536,766 (as of December 31, 2014) of the holders of the public shares properly elect to convert their public shares into cash), Cambridge’s board of directors may submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies. See the section entitled “The Adjournment Proposal.”

Cambridge Initial Stockholders

As of March 4, 2015, the record date for the Cambridge special meeting, Cambridge’s initial stockholders — Mitchell I. Gordon, President, Chief Financial Officer and director of Cambridge, Michael Durham, Nathan Gantcher and Scott Laurans, each a director of Cambridge, Sidney Brown, David Brodsky, Herb Shear, Bob Hammel, each a special advisor of Cambridge, and Jonathan Morris, Elliot Brodsky, Alex Sagan, Ramon Suazo, Raymond Avon Ventures, LLC, Jonathan Meeks, Gordon Family 2007 Family Trust and Cambridge Capital LLC — beneficially owned and were entitled to vote an aggregate of 2,012,500 initial shares that were issued prior to Cambridge’s initial public offering. These individuals and entities, together with EarlyBirdCapital, also purchased an aggregate of 427,500 private units simultaneously with the consummation of Cambridge’s initial public offering. The initial shares and private units held by the Cambridge initial stockholders and EarlyBirdCapital currently constitute approximately 23.6% of the outstanding shares of Cambridge’s common stock.

In connection with the initial public offering, Cambridge and EarlyBirdCapital entered into agreements with each of the Cambridge initial stockholders pursuant to which each Cambridge initial stockholder agreed to vote the initial shares, the shares included in the private units, as well as any shares of common stock acquired in the aftermarket, in favor of the merger proposal. The Cambridge initial stockholders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. The initial shares and shares included in the private units have no redemption rights in the event a business combination is not effected in the required time period and will be worthless if no business combination is effected by Cambridge. In connection with the initial public offering, the Cambridge initial stockholders entered into an escrow agreement pursuant to which their initial shares are held in escrow and may not be transferred (subject to limited exceptions) until (A) with respect to 50% of the initial shares, the earlier of one year after the date of the consummation of an initial business combination and the date on which the closing price of the Cambridge common stock exceeds $13.00 per share for any 20 trading days within a 30-trading day period following the consummation of an initial business combination, (B) with respect to the remaining 50% of the initial shares, one year after the date of the consummation of an initial business combination, or (C) earlier, in each case if, subsequent to an initial business combination, Cambridge consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Date, Time and Place of Special Meeting of Cambridge’s Stockholders

The special meeting in lieu of annual meeting of the stockholders of Cambridge will be held at 10:00 a.m., Eastern time, on April 14, 2015, at the offices of DLA Piper LLP (US), Cambridge’s counsel, at 200 South

Biscayne Boulevard, Suite 2500, Miami, Florida 33131-5341, to consider and vote upon the merger proposal, the corporate charter proposal, the classified board proposal, the incentive compensation plan proposal, and/or if necessary, the adjournment proposal to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, Cambridge is not authorized to consummate the mergers.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of Cambridge common stock at the close of business on March 4, 2015, which is the record date for the special meeting. Stockholders will have one vote for each share of Cambridge common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Cambridge warrants and purchase options do not have voting rights. On the record date, there were 10,534,625 shares of Cambridge common stock outstanding, of which 8,050,000 were public shares with the rest being held by the Cambridge initial stockholders and EarlyBirdCapital.

Quorum and Vote of Cambridge Stockholders

A quorum of Cambridge stockholders is necessary to hold a valid meeting. A quorum will be present at the Cambridge special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Cambridge initial stockholders hold approximately 23.6% of the outstanding shares of Cambridge common stock, none of which are public shares. Such shares, as well as any shares of common stock acquired in the aftermarket by the Cambridge initial stockholders, will be voted in favor of the proposals presented at the special meeting. The proposals presented at the special meeting will require the following votes:

•	Pursuant to Cambridge’s amended and restated certificate of incorporation, the approval of the merger proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the merger proposal. There are currently 10,534,625 shares of Cambridge common stock outstanding, of which 8,050,000 are public shares. The mergers will not be consummated if the holders of more than 7,536,766 (as of December 31, 2014) of the public shares properly demand conversion of their public shares into cash (assuming Parakou were to waive its right to terminate the merger agreement if Cambridge did not have cash on hand of $50,000,000 as described below).

•	The approval of the corporate charter proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Cambridge common stock present and entitled to vote thereon at the meeting.

•	The approval of the classified board proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Cambridge common stock present and entitled to vote thereon at the meeting.

•	The approval of the incentive compensation plan proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Cambridge common stock present and entitled to vote thereon at the meeting.

Abstentions will have the same effect as a vote “against” the merger proposal, the corporate charter proposal, the classified board proposal, the incentive compensation plan proposal and the adjournment proposal, if presented. Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the merger proposal, the corporate charter proposal, the classified board proposal, the incentive compensation plan proposal or an adjournment proposal. Please note that holders of the public shares cannot seek conversion of their shares unless they affirmatively vote for or against the merger proposal.

Under the merger agreement, the approval of the classified board proposal is not a condition to the consummation of the mergers.

Conversion Rights

Pursuant to Cambridge’s amended and restated certificate of incorporation, a holder of public shares may demand that Cambridge convert such shares into cash if the mergers are consummated. Holders of public shares will be entitled to receive cash for these shares only if they (i) check the box on the proxy card to elect conversion, (ii) check the box on the proxy card marked “Shareholder Certification,” (iii) affirmatively vote either for or against the merger proposal and, (iv) prior to 5:00 p.m., Eastern Time at least two business days prior to the vote at the meeting, (x) submit a written request to Cambridge’s transfer agent that Cambridge convert their public shares for cash, and (y) deliver their stock to Cambridge’s transfer agent physically or electronically through Depository Trust Company, or DTC. If the mergers are not completed, these shares will not be converted into cash. If a holder of public shares properly demands conversion, votes for or against the merger proposal and delivers its shares to Cambridge’s transfer agent, Cambridge will convert each public share into a full pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the merger. As of December 31, 2014, this would amount to approximately $10.10 per share. If a holder of public shares exercises its conversion rights, then it will be exchanging its shares of Cambridge common stock for cash and will no longer own the shares. Accordingly, holders of public shares who elect to convert will have no right to receive Holdco common shares in the Cambridge merger. See the section entitled “Special Meeting of Cambridge Stockholders — Conversion Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20.0% or more of the public shares. Accordingly, all public shares in excess of 20% held by a given Cambridge public stockholder will not be converted to cash.

The mergers will not be consummated if holders of more than 7,536,766 (as of December 31, 2014) of the public shares (representing approximately 94% of the public shares) properly demand conversion of their shares into cash. However, the merger agreement provides that Parakou may terminate the agreement if immediately prior to the consummation of the transactions contemplated by the merger agreement, Cambridge does not have cash on hand of $50,000,000 after giving effect to the payment of amounts that Cambridge will be required to pay to converting stockholders upon consummation of the Cambridge merger. If Parakou does not waive this termination right, the mergers will not be consummated if holders of more than 3,083,188 of the public shares (representing approximately 38.3% of the public shares) properly demand conversion of their shares into cash.

Holders of Cambridge warrants and purchase options will not have conversion rights with respect to such rights.

Appraisal Rights

Cambridge stockholders (including the initial stockholders) and Cambridge warrantholders do not have appraisal rights in connection with the mergers under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Cambridge has engaged Morrow & Co., LLC to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Cambridge Stockholders — Revoking Your Proxy.”

Interests of Cambridge’s Directors and Officers in the Mergers

When you consider the recommendation of Cambridge’s board of directors in favor of approval of the merger proposal, you should keep in mind that Cambridge’s initial stockholders, including its directors and executive officers, have interests in such proposal that are different from, or in addition to, your interests as a stockholder or warrantholder. These interests include, among other things:

•	If the mergers are not consummated by December 30, 2015 or another business combination transaction is not consummated by June 23, 2015 (or December 30, 2015 if certain conditions are met), Cambridge will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 2,012,500 initial shares held by Cambridge’s initial stockholders, including its directors, officers and special advisors, which were acquired for an aggregate purchase price of $25,000 prior to Cambridge’s initial public offering, would be worthless because Cambridge’s initial stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $20,024,375 based upon the closing price of $9.95 per share on the Nasdaq on March 17, 2015.

•	Cambridge’s initial stockholders, including its directors, officers and special advisors, and EarlyBirdCapital purchased an aggregate of 472,125 private units from Cambridge for an aggregate purchase price of $4,721,250 (or $10.00 per unit). These purchases took place on a private placement basis simultaneously with the consummation of the initial public offering. All of the proceeds that Cambridge received from these purchases were placed in the trust account. Such units had an aggregate market value of $4,933,706 based upon the closing price of $10.45 per unit on the Nasdaq on March 17, 2015. The purchasers of the private units waived the right to participate in any redemption or liquidation distribution with respect to such private units. Accordingly, the Cambridge shares and rights underlying the private units will become worthless if Cambridge does not consummate the mergers by December 30, 2015, or a different business combination by June 23, 2015 (or December 30, 2015 if certain conditions are met) (as will the Cambridge warrants held by Cambridge public stockholders).

•	The transactions contemplated by the merger agreement provide that Mr. Mitchell I. Gordon will be a director of Holdco after the closing of the mergers. As such, in the future he will receive any cash fees, stock options or stock awards that the Holdco board of directors determines to pay to its non-executive directors.

•	If Cambridge is unable to complete a business combination within the required time period, Cambridge’s executive officers will be personally, jointly and severally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Cambridge for services rendered or contracted for or products sold to Cambridge, but only if such a vendor or target business has not executed a waiver of such claims.

•

Cambridge’s officers, directors, initial stockholders and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Cambridge’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Cambridge fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Cambridge may not be able to reimburse these expenses if the mergers are not consummated by December 30, 2015, or another business combination is not completed by June 23, 2015 (or December 30, 2015 if certain conditions are met). As of December 31, 2014, Cambridge’s officers, directors, initial stockholders and their affiliates had incurred approximately $16,000 of unpaid reimbursable expenses.

•	Cambridge issued an unsecured convertible promissory note in the aggregate amount of $70,000 to Mr. Benjamin Gordon on March 6, 2015 in consideration for a loan from Mr. Gordon to fund Cambridge’s working capital requirements until a business combination is consummated. The note will only be repaid if Cambridge consummates a business combination and will be forgiven if a business combination is not consummated. Accordingly, the promissory note will become worthless and Mr. Gordon will not be repaid if Cambridge is unable to consummate a business combination.

•	If Cambridge is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, Cambridge’s executive officers agreed to advance Cambridge the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Cambridge or its securities, the Cambridge initial stockholders, Parakou or Mr. Por Liu and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Cambridge’s common stock or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the holders of a majority of the shares present and entitled to vote at the special meeting to approve the merger proposal vote in its favor, (ii) that holders of 7,536,766 (as of December 31, 2014) or fewer of the public shares demand conversion of their public shares into cash, where it appears that such requirements would otherwise not be met and (iii) that Cambridge have cash on hand of $50,000,000 after giving effect to payment of amounts that Cambridge will be required to pay to converting stockholders upon consummation of the transactions contemplated by the merger agreement. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Cambridge initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on Cambridge’s common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the merger to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the merger proposal and other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of more than 7,536,766 (as of December 31, 2014) of the public shares will exercise their conversion rights.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Cambridge will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Recommendation to Stockholders

Cambridge’s board of directors believes that the merger proposal and the other proposals to be presented at the special meeting are fair to and in the best interest of Cambridge’s stockholders and unanimously recommends that its stockholders vote “FOR” the merger proposal, “FOR” the corporate charter proposal, “FOR” the classified board proposal, “FOR” the incentive compensation plan proposal, and “FOR” the adjournment proposal, if presented.

Conditions to the Closing of the Mergers

Conditions to the Obligations of Each Party

Consummation of the transactions contemplated by the merger agreement is conditioned on (i) the Cambridge and Parakou stockholders approving the transaction, (ii) the corporate charter proposal having been a approved by the Cambridge stockholders, (iii) the 2014 Equity and Incentive Compensation Plan having been approved by the Cambridge stockholders, (iv) the proxy statement/prospectus having been declared effective and no stop order suspending the effectiveness of the proxy statement/prospectus having been issued and no proceeding for that purpose having been initiated by the SEC, (v) the holders of no more than 7,536,766 (as of December 31, 2014) of Cambridge’s public shares having exercised their conversion rights, and (vi) the Holdco common shares to be issued in the mergers having been authorized for listing on the Nasdaq, subject to official notice of issuance.

In addition, the consummation of the transactions contemplated by the merger agreement is conditioned upon, among other things, (i) expiration of all applicable waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) no government entity having enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, injunction, decree, executive order or award which is then in effect and which has the effect of making the mergers or the transactions contemplated thereby illegal or otherwise prohibiting consummation of the mergers, (iii) the representations and warranties of each of Parakou, Cambridge, Holdco and Merger Sub being true and correct (without giving effect to any limitation as to materiality or “company material adverse effect”) as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where such failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect, (iv) each of Parakou, Cambridge, Holdco and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with on or prior to the closing, (v) each of Parakou, Cambridge, Holdco and Merger Sub having received a certificate with respect to compliance with the foregoing clauses (iii) and (iv) from the other party, (vi) all necessary consents, waivers and approvals required to be obtained in connection with the mergers having been received, and (vii) the absence of any litigation pending or threatened against either party, which is reasonably expected to prevent consummation of the transactions contemplated by the merger agreement or cause such transactions to be rescinded following consummation.

Parakou’s Conditions to Closing

The obligations of Parakou to consummate the transactions contemplated by the merger agreement also are conditioned upon, among other things:

•	no material adverse effect having occurred with respect to Cambridge, Holdco or Merger Sub;

•	Cambridge being in compliance with public company reporting requirements under the Exchange Act, except where noncompliance would not have a material adverse effect;

•	Cambridge having executed and delivered certain documents or certificates, including a registration rights agreement;

•	the Cambridge initial stockholders having executed and delivered a lock-up agreement;

•	the individuals listed as persons to become directors of Holdco upon consummation of the mergers in the section “Management of Holdco Following the Mergers” having been appointed to the board of directors of Holdco; and

•	Cambridge having arranged for funds remaining in the trust account to be dispersed to Holdco upon the closing of the mergers.

Cambridge’s Conditions to Closing

The obligations of Cambridge, Holdco and Merger Sub to consummate the transactions contemplated by the merger agreement also are conditioned upon each of the following, among other things:

•	no material adverse effect having occurred with respect to Parakou;

•	Mr. Por Liu having executed and delivered a lock-up agreement;

•	Parakou having obtained certain specified consents, approvals or authorizations; and

•	Cambridge having received an opinion of Marshall Islands counsel.

Termination

The merger agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written consent of Cambridge and Parakou;

•	by either Cambridge or Parakou if the transactions contemplated by the merger agreement are not consummated on or before May 21, 2015, provided that the right to terminate will not be available to any party whose failure to fulfill any material obligation was the cause of or resulted in the failure of the transactions contemplated by the merger agreement to be consummated by such date;

•	by either Cambridge or Parakou if any governmental authority shall have enacted, issued, promulgated, enforced or entered any order, law, rule regulation, judgment, injunction, decree or ruling which has become final and nonappealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by the merger agreement;

•	by either Cambridge or Parakou if the other party has breached any of its covenants, agreements or representations and warranties (and has not cured its breach within thirty days of the giving of notice of such breach), provided that the terminating party is itself not in breach;

•	by either Cambridge or Parakou if, (i) at the Cambridge stockholder meeting, the mergers, the merger agreement and the issuance of Holdco common shares shall fail to be approved by holders of Cambridge’s public shares, or (ii) at the Parakou shareholder meeting, the mergers and the merger agreement shall fail to be approved by the Parakou shareholders;

•	by Parakou if (a) Cambridge’s board withdraws, modifies or changes its recommendation of the merger agreement or the transactions contemplated by the merger agreement in a manner adverse to Parakou, or resolves to do so, (b) Cambridge’s board recommends to its stockholders an alternative transaction, or resolves to do so, or enters into any letter of intent or similar document or any agreement accepting an alternative transaction, (c) Cambridge fails to include in the proxy statement/prospectus the recommendation of Cambridge’s board in favor of the approval and adoption of the merger agreement, the mergers or the issuance of Holdco common shares, or (d) through the fault (whether by commission or omission) of Cambridge, the mergers or the issuance of the Holdco common shares are not, prior to April 30, 2015, submitted for approval at the special meeting;

•	by Parakou if, immediately prior to the mergers, Cambridge does not have cash on hand of $50,000,000 after giving effect to payment of amounts that Cambridge will be required to pay to converting stockholders upon consummation of the transactions contemplated by the merger agreement (this termination right would be triggered if holders of more than 3,083,188 of Cambridge’s public shares validly exercise their conversion rights); or

•	by either Cambridge or Parakou if, at any time prior to the closing date, Holdco would, as a result of any adoption, implementation, promulgation, repeal, modification, amendment or change of any applicable law prior to the closing date, be treated as a domestic corporation for U.S. federal income tax purposes as of or after the closing date.

If permitted under applicable law, either Cambridge or Parakou may waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the merger agreement. However, the condition requiring that the holders of no more than 7,536,766 (as of December 31, 2014) of Cambridge’s public shares exercise their conversion rights may not be waived by Cambridge, due to applicable laws.

The existence of the financial and personal interests of the Cambridge directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for Cambridge and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation. See the sections entitled “Risk Factors” and “The Merger Proposal — Interests of Cambridge’s Directors and Officers in the Merger” for a further discussion of this and other risks.

Tax Consequences of the Mergers — U.S. Federal Income Tax Considerations

It is intended that, for U.S. federal income tax purposes, the mergers shall (i) qualify as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) not result in gain being recognized by holders of Cambridge common stock immediately prior to the effective time of the mergers under Section 367(a) of the Code (other than any such shareholder that would own, actually or constructively, five percent or more of the stock of Holdco (by vote or value) immediately after the mergers) (in the aggregate, the “Intended Tax Treatment”), and the parties intend to report the mergers in a manner consistent with the Intended Tax Treatment for U.S. federal income tax purposes. However, the closing of the mergers is not conditioned upon the receipt of an opinion of counsel that the mergers will qualify for the Intended Tax Treatment. In addition, none of Cambridge, Holdco, Merger Sub and Parakou intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the mergers. Consequently, no assurance can be given that the IRS will not challenge the conclusions described below or that a court would not sustain such a challenge. Furthermore, if holders of Cambridge common stock holding in the aggregate more than 60% of the value of Cambridge common stock exercise their conversion rights and receive solely cash, the Cambridge merger may not qualify for the Intended Tax Treatment. Although we believe it is unlikely that the mergers will be consummated in such an event, there can be no assurance in that regard and holders of Cambridge common stock may be required to recognize gain or loss, regardless of whether they exchange their shares of Cambridge common stock solely for Holdco common shares or solely for cash.

Assuming the mergers qualify for the Intended Tax Treatment:

•	A holder of Cambridge common stock (other than any such stockholder that would own, actually or constructively, five percent or more of the stock of Holdco (by vote or value) immediately after the mergers) that exchanges all of its shares of Cambridge common stock solely for Holdco common shares in the Cambridge merger will not recognize any gain or loss; and

•

A holder of Cambridge common stock that exercises its conversion right and receives solely cash for its shares of Cambridge common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the aggregate tax basis in the shares of Cambridge common stock surrendered. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period of the shares of Cambridge common stock surrendered exceeds one year at the effective time of the mergers.

In the event that the mergers qualify for the Intended Tax Treatment, a U.S. holder of shares of Cambridge common stock who will own, actually or constructively, at least five percent of Holdco by vote or value immediately after the mergers may be required to recognize gain unless he or she enters into a five-year gain recognition agreement and continues to meet all the reporting requirements relating thereto. There can be no assurance that sufficient information will be provided for such shareholders to meet all their reporting obligations. Any such shareholders are urged to consult their tax advisor regarding the requirements of a gain recognition agreement and their ability to defer gain.

Holders of Cambridge common stock should consult their tax advisors as to the particular tax consequences to them of the mergers, including the effect of U.S. federal, state and local tax laws and foreign tax laws. For a more detailed discussion of U.S. federal income tax consequences of the mergers, see “Tax Consequences of the Mergers — U.S. Federal Income Tax Considerations.”

Anticipated Accounting Treatment

The mergers will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction since Mr. Por Liu, who will be the sole securityholder of Parakou as of the closing date of the mergers, will hold at least 37.9% of the outstanding common shares of Holdco as the largest minority voting interest holder immediately following the completion of the mergers, Parakou will have its current officers assuming all corporate and day-to-day management offices of Holdco, including chief executive officer and chief financial officer, Mr. Por Liu, as well as Mr. Yang Jian Guo, Chief Operating Officer of Parakou, will serve on the board of directors of Holdco upon consummation of the mergers and Mr. Por Liu will have the right to designate for nomination to the Holdco board up to three directors, depending on his ownership percentage of Holdco common shares at the time of the nomination. Accordingly, Parakou will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Parakou. Accordingly, the assets and liabilities and the historical operations that will be reflected in the Holdco financial statements after consummation of the mergers will be those of Parakou and will be recorded at the historical cost basis of Parakou. Cambridge’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of Parakou upon consummation of the mergers.

Regulatory Matters

The mergers and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Marshall Islands and the State of Delaware necessary to effectuate the transactions contemplated by the merger agreement.

Risk Factors

In evaluating the proposals to be presented at the special meeting, a stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION

Cambridge is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the mergers.

Cambridge’s balance sheet data as of December 31, 2014 and statement of operations data for the year ended December 31, 2014 and the period from October 1, 2013 (inception) to December 31, 2013 are derived from Cambridge’s audited financial statements included elsewhere in this proxy statement/prospectus.

Parakou’s consolidated balance sheet data as of September 30, 2014 and consolidated and combined statement of operations data for the nine months ended September 30, 2014 and 2013 are derived from Parakou’s unaudited condensed consolidated and combined financial statements, which are included elsewhere in this proxy statement/prospectus. Parakou’s combined balance sheet data as of December 31, 2013 and December 31, 2012 and combined statement of operations data for the two years ended December 31, 2013 are derived from Parakou’s audited combined financial statements, which are included elsewhere in this proxy statement/prospectus. Parakou was not operated as a separate, stand-alone entity prior to on January 17, 2014 as it was not an existing legal entity prior to this date. The historical results for periods prior to July 31, 2014 have been prepared on a combined basis to reflect all of the transferred tankers and Parakou Shipmanagement Pte Ltd (“PSMPL”) based on discrete financial information maintained for each of these subsidiaries. Accordingly, the historical financial information that has been presented for the periods prior to July 31, 2014 does not necessarily reflect what Parakou’s financial position, results of operations and cash flows would have been had Parakou been a separate, stand-alone entity during the periods presented. Effective from August 1, 2014 to the period ended September 30, 2014, the financial statements have been prepared on a consolidated basis, incorporating the financial statements of Parakou Tankers, Inc. and all of its nine operating companies.

The information is only a summary and should be read in conjunction with each of Parakou’s and Cambridge’s consolidated financial statements and related notes and “Other Information Related to Cambridge — Cambridge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Parakou’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Parakou or Cambridge.

Selected Financial Information — Cambridge

	For the year ended December 31, 2014	For the Period from October 1, 2013 (Inception) to December 31, 2013
	(US dollars except for number of shares)
Income Statement Data:
Revenue	$—	—
Interest income	$34,137	—
Net loss	$(914,698)	(8,329)
Basic and diluted net loss per share	$(0.31)	(0.00)
Weighted average shares outstanding, basic and diluted	2,937,744	1,853,197

	As of December 31, 2014	As of December 31, 2013
	(US dollars)
Balance Sheet Data:
Total assets	$81,388,725	$82,133,913
Total liabilities	$235,469	$19,667
Common stock subject to possible conversion	$76,153,255	$77,114,245
Total stockholders’ equity	$5,000,001	$5,000,001

Selected Financial Information — Parakou

	For the nine months ended September 30,		For the years ended December 31,
	2014	2013	2013	2012
	(US dollars in thousands)
Income Statement Data:
Revenue	$34,821	$36,455	$48,861	$56,956

Operating expense:
Vessel operating costs	(17,162)	(19,903)	(26,834)	(31,782)
Employee benefit expense	(2,672)	(2,011)	(2,934)	(3,026)
Other operating expense	(1,668)	(1,157)	(5,344)	(1,177)
Depreciation for the period	(8,742)	(8,653)	(11,541)	(11,565)

Other operating income:
Compensation from early termination of charter contracts	—	9,748	14,500	—

Operating profit	4,577	14,479	16,708	9,406

Other income (expense)
Interest income	13	23	28	73
Other income	593	338	581	347
Net foreign exchange gain (loss)	76	317	338	(257)
Gain on derivative financial instruments	1,917	5,883	8,385	3,632
Interest expense — bank loans	(4,563)	(7,145)	(9,324)	(10,922)

Profit before tax	2,613	13,895	16,716	2,279
Profit for the period/year, representing total comprehensive income for the period/year	$2,613	$13,895	$16,716	$2,279

		As of September 30, 2014	As of December 31, 2013	As of December 31, 2012
		(US dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents		$3,615	$6,158	$6,559
Total Current Assets		13,638	21,294	20,346
Vessels and drydock		214,964	222,519	233,897
Total Assets		229,156	243,991	254,499
Total Current Liabilities		22,373	31,276	167,861
Total Non-current Liabilities		122,053	109,935	168,054
Net Equity (Capital Deficiency)		84,730	102,780	(81,417)

	For the nine months ended September 30,		For the years ended December 31,
	2014	2013	2013	2012
	(US dollars in thousands, except for TCE rate)
Cash Flow Data
Net cash from Operating Activities	$16,908	$23,675	$29,786	$19,468
Net cash from (used in) Investing Activities	996	808	(979)	1,445
Net cash used in Financing Activities	(20,447)	(24,149)	(29,208)	(18,696)

OTHER DATA
EBITDA(1)	$15,918	$29,693	$37,581	$24,766
TCE Rate ($/day)(2)	13,683	12,962	13,063	14,373

(1)	EBITDA represents profit before interest expenses, tax expenses, depreciation expenses and amortization expenses. EBITDA is included because it is used by management and, we expect, certain investors to measure Parakou’s operating performance. EBITDA is not an item recognized by the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and should not be considered as an alternative to profit, operating profit, or any other indicator of a company’s operating performance required by IFRS. When analyzing Parakou’s operating performance, investors should use EBITDA in addition to, and not as an alternative for, profit, operating profit, or any other performance measure presented in accordance with IFRS. We believe that Parakou’s EBITDA reflects an additional way of viewing aspects of Parakou’s operations that, when viewed with Parakou’s IFRS results, provides a more complete understanding of factors and trends affecting Parakou’s business. Parakou’s definition of EBITDA used herein may not be comparable to the definition of EBITDA used by other companies. A reconciliation of profit to EBITDA is as follows:

	For the nine months ended September 30,		For the years ended December 31,
	2014	2013	2013	2012
	(US dollars in thousands)
Profit for the period	2,613	13,895	16,716	2,279
Add: Interest expense	4,563	7,145	9,324	10,922
Add: Tax expense	—	—	—	—
Add: Depreciation expense	8,742	8,653	11,541	11,565
Add: Amortization expense	—	—	—	—

EBITDA	15,918	29,693	37,581	24,766

(2)	TCE (“Time Charter Equivalent”) rate is a standard measurement in the shipping industry. TCE rate is equal to time charter and voyage charter revenue less voyage expenses, including bunkers and port charges, divided by total revenue earning days in the period. Shipping days are the total number of days that Parakou’s vessels were in charter during a period, less the total number of off-hire days during the period, including scheduled off-hire for major repairs, drydockings, and special or intermediate surveys. We use TCE rate to assess the average charter rate over the period the vessels are on charter. TCE rate is not an item recognized by IFRS as issued by the IASB and should not be considered as an alternative to any other indicator of a company’s operating performance required by IFRS. A reconciliation of time charter and voyage charter revenue to the TCE rate is as follows:

	For the nine months ended September 30,		For the years ended December 31,
	2014	2013	2013	2012
	(US dollars in thousands, except for shipping days and TCE rate)
Time charter and voyage charter revenue	30,086	28,401	38,358	45,540
Less: Voyage expenses	(422)	(973)	(1,182)	(4,605)

	29,664	27,428	37,176	40,935

Voyage days	—	42	42	68
Time charter days	2,168	2,074	2,804	2,780

Total shipping days	2,168	2,116	2,846	2,848

TCE rate ($/day)	13,683	12,962	13,063	14,373

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED FINANCIAL INFORMATION

Cambridge is providing the following selected unaudited pro forma condensed consolidated and combined financial information to aid you in your analysis of the financial aspects of the mergers.

The historical financial information of Cambridge was derived from the audited financial statements of Cambridge for the year ended December 31, 2014 included elsewhere in this proxy statement/prospectus. This information is only a summary and should be read together with Parakou’s and Cambridge’s audited financial statements and related notes, Parakou’s unaudited interim financial information and related notes, “Unaudited Pro Forma Condensed Consolidated and Combined Financial Information,” “Parakou’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Other Information Related to Cambridge — Cambridge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Cambridge cannot predict how many of the Cambridge public stockholders will elect to convert their public shares to cash. As a result, it has elected to provide pro forma financial information under three different assumptions which produce significant differences in cash and stockholders’ equity. The actual results are likely to be in between the results shown, but there can be no assurance that will be the case. Pursuant to the merger agreement, either Cambridge or Parakou may terminate the merger agreement if holders of more than 7,536,766 (as of December 31, 2014) public shares sought conversion of such shares.

Additionally, Parakou may terminate the merger agreement if, immediately prior to the mergers, Cambridge does not have cash on hand of $50,000,000 after giving effect to payment of amounts that Cambridge will be required to pay to converting stockholders upon consummation of the transactions contemplated by the merger agreement (this termination right would be triggered if more than approximately 3,083,188 shares were converted). Accordingly, separate pro forma information has been presented assuming the following circumstances; (1) holders of 7,536,766 shares of the Cambridge common stock elect to have their shares converted into cash upon the consummation of the merger at the conversion price of $10.10 per share (referred to as “maximum conversions” in the table below); (2) holders of 3,083,188 shares of the Cambridge common stock elect to have their shares converted upon the consummation of the merger at the conversion price of $10.10 per share, to provide gross proceeds of $50,000,000 from the trust account, such that Parakou does not have a contractual right to terminate the merger agreement (referred to as “conversions needed to avoid termination” in the table below); and (3) no holders of Cambridge common stock exercise their right to have their shares converted upon the consummation of the merger (referred to as “no conversions” in the table below).

Cambridge is providing this information to aid you in your analysis of the financial aspects of the transaction. The unaudited pro forma financial information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the transaction taken place on the dates noted, or the future financial position or operating results of the combined company.

			Proforma Unaudited, Combined
	Cambridge Capital Acquisition Corporation Historical, For the year ended Dec. 31, 2014 Audited (US GAAP)	Parakou Tankers, Inc. Historical, For the 12 months ended Sept. 30, 2014 Unaudited (US GAAP)	(1) Assuming Maximum Conversions	(2) Assuming Conversions Needed to Avoid Termination	(3) Assuming No Conversions
	(US dollars in thousands)
Total revenues	—	47,399	47,399	47,399	47,399
Net (loss) income	(915)	2,302	509	509	509
Cash	47	3,615	5,112	50,093	81,233
Cash and cash equivalents held in trust	81,339	—	—	—	—
Total assets	81,389	275,873	277,373	322,354	353,494
Total third-party debt (current and long-term)	—	144,426	144,426	144,426	144,426
Total shareholders’ equity	5,000	131,447	132,947	177,928	209,068

¹	The historical income statement of Parakou Tankers Inc. for the twelve months ended September 30, 2014 was derived from summation of individual line items on the income statements for the nine months ended September 30, 2014 and for the year ended December 31, 2013 less the line items on the income statement for the nine months ended September 30, 2013.

See pro forma condensed consolidated and combined financial information and related notes in “Unaudited Pro Forma Condensed Consolidated and Combined Financial Information” included elsewhere in this proxy statement/prospectus.

COMPARATIVE PER SHARE DATA

The following table sets forth the per share data of Cambridge on a stand-alone basis for the year ended December 31, 2014 and the unaudited pro forma consolidated and combined per share ownership information of Cambridge and Parakou for the year ended December 31, 2014 and for the year ended December 31, 2013 after giving effect to the mergers, assuming, separately, (1) holders of 7,536,766 shares of the Cambridge common stock elect to have their shares converted into cash upon the consummation of the mergers at the conversion price of $10.10 per share (referred to as “maximum conversions” in the table below); (2) holders of 3,083,188 shares of the Cambridge common stock elect to have their shares converted upon the consummation of the merger at the conversion price of $10.10 per share, to provide gross proceeds of $50,000,000 from the trust account, such that Parakou does not have a contractual right to terminate the merger agreement (referred to as “conversions needed to avoid termination” in the table below); and (3) no holders of Cambridge common stock exercise their right to have their shares converted upon the consummation of the merger (referred to as “no conversions” in the table below).

Additionally, each of Mr. Por Liu and the Cambridge initial stockholders will have the right to receive additional Holdco common shares (up to 2,000,000 additional shares for Mr. Por Liu in the aggregate and 1,012,500 additional shares for the Cambridge initial stockholders in the aggregate) if Holdco achieves certain EBITDA (as defined in the merger agreement) targets (the “earn out targets”), if Holdco achieves certain share price targets (“share price targets”) or Holdco undergoes a change of control (as defined in the merger agreement) (collectively, the “earn out conditions”), in each case, as set forth in the merger agreement. It is anticipated that Cambridge public stockholders, the Cambridge initial stockholders and EarlyBirdCapital, and Mr. Por Liu, will hold approximately 52.5%, 9.6% and 37.9%, respectively, of the shares of Holdco common stock issued and outstanding immediately after consummation of the mergers, assuming that no Cambridge public stockholders exercise their conversion rights. If the earn out targets or share price targets are fully achieved or Holdco undergoes a change of control (as defined in the merger agreement), the Cambridge public stockholders, the Cambridge initial stockholders and EarlyBirdCapital, and Mr. Por Liu would own 43.9%, 13.6% and 42.5%, respectively, of the issued and outstanding shares of Holdco common stock, assuming that none of Cambridge’s stockholders exercise their conversion rights in connection with the mergers.

This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Cambridge and Parakou and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited Cambridge and Parakou pro forma consolidated and combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated and combined financial information and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma consolidated and combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been consolidated and combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma consolidated and combined book value per share information below does not purport to represent what the value of Cambridge and Parakou would have been had the companies been consolidated and combined during the period presented.

			Proforma Unaudited, Combined
	Cambridge Capital Acquisition Corporation Historical, Audited (US GAAP)	Parakou Tankers, Inc. Historical, Unaudited (US GAAP)	(1) Assuming Maximum Conversions	(2) Assuming Conversions Needed to Avoid Termination	(3) Assuming No Conversions
	(US dollars in thousands, except share and per share information)
(Loss), Net income for the year ended December 31, 2014 or twelve months ended September 30, 2014 or Pro Forma Net Income (in thousands) for the year ended December 31, 2014	(915)	2,302	509	509	509

Weighted Average Shares Outstanding — Basic and Diluted	2,937,744		7,785,359	12,238,937	15,322,125

(Loss) or Pro Forma Earnings Per Share — Basic and Diluted, for the year ended December 31, 2014	(0.31)		0.07	0.04	0.03

Weighted Average Shares Outstanding — Basic and Diluted (Assume earn out conditions met)			10,797,859	15,251,437	18,334,625

Pro Forma Earnings Per Share — Basic and Diluted, for the year ended December 31, 2014 (Assume earn out conditions are met)			0.05	0.03	0.03

Shares Outstanding as of December 31, 2014	2,997,859		7,785,359	12,238,937	15,322,125

Book Value Per Share or Pro Forma Book Value Per Share as of December 31, 2014	1.67		17.08	14.54	13.64

Shares Outstanding as of December 31, 2014 (Assume earn out conditions are met)			10,797,859	15,251,437	18,334,625

Book Value Per Share or Pro Forma Book Value Per Share as of December 31, 2014 (Assume earn out conditions are met)			12.31	11.67	11.40

See pro forma condensed consolidated and combined financial information and related notes in “Unaudited Pro Forma Condensed Consolidated and Combined Financial Information” included elsewhere in this proxy statement/prospectus.

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus.

Risks Related to Holdco’s Business and Operations Following the Mergers

The value of your investment in Holdco following consummation of the mergers will be subject to the significant risks affecting Parakou and those inherent in the product tanker industry. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of Holdco’s common shares to decline, perhaps significantly, and you therefore may lose all or part of your investment. As used in the risks described in this section, references to “we,” “us” and “our” are intended to refer to Holdco, including Parakou and its other subsidiaries, unless the context clearly indicates otherwise. The following risk factors apply to the business and operations of Parakou and will also apply to the business and operations of Holdco following the mergers.

Risks Related to Parakou’s Industry

The product tanker industry has historically been cyclical and volatile, which may have future implications on our earnings.

The product tanker industry is cyclical and volatile in terms of charter rates and profitability, which may have future implications on our earnings. The product tanker industry is showing signs of recovery from a recent low point in its business cycle, but could relapse or cease to improve for a number of reasons.

A worsening of the current global economic conditions may adversely affect our ability to charter or re-charter our vessels or to sell them on the expiration or termination of their charters, and any renewal or replacement charters that we enter into may not be sufficient to allow us to operate our vessels profitably. Fluctuations in charter rates and vessel values result from changes in the supply and demand for tanker capacity and for oil and oil products. The factors affecting the supply and demand for tankers are outside of our control, and the nature, timing and degree of changes in the petroleum industry conditions are unpredictable.

The factors that influence demand for tanker capacity include:

•	regional availability of refining capacity and inventories;

•	global and regional economic and political conditions, including armed conflicts, terrorist activities, and strikes;

•	the distance oil and oil products are moved by sea;

•	changes in seaborne and other transportation patterns;

•	environmental and other legal and regulatory developments;

•	weather and natural disasters;

•	competition from alternative sources of energy; and

•	international sanctions, embargoes, import and export restrictions, nationalizations and wars.

The factors that influence the supply of tanker capacity include:

•	the number of newbuild deliveries;

•	the scrapping rate of older vessels;

•	conversion of tankers to other uses;

•	the number of vessels that are out of service;

•	supply and demand for energy resources and oil and petroleum products;

•	charter and spot market rates, including earnings from any spot market-related vessel pools we may join;

•	technological innovations;

•	availability and cost of capital;

•	environmental concerns and regulations;

•	port or canal congestion;

•	cost and supply of labor; and

•	currency exchange rate fluctuations.

Historically, the tanker markets have been volatile as a result of the many conditions and factors that can affect the price, supply and demand for tanker capacity. If time charter or spot charter rates decline, we may be unable to achieve a level of charter hire sufficient for us to operate our vessels profitably.

Demand for shipping of refined petroleum products could be significantly affected by a number of factors, including the demand for commodities, exchange rates and volatile oil and gas prices and the overall demand for oil and gas.

The demand for the shipping of refined petroleum products is affected by numerous factors beyond our control, including the following:

•	worldwide demand and global economic conditions;

•	the cost of exploration, development, production, transportation and distribution of oil and gas;

•	current prices and expectations regarding future energy prices, and price volatility, for both oil and gas and other sources of energy;

•	the demand for commodities and exchange rates;

•	the level of worldwide refined petroleum production and exports;

•	government laws and regulations, including environmental protection laws and regulations;

•	changes in seaborne and other transportation patterns;

•	the supply of tanker capacity, as described below;

•	local, national and international political conditions, including military and non-military conflicts;

•	the weather and natural disasters; and

•	the availability and cost of alternative energy sources.

Oil and gas prices have recently dropped significantly, and it is unclear which direction and over what period of time prices will move and stabilize, or whether there will be continued price volatility for some time. It is further unclear what effect these recent price movements will have on the demand for shipping of refined petroleum products. We believe that the demand for shipping of refined petroleum products, in this regard, will itself be subject to many factors. For example, oil and gas companies and companies in related industries, such as oil fixed services, may reduce production over the medium term and have less need for shipping. On the other hand, it may take time for that reduction to occur and companies in other industries, such as manufacturing and airlines, where the cost of oil and gas is a significant component to their cost structure, may use more oil and gas.

If demand for shipping of refined petroleum products decline, we may be unable to achieve a level of charter hire sufficient for us to operate our vessels profitably.

Increases in tanker capacity beyond scrap rates may affect our prospects.

The tanker market is affected by a number of factors, such as supply and demand for seaborne transportation of energy resources, the rate at which existing tankers are laid up or scrapped, changes in technology and customer demands and the rate of newbuildings. If the capacity of new tankers delivered exceeds the capacity of tankers being scrapped and converted to non-trading tankers, tanker capacity will increase. If the supply of tanker capacity increases and the demand for tanker capacity decreases or does not increase correspondingly, charter rates could decline, which could have a material adverse effect on our results of operations, cash flows and financial condition.

The spot market is volatile, and any decrease in spot charter rates in the future may adversely affect our earnings.

Although spot chartering is common in the tanker industry, the spot market may fluctuate significantly based upon tanker and oil supply and demand. The successful operation of our vessels in the competitive spot market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. The spot market is volatile and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. If future spot charter rates decline, we may be unable to operate future vessels in the spot market profitably or meet our obligations, including payments on current and future indebtedness. Furthermore, as charter rates for spot charters are fixed for a single voyage which may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such rate increases.

We cannot predict whether our charterers will, upon the expiration of their charters, re-charter our vessels on favorable terms or at all. If our charterers decide not to re-charter our vessels, we may not be able to re-charter them on terms as profitable as our current charters or at all. In the future, we may also employ additional vessels on the spot charter market, which is subject to greater rate fluctuation than the time charter market. If we receive lower charter rates under replacement charters or are unable to re-charter our seven vessels currently under charter and receive lower rates on the spot market, our earnings, financial condition and cash flows would likely be adversely affected.

For vessels employed on medium to long-term time charters, we will not be able to take advantage of favorable opportunities in the spot market.

Future spot market rates are uncertain, and we will not be able to take advantage of favorable opportunities in the spot market for our vessels on time charter. Vessels committed to medium- and long-term time charters may not be available for spot charters during periods of increasing charter hire rates, when spot charters might be more profitable than our current or future time charter agreements, even those with profit-sharing provisions.

Charter rates in our industry can fluctuate substantially, and declines in charter rates or other market deterioration could cause us to incur impairment charges.

We review the carrying values of our vessels for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, or at least at the end of each reporting period. Whenever such indication exists, the recoverable amount of the vessels is estimated in order to determine the extent of impairment loss (if any). The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the vessels for which the estimates of future cash flows have not been adjusted. The review for potential impairment indicators and projection of future cash flows related to the vessels is complex and requires us to make various estimates including future freight rates, residual values, future drydockings and operating costs, which are included in the analysis. All of these items have historically been volatile. We recognize an impairment charge if the carrying value is in excess of the recoverable amount.

Although we believe that the assumptions used to evaluate potential impairment are reasonable and appropriate at the time they are made, such assumptions are highly subjective and likely to change, possibly materially, in the future. Any impairment charges incurred as a result of declines in charter rates could negatively affect our business, financial condition, operating results or the trading price of our common shares.

The value of our vessels may fluctuate substantially, which could impact our ability to comply with covenants in our current and future debt agreements and could cause us to incur a loss if we attempt to dispose of one or more of our vessels when ship values are depressed.

Values for ships can fluctuate substantially over time due to a number of factors, including:

•	prevailing economic conditions in the energy markets;

•	a substantial or extended decline in demand for refined products;

•	the level of worldwide refined product production and exports;

•	changes in the supply-demand balance of the global product tanker market;

•	the availability of newbuild and newer, more advanced vessels at attractive prices compared to our vessels;

•	changes in prevailing charter hire rates;

•	the physical condition of the ship;

•	the vessel’s size, age, technical specifications, efficiency and operational flexibility; and

•	the cost of retrofitting or modifying existing ships, as a result of technological advances in ship design or equipment, changes in applicable environmental or other regulations or standards, customer requirements or otherwise.

A decline in the market value of our vessels could cause us to breach covenants in our current and future debt agreements. If we do breach such covenants and we are unable to remedy the breach, our lenders could accelerate our indebtedness and seek to foreclose on the vessels in our fleet securing those debt instruments or seek other similar remedies. In addition, if a charter contract expires or is terminated by the charterer, we may be unable to re-charter the affected vessel at an attractive rate and, rather than continue to incur maintenance and financing costs for that vessel, we may seek to dispose of the affected vessel. Any foreclosure on our vessels or any disposal by us of a vessel at a time when the value of our vessels is depressed could materially and adversely affect our business, financial condition, results of operations and cash flows.

The current state of the global financial markets and current economic conditions may adversely impact our ability to obtain additional financing on acceptable terms and otherwise negatively impact our business.

Global financial markets and economic conditions have been, and continue to be, volatile. At times, operating businesses in the global economy have faced tightening credit, weakening demand for goods and services, deteriorating international liquidity conditions, uncertain or rising interest rates, and declining markets. From time to time, there has been a general decline in the willingness of banks and other financial institutions to extend credit, particularly in the shipping industry, due to the historically volatile asset values of vessels. As the shipping industry is highly dependent on the availability of credit to finance and expand operations, it has been negatively affected by this decline where it has occurred. As a result, in the future, additional financing may not be available if needed and to the extent required, on acceptable terms or at all. If additional financing is not available when needed, or is available only on unfavorable terms, we may be unable to expand or meet our obligations as they come due or we may be unable to execute our business plan, complete our proposed vessel acquisitions, or otherwise take advantage of business opportunities as they arise.

Changes in fuel prices may adversely affect profits.

The cost of fuel, or bunkers, is a significant expense in our shipping operations for our vessels and changes in the price of fuel may adversely affect our profitability. Although the charterer is generally responsible for the cost and supply of fuel for our vessels employed on time charter, these fuel costs can affect the charter rates we are able to negotiate for our vessels. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of the Petroleum Exporting Countries, or OPEC, and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns, among others. Further, fuel may become much more expensive in the future, which may reduce the profitability and the competitiveness of our business versus other forms of transportation, such as truck or rail.

We are subject to complex laws and regulations, including environmental laws and regulations that can adversely affect our business, results of operations, cash flows and financial condition.

Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These requirements include, but are not limited to, the U.S. Oil Pollution Act, the requirements of the U.S. Coast Guard and the U.S. Environmental Protection Agency, the U.S. Comprehensive Environmental Response, Compensation and Liability Act, the U.S. Clean Air Act, the U.S. Clean Water Act, the U.S. Maritime Transportation Security Act, European Union regulations, the International Labour Organization Maritime Labour Convention the regulations of the International Maritime Organization and anti-bribery statutes such as the U.S. Foreign Corrupt Practices Act and the U.K. Anti-Bribery Act. Compliance with such laws and regulations, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions including greenhouse gases, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents.

These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under the U.S. Oil Pollution Act, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-nautical mile exclusive economic zone around the United States (unless the spill results solely from the act or omission of a third party, an act of God or an act of war). An oil spill could result in significant liability, including fines, penalties, criminal liability and remediation costs for natural resource damages under other international and U.S. federal, state and local laws, as well as third-party damages, including punitive damages, and could harm our reputation with current or potential charterers of our tankers. We are required to satisfy insurance and financial responsibility requirements for potential oil spills (including marine fuel spills) and other pollution incidents. Although we have arranged insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on our business, results of operations, cash flows and financial condition.

If we fail to comply with international safety regulations, we may be subject to increased liability, which may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.

The operation of our vessels is affected by the requirements set forth in the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or the ISM Code. The ISM Code requires the owner of the ship or any other organization or person such as the manager, or the bareboat charterer, who has assumed the responsibility for operation of the ship from the shipowner and who, on assuming such responsibility, has agreed to take over all duties and responsibility imposed by the ISM Code, to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. Our technical managers are responsible for complying with the provisions of the ISM Code and maintaining the relevant certification for themselves and each of our vessels that are under their technical management. If we, our technical managers or our vessel crews fail to comply with the ISM Code, we may be subject to increased liability, our existing insurance may be invalidated or our affected vessels may experience a decrease in available insurance coverage. Such failure may result in a denial of access to, or detention in, certain ports, which could negatively impact our business, financial condition and results of operations.

If our vessels suffer damage due to the inherent operational risks of the tanker industry, we may experience unexpected drydocking costs and delays or total loss of our vessels, which may adversely affect our business and financial condition.

The operation of an ocean-going vessel carries inherent risks. Our vessels and their cargoes will be at risk of being damaged or lost because of maritime or non-maritime perils, such as marine disasters, bad weather and other acts of God, business interruptions caused by mechanical failures, grounding, fire, explosions and collisions, human error, war, terrorism, piracy and other circumstances or events. Changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These hazards may result in death or injury to persons, loss of revenues or property, the payment of ransoms, environmental damage, higher insurance rates, damage to our customer relationships, and market disruptions, delay or rerouting, which may also subject us to litigation. In addition, the operation of tankers has unique operational risks associated with the transportation of oil. An oil spill may cause significant environmental damage, and the associated costs could exceed the insurance coverage available to us. Compared to other types of vessels, tankers are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision, or other cause, due to the high flammability and high volume of the oil transported in tankers.

If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and may be substantial. We may have to pay drydocking costs that our insurance does not cover in full. The loss of revenues while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, may adversely affect our business and financial condition. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility or our vessels may be forced to travel to a drydocking facility that is not conveniently located to our vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to travel to more distant drydocking facilities may adversely affect our business and financial condition. Further, the total loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator. If we are unable to adequately maintain or safeguard our vessels, we may be unable to prevent any such damage, costs, or loss which could negatively impact our business, financial condition, cash flows and results of operations.

We operate our vessels worldwide and as a result, our vessels are exposed to international risks that may reduce revenue or increase expenses.

The international shipping industry is an inherently risky business involving global operations. Our vessels and their cargoes will be at risk of being damaged or lost because of maritime or non-maritime perils, such as marine disasters, bad weather, acts of God, business interruptions caused by mechanical failures, grounding, fire, explosions, collisions, human error, war, terrorism, piracy and other circumstances or events. In addition, changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These sorts of events could interfere with shipping routes and result in market disruptions which may reduce our revenue or increase our expenses.

International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination and trans-shipment points. Inspection procedures can result in the seizure of the cargo and/or our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us. It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, results of operations, cash flows and financial condition.

Acts of piracy on ocean-going vessels could adversely affect our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean and in the Gulf of Aden. Sea piracy incidents continue to occur, particularly in the Gulf of Aden off the coast of Somalia and increasingly in the Gulf of Guinea, with drybulk vessels and tankers particularly vulnerable to such attacks. If these piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including costs which may be incurred to the extent we employ onboard security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention or hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, results of operations, cash flows and financial condition and may result in loss of revenues, increased costs and decreased cash flows to our customers, which could impair their ability to make payments to us under our charters.

Political instability, terrorist or other attacks, war or international hostilities may affect the tanker industry, which may adversely affect our business.

We conduct most of our operations outside of the United States, and our business, results of operations, cash flows and financial condition may be adversely affected by the effects of political instability, terrorist or other attacks, war or international hostilities. Continuing conflicts and recent developments in the Middle East and North Africa, including in Egypt, Syria, Iran, Iraq and Libya, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further world economic instability and uncertainty in global financial markets. As a result of the above, insurers have increased premiums and reduced or restricted coverage for losses caused by terrorist acts generally. Future terrorist attacks could result in increased volatility of the financial markets and negatively impact the U.S. and global economy. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all.

In the past, political instability has also resulted in attacks on vessels, such as the attack on the M/T Limburg, a very large crude carrier not related to us, in October 2002, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. Any of these occurrences could have a material adverse impact on our business, financial condition, cash flows and results of operations.

If our vessels call on ports located in countries that are subject to sanctions and embargoes imposed by the U.S. and other governments, it could adversely affect our business, reputation and the market for our common shares.

Our vessels have not historically called, and do not presently call, on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and countries identified by the U.S. government as state sponsors of terrorism, such as Iran, Sudan and Syria, and, as a result, we have not had contacts with such countries. In addition, our current charters restrict the operations of our vessels in countries subject to U.N. sanctions and the sanctions of certain other jurisdictions, but they are not all limited by U.S. sanctions or laws. While our charterers are well-known international companies that, we believe, would not intentionally operate in these sanctioned countries, we cannot control our charterers’ operations. As a result, although we closely monitor the deployment of our vessels and do not intend to operate in these countries, these sanctions and embargoes may not prevent our vessels from making calls to ports in these countries.

Although we believe we are, and have been, in compliance with applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear or subject to changing interpretations. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that involve or do not involve us or our vessels, and those violations could, in turn, negatively affect our reputation. Violations of sanctions and embargo laws can result in fines, exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person’s vessels from U.S. ports for up to two years.

Any such violations described above could negatively impact our business, reputation and the market for our common shares.

The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.

We expect that our vessels will call in ports where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims which could have an adverse effect on our business, results of operations, cash flows and financial condition.

Maritime claimants could arrest our vessels, which would have a negative effect on our cash flows.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting or attaching a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels would likely interrupt our business or require us to pay large sums of money to have the arrest or attachment lifted, which would have a negative effect on our cash flows.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our ships or for claims against ships not owned by us. In addition, port authorities may seek to detain our vessels in port, which could adversely affect our operating results or relationships with customers.

Governments could requisition our vessels during a period of war or emergency, which may negatively impact our business, financial condition and results of operations.

A government could requisition one or more of our vessels for title or hire. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels may negatively impact our business, financial condition, cash flows and results of operations.

Technological innovation could reduce our charter hire income and the value of our vessels.

The charter hire rates and the value and operational life of a vessel are determined by a number of factors, including the vessel’s efficiency, operational flexibility and useful life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The length of a vessel’s useful life is related to its original design and construction, its maintenance and the impact of the stress of operations. If new tankers are built that are more efficient or more flexible or have longer physical lives than our vessels, competition from these more technologically advanced vessels could adversely affect the amount of charter hire payments we receive for our vessels and the resale value of our vessels could significantly decrease, which would negatively impact our business, financial condition, cash flows and results of operations.

If labor interruptions are not resolved in a timely manner, they could have a material adverse effect on our business, results of operations, cash flows and financial condition.

We, indirectly through our technical managers, employ masters, officers and crews to operate our vessels. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out as we expect and could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Risks Related to Parakou’s Business

We are a new company with a limited history of operations on which investors may assess our performance.

Parakou was founded in January 2014, although it has for accounting purposes a predecessor and eight vessels in operation under existing charters. As a result, we face all the risks of a new business, many of which are beyond our ability to control. These risks include the following:

•	implementing our business plan as a general matter;

•	maintaining good relationships with our existing customers and winning new customers;

•	engaging in our growth strategy, which will necessarily include finding, negotiating and closing on vessel acquisitions and finding financing resources for these potential acquisitions; and

•	retaining our executive team and hiring additional financial and accounting staff for our new business and to comply with existing U.S. and non-U.S. laws and regulations and to address investors and market inquiries.

In addition, we have a limited performance record and operating history and, therefore, limited historical financial information upon which you can evaluate our operating performance or ability to implement and achieve our business strategy. We cannot assure you that we will be successful in implementing our business strategy.

We may be unable to make, or realize the expected benefits from, our intended acquisitions of product tankers and the failure to successfully implement our growth strategy through these acquisitions could adversely affect our business, financial condition and operating results.

Our strategy is to acquire additional ships to meet the need for moving refined petroleum products, vegetable oils, palm oils, easy chemicals and biofuels globally. To that end:

•	we have entered into a memorandum of agreement with PIL, a Hong-Kong based shipping firm founded in 1985, to purchase two additional MR product tankers for $24.0 million per vessel, which we expect to close after the consummation of the mergers and the expiration of these vessels’ existing charters, which is expected to be in August 2015 at the earliest, utilizing a combination of cash on hand, a portion of the proceeds from the trust account and commercial debt financing, subject to customary closing conditions;

•	we are in discussions with owners of two MR product tankers built in 2013 for delivery after the closing of the mergers;

•	we have entered into two share purchase agreements with Proteus Holding Limited (“Proteus”) and two share purchase agreements with Ventic Holdings Ltd. (“Ventic”), each of which are joint ventures of Ceres Marine Partners, Valero Refining and clients of J.P. Morgan Asset Management, for the purchase of a total of four vessels with scheduled delivery dates ranging from the fourth quarter of 2015 to the second quarter of 2016 at an aggregate purchase price of $150.0 million, subject to customary closing conditions;

•	we are negotiating for the purchase of four newbuilds from a Korean shipyard with scheduled delivery dates in the second half of 2016 at an expected purchase price of $37.1 million per vessel and an option to purchase four additional newbuilds that we may exercise two months after signing a purchase agreement for the first four vessels, with delivery dates in the first half of 2017 at an expected price of $37.3 million per vessel; and

•	we intend to enter into ten-year bareboat charter agreements with PIL with respect to four vessels at $10,000 per day with scheduled delivery dates ranging from April to October 2016, and an option to purchase the four vessels from PIL at the end of the ten-year period at a price to be mutually agreed by the parties.

We expect that we would finance these acquisitions with a combination of cash on hand, including funds from the trust account, the issuance of debt and/or equity. If we do not have adequate funds from the trust account we will have to make other arrangements to access cash needed for these acquisitions. We cannot assure you that we will be successful in completing the acquisition of any of these vessels on the time frames anticipated or at all. If we are unable to successfully complete these acquisitions, we will not grow as planned. In addition, these tankers may not be profitable at or after the time of acquisition and may not generate cash flow sufficient to cover the costs of these acquisitions. Market conditions at the time of delivery may be such that charter rates are not favorable and the revenue generated by such vessels may not be sufficient to cover their respective purchase prices.

In addition, our acquisition and investment growth strategy as a general matter exposes us to risks that could adversely affect our business, financial condition, cash flows and operating results, including risks that we may:

•	fail to realize anticipated benefits of acquisitions, such as new customer relationships, cost savings or increased cash flow;

•	not be able to obtain charters at favorable rates or at all;

•	be unable to hire, train or retain qualified shore and seafaring personnel to manage and operate our growing business and fleet or engage a third-party technical manager to do the same;

•	not have adequate operating and financial systems and staff in place as we implement our expansion plan and integrate these acquisitions;

•	decrease our liquidity through the use of a significant portion of available cash or borrowing capacity to finance acquisitions;

•	significantly increase our interest expense and financial leverage if we incur additional debt to finance acquisitions;

•	cause our shareholders to suffer dilution if we issue more equity or equity-linked instruments to finance acquisitions;

•	incur or assume unanticipated liabilities, losses or costs associated with the business or vessels acquired; or

•	incur other significant charges, such as impairment of intangible assets, asset devaluation, residual environmental liabilities or restructuring charges.

The failure of our charterers to meet their obligations under our time charter agreements, on which we currently depend for a majority of our revenues, could cause us to suffer losses or otherwise adversely affect our business.

Seven of our eight vessels currently operate on time charters and we may choose to enter into new time charter agreements in the future with our existing customers or new charterers. The ability and willingness of each of our counterparties to perform its obligations under a time charter agreement with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the tanker shipping industry and the overall financial condition of the counterparties. Charterers are sensitive to the commodity markets and may be impacted by market forces affecting commodities. In addition, in depressed market conditions, charterers may seek to renegotiate their charters or default on their obligations under charters. Our customers may fail to pay charter hire or attempt to renegotiate charter rates.

When a counterparty fails to honor its obligations under agreements with us, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements we secure in the spot market or on time charters may be at lower rates. In the future, if our charterers fail to meet their obligations to us or attempt to renegotiate our charter agreements, we could sustain significant losses, which would likely have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our charterers may terminate or default on their charters, which could adversely affect our results of operations and cash flow.

In certain circumstances, our charterers may terminate charter contracts early. In addition to counterparty risk, the terms of our charters vary as to which events or occurrences will cause a charter to terminate or give the charterer the option to terminate the charter, but these generally include, but are not limited to, a total or constructive loss of the relevant vessel, the off-hire of the relevant vessel for a certain period of time or an event of war or hostilities between certain countries. In addition, the ability of each of our charterers to perform its obligations under a charter will depend on a number of factors that are beyond our control. These factors may include general economic conditions, the condition of the tanker industry, the charter rates received for specific types of vessels, various operating expenses for the charterer and the overall financial condition of our charterers. The costs and delays associated with the default by a charterer under a charter of a vessel may be considerable and may adversely affect our business, results of operations, cash flows and financial condition.

We rely on a limited number of customers. The loss of a key customer could result in a significant loss of revenue in a given period.

We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of customers. Specifically, for the year ended December 31, 2013, we derived approximately 36% and 21% of our revenue from Overseas Shipping Group and Torm A/S, respectively. For the nine months ended September 30, 2014, we derived approximately 40% and 21% of our revenue from Overseas Shipping Group and Torm A/S, respectively. The loss of any significant customer or a substantial decline in the amount of services requested by a significant customer could have a material adverse effect on our business, financial condition, cash flows and results of operations.

Additionally, oil and natural gas companies, refineries and energy companies have undergone significant consolidation and additional consolidation is possible. Consolidation may result in fewer companies to charter or contract for our services. Merger activity may result in a budget for a combined company that is less than the combined budget of the companies before consolidation. Future consolidation of our customer base could reduce demand for our vessels and have a material adverse effect on our business, financial condition, cash flows and results of operations.

Loss of key personnel and failure to attract, integrate and retain highly qualified personnel could make it more difficult for us to develop our business and enhance our financial performance.

We are dependent on the continued services of our senior management team, including Por Liu, our Chief Executive Officer, Gregory McGrath, our Chief Financial Officer, Peter S. Bell, our Chief Commercial Officer, and Yang Jian Guo, our Chief Operating Officer. The loss of such key personnel could have a material adverse effect on our business, financial condition, cash flows and results of operations. Our business and financial performance will also be dependent upon successfully integrating future members of senior management into the business and attracting and retaining additional qualified personnel.

Our senior executive officers and directors may not be able to successfully organize and manage a publicly traded company.

Not all of our senior executive officers or directors have previously organized and managed a publicly traded company, and they may not be successful in doing so. The demands of organizing and managing a publicly traded company, such as ours, are much greater as compared to those of a private company, and some of our senior executive officers and directors may not be able to successfully meet those increased demands.

We do not currently have debt or other financing committed to fund any acquisition.

We do not currently have debt or other financing committed to fund any acquisition. If we are not able to borrow additional funds, raise other capital, generate sufficient cash flow from operations or utilize available cash on hand, we may not be able to acquire new vessels. We cannot assure you that our existing or other lenders will be willing to provide sufficient financing on desirable terms or at all. If for any reason we fail to make a payment when due, which may result in a default under any newbuilding contracts, or otherwise fail to take delivery of any acquisition, we would be prevented from realizing potential revenues from these vessels. We could also lose all or a portion of any yard payments paid by us, and we could be liable for penalties and damages under such contracts.

Delays in deliveries of any of our newbuild product tankers, or delivery of any of the vessels with significant defects, could harm our operating results and lead to the termination of any related charters that may be entered into prior to their delivery.

The delivery of any of the newbuild product tankers could be delayed, which would delay our receipt of revenues under any future charters we enter into for the vessels. In addition, some types of charters we may enter into for these newbuildings, if our delivery of a vessel to the charterer is delayed, could require us to pay liquidated damages in amounts equal to or, under some charters, almost double the hire rate during the delay. For prolonged delays, the charterer may terminate the time charter, resulting in loss of revenues. The delivery of any newbuild with substantial defects could have similar consequences.

Our receipt of newbuildings could be delayed because of many factors, including:

•	quality or engineering problems;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	work stoppages or other labor disturbances at the shipyard;

•	bankruptcy or other financial crisis of the shipbuilder;

•	a backlog of orders at the shipyard;

•	political or economic disturbances in the locations where the vessels are being built;

•	weather interference or catastrophic event, such as a major earthquake or fire;

•	our requests for changes to the original vessel specifications;

•	shortages of, or delays in the receipt of necessary construction materials, such as steel;

•	our inability to finance the debt portion of the purchase price of the vessels; or

•	our inability to obtain requisite permits or approvals.

We do not carry delay of delivery insurance to cover any losses that are not covered by delay penalties in our construction contracts. As a result, if delivery of a vessel is materially delayed, it could adversely affect our business, financial condition, cash flows and operating results.

We may have difficulty managing our planned growth properly.

One of our principal strategies is to continue to grow by expanding our operations and adding to our fleet. Our future growth will primarily depend upon a number of factors, some of which may not be within our control. These factors include our ability to:

•	identify suitable tankers and/or shipping companies for acquisitions at attractive prices;

•	obtain required financing for our existing and new operations;

•	identify businesses engaged in managing, operating or owning tankers for acquisitions or joint ventures;

•	integrate any acquired tankers or businesses successfully with our existing operations, and systems, including obtaining any approvals and qualifications necessary to operate vessels that we acquire;

•	hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet;

•	identify additional new markets;

•	enhance our customer base; and

•	improve our operating, financial and accounting systems and controls.

Our failure to effectively identify, purchase, develop and integrate additional tankers or businesses would adversely affect our strategy to grow by acquisitions. The number of employees that perform services for us and our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and we may not be able to effectively hire more employees or adequately improve those systems. Finally, future acquisitions may require additional equity issuances, which would dilute our existing shareholders, or debt issuances, which would increase our interest expense and financial leverage. If any such events occur, our business, financial condition, cash flows and operating results may be adversely affected.

Growing any business by acquisition presents numerous risks, such as the demand on our executives’ time and our other resources in pursuing acquisitions whether we are successful or not in completing any possible acquisitions, undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. The expansion of our fleet may impose significant additional responsibilities on our management and the management and staff of our technical managers and may necessitate that we, and they, increase the number of personnel. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.

If we purchase and operate second-hand vessels, we will be exposed to increased operating costs which could adversely affect our earnings and, as our fleet ages, the risks associated with older vessels could adversely affect our ability to obtain profitable charters.

Our current business strategy includes additional future growth through the acquisition of second-hand vessels, newbuild resales as well as vessel orders from shipyards. While we typically inspect second-hand vessels prior to purchase, this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us. Generally, we do not receive the benefit of warranties from the builders for the second-hand vessels that we acquire.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel efficient than more recently constructed vessels due to improvements in engine technology. Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

Any vessel modification projects we undertake could have significant cost overruns, delays or fail to achieve the intended results.

Market volatility and higher fuel prices, coupled with increased regulation and concern about the environmental impact of the international shipping industry, have led to an increased focus on fuel efficiency. Many shipbuilders have implemented vessel modification programs for their existing ships in an attempt to capture potential efficiency gains. We will consider making modifications to our fleet where we believe the efficiency gains will result in a positive return for our shareholders. However, these types of projects are subject to risks of delay and cost overruns, resulting from shortages of equipment, unforeseen engineering problems, work stoppages, unanticipated cost increases, inability to obtain necessary certifications and approvals, shortages of materials or skilled labor, among other problems. In addition, any completed modification may not achieve the full expected benefits or could even compromise our fleet’s ability to operate at higher speeds, which is an important factor in generating additional revenue in an improving freight rate environment. The failure to successfully complete any modification project we undertake or any significant cost overruns or delays in any retrofitting projects could have a material adverse effect on our business, financial position, cash flows and results of operations.

We may experience operational problems with vessels that reduce revenue and increase costs.

Product tankers are complex vessels and their operation is technically challenging. Marine transportation operations are subject to mechanical risks and problems, in addition to challenges resulting from harsh weather conditions on the high seas. Operational problems may lead to loss of revenue or higher than anticipated operating expenses or require additional capital expenditures. Any of these results could adversely affect our business, financial condition, cash flows and operating results.

If we are unable to operate our vessels profitably, we may be unsuccessful in competing in the highly competitive international tanker market, which would negatively affect our financial condition and our ability to expand our business.

The operation of tanker vessels and transportation of petroleum products is extremely competitive, in an industry that is capital intensive and highly fragmented. Competition arises primarily from other tanker owners, including major oil companies as well as independent tanker companies, some of whom have substantially greater resources than we do. Competition for the transportation of oil and oil products can be intense and depends on price, location, size, age, condition and the acceptability of the tanker and its operators to the charterers. We may be unable to compete effectively with other tanker owners, including major oil companies as well as independent tanker companies many of whom have substantially greater financial and other resources than us.

In addition, we may not be able to compete profitably as we expand our business into new geographic regions or provide new services. New markets may require different skills, knowledge or strategies than we use in our current markets, and the competitors in those new markets may have greater financial strength and capital resources than we do.

Our growth depends on our ability to expand relationships with existing customers and obtain new customers, for which we will face substantial competition.

The process of obtaining new charters is highly competitive, generally involves an intensive screening process and competitive bids and often extends for several months. Contracts are awarded based upon a variety of factors, including:

•	the operator’s industry relationships, experience and reputation for customer service, quality operations and safety;

•	the operator’s construction management experience, including the ability to obtain on-time delivery of new vessels according to customer specifications;

•	the quality and age of the vessels;

•	the quality, experience and technical capability of the crew;

•	the operator’s willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	the competitiveness of the bid in terms of overall price.

Our ability to obtain new customers will depend upon a number of factors many of which are beyond our control. These include our ability to:

•	successfully manage our liquidity and obtain the necessary financing to fund our anticipated growth;

•	attract, hire, train and retain qualified personnel and technical managers to manage and operate our fleet;

•	identify and consummate desirable acquisitions, joint ventures or strategic alliances; and

•	identify and capitalize on opportunities in new markets.

We expect competition for providing transportation services from a number of experienced companies. As a result, we may be unable to expand our relationships with existing customers or to obtain new customers on a profitable basis, if at all, which would have a material adverse effect on our business, financial condition, cash flows and operating results.

Our operating results are subject to seasonal fluctuations.

We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. The product tanker market is typically stronger in the winter months as a result of increased oil consumption in the northern hemisphere. In addition, unpredictable weather patterns in the fall and winter tend to disrupt vessel scheduling and supplies of certain petroleum products. The oil price volatility resulting from these factors has historically led to increased oil trading in the winter months. We could experience difficultly re-chartering our time charters that expire during the relatively weaker fiscal quarters ending June 30 and September 30 at similar rates or at all, which would adversely impact our business, financial condition, cash flows and operating results.

Exchange rate fluctuations could adversely affect our revenues, financial condition and operating results.

We generate a substantial part of our revenues in U.S. dollars, but may incur costs in other currencies. The difference in currencies could in the future lead to fluctuations in our net income due to changes in the value of the U.S. dollar relative to other currencies. We have not hedged our exposure to exchange rate fluctuations, and as a result, our U.S. dollar denominated results of operations and financial condition could suffer as exchange rates fluctuate.

If we do not set aside funds and are unable to borrow or raise funds for vessel replacement, at the end of a vessel’s useful life our revenue will decline, which would adversely affect our business, results of operations and financial condition.

If we do not set aside funds and are either unable to borrow or raise funds for vessel replacement or can only do so at higher interest rates, we may be unable to replace some or all of the vessels in our current fleet upon the expiration of their remaining useful lives depending on the vessel. Our cash flows and income are dependent on the revenues earned by the chartering of our vessels. Higher interest rates would affect our financial condition even for vessels we are able to replace. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives or can only do so at higher interest rates, our business, results of operations, cash flows and financial condition would be adversely affected.

Our ability to obtain additional financing will depend on the performance of our business, our manager and market conditions.

The actual or perceived credit quality of our business, our manager and market conditions affecting the time charter, spot and credit markets may materially affect our ability to obtain the additional capital resources we will require to purchase additional vessels or may significantly increase the costs of obtaining such capital. Our inability to obtain additional financing at all or at a reasonable cost to us may materially affect our financial condition, results of operation, cash flows and our ability to implement our business strategy.

We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or negatively impact our results of operations and cash flows.

We have entered into, and will enter in the future, various contracts. Such agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime and offshore industries, the overall financial condition of the counterparty, their compliance with the tax, environmental and other regulatory regimes they are subject to, charter rates received for specific types of vessels, and various expenses. As a result, our counterparties may seek to renegotiate the terms of their existing agreements or avoid their obligations under their contracts. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our insurance may not be adequate to cover our losses that may result from our operations due to the inherent operational risks of the tanker industry.

We carry insurance to protect us against most of the accident-related risks involved in the conduct of our business, including marine hull and machinery insurance, protection and indemnity insurance, which include pollution risks, crew insurance, war risk insurance and loss of hire insurance. However, we may not be adequately insured to cover losses from our operational risks, which could have a material adverse effect on us. Additionally, our insurers may refuse to pay particular claims and our insurance may be voidable by the insurers if we take, or fail to take, certain action, such as failing to maintain certification of our vessels with applicable maritime regulatory organizations. Any significant uninsured or under-insured loss or liability could have a material adverse effect on our business, results of operations, cash flows and financial condition. In addition, we may not be able to obtain adequate insurance coverage at reasonable rates in the future during adverse insurance market conditions which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Changes in the insurance markets attributable to terrorist attacks, piracy or environmental disasters may also make certain types of insurance more difficult for us to obtain due to increased premiums or reduced or restricted coverage for losses caused by terrorist acts, piracy or environmental disasters generally.

Because we obtain some of our insurance through protection and indemnity associations, which result in significant expenses to us, we may be required to make additional premium payments.

We may be subject to increased premium payments, or calls, in amounts based on our claim records, the claim records of our manager or technical managers, as well as the claim records of other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. Our protection and indemnity associations may not have sufficient resources to cover claims made against them. Our payment of these calls could result in significant expense to us, which could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Changes in the insurance markets or increased risks to other members of our protection and indemnity associations attributable to terrorist attacks, piracy, environmental disasters or other maritime and non-maritime perils may cause increases to premiums and may make certain types of insurance more difficult for us to obtain due to increased premiums or reduced or restricted coverage.

Holdco’s status as a foreign corporation for U.S. federal income tax purposes could be affected by a change in facts and circumstances or a change in, or different interpretations of, law.

For U.S. federal income tax purposes, a corporation generally is considered a tax resident in the place of its organization or incorporation. Code Section 7874, however, contains rules that can result in a foreign corporation being treated as a U.S. corporation for U.S. federal income tax purposes in the event that, among other requirements, the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation. Based on the rules for determining share ownership under Section 7874 and certain factual assumptions, the Cambridge shareholders are expected to be treated as holding less than 80% (by both vote and value) of Holdco common shares by reason of their ownership of shares of Cambridge common stock. As a result, under current law, Holdco should be treated as a foreign corporation for U.S. federal income tax purposes under Section 7874. However, whether the ownership test has been satisfied for purposes of Section 7874 must be finally determined after the completion of the mergers, by which time there could be adverse changes to the relevant facts and circumstances, including a substantial increase in the value of Holdco common shares, which may cause warrants to purchase Holdco common shares and purchase options to purchase Holdco units to have net positive value and cause Cambridge shareholders to be treated as owning 80% or more of Holdco common shares. Furthermore, the IRS may successfully assert that a portion of the Holdco common shares issued in the Parakou merger should not be included in determining the percentage of Holdco common shares owned by the

Cambridge shareholders after the mergers, which may cause the Cambridge shareholders to own 80% or more of Holdco common shares and cause Holdco to be treated as a U.S. corporation for U.S. federal income tax purposes.

Moreover, a subsequent change in the facts or in law might cause Holdco to be treated as a U.S. corporation for U.S. federal income tax purposes, including with retroactive effect. By the time of the completion of the mergers, there could be a change in law under Code Section 7874, in the Treasury regulations promulgated thereunder, or other changes in law that, if enacted, could (possibly retroactively) cause Holdco to be treated as a U.S. corporation for U.S. federal income tax purposes. In particular, the Obama administration proposed policies in its published revenue proposal for fiscal year 2015 that would broaden the definition of an inversion transaction by reducing the aforementioned 80% test to a greater than 50% test, and by adding a special rule whereby, regardless of the level of shareholder continuity, an acquiring foreign corporation would be treated as a U.S. corporation for U.S. federal income tax purposes if the affiliated group that includes the acquiring foreign corporation is primarily engaged and controlled in the United States. In addition, Representative Levin introduced a similar bill in 2014 (the “Levin Bill”), which would treat an acquiring foreign corporation as a U.S. corporation for U.S. federal income tax purposes if the shareholders of the acquired U.S. corporation own more than 50% of the stock (by vote or value) of the acquiring foreign corporation or if the management and control of the expanded affiliated group which includes the acquiring foreign corporation occurs, directly or indirectly, primarily within the United States and such expanded affiliated group has significant domestic business activities (i.e., at least 25% of the employees, employee compensation, assets or income of the group is based in the United States), with a retroactive effective date of May 8, 2014. On September 22, 2014, the Treasury Department and the IRS jointly issued an advance notice of proposed regulations (the “Proposed Regulations”) designed to curtail the inversion transactions and the tax benefits of such transactions with an effective date, in general, of September 22, 2014. While the Proposed Regulations are not expected to have a material adverse effect on Holdco, if the Levin Bill or another similar bill were enacted with a retroactive effective date that is prior to the closing date, Holdco could be treated as a U.S. corporation notwithstanding that it is incorporated in the Marshall Islands. In such event, Holdco could be liable for substantial additional U.S. federal income tax on its operations and income following the completion of the mergers. For a further discussion, see “Tax Consequences of the Mergers — U.S. Federal Income Tax Considerations — Tax Consequences of the Mergers — U.S. Federal Income Tax Classification of Holdco as a Result of the Mergers.”

If the mergers do not qualify as a reorganization under Section 368(a) of the Code or are otherwise taxable to U.S. holders of shares of Cambridge common stock, then such holders may be required to pay substantial U.S. federal income taxes.

It is intended that, for U.S. federal income tax purposes, the Cambridge merger (1) qualify as a reorganization within the meaning of Section 368(a) of the Code and (2) not result in gain being recognized by U.S. holders of shares of Cambridge common stock immediately prior to the effective time of the Cambridge merger under Section 367(a) of the Code (other than any such shareholder that would own, actually or constructively, five percent or more of the stock of Holdco (by vote or value) immediately after the merger) (the “Intended Tax Treatment”). The parties intend to report the Cambridge merger in a manner consistent with the Intended Tax Treatment. However, there are significant factual and legal uncertainties concerning whether the mergers will qualify for the Intended Tax Treatment. For example, Section 367(a) of the Code and the applicable Treasury regulations promulgated thereunder provide that where a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization within the meaning of Section 368(a) of the Code, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. There are significant factual and legal uncertainties concerning the determination of certain of these requirements. In addition, the closing of the mergers is not conditioned upon the receipt of an opinion of counsel that the mergers will qualify for the Intended Tax Treatment, and no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court would not sustain a challenge by the IRS. Moreover, none of Cambridge, Holdco, Parakou or Merger Sub intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the mergers. Furthermore, if holders of Cambridge common stock holding in the aggregate more than 60% of the value of Cambridge common stock exercise their conversion rights and receive solely cash, the Cambridge merger may not qualify for the Intended Tax Treatment. Although we believe it is unlikely that the mergers will be consummated in such an event, there can be no assurance in that regard and holders of Cambridge common stock may be required to recognize gain or loss, regardless of whether they exchange their shares of Cambridge common stock solely for Holdco common shares or solely for cash. If at the effective time of the mergers requirements for the non-recognition of gain under Section 367(a) of the Code are not met or any requirement of Section 368 is not satisfied, a U.S. holder of shares of Cambridge common stock would recognize gain (but may not be able to recognize loss) based on the amount such U.S. holder realizes in the mergers. For a further discussion, see “Tax Consequences of the Mergers — U.S. Federal Income Tax Considerations — Tax Consequences of the Mergers — Tax Consequences of the Mergers to U.S. Holders of Shares of Cambridge Common Stock.”

Holdco may be treated as, or may become, a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences for U.S. shareholders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on the current operations of Parakou and its subsidiaries and the expected composition of Holdco’s income and assets, we do not expect Holdco to be a PFIC after the mergers. Although there is no legal authority directly on point, for purposes of determining whether Holdco is a PFIC, we believe that the gross income it derives or is deemed to derive from the time chartering and voyage chartering activities of its wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that Holdco or its wholly-owned subsidiaries own and operate in connection with the production of such income should not constitute passive assets for purposes of determining whether Holdco is a PFIC. However, in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with our position. In addition, although Holdco intends to conduct its affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, no assurances can be given that the nature of Holdco’s operations will not change in the future.

If the IRS were to find that Holdco is a PFIC for any taxable year, U.S. shareholders of Holdco would face adverse U.S. federal income tax consequences and incur certain information reporting obligations. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders), such shareholders would be subject to U.S. federal income tax at the then prevailing maximum rates on ordinary income plus interest, in respect of excess distributions and upon any gain from the disposition of their Holdco common shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of the common shares.

Holdco may have to pay tax on U.S.-source shipping income, which would reduce its earnings.

Under the Code, a foreign corporation that is engaged in international shipping activities and that recognizes income attributable to transportation that begins or ends (but that does not both begin and end) in the United States, as Holdco and its subsidiaries are expected to do after the mergers, may be subject to U.S. federal income taxation under one of two alternative tax regimes unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury regulations promulgated thereunder: the 4% gross basis tax or the net basis tax and branch tax. The imposition of any such taxation would have a negative effect on Holdco’s business and would decrease its earnings available for distribution to its shareholders.

Based on the information that Holdco currently has as to its expected shareholders and other matters, assuming that Holdco meets certain trading frequency and trading volume tests each year, Holdco expects to satisfy the requirements for qualification under Section 883 of the Code after the mergers. However, Holdco may not qualify for exemption under Section 883 of the Code for a particular taxable year if shareholders with a five percent or greater interest in Holdco common shares directly owned, in the aggregate, 50% or more of the outstanding Holdco common shares for more than half the days during the taxable year (the shares directly owned by such shareholders are hereinafter referred to as the “Closely-Held Block of Shares”), and there does not exist sufficient direct or indirect shareholders with respect to the aforementioned Closely-Held Block of Shares that are qualified shareholders for purposes of Section 883 of the Code. Such a change in ownership, and certain other requirements for Holdco common shares to be treated as primarily and regularly traded on an establish securities market, are outside of the control of Holdco and, as a result, no assurances can be provided that Holdco will satisfy the requirements for qualification under Section 883 of the Code for any year. Furthermore, even if qualified shareholders own, directly or indirectly, sufficient shares of the company for the foregoing purpose, Holdco may still be unable to qualify for exemption under Section 883 of the Code if it cannot satisfy certain substantiation requirements with regard to its qualified shareholders. Due to the factual nature of the issues involved, there can be no assurances with respect to the eligibility of Holdco or any of its subsidiaries for the exemption under Section 883 of the Code. For a more detailed discussion, see the section entitled “Tax Consequences of the Mergers — U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of Holdco.”

We will incur increased costs and obligations as a result of being a public company.

As a privately held company, Parakou has not been required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, we will incur significant legal, accounting and other expenses that we were not required to incur in the recent past, particularly after we are no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the SEC and the Nasdaq have created uncertainty for public companies and increased the costs and the time that our board of directors and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We may remain an “emerging growth company” for up to five years or until such earlier time that we have more than $1.0 billion in annual revenues, have more than $700.0 million in market value of our common shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three year period. Further, there is no guarantee that the exemptions available to us under the JOBS Act will result in significant savings. To the extent we choose not to use exemptions from various reporting requirements under the JOBS Act, we will incur additional compliance costs, which may impact earnings.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common shares less attractive because we will rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active market for our common shares and our share price may be more volatile.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. Holdco and Parakou have irrevocably opted not to take advantage of such extended transition period, and will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Pursuant to the recently enacted JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting and generally requires, in the same report, a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, under the recently enacted JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.” We could be an “emerging growth company” for up to five years.

If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a U.S. publicly traded company in a timely and reliable manner.

As Parakou is a privately held company, we have not been required to adopt all of the financial reporting and disclosure procedures and controls required of a U.S. publicly traded company. We expect that the implementation of all required accounting practices and policies and the hiring of additional financial staff will increase our operating costs and could require significant time and resources from our management and employees. If we fail to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required SEC reports that a U.S. publicly traded company is required to provide in a timely and reliable fashion. Any such delays or deficiencies could penalize us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and hurt our reputation and could thereby impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for continued listing of our common shares on Nasdaq.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations or prevent fraud or fail to meet our reporting obligations and investor confidence and the market price of our share prices may be materially and adversely affected.

As Parakou is a privately held company, we have not been required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act. We anticipate being required to meet these standards in the course of preparing our consolidated financial statements as of and for the year ended December 31, 2015, and our management will be required to report on the effectiveness of our internal control over financial reporting for such year. Additionally, once we are no longer an “emerging growth company,” our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting on an annual basis. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, we may encounter problems or delays in completing the implementation of any requested improvements and receiving a favorable attestation in connection with the attestation provided by our independent registered public accounting firm. We will be unable to issue securities in the public markets through the use of a shelf registration statement if we are not in compliance with Section 404. Furthermore, failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and share price and could limit our ability to report our financial results accurately and timely.

Certain provisions of our amended and restated articles of incorporation and our amended and restated bylaws may make it difficult for shareholders to change the composition of our board of directors and may discourage, delay or prevent a merger or acquisition that some shareholders may consider beneficial.

Certain provisions of our amended and restated articles of incorporation and amended and restated bylaws may have the effect of delaying or preventing changes in control if our board of directors determines that such changes in control are not in the best interests of Holdco and our shareholders. The provisions in our amended and restated articles of incorporation and amended and restated bylaws include, among other things, those that:

•	provide for a classified board of directors with three-year staggered terms;

•	authorize our board of directors to issue preferred shares and to determine the price and other terms, including preferences and voting rights, of those shares without shareholder approval;

•	establish advance notice procedures for nominating directors or presenting matters at shareholder meetings;

•	allow only our board of directors to fill vacancies on our board of directors; and

•	limit the persons who may call special meetings of shareholders.

While these provisions have the effect of encouraging persons seeking to acquire control of our company to negotiate with our board of directors, they could enable the board of directors to hinder or frustrate a transaction that some, or a majority, of the shareholders may believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors.

These provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management members by making it more difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our management. For more information, see “Description of Holdco Securities.”

We have no present intention to pay dividends and, even if we change that policy, we may be restricted from paying dividends on our common shares.

As a holding company, we will depend on our subsidiaries’ ability to pay distributions to us to pay cash dividends to holders of our common shares. We do not anticipate declaring or paying cash dividends to holders of our common shares in the near term. We currently intend to retain future earnings, if any, for use in the operation and expansion of our business. We may, however, adopt in the future a policy to make cash dividends. Our future dividend policy is within the discretion of our board of directors. However, any future payment of dividends may be restricted by the covenants contained in our secured term loan facility (the “credit facility”) and other debt financing instruments that we may enter into in the future. Any determination to pay or not pay cash dividends will also depend upon then-existing conditions, including our results of operations, financial condition, capital requirements, investment opportunities, statutory and contractual restrictions on our ability to pay dividends and other factors our board of directors may deem relevant. In addition, Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares, or if there is no par value, that portion of the consideration allocated to surplus by action of the board of directors) when a company is insolvent or if the payment of the dividend would render the company insolvent.

Risks Related to Our Indebtedness

Servicing debt will limit funds available for other purposes and if we cannot service our debt, we may lose our vessels.

Our credit facility and other debt financing instruments that we may enter into in the future will require us to dedicate a part of our cash flow from operations to paying interest on the indebtedness in certain situations. These payments limit funds available for working capital, capital expenditures and other purposes, including further equity or debt financing in the future. Amounts borrowed under the credit facility and other debt financing instruments that we may enter into in the future may bear interest at variable rates and are not completely hedged. Increases in prevailing rates could increase the amounts that we would have to pay to the lenders in certain situations, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease. We expect our earnings and cash flow to vary from year to year due to the cyclical nature of the tanker industry. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	seeking to raise additional capital;

•	refinancing or restructuring our debt;

•	selling tankers; or

•	reducing or delaying capital investments.

However, these alternative financing plans, if necessary, may not be sufficient to allow us to meet our debt obligations. If we are unable to meet our debt obligations or if certain other events of default occur under debt instruments, the lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable.

In addition, we expect to incur additional debt to finance our proposed acquisitions, which would increase the risks identified above.

Our credit facility and other debt financing instruments are expected to contain restrictive covenants which limit the amount of cash that we may use for other corporate activities, which could negatively affect our growth and cause our financial performance to suffer.

Our credit facility, and other debt financing instruments that we may enter into in the future, imposes, and will likely impose on us, operating and financial restrictions. These restrictions may limit our ability, or the ability of our subsidiaries party thereto to:

•	enter into any negative pledge regarding vessels currently owned or other assets;

•	incur additional debt or guarantees;

•	acquire other vessels, a limit on the transfer any of the currently owned vessels;

•	pay dividends based on certain conditions;

•	merge with other companies and the acquire shares of other companies,

•	modify the material terms of the charters of our vessels; and

•	purchase any of the shares and requirements to operate the vessels according to customary maritime lending standards.

In addition, the credit facility contains financial covenants, including to maintain a ratio of aggregate vessel market value to outstanding loans of not less than 120%, a ratio of EBITDA (as defined in the credit facility) to interest expense of greater than 2 to 1 on or before December 31, 2016 and 2.5 to 1 thereafter, total cash and cash equivalents of not less than the higher of (1) $500,000 for each Vessel in operation and (2) 5% of total liabilities (the “Total Cash Covenant”), a maximum net debt not to exceed 65% of total capitalization (the “Maximum Net Debt Covenant”), and tangible net worth of not less than $80.0 million plus 2.5% of the guarantors’ positive consolidated net income and 50% of the value of the equity proceeds realized from guarantor equity issuances. For the period from July 21, 2014 to June 30, 2015, we received a consent from the lenders under the credit facility from the need to comply with all financial covenants contained in the credit facility. We applied for such consent to avoid having to test these covenants until after the expected effective date of the mergers to prevent a potential default under the credit facility prior to the consummation of the mergers and the next testing date is now on December 31, 2015. Based on currently available information, we may not be in compliance with the Total Cash Covenant and the Maximum Net Debt Covenant upon the issuance of our audited financial statements for the year ended December 31, 2014. We expect that following June 30, 2015, we will be in compliance with the credit facility financial covenants since we are currently experiencing positive cash flow from operations and expect this to continue for the foreseeable future, and we expect to have access to other potential sources of cash and liquidity as well. If we were not in compliance with the financial covenants beyond June 2015, we would need to seek an additional consent from our lenders or risk a default under the credit facility at the next testing date of December 31, 2015, which could lead to an acceleration of amounts owed under the credit facility and a potential foreclosure on the vessels and other collateral.

Therefore, we may need to seek permission from the lenders in order to engage in some corporate actions and the proposed acquisitions of additional vessels. The lenders’ interests may be different from ours and we may not be able to obtain the lenders’ permission when needed.

Risks Related to Holdco Common Shares

An investment in Holdco common shares is speculative and there can be no assurance of any return on any such investment.

An investment in Holdco common shares is highly speculative, and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in their investment, including the risk of losing their entire investment.

The price of Holdco common shares may be volatile.

The price of Holdco common shares may fluctuate due to a variety of factors, including:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in industry;

•	mergers and strategic alliances in the product tanker industry;

•	market prices and conditions in the product tanker and oil industries;

•	changes in government regulation;

•	potential or actual military conflicts or acts of terrorism;

•	natural disasters affecting the supply chain or use of petroleum products;

•	the failure of securities analysts to publish research about us, or shortfalls in our operating results compared to levels forecast by securities analysts;

•	announcements concerning us or our competitors; and

•	the general state of the securities market.

These market and industry factors may materially reduce the market price of our common shares, regardless of our operating performance.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.

We currently expect that securities research analysts will establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage, if no analysts commence coverage of us, the trading price and volume for our common shares could be adversely affected.

Holdco may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Holdco’s common shares.

Holdco may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness or our equity incentive plan, without shareholder approval, in a number of circumstances.

Holdco’s issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•	Holdco’s existing shareholders’ proportionate ownership interest in Holdco will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of Holdco’s common shares may decline.

Future resales of the common shares of Holdco issued to Mr. Por Liu may cause the market price of Holdco’s securities to drop significantly, even if Holdco’s business is doing well.

Under the merger agreement, Mr. Por Liu will receive, among other things, an aggregate of 5,800,000 common shares of Holdco upon consummation of the Parakou merger, as well as the ability to earn up to an additional 2,000,000 shares if certain earn out or share price targets are achieved over the next three years or if a change of control (as defined in the merger agreement) occurs. Upon consummation of the Parakou merger, Mr. Por Liu will be our Chairman and Chief Executive Officer. Pursuant to the merger agreement, Mr. Por Liu will be restricted from selling any of the Holdco shares that he receives as a result of the mergers during the twelve month period after the closing date of the mergers, subject to certain exceptions, and Mr. Por Liu will be required to enter into a lock-up agreement to such effect. See the section entitled “The Merger Proposal — Sale Restriction; Resale Registration.”

Subject to these restrictions, Holdco will enter into a registration rights agreement at the closing of the mergers with Mr. Por Liu pursuant to which he will be granted certain demand and “piggy-back” registration rights with respect to his securities. Furthermore, Mr. Por Liu may sell Holdco shares pursuant to Rule 144 under the Securities Act, if available, rather than under a registration statement. In these cases, the resales must meet the criteria and conform to the requirements of that rule, including, because Cambridge and Holdco are currently shell companies, waiting until one year after Holdco’s filing with the SEC of a Current Report on Form 8-K containing the information required by Form 10 and reflecting the mergers with Parakou, which we expect to file shortly after the closing of the mergers.

Upon expiration of the applicable lock-up periods, and upon effectiveness of the registration statement Holdco files pursuant to the registration rights agreement or upon satisfaction of the requirements of Rule 144 under the Securities Act, Mr. Por Liu may sell large amounts of Holdco shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in Holdco’s share price or putting significant downward pressure on the price of Holdco’s common shares.

There may be circumstances in which the interests of Mr. Por Liu could be in conflict with your interests as a shareholder.

Mr. Por Liu, our Chairman and Chief Executive Officer, will own approximately 37.9% of our outstanding common shares immediately after consummation of the mergers (assuming that no Cambridge stockholders exercise their conversion rights) and up to approximately 42.5% of our outstanding common shares if all of the earn out or share price targets are achieved in the next three years or a change in control occurs (assuming that no Cambridge stockholders exercise their conversion rights). Circumstances may arise in which he may have an interest in pursuing or preventing acquisitions, divestitures or other transactions, including the issuance of additional shares or debt, that, in his judgment, could enhance his investment in us or another company in which he invests. Such transactions might adversely affect us or other holders of our common shares. Further, holders of our common shares may have more difficulty in protecting their interests in connection with actions taken by our significant shareholders than they would as shareholders of a corporation incorporated in the United States.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate or bankruptcy law and, as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.

Our corporate affairs are governed by our amended and restated articles of incorporation and amended and restated bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-

statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or significant shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction. Additionally, the Republic of the Marshall Islands does not have a legal provision for bankruptcy or a general statutory mechanism for insolvency proceedings. As such, in the event of a future insolvency or bankruptcy, our shareholders and creditors may experience delays in their ability to recover their claims after any such insolvency or bankruptcy. See the section entitled “Comparison of Corporate Governance and Shareholder Rights” for further information.

It may be difficult to serve process on or enforce a U.S. judgment against us, our officers and our directors because we are a foreign corporation.

We are a corporation formed in the Republic of the Marshall Islands, and a substantial portion of our assets are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Republic of the Marshall Islands or of the non-U.S. jurisdictions in which our offices are located would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. As a result, it may be difficult or impossible for you to bring an original action against us or against these individuals in a Marshall Islands court in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise because the Marshall Islands courts would not have subject matter jurisdiction to entertain such a suit. A judgment entered in a foreign jurisdiction is enforceable in the Republic of the Marshall Islands without a retrial on the merits so long as the provisions of the Republic of the Marshall Islands Uniform Foreign Money-Judgments Recognition Act are complied with.

Risks Related to the Mergers

If Cambridge stockholders fail to properly elect to exercise their conversion rights or fail to deliver their shares to the transfer agent after so electing, they will not be entitled to convert their shares of common stock of Cambridge into a pro rata portion of the trust account.

Cambridge stockholders holding public shares may demand that Cambridge convert their shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the mergers. Cambridge stockholders who seek to exercise this conversion right must deliver their stock (either physically or electronically) to Cambridge’s transfer agent at least two business days prior to the vote at the meeting. Any Cambridge stockholder who fails to properly elect to exercise such conversion rights or who fails to deliver his stock will not be entitled to convert his or her shares into a pro rata portion of the trust account for conversion of his shares. See the section entitled “Special Meeting of Cambridge Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares to cash.

Cambridge public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 20% of the public shares.

A Cambridge public stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 20% of the public shares. If less than $50,000,000 in cash is left in the trust account after giving effect to the conversions, then Parakou has a right to terminate the merger agreement. Accordingly, if you hold more than 20% of the public shares and the merger proposal is approved, you will not be able to seek conversion rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 20% or sell them in the open market. Cambridge cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of Cambridge’s shares of common stock will exceed the per-share conversion price. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, Cambridge will require each Cambridge public stockholder seeking to exercise conversion rights to certify to Cambridge whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to Cambridge at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Cambridge makes the above-referenced determination. Notwithstanding the foregoing, stockholders may challenge Cambridge’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

Nasdaq may not list Holdco’s shares on its exchange, which could limit investors’ ability to make transactions in Holdco’s securities and subject Holdco to additional trading restrictions.

Holdco has applied to have its common shares and warrants listed on Nasdaq upon consummation of the mergers. Holdco will be required to meet the initial listing requirements to be listed. Holdco may not be able to meet those initial listing requirements. Even if Holdco’s securities are so listed, Holdco may be unable to maintain the listing of its securities in the future.

If Holdco fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, neither of Cambridge nor Parakou would be required to consummate the mergers. In the event that each of Cambridge and Parakou elected to waive this condition, Holdco could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	a limited amount of news and analyst coverage for the company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Holdco’s ability to request indemnification from Mr. Por Liu, as the former owner of Parakou, for damages arising out of the mergers is limited in certain instances to those claims where damages exceed $500,000 or $900,000 and is also limited to the cash value as of the closing of the mergers of 5% of the shares that Mr. Por Liu receives in the Parakou merger.

At the closing of the mergers, Holdco will have limited post-closing rights to indemnification under the merger agreement for breaches of certain representations and warranties regarding Parakou’s ownership of the vessels and Parakou’s organization, qualification and authority, and for that certain litigation matter. Other than with respect to Parakou’s representations with respect to its organization, qualification and authority and its ownership of the vessels, none of the representations and warranties set forth in the merger agreement will survive the closing date and will terminate as of such date. Claims for indemnification due to breaches of Parakou’s representations and warranties may only be asserted by Holdco during the twelve months following the Parakou merger, whereas claims for indemnification related to the certain litigation matter may be asserted until such matter is finally determined or settled. Holdco’s damages for (a) breaches of such representations and warranties are limited to the amount of losses equal to the percent of Holdco common shares not owned by Mr. Por Liu and are further subject to a $500,000 deductible and (b) losses relating to such litigation matter are limited to the amount of losses equal to the percent of Holdco common shares not owned by Mr. Por Liu and are further subject to a $900,000 deductible, in which event the amount payable shall be the amount in excess of the applicable deductible. Indemnifiable losses resulting from any single claim for an Indemnifiable Matter must be in excess of $50,000. Holdco will pay for Mr. Por Liu’s out-of-pocket costs and expenses incurred in connection with the defense of any alleged Indemnifiable Matter including attorney’s fees, unless a court of competent jurisdiction determines that Mr. Por Liu is liable for such Indemnifiable Matter. Accordingly, it is possible that Holdco will not be entitled to indemnification even if Parakou is found to have breached certain of its representations and warranties contained in the merger agreement if such breaches would only result in damages to Holdco of less than $500,000. Also, the aggregate liability of Mr. Por Liu for damages is limited to the cash value as of the closing date of 290,000 Holdco common shares, or 5% of the shares Mr. Por Liu receives in the

Parakou merger. Based on a closing price of Cambridge common stock of $9.95 per share on March 17, 2015, Holdco’s aggregate post-closing right to indemnification from Mr. Por Liu would be limited to $2,885,500. Other than with respect to actual fraud or intentional or willful misrepresentation or omission, Holdco’s rights to indemnification will be its sole remedy with respect to any and all claims for money damages arising out of or relating to the merger agreement.

Cambridge’s current directors and executive officers own shares of common stock and warrants that will be worthless and have incurred reimbursable expenses that may not be reimbursed or repaid if the mergers are not approved. Such interests may have influenced their decision to approve the business combination with Parakou.

Cambridge’s officers and directors and/or their affiliates beneficially own insider shares and private units that they purchased prior to, or simultaneously with, Cambridge’s initial public offering. Cambridge’s executive officers and directors and their affiliates have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the mergers or another business combination are not approved within the required time period, the securities held by such persons will be worthless. Such securities had an aggregate market value of $24,958,081 based upon the closing prices of the shares and units on the Nasdaq on March 17, 2015. Furthermore, Cambridge’s officers, directors, initial stockholders and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Cambridge’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the business combination with Parakou. However, if Cambridge fails to consummate the business combination, they will not have any claim against the trust account for reimbursement. Accordingly, Cambridge may not be able to reimburse these expenses if the mergers are not completed. As of December 31, 2014, Cambridge’s officers, directors, initial stockholders and their affiliates had incurred approximately $16,000 of unpaid reimbursable expenses. See the section entitled “The Merger Proposal — Interests of Cambridge’s Directors and Officers in the Mergers.”

These financial interests may have influenced the decision of Cambridge’s directors and officers to approve the business combination with Parakou and to continue to pursue such business combination. In considering the recommendations of Cambridge’s board of directors to vote for the merger proposal and other proposals, its stockholders should consider these interests.

Cambridge’s executive officers are jointly and severally liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the business combination is not consummated. Such liability may have influenced their decision to approve the business combination with Parakou.

If the mergers or another business combination are not consummated by Cambridge within the required time period, Cambridge’s executive officers will be jointly and severally personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Cambridge for services rendered or contracted for or products sold to Cambridge, but only if such a vendor or target business has not executed a waiver agreement. If Cambridge consummates a business combination, on the other hand, Cambridge will be liable for all such claims. Neither Cambridge nor the executive officers of Cambridge have any reason to believe that such executive officers will not be able to fulfill their indemnity obligations to Cambridge.

These personal obligations of the executive officers of Cambridge may have influenced Cambridge’s board of director’s decision to approve the business combination with Parakou and to continue to pursue such business combination. In considering the recommendations of Cambridge’s board of directors to vote for the merger proposal and other proposals, Cambridge’s stockholders should consider these interests.

The exercise of Cambridge’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the business combination may result in a conflict of interest when determining whether such changes to the terms of the business combination or waivers of conditions are appropriate and in Cambridge’s stockholders’ best interest.

In the period leading up to the closing of the mergers, events may occur that, pursuant to the merger agreement, would require Cambridge to agree to amend the merger agreement, to consent to certain actions taken by Parakou or to waive rights that Cambridge is entitled to under the merger agreement. Such events could arise because of changes in the course of Parakou’s business, a request by Parakou to undertake actions that would otherwise be prohibited by the terms of the merger agreement or the occurrence of other events that would have a material adverse effect on Parakou’s business and would entitle Cambridge to terminate the merger agreement. In any of such circumstances, it would be at Cambridge’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Cambridge and its stockholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Cambridge does not believe there will be any changes or waivers that Cambridge’s directors and officers would be likely to make after stockholder approval of the merger proposal has been obtained. While certain changes could be made without further stockholder approval, Cambridge will circulate a new or amended proxy statement/prospectus and resolicit Cambridge’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the merger proposal.

If Cambridge is unable to complete the business combination with Parakou by December 30, 2015, or another business combination by June 23, 2015 (or December 30, 2015 if certain extension criteria is satisfied), Cambridge will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Cambridge and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.10 per share.

Under the terms of Cambridge’s amended and restated certificate of incorporation, Cambridge must complete the business combination with Parakou by December 30, 2015, or another business combination by June 23, 2015 (or December 30, 2015 if certain extension criteria is satisfied), or Cambridge must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Cambridge. Although Cambridge has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Cambridge’s public stockholders. If Cambridge is unable to complete a business combination within the required time period, each of the executive officers of Cambridge has agreed that he will be jointly and severally personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Cambridge for services rendered or contracted for or products sold to Cambridge, but only if such a vendor or prospective target business does not execute such a waiver. However, such executives may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.10 due to such claims.

Additionally, if Cambridge is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Cambridge otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, Cambridge may not be able to return to the Cambridge public stockholders at least $10.10 per public share.

Cambridge’s stockholders may be held liable for claims by third parties against Cambridge to the extent of distributions received by them.

If Cambridge is unable to complete the business combination with Parakou or another business combination within the required time period, Cambridge will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish the Cambridge public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Cambridge cannot assure you that it will properly assess all claims that may be potentially brought against Cambridge. As such, Cambridge’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Cambridge cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Cambridge.

If Cambridge is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Cambridge’s stockholders. Furthermore, because Cambridge intends to distribute the proceeds held in the trust account to the Cambridge public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to the Cambridge public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Cambridge’s board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Cambridge cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing Cambridge stockholders to increase the likelihood of approval of the merger proposal and other proposals could have a depressive effect on Cambridge’s stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Cambridge or its securities, Cambridge’s initial stockholders, officers, directors, Parakou or Parakou’s securityholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Cambridge common stock or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the merger proposal vote in its favor and that holders of 7,536,766 (as of December 31, 2014) or fewer of the public shares demand conversion of their public shares into cash where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on Cambridge common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what the combined company’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only, has been prepared based on a number of assumptions and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the business combination been completed on the dates indicated. The unaudited pro forma condensed consolidated and combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined companies may achieve as a result of the business combination or the costs to combine the operations of Cambridge and Parakou or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. See “Unaudited Pro Forma Consolidated and Combined Financial Information.”

Risks If the Adjournment Proposal Is Not Approved

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the mergers, Cambridge’s board of directors will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the merger will not be approved.

Cambridge’s board of directors is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the mergers. If the adjournment proposal is not approved, Cambridge’s board will not have the ability to adjourn the special meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the mergers. In such event, the mergers would not be completed.

Risks Related to Cambridge’s Capital Stock

Cambridge’s securities may be delisted from Nasdaq, which could limit investors’ ability to make transactions in Cambridge’s securities and subject Cambridge to additional trading restrictions if the mergers are not consummated.

Cambridge’s securities are currently listed on Nasdaq. On January 2, 2015, Cambridge received notice from Nasdaq that, as a result of its failure to hold an annual meeting prior to the end of its fiscal year, Nasdaq had determined to delist Cambridge’s securities from the Nasdaq Capital Market. Cambridge immediately commenced an appeal of Nasdaq’s determination and, on February 5, 2015, Nasdaq held a hearing to consider Cambridge’s appeal. On February 10, 2015, Cambridge received notice from Nasdaq that it had granted Cambridge’s request for continued listing, subject to the condition that Cambridge have (a) either (i) held the special meeting of stockholders and consummated the mergers or, (ii) in the event that Cambridge is unable to consummate the mergers, filed a proxy statement to solicit proxies and held an annual meeting of stockholders, prior to July 1, 2015 and (b) demonstrated, on the earlier of July 20, 2015 or 20 days after the completion of the mergers, that Holdco is in compliance with the initial listing standards of Nasdaq. If Cambridge fails to meet these requirements, its common stock, units and warrants may be delisted from the Nasdaq Capital Market.

If Nasdaq delists Cambridge’s securities, Cambridge could face material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	a limited amount of news and analyst coverage for Cambridge; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

FORWARD-LOOKING STATEMENTS

Cambridge believes that some of the information in this proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, because Cambridge is a “blank check” company, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

Cambridge believes it is important to communicate its expectations to its securityholders. However, there may be events in the future that Cambridge is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Cambridge or Parakou in such forward-looking statements, including among other things:

•	the number and percentage of the Cambridge public stockholders voting against the merger proposal and/or seeking conversion;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the ability to obtain and/or maintain the listing of Holdco’s common shares on Nasdaq following the business combination;

•	changes adversely affecting the business in which Parakou is engaged;

•	management of growth;

•	general economic conditions;

•	Parakou’s business strategy and plans, including future acquisitions of vessels;

•	the result of future financing efforts; and

•	and the other factors summarized under the section entitled “Risk Factors.”

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Cambridge, Parakou or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Cambridge and Parakou undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before a stockholder grants its proxy or instructs how its vote should be cast or vote on the merger proposal, corporate charter proposal, classified board proposal, incentive compensation plan proposal, or the adjournment proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Cambridge and/or Parakou.

SPECIAL MEETING OF CAMBRIDGE STOCKHOLDERS

General

Cambridge is furnishing this proxy statement/prospectus to Cambridge’s stockholders as part of the solicitation of proxies by Cambridge’s board of directors for use at the special meeting in lieu of annual meeting of Cambridge stockholders to be held on April 14, 2015, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Cambridge’s stockholders on or about                     , 2015 in connection with the vote on the merger proposal and related proposals described in this section. This proxy statement/prospectus provides Cambridge’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held on April 14, 2015, at 10:00 a.m., eastern time, at the offices of DLA Piper LLP (US), Cambridge’s counsel, at 200 South Biscayne Boulevard, Suite 2500, Miami, Florida 33131-5341.

Purpose of the Cambridge Special Meeting

At the special meeting, Cambridge is asking holders of Cambridge common stock to:

•	consider and vote upon a proposal to adopt the merger agreement and approve the business combination contemplated by the merger agreement (merger proposal);

•	consider and vote upon a proposal to approve the following material differences between the amended and restated articles of incorporation and amended and restated bylaws of Holdco and Cambridge’s current amended and restated certificate of incorporation and bylaws: (i) the name of the new public entity will be “Parakou Tankers, Inc.” as opposed to “Cambridge Capital Acquisition Corporation”; (ii) Holdco will have 100,000,000 authorized common shares and 1,000,000 authorized preferred shares, as opposed to Cambridge which has 40,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; (iii) Holdco’s corporate existence will be perpetual as opposed to Cambridge’s corporate existence which terminates if a business combination is not consummated by Cambridge within a specified period of time; and (iv) Holdco’s amended and restated articles of incorporation will not include the various provisions applicable only to special purpose acquisition corporations that Cambridge’s amended and restated certificate of incorporation contains;

•	consider and vote upon a proposal to approve a provision of the amended and restated articles of incorporation of Holdco which will require a vote of two-thirds of the shareholders to amend its classified board structure, whereas Cambridge’s current amended and restated certificate of incorporation requires a simple majority vote;

•	consider and vote upon a proposal to approve the adoption of the 2014 Equity Incentive Compensation Plan (incentive compensation plan proposal); and

•	consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the special meeting, Cambridge would not have been authorized to consummate the merger (adjournment proposal).

Recommendation of Cambridge Board of Directors

Cambridge’s board of directors has unanimously determined that the merger proposal is fair to and in the best interests of Cambridge and its stockholders; has unanimously approved the merger proposal; unanimously recommends that stockholders vote “FOR” the merger proposal; unanimously recommends that stockholders vote “FOR” the corporate charter proposal; unanimously recommends that stockholders vote “FOR” the classified board proposal; unanimously recommends that stockholders vote “FOR” the incentive compensation plan proposal; and unanimously recommends that stockholders vote “FOR” an adjournment proposal if one is presented to the meeting.

Record Date; Who is Entitled to Vote

Cambridge has fixed the close of business on March 4, 2015, as the “record date” for determining Cambridge stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on March 4, 2015, there were 10,534,625 shares of Cambridge common stock outstanding and entitled to vote. Each share of Cambridge common stock is entitled to one vote per share at the special meeting.

Pursuant to agreements with Cambridge, the 2,012,500 initial shares held by the initial stockholders, the shares included in the 427,500 private units held by the initial stockholders and any shares of common stock acquired in the aftermarket by such stockholders, will be voted in favor of the merger proposal. Such holders have indicated they intend to vote their shares in favor of the other proposals presented at the special meeting.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock entitled to vote constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Cambridge but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If a stockholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the merger proposal, the corporate charter proposal, the classified board proposal and the incentive compensation plan proposal.

Vote Required

The approval of the merger proposal will require the affirmative vote for the proposal by the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the merger proposal. Abstentions are deemed entitled to vote on the merger proposal. Therefore, they have the same effect as a vote against the merger proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the merger proposal.

The corporate charter proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Cambridge common stock present and entitled to vote thereon of the meeting. Abstentions are deemed entitled to vote on the merger proposal. Therefore, they have the same effect as a vote against the merger proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the merger proposal.

The classified board proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Cambridge common stock present and entitled to vote thereon of the meeting. Abstentions are deemed entitled to vote on the merger proposal. Therefore, they have the same effect as a vote against the merger proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the merger proposal.

The approval of the incentive compensation plan proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Cambridge common stock present and entitled to vote on the incentive compensation plan proposal. Abstentions are deemed entitled to vote on the merger proposal. Therefore, they have the same effect as a vote against the merger proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the merger proposal.

The approval of the adjournment proposal, if presented, will require the affirmative vote of the holders of a majority of the outstanding shares of Cambridge common stock present and entitled to vote thereon at the meeting. Abstentions are deemed entitled to vote on such proposals. Therefore, they have the same effect as a vote against either proposal. Broker non-votes are not deemed entitled to vote on such proposals and, therefore, they will have no effect on the vote on such proposals.

Voting Your Shares

Each share of Cambridge common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Cambridge common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of Cambridge common stock at the special meeting:

•	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Cambridge’s board “FOR” the merger proposal, the corporate charter proposal, the classified board proposal, the incentive compensation plan proposal and the adjournment proposal, if presented. Votes received after a matter has been voted upon at the special meeting will not be counted.

•	You Can Attend the Special Meeting and Vote in Person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Cambridge can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a Cambridge stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Benjamin Gordon, Cambridge’s secretary, in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of Cambridge common stock, you may call Morrow & Co., LLC , Cambridge’s proxy solicitor, at (800) 662-5200 or email at camb.info@morrowco.com, or Benjamin Gordon, Cambridge’s secretary, at (561) 932-1600.

Conversion Rights

Holders of public shares may seek to convert their shares, regardless of whether they vote for or against the proposed mergers. Any stockholder holding public shares as of the record date who votes in favor of or against the merger proposal may demand that Cambridge convert such shares into a full pro rata portion of the trust account (which was $10.10 per share as of December 31, 2014), calculated as of two business days prior to the anticipated consummation of the mergers. If a holder properly seeks conversion as described in this section and the mergers are consummated, Cambridge will convert these shares into a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the mergers. Accordingly, holders of public shares who elect to convert will not be entitled to receive Holdco common shares in the Cambridge merger.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the shares of the public shares. Accordingly, all public shares in excess of 20% held by a given Cambridge public stockholder will not be converted to cash.

Cambridge’s initial stockholders will not have conversion rights with respect to any shares of common stock owned by them, directly or indirectly.

Cambridge stockholders who seek to convert their public shares must affirmatively vote for or against the merger proposal. Cambridge stockholders who do not vote with respect to the merger proposal, including as a result of an abstention or a broker non-vote, may not convert their shares into cash. Holders of public shares will be entitled to receive cash for these shares only if they (i) check the box on the proxy card to elect conversion, (ii) check the box on the proxy card marked “Shareholder Certification,” (iii) affirmatively vote either for or against the merger proposal and, (iv) prior to 5:00 p.m., Eastern Time at least two business days prior to the vote at the meeting, (x) submit a written request to Cambridge’s transfer agent that Cambridge convert their public shares for cash, and (y) deliver their stock to Cambridge’s transfer agent physically or electronically through Depository Trust Company, or DTC. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the converting stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request to convert such shares, once made, may be withdrawn at any time until immediately prior to the vote on the proposed mergers. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its conversion and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the mergers are not approved or completed for any reason, then Cambridge’s public stockholders who elected to exercise their conversion rights will not be entitled to convert their shares. In such case, Cambridge will promptly return any shares previously delivered by public holders. If the holders of 7,536,766 public shares (as of December 31, 2014) (representing approximately 94% of the public shares) or more properly demand conversion of their shares, Cambridge will not be able to consummate the mergers.

The closing price of Cambridge common stock on March 17, 2015 was $9.95. The cash held in the trust account on December 31, 2014 was approximately $81,339,095 ($10.10 per public share). Prior to exercising conversion rights, stockholders should verify the market price of Cambridge common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. Cambridge cannot assure its stockholders that they will be able to sell their shares of Cambridge common stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of public shares exercises its conversion rights, then it will be exchanging its shares of Cambridge common stock for cash and will no longer own those shares. Accordingly, holders of public shares who elect to convert will not be entitled to receive Holdco common shares in the Cambridge merger. You will be entitled to receive cash for these shares only if you affirmatively vote for or against the merger proposal, properly demand conversion no later than the close of the vote on the merger proposal, and deliver your stock certificate (either physically or electronically) to Cambridge’s transfer agent at least two business days prior to the vote at the meeting, and the merger is consummated.

Appraisal Rights

Neither stockholders nor warrantholders of Cambridge have appraisal rights in connection the mergers under the DGCL.

Proxy Solicitation Costs

Cambridge is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Cambridge and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Cambridge will bear the cost of the solicitation.

Cambridge has hired Morrow & Co., LLC to assist in the proxy solicitation process. Cambridge will pay that firm a fee of $32,500 plus disbursements. Such fee will be paid with non-trust account funds.

Cambridge will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Cambridge will reimburse them for their reasonable expenses.

Cambridge Initial Stockholders

As of March 4, 2015, the record date, Cambridge’s initial stockholders — Mitchell I. Gordon, President, Chief Financial Officer and director of Cambridge, Michael Durham, Nathan Gantcher and Scott Laurans, each a director of Cambridge, Sidney Brown, David Brodsky, Herb Shear, Bob Hammel, each a special advisor of Cambridge, and Jonathan Morris, Elliot Brodsky, Alex Sagan, Ramon Suazo, Raymond Avon Ventures, LLC, Jonathan Meeks, Gordon Family 2007 Family Trust and Cambridge Capital LLC — beneficially owned and were entitled to vote an aggregate of 2,012,500 initial shares that were issued prior to Cambridge’s initial public offering. These individuals and entities also purchased an aggregate of 427,500 private units simultaneously with the consummation of Cambridge’s initial public offering. The shares held by the Cambridge initial stockholders currently constitute approximately 23.6% of the outstanding shares of Cambridge’s common stock. In connection with the initial public offering, the initial stockholders agreed to vote the initial shares, the shares included in the private units as well as any shares of common stock acquired in the aftermarket, in favor of the merger proposal. The Cambridge initial stockholders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. The initial shares and private units have no right to participate in any redemption distribution and will be worthless if no business combination is effected by Cambridge. In connection with the initial public offering, the Cambridge initial stockholders entered into an escrow agreement pursuant to which their initial shares are held in escrow and may not be transferred (subject to limited exceptions) until (A) with respect to 50% of the initial shares, the earlier of one year after the date of the consummation of an initial business combination and the date on which the closing price of our common stock exceeds $13.00 per share for any 20 trading days within a 30-trading day period following the consummation of an initial business combination, (B) with respect to the remaining 50% of the initial shares, one year after the date of the consummation of an initial business combination, or (C) earlier in each case if, subsequent to an initial business combination, Cambridge consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Cambridge or its securities, the Cambridge initial stockholders, Parakou or Parakou’s securityholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Cambridge’s common stock or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the merger proposal vote in its favor and that holders of 7,536,766 (as of December 31, 2014) or fewer of the public shares demand conversion of their public shares into cash where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Cambridge initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on Cambridge common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the merger to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the merger proposal and other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of more than 7,536,766 (as of December 31, 2014) of the public shares will exercise their conversion rights.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Cambridge will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE MERGER PROPOSAL

The discussion in this proxy statement/prospectus of the mergers and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference.

Structure of the Transaction

Pursuant to the merger agreement, Cambridge will be merged with and into Holdco, with Holdco surviving as the public company (the Cambridge merger), and Merger Sub will be merged with and into Parakou with Parakou surviving as a wholly-owned subsidiary of Holdco (the Parakou merger). The Cambridge merger and the Parakou merger are intended to be consummated at the same time. However, from a practical perspective, the merger documentation required to be filed with respect to the Cambridge merger will be filed immediately prior to the merger documentation required to be filed with respect to the Parakou merger.

Upon consummation of the Cambridge merger,

•	each share of Cambridge common stock will be exchanged for one common share of Holdco, except that holders of public shares shall be entitled to elect instead to receive a pro rata portion of Cambridge’s trust account, as provided in Cambridge’s charter documents;

•	each Cambridge warrant will be deemed to be converted into one warrant of Holdco; and

•	each purchase option of Cambridge will be deemed to be converted into an option to purchase one unit of Holdco.

Upon consummation of the Parakou merger, Mr. Por Liu, the sole Parakou securityholder as of immediately prior to the closing, in exchange for all of the capital stock of Parakou outstanding immediately prior to the Parakou merger, will receive from Holdco 5,800,000 common shares of Holdco. Additionally, Cambridge’s initial stockholders, including certain of its directors and officers, will retain 1,000,000 common shares of Holdco at the closing of the mergers (as well as 472,125 common shares acquired in a private placement that occurred simultaneously with the initial public offering of Cambridge), having agreed to cancel an aggregate of 1,012,500 of their shares of Cambridge common stock immediately prior to the consummation of the Cambridge merger.

Each of Mr. Por Liu and the Cambridge initial stockholders will have the right to receive additional Holdco common shares (up to 2,000,000 additional shares for Mr. Por Liu in the aggregate and 1,012,500 additional shares for the Cambridge initial stockholders in the aggregate) (the “earn out shares”) if Holdco achieves certain EBITDA (as defined in the merger agreement) targets, if Holdco achieves certain share price targets for a specified consecutive period or Holdco undergoes a change of control (as defined in the merger agreement), in each case, as set forth in the merger agreement. The following table sets forth the EBITDA targets and the number of Holdco common shares issuable to each of Mr. Por Liu and the Cambridge initial stockholders (in the aggregate).

Twelve Month Period ending September 30,	EBITDA Target	Number of Holdco Common Shares Issuable to Mr. Por Liu	Number of Holdco Common Shares Issuable to Cambridge Initial Stockholders (in the aggregate)
2016	$28,000,000	1,000,000	506,250
2017	$45,000,000	500,000	253,125
2018	$65,000,000	500,000	253,125

In addition, in the event that, prior to the earlier of (a) the time when all earn out shares have been issued and (b) September 30, 2018, (i) Holdco has achieved cumulative EBITDA (as defined in the merger agreement) of an aggregate of $138,000,000, (ii) the price of Holdco’s common shares is greater than or equal to $12.50 per share for twenty (20) trading days out of any consecutive thirty (30) trading day period during any of the one, two or three twelve-month periods beginning October 1, 2015, or (iii) Holdco undergoes a “change of control” (as defined in the merger agreement) in which the Holdco common shares are valued in excess of $12.50 per share, then in each case Mr. Por Liu and the Cambridge initial stockholders will receive the earn out shares.

Name; Headquarters; Stock Symbols

After completion of the transactions contemplated by the merger agreement:

•	the name of Holdco will be “Parakou Tankers, Inc.”;

•	Parakou’s name will be changed to another name that is yet to be determined;

•	the corporate headquarters and principal executive offices of Holdco will be located at 9 Temasek Boulevard, #32-01 Suntec Tower 2, Singapore 038989, which is Parakou’s current corporate headquarters and its registered office will be located at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960; and

•	if Holdco’s application for listing is approved, Holdco’s common shares and warrants will be traded on Nasdaq under the symbol “PRKU” and “PRKUW”, respectively.

Indemnification of Holdco

Claims for indemnification may be asserted by Holdco under the merger agreement during the twelve months following the Parakou merger for breaches of certain representations and warranties by Parakou regarding Parakou’s ownership of the vessels and its organization, qualification and authority, and that certain litigation matter (the “Indemnifiable Matters”). Other than with respect to Parakou’s representations with respect to its organization, qualification and authority and its ownership of the vessels, none of the representations and warranties set forth in the merger agreement will survive the closing of the mergers and will terminate as of such time. Holdco’s damages for (a) breaches of such representations and warranties are limited to the amount of losses equal to the percent of Holdco common shares not owned by Mr. Por Liu and are further subject to a $500,000 deductible and (b) losses relating to such litigation matter are limited to the amount of losses equal to the percent of Holdco common shares not owned by Mr. Por Liu and are further subject to a $900,000 deductible, and in case of each of (a) and (b) the amount payable shall be the amount in excess of the applicable deductible. Holdco will pay for Mr. Por Liu’s out-of-pocket costs and expenses incurred in connection with the defense of any alleged Indemnifiable Matter including attorney’s fees, unless a court of competent jurisdiction determines that Mr. Por Liu is liable for such Indemnifiable Matter. Also, the aggregate liability of Mr. Por Liu for damages is limited to the cash value as of the closing date of 290,000 Holdco common shares, or 5% of the shares Mr. Por Liu receives in the Parakou merger. Based on a closing price of Cambridge common stock of $9.95 per share on March 17, 2015, Holdco’s aggregate post-closing right to indemnification from Mr. Por Liu would be limited to $2,885,500. Other than with respect to actual fraud, Holdco’s rights to indemnification will be its sole remedy with respect to any and all claims for money damages arising out of or relating to the merger agreement.

Shareholders Agreement

Pursuant to the terms of the Shareholders Agreement entered into by Holdco, Mr. Por Liu and Benjamin Gordon, Chief Executive Officer of Cambridge concurrently with the execution of the merger agreement: (i) Mr. Por Liu will have the right to designate for nomination to the Holdco board: (A) up to three individuals if Mr. Por Liu owns 35% or more of the issued and outstanding common shares of Holdco, (B) up to two individuals if Mr. Por Liu owns less than 35% but 20% or more of the issued and outstanding common shares of Holdco and (C) one individual if Mr. Por Liu owns less than 20% but 10% or more of the issued and outstanding common shares of Holdco; and (ii) at the first meeting of shareholders of Holdco after the consummation of the mergers at which directors are elected to the board, if there is a vacancy on the board or the board determines not to recommend for election to the board a director who has been on its board, Mr. Gordon will have the right to designate one individual for nomination to the Holdco board.

Sale Restriction; Resale Registration

The current Parakou securityholder, Mr. Por Liu, and the Cambridge initial stockholders will not be able to sell any of the common shares of Holdco that they receive as a result of the mergers (subject to limited exceptions) until (A) with respect to 50% of such shares, the earlier of (i) the date on which the closing price of the Holdco common shares exceeds $13.00 per share for any 20 trading days within a 30-trading day period following the consummation of the acquisition and (ii) one year after the consummation of the acquisition, or (B) with respect to the remaining 50% of such shares, one year after the consummation of the acquisition. The foregoing restrictions will not apply if, subsequent to the mergers, Holdco consummates a subsequent liquidation, merger, stock exchange or similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property. Each of Mr. Por Liu and the Cambridge initial stockholders will be required to enter into a lock-up agreement to such effect as a condition to exchanging their respective capital stock of Parakou or Cambridge for the Holdco common shares in connection with the mergers.

Holdco will enter into a registration rights agreement at the closing of the mergers with Mr. Por Liu and the Cambridge initial stockholders. Under the registration rights agreement, Mr. Por Liu and the Cambridge initial stockholders will have certain “demand” and “piggyback” registration rights under the Securities Act, with respect to the resale of Holdco common shares issued and to be issued to them in the applicable merger. Notwithstanding such registration rights, the sale restriction described above shall remain in effect until its expiration.

Background of the Mergers

The terms of the merger agreement are the result of arm’s-length negotiations between representatives of Cambridge and Parakou. The following is a brief discussion of the background of these negotiations, the merger agreement and related transactions.

On December 23, 2013, Cambridge closed its initial public offering of 7,000,000 units, with each unit consisting of one share of its common stock and one warrant to acquire one share of its common stock at a price of $11.50. On December 30, 2013, Cambridge consummated the sale of an additional 1,050,000 units which were subject to an over-allotment option granted to the underwriters of its initial public offering. The units from the initial public offering (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $80,500,000. Simultaneously with the consummation of the initial public offering and the exercise of the underwriters’ over-allotment option, Cambridge consummated the private sale of 472,125 units to its initial stockholders and EarlyBirdCapital and its designees, in each case at $10.00 per unit for an aggregate purchase price of $4,721,250.

The following table sets forth the gross proceeds received from the public offering and private placement, the total expenses related thereto and the net proceeds received by Cambridge:

Initial Public Offering Proceeds	$70,000,000
Proceeds from Exercise of Over-Allotment Option	$10,500,000

Total Proceeds From Public Offering	$80,500,000
Proceeds from Sale of Private Units	$4,721,250

Total Gross Proceeds	$85,221,250

Offering Expenses
Underwriter Discount	$2,616,250
Other Expenses of the Offering	$507,525

Total Expenses Related to the Offering	$3,123,775

Net Proceeds from Public Offering and Sale of Private Units	$82,097,475

Net Proceeds Placed in Trust	$81,305,000
Net Proceeds Held in Operating Account	$792,475

The $81,305,000 (or approximately $10.10 per share) placed in the trust fund was held as cash or invested in United States treasuries having a maturity of 180 days or less. Such funds will not be released (subject to certain exceptions) until the earlier of (i) the consummation of Cambridge’s initial business combination or (ii) Cambridge’s failure to consummate an initial business combination within the prescribed time. If Cambridge does not consummate the mergers by December 30, 2015 (because a definitive agreement for the mergers has been executed) or a different business combination by June 23, 2015 (or December 30, 2015, if Cambridge has executed a definitive agreement for a different business combination by June 23, 2015 but has not completed the business combination by such date), it must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating.

Promptly following Cambridge’s initial public offering, Cambridge commenced consideration of potential target businesses with the objective of consummating a business combination. Cambridge sought out potential target businesses based on internal research and through the networks of relationships of Cambridge’s management, board of directors and with professional service providers (lawyers, accountants, consultants, finders and investment bankers). Cambridge educated these parties on its structure as a special purpose acquisition company and its criteria for an acquisition. Cambridge also responded to inquiries from investment bankers or other similar professionals who represented companies engaged in a sale or financing process.

On a regular basis, Cambridge’s directors were updated with respect to the status of the business combination search. Input received from Cambridge’s directors was material to Cambridge’s management’s evaluation of a potential business combination.

In reviewing potential business combination targets, Cambridge used the same criteria used in evaluating the mergers, which included the opportunity to grow revenues through organic growth and acquisitions, the potential for strong free cash flow generation, the experience and motivation of the management team and the competitive position of the target and its industry’s dynamics. Cambridge narrowed its focus based on the interest expressed by potential targets and the suitability of each potential target as a potential acquisition.

Based on Cambridge’s screening efforts and criteria evaluation, companies were determined as appropriate targets to advance to the next phase of the selection process. Non-disclosure agreements (and trust waivers) were signed with approximately twelve of these potential targets and preliminary discussions were initiated with these potential targets in the supply chain industry, including warehousing and distribution, freight forwarding, consumer distribution, short line railroad and building supply distribution companies, among others. From this universe of potential targets, several companies were further pursued.

Of these companies, one (in addition to Parakou) was provided with a preliminary letter of intent: In March 2014, Cambridge met the management team of a distribution company which was pursuing a potential strategic transaction. In April 2014, Cambridge submitted an indication of interest to acquire the company through a merger. On May 22, 2014, after conducting due diligence on the company, Cambridge presented it with a refined proposal, which expressed Cambridge’s interest in pursuing a merger and detailed the types of consideration payable. In June 2014, Cambridge and its advisors met with the company and its advisors at the company’s headquarters to discuss a possible transaction. Cambridge also conducted further due diligence on the company. On July 2, 2014, Cambridge provided this company with a more detailed proposal, which provided specific cash and stock based consideration to be paid. Subsequently, Cambridge was informed that the company had decided not to engage in a strategic transaction at this time.

Cambridge and Parakou were introduced by Mr. Geoffrey Martin, an investment banker with Morpheus Securities LLC and with whom Cambridge has a relationship, on February 24, 2014 when Benjamin Gordon, Cambridge’s Chief Executive Officer, Mitchell I. Gordon, Cambridge’s President and Chief Financial Officer, and Ramon M. Suazo, partner at Cambridge, an affiliate of Benjamin Gordon and Mitchell I. Gordon, held a conference call with Por Liu, Parakou’s Chairman and Chief Executive Officer, Gregory McGrath, Parakou’s Chief Financial Officer, and Peter S. Bell, Parakou’s Chief Commercial Officer, at Parakou’s New York offices. During the conference call, Benjamin Gordon, Mitchell I. Gordon and Ramon Suazo provided a detailed overview of Cambridge and the executives of Parakou provided an overview of Parakou. On February 26, 2014, Mitchell I. Gordon met with Por Liu and Gregory McGrath in New York to further discuss the MR product tanker industry, Parakou’s operations and the long term strategic objectives of Parakou.

The parties entered into a mutual nondisclosure agreement on March 11, 2014 and agreed to exchange more detailed information about Parakou. On March 20, 2014, Messrs. Gordon, Gordon and Suazo met with Messrs. Liu, McGrath and Bell of Parakou at Parakou’s New York offices to further discuss a combination of Cambridge and Parakou.

On April 22, 2014, Messrs. Liu, McGrath and Bell of Parakou gave a business and financial presentation to Messrs. Gordon, Gordon and Suazo. The parties discussed possible transaction structures and agreed to continue discussions about price and business combination issues.

From May 9th to May 23, 2014, Messrs. Gordon, Gordon and Suazo met with Messrs. Liu, McGrath and Bell of Parakou three times at Parakou’s offices in New York. At these meetings, the parties continued to discuss the potential combination of Cambridge and Parakou, including very preliminary proposed pricing and structure terms. Specifically, the parties discussed the need for the transaction to be on a stock-for-stock basis, with Parakou management to continue as the executive officers of the combined business, as well as the appropriate valuation methodology for the Parakou business for the purposes of the proposed business combination. The representatives of Parakou also discussed Parakou’s business and growth plans. The parties determined that the final valuation of Parakou would be established by the parties after Cambridge and its advisors substantially completed their due diligence of Parakou.

During the following two weeks, the parties continued to discuss the potential business combination as well as potential fleet acquisitions. On June 5, 2014, Cambridge presented to Parakou a preliminary, non-binding indication of interest with an exclusive negotiation period for the acquisition of Parakou.

Between June 14 and June 19, 2014, Mitchell I. Gordon and Ramon Suazo traveled to Singapore and Hong Kong to visit Parakou’s offices and facilities in those locations with Messrs. Liu, McGrath and Bell. During this visit, Messrs. Gordon and Suazo received additional information from Parakou’s executives about Parakou’s history, operations, employees, tankers and technical operational management. The parties also discussed industry conditions.

In late June 2014, Parakou granted Cambridge and its legal counsel, DLA Piper LLP (US) (“DLA”), access to its virtual data room. Cambridge and DLA began its legal due diligence on Parakou and its business. At the same time, Cambridge continued its business and financial due diligence, including:

•	conference calls with industry consultants;

•	research via industry publications on industry trends and factors;

•	extensive calls/discussions with Parakou’s management team regarding Parakou’s business, operations and growth plans; and

•	discussions with consultants with expertise in the industry in which Parakou competes.

During July through early August 2014, Cambridge and its advisors and its counsel conducted due diligence, including multiple conference calls, with Cambridge’s management and employees. Cambridge and its counsel also had multiple conference calls with Parakou and its counsel, Jones Day, about deal structure and mechanics. In particular, the parties (i) continued to discuss methodologies for valuing the components of Parakou, including its owned vessels, existing contracts and business units, (ii) began to negotiate the appropriate percentage of ownership for Mr. Por Liu in the combined, post-merger business and (iii) agreed to the preferred structure of the transaction as a stock-for-stock transaction that would be accounted for as a reverse merger.

On August 8, 2014, Parakou and its counsel provided to Cambridge and its counsel an initial draft of the merger agreement relating to the potential business combination between Cambridge and Parakou. From August 8, 2014 through November 30, 2014, Parakou and its counsel negotiated the terms and conditions of the merger agreement with Cambridge and its counsel.

On August 11, 2014, Cambridge’s board of directors held a special meeting via teleconference. At this meeting, the board received a presentation from Benjamin Gordon, Mitchell I. Gordon and Ramon Suazo presenting a synopsis of the proposed transaction between Cambridge and Parakou and an overview of Parakou. Cambridge’s counsel attended the meeting and was available to answer legal questions from the directors. Representatives from Cambridge also provided an overview of Cambridge’s due diligence review.

Between September 1 and October 16, 2014, Cambridge and its counsel and Parakou and its counsel continued to negotiate the merger agreement and related agreements. In addition, on September 10, 2014, members of the Cambridge team visited a Parakou vessel (the “Pretty Scene”) at the Port of New York, Bayonne. On October 7, 2014, Cambridge retained SC&H to render an opinion as to, as of the date of the opinion, (i) the fairness, from a financial point of view, to Cambridge of the merger consideration to be paid by Cambridge in the mergers pursuant to the merger agreement and (ii) whether Parakou had a fair market value equal to at least 80% of the balance of funds in the trust account.

On October 17, 2014, another special meeting of Cambridge’s board of directors was held via teleconference. Each of Cambridge’s directors was present at the meeting. In addition, the following individuals were also present: Jacqueline Hodes and Neal Aizenstein of DLA; representatives of SC&H and Ramon Suazo, partner at Cambridge. Prior to the meeting, copies of the most recent drafts of the transaction documents were delivered to the directors. Benjamin Gordon, Mitchell I. Gordon and Ramon Suazo led a discussion of the search for a merger candidate and detailed the dynamics of the Parakou transaction. The representatives of DLA Piper then reviewed the then current terms of the merger agreement and related documents. At the request of the Cambridge board, SC&H then reviewed and discussed its financial analyses with respect to Cambridge, Parakou and the proposed mergers. A significant discussion ensued regarding the transaction documents and the terms and conditions thereof, as well as the market conditions at the time of the meeting.

Between October 17 and November 15, 2014, Cambridge and Parakou’s management teams and advisors continued to discuss the price and structure of the proposed business combination. These discussions consisted of several conference calls each week among: Mitchell I. Gordon and Ramon Suazo of Cambridge; Messrs. Liu, McGrath and Bell of Parakou; and Mr. Martin. During this time, Cambridge’s directors were updated on a regular basis with respect to the status of the negotiations. On November 17, 2014, Cambridge and Parakou conveyed the general terms of their agreement to their respective legal counsel. These terms reflected a post-business combination ownership structure which would result in the Cambridge public stockholders holding approximately 52.5% of the common shares of Holdco issued and outstanding immediately after consummation of the mergers, assuming no Cambridge public stockholders exercise their conversion rights.

Between November 17, 2014 and November 30th, Cambridge and its counsel, Parakou and its counsel and Mr. Martin continued to negotiate the merger agreement and related agreements. During this time, SC&H also updated its analysis for the agreed upon price and structure, assuming full achievement of the earn out targets.

On November 30, 2014, Cambridge’s board of directors convened for an additional special meeting via teleconference. Each of Cambridge’s directors was again present at meeting. In addition, the following individuals were also present: Jacqueline Hodes and Neal Aizenstein of DLA; representatives of SC&H and Ramon Suazo, partner at Cambridge. Prior to the meeting, copies of the substantially final drafts of the transaction documents were delivered to the directors. The representatives of DLA Piper reviewed the changes in the transaction documents since the October 17th meeting and Benjamin Gordon, Mitchell I. Gordon and Ramon Suazo discussed the developments in the transaction since that time. Thereafter, SC&H rendered its oral opinion to the Cambridge board (which was confirmed in writing by delivery of SC&H’s written opinion dated the same date), as to, as of November 30, 2014, (i) the fairness, from a financial point of view, to Cambridge of the merger consideration to be paid by Cambridge in the Parakou merger pursuant to the merger agreement and (ii) whether Parakou had a fair market value equal to at least 80% of the balance of funds in Cambridge’s trust account. The full text of the written opinion of SC&H, which describes, among other things, the assumptions, qualifications, limitations and other matters considered in connection with the preparation of its opinion is attached as Annex C to this proxy statement/prospectus. After considerable review and discussion, the merger agreement and related documents were unanimously approved, subject to final negotiations and modifications, and the board determined to recommend that the Cambridge stockholders approve the merger agreement.

The merger agreement was signed on December 1, 2014. Before the market opened on December 1, 2014, Cambridge issued a press release announcing the execution of the merger agreement and some of the salient terms of the merger agreement and filed a Current Report on Form 8-K, which included the press release, the merger agreement, the shareholders agreement, the sponsors agreement and forms of the lock up agreement and registration rights agreement, as well as a presentation which provided a summary of the deal terms and additional details on Parakou’s operations.

Cambridge’s Board of Directors’ Reasons for Approval of the Mergers

The consideration to be paid to the Parakou securityholder pursuant to the merger agreement was determined by several factors. Cambridge’s board of directors reviewed various industry and financial data in order to determine that the consideration to be paid to the Parakou securityholder was reasonable and that the mergers were in the best interests of Cambridge’s stockholders. The financial data reviewed included Parakou’s historical financial statements, an analysis of pro forma capital structure prepared by Cambridge’s management and analyses prepared by SC&H. Cambridge’s board of directors also reviewed the results of appraisals of the value of Parakou’s tankers in determining the consideration to be paid to the Parakou securityholder.

Cambridge conducted a due diligence review of Parakou that included an industry analysis, an analysis of Parakou’s existing business model and historical financial results and a valuation analysis of Parakou in order to enable its board of directors to ascertain the reasonableness of the consideration being paid. During its negotiations with Parakou, Cambridge did not receive services from any financial advisor to assist it in determining what consideration to offer to Parakou because its officers and directors believe that their experience and backgrounds are sufficient to enable them to make the necessary analyses and determinations. The financial and other terms of the mergers, including the amount of the merger consideration, were determined solely pursuant to negotiations between the parties to the merger agreement and were not determined or influenced by, or pursuant to, any recommendation from SC&H.

Cambridge’s management, including the members of its board of directors, has long and diverse experience in both operational management and investment and financial management and analysis and, in its opinion, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with Cambridge’s search for a merger partner. Mr. Benjamin Gordon, Cambridge’s Chairman and Chief Executive Officer, is the founder and managing director of BG Strategic Advisors (BGSA), a leading investment bank in the supply chain industry whose clients include firms in trucking, warehousing, logistics, freight forwarding, truck brokerage, distribution, and other supply chain segments. Mr. Gordon has also been the chief executive officer of Cambridge Capital LLC, the merchant banking investment partner of BGSA, since its founding in 2009. In 1999, Mr. Gordon founded and ran 3Plex, a web-based transportation management systems company that was sold to Maersk in 2002. From 1995 to 1998, Mr. Gordon led strategic projects in transportation and technology at Mercer Management Consulting, where he developed one of the first e-marketplace strategies for a logistics client. Mr. Gordon is a recognized expert on the supply chain sector and has been quoted extensively by national media including CNBC, The New York Times, Business Week, ABC, Lehrer News Hour, Journal of Commerce, Transport Topics, Supply Chain Management Quarterly, and Traffic World. Mr. Gordon has been a featured speaker at the Council of Supply Chain Management Professionals (CSCMP), NASSTRAC, the Transportation Intermediaries Association (TIA), AMB, the International Warehousing and Logistics Association (IWLA), and other industry events. Mr. Mitchell I. Gordon, Cambridge’s President, Chief Financial Officer and a director, has served as a partner of BGSA since November 2013. From 2003 to November 2013, Mr. Gordon was the president of Morpheus Capital Advisors, an investment banking firm serving middle market and growth companies. From 2000 to 2003, Mr. Gordon served as executive vice president and chief financial officer and member of the office of the President of Interpool, one of the world’s largest marine container and chassis leasing companies, which was listed on the NYSE. Before joining Interpool, he was the founder and president of Atlas Capital, a private equity firm focused on acquiring transportation companies, from 1998 to 2000. Prior to that, he served as co-head of the Transportation Investment Banking Group at Solomon Smith Barney (now Citi Investment Banking) and head of the Transportation and Automotive Investment Banking Groups at Furman Selz.

Cambridge’s management believes that this experience makes Cambridge’s board uniquely qualified to render an opinion on the merits of this transaction. More detailed descriptions of the experience of Cambridge’s board of directors are included in the section of this proxy statement/prospectus entitled “Other Information Related to Cambridge Directors and Executive Officers.”

The Cambridge board of directors concluded that the merger agreement and the mergers were in the best interests of Cambridge’s stockholders. The Cambridge board of directors considered a wide variety of factors in connection with its evaluation of the mergers. In light of the complexity of those factors, the Cambridge board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Cambridge board may have given different weight to different factors.

In considering the mergers, the Cambridge board of directors gave considerable weight to the following factors:

Parakou’s Historical Operating Performance and High Potential for Future Growth

In selecting Parakou as an acquisition target, Cambridge’s board of directors considered it important that Parakou has established business operations (through its predecessor), that it is generating current revenues and that it has what the board believes to be the potential to experience valuable accretive growth. Cambridge’s board of directors believes that Parakou has the appropriate infrastructure in place and is well-positioned in its industry to achieve significant organic and strategic growth.

Cambridge’s board of directors believes that robust and profitable growth is achievable through Parakou’s fleet expansion strategy. In addition, Cambridge’s board of directors believes that PSMPL, Parakou’s wholly-owned subsidiary, is positioned to generate increased fee income through the marketing of its technical services to recent entrants to the shipping industry, including private equity groups and commercial banks with distressed assets, as well as established vessel owners seeking to better manage their operating costs.

The Experience of Parakou’s Management

Another important factor to Cambridge’s board of directors in identifying an acquisition target was that the company have a seasoned management team with specialized knowledge of the markets within which it operates and the ability to lead a company in an ever-changing environment. Cambridge’s board of directors believes that Parakou management’s longstanding relationships with Chinese state owned oil companies and Japanese, Korean and Chinese shipyards gives Parakou a sustainable competitive advantage in the Asian market. In addition, Cambridge’s board of directors anticipates that the relationships that Parakou’s management team has built over the years with state-owned Chinese financial institutions will provide Parakou with access to potential alternative financing.

Global Economic Risks

Cambridge’s board of directors reviewed the risks associated with seaborne transportation of petroleum products, which is subject to worldwide economic conditions. The board also considered more country specific risks, such as the risk of a slowdown of growth in China. While these risks are significant, Cambridge’s board of directors believes that Parakou’s longstanding relationship with key customers mitigates some of these risks. Cambridge’s board of directors believes that Parakou is at least as well positioned as its competitors with regard to these risks.

Tax Efficient Organizational Structure

Cambridge’s board of directors noted that Parakou’s participation in the maritime transport industry, combined with its status as a Marshall Islands company, exempts it from nearly all income taxes. As a result, almost every dollar of pretax profit falls to the bottom line and yields a higher level of free cash flow generation than would be expected for a tax paying entity. The board considered the risk that this favorable tax situation would cease and result in significantly lower net income and free cash flow. Given the highly mobile nature of the assets in this portion of the logistics industry and the tendency for entities to seek out the most favorable tax jurisdiction, the board believe that a change in tax laws related to these types of companies is not likely in the near term as it would simply result in the flight of maritime logistics companies to lower tax regions. While this remains a risk, Cambridge’s board of directors believe that Parakou currently is, and should be for the foreseeable future, in an advantaged tax position relative to its non-maritime logistics peers; provided that Parakou and its shipping subsidiaries continue to qualify for favorable tax treatment including the tax treatment described in “Tax Consequences of the Mergers.”

Parakou’s Ability to Execute its Business Plan After the Mergers Using its Own Available Cash or Debt Resources since Part of the Cash Held in Cambridge’s Trust Account May be used to Pay Cambridge’s Public Stockholders who Exercise their Conversion Rights

Cambridge’s board of directors considered the risk that the current Cambridge public stockholders would demand to convert their public shares for cash upon consummation of the mergers, thereby reducing the amount of cash available to Holdco following the mergers or causing a condition under the merger agreement not to be met. The board deemed this risk to be no worse with regard to Parakou than it would be with regard to other target companies and believes that Parakou will still be able to implement its business plan, even if the full amount of the funds deposited in the trust account is not available at closing.

Parakou’s Customer Concentration

Given the risks associated with customer concentration, Cambridge’s board of directors focused on Parakou’s customer list. It was noted that, for the year ended December 31, 2013, Parakou derived approximately 36% and 21% of its revenue from Overseas Shipping Group and Torm A/S, respectively. For the nine months ended September 30, 2014, Parakou derived approximately 40% and 21% of its revenue from Overseas Shipping Group and Torm A/S, respectively. The loss of these or other significant customers or a substantial decline in the amount of services requested by a significant customer could have a material adverse effect on Parakou’s business, financial condition, cash flows and results of operations. While customer concentration is a risk to Parakou, Cambridge’s board of directors believes that Parakou’s strong relationship with these and other major product tanker operators and end-user customers, as well as its projected growth and acquisition strategy, substantially mitigates its concentration risk.

Risks of Growing through Acquisitions

A portion of Parakou’s projected growth is predicated on building its fleet with newbuildings. Cambridge’s board of directors considered the risk that Parakou’s access to such vessels, and access to financing sources to support these acquisitions, may not materialize as Parakou’s management currently believes they will. Moreover, Parakou may not be able to integrate such acquisitions in a manner that enhances its operations and profitability. However, Cambridge’s board of directors believes that Parakou management’s experience in acquiring vessels makes Parakou at least as likely to be successful in growing through, and integrating, acquisitions as other potential target companies.

Opinion of Financial Advisor

In making its determination with respect to the merger, Cambridge’s board of directors also considered the financial analysis reviewed by SC&H with the Cambridge board, and the oral opinion of SC&H to the Cambridge board (which was subsequently confirmed in writing by delivery of SC&H’s written opinion dated the same date), as to, as of November 30, 2014, (i) the fairness, from a financial point of view, to Cambridge of the merger consideration to be paid by Cambridge in the Parakou merger, as well as the earn out shares to be paid to Mr. Por Liu by Holdco, assuming that the earn out targets are fully achieved, each pursuant to the merger agreement, and (ii) whether Parakou had a fair market value equal to at least 80% of the balance of funds in Cambridge’s trust account. See “The Merger — Opinion of the Financial Advisor to the Board of Directors of Cambridge.”

Satisfaction of 80% Test

It is a requirement under Cambridge’s amended and restated certificate of incorporation that any business acquired by Cambridge have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Parakou generally used to approve the transaction, the Cambridge board of directors determined that this requirement was met. The board determined that the consideration being paid in the Parakou merger, as well as the earn out shares, if achieved, which amounts were negotiated at arms-length, were fair to and in the best interests of Cambridge and its stockholders and appropriately reflected Parakou’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Parakou’s historical growth rate and its potential for future growth in revenues and profits. Cambridge’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition of Parakou met this requirement. In addition, the Cambridge board of directors considered the financial analysis reviewed by SC&H with the Cambridge board, and the oral opinion of SC&H to the Cambridge board (which was subsequently confirmed in writing by delivery of SC&H’s written opinion dated the same date), as to, as of November 30, 2014, whether Parakou had a fair market value equal to at least 80% of the balance of funds in Cambridge’s trust account.

Interests of Cambridge’s Directors and Officers in the Mergers

In considering the recommendation of the board of directors of Cambridge to vote in favor of approval of the merger proposal, the charter proposal, the classified board proposal and the other proposals, stockholders should keep in mind that Cambridge’s initial stockholders, including its directors and executive officers, have interests in such proposals that are different from, or in addition to, those of Cambridge stockholders generally. In particular:

•

If the mergers are not consummated by December 30, 2015, or another business combination is not consummated by June 23, 2015 (or December 30, 2015 if certain conditions are met), Cambridge will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 2,012,500 initial shares held by Cambridge’s initial stockholders, including its directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Cambridge’s initial public offering, would be worthless because Cambridge’s initial stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $20,024,375 based upon the closing price of $9.95 per share on the Nasdaq on March 17, 2015.

•	Cambridge’s initial stockholders, including its directors and officers, and EarlyBirdCapital purchased an aggregate of 472,125 private units from Cambridge for an aggregate purchase price of $4,721,250 (or $10.00 per unit). These purchases took place on a private placement basis simultaneously with the consummation of the initial public offering. All of the proceeds Cambridge received from these purchases were placed in the trust account. Such units had an aggregate market value of $4,933,706 based upon the closing price of $10.45 per unit on the Nasdaq on March 17, 2015. The purchasers of the private units waived the right to participate in any redemption or distribution with respect to such private units. Accordingly, the Cambridge shares and rights underlying the private units will become worthless if Cambridge does not consummate a business combination (as will the Cambridge warrants held by Cambridge public stockholders).

•	The merger agreement provides that Mr. Mitchell I. Gordon will be a director of Holdco. As such, in the future, he will receive any cash fees, stock options or stock awards that the Holdco board of directors determines to pay to its non-executive directors.

•	If a business combination is not consummated within the required time period, Cambridge’s executive officers will be personally, jointly and severally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Cambridge for services rendered or contracted for or products sold to Cambridge, but only if such a vendor or target business has not executed such a waiver.

•	Cambridge’s officers, directors, initial stockholders and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Cambridge’s behalf, such as identifying and investigating possible business targets and business combinations. If Cambridge fails to consummate the business combination with Parakou, they will not have any claim against the trust account for the reimbursement of these expenses. Accordingly, Cambridge may not be able to reimburse these expenses if the business combination with Parakou is not completed. As of December 31, 2014, Cambridge’s officers, directors, initial stockholders and their affiliates had incurred approximately $16,000 of unpaid reimbursable expenses in the aggregate.

•	Cambridge issued an unsecured convertible promissory note in the aggregate amount of $70,000 to Mr. Benjamin Gordon on March 6, 2015 in consideration for a loan from Mr. Gordon to fund Cambridge’s working capital requirements until a business combination is consummated. The note will only be repaid if Cambridge consummates a business combination and will be forgiven if a business combination is not consummated. Accordingly, the promissory note will become worthless and Mr. Gordon will not be repaid if Cambridge is unable to consummate a business combination.

•	If Cambridge is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, Cambridge’s executive officers have agreed to advance Cambridge the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

Recommendation of Cambridge’s Board of Directors

After careful consideration of the matters described above, and particularly Parakou’s historical financial performance, potential for growth and profitability, the experience of Parakou’s management, Parakou’s competitive positioning, its customer relationships, and technical skills, Cambridge’s board of directors determined unanimously that each of the merger proposal, the corporate charter proposal, the classified board proposal, the incentive compensation plan proposal and the adjournment proposal, if presented, are fair to and in the best interests of Cambridge and its stockholders. Cambridge’s board of directors has approved and declared advisable and unanimously recommends that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by the Cambridge board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Cambridge board of directors.

Opinion of Financial Advisor to the Board of Directors of Cambridge

On November 30, 2014, SC&H rendered its oral opinion to the Cambridge board (which was confirmed in writing by delivery of SC&H’s written opinion dated such date), that, as of November 30, 2014, (i) the merger consideration to be paid by Holdco in the Parakou merger, as well as the earn out shares to be paid to Mr. Por Liu by Holdco, assuming that the earn out targets are fully achieved, each pursuant to the merger agreement, were fair, from a financial point of view, to Cambridge and (ii) Parakou had a fair market value equal to at least 80% of the balance of funds in Cambridge’s trust account.

The summary of the opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex C to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SC&H in preparing its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion included herewith.

The opinion was addressed to the Cambridge board for the use and benefit of the members of the Cambridge board. Neither the opinion nor the summary of the opinion is intended to and does not constitute advice or a recommendation to any of Cambridge’s stockholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the mergers or otherwise. SC&H’s opinion should not be construed as creating any fiduciary duty on SC&H’s part to Cambridge or any other party to the merger agreement, any security holder of Cambridge or such other party, any creditor of Cambridge or such other party, or any other person. SC&H’s opinion was just one of the several factors the Cambridge board took into account in making its determination to approve the mergers, including those described elsewhere in this proxy statement/prospectus.

The opinion only addressed whether, as of the date of such opinion, (i) the merger consideration to be paid by Holdco in the Parakou merger, as well as the earn out shares to be paid to Mr. Por Liu by Holdco, assuming that the earn out targets are fully achieved, each pursuant to the merger agreement, were fair, from a financial point of view, to Cambridge and (ii) Parakou had a fair market value equal to at least 80% of the balance of funds in Cambridge’s trust account. For purposes of the opinion, SC&H assumed that all common shares of Holdco subject to earnout targets will be issued by Holdco. The opinion did not address any other terms, aspects, or implications of the mergers or the merger agreement, including, without limitation, (i) except for assuming the consummation thereof substantially simultaneously with the Parakou merger, the Cambridge merger, (ii) any term or aspect of the mergers that is not susceptible to financial analysis, (iii) the fairness of the Parakou merger or all or any portion of the merger consideration to be paid therein, to any security holders of Cambridge, Holdco, Merger Sub, Parakou or any other person or any creditors or other constituencies of Cambridge, Holdco, Merger Sub, Parakou or any other person, (iv) the appropriate capital structure of Cambridge, Merger Sub or Holdco or whether Cambridge, Merger Sub or Holdco should be issuing debt or equity securities or a combination of both, (v) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the mergers, or any class of such persons, relative to the merger consideration to be paid by Holdco in the Parakou merger pursuant to the merger agreement, or otherwise, or (vi) whether the terms of the mergers represent the best terms, from Cambridge’s perspective, that were attainable. SC&H did not express any opinion as to what the value of the Holdco shares actually will be when issued to Mr. Por Liu in the Parakou merger or the prices at which shares of

Cambridge common stock, Holdco shares, Merger Sub Shares or shares of Parakou common stock may trade, be purchased or sold at any time, and SC&H made no representation or warranty regarding the adequacy of SC&H’s opinion or the analyses underlying SC&H’s opinion for the purpose of Cambridge’s compliance with the terms of its certificate of incorporation, the rules of any securities exchange or any other general or particular purpose.

The opinion did not address the relative merits of the mergers as compared to any alternative transaction or business strategy that might exist for Cambridge, or the merits of the underlying decision by Cambridge to engage in or consummate the mergers. The financial and other terms of the mergers, including the amount of the merger consideration, were determined pursuant to negotiations between the parties to the merger agreement and were not determined by or pursuant to any recommendation from SC&H.

SC&H’s analysis and opinion were necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, SC&H did not assume any obligation to update, review, or reaffirm the opinion to the Cambridge board or any other person or otherwise to comment on or consider events occurring or coming to SC&H’s attention after the date of the opinion.

In arriving at its opinion, SC&H made such reviews, analyses, and inquiries as SC&H deemed necessary and appropriate under the circumstances. Among other things, SC&H reviewed certain publicly available financial information and other data with respect to Cambridge that SC&H deemed relevant, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and the Annual Report on Form 10-K for the year ended December 31, 2013 and certain internal analyses and other information furnished to SC&H by Cambridge and Parakou. SC&H also reviewed historical and projected non-public financial and operating data related to Parakou as prepared by Parakou management and held discussions with members of the respective senior managements of Cambridge and Parakou regarding the business and prospects of each of Cambridge and Parakou. In addition, SC&H (i) compared certain financial information for Parakou with similar information for certain other companies whose securities are publicly traded, (ii) considered a discounted cash flow analysis of Parakou based upon projections prepared by Cambridge (“Parakou Projections”). (iii) reviewed the terms of a draft of the merger agreement dated November 29, 2014, and (iv) performed such other studies and analyses and considered such other factors as SC&H considered appropriate.

For purposes of its analysis and opinion, SC&H, with the Cambridge board’s consent, evaluated whether, as of the date of its opinion, Parakou had a fair market value equal to at least 80% of the balance of funds in Cambridge’s trust account solely upon the basis of a comparison of the implied enterprise value reference ranges indicated by SC&H’s financial analysis with the balance of the funds remaining in Cambridge’s trust account, which the Cambridge board advised SC&H and SC&H, for purposes of its analysis and opinion, assumed did not and would not exceed $81,324,000. In addition, for purposes of its analysis and opinion, SC&H assumed, at the direction of Cambridge’s management, that the value per share of Cambridge common stock was equal to $10.10 and that this was a reasonable basis upon which to evaluate the Cambridge common stock, the Holdco shares, Cambridge and Holdco. In addition, for the purposes of its analysis and opinion, each of the Board and Cambridge acknowledged and agreed that SC&H was entitled to rely upon the desktop appraisals of the primary assets of Parakou as prepared by i) bancosta (oriente) pte ltd, ii) SSY Valuation Services, Ltd. and iii) ICAP Shipping Limited. The Board and Cambridge further acknowledged that the desktop appraisals were not performed in accordance with Uniform Standards of Professional Appraisal Practice (USPAP) and were not physically inspected. Had such appraisals been conducted in accordance with USPAP and physically inspected, the estimated values of the subject vessels could differ significantly from the statements of opinion determined through the desktop appraisals. In addition, for the purposes of its analysis and opinion, SC&H, as instructed by Cambridge, assumed that, as the business will be conducted from the Marshall Islands, the income generated by Cambridge will not be subject to federal income tax or capital gains.

In arriving at its opinion, SC&H, with the Cambridge board’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to it or available from public sources, and SC&H further relied upon the assurances of Cambridge’s and Parakou’s management that they were not aware of any facts or circumstances that would have made any such information inaccurate or misleading. SC&H are not legal, tax, environmental, or regulatory advisors and, SC&H did not express any views or opinions as to any legal, tax, environmental, or regulatory matters relating to Cambridge, Parakou, the mergers, or otherwise. SC&H understood and assumed that Cambridge had obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, environmental, regulatory, and other professionals. The Cambridge board also advised SC&H and SC&H assumed that the Parakou Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of Cambridge and Parakou with respect to the future financial performance of Parakou, and that such information provided a reasonable basis upon which to analyze and evaluate Parakou and form an opinion. SC&H expressed no view with respect to the Parakou Projections or the assumptions on which they were based. SC&H did not conduct a physical inspection of any of the properties or assets of Parakou, nor did they prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Parakou. SC&H did not independently verify the information supplied to them by Cambridge, Parakou or the Parakou’s representatives. SC&H’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to them as of, the date of the opinion. SC&H did not evaluate the solvency of Cambridge, Holdco, Parakou or any other party to the mergers, the fair value of Cambridge, Merger Sub, Holdco, Parakou or any of their respective assets or liabilities, or whether Cambridge, Merger Sub, Holdco or Parakou or any other party to the mergers is paying or receiving reasonably equivalent value in the mergers under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did SC&H evaluate, in any way, the ability of Cambridge, Holdco, Parakou or any other party to the mergers to pay its obligations when they come due. SC&H did not physically inspect Cambridge’s, Merger Sub’s, Holdco’s or Parakou’s properties or facilities and did not make or obtain any evaluations or appraisals of Cambridge’s, Merger Sub’s, Holdco’s or Parakou’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). SC&H did not attempt to confirm whether Cambridge, Merger Sub, Holdco or Parakou had good title to their respective assets. SC&H’s role in reviewing any information was limited solely to performing such reviews as SC&H deemed necessary to support its own advice and analysis and was not on behalf of the Cambridge board, Cambridge, or any other party.

SC&H assumed, with the Cambridge board’s consent, that the mergers would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the mergers, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on Cambridge, Merger Sub, Holdco, Parakou or the mergers. SC&H also assumed, with the Cambridge board’s consent, that the final executed form of the merger agreement would not differ in any material respect from the draft SC&H reviewed and that the mergers would be consummated on the terms set forth in the merger agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof material to SC&H’s analyses or SC&H’s opinion. SC&H also assumed that the representations and warranties of the parties to the merger agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the merger agreement. SC&H offered no opinion as to the contractual terms of the merger agreement or the likelihood that the conditions to the consummation of the mergers set forth in the merger agreement would be satisfied.

In connection with preparing its opinion, SC&H performed a variety of financial analyses. The following is a summary of the material financial analyses performed by SC&H in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither SC&H’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, SC&H assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, SC&H did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, SC&H believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by SC&H in preparing the opinion.

The implied valuation reference ranges indicated by SC&H’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, SC&H’s analyses are inherently subject to substantial uncertainty.

For purposes of its analyses, SC&H considered the implied value of merger consideration to be paid in the Parakou merger of $78,780,000, based on the issuance of 7,800,000 common shares and upon the assumed value per share of Cambridge common stock of $10.10, which Cambridge advised SC&H, and SC&H, with the consent of the Cambridge board, assumed was a reasonable basis upon which to value the Cambridge common stock.

Share prices for the selected companies used in the selected companies analysis described below were as of November 28, 2014. Estimates of financial performance for the selected companies listed below for the calendar years ending December 31, 2014 and 2015 were based on publicly available research analyst estimates for those companies. Estimates of financial performance for Parakou for the years ending December 31, 2014 to 2018 were based on the Parakou Projections and internally prepared financial statements as of June 30, 2014.

Discounted Cash Flow Analysis

SC&H performed a discounted cash flow analysis of Parakou by calculating the estimated net present value of Parakou’s free cash flows attributable to Parakou through 2018 and estimates of the terminal value of Parakou after 2018 using the Parakou Projections. In performing this analysis, SC&H applied discount rates ranging from 10.0% to 14.0% to projected free cash flows attributable to Parakou. Discount rates were chosen based on an analysis of the estimated weighted average cost of capital of Parakou using the capital asset pricing model and comparable companies. The range of weighted average cost of capital was analyzed in conjunction with the preparation of a sensitivity analysis. SC&H applied terminal value earnings multiples ranging from 10.0x to 13.0x, which were based on the forward EBITDA multiples of comparable companies. SC&H applied terminal growth factors ranging from 1.0% to 3.0% based on the range of expected long-term perpetual growth for the industry. This analysis indicated an implied enterprise value reference range of $202,761,000 to $359,328,000 for Parakou, as compared to the implied value of the merger consideration to be paid in the Parakou merger of $204,580,000.

Selected Companies Analysis

SC&H considered certain financial data for Parakou and selected companies with publicly traded equity securities that SC&H deemed relevant. The selected companies were selected because they were deemed to be similar to Parakou in one or more respects including, the nature of their business, size, and financial performance. Because companies are not identical or necessarily directly comparable to one another, identification of companies for use in a selected companies analysis involves the exercise of qualitative judgment. SC&H exercised its own professional judgment and took into account its experience as investment bankers to prepare independently a list of companies that SC&H deemed similar to Parakou in one or more respects for purposes of its analyses and opinion. The selected companies with publicly traded equity securities were:

•	Nordic American Tankers Limited

•	Scorpio Tankers Inc.

•	Ship Finance International Limited

•	Teekay Corporation

•	Navios Maritime Acquisition Corporation

•	Frontline Ltd.

•	Tsakos Energy Navigation Limited

•	GasLog Ltd.

•	DHT Holdings, Inc.

•	Capital Product Partners L.P.

•	Ardmore Shipping Corporation

•	StealthGas, Inc.

SC&H relied upon the following financial indicators in their analysis:

•	Total enterprise value as a multiple of CY 2015(P) revenue.

•	Total enterprise value as a multiple of CY 2014(P) revenue.

•	Total enterprise value as a multiple of CY 2015(P) EBITDA.

•	Total enterprise value as a multiple of CY 2014(P) EBITDA.

•	Market capitalization as a multiple of Net asset Value (“NAV”)

SC&H applied TEV multiple ranges based on the selected companies analysis to corresponding financial data for Parakou based on Parakou’s 2014(P) financial statements and the Parakou Projections. SC&H applied multiples of 3.2x to 7.9x to Parakou 2015(P) revenue and 4.0x to 10.8x to Parakou management’s estimate of 2014(P) revenue, which resulted in an implied total enterprise value reference range of $132,472,000 to $477,493,000 for Parakou, as compared to the implied enterprise value of the merger consideration to be paid in the transaction merger of $204,580,000. SC&H applied multiples of 5.7x to 12.4x to Parakou 2015(P) EBITDA and 8.7x to 18.1x to Parakou management’s estimate of 2014(P) EBITDA, which resulted in an implied total enterprise value reference range of $102,345,000 to $327,425,000 for Parakou, as compared to the implied enterprise value of the merger consideration to be paid in the transaction merger of $204,580,000. SC&H also applied equity multiples of 0.7x to 1.5x to Parakou’s NAV, which resulted in an implied equity value range of $58,135,000 to $114,429,000 compared to the merger consideration to be paid in the transaction of $78,780,000. The net asset value of Parakou was calculated based on existing fleet value of $74,200,000 and additional fleet value of $10,600,000 related to existing below market vessel contracts.

A summary of the financial indicators for the comparable companies is provided as follows:

	Company	Market Capitalization/ NAV	TEV / Revenue		TEV / EBITDA
Ticker			2014(P)	2015(P)	2014(P)	2015(P)
NAT	Nordic American Tankers Ltd	1.3x	6.1x	5.2x	12.3x	10.1x
STNG	Scorpio Tankers Inc.	1.0x	6.9x	4.3x	nm	8.9x
SFL	Ship Finance International Ltd	1.0x	10.2x	7.9x	15.7x	12.4x
TK	Teekay Corporation	1.0x	6.7x	5.8x	14.9x	12.1x
NNA	Navios Maritime Acquisition Corp.	nm	6.3x	5.7x	11.3x	9.2x
FRO	Frontline Ltd.	nm	4.0x	4.0x	9.6x	10.3x
TNP	Tsakos Energy Navigation Ltd	0.8x	5.2x	4.7x	10.4x	8.7x
GLOG	GasLog Ltd.	1.3x	10.1x	7.6x	15.4x	11.5x
DHT	DHT Holdings, Inc.	0.9x	10.8x	5.6x	nm	9.7x
CPLP	Capital Product Partners L.P.	nm	6.2x	5.4x	10.0x	8.3x
ASC	Ardmore Shipping Corporation	0.9x	7.0x	3.5x	18.1x	6.9x
GASS	StealthGas, Inc.	0.7x	4.3x	3.2x	8.7x	5.7x
($ in millions except per share amounts)
	Max	1.3x	10.8x	7.9x	18.1x	12.4x
	Min	0.7x	4.0x	3.2x	8.7x	5.7x
	Mean	1.0x	7.0x	5.2x	12.6x	9.5x
	Median	1.0x	6.5x	5.3x	11.8x	9.4x

None of the selected companies have characteristics identical to Parakou. An analysis of selected publicly traded companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed. SC&H believes that the analysis presented supports the current range of value based on both the Adjusted NAV of the acquired vessels and the forecasted earnings potential as represented by management.

SC&H will earn a fee of $75,000 in connection with advisory services that they rendered Cambridge in connection with this transaction, which will not be contingent on successful closing of the transaction. Those advisory services include the rendering of the SC&H opinion. In addition, Cambridge has agreed to reimburse expenses of SC&H and indemnify them for certain liabilities that may arise out of their advisory services.

Anticipated Accounting Treatment

The mergers will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction since Mr. Por Liu, who will be the sole securityholder of Parakou as of the closing date of the mergers, will hold at least 37.9% of the outstanding common shares of Holdco as the largest minority voting interest holder immediately following the completion of the mergers, Parakou will have its current officers assuming all corporate and day-to-day management offices of Holdco, including chief executive officer and chief financial officer, Mr. Por Liu, as well as Mr. Yang Jian Guo, Chief Operating Officer of Parakou, will serve on the board of directors of Holdco upon consummation of the mergers, and Mr. Por Liu will have the right to designate for nomination to the Holdco board up to three directors, depending on his ownership percentage of Holdco common shares at the time of the nomination. Accordingly, Parakou will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Parakou. Accordingly, the assets and liabilities and the historical operations that will be reflected in the Holdco financial statements after consummation of the mergers will be those of Parakou and will be recorded at the historical cost basis of Parakou. Cambridge’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of Parakou upon consummation of the mergers.

Regulatory Matters

The mergers and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the State of Delaware and the Marshall Islands necessary to effectuate the mergers.

Required Vote

The approval of the merger proposal, the corporate charter proposal, the classified board proposal, the incentive compensation plan proposal and the adjournment proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Cambridge common stock present and entitled to vote at the meeting to approve the respective proposal. Additionally, the mergers will not be consummated if the holders of more than 7,536,766 (as of December 31, 2014) of the public shares properly demand that Cambridge convert their public shares into their pro rata share of the trust account.

The approval of the merger proposal, the corporate charter proposal and the incentive compensation plan proposal are conditions to the consummation of the mergers. If the merger proposal is not approved, the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

THE CAMBRIDGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CAMBRIDGE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

THE MERGER AGREEMENT

For a discussion of the merger structure, merger consideration and indemnification provisions of the merger agreement, see the section entitled “The Merger Proposal.” Such discussion and the following summary of other material provisions of the merger agreement is qualified by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. All stockholders are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the mergers.

Closing and Effective Time of the Mergers

The closing of the mergers will take place no later than the third business day following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to Closing of the Mergers,” unless the parties agree in writing to another time. The mergers are expected to be consummated as soon as practicable after the special meeting of Cambridge’s stockholders described in this proxy statement/prospectus.

Representations and Warranties

Except as limited below, the merger agreement contains representations and warranties of each of Cambridge, Holdco, Merger Sub and Parakou generally relating, among other things, to:

•	corporate organization; qualification; subsidiaries;

•	charter documents;

•	capitalization;

•	authority relative to the merger agreement;

•	absence of conflicts; required filings and consents;

•	permits and compliance;

•	financial information;

•	absence of certain changes or events;

•	litigation;

•	employee benefit plans;

•	labor matters;

•	properties;

•	in the case of Parakou, vessels and maritime matters;

•	intellectual property;

•	taxes;

•	environmental matters;

•	material contracts;

•	insurance;

•	compliance with laws;

•	in the case of Cambridge, interested party transactions;

•	in the case of Cambridge, listing or quotation of its securities;

•	board approval;

•	stockholder approval;

•	absence of illegal or improper transactions;

•	in the case of Cambridge, amount of funds in the trust account;

•	brokerage and similar fees;

•	in the case of Parakou, restriction on business activities

•	in the case of Cambridge, ownership of capital stock, and

•	in the case of Cambridge, opinion of Financial Advisor.

Covenants

Cambridge, Holdco and Merger Sub have each agreed to take such actions as are necessary, proper or advisable to consummate the mergers. Each of Cambridge, Holdco and Merger Sub has also agreed to continue to operate their respective businesses in the ordinary course consistent with past practices prior to the closing. Parakou has also agreed to continue to operate its business in the ordinary course in a manner generally consistent with market practice prior to the closing. Each of Parakou, Cambridge, Holdco and Merger Sub has agreed to use its commercially reasonable efforts to preserve substantially intact their respective business organizations, keep available service of the company officers, employees or shoreside employees, as applicable, and consultants, preserve their respective current relationships with customers, suppliers or others with whom they have a significant business relationship.

Each of Cambridge, Parakou, Holdco and Merger Sub has agreed not to take the following actions, among others, except as permitted by the agreement, without the prior written consent of the other party:

•	amend or otherwise change its organizational documents;

•	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), or (ii) any assets, except in the ordinary course of business and with respect to Parakou, in a manner generally consistent with market practices and with respect to Cambridge, Holdco and Merger Sub, a manner consistent with past practice;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly-owned subsidiaries and regular quarterly dividends on shares of its stock declared and paid in cash at times consistent with past practice in an aggregate amount not in excess of $1,000,000 per share;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

•

except with respect to Parakou, in the ordinary course of business and in a manner generally consistent with market practice (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) except for borrowings under existing credit facilities, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business; (iii) enter into any contract or agreement other than in the ordinary course of business; (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $250,000 or capital expenditures which are, in the aggregate, in excess of $3,000,000 for it and its subsidiaries taken as a whole; (v) with respect to Parakou, authorize or make any commitment to purchase vessels, except in the ordinary course of business or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph except, with respect to Parakou, in the ordinary course of business and in a manner generally consistent with market practice;

•	hire any additional executive officers with salaries in excess of $250,000 per year, except in the ordinary course of business or increase the compensation payable or to become payable or the benefits provided to its directors, officers employees or shoreside employees, except for increases in the ordinary course of business and generally consistent with market practice with respect to Parakou, and in the ordinary course of business and consistent with past practice with respect to Cambridge, Holdco and Merger Sub in salaries or wages of employees or shoreside employees, who are not directors or officers, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employees or shoreside employee, or establish, adopt, enter into or amend any bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or shoreside employee;

•	take any action, other than reasonable and usual actions in the ordinary course of business, with respect to accounting policies or procedures;

•	make or change any tax election, change any annual accounting period, change or adopt any accounting method for taxes, file any amended tax return, enter into any closing agreement with respect to taxes, settle any tax claim or assessment, surrender any right to claim a refund for taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or take any similar action related to the filing of any tax return or the payment of any tax, if such action would have the effect of increasing its tax liability for any taxable period ending on or after the closing date, or decreasing any tax attribute otherwise existing on the closing date;

•	pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice with respect to Cambridge, Holdco or Merger Sub, and in the ordinary course of business and in a manner generally consistent with market practice or the litigation described in the disclosure schedules with respect to Parakou;

•	amend, modify or consent to the termination of any material agreement, or amend, waive, modify or consent to the termination of rights thereunder other than in the ordinary course of business and in a manner generally consistent with market practice with respect to Parakou;

•	except in the ordinary course of business, commence or settle any litigation in excess of $1,000,000, other than the specified litigation; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

The merger agreement also contains additional covenants of the parties, including covenants providing for:

•	the appointment of certain directors of Holdco;

•	if required, Cambridge, Parakou, Holdco and Merger Sub to prepare and file, as promptly after the date of the merger agreement as practicable, the notification required under the HSR Act in connection with the merger and to promptly and in good faith respond to all information requests of the Federal Trade Commission and the Department of Justice;

•	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information. See the section entitled “The Merger Agreement — Access to Information; Confidentiality”;

•	Cambridge, Parakou, Holdco and Merger Sub to use commercially reasonable efforts to do all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including obtaining all necessary approvals from governmental agencies and other third parties;

•	Parakou and its affiliates to waive their rights to make claims against Cambridge to collect from the trust account any monies that may be owed to them by Cambridge;

•	Cambridge to prepare and file a current report on Form 8-K to report the execution of the merger agreement, and to report the consummation of the mergers;

•	each of Cambridge, Parakou, Holdco and Merger Sub to take all actions necessary so that no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute may become applicable to the merger agreement;

•	Cambridge, Parakou, Holdco and Merger Sub to provide prompt notice to the other party of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty to be untrue or inaccurate in any material respect;

•	Cambridge to promptly prepare and submit to the Nasdaq a listing application of the Holdco common shares, and each of Cambridge, Parakou, Holdco and Merger Sub is to use its reasonable best efforts to obtain the listing for trading on the Nasdaq of the Holdco common shares prior to the closing.

•	Cambridge, Parakou, Holdco and Merger Sub not to solicit or initiate, or knowingly encourage, induce or facilitate a proposal for an alternative transaction, participate in any discussions or negotiations with any third party regarding any merger, sale of ownership interests or assets of the other party, approve or recommend or propose to approve or recommend an alternative transaction, or any agreement related to an alternative transaction;

•	Holdco to maintain tail directors’ and officers’ liability insurance policies for a period of six years following the merger;

•	Parakou to use its commercially reasonable efforts to collect any amounts owed to Parakou by Parakou’s shareholders, cause any guaranty made by Parakou for the benefit of any shareholders to be terminated; and

•	Cambridge to cause the trust account to be distributed immediately upon consummation of the mergers and to pay when due all liabilities and obligations of Cambridge due or incurred at or prior to the date of closing, including (i) payment to the holders of public shares who elect to convert their shares into cash, (ii) payment of Cambridge’s income and other tax obligations, and (iii) payment of transaction costs of Cambridge.

Conditions to Closing of the Merger

General Conditions

Cambridge’s, Holdco’s, Merger Sub’s and Parakou’s obligations to consummate the transactions contemplated by the merger agreement are conditioned upon, among other things:

•	the merger proposal having been duly approved and adopted by the Cambridge and Parakou stockholders by the requisite vote under respectively the laws of Delaware and Marshall Islands and Cambridge’s Certificate of Incorporation and Parakou’s Articles of Incorporation;

•	the 2014 Equity and Incentive Compensation Plan having been approved by the Cambridge stockholders;

•	holders of no more than 7,536,766 (as of December 31, 2014) of the public shares having exercised their right to convert their public shares into cash;

•	expiration of all applicable waiting periods under the HSR Act;

•	no government entity having enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, injunction, decree, executive order or award which is then in effect and which has the effect of making the mergers or the transactions contemplated thereby illegal or otherwise prohibiting consummation of the mergers;

•	Holdco common shares are authorized for listing on the Nasdaq, subject to official notice of issuance; and

•	the proxy statement/prospectus being declared effective and no stop order suspending the effectiveness of the proxy statement/prospectus being issued and no proceeding initiated by the SEC.

In addition, each of Cambridge’s, Holdco’s, Merger Sub’s and Parakou’s obligations to consummate the transactions contemplated by the merger agreement are conditioned upon, among other things:

•	the representations and warranties of each of Cambridge, Holdco, Merger Sub, on the one hand, and Parakou on the other hand, being true and correct (without giving effect to any limitation as to materiality or “company material adverse effect”) as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where such failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•	Cambridge, Holdco, Merger Sub, on the one hand, and Parakou on the other hand, having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with on or prior to the closing;

•	all necessary consents, waivers and approvals required to be obtained in connection with the mergers having been received; and

•	the absence of any litigation pending or threatened against either party, which is reasonably likely to prevent consummation of the transactions contemplated by the merger agreement or cause such transactions to be rescinded following consummation.

Parakou’s Conditions to Closing

The obligations of Parakou to consummate the transactions contemplated by the merger agreement also are conditioned upon, among other things:

•	no material adverse effect having occurred with respect to Cambridge, Holdco or Merger Sub;

•	Cambridge being in compliance with public company reporting requirements under the Exchange Act, except where noncompliance would not have a material adverse effect;

•	Holdco having executed and delivered a registration rights agreement;

•	the Cambridge initial stockholders having executed and delivered a lock-up agreement;

•	the individuals listed as persons to become directors of Holdco upon consummation of the mergers in the section “Management of Holdco Following the Mergers” having been appointed to the board of directors of Holdco; and

•	Cambridge having arranged for funds remaining in the trust account to be dispersed to Holdco upon the closing of the mergers.

Cambridge’s, Holdco’s and Merger Sub’s Conditions to Closing

The obligations of Cambridge, Holdco and Merger Sub to consummate the transactions contemplated by the merger agreement also are conditioned upon each of the following, among other things:

•	no material adverse effect having occurred with respect to Parakou;

•	Mr. Por Liu having executed and delivered a lock-up agreement;

•	Parakou having obtained certain specified consents, approvals or authorizations; and

•	Cambridge having received an opinion of Marshall Islands counsel.

Waiver

If permitted under applicable law, either Parakou or Cambridge may, in writing, waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any agreements or conditions for the benefit of itself contained in the merger agreement or in any document delivered pursuant to the merger agreement. The conditions applicable to both Cambridge and Parakou’s obligations may only be waived by mutual agreement of both parties. However, the condition requiring that the holders of no more than 7,536,766 (as of December 31, 2014) of Cambridge’s public shares exercise their conversion rights may not be waived by Cambridge, due to applicable laws. Cambridge cannot assure you that all of the conditions will be satisfied or waived.

At any time prior to the closing, either Parakou or Cambridge may, in writing, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for Cambridge and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation.

Termination

The merger agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written consent of Cambridge and Parakou;

•	by either Cambridge or Parakou if the transactions contemplated by the merger agreement are not consummated on or before May 21, 2015, provided that the right to terminate will not be available to any party whose failure to fulfill any material obligation was the cause of or resulted in the failure of the transactions contemplated by the merger agreement to be consummated by such date;

•	by either Cambridge or Parakou if any governmental authority shall have enacted, issued, promulgated, enforced or entered any order, law, rule regulation, judgment, injunction, decree or ruling which has become final and nonappealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by the merger agreement;

•	by either Cambridge or Parakou if the other party has breached any of its covenants, agreements or representations and warranties (and has not cured its breach within thirty days of the giving of notice of such breach), provided that the terminating party is itself not in breach;

•	by either Cambridge or Parakou if, (i) at the Cambridge stockholder meeting, the mergers, the merger agreement and the issuance of Holdco common shares shall fail to be approved by holders of Cambridge’s public shares, or (ii) at the Parakou shareholder meeting, the mergers and the merger agreement shall fail to be approved by the Parakou shareholders;

•	by Parakou if (a) Cambridge’s board withdraws, modifies or changes its recommendation of the merger agreement or the transactions contemplated by the merger agreement in a manner adverse to Parakou, or resolves to do so, (b) Cambridge’s board recommends to its stockholders an alternative transaction, or resolves to do so, or enters into any letter of intent or similar document or any agreement accepting an alternative transaction, (c) Cambridge fails to include in the proxy statement/prospectus the recommendation of Cambridge’s board in favor of the approval and adoption of the merger agreement, the mergers or the issuance of Holdco common shares, or (d) through the fault (whether by commission or omission) of Cambridge, the mergers or the issuance of the Holdco common shares are not, prior to April 30, 2015, submitted for approval at the special meeting;

•	by Parakou if, immediately prior to the mergers, Cambridge does not have cash on hand of $50,000,000 after giving effect to payment of amounts that Cambridge will be required to pay to converting stockholders upon consummation of the transactions contemplated by the merger agreement (this termination right would be triggered if holders of more than 3,083,188 of Cambridge’s public shares validly exercise their conversion rights); or

•	by either Cambridge or Parakou if, at any time prior to the closing date, Holdco would, as a result of any adoption, implementation, promulgation, repeal, modification, amendment or change of any applicable law prior to the closing date, be treated as a domestic corporation for U.S. federal income tax purposes as of or after the closing date.

Effect of Termination

In the event of proper termination by either Cambridge or Parakou, the merger agreement will be of no further force or effect and the merger will be abandoned, except that:

•	the parties’ confidentiality obligations set forth in the merger agreement will survive. See the section entitled “The Merger Agreement — Access to Information; Confidentiality”;

•	the indemnification obligations of Mr. Por Liu to Cambridge will survive;

•	the waiver by Parakou and its affiliates of their rights to make claims against Cambridge to collect from the trust account any monies that may be owed to them by Cambridge will survive;

•	each party’s liability for breach of the merger agreement will survive; and

•	the obligation of each party to pay fees and expenses incurred by such party in connection with the merger agreement will survive. See the section entitled “The Merger Agreement — Fees and Expenses.”

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

Access to Information; Confidentiality

Parakou and Cambridge shall provide to the other party and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party to the books and records and such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its representatives may reasonably request. All information obtained by the parties shall be kept confidential in accordance with the confidentiality agreement between Cambridge and Parakou.

Amendments

The merger agreement may be amended by the parties thereto at any time prior to the closing of the mergers by execution of an instrument in writing signed on behalf of each of the parties.

Governing Law; Consent to Jurisdiction

The merger agreement is governed by and construed in accordance with the law of the state of New York. With respect to disputes related to the merger agreement, each party irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan in respect of any action, suit or proceeding arising in connection with the merger agreement, and agrees that any action, suit or proceeding may be brought only in such court.

TAX CONSEQUENCES OF THE MERGERS

U.S. Federal Income Tax Considerations

The following discussion summarizes U.S. federal income tax consequences of the mergers to Cambridge and Holdco, and U.S. federal income tax consequences to U.S. holders (as defined below) of exchanging shares of Cambridge common stock for Holdco common shares pursuant to the Cambridge merger, and owning and disposing of Holdco common shares received in the Cambridge merger. This summary is the opinion of DLA Piper LLP (US) insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters, and is conditioned upon the accuracy of the statements, representations, covenants and assumptions upon which the opinion is based and is subject to the conditions, limitations, and qualifications referenced below and in the opinion. Except where noted, this discussion deals only with shares of Cambridge common stock or Holdco common shares held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). As used herein, the term “U.S. holder” means a holder of shares of Cambridge common stock or Holdco common shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not represent a detailed description of all of the U.S. federal income tax consequences applicable to holders of shares of Cambridge common stock or Holdco common shares if they are subject to special treatment under the U.S. federal income tax laws, including if they are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a corporation that accumulates earnings to avoid U.S. federal income tax;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding shares of Cambridge common stock or Holdco common shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a person who acquired shares of Cambridge common stock or Holdco common shares through the exercise of employee stock options or other compensation arrangements;

•	a trader in securities that has elected the mark-to-market method of accounting;

•	a person liable for alternative minimum tax;

•	except to the extent specifically set forth below, a person who, at any time within the five-year period ending on the date of the mergers, has owned, actually or constructively, 5% or more of shares of Cambridge common stock;

•	a person who will own, actually or constructively, 5% or more of the stock of Holdco (by vote or value) immediately after the mergers;

•	a partnership or other pass-through entity for U.S. federal income tax purposes; or

•	a person whose “functional currency” is not the U.S. dollar.

The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. No ruling will be sought from the Internal Revenue Service (the “IRS”) with respect to the mergers.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of Cambridge common stock or Holdco common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Cambridge common stock or Holdco common shares should consult its tax advisor.

This discussion does not contain a detailed description of all the U.S. federal income tax consequences to holders of Cambridge common stock or Holdco common shares in light of their particular circumstances and does not address any state, local or foreign or any U.S. federal tax consequences other than U.S. federal income tax consequences, such as estate and gift tax or U.S. Medicare contribution tax consequences.

Holders of shares of Cambridge common stock or Holdco common shares should consult their own tax advisor concerning the U.S. federal income tax consequences to them in light of their particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Tax Consequences of the Mergers

U.S. Federal Income Tax Classification of Holdco as a Result of the Mergers

For U.S. federal income tax purposes, a corporation generally is considered a tax resident in the place of its organization or incorporation. Because Holdco is a Marshall Islands corporation, it would be classified as a foreign corporation (and, therefore, not a U.S. tax resident) under these general rules. Code Section 7874, however, contains rules (more fully discussed below) that can result in a foreign corporation being treated as a U.S. corporation for U.S. federal income tax purposes. The application of these rules is complex, and there is little or no guidance on many important aspects of Code Section 7874.

Under Code Section 7874, a corporation created or organized outside the United States (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, a U.S. tax resident) when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets by acquiring all the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (including the receipt of the foreign corporation’s shares in exchange for the U.S. corporation’s shares) (the “80% Ownership Test”), and (iii) the foreign corporation’s expanded affiliated group does not have substantial business activities in the foreign corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities.

If a foreign corporation meets the requirements of (i) and (iii) above but the shareholders of the acquired U.S. corporation hold less than 80% but at least 60%, by either vote or value, of the shares of the foreign acquiring corporation by reason of holdings shares in the U.S. acquired corporation (the “60% Ownership Test” and, together with the 80% Ownership Test, the “Ownership Tests”), the foreign corporation would be respected as a foreign corporation for U.S. federal income tax purposes but Code Section 7874 would generally impose a minimum level of tax on any “inversion gain” of the acquired U.S. corporation and its U.S. affiliates after the acquisition. Generally, inversion gain is defined as (i) the income or gain recognized by reason of the transfer of property to a foreign related person during the 10-year period following the acquisition, and (ii) any income received or accrued during such period by reason of a license of any property by the U.S. corporation and related U.S. persons to a foreign related person. In general, this provision would also deny the use of net operating losses, certain foreign tax credits or other tax attributes to offset U.S. federal income tax on the inversion gain.

For purposes of Code Section 7874 (including the Ownership Tests, other than with respect to the determination of the voting power as discussed below), an option with respect to a corporation will be treated as stock in the corporation with a value equal to the value of the stock that may be acquired pursuant to the option, less the exercise price (but in no case less than zero). Also for this purpose, the equity of the corporation will not include the amount of any property the holder of the option would be required to provide to the corporation under the terms of the option if such option were exercised. For purposes of determining the voting power of a foreign corporation under Code Section 7874, an option will be treated as exercised only if a principal purpose of the issuance or transfer of the option is to avoid the application of Code Section 7874.

In addition, for purposes of the Ownership Tests, certain stock of the foreign acquiring corporation is not included in the denominator of the ownership fraction (“disqualified stock”) if it is (i) transferred to a person other than the domestic corporation in exchange for “nonqualified property”, or (ii) transferred to a person in exchange for property and, pursuant to the same plan (or series of related transactions), the transferee subsequently transfers such stock in exchange for the satisfaction or the assumption of one or more obligations associated with the property exchanged (e.g., the obligation arose from the conduct of a trade or business in which the property exchanged has been used, regardless of whether the obligation is a non-recourse obligation), in each case, in an exchange that is related to the acquisition of substantially all of the assets of a U.S. corporation (including the indirect acquisition of assets by acquiring all the outstanding shares of the U.S. corporation) by a foreign corporation. For this purpose, “nonqualified property” is (i) cash or cash equivalents, (ii) marketable securities, (iii) an obligation owed by (A) a member of the expanded affiliated group that includes the foreign corporation, (B) a former shareholder of the acquired U.S. corporation or (C) a person that, before or after the acquisition, either owns stock of a person described in clause (A) or (B) or is related to such a person, or (iv) any other property acquired in a transaction (or series of transactions) related to the acquisition with a principal purpose of avoiding the purposes of Code Section 7874.

Pursuant to the merger agreement, and simultaneously with the Parakou merger, Cambridge will merge with and into Holdco with Holdco surviving the merger, and Holdco will acquire all of Cambridge’s assets (mostly cash) at the effective time. Therefore, for Holdco to avoid being treated as a U.S. corporation for U.S. federal income tax purposes, either (i) the former shareholders of Cambridge must own (within the meaning of Code Section 7874) less than 80% (by both vote and value) of Holdco common shares by reason of holding shares of Cambridge common stock, or (ii) Holdco must have substantial business activities in the Marshall Islands after the mergers (taking into account the activities of Holdco’s expanded affiliated group, including Parakou and its subsidiaries).

Based on the rules for determining share ownership under Code Section 7874 and certain factual assumptions, the Cambridge shareholders are expected to be treated as holding less than 80% (by both vote and value) of Holdco common shares by reason of their ownership of shares of Cambridge common stock. As a result, under current law, Holdco is expected to be treated as a foreign corporation for U.S. federal income tax purposes under Code Section 7874. However, whether the Ownership Tests have been satisfied for purposes of Code Section 7874 must be finally determined after the completion of the mergers, by which time there could be adverse changes to the relevant facts and circumstances, including a substantial increase in the value of Holdco common shares, which may cause warrants to purchase Holdco common shares and purchase options to purchase Holdco units to have net positive value for purposes of the Ownership Tests. Furthermore, the IRS may successfully assert that a portion of the Holdco common shares issued in the Parakou merger should not be included in determining the percentage of Holdco common shares owned by the Cambridge shareholders after the mergers, which may cause the Cambridge shareholders to own 80% or more of Holdco common shares and cause Holdco to be treated as a U.S. corporation for U.S. federal income tax purposes.

Moreover, a subsequent change in the facts or in law might cause Holdco to be treated as a U.S. corporation for U.S. federal income tax purposes, including with retroactive effect. By the time of the completion of the mergers, there could be a change in law under Code Section 7874, in the Treasury regulations promulgated thereunder, or other changes in law that, if enacted, could (possibly retroactively) cause Holdco to be treated as a U.S. corporation for U.S. federal income tax purposes. In particular, the Obama administration proposed policies in its published revenue proposal for fiscal year 2015 that would broaden the definition of an inversion transaction by reducing the 80% Ownership Test to a greater than 50% test, and eliminating the 60% Ownership Test, and by adding a special rule whereby, regardless of the level of shareholder continuity, an acquiring foreign corporation would be treated as a U.S. corporation for U.S. federal income tax purposes if the affiliated group that includes the acquiring foreign corporation is primarily engaged and controlled in the United States. In addition, Representative Levin introduced the Levin Bill, which would treat an acquiring foreign corporation as a U.S. corporation for U.S. federal income tax purposes if the shareholders of the acquired U.S. corporation own more than 50% of the stock (by vote or value) of the acquiring foreign corporation or if the management and control of the expanded affiliated group which includes the acquiring foreign corporation occurs, directly or indirectly, primarily within the United States and such expanded affiliated group has significant domestic business activities (i.e., at least 25% of the employees, employee compensation, assets or income of the group is based in the United States), with a retroactive effective date of May 8, 2014. On September 22, 2014, the Treasury Department and the IRS jointly issued an advance notice of Proposed Regulations designed to curtail the inversion transactions and the tax benefits of such transactions with an effective date, in general, of September 22, 2014. While the Proposed Regulations are not expected to have a material adverse effect on Holdco, if the Levin Bill or another similar bill were enacted with a retroactive effective date that is prior to the closing date, Holdco could be treated as a U.S. corporation notwithstanding that it is incorporated in the Marshall Islands. In such event, Holdco could be liable for substantial additional U.S. federal income tax on its operations and income following the completion of the mergers. The remaining discussion assumes that Holdco will not be treated as a U.S. corporation for U.S. federal income tax purposes under Code Section 7874.

Tax Consequences of the Mergers to Cambridge and Holdco

Pursuant to the merger agreement, and simultaneously with the Parakou merger, Cambridge will merge with and into Holdco with Holdco surviving the merger, as a result of which Holdco will acquire all of Cambridge’s assets at the effective time. Cambridge will be subject to U.S. federal income tax on any gain recognized on the transfer of its assets to Holdco pursuant to the Cambridge merger. Cambridge’s assets consist primarily, if not solely, of cash, and no gain or loss will be recognized by Cambridge on the transfer of its cash to Holdco in the Cambridge merger. In addition, an evaluation will be made prior to the Cambridge merger to establish whether Cambridge has any intangible assets with respect to which it would be required to recognize gain in connection with the Cambridge merger. If there are such intangible assets, Cambridge does not expect that they would be of substantial value. Therefore, Cambridge does not expect to incur a material amount of U.S. federal income tax as a result of the Cambridge merger. However, the IRS may not agree with this conclusion and in such an event, there may be a significant U.S. federal income tax liability for Holdco, the surviving company in the merger, to pay based on the value of Cambridge’s appreciated assets at the time of the Cambridge merger.

Tax Consequences of the Mergers to U.S. Holders of Shares of Cambridge Common Stock

It is intended that, for U.S. federal income tax purposes, the mergers, (i) qualify as reorganizations within the meaning of Code Section 368(a), and (ii) not result in gain being recognized by persons who are U.S. holders of shares of Cambridge common stock immediately prior to the effective time of the mergers under Code Section 367(a) (other than any such U.S. holder that would own, actually or constructively, five percent or more of the stock of Holdco (by vote or value) immediately after the mergers) (in the aggregate, the “Intended Tax Treatment”). The parties intend to report the mergers in a manner consistent with the Intended Tax Treatment for U.S. federal income tax purposes. However, the closing of the mergers is not conditioned upon the receipt of an opinion of counsel that the mergers will qualify for the Intended Tax Treatment. In addition, none of Cambridge, Holdco, Merger Sub and Parakou intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the mergers. Consequently, no assurance can be given that the IRS will not challenge the conclusions described below or that a court would not sustain such a challenge.

Additionally, Code Section 367(a) and the applicable Treasury regulations promulgated thereunder provide that where a U.S. shareholder exchanges stock in a U.S. corporation for stock in a foreign corporation in a transaction that would otherwise qualify as a reorganization within the meaning of Code Section 368(a), the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. Whether certain of such requirements are met will depend on facts existing at the effective time of the mergers, and the closing of the mergers is not conditioned upon the receipt of an opinion of counsel that the mergers will qualify for the Intended Tax Treatment. In addition, no assurance can be given that the IRS will not challenge that the relevant requirements under Code Section 367(a) and the Treasury regulations promulgated thereunder have been met with respect to the mergers or that a court would not sustain such a challenge. Furthermore, if holders of Cambridge common stock holding in the aggregate more than 60% of the value of Cambridge common stock exercise their conversion rights and receive solely cash, the Cambridge merger may not qualify for the Intended Tax Treatment. Although we believe it is unlikely that the mergers will be consummated in such an event, there can be no assurance in that regard and holders of Cambridge common stock may be required to recognize gain or loss, regardless of whether they exchange their shares of Cambridge common stock solely for Holdco common shares or solely for cash. If at the effective time of the mergers any requirement for Code Section 367(a) not to impose gain on U.S. holders is not satisfied or any requirement of Code Section 368 is not met, then a U.S. holder of shares of Cambridge common stock would recognize gain (but may not be able to recognize loss) in an amount equal to the excess, if any, of the fair market value as of the closing date of the mergers of Holdco common shares and the amount of cash received in the mergers over such holder’s tax basis in the shares of Cambridge common stock surrendered by such holder in the mergers. Any gain so recognized would generally be long-term capital gain if the U.S. holder has held the shares of Cambridge common stock for more than one year at the effective time of the mergers. Long-term capital gain of non-corporate U.S. holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s holding period in the Holdco common shares received in the mergers, if any, would not include the holding period for the block of shares of Cambridge common stock surrendered in exchange therefor.

The remainder of this discussion assumes that the mergers will qualify for the Intended Tax Treatment.

For a U.S. holder that acquired different blocks of shares of Cambridge common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the mergers, and a loss realized (but not recognized) on the exchange of one block of shares of Cambridge common stock cannot be used to offset a gain realized on the exchange of another block of shares of Cambridge common stock. If a U.S. holder has differing bases or holding periods in respect of shares of Cambridge common stock, the U.S. holder should consult its tax advisor prior to the exchange with regard to determining the amount of any gain recognized and identifying the bases or holding periods of the particular Holdco common shares received in the mergers.

IN THE EVENT THE MERGERS QUALIFY FOR THE INTENDED TAX TREATMENT, A U.S. HOLDER OF SHARES OF CAMBRIDGE COMMON STOCK WHO WILL OWN, ACTUALLY OR CONSTRUCTIVELY, AT LEAST FIVE PERCENT OF HOLDCO BY VOTE OR VALUE IMMEDIATELY AFTER THE MERGERS MAY BE REQUIRED TO RECOGNIZE GAIN UNLESS HE OR SHE ENTERS INTO A FIVE-YEAR GAIN RECOGNITION AGREEMENT AND CONTINUES TO MEET ALL THE REPORTING REQUIREMENTS RELATING THERETO. THERE CAN BE NO ASSURANCE THAT SUFFICIENT INFORMATION WILL BE PROVIDED FOR SUCH SHAREHOLDERS TO MEET ALL THEIR REPORTING OBLIGATIONS, ANY SUCH SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE REQUIREMENTS OF A GAIN RECOGNITION AGREEMENT AND THEIR ABILITY TO DEFER GAIN.

Exchange of Shares of Cambridge Common Stock for Holdco Common Shares. If, pursuant to the mergers, a U.S. holder of shares of Cambridge common stock exchanges all of its stock solely for Holdco common shares, such U.S. holder will not recognize any gain or loss. The U.S. holder’s aggregate adjusted tax basis in the Holdco common shares received in the mergers will be equal to the U.S. holder’s aggregate adjusted tax basis in its shares of Cambridge common stock surrendered in exchange for the Holdco common shares, and the U.S. holder’s holding period for the Holdco common shares received in the mergers will include the period during which the shares of Cambridge common stock were held.

Conversion of Shares of Cambridge Common Stock into Cash. If a U.S. holder exercises its conversion right and receives solely cash in exchange for such U.S. holder’s shares of Cambridge common stock, such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the aggregate tax basis in the shares of Cambridge common stock surrendered. Gain or loss must be calculated separately for each block of shares of Cambridge common stock if blocks of Cambridge common stock were acquired at different times or for different prices. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for shares of Cambridge common stock surrendered exceeds one year at the effective time of the mergers. Although the law in this area is unclear, if a U.S. holder actually or constructively owns Holdco common shares immediately after the mergers, it is possible that the cash received by such U.S. holder pursuant to the mergers may be treated as a dividend under the tests set forth in Code Section 302.

U.S. Federal Income Taxation of Holdco

Taxation of Operating Income

Unless exempt from U.S. federal income taxation under the rules described below (the “Section 883 exemption”), a foreign corporation that earns only transportation income is generally subject to U.S. federal income taxation under one of two alternative tax regimes: (i) the 4% gross basis tax or (ii) the net basis tax and branch profits tax.

4% Gross Basis Tax

For foreign corporations not engaged in a U.S. trade or business, the United States imposes a 4% U.S. federal tax (without allowance of any deductions) on the foreign corporation’s U.S. source gross transportation income. For this purpose, transportation income includes income from the use, hiring or leasing of a vessel, or the performance of services directly related to the use of a vessel (including income from time charter, voyage charter or bareboat charter). For this purpose, 50% of the income attributable to voyages that begin or end (but not both) in the United States is treated as U.S. source. Generally, no portion of the income attributable to voyages that both begin and end outside the United States is treated as U.S. source. Although 100% of the income attributable to voyages that both begin and end in the United States is treated as U.S. source, Holdco does not expect to have any transportation income attributable to voyages that both begin and end in the United States.

Net Basis Tax and Branch Profits Tax

Holdco has a fixed place of business in the United States. However, Holdco does not expect to have any vessel operating in the United States on a regularly scheduled basis and thus intends to take the position that it does not have U.S. gross transportation income that is effectively connected with its conduct of a trade or business in the United States. If Holdco were to be treated as engaged in a U.S. trade or business, all or a portion of Holdco’s taxable income, including gain from the sale of vessels, could be treated as effectively connected with the conduct of its U.S. trade or business (“effectively connected income”). Any effectively connected income would be subject to U.S. federal corporate income tax (with the highest statutory rate currently being 35%) and may be subject to an additional 30% branch profits tax. The 4% gross basis tax described above is inapplicable to income that is treated as effectively connected income.

Section 883 Exemption

Both the 4% gross basis tax and the net basis and branch profits taxes described above are inapplicable to U.S. source transportation income that qualifies for exemption under Code Section 883. To qualify for the Section 883 exemption a foreign corporation must, among other things:

•	be organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States, (an “Equivalent Exemption”);

•	satisfy one of the following three ownership tests (each discussed in more detail below): (i) the 50% Ownership Test, (ii) the CFC Test, or (iii) the Publicly Traded Test; and

•	meet certain substantiation, reporting and other requirements.

Holdco is organized under the laws of the Republic of the Marshall Islands. Each of the vessels in the fleet is owned by a separate wholly-owned subsidiary organized in the Republic of the Marshall Islands or the Republic of Panama. The U.S. Treasury Department recognizes the Republic of the Marshall Islands and the Republic of Panama as jurisdictions that grant an Equivalent Exemption. Therefore, Holdco should meet the first requirement for the Section 883 exemption. Additionally, Holdco intends to comply with the substantiation, reporting and other requirements that are applicable under Section 883 of the Code. As a result, qualification for the Section 883 exemption will turn primarily on Holdco’s ability to satisfy the second requirement enumerated above.

The 50% Ownership Test. In order to satisfy the 50% Ownership Test, a foreign corporation must be able to substantiate that more than 50% of the value of its shares is owned, directly or indirectly, by “qualified shareholders.” For this purpose, qualified shareholders are: (i) individuals who are residents (as defined in the regulations promulgated under Code Section 883, (the “Section 883 Regulations”) of countries, other than the United States, that grant an Equivalent Exemption, (ii) foreign corporations that meet the Publicly Traded Test (discussed below) and are organized in countries that grant an Equivalent Exemption, or (iii) certain foreign governments, non-profit organizations, and certain beneficiaries of foreign pension funds. A corporation claiming the Section 883 exemption based on the 50% Ownership Test must obtain and substantiate all the facts necessary to satisfy the IRS that the 50% Ownership Test has been satisfied. Based on the information that Holdco currently has as to its expected shareholders and other matters, Holdco does not expect to satisfy the 50% Ownership Test after the mergers.

The CFC Test. The CFC Test requires that the non-U.S. corporation be treated as a controlled foreign corporation (“CFC”) for U.S. federal income tax purposes. Holdco does not expect to be a CFC after the mergers, although no assurances can be provided that Holdco will not become a CFC in the future.

The Publicly Traded Test. The Publicly Traded Test requires that one or more classes of equity representing more than 50% of the voting power and value in a foreign corporation be “primarily and regularly traded” on an established securities market either in the United States or in a foreign country that grants an Equivalent Exemption.

The Section 883 Regulations provide that shares of a foreign corporation will be considered to be “primarily traded” on an established securities market in a given country if the number of shares of each class of shares that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Holdco common shares are expected to be listed on the Nasdaq and not on any other securities exchange. Therefore, Holdco common shares should be treated as primarily traded on an established securities market in the United States. Moreover, Holdco common shares represent more than 50% of both the voting power and value of all classes of Holdco shares.

Section 883 Regulations also provide that shares will be considered to be “regularly traded” on an established securities market if (i) one or more classes of shares in the corporation representing in the aggregate more than 50% of the total combined voting power and value of all classes of shares of the corporation are listed on an established securities market during the taxable year, (ii) trades are made in such shares on the established securities market, other than in minimal quantities, on at least 60 days during the taxable year (or 1/6 of the days in a short taxable year), and (iii) the aggregate number of such shares traded on the established securities market during the taxable year is at least 10% of the average number of outstanding shares during that year (as appropriately adjusted in the case of a short taxable year). Even if these trading frequency and trading volume tests are not satisfied, however, the Section 883 Regulations provide that such tests will be deemed satisfied if the shares are regularly quoted by dealers making a market in such shares.

In addition, even if the “primarily and regularly traded” tests described above are satisfied, a class of shares will not be treated as primarily and regularly traded on an established securities market if, during more than half the number of days during the taxable year, one or more shareholders holding, directly or indirectly, at least 5% of the vote and value of that class of shares (“5% Shareholders”) own, in the aggregate, 50% or more of the vote and value of that class of shares (the “5% Override Rule”). In performing the analysis, Holdco is entitled to rely on current Schedule 13D and 13G filings with the SEC to identify its 5% Shareholders, without having to make any independent investigation to determine the identity of the 5% Shareholders. In the event the 5% Override Rule is triggered, the Section 883 Regulations provide that the 5% Override Rule will nevertheless not apply if the foreign corporation can establish that among the closely-held group of 5% Shareholders, sufficient shares are owned by 5% Shareholders that are considered to be “qualified shareholders”, as defined above, to preclude non-qualified 5% Shareholders in the closely-held group from owning 50% or more of the total value of the relevant class of shares held by 5% Shareholders for more than half the number of days during the taxable year.

Based on the information that Holdco currently has as to its expected shareholders and other matters, assuming that Holdco meets the trading frequency and volume tests each year, Holdco expects to meet the Publicly Traded Test after the mergers. However, it is possible that Holdco’s ownership may change such that qualified shareholders will not own, in the aggregate, a sufficient amount of Holdco common shares for more than half the days during the taxable year to preclude the non-qualified 5% Shareholders from owning 50% or more of the total value of Holdco common shares held by the 5% Shareholders group, causing the 5% Override Rule to apply. Such a change in ownership, and certain other requirements for Holdco common shares to be treated as primarily and regularly traded on an established securities market, are outside of the control of Holdco and, as a result, no assurances can be provided that Holdco will satisfy the Publicly Traded Test for any year. Moreover, since the availability of the Section 883 exemption depends on other matters over which Holdco has no control, Holdco can give no assurances that it will, or will continue to, qualify for the Section 883 exemption.

If Holdco were not to qualify for the Section 883 exemption in any year, the U.S. federal income taxes that become payable could have a negative effect on Holdco’s business, and could result in decreased earnings available for distribution to its shareholders.

U.S. Federal Income Taxation of Gain on Sale of Vessels

If Holdco qualifies for the Section 883 exemption, then gain from the sale of any vessel may be exempt from tax under Code Section 883. Even if such gain is not exempt from tax under Code Section 883, Holdco will not be subject to U.S. federal income taxation with respect to such gain, assuming that Holdco is not, and has never been, engaged in a U.S. trade or business. Under certain circumstances, if Holdco is so engaged, gain on sale of vessels could be subject to U.S. federal income tax.

Tax Consequences to U.S. Holders of Ownership and Disposition of Holdco Common Shares

Taxation of Dividends

The gross amount of cash distributions on Holdco common shares (including any withheld taxes) will be taxable as dividends to the extent paid out of Holdco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including any withheld taxes) will be includable in the gross income of a U.S. holder as ordinary income on the day actually or constructively received by such holder. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

With respect to non-corporate U.S. holders (including individuals), subject to the following discussion of special rules applicable to “passive foreign investment companies (“PFICs”), certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the U.S. Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. A foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. There is no income tax treaty between the United States and the Marshall Islands, but the U.S. Treasury Department guidance indicates that the Holdco common shares, which will be listed on the Nasdaq, would be considered readily tradable on an established securities market in the United States. However, there can be no assurance that the Holdco common shares will be considered readily tradable on an established securities market in later years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Code Section 163(d)(4) (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Holdco’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

To the extent that the amount of any distribution exceeds Holdco’s current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the U.S. holder’s Holdco common shares, and to the extent the amount of the distribution exceeds the U.S. holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange or Other Taxable Disposition.”

Distributions of Holdco common shares or rights to subscribe for Holdco common shares that are received as part of a pro rata distribution to all Holdco shareholders generally will not be subject to U.S. federal income tax.

Sale, Exchange or Other Taxable Disposition

For U.S. federal income tax purposes, subject to the following discussion of special rules applicable to PFICs, a U.S. holder will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a Holdco common share in an amount equal to the difference between the amount realized for the share and such U.S. holder’s tax basis in the share. For U.S. holders of shares of Cambridge common stock that received Holdco common shares in the mergers, such holder’s tax basis in its Holdco common shares will depend on whether the mergers qualify for the Intended Tax Treatment and, if so, will be determined as described above under “— Tax Consequences of the Mergers — Tax Consequences of the Mergers to U.S. Holders of Shares of Cambridge Common Stock.” The gain or loss recognized by a U.S. holder on the sale, exchange or other taxable disposition of Holdco common shares will generally be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) currently are eligible for the preferential U.S. federal income tax rates applicable to long-

term capital gains if such holder has held the relevant property for more than one year as of the date of the sale, exchange or other taxable disposition. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale, exchange or other taxable disposition of Holdco common shares will generally be treated as U.S. source gain or loss.

Passive Foreign Investment Company

In general, Holdco will be treated as a PFIC with respect to a U.S. holder if, for any taxable year in which such holder held Holdco common shares, either:

•	at least 75% of its gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of its assets (determined on a quarterly basis) during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether Holdco is a PFIC, it will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by Holdco in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless Holdco were treated under specific rules as deriving its rental income in the active conduct of a trade or business.

Based on the current operations of Parakou and its subsidiaries and the expected composition of Holdco’s income and assets, Holdco does not expect to be a PFIC after the mergers. Although there is no legal authority directly on point, for purposes of determining whether Holdco is a PFIC, Holdco believes that the gross income it derives or is deemed to derive from the time chartering and voyage chartering activities of its wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that Holdco or its wholly-owned subsidiaries own and operate in connection with the production of such income should not constitute passive assets for purposes of determining whether Holdco is a PFIC. However, in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with Holdco’s position. In addition, although Holdco intends to conduct its affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, no assurances can be given that the nature of Holdco’s operations will not change in the future.

As discussed more fully below, if Holdco were to be treated as a PFIC for any taxable year, a U.S. holder would be subject to different taxation rules depending on whether the U.S. holder makes an election to treat Holdco as a “qualified electing fund” (a “QEF election”) or a mark-to-market election, each as discussed below. A U.S. holder of shares in a PFIC will be required to file an annual information return containing information regarding the PFIC as required by applicable Treasury regulations.

Taxation of U.S. Holders Making a Timely QEF Election. If a U.S. holder makes a timely QEF election, such U.S. holder must report each year for U.S. federal income tax purposes its pro rata share of ordinary earnings and net capital gain of Holdco, if any, for Holdco’s taxable year that ends with or within the taxable year of such U.S. holder, regardless of whether or not distributions were received from Holdco by such U.S. holder. The U.S. holder’s adjusted tax basis in the Holdco common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the Holdco common shares and will not be taxed again once distributed. A U.S. holder who makes a timely QEF election would generally recognize capital gain or loss on the sale, exchange or other disposition of Holdco common shares. A U.S. holder would make a QEF election with respect to any year that Holdco is a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If Holdco becomes aware that it is a PFIC for any taxable year, Holdco intends to provide each requesting U.S. holder with all necessary information in order to make the QEF election described above.

Taxation of U.S. Holders Making a “Mark-to-Market” Election. Alternatively, if Holdco were treated as a PFIC for any taxable year and, as expected to be the case, Holdco common shares are treated as “marketable stock,” a U.S. holder would be allowed to make a “mark-to-market” election with respect to Holdco common shares, provided the U.S. holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury regulations. A U.S. holder that makes a mark-to-market election generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the Holdco common shares at the end of the taxable year over such holder’s adjusted tax basis in the Holdco common shares. The U.S. holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. holder’s adjusted tax basis in the Holdco common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. holder’s tax basis in its Holdco common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of Holdco common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. holder.

Taxation of U.S. Holders Not Making a Timely QEF Election or Mark-to-Market Election. If Holdco were treated as a PFIC for any taxable year, a U.S. holder who does not make either a QEF election or a “mark-to-market” election for that year would be subject to special rules with respect to (i) any excess distribution (i.e., the portion of any distributions received by the U.S. holder on Holdco common shares in a taxable year in excess of 125% of the average annual distributions received by such U.S. holder in the three preceding taxable years, or, if shorter, such U.S. holder’s holding period for the Holdco common shares), and (2) any gain realized on the sale, exchange or other disposition of Holdco common shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the U.S. holder’s aggregate holding period for the Holdco common shares;

•	the amount allocated to the current taxable year and any taxable year before Holdco became a PFIC would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If Holdco were treated as a PFIC for any taxable year in which it pays a dividend or the immediately preceding taxable year, dividends paid by Holdco would not be eligible for the preferential rates of U.S. federal income tax discussed above under “Tax Consequences to U.S. Holders of Ownership and Disposition of Holdco Common Shares — Taxation of Dividends.”

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to cash consideration received by U.S. holders of Cambridge common stock in the mergers (including cash in lieu of fractional Holdco common shares received by such U.S. holders), dividends received by U.S. holders of Holdco common shares and the proceeds received on the disposition of Holdco common shares effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 28%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. holder’s broker) or is otherwise subject to backup withholding.

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to Holdco common shares, subject to certain exceptions (including an exception for Holdco common shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial

Assets, with their tax return, for each year in which they hold Holdco common shares. Such U.S. holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of Holdco common shares.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit on a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Marshall Islands Tax Considerations

The following discussion is a summary of the laws of the Marshall Islands and the current laws of the Marshall Islands applicable to persons who do not reside in, maintain offices in, or engage in business in the Marshall Islands. This summary is the opinion of David M. Strauss P.C. insofar as it relates to matters of Marshall Islands tax law and legal conclusions with respect to those matters, and is conditioned upon the accuracy of the statements, representations, covenants and assumptions upon which the opinion is based and is subject to the conditions, limitations, and qualifications referenced below and in the opinion. Because Holdco does not, and Holdco does not expect that Holdco will, conduct business or operations in the Marshall Islands, it will be registered as a non-resident corporation as defined by Section 2(i) of the Marshall Islands Business Corporations Act 1990 (“BCA”). Pursuant to Section 12 of the BCA, a non-resident corporation is exempt from any corporate tax, corporate profit tax, income tax, withholding tax on revenues of the entity, asset tax, tax reporting requirement on revenues of the entity, stamp duty, exchange controls or other fees or taxes other than filing fees and annual registration fees. Interest, dividends, royalties, rents, payments (including payments to creditors), compensation, or other distributions of income paid by a non-resident corporation to another non-resident corporation or to individuals or entities which are not citizens or residents of the Marshall Islands are exempt from any tax or withholding provisions of the laws of the Marshall Islands. There are no tax consequences in the Marshall Islands to Cambridge, Cambridge Holdco Inc., Cambridge Merger Sub, Inc., Parakou Tankers, Inc., or their shareholders. It is the responsibility of each shareholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of his or her investment in Holdco. Accordingly, each prospective shareholder is urged to consult, and depend upon, his or her tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each shareholder to file all state, local and non-United States, as well as United States federal tax returns that may be required of him or her.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED FINANCIAL INFORMATION

Cambridge is providing the following unaudited pro forma condensed consolidated and combined financial information to aid you in your analysis of the financial aspects of the mergers.

The following unaudited pro forma condensed consolidated balance sheet combines the unaudited condensed consolidated statement of financial position of Parakou as of September 30, 2014 with the audited historical balance sheet of Cambridge as of December 31, 2014, giving effect to the mergers as if they had been consummated as of December 31, 2014.

The following unaudited pro forma condensed consolidated income statement for the year ended December 31, 2014 combines the unaudited condensed consolidated statement of profit or loss and other comprehensive income of Parakou for the twelve months ended September 30, 2014 with the audited historical statement of operations of Cambridge for the year ended December 31, 2014, giving effect to the mergers as if they had been consummated as of January 1, 2014.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the mergers, are factually supportable and are expected to have a continuing impact on the combined results. The historical financial information of Parakou has been adjusted to give effect of the significant differences between the accounting principles generally accepted in the United States of America (“US GAAP”) and IFRS as issued by the IASB. The adjustments presented in the unaudited pro forma condensed consolidated and combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the mergers.

The historical financial information of Cambridge was derived from the audited financial statements of Cambridge for the year ended December 31, 2014 included elsewhere in this proxy statement/prospectus. This information should be read together with Parakou’s and Cambridge’s audited financial statements and related notes, Parakou’s unaudited interim financial information and related notes, “Parakou’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Other Information Related to Cambridge — Cambridge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed consolidated and combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed consolidated and combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Parakou and Cambridge have not had any historical relationship prior to the mergers. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

In the Parakou merger, Por Liu, who will be Parakou’s sole securityholder as of the closing date of the mergers, will receive in the aggregate 5,800,000 Holdco shares at the closing of the Parakou merger. As a result of the mergers, assuming that no stockholders of Cambridge elect to convert their public shares into cash in connection with the Cambridge merger as permitted by Cambridge’s amended and restated certificate of incorporation, Por Liu will own approximately 37.9% of the Holdco shares to be outstanding immediately after the mergers, the Cambridge initial stockholders and EarlyBirdCapital will own approximately 9.6% of the Holdco shares to be outstanding immediately after the mergers and the Cambridge public stockholders will own approximately 52.5% of Holdco’s outstanding shares. If the earn out targets or share price targets are fully achieved or Holdco undergoes a change of control (as defined in the merger agreement), the Cambridge public stockholders would own 43.9% of the Holdco shares, the Cambridge initial stockholders and EarlyBirdCapital would own 13.6% of the Holdco shares and Mr. Por Liu would own 42.5% of the Holdco shares, assuming that none of Cambridge’s stockholders exercise their conversion rights in connection with the mergers. If 3,083,188 of the public shares are converted into cash prior to the consummation of the mergers, which would provide gross proceeds of approximately $50,000,000 from the trust account such that Parakou would not have a contractual right to terminate the merger agreement due to the amount of funds remaining in the trust account, Por Liu will own approximately 47.4%, the Cambridge initial stockholders and EarlyBirdCapital will own approximately 12.0% and the remaining Cambridge public stockholders will own approximately 40.6% of the Holdco shares to be outstanding immediately after the mergers. If 7,536,766 of the public shares are converted into cash prior to consummation of the mergers, and in the unlikely event the mergers are consummated, Por Liu will own approximately 74.5%, the Cambridge initial stockholders and EarlyBirdCapital will own approximately 18.9% and the Cambridge public stockholders will own approximately 6.6% of the Holdco shares to be outstanding immediately after the mergers. Cambridge and Parakou plan to complete the mergers promptly after the special meeting, provided that, a majority of Cambridge’s shareholders approve the transactions, the holders of no more than 7,536,766 public shares elect conversion of their shares into cash and other conditions specified in the merger agreement have been satisfied or waived.

The mergers will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction since Mr. Por Liu, who will be the sole securityholder of Parakou as of the closing date of the mergers, will hold at least 37.9% of the outstanding common shares of Holdco as the largest minority voting interest holder immediately following the completion of the mergers, Parakou will have its current officers assuming all corporate and day-to-day management offices of Holdco, including chief executive officer and chief financial officer, Mr. Por Liu, as well as Mr. Yang Jian Guo, Chief Operating Officer of Parakou, will serve on the board of directors of Holdco upon consummation of the mergers and Mr. Por Liu will have the right to designate for nomination to the Holdco board up to three directors, depending on his ownership percentage of Holdco common shares at the time of the nomination. Accordingly, Parakou will be deemed to be the accounting acquirer in the transaction and, consequently, the transactions are treated as a recapitalization of Parakou. Accordingly, the assets and liabilities and the historical operations that will be reflected in the Holdco financial statements after consummation of the mergers will be those of Parakou and will be recorded at the historical cost basis of Parakou. Cambridge’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of Parakou upon consummation of the mergers.

Cambridge cannot predict how many of the Cambridge public stockholders will elect to convert their stock to cash. As a result, it has elected to provide pro forma financial information under three different assumptions which produce significant differences in cash and stockholders’ equity. The actual results are likely to be in between the results shown, but there can be no assurance that will be the case. Pursuant to the merger agreement, either Cambridge or Parakou may terminate the merger agreement if holders of more than 7,536,766 (as of December 31, 2014) public shares seek conversion of such shares. Additionally, Parakou may terminate the merger agreement if, immediately prior to the mergers, Cambridge does not have cash on hand of $50,000,000 after giving effect to payment of amounts that Cambridge will be required to pay to converting stockholders upon consummation of the transactions contemplated by the merger agreement (this termination right would be triggered if more than approximately 3,083,188 shares were converted). Accordingly, separate pro forma information has been presented assuming the following circumstances: (1) holders of 7,536,766 shares of the Cambridge common stock elect to have their shares converted into cash upon the consummation of the merger at the conversion price of $10.10 per share (referred to as “maximum conversions” in the table below); (2) holders of 3,083,188 shares of the Cambridge common stock elect to have their shares converted upon the consummation of the merger at the conversion price of $10.10 per share, to provide gross proceeds of approximately $50,000,000 from the trust account, such that Parakou will not have a contractual right to terminate the merger agreement (referred to as “conversions needed to avoid termination” in the table below); and (3) no holders of Cambridge common stock exercise their right to have their shares converted upon the consummation of the merger (referred to as “no conversions” in the table below). The actual results will be in between the scenarios shown but there can be no assurance as to the actual amount of the conversions.

Additionally, each of Mr. Por Liu and the Cambridge initial stockholders will have the right to receive additional Holdco common shares (up to 2,000,000 additional shares for Mr. Por Liu in the aggregate and 1,012,500 additional shares for the Cambridge initial stockholders in the aggregate) if Holdco achieves certain earn out targets, if Holdco achieves certain share price targets or Holdco undergoes a change of control (as defined in the merger agreement) (collectively, the “earn out conditions”), in each case, as set forth in the merger agreement. It is anticipated that Cambridge public stockholders, the Cambridge initial stockholders and EarlyBirdCapital, and Mr. Por Liu, will hold approximately 52.5%, 9.6% and 37.9%, respectively, of the shares of Holdco common stock issued and outstanding immediately after consummation of the mergers, assuming that no Cambridge public stockholders exercise their conversion rights. If the earn out targets or share price targets are fully achieved or Holdco undergoes a change of control, the Cambridge public stockholders, the Cambridge initial stockholders and EarlyBirdCapital, and Mr. Por Liu would own 43.9%, 13.6% and 42.5%, respectively, of the issued and outstanding shares of Holdco common stock, assuming that none of Cambridge’s stockholders exercise their conversion rights in connection with the mergers. Accordingly, the pro forma information includes the impact on the per share data in the event that the earn out conditions are not met and also in the event the earn out conditions are met in full. In the event that the earn out conditions are not met for certain years (as set forth in the merger agreement), the actual shareholdings will be in between the scenarios of the earn out conditions being fully met or not met.

110

Cambridge Holdco, Inc.

(formerly Cambridge Capital Acquisition Corporation)

Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2014

(Unaudited)

(U.S. dollars in thousands)

	Cambridge Capital Acquisition Corporation Historical, Dec. 31, 2014 Audited (US GAAP)	Parakou Tankers, Inc. Historical, Sept. 30, 2014 Unaudited (IFRS)	Adjustments for significant differences between US GAAP and IFRS		Parakou Tankers, Inc. Historical, Sept. 30, 2014 Unaudited (US GAAP)	Adjustments for Merger and Maximum Conversions		(1) Proforma Unaudited, Combined Assuming Maximum Conversions	Adjustments for Conversions Needed to Avoid Termination		(2) Proforma Unaudited, Combined Assuming Conversions Needed to Avoid Termination	Adjustments for Assuming No Conversions		(3) Proforma Unaudited, Combined Assuming No Conversions
Assets
Current Assets
Cash and cash equivalents	47	3,615			3,615	5,186	(a)	5,112	44,981	(f)	50,093	31,140	(h)	81,233
						(236	)(a)
						(3,500	)(b)
Restricted cash		3,048			3,048			3,048			3,048			3,048
Trade and other receivables	3	3,685			3,685			3,688			3,688			3,688
Amounts due from related parties — trade		63			63			63			63			63
Amounts due from related parties — non-trade		3,227			3,227			3,227			3,227			3,227

Total current assets	50	13,638			13,638			15,138			60,119			91,259
Vessels and drydock		214,964	46,717	(1)	261,681			261,681			261,681			261,681
Plant and equipment		554			554			554			554			554
Cash and cash equivalents held in trust	81,339	—			—	(81,339	)(a)	—			—			—

Total Assets	81,389	229,156			275,873			277,373			322,354			353,494

Liabilities, convertible common stock and stockholder’s equity
Current Liabilities
Trade and other payables	236	9,242			9,242	(236	)(a)	9,242			9,242			9,242
Bank loans		12,503			12,503			12,503			12,503			12,503
Amounts due to related parties — non-trade		628			628			628			628			628

Total current liabilities	236	22,373			22,373			22,373			22,373			22,373
Bank loans		122,053			122,053			122,053			122,053			122,053

Total Liabilities	236	144,426			144,426			144,426			144,426			144,426

Common stock, subject to possible conversion	76,153	—			—	(76,153	)(a))	—			—			—

Stockholder’s equity:
Common stock	—					(c	)
Additional paid-in capital	5,923	—			—	(923	)(d)	1,500	44,981	(f)	46,481	31,140	(h)	77,621
						(3,500	)(b)(c)
Accumulated losses	(923 —)	(62,752)	46,717	(1)	(16,035)	923	(d)	(16,035)			(16,035)			(16,035)
Capital reserve		147,482			147,482			147,482			147,482			147,482

Total stockholders’ equity	5,000	84,730			131,447			132,947			177,928			209,068

Total liabilities, convertible common stock and stockholders’ equity	81,389	229,156			275,873			277,373			322,354			353,494

Cambridge Holdco Inc.

(formerly Cambridge Capital Acquisition Corporation)

Pro Forma Condensed Consolidated Income Statement

For the Year Ended December 31, 2014

(Unaudited)

(U.S. dollars in thousands except number of shares and per share information)

	Cambridge Capital Acquisition Corporation Historical, For the year ended Dec. 31, 2014 Audited (US GAAP)	Parakou Tankers, Inc. Historical, For the 9 months ended Sept. 30, 2014 Unaudited (IFRS)	Parakou Tankers, Inc. Historical, For the year ended Dec. 31, 2013 Audited (IFRS)	Parakou Tankers, Inc. Historical, For the 9 months ended Sept. 30, 2013 Unaudited (IFRS)	Parakou Tankers, Inc. Historical, For the 12 months ended Sept. 30, 2014 Unaudited (IFRS)[3]	Adjustments for significant differences between US GAAP and IFRS		Parakou Tankers, Inc. Historical, For the 12 months ended Sept. 30, 2014 Unaudited (US GAAP)	Adjustments for Employment Agreements Assuming Consummation of the Mergers		Adjustments for Merger and Maximum Conversions	(1) Proforma Unaudited, Combined Assuming Maximum Conversions	Adjustments for Conversions Needed to Avoid Termination	(2) Proforma Unaudited, Combined Assuming Conversions Needed to Avoid Termination	Adjustments for Assuming No Conversions	(3) Proforma Unaudited, Combined Assuming No Conversions
		(A)	(B)	(C)	(A)+(B)-(C)
Revenues:
Revenue		34,821	48,861	36,455	47,227	172	(2)	47,399				47,399		47,399		47,399
Operating expenses:
Vessel operating costs		(17,162)	(26,834)	(19,903)	(24,093)			(24,093)				(24,093)		(24,093)		(24,093)
Employee benefit expenses		(2,672)	(2,934)	(2,012)	(3,594)			(3,594)	(878	)(4)		(4,472)		(4,472)		(4,472)
Other operating expenses	(949)	(1,668)	(5,344)	(1,157)	(5,855)	(172	)(2)	(6,027)				(6,976)		(6,976)		(6,976)
Depreciation and amortization expenses		(8,742)	(11,541)	(8,653)	(11,630)	(3,132	)(1)	(14,762)				(14,762)		(14,762)		(14,762)
Compensation from early termination from charter contracts			14,500	9,748	4,752			4,752				4,752		4,752		4,752

Operating (loss) profit	(949)	4,577	16,708	14,478	6,807			3,675				1,848		1,848		1,848
Other income (expense):
Interest income	34	13	28	23	18			18				52		52		52
Other income		593	581	338	836			836				836		836		836
Net foreign exchange gain		76	338	317	97			97				97		97		97
Gain on derivative financial instruments		1,917	8,385	5,884	4,418			4,418				4,418		4,418		4,418
Interest expense — bank loan		(4,563)	(9,324)	(7,145)	(6,742)			(6,742)				(6,742)		(6,742)		(6,742)

Net (Loss) Income	(915)	2,613	16,716	13,895	5,434			2,302				509		509		509

Weighted Average Shares Outstanding — Basic and Diluted	2,937,744											7,785,359 (e)		12,238,937 (g)		15,322,125
(Loss) or Pro Forma Earnings Per Share — Basic and Diluted, for the year ended December 31, 2014	(0.31)											0.07		0.04		0.03
Weighted Average Shares Outstanding — Basic and Diluted (Assume earn out conditions met)	N/A											10,797,859		15,251,437		18,334,625
Pro Forma Earnings Per Share — Basic and Diluted, for the year ended December 31, 2014 (Assume earn out conditions met)	N/A											0.05		0.03		0.03
Shares outstanding as of December 31, 2014	2,997,859											7,785,359 (e)		12,238,937 (g)		15,322,125
Book Value Per Share or Pro Forma Book Value Per Share as of December 31, 2014	1.67											17.08		14.54		13.64
Shares outstanding as of December 31, 2014 (Assume earn out conditions met)	N/A											10,797,859		15,251,437		18,334,625
Book Value Per Share or Pro Forma Book Value Per Share as of December 31, 2014 (Assume earn out conditions met)	N/A											12.31		11.67		11.40

Notes to unaudited pro forma condensed consolidated and combined financial information

Adjustments for significant differences between US GAAP and IFRS

1.	Prior to the adoption of IFRS in 2011, the Company applied the revaluation model to record the carrying amount of the vessels at fair value. As part of the first time adoption of IFRS in 2011, the Company changed the accounting policy to measure the carrying amount of the vessels using the historical cost model. The Company opted for the exemption under IFRS 1 whereby the fair value of the vessels as of January 1, 2011 would be considered as the deemed cost of the vessel. Under US GAAP, full retrospective application of historical cost model would be required. Accordingly, retrospective adjustments were made to restate the carrying amounts of vessels and drydock to historical costs less accumulated depreciation and impairment in accordance with US GAAP. This restatement resulted in higher depreciation under US GAAP.

2.	In accordance with ASC 605-45-45-22 through 45-23 Reimbursements Received for “Out-of-Pocket” Expenses Incurred, reimbursements received for out-of-pocket expenses incurred shall be recorded as revenue in the income statement. An adjustment has been made to reclassify the billings on reimbursable expenses charged to the related companies which were recorded as expenses under IFRS to revenue to be in accordance with US GAAP.

Adjustment to derive the historical income statement of Parakou Tanker Inc. for the twelve months ended September 30, 2014

3.	The historical income statement of Parakou Tankers Inc. for the twelve months ended September 30, 2014 was derived from summation of individual line items on the income statements for the nine months ended September 30, 2014 and for the year ended December 31, 2013 less the line items on the income statement for the nine months ended September 30, 2013.

Adjustment for the employment agreements with Messrs. Liu, Guo, McGrath and Bell upon the consummation of the mergers

4.	Holdco intends to enter into employment agreements with Messrs. Liu, Guo, McGrath and Bell upon the consummation of the mergers under which Mr. Liu’s base salary will be set at $600,000 and Messrs. Guo, McGrath and Bell’s base salaries will each be set at $350,000, in each case subject to increase from time to time. An adjustment has been made to record the additional employee benefit expenses of $878,000 arising from these employment agreements giving effect to the mergers as if they had been consummated as of January 1, 2014. The additional employee benefit expenses of $878,000 is derived by subtracting the base salaries of $1,650,0000 of Messrs. Liu, Guo, McGrath and Bell based on the employment agreements by the employee benefit expenses of $772,000 relating to Messrs. Guo, McGrath and Bell recorded during the twelve months ended September 30, 2014.

Scenario 1 — Maximum conversion — holders of 7,536,766 shares of the Cambridge common stock elect to have their shares converted into cash upon the consummation of the merger at the conversion price of $10.10 per share:

a)	The amount of $4.9 million was derived by reducing the cash and cash equivalents held in trust of $81.3 million by the cash conversion payment of $76.1 million (7,536,766 of the Cambridge common stock electing cash conversion at approximately $10.10 per share), and the payment of Cambridge’s historical accrued liabilities balance of approximately $235,469.

b)	The effect of an estimated $3.5 million of incremental professional fees associated with the merger.

c)	Reclassification of Parakou’s common stock of $1 to additional paid in capital.

d)	Reclassification of Cambridge capital deficit to additional paid in capital.

e)	Weighted average shares outstanding of 7,785,359 is arrived at based on 15,322,125 common shares less 7,536,766 common shares assuming maximum conversions.

Scenario 2 — Conversions needed to avoid termination — holders of 3,083,188 shares of the Cambridge common stock elect to have their shares converted upon the consummation of the merger at the conversion price of $10.10 per share, to provide gross proceeds of approximately $50,000,000 from the trust account, such that Parakou does not have a contractual right to terminate the merger agreement:

f)	Cash and cash equivalents reflecting 3,083,188 shares of Cambridge common stock electing cash conversion (or $31.1 million at approximately $10.10 per share), resulting in net proceeds of $46.4 million (gross proceeds of $50.2 million less transaction costs of $3.5 million and accrued liabilities of $235,469), inclusive of cash and cash equivalents from note (a) and (b).

g)	Weighted average shares outstanding of 12,238,937 is arrived at based on 15,322,125 common shares less 3,083,188 common shares converted into cash.

Scenario 3 — No conversions — no holders of Cambridge common stock exercise their right to have their shares converted upon the consummation of the merger:

h)	Cash and cash equivalents reflecting no cash conversion of Cambridge common stock resulting in net proceeds of $77.6 million (gross proceeds of $81.3 million less transaction costs of $3.5 million and accrued liabilities of $235,469), inclusive of cash and cash equivalents from notes (a), (b) and (f).

THE CORPORATE CHARTER PROPOSAL

The corporate charter proposal, if approved, will approve the following material differences between the amended and restated bylaws and amended and restated articles of incorporation, as the case may be, of Holdco to be in effect following the mergers and Cambridge’s current amended and restated certificate of incorporation:

•	the name of the new public entity will be “Parakou Tankers, Inc.” as opposed to “Cambridge Capital Acquisition Corporation”;

•	Holdco will have 100,000,000 authorized common shares and 1,000,000 authorized preferred shares, as opposed to Cambridge which has 40,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock;

•	Holdco’s corporate existence will be perpetual as opposed to Cambridge’s corporate existence which terminates if Cambridge is unable to consummate a business combination; and

•	Holdco’s amended and restated articles of incorporation and amended and restated bylaws will not include the various provisions applicable only to specified purpose acquisition corporations that Cambridge’s amended and restated certificate of incorporation contains (Article Sixth).

As noted above, the provisions of Article Sixth of Cambridge’s amended and restated certificate of incorporation will not be included in Holdco’s amended and restated articles of incorporation and amended and restated bylaws. The provisions of Article Sixth that are proposed to be deleted, by the terms of the preamble (which will also be deleted), apply only during the period that will terminate upon the consummation of the business combination that will be effected by the mergers and include:

•	Section A requires that Cambridge submit such business combination to its stockholders for approval pursuant to the proxy rules promulgated under the Exchange Act.

•	Section B provides that Cambridge may consummate a business combination that is submitted to its stockholders for approval only if a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve such business combination are voted for the approval of such business combination.

•	Section C specifies the procedures for exercising conversion rights with respect to public shares.

•	Section D prohibits Cambridge from consummating a business combination unless Cambridge has net tangible assets of at least $5,000,001 upon consummation of such business combination.

•	Section E provides that, if a business combination is not consummated by June 23, 2015 (or December 30, 2015 if certain extension criteria are satisfied), Cambridge will cease all operations except for the purposes of winding up, redeeming 100% of the public shares for cash and, subject to approval of Cambridge’s then stockholders and Cambridge’s board of directors, dissolving and liquidating.

•	Section F provides when holders of public shares are entitled to receive distributions from the trust account.

•	Section G prohibits Cambridge from issuing any shares of common stock, any securities convertible into common stock, or any securities which participate in or are otherwise entitled in any manner to any of the proceeds in the trust account or which vote as a class with the common stock on a business combination, prior to the consummation of a business combination.

In the judgment of Cambridge’s board of directors, the corporate charter proposal is desirable for the following reasons:

•	The name of the new public entity is desirable to reflect the transaction with Parakou.

•	The greater number of authorized number of shares of capital stock is desirable for Holdco to have sufficient shares to issue to the holders of common stock and warrants of Cambridge and capital stock of Parakou to complete the mergers and to have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits.

•	Although the present amended and restated certificate of incorporation provides that Cambridge’s corporate existence will terminate if a business combination is not consummated, perpetual existence is the usual period of existence for corporations and Holdco’s board of directors believes it is the most appropriate period for Holdco.

•	The preamble and Article Sixth (other than Section H providing for a classified board) relate to the operation of Cambridge as a blank check company prior to the consummation of its initial business combination and would not be applicable to Holdco after consummation of the mergers. Accordingly, they would serve no further purpose.

Notwithstanding the foregoing, authorized but unissued common shares may enable Holdco’s board of directors to render it more difficult or to discourage an attempt to obtain control of Holdco and thereby protect continuity of or entrench its management, which may adversely affect the market price of Holdco’s common shares. If, in the due exercise of its fiduciary obligations, for example, Holdco’s board of directors were to determine that a takeover proposal were not in the best interests of Holdco, such shares could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares of common stock will, however, enable Holdco to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Holdco currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

If the merger proposal is not approved, the corporate charter proposal will not be presented at the special meeting.

The approval of the corporate charter proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Cambridge common stock present and entitled to vote thereon at the meeting.

Under the merger agreement, the approval of the corporate charter proposal is a condition to the consummation of the mergers. The approval of the classified board proposal is not a condition to the approval of the corporate charter proposal. Therefore, if the corporate charter proposal is approved and the classified board proposal is not approved the amended and restated articles of incorporation attached to this proxy statement as Annex B will be revised accordingly before adoption.

Copies of Holdco’s amended and restated articles of incorporation and amended and restated bylaws, as they will be in effect assuming approval of the corporate charter proposal and the classified board proposal and upon consummation of the mergers and filing with the Marshall Islands authorities, are attached to this proxy statement as Annex B.

THE CAMBRIDGE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CORPORATE CHARTER PROPOSAL.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Holdco will be a corporation organization under the BCA. The laws of the Republic of the Marshall Islands and Holdco’s amended and restated articles of incorporation and amended and restated bylaws will govern the rights of its shareholders. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Republic of the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. Thus, when you become a shareholder of Holdco you may have more difficulty in protecting your interests in the face of actions by the management, directors or significant shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights. You also should review the amended and restated articles of incorporation and amended and restated bylaws of Holdco attached as Annex B to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of BCA, including the BCA, to understand how these laws apply to Cambridge and Holdco.

Marshall Islands	Delaware

Shareholder Meetings

Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held within or without the Marshall Islands.	May be held within or without Delaware.
Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communications, if any.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Written notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting.

Shareholders’ Voting Rights

Any action required to be taken by a meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote.	Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Marshall Islands	Delaware
Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him or her by proxy.

Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting.	Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board of directors deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.

Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.

Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Directors

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.	The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

Marshall Islands	Delaware

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.

If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate

Removal

Any or all of the directors may be removed for cause by vote of the shareholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may affect removal of any or all directors only for cause.

THE CLASSIFIED BOARD PROPOSAL

The classified board proposal, if approved, will require a vote of two-thirds of the shareholders of Holdco to amend Holdco’s classified board structure, whereas Cambridge’s current amended and restated certificate of incorporation requires a simple majority vote.

In the judgment of Cambridge’s board of directors, the addition of the heightened voting requirement needed to amend the classified board structure is intended to enhance the likelihood of continued stability in the composition of Holdco’s board of directors and to discourage certain types of transactions that may involve an actual or threatened hostile acquisition of Holdco.

If the merger proposal and the corporate charter proposal are not approved, the classified board proposal will not be presented at the special meeting.

The approval of the classified board proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Cambridge common stock present and entitled to vote thereon at the meeting.

Under the merger agreement, the approval of the classified board proposal is not a condition to the consummation of the mergers.

Copies of Holdco’s amended and restated articles of incorporation and amended and restated bylaws, as they will be in effect assuming approval of the corporate charter proposal and the classified board proposal and upon consummation of the mergers and filing with the Marshall Islands authorities, are attached to this proxy statement as Annex B.

THE CAMBRIDGE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CLASSIFIED BOARD PROPOSAL.

THE INCENTIVE COMPENSATION PLAN PROPOSAL

General

On November 30, 2014, the board of directors of Holdco adopted the 2014 Equity and Incentive Compensation Plan (the “2014 Plan”), subject to the approval of Cambridge’s stockholders. The purpose of the 2014 Plan is to assist in attracting, and retaining, directors, officers, and other key executives and employees of Holdco and its subsidiaries and to provide to such persons incentives and rewards for performance and promoting the creation of long-term value for stockholders of Holdco by closely aligning the interests of such individuals with those of such shareholders. The 2014 Plan authorizes the award of share-based incentives and cash incentives to encourage eligible director, officers, and other key executives and employees, as described below, to expend maximum effort in the creation of shareholder value.

If any of the merger proposal, or the corporate charter proposal are not approved, the incentive compensation plan proposal will not be presented at the special meeting.

If approved by Cambridge stockholders at the meeting, the 2014 Plan will become effective on the consummation of the mergers.

Under the merger agreement, the approval of the incentive compensation plan proposal is a condition to the consummation of the mergers.

In connection with Nasdaq’s listing standards, approval of the 2014 Plan at the special meeting requires the affirmative vote of the holders of a majority of the outstanding shares of Cambridge common stock present and entitled to vote thereon at the special meeting.

Why Cambridge Believes You Should Vote for the Incentive Compensation Plan Proposal

The 2014 Plan authorizes the Compensation Committee of the Board of Directors of Holdco (the “Compensation Committee”) to provide equity-based compensation in the form of stock options, share appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), cash incentive awards, performance shares, performance units, and other awards for the purpose of providing directors, officers, and other key executives and employees of Holdco and its subsidiaries incentives and rewards for performance. Certain of the key features of the 2014 Plan that reflect Holdco’s commitment to effective management of equity and incentive compensation are set forth below.

Cambridge believes an important goal of Holdco for its stockholders is attracting, motivating and retaining high quality employees and directors. The ability to provide equity-based and/or incentive-based awards under the 2014 Plan is critical to achieving this goal. Cambridge also believes that the use of Holdco stock as part of the compensation program fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. Equity compensation also aligns the compensation interests of Holdco’s directors and employees with the investment interests of its stockholders and promotes a focus on long-term value creation because Holdco’s equity compensation awards can be subject to vesting and/or performance criteria.

Based on an estimated price for Holdco common stock on the Nasdaq of $10.00 per share upon the completion of the mergers, the aggregate market value of the 1,500,000 shares requested for issuance under the 2014 Plan would be $15,000,000.

If the 2014 Plan is approved, Holdco will utilize the shares authorized under the 2014 Plan to incentivize key individuals through annual and other equity grants, including grants of RSUs to each of Mr. Gregory McGrath and Mr. Peter S. Bell totaling no more than 69,306 RSUs in the aggregate upon completion of the mergers. As noted in the section entitled Summary of the 2014 Plan below and elsewhere in this proxy statement/prospectus, the Compensation Committee retains full discretion under the 2014 Plan to determine the number and amount of awards to be granted under the 2014 Plan, subject to the terms of the 2014 Plan, and future benefits that may be received by participants under the 2014 Plan are not determinable at this time.

In considering this proposal, stockholders should consider the factors set forth under the section entitled Summary of the 2014 Plan below as well as the other information set forth in this proxy statement/prospectus. Cambridge’s board of directors is recommending that its stockholders approve the 2014 Plan.

Summary of the 2014 Plan

The following description of the 2014 Plan is only a summary of certain provisions thereof and is qualified in its entirety by reference to its full text, a copy of which is filed with the Securities and Exchange Commission as Annex F to this proxy statement/prospectus.

Plan Administration. The 2014 Plan will be administered by the Compensation Committee. The Compensation Committee will be authorized to take any action it determines in its sole discretion to be appropriate, subject only to the express limitations in the 2014 Plan. The Compensation Committee’s actions will be final and conclusive. The Compensation Committee will have the ability to delegate its authority under the 2014 Plan to a subcommittee. The Compensation Committee or the subcommittee will have the ability to delegate to one or more of its members or to one or more of Holdco’s officers, agents or advisors, administrative duties or powers, and will have the ability to authorize one or more officers to do one or both of the following (subject to certain limitations described in the 2014 Plan):

•	designate participants to receive awards under the 2014 Plan; and

•	determine the size of any such awards.

Authorized Shares. Subject to adjustment as provided in the 2014 Plan and as described below, a total of 1,500,000 shares of Holdco common stock, plus any shares of Holdco common stock that become available under the 2014 Plan as a result of forfeiture, cancellation, expiration or cash settlement of awards, will be reserved and available for issuance or transfer under the 2014 Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Any common shares issued or transferred pursuant to an award under the 2014 Plan that are forfeited, and any award under the 2014 Plan that is cancelled or forfeited, expires or is settled for cash (in whole or in part), will, to the extent of such cancellation, forfeiture, expiration or cash settlement, again be available for issuance or transfer under the 2014 Plan. The following shares of Holdco common stock will not be available for issuance or transfer under the 2014 Plan: (A) common shares tendered or otherwise used in payment of the exercise price of an award; (B) common shares withheld by Holdco or tendered or otherwise used to satisfy a tax withholding obligation; (C) common shares subject to a SAR that are not actually issued in connection with its common stock settlement on exercise thereof; and (D) common shares reacquired by Holdco on the open market or otherwise using cash proceeds from the exercise of options. In addition, if, under the 2014 Plan, a participant has elected to give up the right to receive compensation in exchange for common shares based on fair market value, such common shares would not count against the aggregate plan limit described above.

Individual Limits. Subject to adjustment as described in the 2014 Plan:

•	the aggregate number of shares of common stock actually issued or transferred upon the exercise of incentive stock options (“ISOs”) will not exceed 1,500,000 shares of Holdco common stock;

•	no non-employee director in any calendar year will receive common stock-based awards for, in the aggregate, more than 30,000 shares of Holdco common stock or cash-based awards having an aggregate maximum value as of their respective dates of grant in excess of $300,000; and

•	awards that do not comply with the applicable minimum vesting periods provided for in the 2014 Plan may be made under the 2014 Plan but such amounts will not result in the issuance or transfer of more than 10% of the maximum number of shares of common stock available under the 2014 Plan.

Types of Awards. The types of awards that may be available under the 2014 Plan are described below. All of the awards described below will be subject to the terms and conditions determined by the Compensation Committee in its sole discretion, subject to certain limitations provided in the 2014 Plan. Each award granted under the 2014 Plan will be evidenced by an award agreement, which will govern that award’s terms and conditions.

Non-qualified Stock Options. A non-qualified stock option is an option that is not intended to meet the qualifications of an ISO, as described below. An award of a non-qualified stock option grants a participant the right to purchase a certain number of Holdco’s common shares during a specified term in the future, or upon the achievement of performance or other conditions, at an exercise price set by the Compensation Committee on the grant date. The term of a non-qualified stock option will be set by the Compensation Committee but may not exceed 10 years from the grant date. The exercise price, which may not be less than fair market value of a common share of Holdco on the applicable grant date, may be paid (i) in cash, check or wire transfer at the time of exercise, (ii) by the transfer to Holdco of Holdco common stock owned by the participant having a value at the time of exercise equal to the option price, (iii) by “net exercise” arrangement by which Holdco would withhold common stock otherwise issuable upon exercise of the stock option, (iv) by a combination of such payment methods, or (v) by such other method as may be approved by the Compensation Committee. To the extent permitted by law, the Compensation Committee may permit payment of the exercise price in a broker-assisted process by which the proceeds of a sale through a broker of some or all of the option shares are forwarded to Holdco in payment of the exercise price.

Each grant will specify the period of continuous service that is necessary before the non-qualified stock options become exercisable, but, except with respect to stock options granted to non-employee directors or as otherwise described in this paragraph, no stock options may become exercisable sooner than after one year. A grant of stock options may provide for the earlier exercise of such stock options, including in the event of the retirement, death or disability of the participant or a change in control. Any grant of stock options may specify management objectives that must be achieved as a condition to exercising such rights. Stock options granted pursuant to the 2014 Plan will not provide for any dividends or dividend equivalents thereon.

Incentive Stock Options. An ISO is an option that meets the requirements of Section 422 of the Code. ISOs may be granted only to Holdco employees or employees of certain Holdco subsidiaries and must have an exercise price of no less than 100% of the fair market value (or 110% with respect to a ten-percent shareholder) of a common share of Holdco on the grant date and a term of no more than 10 years (or 5 years with respect to a ten-percent shareholder).

Share Appreciation Rights. A SAR is a right, exercisable by the surrender of a related stock option (if granted in tandem with stock options) or by itself (if granted as a free-standing SAR), to receive from Holdco an amount equal to 100%, or such lesser percentage as the Compensation Committee may determine, of the spread between the base price (or option exercise price if a tandem SAR) and the value of shares of Holdco common stock on the date of exercise. Any grant may specify that the amount payable on exercise of a SAR may be paid in cash, in shares of common stock, or in any combination of the two.

SARs will be evidenced by an award agreement containing such terms and provisions, consistent with the 2014 Plan, as the Compensation Committee may approve. Any grant of a tandem SAR will provide that it may be exercised only at a time when the related stock option is also exercisable, at a time when the spread is positive, and by surrender of the related stock option for cancellation. Successive grants of a tandem SAR may be made to the same participant regardless of whether any tandem SARs previously granted to the participant remain unexercised. Each grant will specify in respect of each free-standing SAR a base price that, except with respect to converted, assumed or substituted awards as described in the 2014 Plan, may not be less than the market value per share of common stock on the date of grant. Successive grants may be made to the same participant regardless of whether any free-standing SARs previously granted to the participant remain unexercised. No free-standing SAR granted under the 2014 Plan may be exercised more than ten years from the date of grant. Each grant of SARs will specify the period of continuous service with Holdco or any subsidiary that is necessary before the SARs become exercisable. But, except with respect to SARs granted to non-employee directors or as otherwise described in this paragraph, no SARs may become exercisable sooner than after one year. A grant of SARs may provide for the earlier exercise of such SARs, including in the event of the retirement, death or disability of the participant or a change in control. Any grant of SARs may specify management objectives that must be achieved as a condition to exercising such SARs. SARs granted pursuant to the 2014 Plan may not provide for any dividends or dividend equivalents thereon.

Restricted Stock. A grant of restricted stock involves the immediate transfer by Holdco to a participant of ownership of a specific number of shares of Holdco common stock in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares of common stock. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than current market value at the date of grant, as the Compensation Committee may determine.

Restricted stock that vests upon the passage of time must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period no shorter than three years, except (i) that the restrictions may be removed ratably during the three-year period as the Compensation Committee may determine (but grants or sales of restricted stock to non-employee directors need not be subject to such minimum vesting period) or (ii) as otherwise permitted by the 2014 Plan. Each such grant or sale of restricted stock will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the restricted stock will be prohibited or restricted in the manner and to the extent prescribed by the Compensation Committee at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal or provisions subjecting the restricted stock to a continuing substantial risk of forfeiture in the hands of any transferee). The Compensation Committee may provide in certain situations for a shorter period during which the forfeiture provisions are to apply, including in the event of the retirement, death or disability of the grantee or a change in control.

Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. If the grant of restricted stock provides that management objectives must be achieved to result in a lapse of restrictions, the restrictions cannot lapse sooner than one year, but may be subject to earlier lapse or modification, including by virtue of the retirement, death or disability of a participant or a change in control. Grants or sales of restricted stock to non-employee directors need not be subject to such minimum vesting period.

Grants of restricted stock will be evidenced by an award agreement containing such terms and provisions, consistent with the 2014 Plan, as the Compensation Committee may approve. Any grant or sale of restricted stock may require that any or all dividends or other distributions paid with respect to the restricted stock with restrictions that lapse as a result of the lapse of the achievement of management objectives during the period of restriction be automatically deferred and reinvested in additional shares of restricted stock, which may be subject to the same restrictions as the underlying award. However, dividends or other distributions on restricted stock with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives.

Restricted Stock Units. A grant of RSUs constitutes an agreement by Holdco to deliver shares of common stock or cash, or a combination of both, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as the Compensation Committee may specify. During the applicable restriction period, the participant will have no rights of ownership in the common stock deliverable upon payment of the RSUs and will have no right to vote the common stock. The Compensation Committee may, at the date of grant, authorize the payment of dividend equivalents on RSUs, either in cash or in additional shares of common stock. However, dividends or other distributions on shares of common stock underlying RSUs with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingently upon the achievement of the applicable management objectives.

RSUs with a restriction period that lapses only by the passage of time will have a restriction period of at least three years, except (i) that the restriction period may expire ratably during the three-year period as determined by the Compensation Committee (but grants or sales of RSUs to non-employee directors need not be subject to such minimum restriction period) or (ii) as otherwise permitted by the 2014 Plan. Additionally, the Compensation Committee may provide in certain situations for a shorter restriction period, including in the event of the retirement, death or disability of the grantee, or a change in control. Any grant of RSUs may specify management objectives that, if achieved, will result in termination or early termination of the restriction period applicable to such shares of common stock. If the RSUs have a restriction period that lapses only upon the achievement of management objectives, the restriction period cannot (except with respect to a grant of RSUs to a non-employee director) lapse sooner than one year, but may be subject to earlier lapse or modification, including by virtue of the retirement, death or disability of the grantee or a change in control.

RSUs will be evidenced by an award agreement containing such terms and provisions, consistent with the 2014 Plan, as the Compensation Committee may approve. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by such participant that is less than the market value per share of common stock at the date of grant. Each grant or sale of RSUs will also specify the time and manner of payment of the RSUs that have been earned and will specify that the amount payable with respect to such grant will be paid in shares of common stock or cash, or a combination of the two.

Cash Incentive Awards, Performance Shares and Performance Units. A cash incentive award is a cash award based on the achievement of management objectives. A performance share is the equivalent of one share of Holdco common stock and a performance unit is the equivalent of $1.00 or such other value as determined by the Compensation Committee. A participant may be granted any number of cash incentive awards, performance shares or performance units. The participant will be given one or more management objectives to meet within a specified period, or Performance Period. The specified Performance Period will be a period of time not less than one year, except (i) in certain circumstances, including in the case of the retirement, death or disability of the grantee, or a change in control, if the Compensation Committee so determines or (ii) as otherwise permitted by the 2014 Plan.

Each grant of cash incentive awards, performance shares or performance units may specify, in respect of the relevant management objectives, a minimum acceptable level or levels of achievement and will set forth a formula for determining the number of performance shares or performance units, or amount payable with respect to cash incentive awards, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives.

To the extent earned, the cash incentive awards, performance shares or performance units will be paid to the participant at the time and in the manner determined by the Compensation Committee. Any grant may specify that the amount payable with respect thereto may be paid by Holdco in cash, shares of Holdco common stock, in restricted stock or RSUs, or any combination thereof. The Compensation Committee may, at the date of grant of performance shares, provide for the payment of dividend equivalents to a participant either in cash or in additional shares of common stock, subject in all cases to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid.

Cash incentive awards, performance shares and performance units will be evidenced by an award agreement containing such terms and provisions, consistent with the 2014 Plan, as the Compensation Committee may approve. Each grant will specify the amount of cash incentive awards, performance shares or performance units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors.

Other Awards. The Compensation Committee may, subject to limitations under applicable law, grant to any participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock or factors that may influence the value of such shares, including, without limitation: convertible or exchangeable debt securities; other rights convertible or exchangeable into shares of common stock; purchase rights for shares of common stock; awards with value and payment contingent upon our performance or specified subsidiaries, affiliates or other business units of ours or any other factors designated by the Compensation Committee; and awards valued by reference to the book value of shares of common stock or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of Holdco.

The Compensation Committee will determine the terms and conditions of the other awards. Shares of Holdco common stock delivered pursuant to an award in the nature of a purchase right will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of common stock, other awards, notes or other property, as the Compensation Committee will determine. Cash awards, as an element of or supplement to any other award granted under the 2014 Plan, may also be granted.

If the earning or vesting of, or elimination of restrictions applicable to, other awards is based only on the passage of time rather than the achievement of management objectives, the period of time will be no shorter than three years, except (i) that the restrictions may be removed no sooner than ratably during the three-year period as determined by the Compensation Committee or (ii) as otherwise permitted by the 2014 Plan. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this section of the 2014 Plan is based on the achievement of management objectives, the earning, vesting or restriction period may not terminate sooner than one year, except as permitted by the 2014 Plan. These minimum vesting provisions need not apply to any such award granted to a non-employee director. Any grant of an award under this section of the 2014 Plan may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award in certain circumstances, including in the event of the retirement, death, or disability of the participant, or a change in control.

The Compensation Committee may grant shares of common stock as a bonus, or may grant other awards in lieu of obligations of Holdco or its affiliates to pay cash or deliver other property under the 2014 Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Compensation Committee in a manner that complies with Section 409A of the Code

Adjustments. The 2014 Plan provides that the Compensation Committee will make or provide for such adjustments in the numbers of shares of common stock covered by outstanding stock options, SARs, RSUs, performance shares and performance units granted under the 2014 Plan and, if applicable, in the number of shares of common stock covered by outstanding awards, in the option price and base price provided in outstanding stock options and SARs, in the kind of stock covered by such awards and in cash incentive awards as the Compensation Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from: (i) any stock dividend, stock split, combination of stock, recapitalization or other change in the capital structure of our company; (ii) any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (iii) any other corporate transaction or event having an effect similar to these events or transactions.

In the event of any such transaction or event or in the event of a change in control, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under the 2014 Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code.

In addition, for each stock option or SAR with an option price or base price greater than the consideration offered in connection with any such transaction or event or change in control, the Compensation Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Compensation Committee shall also make or provide for such adjustments in the total number of common shares available under the 2014 Plan and any share limits under the 2014 Plan as the Compensation Committee, in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described above. However, any adjustment to the number of ISOs that may be granted under the 2014 Plan will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an ISO to fail to so qualify.

Transferability. Except as otherwise determined by the Compensation Committee, awards under the 2014 Plan may not be transferred other than by will or by the applicable laws of descent and distribution, and in no event shall any such award granted under the 2014 Plan be transferred for value. The Compensation Committee will have the ability to provide at the date of grant additional restrictions on transfer for certain shares of common stock earned under the 2014 Plan.

Amendment. The board of directors of Holdco may at any time and from time to time amend the 2014 Plan in whole or in part. However, if an amendment to the 2014 Plan would materially increase the benefits accruing to participants under the 2014 Plan, would materially increase the number of securities that may be issued under the 2014 Plan, would materially modify the requirements for participation in the 2014 Plan, or must otherwise be approved by Holdco stockholders in order to comply with applicable law or the rules of the NASDAQ Global Market (or Holdco’s applicable securities exchange), then such amendment will be subject to stockholder approval and will not be effective until such approval has been obtained.

If permitted by Section 409A of the Code and Section 162(m) of the Code, including in case of termination of the employment of a participant by reason of death, disability or retirement, or in the event of a change in control, if a participant holds:

•	a stock option or SAR not immediately exercisable in full,

•	any shares of restricted stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed,

•	any RSUs as to which the applicable restriction period has not been completed,

•	any cash incentive awards, performance shares or performance units which have not been fully earned,

•	any other awards subject to any vesting schedule or transfer restriction, or

•	shares of common stock subject to any transfer restriction imposed by the 2014 Plan,

•	the Compensation Committee may, in its sole discretion (subject to certain exceptions), accelerate the time at which:

•	such stock option or SAR or other award may be exercised,

•	such substantial risk of forfeiture or prohibition or restriction on transfer will lapse,

•	such restriction period will end, or

•	such cash incentive awards, performance shares or performance units will be deemed to have been fully earned or the time when such transfer restriction will terminate

The Compensation Committee may also waive any other limitation or requirement under any such award, other than a limitation or requirement that is mandatory under the 2014 Plan.

The Compensation Committee may amend the terms of any awards granted under the 2014 Plan prospectively or retroactively, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with the participant’s death or disability, or a change in control) where such action would result in the loss of the otherwise available deduction. Except in connection with certain corporate transactions described in the 2014 Plan, no amendment will materially impair the rights of any participant without his or her consent.

Termination. The 2014 Plan will terminate on the day before the tenth anniversary of the 2014 Plan’s effective date, but all grants made on or prior to such date would continue in effect thereafter subject to the terms thereof and of the 2014 Plan.

Clawback. Any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon terms and conditions determined by the Compensation Committee, if a participant, either during (1) his or her employment or other service with Holdco or one of Holdco’s subsidiaries or (2) within a specific period after termination of employment or service, engages in any “detrimental activity” (as defined in such award agreement). In addition, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to Holdco of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time or under Section 10D of the Securities Exchange Act of 1934, as amended, or the rules of any national securities exchange or national securities association on which Holdco’s common stock is traded.

Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences of awards made under the 2014 Plan, based upon the laws in effect on the effective date of the 2014 Plan. The discussion is general in nature and does not take into account a number of considerations that may apply in light of the circumstances of a particular participant under the 2014 Plan. The income tax consequences under applicable non-U.S., state and local tax laws may not be the same as under U.S. federal income tax laws. It is not expected that the deduction limits of Section 162(m) of the Code will apply.

Non-Qualified Stock Options. A participant will not recognize taxable income at the time of a grant of a non-qualified stock option, and Holdco will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and be subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and Holdco generally will be entitled to a corresponding deduction.

Incentive Stock Options. A participant will not recognize taxable income at the time of grant of an incentive stock option and will not recognize taxable income (except for purposes of the alternative minimum tax) upon the exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date the option was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as a long-term capital gain or loss, and Holdco will not be entitled to any deduction. If, however, such shares are disposed of within such two or one-year periods, then in the year of such disposition, the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and Holdco generally will be entitled to a corresponding deduction. The excess of the amount realized through the disposition date over the fair market value of the stock on the exercise date will be treated as a capital gain.

Share Appreciation Rights. A participant will not recognize taxable income at the time of a grant of a SAR and Holdco will not be entitled to a tax deduction at such time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and the amount of cash paid by Holdco, and Holdco generally will be entitled to a corresponding deduction.

Restricted Stock. A participant will not recognize taxable income at the time of a grant of restricted stock, and Holdco will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. In general, Holdco is entitled to a corresponding deduction at the time the ordinary income is recognized by the participant. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income.

Restricted Stock Units. A participant will not recognize taxable income at the time of a grant of a RSU, or RSU, and Holdco will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by Holdco, and Holdco will be entitled to a corresponding deduction.

Cash Incentive Awards, Performance Shares and Performance Units. A participant will not recognize taxable income at the time of a grant of a cash incentive award, performance share or performance unit, and Holdco will not be entitled to a deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the amount equal to the fair market value of any shares delivered and the amount of cash paid by Holdco, and Holdco will be entitled to a corresponding deduction.

The foregoing general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2014 Plan. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the 2014 Plan.

New Plan Benefits

The following table reflects the currently anticipated issuance of awards under the 2014 Equity and Incentive Compensation Plan in connection with the closing of the mergers.

2014 Equity and Incentive Compensation Plan
Name and Position	Dollar Value ($)		Number of Units
Gregory McGrath, Chief Financial Officer		(1)	34,653	(2)
Peter S. Bell, Chief Commercial Officer		(1)	34,653	(2)
Executive Group		(1)	69,306	(2)

(1)	Cannot be determined as of the date of this proxy statement/prospectus.
(2)	Reflects the maximum amount of RSUs that could be awarded. If the 2014 Plan is adopted by the stockholders, it is anticipated that each of Gregory McGrath and Peter S. Bell will receive a grant of RSUs immediately following the closing of the mergers equal to the lesser of (i) 34,653 RSUs, and (ii) a number of RSUs equal to the quotient of the applicable officer’s then-current base salary, divided by the Market Value Per Share (as defined in the 2014 Plan) on the date of grant.

Required Vote

Adoption of the 2014 Equity and Incentive Compensation Plan proposal requires the affirmative vote of a majority of the holders of the issued and outstanding shares of Cambridge’s common stock represented in person or by proxy at the meeting and entitled to vote thereon.

THE CAMBRIDGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CAMBRIDGE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE COMPENSATION PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL

The adjournment proposal allows Cambridge’s board of directors to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the mergers. In no event will Cambridge solicit proxies to adjourn the special meeting or consummate the mergers beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law. The purpose of the adjournment proposal is to provide more time for the Cambridge initial stockholders, Parakou and the Parakou securityholder to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the merger proposal, the corporate charter proposal, the classified board proposal or the incentive compensation plan proposal and to meet the requirement that the holders of 7,536,766 (as of December 31, 2014) or less of the public shares exercise their right to convert their public shares into a pro rata portion of the trust account. See the section entitled “The Merger Proposal — Interests of Cambridge’s Directors and Officers in the Mergers.”

In addition to an adjournment of the special meeting upon approval of an adjournment proposal, the board of directors of Cambridge is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, Cambridge will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented to the meeting and is not approved by the stockholders, Cambridge’s board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the mergers (because either the merger proposal, the corporate charter proposal or the incentive compensation plan proposal are not approved or because the holders of more than 7,536,766 (as of December 31, 2014) of the public shares exercise their right to convert their public shares into a pro rata portion of the trust account). In such event, the mergers would not be completed.

Required Vote

Adoption of the adjournment proposal requires the affirmative vote of a majority of the issued and outstanding shares of Cambridge’s common stock represented in person or by proxy at the meeting and entitled to vote thereon. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

THE CAMBRIDGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CAMBRIDGE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

OTHER INFORMATION RELATED TO CAMBRIDGE

Introduction

Cambridge was incorporated on October 1, 2013 in order to serve as a vehicle for the acquisition of a target business. Cambridge’s efforts to identify a prospective target business were not limited to any particular industry or geographic region and it did not focus on any specific type of company or any specific geographic region in its search for a target business. Prior to executing the merger agreement with Parakou, Cambridge’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Formation

In October 2013, Cambridge issued 2,012,500 shares of common stock to its initial stockholders — Cambridge Capital LLC and the Gordon Family 2007 Trust for $25,000 in cash, at a purchase price of approximately $0.01 per share.

In November 2013, Cambridge Capital LLC and the Gordon Family 2007 Trust transferred an aggregate of 445,000 shares at the same purchase price originally paid by them for such shares to:

Name	Number of Shares	Relationship to Cambridge
Mitchell I. Gordon	60,000	President, Chief Financial Officer and Director
Michael Durham	40,000	Director
Nathan Gantcher	60,000	Director
Scott Laurans	60,000	Director
Sidney Brown	10,000	Special Advisor
David Brodsky	25,000	Special Advisor
Herb Shear	25,000	Special Advisor
Bob Hammel	50,000	Special Advisor
Jonathan Morris	5,000	Stockholder and Trustee of the Gordon Family 2007 Trust
Elliott Brodsky	10,000	Stockholder
Alex Sagan	10,000	Stockholder
Ramon Suazo	15,000	Stockholder
Raymond Avon Ventures, LLC	25,000	Stockholder
Jonathan Meeks	50,000	Stockholder

Initial Public Offering

On December 23, 2013, Cambridge consummated its initial public offering of 7,000,000 units, each unit consisting of one share of common stock and one warrant to acquire one share of common stock at a price of $11.50. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $70,000,000. On December 30, 2013, Cambridge consummated the sale of an additional 1,050,000 units that were subject to the underwriters’ over-allotment option, for aggregate additional proceeds of $10,500,000. EarlyBirdCapital acted as the representative of the underwriters for the initial public offering. The shares of common stock and warrants comprising the units commenced separate trading on January 27, 2014.

Simultaneously with each of the consummation of the initial public offering and the exercise of the over-allotment option, Cambridge consummated a private placement of an aggregate of 472,125 private units to its initial stockholders and EarlyBirdCapital and their respective designees. The private units were sold at an offering price of $10.00 per unit, generating gross proceeds of $4,721,250. The private units are identical to the units sold in the initial public offering. However, the holders thereof have agreed (A) to vote the underlying shares in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to

Cambridge’s amended and restated certificate of incorporation with respect to its pre-business combination activities prior to the consummation of such a business combination, (C) not to convert any underlying shares into the right to receive cash from the trust account in connection with a stockholder vote to approve a proposed initial business combination or a vote to amend the provisions of its amended and restated certificate of incorporation relating to stockholders’ rights or pre-business combination activity and (D) that such underlying shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. The purchasers have agreed that these units will not be sold or transferred by them (except to certain permitted transferees) until after Cambridge has completed an initial business combination.

Offering Proceeds Held in Trust

The net proceeds from the initial public offering (including the exercise of the over-allotment option), plus the net proceeds from the private placement of private units, or an aggregate of $81,305,000, was placed in a trust account at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. Except as described in the prospectus for Cambridge’s initial public offering and in the section entitled “Other Information Related to Cambridge — Cambridge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and Cambridge’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the required time period.

Fair Market Value of Target Business

The target business or businesses that Cambridge acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for its initial business combination, although Cambridge may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. Cambridge’s board of directors determined that this test was met in connection with the proposed business combination with Parakou.

Stockholder Approval of Business Combination

Under Cambridge’s amended and restated certificate of incorporation, in connection with any proposed business combination, Cambridge must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to convert their public shares, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for Cambridge’s initial public offering. Accordingly, in connection with the business combination with Parakou the Cambridge public stockholders may seek to convert their public shares in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the merger proposal, all of Cambridge’s initial stockholders, as well as all of its officers and directors, have agreed to vote the initial shares, shares included in the private units as well as any shares of common stock acquired in the aftermarket in favor of such proposed business combination.

None of Cambridge’s officers, directors, initial stockholders or their affiliates has purchased any shares of common stock in the open market or in private transactions. However, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Cambridge or its securities, the Cambridge initial stockholders, Parakou or Parakou’s stockholder and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Cambridge’s common stock or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the public shares present and entitled to vote at the special meeting to approve the merger proposal vote in its favor and that holders of 7,536,766 (as of December 31, 2014) or fewer of the public shares demand conversion of their public shares into cash, where it appears that such requirements would otherwise not be met. All shares repurchased by Cambridge’s affiliates pursuant to such arrangements would be voted in favor of the proposed business combination. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Liquidation if No Business Combination

Under Cambridge’s amended and restated certificate of incorporation, if Cambridge does not complete the business combination with Parakou by December 30, 2015, or another initial business combination by June 23, 2015 (or December 30, 2015 if certain conditions are met), Cambridge will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Cambridge’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Cambridge’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the warrants will expire. Holders of warrants will receive nothing upon a liquidation with respect to such rights and the warrants will be worthless.

Each of Cambridge’s initial stockholders has agreed to waive its rights to participate in any distribution from Cambridge’s trust account or other assets with respect to the initial shares and shares underlying the private units. There will be no distribution from the trust account with respect to Cambridge’s rights, which will expire worthless if Cambridge is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of Cambridge’s creditors which would be prior to the claims of the Cambridge public stockholders. Although Cambridge has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Cambridge has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although Cambridge will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Each executive officer of Cambridge has agreed, pursuant to an agreement with Cambridge and EarlyBirdCapital that he will be jointly and severally personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Cambridge for services rendered or contracted for or products sold to Cambridge, but only if such a vendor or target business has not executed such a waiver. Moreover, such executives will not be personally liable to the Cambridge public stockholders and instead will only have liability to Cambridge. However, neither of the executives may be able to satisfy his indemnification obligations if he is required to so as Cambridge has not required such executives to retain any assets to provide for their respective indemnification obligations, nor has Cambridge taken any further steps to ensure that such executives will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than approximately $10.10, plus interest, due to claims of creditors. Additionally, if Cambridge is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Cambridge’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Cambridge’s stockholders. To the extent any bankruptcy claims deplete the trust account, Cambridge cannot assure you it will be able to return to the Cambridge public stockholders at least approximately $10.10 per share.

Cambridge’s public stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the required time periods or if the stockholders properly seek to have Cambridge convert their respective shares for cash upon a business combination which is actually completed by Cambridge. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of Cambridge’s trust account distributed to the Cambridge public stockholders upon the redemption of 100% of its outstanding public shares in the event Cambridge does not complete its initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the portion of Cambridge’s trust account distributed to the Cambridge public stockholders upon the redemption of 100% of its public shares in the event Cambridge does not complete its initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If Cambridge is unable to complete a business combination within the prescribed time frame, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish the Cambridge public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Cambridge’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, if a business combination does not occur, it is Cambridge’s intention to redeem its public shares as soon as reasonably possible following the expiration of the time periods described above and, therefore, Cambridge does not intend to comply with the procedures required by Section 280 of the DGCL, which would limit the amount and duration of Cambridge’s stockholders’ liability with respect to liquidating distributions as described above. As such, Cambridge’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Cambridge’s stockholders may extend well beyond the third anniversary of such date.

Because Cambridge will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires Cambridge to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because Cambridge is a blank check company, rather than an operating company, and Cambridge’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

Cambridge will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, each of the executives of the Company has agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and has agreed not to seek repayment for such expenses.

Facilities

Cambridge currently maintains its principal executive offices at 525 South Flagler Drive, Suite 201, West Palm Beach, Florida 33401. The cost for this space is included in the $10,000 per-month fee Cambridge Capital LLC, an affiliate of Benjamin Gordon, charges Cambridge for general and administrative services pursuant to a letter agreement between us and Cambridge Capital LLC. Cambridge believes, based on rents and fees for similar services in West Palm Beach, Florida, that the fee charged by Cambridge Capital LLC is at least as favorable as Cambridge could have obtained from an unaffiliated person. Cambridge considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations. Upon consummation of the mergers, the principal executive offices of Holdco will be located at 9 Temasek Boulevard, #32-01 Suntec Tower 2, Singapore 038989, at which time nothing more will be paid to Cambridge Capital LLC.

Employees

Cambridge has two executive officers. These individuals are not obligated to devote any specific number of hours to Cambridge’s matters and intend to devote only as much time as they deem necessary to its affairs. Cambridge does not intend to have any full time employees prior to the consummation of a business combination.

Directors, Executive Officers and Special Advisors

Cambridge’s current directors and executive officers are as follows:

Name	Age	Position
Benjamin Gordon	41	Chief Executive Officer, Secretary, Treasurer and Director
Mitchell I. Gordon	57	President, Chief Financial Officer and Director
Michael Durham	63	Director
Nathan Gantcher	74	Director
Scott Laurans	67	Director

Benjamin Gordon has served as Cambridge’s chief executive officer and a member of its board of directors since its inception and as its secretary and treasurer as of October 2013. Mr. Gordon founded BG Strategic Advisors (“BGSA”) in 2002 and has served as its managing director since. BGSA is a leading investment bank in the supply chain industry. Clients include firms in trucking, warehousing, logistics, freight forwarding, truck brokerage, distribution, and other supply chain segments. Mr. Gordon has also been the chief executive officer of Cambridge Capital LLC since its founding in 2009. Cambridge Capital is the merchant banking investment partner of BGSA. In 1999, Mr. Gordon founded and ran 3Plex, a web-based transportation management systems company that was sold to Maersk in 2002. From 1995 to 1998, Mr. Gordon led strategic projects in transportation and technology at Mercer Management Consulting, where he developed one of the first e-marketplace strategies for a logistics client.

Mr. Gordon is a recognized expert on the supply chain sector, and has been quoted extensively by national media including CNBC, The New York Times, Business Week, ABC, Lehrer News Hour, Journal of Commerce, Transport Topics, Supply Chain Management Quarterly, and Traffic World. Mr. Gordon has been a featured speaker at the Council of Supply Chain Management Professionals (CSCMP), NASSTRAC, the Transportation Intermediaries Association (TIA), AMB, the International Warehousing and Logistics Association (IWLA), and other industry events. Mr. Gordon is also an active civic leader, serving as a board member of the Palm Beach United Way, the Palm Beach Federation, the Joint Distribution Committee, and other community organizations. Mr. Gordon also serves as chairman of the Young Presidents Organization (YPO) of Palm Beach.

Mr. Gordon received a Masters in Business Administration from Harvard Business School and a Bachelor of Arts degree from Yale College.

Cambridge believes Mr. Gordon is well-qualified to serve as a member of the board due to his operational, investing and advisory- experience in the supply chain industry, as well as his business contacts.

Mitchell I. Gordon has served as Cambridge’s president and chief financial officer and a member of its board of directors since December 2013. Mr. Gordon has served as a partner of BGSA and Cambridge Capital LLC since December 2013. From 2003 to December 2013, Mr. Gordon was the president of Morpheus Capital Advisors, an investment banking firm serving middle market and growth companies. From 2000 to 2003, Mr. Gordon served as executive vice president and chief financial officer and member of the Office of the President of Interpool, one of the world’s largest marine container and chassis leasing companies which was listed on the NYSE. Before joining Interpool, he was the founder and president of Atlas Capital, a private equity firm focused on investing in transportation companies, from 1998 to 2000. Prior to that, he served as co-head of the Transportation Investment Banking Group at Salomon Smith Barney (now Citi Investment Banking) and head of the Transportation and Automotive Investment Banking Groups at Furman Selz. Mr. Gordon serves on the board of directors of Mesa Air Group, Inc. and has served on the public company board of Indigo Aviation AB, a leading aircraft leasing company interpool and on the board of Almedica Corporation, a health care logistics company. He also served on the global advisory board of Nedship Bank, NV, a Rotterdam-based bank focused on the shipping, logistics and energy sectors. He is a board member of the Best-Shot Foundation and is chairman of the Hunter College (CUNY) neighborhood Advisory Committee. He is a co-founder and past president of the Olin Club of New York.

Mr. Gordon received a Masters in Business Administration from Harvard Business School and a Bachelor of Science in Business Administration from Washington University’s Olin School of Business.

Mitchell I. Gordon and Benjamin Gordon are not related.

Cambridge believes that Mr. Gordon is well-qualified to serve as a member of the board due to his operational, investing and advisory experience in the supply chain industry as well as his industry contacts and management expertise.

Michael J. Durham has served as a member of the board since November 2013. Mr. Durham is currently a director of Hertz Global Holdings, Inc. and its primary subsidiary, The Hertz Corporation. Hertz Global Holdings, Inc. is principally engaged in the global car rental industry and in the equipment rental industry through The Hertz Corporation. Previously, Mr. Durham served as director, president and chief executive officer of Sabre, Inc. (“Sabre”), then a NYSE-listed company providing information technology services to the travel industry, from October 1996, the date of Sabre’s initial public offering, to October 1999. From March 1995 to July 1996, when Sabre was a subsidiary of AMR Corporation, he served as Sabre’s president. Prior to joining Sabre, Mr. Durham spent approximately 16 years with American Airlines, serving as the senior vice president and treasurer of AMR Corporation and senior vice president of finance and chief financial officer of American Airlines from October 1989 until he assumed the position of president of Sabre in March 1995. From its formation in 2000 until 2012, Mr. Durham had been the president of Cognizant Associates, Inc., an independent consulting company he formed. During this time, Mr. Durham also served on the boards of directors of numerous private and publicly listed companies, including Asbury Automotive Group, Inc. (where for part of his tenure he served as the non-executive chairman of the board), Acxiom Corporation (where he was also non-executive chair for part of his tenure), NWA Corp. (the parent company of Northwest Airlines) and AGL Resources, Inc. Mr. Durham has also served on the board of directors of Bombardier, Inc., a publicly-traded Canadian corporation.

Mr. Durham received a Bachelor of Arts degree from The University of Rochester in 1973 and a Masters of Business Administration from Cornell University in 1977.

Cambridge believes Mr. Durham is well-qualified to serve as a member of the board due to his extensive business experience, including his service as chief executive officer and chief financial officer of large multinational public companies, and from his serving in leadership roles on numerous public and private company boards.

Nathan Gantcher has served as a member of the board since November 2013. Mr. Gantcher is the managing member of EXOP Capital LLC, an investment firm he founded in 2005. From 2004 to 2006, Mr. Gantcher served as a member of the board of directors of Refco, Inc. and a member of the board of directors of Neuberger Berman, a NYSE-listed company, and served as a member of its audit and compensation committees, from 2001 until 2003. Mr. Gantcher also served as the co-chairman, president and chief executive officer of Alpha Investment Management L.L.C. from 2001 until July 2004. Prior to joining Alpha Investment Management L.L.C., Mr. Gantcher was a private investor from 1999 to 2001. Mr. Gantcher served as vice chairman of CIBC Oppenheimer Corp. from 1997 to 1999. Prior to becoming vice chairman of CIBC Oppenheimer Corp., Mr. Gantcher served as co-chief executive officer and chief operating officer of Oppenheimer & Co., Inc. Mr. Gantcher currently serves as member of the board of directors of Mack-Cali Realty Corporation and is a member of its audit committee, nominating and corporate governance committee and executive committee. Previously, Mr. Gantcher served as a member of the board of directors of NDS Group Ltd. from 2004 to February 2009, and was a member of the compensation committee and the audit committee of the board of directors of NDS Group Ltd. Mr. Gantcher also served as a member of the board of directors of Centerline Holding Company from 2003 to 2008, and as a member of its nominating and governance, compensation and capital markets committees. Mr. Gantcher also served as a member of the board of directors of Liberty Acquisition Holdings Corp., a blank check company that completed a business combination with Promotora de Informaciones, S.A. in November 2010, and as a member of its audit, compensation and governance, and nominating committees.

Mr. Gantcher currently serves as chairman of the board of trustees of Evermore Funds Trust and as chairman of its nominating and governance committee, and as a member of its audit and valuation committees. He previously served as chairman of the board of trustees of Tufts University and as a member of the Council of Foreign Relations and currently serves on the board of trustees of Montefiore Medical Center.

Mr. Gantcher received his Bachelor of Arts in economics and biology from Tufts University and his Masters in Business Administration from the Columbia Business School.

Cambridge believes Mr. Gantcher is well-qualified to serve as a member of the board due to his extensive experience as a director with several public companies and his investment banking, management, and financial expertise, as well as his experience with blank check companies like Cambridge.

Scott Laurans has served as a member of the board since November 2013. Mr. Laurans has served as a managing director in the Rhode Island and Florida offices of The Bank of New York Mellon, a leading investment management and investment services company, since 2005. He has also been affiliated with the Lifespan Health System, Rhode Island’s first health system, since its establishment in 1994, serving as chair of the finance committee, and most recently becoming its chairman of the board in December 2011. From 1991 to 2005, he was a managing director and partner of The Providence Group Investment Advisory Company of Providence, Rhode Island, which was sold to The Bank of New York Mellon in 2005. From 1988 to 1991, he served as president of the New England division of Wetterau of St. Louis. From 1971 to 1988, he held various positions eventually becoming president, chief executive officer and owner of Roger Williams Foods of Providence, Rhode Island, a full-line distributor of food products to the retail and wholesale food industry throughout New England, which was sold to Wetterau of St. Louis. Mr. Laurans has served as a director or advisor for a number of companies including Giant Food, Inc. (formerly an American Stock Exchange-listed company) and C&S Wholesale Grocery Company.

Mr. Laurans received a Bachelor of Arts in economics from the University of Pennsylvania.

Cambridge believes Mr. Laurans is well-qualified to serve as a member of the board due to his extensive operational and public company experience, as well as his industry contacts.

Legal Proceedings

There are no legal proceedings pending against Cambridge.

Periodic Reporting and Audited Financial Statements

Cambridge has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, Cambridge’s annual reports contain financial statements audited and reported on by Cambridge’s independent registered public accounting firm. Cambridge has filed with the SEC its Annual Report on Form 10-K covering the year ended December 31, 2014 and the period from October 1, 2013 (inception) through December 31, 2013.

Cambridge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of Cambridge’s financial condition and results of operations should be read in conjunction with Cambridge’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Critical Accounting Policies

For a more detailed discussion of the Critical Accounting Policies, please see Note 2 to the consolidated financial statements included in this proxy statement/prospectus.

Common Stock Subject to Possible Conversion

Cambridge accounts for its common stock subject to possible conversion in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory conversion (if any) is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features conversion rights that are either within the control of the holder or subject to conversion upon the occurrence of uncertain events not solely within Cambridge’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Cambridge’s common stock features certain conversion rights that are considered by Cambridge to be outside of Cambridge’s control and subject to the occurrence of uncertain future events. Accordingly at December 31, 2014, the common stock subject to possible conversion is presented as temporary equity, outside of the stockholders’ equity section of Cambridge’s balance sheet.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Results of Operations

Cambridge’s entire activity since inception up to the closing of its initial public offering on December 23, 2013 was in preparation for that event. Since the offering, Cambridge’s activity has been limited to the evaluation of business combination candidates and negotiating, structuring and pursuing the consummation of the business combination with Parakou. Cambridge expects to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities).

Cambridge incurred net losses of $914,698 and $8,329 for the year ended December 31, 2014 and for the period from October 1, 2013 (inception) through December 31, 2013, respectively. Costs incurred during the reporting period consist primarily of legal and professional fees associated with compliance with Cambridge’s reporting obligations as a public company, its efforts to locate a suitable target business combination candidate, and performing due diligence on such candidates. Until Cambridge consummates a business combination, Cambridge will not have revenues.

Financial Condition and Liquidity

The net proceeds from Cambridge’s initial public offering, after deducting offering expenses of approximately $507,525 and underwriting discounts of $2,616,250, plus the net proceeds from the private placement of private units, were approximately $82,097,475. Of this amount, $81,305,000 was placed in the trust account. The remaining net proceeds not in trust became available for use for working capital purposes. Generally, the proceeds held in the trust account will not be released until the earlier of Cambridge’s completion of an initial business combination and its redemption of 100% of the outstanding public shares upon Cambridge’s failure to consummate a business combination within the required time period. Notwithstanding the foregoing, there can be released to Cambridge from the trust account (1) any interest earned or the funds in the trust account that Cambridge needs to pay its income or other tax obligations and (2) any remaining interest earned on the funds in the trust account that Cambridge needs for its working capital requirements.

Commencing on December 17, 2013 and ending upon the consummation of a business combination or Cambridge’s liquidation, Cambridge began incurring a fee from Cambridge Capital, LLC of $10,000 per month for providing it with office space and certain general and administrative services.

As of December 31, 2014, Cambridge had approximately $47,185 in its operating bank account and approximately $81,339,095 in restricted cash and equivalents held in trust to be used for an initial business combination or to convert its common shares. As of December 31, 2014, $34,095 of the amount on deposit in the trust account represented interest income, which is available to be withdrawn by Cambridge for working capital or tax purposes. Through March 17, 2015, we have withdrawn $35,618 from the interest on our trust account to fund our working capital requirements. As of March 17, 2015, for the week ended March 13, 2015, U.S. Treasury Bills with one, three, and six month maturities were yielding approximately 0.03%, 0.03%, and 0.11%, respectively. While Cambridge may invest in other securities, Cambridge believes such rates are representative of those it may receive on the balance of the trust account.

Until consummation of its initial business combination, Cambridge will be using the funds not held in the trust account for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. Cambridge anticipates that in order to fund its working capital requirements, it will need to use all of the remaining funds not held in trust and the interest earned on the funds held in the trust account. Cambridge may need to enter into contingent fee arrangements with its vendors or raise additional capital through loans or additional investments from its initial shareholders, officers, directors, or third parties. If necessary to meet its working capital needs, Cambridge’s officers, directors, initial stockholders or their affiliates may, but are not obligated to, loan Cambridge funds, from time to time or at any time, in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the business combination with Parakou, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of the business combination into additional common shares of Holdco at a price of $10.00 per share. If Cambridge does not complete a business combination, the loans will not be repaid.

On December 1, 2014, Cambridge entered into the merger agreement with Holdco, Merger Sub, Parakou and Mr. Por Liu, who will be Parakou’s sole securityholder as of the closing date of the mergers, pursuant to which Cambridge will be merged with and into Holdco, with Holdco surviving the merger, and Merger Sub will be merged with and into Parakou, with Parakou surviving as a wholly-owned subsidiary of Holdco.

Cambridge has incurred and expects to incur significant costs in pursuit of the business combination with Parakou. Cambridge will use the remainder of its funds not held in the trust account and the interest earned on the funds held in the trust account to pay such costs. In addition, as described above, Cambridge may need to enter into contingent fee arrangements with its vendors or raise additional capital through loans or additional investments from its initial stockholders, officers, directors, or third parties. None of the initial stockholders, officers or directors or any third party is under any obligation to advance funds to, or invest in, Cambridge. Accordingly, Cambridge cannot provide any assurance that additional financing will be available to it on commercially acceptable terms, if at all. If Cambridge is unable to raise additional capital, it may be required to take additional measures to conserve liquidity which could include but not necessarily be limited to curtailing operations, suspending the pursuit of our business plan and reducing overhead expenses. Furthermore, there can be no assurance that Cambridge’s plans to consummate a business combination with Parakou will be successful or successful within the required time period. These conditions raise substantial doubt about our ability to continue as a going concern.

If the business combination with Parakou is consummated, Cambridge intends to use funds held in the trust account to pay the holders of the public shares who exercise conversion rights, to pay expenses incurred in connection with the business combination with Parakou, and the balance for general corporate purposes of Holdco, including funding for organic growth and potential acquisitions. If Cambridge is unable to complete the mergers or another business combination within the required time period, Cambridge’s executive officers will be jointly and severally personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Cambridge for services rendered or contracted for or products sold to Cambridge, but only if such a vendor or target business has not executed such a waiver.

Off-Balance Sheet Arrangements

Cambridge did not have any off-balance sheet arrangements as of December 31, 2014.

Independent Auditors’ Fees

The firm of Marcum LLP (“Marcum”) acts as Cambridge’s independent registered public accounting firm. The following is a summary of fees paid or to be paid to Marcum for services rendered. The firm of Deloitte & Touche LLP (“Deloitte”) acts as Parakou’s independent public accounting firm. Deloitte will act as Holdco’s independent public accounting firm after consummation of the mergers. Marcum has not waived its right to make claims against the funds in Cambridge’s trust account for fees of any nature owed to it.

Audit Fees

During the year ended December 31, 2014 and the period from October 1, 2013 (inception) through December 31, 2013, audit fees for Cambridge’s independent registered public accounting firm were $59,941 and $42,500, respectively.

Audit-Related Fees

During the year ended December 31, 2014 and the period from October 1, 2013 (inception) through December 31, 2013, audit related fees from Cambridge’s independent registered public accounting firm were $48,140 and $7,500, respectively.

Tax Fees

During the year ended December 31, 2014 and the period from October 1, 2013 (inception) through December 31, 2013, tax related fees from Cambridge’s independent registered public accounting firm were $1,950 and $0, respectively.

All Other Fees

During the year ended December 31, 2014 and the period from October 1, 2013 (inception) through December 31, 2013, there were no fees billed for services provided by Cambridge’s independent registered public accounting firm other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

Since Cambridge’s audit committee was not formed until December 2013, the audit committee did not pre-approve the foregoing services prior to such date, although any services rendered prior to the formation of the audit committee were reviewed and ratified by the committee following its formation. The audit committee pre-approved all the foregoing services subsequent to such date. In accordance with Section 10A(i) of the Exchange Act, before Cambridge engages its independent accountant to render audit or non-audit services on a going-forward basis, the engagement will be approved by its audit committee.

Code of Ethics

In December 2013, Cambridge’s board of directors adopted a code of ethics that applies to Cambridge’s directors, officers, and employees and of any subsidiaries Cambridge may have in the future (including its principal executive officer, its principal financial officer, its principal accounting officer or controller, and persons performing similar functions). Cambridge will provide, without charge, upon request, copies of its code of ethics. Requests for copies of Cambridge’s code of ethics should be sent in writing to Cambridge Capital Acquisition Corporation, 525 South Flagler Drive, Suite 201, West Palm Beach, FL 33401.

Upon the consummation of the mergers, Holdco will adopt a similar code of ethics that will apply to Holdco’s directors, officers and employees as well as those of its subsidiaries.

BUSINESS OF PARAKOU

In this section, references to “we,” “us,” and “our” are intended to refer to Parakou and its subsidiaries, unless the context clearly indicates otherwise.

Overview

We are a fully integrated industrial shipping company engaged in the seaborne transportation of liquid petroleum products that owns and operates a fleet of modern MR products tankers. As of the date of this proxy statement/prospectus, our fleet consists of eight 51,000 deadweight ton, or dwt, MR product tankers, which were transferred in July 2014 from PIL, a Hong-Kong based shipping firm founded in 1985. Seven of our existing vessels are employed under time-charter contracts with terms generally between three and five years and an average remaining charter, as of the date of this proxy statement/prospectus, of 1.3 years. The time-charter contract for the remaining vessel expired in February 2015 and it has since been employed in the spot market.

We market our services to a broad range of customers, including major oil companies, national oil companies, independent refiners, oil trading companies and other ship-owning companies. We believe that our internal management and long term ship-owning strategy enable us to provide high quality, cost efficient, customer-focused services, and we continuously monitor the markets for our vessels and maintain the flexibility to make changes in our chartering strategy. Our offices in Singapore and New York City provide close access to the major shipping and financial centers, allowing us to better serve our customers.

Our strategy is to acquire additional ships to meet the need for moving refined petroleum products, vegetable oils, palm oils, easy chemicals and biofuels globally. To that end:

•	we have entered into a memorandum of agreement with PIL to purchase two additional MR product tankers for $24.0 million per vessel, which we expect to close after the consummation of the mergers and the expiration of these vessels’ existing charters, which is expected to be in August 2015 at the earliest, utilizing a combination of cash on hand, a portion of the proceeds from the trust account and commercial debt financing, subject to customary closing conditions;

•	we are in discussions with owners of two MR product tankers built in 2013 for delivery after the closing of the mergers;

•	we have entered into two share purchase agreements with Proteus and two share purchase agreements with Ventic, each of which are joint ventures of Ceres Marine Partners, Valero Refining and clients of J.P. Morgan Asset Management, for the purchase of a total of four vessels with scheduled delivery dates ranging from the fourth quarter of 2015 to the second quarter of 2016 at an aggregate purchase price of $150.0 million, subject to customary closing conditions;

•	we are negotiating for the purchase of four newbuilds from a Korean shipyard with scheduled delivery dates in the second half of 2016 at an expected purchase price of $37.1 million per vessel and an option to purchase four additional newbuilds that we may exercise two months after signing a purchase agreement for the first four vessels, with delivery dates in the first half of 2017 at an expected price of $37.3 million per vessel; and

•	we intend to enter into ten-year bareboat charter agreements with PIL with respect to four vessels at $10,000 per day with scheduled delivery dates ranging from April to October 2016, and an option to purchase the four vessels from PIL at the end of the ten-year period at a price to be mutually agreed by the parties.

If we are able to successfully execute our vessel acquisition strategy, our operating fleet would expand to 28 MR product tankers by the fourth quarter of 2017. We expect that we would finance these acquisitions with a combination of cash on hand, including funds from the trust account (assuming there is adequate cash left in the trust account after accounting for conversions by current Cambridge public stockholders), the issuance of debt and/or equity. Our ability to complete the potential acquisitions is subject to many factors beyond our control. We cannot assure you that we will be successful in completing the acquisition of any of these vessels within the time frames anticipated or at all.

We believe the demand for MR product tankers will continue to increase as structural shifts in the global oil refining industry are expected to result in an increase in petroleum product movements. Fundamentally, this structural shift in our industry resulting from the rapid development of global refining capacity within regions closer to sources of crude oil and farther from petroleum consuming areas, will, we believe, result in sustained increasing demand for petroleum product transportation. In addition, we believe the market for MR product tankers is in the early stages of recovery from cyclical lows due to strong underlying demand growth trends in excess of product tanker fleet growth as well as a stabilizing outlook for the supply of ships servicing our market. Finally, we believe there are substantial growth opportunities for our company in the current market environment, as asset values remain significantly below their historical averages, and the product tanker market remains highly fragmented.

Competitive Strengths

We believe that we possess a number of competitive strengths that will enable us to capitalize on growth opportunities in the product tanker sector, including:

•	Fully Integrated Shipping Platform — Our fully integrated company, with a customer-centric organizational structure, allows us to efficiently deliver a safe, high quality service to our customers. The integrated nature of our business also provides our management team with the flexibility to adjust our commercial strategy, including the time charter coverage and spot market exposures of our fleet, based on client requirements, new opportunities and shifts in the product tanker market. Additionally, with all commercial management, technical management and ship design services provided in-house, our transparent integrated platform results in no fees being paid to third parties for such services, as well as substantially greater management control and broader market knowledge residing within our company.

•	Unique Access to Asian Markets — We have long standing relationships with major Asian state-owned oil companies, leading Asian shipyards and financial institutions. Most notably, our Chief Executive Officer and founder, Mr. Por Liu, and our Chief Operating Officer, Yang Jian Guo, have collectively developed these relationships over several decades of successfully operating in these markets. We expect to continue broadening these relationships to provide unique access to commercial opportunities, particularly in the Asia-Pacific trading lanes, relative to our competitors.

•	High Quality, Modern Fleet — Our existing fleet of modern, high-specification Korean built MR product tankers has an average age of 7.5 years as of the date of this proxy statement/prospectus, compared to the average industry age of 9.2 years for product tankers over 25,000 dwt, according to Fearnleys. We expect that the average age of the vessels included in our acquisition strategy, if successfully completed, will be substantially below the average industry age for product tankers over 25,000 dwt. By utilizing these modern vessels we expect to be able to safely provide high quality, value-added services to our global customer base.

•	Efficient Shipping Operations — We believe that our in-house technical management services provided by PSMPL, our wholly owned subsidiary, provides us with a clear cost advantage over our competitors. PSMPL monitors quality and cost efficiency across our fleet, while maintaining strict safety and technical management standards required by major oil companies, national oil companies, independent refiners and oil trading companies. Furthermore, we expect our efficient cost structure and modest corporate overhead to produce additional economies of scale as our fleet expands.

•

Experienced Management Team — Our senior management team, consisting of four key executives, has extensive experience in the commercial management, technical management and financial areas of the shipping industry. Our senior management team has developed a global network of relationships with major industrial customers, ship lenders, shipbrokers and other owners and operators that we believe will continue to be critical factor in our success.

Business & Growth Strategies

Our objective is to expand our position in the highly fragmented MR product tanker segment utilizing our operational expertise, our record of safety and quality, and our scale to provide value-added services to our global customers while maximizing profitability and shareholder value. The key elements of our business strategy include:

•	Capitalize on Fundamental Shifts in the Transportation of Petroleum Products — We believe the demand for MR product tankers will continue to increase as structural shifts in the global oil refining industry are expected to result in increasing petroleum product exports from major crude oil refining centers to areas of end-user demand. This shift is expanding export-oriented refining capacity in crude oil producing regions, most notably the Middle East, India, the United States and Russian Baltic, while simultaneously reducing refining capacity in mature European and Asia Pacific markets. This shift has further lead to a significant increase in the volume of and distance that refined petroleum products are transported to reach major consuming markets for refined products, such as gasoline and jet fuel, including the mature markets of Europe and rapidly growing developing markets of Latin America and West Africa. We believe that our customer-focused strategy positions us well to capitalize on these changing industry dynamics and the needs of our customers.

•	Operate a Flexible Commercial Platform — Through the flexible commercial platform that we intend to implement, we expect to manage our exposure to the freight market cycle. Utilizing a portfolio approach of time charters, Contracts of Affreightment (“COA”) and access to the spot or voyage market, we will seek to secure a portion of our cash flows with fixed-rate time charters, in accordance with our assessment of the market cycle, while maintaining upside through variable rate COAs and the spot market. Moreover, we will seek to optimize our short term earnings by aggressively managing our laden efficiency, reducing ballast miles and increasing daily earnings. This balanced strategy is aimed at achieving both predictable and stable cash flows from a portion of our fleet through base time charter rates to protect against downside risks, while also providing for substantial upside opportunity as market rates improve through both profit sharing arrangements on certain time charters and operating a portion of our fleet in the spot market. Additionally, we expect that the portion of our fleet that we operate in the spot market will provide the benefits of (1) access to traditional clean petroleum products such as gasoline, (2) ability to provide customers with COAs, where we move regular, committed volumes of freight for our customers, often focusing on high-specification cargoes including vegetable oils, palm oils, easy chemicals and bio fuels, collectively referred to as IMO II/III trades, and (3) triangulation of our fleet, particularly through IMO II/III trading patterns, which reduces ballast legs and optimizes earnings.

•	Continue to Focus on Modern, MR Product Tankers — Our strategic focus is on modern, fuel efficient MR product tanker tonnage that is actively traded worldwide. Due to global port restrictions, particularly in high-growth developing markets, MR product tankers have greater commercial trading flexibility with access to a much larger share of the world’s ports, relative to the larger, long range (or LR1 and LR2) product tanker segments. We believe this trading flexibility can translate to increased revenue producing days and, therefore, optimized earnings.

•	Launch our Product Tanker Pool Focused on IMO II/III Trades — Our planned commercial pooling platform will add scale and augment our trading strategy and market presence by aggregating the fleets of other owners of similar tonnage. Shipping pools allow for greater market coverage, operational flexibility and cargo choice, which enhances trading results. With a distinct focus on IMO II/III trades, and the operational benefits of triangulation and additional economies of scale, we expect this commercial pooling platform to achieve higher utilization and earnings relative to owners strictly transporting clean petroleum products.

•	Pursue Disciplined Fleet Growth — We have a diligent, prudent and patient approach to pursuing growth opportunities and are selective in the timing of acquisitions as well as the quality and specification of the tonnage we acquire. Since our inception, we have acquired a fleet comprised exclusively of modern, high-specification Korean built MR product tankers. We believe that our commitment and selectivity has been instrumental in building and preserving our reputation for quality and service excellence.

Existing Fleet and Charters

The following table summarizes key information about our existing MR product tankers and their associated charters as of September 30, 2014:

Vessel Name	Capacity (“dwt”)	Delivery Year	Built	Flag	Charter Initiation	Charter Expires		Eco Mod Capable
Hercules(1)	51,000	2006	Korea	Hong Kong	Apr-13	Apr-16		Yes
Orion(1)	51,000	2006	Korea	Hong Kong	Apr-13	Apr-16		Yes
Pretty Scene(2)	51,000	2006	Korea	Hong Kong	Aug-14	Feb-15	(2)	Yes
Pretty Jewelry(3)	51,000	2006	Korea	Hong Kong	Feb-11	Feb-16		Yes
St. Petri(4)	51,000	2007	Korea	Hong Kong	Mar-12	Mar-17		Yes
Cygnus(1)	51,000	2007	Korea	Hong Kong	Apr-13	Apr-16		Yes
Sextans(1)	51,000	2007	Korea	Hong Kong	Apr-13	Apr-16		Yes
Pretty World(3)	51,000	2007	Korea	Hong Kong	Feb-11	Feb-16		Yes

Total: 8 vessels	408,000

(1)	On charter to subsidiaries of Overseas Shipholding Group for three years at $13,000/$13,750 and $13,750, respectively, per day. Charterers have the option for an additional twelve months at a rate of $16,250 per day.
(2)	The time charter for the Pretty Scene expired in February 2015 and it has since been employed in the spot market. Prior to February 2015, the Pretty Scene was on charter to Morgan Stanley Capital Group Inc. for three months at $12,750 per day.
(3)	On charter to Torm A/S for five years $12,500/$13,000/$14,500/$15,250/$16,000 per day, respectively. Charterers have two additional one year options at $16,250 and $17,250 per day, respectively.
(4)	On charter to Rudolf A. Oetker KG for five years at $13,800/$13,875/$13,950/$14,025/$14,100 per day, respectively, during each consecutive twelve month period during the five year term, plus profit sharing of 50% of all gain over base rates.

As noted above, seven of our existing vessels are employed under time-charter contracts with terms generally between three and five years and an average remaining charter, as of the date of this proxy statement/prospectus, of 1.3 years. With respect to our seven current time charters, four charters are with Overseas Shipping Group, two charters are with Torm A/S and one charter is with Rudolf A. Oetker KG. For additional information, including average rates and percentage of revenue, see “—Our Customers & Vessel Employment.” As noted above, the Pretty Scene’s charter expired in February 2015 and it was employed in the spot market.

Expansion Fleet

Our strategy is to acquire additional ships to meet the need for moving refined petroleum products, vegetable oils, palm oils, easy chemicals and biofuels globally. If we are able to successfully execute our vessel acquisition strategy, our operating fleet would expand to 28 MR product tankers by the fourth quarter of 2017. We expect that we would finance these acquisitions with a combination of cash on hand, including funds from the trust account (assuming there is adequate cash left in the trust account after accounting for conversions by current Cambridge public stockholders), the issuance of debt and/or equity. Our ability to complete the potential acquisitions is subject to many factors beyond our control. We cannot assure you that we will be successful in completing the acquisition of any of these vessels on the time frames anticipated or at all.

PIL and Other Acquisitions

We have entered into a memorandum of agreement with PIL to purchase two additional MR product tankers, the St. Johannis and the St. Marien, for $24.0 million per vessel, which we expect to close at or after the consummation of the mergers and the expiration of these vessels’ existing charters, utilizing cash on hand and a portion of the proceeds from the trust account (assuming there is adequate cash left in the trust account after accounting for conversions by current Cambridge public stockholders), subject to customary closing conditions. The St. Marien’s charter expires on August 25, 2015 and the St. Johannis’ charter expires on November 12, 2015.

Vessel Name	Capacity (“dwt”)	Type	IMO	Spec	Year Built
St. Johannis	51,000	MR	III	Eco-Mod-Capable	1H 2007
St. Marien	51,000	MR	III	Eco-Mod-Capable	1H 2007

We are also in discussions with owners of two MR product tankers built in 2013 for delivery after the closing of the mergers.

Newbuilding Acquisition Fleet

We have entered into two share purchase agreements with Proteus and two share purchase agreements with Ventic, each of which are joint ventures of Ceres Marine Partners, Valero Refining and clients of J.P. Morgan Asset Management, for the purchase of a total of four vessels with scheduled delivery dates ranging from the fourth quarter of 2015 to the second quarter of 2016 at an aggregate purchase price of $150.0 million, subject to customary closing conditions.

Vessel Name	Capacity (“dwt”)	Type	IMO	Spec	Expected Delivery Dates
#S5158	50,300	MR	III	Eco	2H 2015
#S5159	50,300	MR	III	Eco	2H 2015
#S5160	50,300	MR	III	Eco	1H 2016
#S5161	50,300	MR	III	Eco	1H 2016

In addition, we are negotiating for the purchase of four newbuilds from a Korean shipyard with scheduled delivery dates in the second half of 2016 at an expected purchase price of $37.1 million per vessel and an option to purchase four additional newbuilds that we may exercise two months after signing a purchase agreement for the first four vessels, with delivery dates in the first half of 2017 at an expected price of $37.3 million per vessel.

Vessel Name	Capacity (“dwt”)	Type	IMO	Spec	Expected Delivery Dates
NB #5	50,300	MR	III	Eco	2H 2016
NB #6	50,300	MR	III	Eco	2H 2016
NB #7	50,300	MR	III	Eco	2H 2016
NB #8	50,300	MR	III	Eco	2H 2016
NB #9	50,300	MR	III	Eco	1H 2017
NB #10	50,300	MR	III	Eco	1H 2017
NB #11	50,301	MR	III	Eco	1H 2017
NB #12	50,302	MR	III	Eco	1H 2017

Bareboat Fleet with Purchase Options

We intend to enter into ten-year bareboat charter agreements with PIL with respect to four vessels at $10,000 per day with scheduled delivery dates ranging from April to October 2016, and an option to purchase the four vessels from PIL at the end of the ten-year period at a price to be mutually agreed by the parties.

Vessel Name	Capacity (“dwt”)	Type	IMO	Spec	Delivery Dates	Bareboat Rate ($/ day)(1)
NB #1	50,300	MR	III	Eco	1H 2016	$10,000
NB # 2	50,300	MR	III	Eco	1H 2016	$10,000
NB #3	50,300	MR	III	Eco	1H 2016	$10,000
NB #4	50,300	MR	III	Eco	1H 2016	$10,000

(1)	Includes charter purchase options.

Corporate Structure

Below is a chart that illustrates our corporate structure following the consummation of the mergers.

*	Incorporated on January 8, 2015.

Our Customers & Vessel Employment

Our customers include national, regional and international companies and seven of our eight vessels are employed through a mix of time charters. Below is a brief description of our current customer base and fleet employment:

•	Overseas Shipholding Group (“OSG”) is a market leader in global energy transportation services. OSG owns and operates an International Flag and U.S. Flag fleet of 91 vessels made up of 89 operating vessels and two under construction aggregating 8.8 million deadweight tons. The fleet transports crude oil, petroleum products and gas throughout the world. Since OSG emerged from its bankruptcy, OSG entered into time charter agreements with us for four tankers (Hercules, Orion, Cygnus and Sextans) for a period of three years each plus one additional option year. The average rate for all four charters is $13,500 per day. For the nine months ended September 30, 2014 and the years ended December 31, 2013 and 2012, OSG accounted for 40%, 36% and 41% of our revenue, respectively.

•	Torm A/S (“TORM”) is the world’s largest carrier of refined oil products such as gasoline, jet fuel, naphtha and diesel oil. With vessels varying in size from 35,000-110,000 dwt, Torm controls a fleet of approximately 90 product tankers. Torm entered into time charter agreements with us for two vessels, Pretty Jewelry and Pretty World, for minimum periods of five years each plus two one year options. Rates for the firm periods average $14,250 per day, and rates for the optional periods average $16,250 and $17,250 per day, respectively. For the nine months ended September 30, 2014 and the years ended December 31, 2013 and 2012, Torm accounted for 21%, 21% and 16% of our revenue, respectively.

•	Rudolf A. Oetker KG (“RAO”) has been active in tramp shipping since 1952 and ranks among the leading German tramp shipping companies, operating bulk carriers, product tankers and container vessels. RAO entered into a time charter agreement with us for the St. Petri for a period of five years at an average daily rate of $13,950.

•	The Pretty Scene is currently employed in the spot market. Prior to February 2015, Morgan Stanley Capital Group Inc. entered into time charter agreements with us for the Pretty Scene for a three month period at a current daily rate of $12,750. These agreements expired in February 2015.

Commercial Management of the Fleet

Through our balanced commercial platform, we intend to actively manage our exposure to time and spot charter markets. We believe this strategy can achieve predictable and stable cash flows through base time charter rates protecting against downside risk, while utilizing profit sharing agreements to access potential upside from spot market rate volatility. Additionally, we believe that our plan to maintain a limited portion of our fleet in the spot market should provide us with access to clean petroleum products markets and COAs for IMO II/III cargoes and the optimized earnings and triangulation achieved through those trading patterns. We expect our balanced commercial platform to capitalize on existing product tanker fleets carrying: clean refined petroleum products, easy chemicals such as caustic soda, molasses and palm oils. Additionally our commercial platform will allow us to earn fees, mitigate risk to our own and third party vessels, enhance service to high quality charters through increased scale, and effectively operate vessels at above market levels.

Technical Management of the Fleet

PSMPL, our wholly owned subsidiary, provides technical management for our existing fleet and any new acquisitions, as well as two of the PIL vessels based on a daily technical management fee of $6,600 per day per vessel. PSMPL does not currently provide technical management services to any third parties other than PIL. Upon completion of the previously discussed acquisition of the two PIL vessels, PSMPL will not provide any technical management services to any third party, but we will seek to provide such services in the future. PSMPL has a successful operational track record with offices in Singapore, Hong Kong and Shanghai, and crewing in Manila. PSMPL provides us with a cost advantage in arranging and providing crew, maintenance and repair, negotiating and placing of vessel insurance, purchasing of spare parts, stores and vessel consumables, assisting in design and construction and supervision of newbuildings. In addition, PSMPL’s strong China presence provides unique access to mainland Chinese owners, operators and shipyards. We intend to aggressively market the services of PSMPL to third parties. The market for these services includes recent entrants to the shipping industry (e.g. private equity groups) and commercial banks with distressed assets, as well as established owners wishing to better manage their operating costs. Through aggressive marketing of PSMPL to such third parties, we expect to generate increased fee income and improve operating leverage through efficiencies captured by a large scale fleet under management.

Our Significant Shareholder

Upon the consummation of the mergers, we expect that our Chief Executive Officer, Por Liu, will own approximately 37.9% of our outstanding common shares (assuming that no Cambridge public stockholders exercise their conversion rights). Mr. Por Liu has worked for companies associated with PIL in different roles and capacities for his entire career. For the past seven years, Mr. Por Liu has built and managed PSMPL’s activities as Managing Director and has overseen its growth. Through Mr. Por Liu’s efforts, PSMPL has streamlined its technical management operations leading to a significant cost advantage relative to other operators of MR product tanker tonnage.

Competition

We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and vessel condition, as well as our own reputation. Ownership of tanker vessels is highly fragmented and is divided among publicly listed companies, state-controlled owners and private shipowners. We face substantial competition for charter business from a number of experienced companies. Many of these competitors may have significantly greater financial resources and longer term relationships with customers than us.

Employees

We have five employees in our New York City office and an additional 35 employees at our wholly-owned subsidiary PSMPL in Singapore and Shanghai.

Seasonality

We currently operate one vessel and, in the future, we intend to operate additional vessels in the spot market, which can experience seasonality. In addition, we operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. The product tanker market is typically stronger in the winter months as a result of increased oil consumption in the northern hemisphere. In addition, unpredictable weather patterns in the fall and winter tend to disrupt vessel scheduling and supplies of certain petroleum products. The oil price volatility resulting from these factors has historically led to increased oil trading in the winter months. We could experience difficultly re-chartering our time charters that expire during the relatively weaker fiscal quarters ending June 30 and September 30 at similar rates or at all, which would adversely impact our business, financial condition and operating results.

Environmental and Other Regulation

Government laws and regulations significantly affect the ownership and operation of our tankers. We are subject to international conventions, regional, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.

A variety of government, quasi-governmental and private organizations subject our tankers to both scheduled and unscheduled inspections. These organizations include the local port authorities, national authorities, harbor masters or equivalent, classification societies, flag state administrations (countries of registry), labor organizations (including but not limited to the International Transport Workers’ Federation), charterers, terminal operators and oil companies. Some of these entities require us to obtain permits, licenses, certificates and approvals for the operation of our tankers. Our failure to maintain necessary permits, licenses, certificates or approvals could require us to incur substantial costs or temporarily suspend operation of one or more of the vessels in our fleet, or lead to the invalidation or reduction of our insurance coverage.

We believe that the heightened levels of environmental and quality concerns among insurance underwriters, financial institutions, regulators and charterers have led to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the tanker industry. Increasing environmental concerns have created a demand for tankers that conform to stricter environmental standards and these standards are set to increase in stringency in the short to medium term. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, and procedural compliance together with continuous training of our officers and crews to maintain compliance with applicable local, national and international environmental laws and regulations. Such laws and regulations may change and may impose increasingly strict requirements. We cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our tankers. In addition, any future serious marine incident, whether or not involving us or our vessels, that results in significant oil pollution, release of hazardous substances, loss of life or otherwise causes significant adverse environmental impact could result in additional legislation, regulation or other requirements that could negatively affect our profitability.

International Maritime Organization

The IMO, the United Nations agency for maritime safety and the prevention of pollution, adopted the International Convention for the Prevention of Pollution from Ships, or MARPOL, which has been updated through various amendments. MARPOL establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, handling and disposal of noxious liquids and the handling of harmful substances in packaged forms.

Air Emissions

In September 1997, the IMO adopted Annex VI to MARPOL to address air pollution from ships. Effective May 2005 and as subsequently revised, Annex VI sets limits on sulfur oxide, nitrogen oxide and particulate matter emissions from all commercial vessel exhausts and prohibits deliberate emissions of ozone depleting substances (such as halons and chlorofluorocarbons), emissions of volatile organic compounds from cargo tanks, and the shipboard incineration of specific substances. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions known as Emission Control Areas (“ECAs”). Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems and adversely affect our business, cash flows, results of operations and financial condition. In October 2008, the IMO adopted amendments to Annex VI regarding emissions of sulfur oxide, nitrogen oxide, particulate matter and ozone-depleting substances, which entered into force on July 1, 2010. The amended Annex VI will reduce air pollution from vessels by, among other things, (i) implementing a progressive reduction of sulfur oxide emissions from ships by reducing the global sulfur fuel cap initially to 3.50%, effective January 1, 2012, then progressively to 0.50%, effective globally from January 1, 2020, subject to a feasibility review to be completed no later than 2018; and (ii) establishing new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. The United States ratified the Annex VI amendments in October 2008, and the EPA promulgated equivalent emissions standards in late 2009.

The United States and Canada have requested IMO to designate the area extending 200 nautical miles from the Atlantic/Gulf and Pacific coasts of the U.S. and Canada and the Hawaiian Islands as ECAs under the MARPOL Annex VI amendments, which will subject ocean-going vessels in these areas to stringent emissions controls and cause us to incur additional costs. The North American ECA came into force on August 1, 2012. The North American ECA includes areas subject to the exclusive sovereignty of the United States and extends up to 200 nautical miles from the coasts of the United States, which area includes parts of the U.S. Gulf of Mexico. Consequently, the sulfur limit in marine fuel in the North American ECA is capped at 1%. These capped amounts will then decrease progressively until they reach 0.5% by January 1, 2020 for non-ECA areas and 0.1% by January 1, 2015 for ECA areas, including the North American ECA. Effective January 1, 2014, the United States Caribbean Sea was designated an ECA.

In July 2011, further amendments to MARPOL Annex VI were adopted in part to address greenhouse gas emissions. These amendments add a new chapter 4, which addresses energy efficiency for ships. It makes the Energy Efficiency Design Index (EEDI) for new ships mandatory, and the Ship Energy Efficiency Management Plan (SEEMP) apply to all ships. These measures entered into force on January 1, 2013.

If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the EPA or the states where we operate, compliance with these regulations could entail significant capital expenditures or operational changes or otherwise increase the costs of our operations.

Safety Management System Requirements

The IMO also adopted the International Convention for the Safety of Life at Sea (the “SOLAS”) and the International Convention on Load Lines (the “LL”) which impose a variety of standards that regulate the design and operational features of ships. The IMO periodically revises the SOLAS and LL standards.

The IMO Legal Committee also adopted the 1996 Protocol to the Convention on Limitation of Liability for Maritime Claims (the “LLMC”), which specifies limits of liability for loss of life or personal injury claims and property claims against ship-owners. The limits of liability are periodically amended to adjust to inflation. Amendments to the LLMC, which were adopted in April 2012, are expected to go into effect on June 8, 2015.

Our operations are also subject to environmental standards and requirements contained in the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (the “ISM Code”) promulgated by the IMO under SOLAS. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of safety and environmental protection policies setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We rely upon the safety management system that has been developed for our vessels for compliance with the ISM Code.

The ISM Code requires that vessel operators also obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with code requirements for a safety management system. No vessel can obtain a certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. Our technical managers have obtained documents of compliance for its offices and safety management certificates for all of our vessels for which the certificates are required by the ISM Code. These documents of compliance and safety management certificates are renewed as required.

Noncompliance with the ISM Code and other IMO regulations may subject the shipowner or bareboat charterer to increased liability, may lead to decreases in, or invalidation of, available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The U.S. Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code by the applicable deadlines will be prohibited from trading in U.S. and European Union ports, as the case may be.

Pollution Control and Liability Requirements

IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatory nations to such conventions. For example, many countries have ratified and follow the liability plan adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage (the “CLC”), although the United States is not a party. Under this convention and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel’s registered owner is strictly liable, subject to certain affirmative defenses, for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil. The limits on liability outlined in the 1992 Protocol use the International Monetary Fund currency unit of Special Drawing Rights (“SDR”). The right to limit liability is forfeited under the CLC where the spill is caused by the shipowner’s personal fault and under the 1992 Protocol where the spill is caused by the shipowner’s personal act or omission or by intentional or reckless conduct. Vessels trading with states that are parties to these conventions must provide evidence of insurance covering the liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to that of the CLC. We believe that our protection and indemnity insurance will cover the liability under the plan adopted by the IMO.

The IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage (the “Bunker Convention”) to impose strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention, which became effective on November 21, 2008, requires registered owners of ships over 1,000 gross tons to maintain insurance or other financial security for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in a ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

The IMO International Convention on Liability and Compensation for Damage in Connection with the Carriage of Hazardous and Noxious Substances by Sea (the “HNS”), when it enters into force, will provide for compensation to be paid out to victims of accidents involving HNS, such as chemicals. HNS are defined by reference to lists of substances included in various IMO Conventions and Codes and include oils, other liquid substances defined as noxious or dangerous, liquefied gases, liquid substances with a flashpoint not exceeding 60°C, dangerous, hazardous and harmful materials and substances carried in packaged form, solid bulk materials defined as possessing chemical hazards, and certain residues left by the previous carriage of HNS. This Convention introduces strict liability for the shipowner and a system of compulsory insurance and insurance certificates. Lack of ratification meant that the original 1996 HNS was failing to come into force, and, as a result, in 2010 a protocol was developed to address practical problems that had prevented many states from ratifying the 1996 HNS. The 1996 HNS and the 2010 protocol are still awaiting the requisite number of signatories in order to enter into force.

In addition, IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments (the “BWM”) in February 2004. BWM’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits. BWM will not become effective until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. To date, there has not been sufficient adoption of this standard for it to take force. Upon entry into force of the BWM Convention, mid-ocean ballast exchange would be mandatory. If, in addition to mid-ocean ballast exchange, ballast water treatment requirements become mandatory, the cost of compliance could increase significantly for ocean carriers.

The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.

U.S. Regulations

The U.S. Oil Pollution Act of 1990 (the “OPA”) established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S. territorial sea and its 200 nautical mile exclusive economic zone. The United States has also enacted the Comprehensive Environmental Response, Compensation and Liability Act (the “CERCLA”) which applies to the discharge of hazardous substances other than oil, whether on land or at sea. Both OPA and CERCLA impact companies in our industry, including us.

Under OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

•	natural resources damage and related assessment costs;

•	economic loss resulting from real and personal property damage;

•	net loss of taxes, royalties, rents, fees and other lost revenues resulting from injury, destruction or loss of real or personal property, or natural resources;

•	lost profits or impairment of earning capacity due to property or natural resources damage; and

•	net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective July 31, 2009, the U.S. Coast Guard adjusted the limits of OPA liability to the greater of $2,000 per gross ton or $17.088 million for any double-hull tanker that is over 3,000 gross tons (subject to possible adjustment for inflation), and Our fleet is entirely composed of vessels of this size class. CERCLA, which applies to owners and operators of vessels, contains a similar liability regime and provides for cleanup, removal and natural resource damages. Liability under CERCLA is limited to the greater of $300 per gross ton or $5 million for vessels carrying a hazardous substance as cargo or residue and the greater of $300 per gross ton or $0.5 million for any other vessel. These OPA and CERCLA limits of liability do not apply if an incident was directly caused by violation of applicable U.S. federal safety, construction or operating regulations or by a responsible party’s gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.

OPA and the U.S. Coast Guard also require owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the limit of their potential liability under OPA and CERCLA. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, self-insurance or a guaranty. We comply with the U.S. Coast Guard’s financial responsibility regulations by providing a certificate of responsibility evidencing sufficient self-insurance.

We have and expect to maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage or if our insurance were to not respond, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

OPA also amended the U.S. Clean Water Act (the “CWA”) to require owners and operators of vessels to adopt contingency plans for reporting and responding to oil spill scenarios up to a “worst case” scenario and to identify and ensure, through contracts or other approved means, the availability of necessary private response resources to respond to a “worst case discharge.” Our vessel response plans have been approved by the U.S. Coast Guard.

The CWA prohibits the discharge of oil or hazardous substances in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal and remediation and damages and complements the remedies available under OPA and CERCLA.

The EPA regulates the discharge of ballast water, bilge water and other substances in U.S. waters under the CWA. Effective February 6, 2009, EPA regulations require vessels 79 feet in length or longer (other than commercial fishing and recreational vessels) to comply with a Vessel General Permit authorizing ballast water and bilge water discharges and other discharges incidental to the operation of vessels. Vessel operators obtain coverage under the Vessel General Permit by submitting a Notice of Intent (the “NOI”) which we have submitted for our vessels operating in U.S. waters. The Vessel General Permit imposes technology and water-quality based effluent limits for certain types of discharges and establishes specific inspection, monitoring, recordkeeping and reporting requirements to ensure the effluent limits are met. On March 28, 2013, the EPA issued the 2013 Vessel General Permit to authorize discharges incidental to the normal discharge operations of commercial vessels. The 2013 Vessel General Permit became effective on December 19, 2013 and remains effective until December 19, 2018.

U.S. Coast Guard regulations adopted under the U.S. National Invasive Species Act (the “NISA”) also impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering or operating in U.S. waters, and in 2009 the U.S. Coast Guard proposed new ballast water management standards and practices, including limits regarding ballast water releases. In addition, states, including Michigan and California, have enacted or proposed legislation restricting ballast water discharges and the introduction of non-indigenous invasive species. Compliance with EPA, U.S. Coast Guard and various state regulations could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict our vessels from entering U.S. waters.

The U.S. Clean Air Act (the “CAA”) requires the EPA to promulgate standards applicable to emissions of volatile organic compounds, hazardous air pollutants and other air contaminants. The CAA also requires states to draft State Implementation Plans, or SIPs, designed to attain national health-based air quality standards, which have significant regulatory impacts in major metropolitan and/or industrial areas. Several SIPs regulate emissions resulting from vessel loading and unloading operations by requiring the installation of vapor control equipment. Individual states, including California, also regulate vessel emissions within state waters. California also has adopted fuel content regulations that will apply to vessels sailing within 24 miles of the California coastline or whose itineraries call for them to enter any California ports, terminal facilities, or internal or estuarine waters. In addition, regulatory initiatives to require cold-ironing (shore-based power while docked) are under consideration in a number of jurisdictions to reduce air emissions from docked ships. If these or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the EPA, the states or local jurisdictions where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.

European Union Regulations

In October 2009, the European Union amended the 2005/35/EC directive “on ship-source pollution and on the introduction of penalties for infringements” in order to define criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence. The amended directive imposes that European Union Member States ensure that such infringements be regarded as criminal offences, and take the necessary measures to ensure that these offences are punishable by effective, proportionate and dissuasive penalties. Criminal liability for pollution arising in the geographic zones defined by the amended 2005/35/EC directive may result, for natural and legal persons held liable, in substantial penalties or fines and increased civil liability claims.

Greenhouse Gas Regulations

In February 2005, the Kyoto Protocol to the United Nations Framework Convention on Climate Change (the “UNFCCC”), which we refer to as the Kyoto Protocol, entered into force. Pursuant to the Kyoto Protocol, the parties included in Annex I to the UNFCCC are required to achieve quantified emission limitation and reduction commitments defined under the Protocol of certain gases, generally referred to as greenhouse gases, which are suspected of contributing to global warming.

Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol. International negotiations are continuing with respect to a successor to the Kyoto Protocol, which sets emission reduction targets through 2012, and restrictions on shipping emissions may be included in any new treaty. Since December 2009, more than 140 nations, including the United States and China, have expressed their intention to be listed as agreeing to the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions.

In July 2011, the IMO’s Marine Environment Protection Committee, or MEPC, adopted two new sets of mandatory requirements to address greenhouse gas emissions from ships, which entered into force in January

2013. Currently operating ships are required to develop Ship Energy Efficiency Management Plans, and minimum energy efficiency levels per capacity mile apply to new ships. These requirements could cause us to incur additional compliance costs.

In June 2013, the European Commission published a proposal for Regulation EU 525/2013 on “the monitoring, reporting and verification of carbon dioxide emissions from maritime transport.” The Regulation aims to establish an European Union-wide system for the monitoring, reporting, and verification of all emissions from combustion of fuels by large ships starting in January 2018. Only “large” vessels (5,000 gross tons or more) arriving at, within, or departing from ports under the jurisdiction of a Member State would be affected. This new proposal is currently going through the European Union legislative process and is expected to enter into force on July 1, 2015.

In the United States, the EPA has issued a final finding that greenhouse gases threaten public health and safety, and has proposed regulations governing the emission of greenhouse gases from motor vehicles and stationary sources. The EPA may decide in the future to regulate greenhouse gas emissions from ships and has already been petitioned by the California Attorney General to regulate greenhouse gas emissions from ocean-going vessels. Other federal and state regulations relating to the control of greenhouse gas emissions may follow, including the climate change initiatives that are being considered in the U.S. Congress. In addition, the IMO is evaluating various mandatory measures to reduce greenhouse gas emissions from international shipping, including market-based instruments.

Any passage of additional climate control legislation or other regulatory initiatives by the European Union, United States, IMO or other countries where we operate that restrict emissions of greenhouse gases could require us to make significant financial expenditures, including capital expenditures to upgrade our vessels that we cannot predict with certainty at this time.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the U.S. Maritime Transportation Security Act of 2002 (the “MTSA”) came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new chapter became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the International Ship and Port Facilities Security Code (the “ISPS Code”). The ISPS Code is designed to protect ports and international shipping against terrorism. After July 1, 2004, to trade internationally, a vessel must attain an International Ship Security Certificate (“ISSC”) from a recognized security organization approved by the vessel’s flag state. Among the various requirements are:

•	on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status;

•	on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;

•	the development of vessel security plans;

•	ship identification number to be permanently marked on a vessel’s hull;

•

a continuous synopsis record kept onboard showing a vessel’s history including, the name of the ship and of the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

•	compliance with flag state security certification requirements.

Ships operating without a valid certificate may be detained at port until it obtains an ISSC, or it may be expelled from port, or refused entry at port.

The U.S. Coast Guard regulations, intended to align with international maritime security standards, exempt from MTSA vessel security measures non-U.S. vessels that have on board, as of July 1, 2004, a valid ISSC attesting to the vessel’s compliance with SOLAS security requirements and the ISPS Code. We have implemented the various security measures addressed by the MTSA, SOLAS and the ISPS Code.

Inspection by classification societies

Every oceangoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in-class,” signifying that the vessel has been built and maintained in accordance with the rules of International Association of Classification Standards (“IACS”) and complies, as appointed, with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the class, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

•	Annual Surveys. For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant and where applicable for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

•	Intermediate Surveys. Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.

•	Class Renewal Surveys. Class renewal surveys, also known as special surveys, are carried out for the ship’s hull, machinery, including the electrical plant and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a ship owner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five year cycle. At an owner’s application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.

Vessels have their underwater parts inspected every 30 to 36 months. Depending on the vessel’s classification status and constructed notation and other factors, this inspection can often be done afloat with minimal disruption to the vessel’s commercial deployment. However, vessels are required to be drydocked, meaning physically removed from the water, for inspection and related repairs at least once every five years from delivery. If any defects are found, the classification surveyor will issue a condition of class or recommendation which must be rectified by the ship owner within prescribed time limits.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in-class” by a classification society which is a member of the International Association of Classification Societies. All of our vessels are certified as being “in-class” by American Bureau of Shipping and Lloyds Register. A harmonization of Commonized Structural rules that align with the IMO goals standard that go into force in 2016, was released for industry review and was adopted in winter 2013. All new and secondhand vessels that we purchase must be certified prior to their delivery under our standard purchase contracts and memoranda of agreement. If the vessel is not certified on the scheduled date of closing, we have no obligation to take delivery of the vessel.

In addition to the classification inspections, many of our customers regularly inspect our vessels as a precondition to chartering them for voyages. We believe that our well-maintained, high-quality vessels provide us with a competitive advantage in the current environment of increasing regulation and customer emphasis on quality.

Risk of Loss and Liability Insurance

General

The operation of any cargo vessel includes risks such as mechanical failure, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities, labor strikes and piracy, among other things. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which in certain circumstances imposes virtually unlimited liability upon owners, operators and demise charterers of any vessel trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for vessel-owners and operators trading in the United States market. While we believe that our present insurance coverage is adequate, not all risks can be insured against, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

Marine and War Risks Insurance

We have in force marine and war risks insurance for all of our vessels. Our marine hull and machinery insurance covers risks of particular average and actual or constructive total loss from collision, fire, grounding, engine breakdown and other insured named perils up to an agreed amount per vessel. Our war risks insurance covers the risks of particular average and actual or constructive total loss from confiscation, seizure, capture, vandalism, sabotage and other war-related named perils. We have also arranged coverage for increased value for each vessel. Under this increased value coverage, in the event of total loss of a vessel, we will be able to recover amounts in excess of those recoverable under the hull and machinery policy in order to compensate for additional costs associated with replacement of the loss of the vessel. Each vessel is covered up to at least its fair market value at the time of the insurance attachment and subject to a fixed deductible per each single accident or occurrence, but excluding actual or constructive total loss.

Protection and Indemnity Insurance

Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Associations, and covers our third party liabilities in connection with our shipping activities. This includes third-

party liability and other related expenses resulting from injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by mutual protection and indemnity associations, or “clubs.” Subject to the “capping” discussed below, our coverage, except for pollution, is unlimited.

Our current protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident. We are a member of a P&I Club that is a member of the International Group of P&I Clubs, or the International Group. The P&I Clubs that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. Although the P&I Clubs compete with each other for business, they have found it beneficial to pool their larger risks under the auspices of the International Group. This pooling is regulated by a contractual agreement which defines the risks that are to be pooled and exactly how these risks are to be shared by the participating P&I Clubs. The pool provides a mechanism for sharing all claims in excess of $9 million up to approximately $7.5 billion as of May 19, 2013. We are subject to calls payable to the associations based on its claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Clubs comprising the International Group.

Properties

We own no property other than our vessels. PSMPL leases office space, which we utilize, at 609 Fifth Avenue, New York, New York 10017. The lease commenced on October 13, 2013, and continues for a term of five years and two months. The total rent per year under the lease is approximately $200,000. PSMPL also leases office space, at 9 Temasek Boulevard #32-01 Suntec Tower 2, Singapore 038989 from a related party. The lease commenced on December 31, 2012 and continues for a term of two years, at which time PSMPL has an option to renew the term for an additional two years subject to market conditions. The total rent per year under the lease is currently approximately $900,000 Singapore Dollars (approximately $719,827 at exchange rates in effect on January 26, 2015) and will increase to $1.1 million Singapore Dollars (approximately $879,789 at exchange rates in effect on January 26, 2015) in 2015.

Legal Proceedings

We are not currently a party to any lawsuit that, if adversely determined, would have a material adverse effect on our financial position, results of operations or liquidity. As such, we do not believe that pending legal proceedings, taken as a whole, should have any significant impact on our financial statements. From time to time in the future we may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. While we expect that these claims would be covered by our existing insurance policies, those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. We have not been involved in any legal proceedings which may have, or have had, a significant effect on our financial position, results of operations or liquidity, nor are we aware of any proceedings that are pending or threatened which may have a significant effect on our financial position, results of operations or liquidity.

In April 2014, the liquidator of Parakou Shipping Pte Ltd (“PSPL”), a former subsidiary of Parakou (International) Limited and therefore a related party of the Company, filed a legal suit in Singapore against its former directors and shareholders (Mr. Liu Cheng Chan, a current shareholder and director of Parakou, Ms Chik Sau Kam, Mr. Por Liu, a current shareholder, director and Chief Executive Officer of Parakou, and Mr. Yang Jian Guo, Parakou’s current Chief Operating Officer), Parakou Investment Holdings Pte Ltd and PSMPL. The plaintiffs allege that these former directors and shareholders of PSPL breached their respective fiduciary and other duties owed to PSPL due to the sale of certain PSPL assets at undervalued prices and termination of ship management agreements prior to the liquidation of PSPL carried out by its directors.

On November 21, 2014, a written judgment granting a worldwide freezing order was granted against the defendants. That same day, the court granted the defendants’ application to stay and/or vary the worldwide freezing order in exchange for the defendants providing details of their respective bank accounts used over the preceding two years, as well as voluntary undertakings provided by the defendants prior to the granting of the written judgment that, pending resolution of the proceedings, the defendants would not (i) take steps to dispose of a residential property in Singapore valued at S$30 million and (ii) remove a sum of S$635,000 presently held in the client account of one of the defendants’ solicitors. Absent such stay, the worldwide freezing order would have applied to all assets of the defendants, including shares of our common stock owned by Mr. Por Liu, which would have had the effect of restricting Mr. Por Liu’s ability to transfer his shares and consummate the mergers. The defendants have also subsequently filed an application to provide further voluntary security and have offered two commercial properties in Singapore with a total unencumbered value of approximately S$20.4 million. Although we believe the plaintiff’s allegations are without merit and the defendants intend to vigorously defend such claims, if the plaintiff received a favorable ruling on the merits, we believe the voluntary security of approximately S$51.0 million described above would be sufficient to satisfy such ruling.

PSMPL, being one of the named defendants, is alleged to have benefited when ship owners who were parties to the former ship management agreements with PSPL entered into new ship management agreements with PSMPL on substantially the same terms. The plaintiffs further allege that employees of PSPL continued to be paid salaries when these employees were no longer in the employ of PSPL or did not work to benefit PSPL and were subsequently employed by PSMPL.

Pursuant to the above allegations, the plaintiff is claiming against PSMPL for (i) an unquantified amount for the subsequent profits flowing from the title, rights, interests and/or benefits under the ship management agreements; and (ii) the employees’ salaries amounting to S$309,377 (approximately US$249,216 equivalent). We have not recognized a provision in relation to these claims as the management believes that PSMPL has reasonable basis to defend these claims and the potential outcome is uncertain as the case is still at the preliminary stage. Additionally, in connection with the merger agreement, Mr. Por Liu agreed to indemnify Holdco for losses relating to such litigation matter limited to the amount of losses equal to the percent of Holdco’s common shares not owned by Mr. Por Liu subject to a US$900,000 deductible, in which event the amount payable shall be the amount in excess of the applicable deductible.

Exchange Controls

Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common shares.

Our History

We were formed in January 2014 and acquired our current fleet of eight MR product tankers from PIL. PIL is a private company founded in 1985 and owned and operated by the family of our founder, Mr. Por Liu. On July 15, 2014, Parakou entered into a share purchase agreement with PIL pursuant to which Parakou agreed to acquire eight of PIL’s subsidiaries that own Parakou’s current fleet of eight MR product tankers. The purchase price for the acquisition was $220.0 million, consisting of $136.0 million in cash and $84.0 million to be satisfied under a separate settlement agreement entered into on July 15, 2014 among Parakou (as a third party beneficiary), PIL and Mr. Cheng Chan Liu the founder of PIL and one of Parakou’s initial directors. Under this settlement agreement, Mr. Cheng Chan Liu agreed to pay $84.0 million as part of the consideration that Parakou delivered to PIL in exchange for the shares under the share purchase agreement. To finance the cash portion of the purchase price, on July 21, 2014, we entered into our $136.0 million credit facility. See “Parakou’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Parakou’s Credit Facility.” The acquisition closed on July 31, 2014. Additionally, on July 31, 2014, PSMPL was transferred to us from Mr. Por Liu and other family members for consideration of S$1 million in cash.

INDUSTRY AND MARKET CONDITIONS

All of the information and data presented in this section has been provided by Fearnley Consultants AS, or Fearnleys. Fearnleys has advised that the statistical and graphical information contained herein is drawn from its databases and other published and private industry sources. Such sources include data from the U.S. Energy Information Administration, or EIA, the Joint Oil Data Initiative, or JODI, and BP’s Statistical Review of World Energy. We do not have any knowledge that the information provided by Fearnleys is inaccurate in any material respect. In connection therewith, Fearnleys has advised that: (1) certain information in Fearnleys’ databases are derived from estimates or subjective judgments, (2) the information in the databases of other shipping data collection agencies may differ from the information in Fearnleys’ database and (3) while Fearnleys has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures. Although data is taken from the most recently available published sources, these sources do revise figures and forecasts from time to time.

Historical Overview & Refining

Crude oil and refined crude products are the building blocks of modern society. A refined barrel of crude yields gasoline to fuel cars, naphtha to make plastics, gasoil to heat homes and fuel generators, and fuel oil to power ships, among many others. Gasoline, gasoil, jet fuel and naphtha are examples of clean petroleum products (CPP) while propane and butane are petroleum gases and fuel oil is referred to as a dirty petroleum product (DPP). The refined crude products and especially CPP are the valuable outputs of a refinery’s distillation column and are what give crude oil its inherent value.

Basic Refining Overview

Source: Fearnleys

Historically, refineries were generally located close to the demand centers of developed nations. These countries often did not have enough domestic crude to feed their refineries thus tankers were built to ship crude from oil producing nations in the Middle East, West Africa, and South America to industrialized nations in Europe, the Far East and the U.S. The requirement for product tankers emerged when the economies of industrialized countries outgrew their captive refining capacity and began importing key refined products from those nations with excess capacity, mostly from regional suppliers.

CPP Seaborne Trade—From Regional to International

Growth in seaborne trade developed as volumes expanded and CPP began being traded over longer distances. One of the major drivers of this shift was U.S. demand for gasoline. Given legislative and environmental hurdles associated with constructing new refineries in the U.S. and a growing economy, the U.S. began importing large amounts of gasoline from Europe and the Caribbean. This medium-ranged trade was serviced by medium ranged product tankers, known as “MRs.”

The other major driver in seaborne CPP trades developed as Asia became the world’s manufacturing hub. The production of plastics at petrochemical facilities requires naphtha (or Liquefied Petroleum Gasses “LPG”) as feedstock. Asian refiners are limited in how much naphtha they produce. The shortfall was primarily met by refineries in the Middle East Gulf region and CPP tankers emerged to service this long haul trade, the LR (long range) tanker.

Major Historic CPP Trades

Source: Fearnleys

Clean Petroleum Product Seaborne Trade Growth

Source: Fearnleys

Year on Year CPP Seaborne Trade Growth

Source: Fearnleys

In the span of a few short decades, trade in CPP has evolved from being almost exclusively regional to international and multi-faceted. Demand for product tankers is now not only based on regional excess supply or demand for a particular refined product, but is also speculative in nature with CPP trading globally based on international pricing differentials. The development and adoption of international fuel specifications, such as ultra-low sulfur diesel, allows oil majors and traders to increasingly move products globally. This adds to the distance product tankers travel and the length of time the vessels are employed. As demand for product tankers is often described in terms of ton-miles (tons carried multiplied by the distance traveled, in nautical miles), an increase in distance traveled is positive for tanker demand. Similarly, an increase in the volumes transported will also increase ton-miles and vessel utilization.

The market is currently witnessing a fundamental change in trading patterns which may have a positive effect on ton-miles and product tanker demand:

•	The U.S., once a net importer of petroleum products has become a major supplier of gasoil/diesel and gasoline in the Atlantic Basin market

•	Emerging markets in South America and Africa with little or no refining capacity of their own require CPP to fuel their economies

•	The closure of inefficient European refineries, falling domestic demand, and stricter fuel standards is creating a strong import and export market for various clean products

•	Russian CPP export ambitions are expanding with several refineries undergoing expansions in the Russian Baltic

•	An increasing number of mega-refineries located closer to crude feedstock rather than demand centers is increasing ton mile demand

•	Refinery closure in Australia and Japan will require imports to fill shortfalls in domestic supply

•	Storage terminal “plays” in Singapore and Malaysia are adding another layer of complexity to standard arbitrage trading

•	Global adoption of standardized CPP product specifications are increasing opportunities for global trading of CPP

•	Growth in triangulation and backhaul trades increase as the number of participants increase

•	Diversification into certain chemical trades for qualified tonnage improve vessel utilization

These factors have created a complex network of global trades across the full range of petroleum products derived from a refined barrel of oil.

Current Major CPP Trades

Source: Fearnleys

A Changing Landscape in CPP

U.S. Exports

The development of horizontal drilling in conjunction with hydraulic fracturing to recover oil and natural gas from low-permeability geological reserves, shale in particular, has given the U.S. a drastically different energy profile. U.S. refiners have also made significant investments in their facilities in order to stay competitive, not only through expansions in standard refining but also upgrades in secondary units that are able to extract more valuable “light end” product streams from a single barrel of oil. Another benefit of shale oil production has been the growth in condensate production. Several refiners and producers are constructing condensate splitters to extract the naphtha, gasoil and jet fuel found in a typical condensate stream or lightly distilling the condensate. Lease condensate, as well as the naphtha, gasoil and jet fuel are exported on product tankers.

Refinery upgrades, stagnating domestic CPP demand, advantageously priced feedstock from shale oil and Canadian tar sands, and the use of cheap domestic natural gas as refinery fuel to power refineries have spurred the recent growth in US CPP exports. Distillate exports, particularly Ultra Low Sulfur Diesel (ULSD), have been the primary driver in CPP exports, but there has also been growth in gasoline, jet fuel and naphtha export.

U.S. Exports of Distillate Fuel Oil

Source: EIA

What was once a staple trade for MR product tankers, taking gasoline from European refineries to the U.S., has now reversed with the U.S. supplying Europe with ULSD. This trade is referred to as the backhaul, and many owners are able to increase earnings on their vessels by taking cargoes on the return leg instead of returning empty, known as ballasting back. The U.S. is also exporting ULSD, not only to regional buyers in North America and the Caribbean, but also increasingly to South American buyers, adding ton-miles to the product tanker market.

South American Imports

In contrast to the U.S., refinery investments in South America have not kept pace with economic expansion. This has led to a jump in imports from the U.S. primarily, but also from suppliers in Europe, the Middle East, India and Asia.

South American Product Tanker Imports (>50,000 dwt) by Country

Source: Fearnleys

Although there are new refinery projects and upgrades in Brazil, Colombia, Ecuador, Peru, Venezuela and Nicaragua, many are only in the planning stages while those projects that have broken ground have seen substantial delays of up to a decade. With continued economic growth in the region and strength in industrial production, one can expect continued imports into the region going forward.

Fueling West Africa

A lack of regional refining capacity coupled with economic expansion is driving expanding CPP imports to West Africa. The vast majority of these requirements, primarily gasoline, have been supplied by Europe. West African markets have absorbed a substantial portion of gasoline volumes previously shipped from Europe to the U.S., once the backbone of MR demand in the Atlantic. For product tankers servicing this region, a West African discharge to Togo for example, adds approximately 700 nautical miles compared to a Rotterdam to New York voyage. These longer distances are positive for ton-mile development and product tanker demand.

The recent fall in oil prices will offer simpler refiners in Europe and elsewhere some reprieve as lower input costs help support refining margins. This effect on refining margins is normally short lived as increased refinery throughput increases the supply of CPP on world markets, putting downward pressure on prices and, in the end, refining margins. However, the increased supply of CPP on world markets is good news for tanker owners as volumes transported on product tankers rise, boosting ton-miles.

West African Product Tanker Imports (>50,000 dwt) by Export Area

Source: Fearnleys

Current refining capacity in West Africa is inefficient, small scale, outdated, and in many cases are running at only a fraction of “nameplate” capacity. A new 400,000 barrel/day refinery is scheduled to come onstream in 2016 in the Lekki Free Trade Zone in Lagos, Nigeria. The only other large-scale refinery project, the 200,000 barrel/day Lobito refinery in Angola, is slated for 2018 start-up, a decade after it was originally slated to come online. With another small scale (50,000 barrel/day) refinery set to replace the Sogara refinery in Gabon, plus an upgrade at the Limbe, Cameroon refinery, these projects will likely fall short of supplying the increasing petroleum product requirements associated with the 3-4% GDP growth the World Bank estimates annually to 2020, fuelling continued imports into West Africa.

European Refining Uncertainty

European refineries have struggled for years with dwindling refining margins as a result of the increasing cost of crude oil and falling domestic demand. Additionally, stricter environmental regulations and cleaner burning fuel standards have added another layer of complexity to the European refining landscape. Producing low sulfur diesel, for which Europe consumes more of compared to gasoline, requires either a low sulfur crude which is relatively more expensive, or investment in secondary refining units. Refinery upgrades are capital intensive and given dwindling margins coupled with falling domestic demand and competition from large-scale, modern refineries in the Middle East, India, and Asia, many small refineries have been forced to close production. Fourteen refineries in Europe have closed since 2007 with more closures expected.

For many industrialized nations however, having some domestic refining capacity remains of national strategic importance; therefore the closure of all refineries in Europe remains highly unlikely. Some of the larger, more integrated refineries in Europe have upgraded their facilities to remain competitive so continued exports on the back of pricing differentials and/or seasonal demand combined with heavier reliance on imports, especially ULSD, can be expected.

European Product Tanker Imports by Export Area and Vessel Type

Source: Fearnleys

For Europe, inter-regional trade has, and continues to be, the area’s most important trade. However, North Africa, the Russian Baltic, the U.S., the Middle East, and India are all filling in for the shortfall caused by the closure of domestic refining capacity. For clean cargoes originating from Europe, North Africa or the U.S., MR product tankers are the preferred vessel size while from the Middle East or Asia, LR tonnage tends to be used.

Similar to the U.S., the Baltic Sea and parts of the North Sea in Northern Europe is designated an Emission Control Area, where, as of January 1st, 2015, the allowable sulfur levels emitted from ships will fall from 1.0% currently to 0.1%. This will undoubtedly lead to an increase in gasoil/diesel demand. As Europe is already a heavy diesel/gasoil importer, this added demand will be met by supplies from the U.S., the Middle East, India, Asia and Russia.

Russian Product Exports

One of the largest suppliers of diesel to Europe, especially Ultra-Low Sulfur diesel, is the Russian Federation. The Russian government recently introduced tax reforms that would incentivize refiners to export higher-end distillates, especially diesel. By 2016, the export duty on diesel will fall to 61% of the export duty on crude, while fuel oil will increase to 100% (i.e. on par with the crude oil export duty), both from 66% today. This change in the Russian tax structure is aimed at getting domestic refiners to upgrade their units in order to produce higher end products like ULSD, instead of subsidizing primary refining through lower taxes on fuel oil exports.

In the wake of the tax reforms, Russian refiners have invested in secondary capacity, including hydrocrackers and delayed cokers, to maximize low sulfur diesel refining yields. These new gasoil/diesel volumes are likely to continue to go to European buyers. Going forward, this may deter longer haul volumes from coming into Europe, putting downward pressure on overall ton-miles. However, as Russia is implementing stricter emissions standards and will adopt ULSD by 2016, the amount of excess capacity that will be available for export is dependent on how many domestic refinery upgrades are completed in the coming years. Additional petroleum product exports from Russia that will also lend support to clean tanker volumes, such as condensate and naphtha, are expected to continue.

Russian Fuel Oil, Gasoil, and Naphtha Exports

Source: Fearnleys

The Middle East Refining Hub

One of the major shifts in global refining has been the onset of export oriented mega-refineries. This shift away from small-scale, demand-centered refining to large-scale refining hubs has come in part due to the standardization of petroleum products (i.e. Ultra-low Sulfur Diesel), falling trade barriers, advancement in refining technology, and the difficulty in building new “greenfield” refineries in the industrialized West. Many of these new mega-refineries have emerged in the Middle East and India.

For producers in the Middle East, vertical integration into the downstream refining market away from strict reliance on upstream crude exports has been an important natural hedge against crude oil price volatility. Many crude exporting nations in the Middle East have also had to import refined products, which being more expensive than crude, has put major strains on federal budgets, especially given subsidies on domestic fuel prices. Advances in refining technology have also allowed for higher yields of more valuable, light end products, such as gasoline and diesel, from a single barrel of crude. In the next five years, refining capacity in Iraq, Kuwait, Saudi Arabia, and the United Arab Emirates is expected to increase by 80%, 66%, 48% and 58%, respectively.

Major Refinery Additions in the Middle East

Country	Area	Capacity b/d
Iraq	Karbala	200,000
	Kirkuk	150,00
	Maysan	150,000
	Nassiriya	300,000

UAE	Ruwais	417,000

Kuwait	Al-Zour	615,000

Saudi Arabia	Ras Tanura	400,000
	Yanbu	400,000
	Jazan	400,000

Source: Fearnleys

The model many Middle East producers are hoping to follow is of India’s emergence as a refining export center. Without any major crude oil reserves of their own, India aimed at downstream production early on. Between 2000 and 2013, refining capacity almost doubled with a further 25% expansion due to come online in the coming years. India’s export-oriented refineries, led by Reliance Industries, operate at near (or above) 100% of nameplate capacity and export CPP to buyers in Asia, Europe, Africa, South and North America. This focus on exports of high value refined petroleum products has enabled India to become the largest ton-mile driver of product tankers over 50,000dwt from the Middle East/India area.

Deadweight Ton-Mile Generation on Product Tankers >50,000dwt from the Middle East & India

Source: Fearnleys

Asian Supply and Demand Growth

Refining capacity in Asia has evolved tremendously over the past decade. With refinery closures in Australia and Japan causing capacity to shrink by about 20% in both nations between 2000 and 2013, China increased capacity by over 130% during the same period. Today, China has the second largest refining capacity after the U.S. The net effect has been an increase in capacity of about 45% since 2000, but as more closures are expected in Japan and Australia, new projects for the region are expected to increase capacity by only 4% going forward.

Intra-Asian trade has grown to be a vital market for product tankers accounting for 24% of all product tanker (>50,000dwt) liftings in 2013, up from 17% in 1995. Of these liftings, 84% ended up in an Asian port. This market has been especially vital for MR tankers that are able to take multiple cargoes on multiple legs, known as triangulation trading, thus increasing vessel earnings.

Typical Triangulation Trade in Asia

Source: Fearnleys

Storage and Arbitrage Plays

Another important trend that will become even more prevalent in the transportation of CPP is the growth in storage and arbitrage opportunities. Arbitrage opportunities have increased as a result of nations adopting similar fuel requirements and refining technology that produces fuels with similar specifications. Storage tanks enable refiners, oil majors, and traders to not only profit from regional price differentials, but also forward price discrepancies. Thus, industry players can buy oil products on international markets, store them, and wait to re-sell them at higher prices elsewhere. This adds a further layer of flexibility to regular arbitrage trading and is a source of additional ton-mile demand. Singapore and to a growing degree Malaysia are becoming major storage hubs for CPP providing a further boost to intra-Asia product tanker trades.

Australian CPP Imports

With another two Australian refineries set to close, taking another 30% of domestic capacity offline, Australia will become ever more reliant on product imports. In the decade between 2003 and 2013, gasoline and diesel imports jumped almost 250%, from about 2.25 million metric tons to 13.8 million tons, as two refineries closed amidst demand growth from Australia’s burgeoning mining sector. The potential closure of BP’s Bulwer

Island refinery (102,000 barrels/day) and Caltex’s Kurnell refinery (125,000 barrels/day), and conversion to import and storage terminals will see continued growth in imports into both Queensland and New South Wales especially. The majority of current volumes are being sourced from Singapore, Japan and South Korea. Exports from these regional suppliers, coupled with the flexibility to get into as many as 18 separate ports throughout Australia, has given MR’s the majority of this growing trade.

Australian Gasoline and Diesel Imports

Source: JODI, ExxonMobil, Shell

Flexible Trading in Specialty Cargoes

MR product tankers are flexible due to their size, but can also be very complex in their design. MRs are often built to carry multiple grades of cargoes and have epoxy tank coatings to protect the steel the tanks are made of as well as make cleaning between cargoes easier. In addition, most modern MRs are equipped with chemical carrying capacity (IMO class), providing added flexibility to trade in vegetable/edible oils as well as some easy chemicals.

The largest vegetable/edible oils by volume moved globally include palm oil, which is shipped from Southeast Asia to Europe, the Middle East, India, and Asia and soybean oil, which is exported primarily from Argentina and Brazil to the Far East, the Middle East Gulf and Europe. Easy chemicals refer to chemicals that are normally shipped in larger lot sizes and can be carried aboard IMO-class product tankers. Examples of easy chemicals include caustic soda solution, urea ammonium nitrate (UAN), fatty acid methyl esters (a.k.a. biodiesel) and methyl tertiary butyl ether (MTBE). Having the flexibility to trade in easy chemical and vegetable/edible oil cargoes can increase vessel utilization and earnings potential.

Some MR owners with IMO classed ships trade in easy chemicals almost exclusively while others are able to alternate between easy chemicals and clean petroleum products. Although flexible trading in easy chemicals and CPP can offer strong earnings potential, strategic planning is required to comply with previous cargo requirements for vegetable/edible oils as well as strong operational expertise in tank cleaning to avoid cargo contamination.

Product Tanker Fleet

The fundamental changes in the supply and demand of petroleum products have had, and will continue to have, an impact on product tanker shipping. Historically, long haul movements were primarily crude oil being shipped to various refineries while refined petroleum products were traded more regionally on smaller tankers. As volumes of refined products and the distance they travelled grew, the size of product tankers correspondingly increased. Today, the product tanker fleet can be broken down into the following size segments.

Product Tanker Fleet Overview (as of February 1, 2015)

SEGMENT	SIZE (DWT)	FLEET SIZE (NO. OF VESSELS)	FLEET SIZE (1,000 DWT)	AVERAGE AGE
SMALL/COASTAL	3,000-27,000	3,803	25,193	14.9
HANDYSIZE	27,000-34,999	144	4,494	15.5
MR	35,000-54,999	1,697	77,232	9.3
LR1	60,000-79,999	321	23,524	8.1
LR2	80,000-125,000	207	22,678	8.1

Source: Fearnleys

Typical Product Tanker Cargo Sizes and Trades

SEGMENT	SIZE (DWT)	TYPICAL LOT SIZE (MTS)	CURRENT MAJOR TRADES
MR	35,000-54,999	30,000-38,000

•    Europe to U.S.

•    U.S. to Europe

•    Europe to West Africa

•    U.S. to South and Central America

•    Trade Inter-Europe

•    Trade Inter-Asia (including Australia)

•    Trade Inter-Middle East and/or India

•    Middle East to Southeast Asia

•    West Coast India to Southeast Asia

LR1	60,000-79,999	55,000-60,000	• Europe to West Africa • Europe to U.S. • U.S. to South America • Middle East and/or West Coast India to Southeast Asia • Middle East and/or West Coast India to Far East

LR2	80,000-125,000	75,000-80,000	• Middle East and/or West Coast India to Far East • Middle East and/or West Coast India to Continental Europe and/or UK • Europe to Far East • Trade Inter-Asia

Medium Range (MR) tankers were given their name by servicing medium distance trades, such as Europe or the Caribbean to the U.S. East Coast, while handysize ships dominated on shorter legs such as intra-Europe or intra-Asian trades. Long Range (LR) tankers, as the name suggests, took on the longest voyages, such as carrying naphtha from the Middle East to Asia.

MR

The MR is one of the most popular tanker types due to its flexibility, both in terms of size and trading opportunities, as well as from an investment perspective. For investors, the MR’s flexibility as well as liquidity due to the size of the fleet and number of owners, make it a natural entry point into the product tanker market. The MR segment of the product tanker fleet has seen more ordering and investment relative to other clean tanker segments. During 2013 and 2014, orders for 321 MRs were placed, compared to 28 LR1s, 72 LR2s, 173 small/coastal and 5 handysize product tankers.

For trading, the MR’s size allows it to call on smaller and more shallow ports, while at the same time providing the capability to carry multiple cargos such as clean and dirty petroleum products as well as easy chemicals and vegetable/edible oils for some of the more modern MRs. This is also the class of tanker that has seen the largest change in size and specification. The oldest MRs are now referred to as handysize ships, as their deadweight has grown from around 27,000dwt to about 52,000dwt being the largest currently on order. Today, many of the larger MRs trade in the Atlantic Basin, carrying Ultra-Low Sulfur Diesel to South America or gasoline from Europe to the U.S., while the smaller MRs (<45,000dwt) engage in more regional intra-Europe and intra-Asia trade.

2013 MR (>50,000dwt) Exports by Load Area

Source: Fearnleys

LR1

LR1s are similar in dimension to the crude oil carrying Panamax tankers between 60,000dwt and 80,000dwt. Modern LR1s are almost exclusively around 75,000dwt with very similar dimensions which is unique to the LR1 segment, particularly when compared to the vast size variances seen in the MR segment. The current orderbook for LR1s is modest, suggesting owners are either building larger LR2s or feel the smaller MR is a more attractive investment. However, the LR1 fleet is still sizeable and relatively young.

While larger MRs tend to trade in the west and LR2s in the east, LR1s are able to compete both East and West of the Suez Canal. In 2013, LR1s lifted cargoes from the Middle East and India as much as from the Americas, and also had a strong presence in both Europe and Asia.

2013 LR1 Exports by Load Area

LR2

LR2s are the largest of product tankers, varying in size from 80,000dwt to 125,000dwt. They are similar in size to an Aframax crude oil tanker, and as product tankers, can carry both dirty (e.g. crude oil, fuel oil) and clean petroleum products. LR2s compete directly with Aframaxes on key dirty trades. However, Aframaxes cannot compete with LR2s for clean cargoes, as they lack the requisite coated tanks. Due to their large size, LR2s have historically traded between the Middle East and Asia.

Today, LR2s engage in more global trades as changing trading patterns produce long haul movements of several grades of CPP to eastern and western destinations. At the same time, the increasing inclusion of crude oil and fuel oil cargoes is leading LR2s to engage in more regional trade as they compete directly with Aframax tonnage. However, MRs and LR1s will continue to have an advantage over LR2s in the U.S., South America and West Africa as many ports in these areas have restrictions based on the vessels’ deadweight, draft, length or width (beam).

2013 LR2 Exports by Load Area

Source: Fearnleys

Product Tanker Fleet Development

The product tanker fleet has grown significantly over the past decade, driven by not only increased CPP demand, but also changes in ownership structure, regulations, technology and operating requirements.

Historical Deliveries and Scrapping by Year for MR, LR1, and LR2 (as of February 1, 2015)

Source: Fearnleys. Future scrapping assumed at 25 years of age

Two major peaks in product tanker ordering occurred prior to the delivery boom of the 2000s. The first coincided with the spike in global energy prices during the oil embargo of 1973 and the second with the 1979 energy crisis. Deliveries as a percentage of the existing fleet jumped to 9.4% and 9.5% in 1976 and 1982, respectively. However, the recessions that followed, especially the 1973 and 1975 recessions, prompted considerable scrapping, with the product tanker fleet losing on average 10.0% of its fleet yearly during the 1975 to 1978 period.

Fleet expansion, starting in 2003, with deliveries representing almost 12% of the existing fleet and averaging 13% yearly until 2010, can be linked to several factors, including global economic growth led by Asia Pacific economies, strong U.S. gasoline imports, rising oil prices and low interest rates spurring investment. Scrapping during this period was broadly consistent with the natural phasing out of older tonnage and the regulatory removal of single hull vessels. Scrapping accelerated in 2009 and 2010 following the financial crisis but has since stabilized. The average age for vessels scrapped between 2000 and December 1st, 2014 was 27 years for MRs, 26 for LR1s, and 24 for LR2s.

Product Tanker Orderbook

Demand for new vessels is affected by current and anticipated spot and charter market conditions. The orderbook for new vessels includes the number of known shipbuilding contracts and is indicative of how global vessel supply will develop in the next few years.

Product Tanker Orderbook (as of February 1, 2015)

SEGMENT	FLEET SIZE (NO. OF VESSELS)	FLEET SIZE (1,000 DWT)	NO. VESSELS ON ORDER	TOTAL DWT ON ORDER (1,000)	ORDERBOOK AS A % OF EXISTING FLEET
SMALL/COASTAL	3,083	25,193	177	1,991	5.7%
HANDYSIZE	144	4,494	8	256	5.5%
MR	1,697	77,232	310	14,855	18.3%
LR1	321	23,524	33	2,437	10.3%
LR2	207	22,678	64	7,307	30.9%

The orderbook for MRs as a percentage of the total fleet has declined from a peak of approximately 50.0% during 2007 and 2008 to about 18.3% as of February 1, 2015. Going forward, it is expected that the MR fleet will grow on average 4.5% yearly between 2015 and 2017.

Historical and Current MR Orderbook as a Percentage of the Existing Fleet

Source: Fearnleys

Top Shipyards Currently Building MR’s (as of February 1, 2015)

Yard	Country	Total MR Orderbook	2015 Delivery	2016 Delivery	2017 Delivery
Hyundai Mipo	South Korea	120	72	40	8
SPP	South Korea	48	41	7	-
Guangzhou	China	31	16	15	-
STX	South Korea	22	17	5	-
Sungdong	South Korea	16	8	8	-
Hyundai Vinashin	Vietnam	15	9	5	1

Source: Fearnleys

While delivery delays from yards is common in shipbuilding, more delays have occurred over the past few years. Of the 567 LRs and MRs delivered between 2010 and 2014, deliveries for 107 ships were delayed by an average of 10.7 months. The majority of the delays can be attributed to poor market conditions, with owners and yards agreeing to the postponement. With market conditions set to improve, delivery delays are expected to return to normal levels.

Newbuilding and Secondhand Prices

MR Time Charter Market vs. MR Asset Values

YEAR	NEWBUILD VALUE	PROMPT RESALE	5 YEAR OLD VALUES	10 YEAR OLD VALUES
	Million USD	Million USD	Million USD	Million USD
2001	28		27
2002	26		24
2003	29		26
2004	35		34	27
2005	42		44	35
2006	45	55	47	37
2007	49	58	49	39
2008	50	60	51	40
2009	40	36	30	24
2010	36	35	28	22
2011	36	36	28	19
2012	34	32	24	16
2013	34	36	24	16
2014	37	37	28	19

Source: Fearnleys

Vessel secondhand asset prices are highly influenced by the spot and time charter markets as well as newbuilding prices. 2014 has continued to see a tepid recovery in freight rates while newbuilding and secondhand prices have seen a slight jump in prices reflecting the increased demand for tonnage as well as expectations regarding future freight rates, reflected in stronger time charter rates.

Newbuilding prices are dictated mostly by the shipyards’ input costs such as steel prices and labour. However, the shipyards’ capacity (in terms of available slots), exchange rates, the current orderbook, freight rates and secondhand prices all factor in to varying degrees. Currently, the cost of building a new 52,000dwt MR is approximately USD 37 million. Although this is lower than during the peak in 2008, it comes on the heels of historically low newbuilding prices in 2012 and 2013, which brought on a flurry of new orders for 2015 and 2016 delivery. Any major orders in the short term will most likely be for new “eco” designs that claim fairly substantial fuel savings, although ordering on the scale seen between 2004 and 2008 is unlikely.

MR Fleet Profile by Year Delivered and Total Fleet Growth (as of February 1, 2015)

Source: Fearnleys. Future scrapping assumed at 25 years of age

Product Tanker Rates

The most common types of employment structures for owners to employ their vessels are:

•	Spot market: The vessel earns income for each individual voyage and the owner pays for bunkers and port charges. Earnings are dependent on prevailing market conditions, which can be highly volatile. Idle time between voyages is possible depending on the availability of cargo and position of the vessel.

•	Contract of affreightment: COAs are agreements by vessel owners to carry quantities of a specific cargo on a particular route or routes over a given period of time using ships chosen by the vessel owners within specified restrictions. Contracts of affreightment function as a long-term series of spot charters, except that the owner is not required to use a specific vessel to transport the cargo, but instead may use any vessel in its fleet.

•	Time charter: A time charter is a contract for the hire of a vessel for a certain period of time, with the vessel owner being responsible for providing the crew and paying operating costs, while the charterer is responsible for fuel and other voyage costs. A time charter is comparable to an operating lease. Sometimes charters also have profit sharing arrangements, the details of which vary from charter to charter.

•	Bareboat charter: The ship owner charters the vessel to another company (the charterer) for a pre-agreed period and daily rate. The charterer is responsible for operating the vessel and for payment of the charter rates, irrespective of the condition of the vessel. A bareboat charter is comparable to a finance lease / capital lease.

•	Pool employment: The vessel is part of a fleet or pool of similar vessels, brought together by their respective owners in order to exploit efficiencies and benefit from a profit sharing mechanism. The operator of the pool sources different cargo shipment contracts and directs the vessels in an efficient way to service these contractual obligations. Pools can benefit from profit and loss sharing effects and the benefits of potentially less idle time through coordination of vessel movements, but vessels sailing in a pool will also be vulnerable to adverse market conditions.

Published freight rates are normally quoted on a roundtrip basis, meaning the shipment of a cargo to a given destination with the vessel subsequently returning to the load region empty. Today however, many product tankers, especially MRs, are able to pick up other cargoes instead of returning empty, referred to as backhaul and triangulation trades. A backhaul can significantly increase vessel earnings and this is typically seen in the Atlantic with an MR, for example, taking gasoline from the UK-Continent to the U.S., then picking up a diesel cargo in the U.S. and discharging in the UK or continental Europe (UKC/USEC/UKC Combo). Triangulation, particularly in Asia, gives daily returns closer to one year time charters as opposed to published freight rates. With countries adopting similar fuel specifications, increased exports from new and existing refineries, as well as storage and arbitrage plays, one can expect increased backhaul and triangulation for the product tanker fleet going forward.

MR Yearly Average Freight Rates and 1 Year Time Charter Rates

AVERAGE TIME CHARTER EQUIVALENT
	Singapore/Japan	Caribbean/ USG-USEC	UKC/USEC	UKC/USEC/UKC Combo	Average 1 Year Time Charter
YEAR	USD/Day	USD/Day	USD/Day	USD/Day	USD/Day
2001	19,400	21,900	17,600	—	18,900
2002	9,800	9,900	9,500	—	13,300
2003	15,100	15,300	16,000	—	14,700
2004	18,900	21,500	22,500	—	18,900
2005	21,300	23,100	23,500	—	26,200
2006	16,600	20,800	21,000	—	27,000
2007	14,000	20,700	22,000	—	26,000
2008	13,400	17,200	23,000	—	23,500
2009	1,700	4,000	6,500	—	13,800
2010	2,900	5,100	8,400	—	12,500
2011	2,600	7,200	7,900	—	13,200
2012	3,000	7,600	7,200	—	13,300
2013	5,700	11,700	9,000	16,800	14,000
2014	3,700	—	9,900	15,700	14,500

Source: Fearnleys

Time charter rates are generally less volatile than spot rates as they are rates that are fixed for a longer period of time, from a few months to several years. In the spot market, rates reflect the immediate underlying conditions in vessel supply and demand and are thus prone to greater volatility.

Seasonal trends also affect world oil consumption and consequently product tanker demand and freight rates. Winter in the northern hemisphere is a strong seasonal demand driver for oil products for heating and thus freight rates will often firm up in the winter months. Hazardous winter conditions in the form of rough seas, fog, and in some cases ice conditions in port can cause vessel delays, thus reducing vessel availability, often causing freight rates to firm. For gasoline, demand peaks during the summer driving season in the U.S. while naphtha demand picks up in Asia during late summer on the back of the manufacturing season.

MR UKC/USEC Spot Freight Rates vs. 1 Year Time Charter Rates

Source: Fearnleys

LR1 MEG/FEAST Spot Freight Rates vs. 1 Year Time Charters

Source: Fearnleys

LR2 MEG/FEAST Spot Freight Rates vs. 1 Year Time Charter Rates

Source: Fearnleys

Operating Expenses

A ship’s operating expenses, a type of fixed overhead, covers the cost of crewing, provisions and stores such as food, lubricants, spares, insurance, as well as the cost of maintenance and repairs. For a modern MR, these costs are approximately $6,500 to $7,000 per day while an older vessel, 10-15 years old, costs approximately $7,500 to $8,000 per day to operate. The cost of maintenance and repair adds the largest burden to older vessels as there is often a need to renew steel due to wear and tear after the vessel reaches ten years of age.

Product Tanker Fleet Ownership

The product tanker industry is capital intensive and highly fragmented. Being one of the largest segments, the MR fleet has a broad ownership profile with approximately 85% of MR owners operating fewer than 10 vessels. This makes the MR fleet very liquid with many potential owners and time charter takers. Comparatively, only a handful of owners operate 10 or more LR1s or LR2s. As the products carried on these tankers are high value, stringent standards are needed to avoid cargo contamination as well as compliance with rigorous environmental and regulatory requirements.

Largest MR Owners of Existing and On Order Tonnage (as of February 1, 2015)

Existing		On Order
Owner	No. Vessels	Owner	No. Vessels
Scorpio	51	Navig8	34
Interorient Navigation	34	Scorpio	16
Torm	31	Sinokor	14
AP Moller Maersk	31	BP	14
Sovcomflot	31	Ceres Shipping	13
Diamond S	30	Hafnia	13
China Shipping	30	Oman Shipping	10
d’Amico	24	d’Amico	9
China Changjiang National	23	Metrostar	9
Oaktree Capital	22
Hin Leong / Ocean Tankers	22
Norden	21
Mitsui OSK Lines	21
Navios	21

Source: Fearnleys

PARAKOU’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Financial and Operating Data” and the accompanying financial statements and related notes included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect Parakou’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside Parakou’s control. Parakou’s actual results could differ materially from those discussed in these forward-looking statements. Please read the sections entitled “Risk Factors” and “Forward-Looking Statements.” In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

Parakou is a fully integrated industrial shipping company engaged in the seaborne transportation of liquid petroleum products that owns and operates a fleet of modern MR products tankers. As of the date of this proxy statement/prospectus, Parakou’s fleet consists of eight 51,000 deadweight ton, or dwt, MR product tankers, which were transferred in July 2014 from PIL, a Hong-Kong based shipping firm founded in 1985. Seven of Parakou’s existing vessels are employed under time-charter contracts with terms generally between three and five years and an average remaining charter, as of the date of this proxy statement/prospectus, of 1.3 years. The time-charter contract for the remaining vessel expired in February 2015 and it has been employed in the spot market.

Parakou markets its services to a broad range of customers, including major oil companies, national oil companies, independent refiners, oil trading companies and other ship-owning companies, and believes that its internal management and long term ship-owning strategy enables it to provide high quality, cost efficient, customer-focused services. Parakou continuously monitors the markets for its vessels and maintains a flexible chartering strategy. Parakou’s offices in Singapore and New York City provide close access to the major shipping and financial centers, allowing Parakou to better serve its customers.

Revenue

Parakou generates revenues by chartering its vessels to customers for the transportation of refined petroleum and other products under both time charters and other commercial arrangements that are based on voyage, or spot market charters:

•	Time charter. Revenues from time chartering vessels are based on a contract for the use of a vessel for a specific period of time at fixed rates. The vessel owner is responsible for providing the crew and paying operating costs while the charterer is responsible for fuel (referred to as bunkers) and other voyage related costs. Time charters may also contain profit-sharing arrangements that allow Parakou to share in the charterer’s voyage profits when spot rates, on a TCE basis, are higher than the base charter rates. Parakou recognizes the profit-sharing revenue only after meeting a determinable threshold set forth in the charter agreement. As of the date of this proxy statement/prospectus, Parakou operates seven of its eight vessels on time charters with three customers. For more information on Parakou’s charters, please read “Business of Parakou — Existing Fleet” and “Business of Parakou — Our Customers & Vessel Employment.”

•

Voyage or spot market charter. The voyage or spot market generally refers to the part of the tanker market where vessels are employed for a single voyage. The vessels trading in the spot market earn income for each individual voyage, and the owner pays for bunkers and port charges. Spot market pricing, which can be volatile, is influenced by a number of factors, including the number of competing vessels, the number of cargoes available, oil pricing and potential arbitrage opportunities, worldwide events and weather. Idle time between voyages is possible depending on the availability of cargo and position of the vessel. Under a voyage or spot market charter contract, the vessel owner pays for both the voyage expenses (less specified amounts covered by the contract) and vessel expenses (including the bunkers), and the revenues are recognized on a pro rata basis based on the relative transit time in each period. The period over which voyage revenues are recognized commences at the time the vessel departs from its last discharge port and ends at the time the discharge of cargo at the next discharge port is completed. Parakou does recognize revenue when a vessel is off-hire. As of the date of this proxy statement/prospectus, one of Parakou’s vessels operates on the spot market. As part of Parakou’s strategy, it intends that a small number of vessels acquired in the future will operate in the spot market and additional currently owned vessels could be put on the spot market from time to time once current charters expire.

The table below illustrates the primary distinctions among these types of charters:

	Time Charter	Voyage or Spot Market Charter
Typical contract length	One year or more	Single voyage
Payment Structure	Dollars per day	Varies
Voyage expense(1)	Customer pays	Parakou pays
Vessel operating expense(1)	Parakou pays	Parakou pays

(1)	Defined below in “— Other Financial and Operational Terms and Concepts.”

Parakou expects to generate minimum revenue from its existing contracted time charters of approximately $90.3 million in aggregate through the remaining life of the existing time charter agreements: $39.5 million, $36.8 million and $12.8 million in each of the fiscal years ending December 31, 2014, 2015 and 2016, respectively, and $1.2 million in the fiscal year thereafter. These amounts exclude options on certain time charters (whereby charterers can choose to extend the term of the charter arrangement) and any incremental revenue from profit-sharing.

The following table summarizes the percentage of contracted revenue days to total revenue days for Parakou’s current fleet in each of the fiscal years ending December 31, 2014, 2015 and 2016, respectively, with the related average contracted charter rate in each of the respective periods:

Contracted Time Charters
Fiscal Year Ended	% of Available Days Contracted	Average Contracted Base Rate(1)
December 31, 2014	96.4%	$14,038
December 31, 2015	87.5%	$14,399
December 31, 2016	30.9%	$14,142

(1)	Does not include potential incremental revenue from profit-sharing related to the St. Petri or the exercise of any extension options.

Because Parakou’s vessels have historically operated on both time charters and voyage charters (although seven of eight existing vessels are being operated through time charters as of the date of this proxy statement/prospectus), Parakou monitors its revenue by using TCE, a standard measurement in the shipping industry. TCE revenue is equal to time charter and voyage revenue, less voyage expenses, including bunkers and port charges, divided by shipping days in the period. Shipping days are the total number of days Parakou’s vessels were in its possession during a period, less the total number of off-hire days during the period, including scheduled off-hire for major repairs, drydockings, and special or intermediate surveys. Consequently, shipping days represent the total number of days available for the vessel to earn revenue. Parakou uses shipping days to explain changes in its net revenues between periods.

•

Management Revenue. Revenues resulting from the technical management of vessels for PIL are based on a fee charged on a daily basis, which was $6,600 per day per vessel managed for the years ended December 31, 2012 and 2013. During the year ended December 31, 2012, Parakou managed four vessels for PIL for the entire financial year, and during the year ended December 31, 2013, Parakou managed three vessels for PIL for the entire financial year and one vessel for PIL for 114 days.

Other Financial and Operational Terms and Concepts

Parakou uses a variety of financial and operational terms and concepts. These include the following:

Voyage Expenses — When a vessel operates under a voyage charter contract, Parakou incurs expenses such as fuel (bunker) cost, port expenses, agent’s fees, canal dues and extra war risk insurance, as well as commissions, when the vessel travels from a loading port to a discharging port. Voyage expenses primarily include only those specific costs borne by Parakou in connection with voyage charters that would otherwise have been borne by the charterer under time charter agreements. For vessels operating on time charter contracts, there are certain other non-specified voyage expenses, such as commissions, which are typically borne by Parakou.

Vessel Operating Costs — The vessel operating expenses Parakou incurs primarily consist of crew wages and associated costs, insurance premiums, lubricants and spare parts, and repair and maintenance costs. Vessel operating expenses exclude fuel and port charges, which are considered “voyage expenses.” For a time charter or voyage charter, the vessel owner pays vessel operating expenses.

Operating Days — Operating days are the number of days in which Parakou’s vessels operate during the fiscal year. Parakou includes days that a vessel is in drydock in its operating days as Parakou is incurring operating expenses while in drydock.

Average Daily Vessel Operating Expenses — Average daily vessel operating expenses are computed by dividing the vessel operating expenses by operating days.

Utilization — Parakou calculates fleet utilization by dividing the number of its revenue earning days during a period by the number of its days available during the period. The shipping industry uses fleet utilization to measure a company’s effectiveness in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

Drydocking — Parakou periodically drydocks each of its owned vessels for inspection, repairs and maintenance and any modifications to comply with industry certification or governmental requirements. Generally, each vessel is drydocked every 24 to 36 months. Parakou defers a substantial portion of the costs incurred during drydocking and amortizes those costs on a straight-line basis from the completion of a drydocking to the estimated completion of the next drydocking.

Depreciation — Depreciation expense is based on charges related to the depreciation of costs of Parakou’s fleet (less an estimated residual value) over the estimated useful lives of the vessels and charges relating to the depreciation of upgrades or renewals to the vessels and drydock, which are depreciated over the shorter of the vessel’s remaining useful life or the life of the renewal or upgrade.

Items You Should Consider When Evaluating Parakou’s Results

Parakou faces a number of risks associated with its business and industry and must overcome a variety of challenges to utilize its strengths and implement its business strategy. These risks include, among others, the cyclical and volatile tanker industry; fluctuating charter rates and asset values; changing economic, political and governmental conditions affecting Parakou’s industry and business; material changes in applicable laws and regulations; full performance by counterparties, particularly charterers; acquisitions and dispositions; increased operating expenses; increased capital expenditures; taxes; maintaining customer relationships; maintaining sufficient liquidity; and financing availability and terms. See the section entitled “Risk Factors.”

Results of Operations

Parakou began its vessel operations on July 15, 2014, upon the completion of the transfer of eight vessel-owning companies from PIL, a private company owned and operated by the family of our founder, Por Liu, and transfer of PSMPL from the family of Por Liu. Parakou’s fiscal year ends on December 31. Parakou was not operated as a separate, stand-alone entity prior to January 17, 2014 and is not an existing legal entity for all the periods presented. The historical results for 2012 and 2013 have been prepared to reflect, on a combined basis, all of the transferred vessel-owning companies and PSMPL for the entire year of 2012 and 2013 based on discrete financial information maintained for each of these subsidiaries. The historical results for the nine months ended September 30, 2014 have been prepared to reflect, on a consolidated basis, all of the transferred vessel-owning companies, PSMPL and Parakou for the nine months ended September 30, 2014 based on discrete financial information maintained for each of these subsidiaries and Parakou.

Parakou’s historical financial performance and future prospects have been and will be significantly impacted by the anticipated expansion of its fleet if Parakou’s strategy succeeds. As described in this proxy statement/prospectus, Parakau’s strategy is to acquire additional ships to meet the need for moving refined petroleum products, vegetable oils, palm oils, easy chemicals and biofuels globally. If Parakou is able to successfully execute its vessel acquisition strategy, its operating fleet would expand to 28 MR product tankers by the fourth quarter of 2017. It is expected that these acquisitions would be financed with a combination of cash on hand, including funds from the trust account (assuming there is adequate cash left in the trust account after accounting for conversions by current Cambridge public stockholders), the issuance of debt and/or equity. Parakou’s ability to complete the potential acquisitions is subject to many factors beyond our control. We cannot assure you that we will be successful in completing the acquisition of any of these vessels on the time frames anticipated or at all.

Consolidated and Combined Statements of Profit or Loss and Other Comprehensive Income for the Nine Months Ended September 30, 2014 and September 30, 2013

The following consolidated and combined statements of profit or loss and other comprehensive income compare the consolidated results from operations for the nine months ended September 30, 2014 with the combined results of operations for the nine months ended September 30, 2013.

	For the Nine Months Ended September 30,		Increase (Decrease)	Percent Change
(U.S. dollars in thousands)	2014	2013
Revenue	$34,821	$36,455	$(1,634)	(4)%
Operating expense:
Vessel operating costs	(17,162)	(19,903)	(2,741)	(14)%
Employee benefit expense	(2,672)	(2,011)	661	33%
Other operating expense	(1,668)	(1,157)	511	44%
Depreciation for the period	(8,742)	(8,653)	89	1%
Other operating income:
Compensation from early termination of charter contracts	—	9,748	(9,748)	(100)%

Operating profit	4,577	14,479	(9,902)	(68)%
Other income (expense)
Interest income	12	23	(11)	(48)%
Other income	593	338	255	75%
Net foreign exchange gain	77	317	(240)	(76)%
Gain on derivative financial instruments	1,917	5,883	(3,966)	(67)%
Interest expense — bank loans	(4,563)	(7,145)	(2,582)	(36)%

Profit before tax	2,613	13,895	(11,282)	(81)%
Income tax expense	—	—	—	—

Profit for the year, representing total comprehensive income for the period	$2,613	$13,895	$(11,282)	(81)%

The following table compares the TCE rate and Vessel Operating Costs for the nine months ended September 30, 2014 with the combined results of the nine months ended September 30, 2013:

REVENUE	For the Nine Months Ended September 30,		Increase (Decrease)	Percent Change
(U.S. dollars in thousands)	2014	2013
Time charter revenue	$30,086	$27,695	$2,391	9%
Vessel management income	4,356	7,207	(2,851)	(40)%
Voyage charter revenue	—	706	(706)	(100)%
Out-port-limit boat revenue	342	785	(443)	(56)%
Forwarding services	37	62	(25)	(40)%
Total Revenue	$34,821	$36,455	$(1,634)	(4)%

Average number of vessels owned	8	8
Total shipping days	2,168	2,116	52	2%
Total operating days	2,184	2,184	—	—
Utilization	99.27%	96.89%	2.38%	2%
TCE rate ($/day)	13,683	12,962	721	6%

VESSEL OPERATING COSTS	For the Nine Months Ended September 30,		Increase (Decrease)	Percent Change
(U.S. dollars in thousands)	2014	2013
Vessel operating expense	12,535	12,085	450	4%
Vessel management cost	3,840	6,097	(2,257)	(37)%
Voyage charter and redelivery cost	422	973	(551)	(57)%
Out-port-limit boat expense	327	692	(365)	(53)%
Forwarding expense	38	56	(18)	(32)%
Total Vessel Operating Costs	$17,162	$19,903	$(2,741)	(14)%

Total operating days	2,184	2,184	—	—
Average daily vessel operating expenses ($/day)	5,739	5,533	206	4%

Revenue. Revenue of $34.8 million for the nine months ended September 30, 2014 represented a decrease of $1.6 million, or 4%, compared with revenue of $36.4 million for the nine months ended September 30, 2013. The increase in time charter revenue of $2.4 million, or 9%, was more than offset by the decrease in vessel management income of $2.9 million as well as the decrease of $1.1 million in other revenue items.

Vessel Operating Costs. Vessel operating expense for the nine months ended September 30, 2014 were $12.5 million, representing an increase of $0.5 million, or 4%, compared with vessel operating expense of $12.1 million for the nine months ended September 30, 2013. Vessel management costs decreased by $2.3 million, or 37%, from $6.1 million for the nine months ended September 30, 2013 to $3.8 million for the nine months ended September 30, 2014, primarily due to the decrease in the number of managed vessels from an average of 4.0 vessels in the nine months ended September 30, 2013 to 2.4 vessels in the nine months ended September 30, 2014. Voyage charter and redelivery cost decreased by $0.6 million, or 57%, from $1.0 million for the nine months ended September 30, 2013 to $0.4 million for the nine months ended September 30, 2014 primarily due to re-delivery cost for the Pretty Scene incurred during the nine months ended September 30, 2013. Average daily vessel operating expenses increased by $206 per day per vessel from an average of $5,533 per day per vessel for the nine months ended September 30, 2013 to $5,739 per day per vessel for the same period in 2014, primarily due to higher insurance premium as a result of the insurance claims made by 2 vessels in 2013.

Employee Benefit Expenses. Employee benefits expense of $2.7 million for the nine months ended September 30, 2014 increased $0.7 million, or 33%, from $2.0 million for the nine months ended September 30, 2013. The increase was primarily due to the new appointment of key employees during the period.

Other Operating Expenses. Other operating expenses of $1.7 million for the nine months ended September 30, 2014 increased $0.5 million, or 44%, from $1.1 million for the nine months ended September 30, 2013. The increase was primarily due to additional rent for New York office and an increase in professional fees.

Depreciation For the Period. Depreciation expense of $8.74 million for the nine months ended September 30, 2014 was largely unchanged from $8.65 million for the nine months ended September 30, 2013.

Compensation From Early Termination of Charter Contracts. Compensation from early termination of charter contracts was $9.8 million for the nine months ended September 30, 2013 compared to $0 for the nine months ended September 30, 2014. The compensation resulted from receipt of an unsecured claim against OSG related to the court ordered reduction of the remaining years charter hire on four vessels’ chartered to OSG during its Chapter 11 restructuring proceedings. Since that time, OSG has emerged from bankruptcy.

Interest Income. Interest income of $13,000 for the nine months ended September 30, 2014 decreased $10,000, or 43%, from $23,000 for the nine months ended September 30, 2013 primarily due to decreases in fixed deposit amount.

Other Income. Other income of $593,000 for the nine months ended September 30, 2014 was largely unchanged from $338,000 for the nine months ended September 30, 2013.

Net Foreign Exchange Gain. Net exchange gain decreased by $0.2 million, or 76%, as compared to the same period for the nine months ended September 30, 2013. This decrease was primarily due to the depreciation of USD against foreign currency denominated payables during the nine months ended September 30, 2014.

Gain on Derivative Financial Instruments. The gain on derivative financial instruments decreased by $3.9 million, or 67% as compared to the same period for the nine months ended September 30, 2013. This decrease was primarily due to a smaller increase in the valuation on derivative financial instruments.

Interest expenses — bank loans. Interest expense on the bank loans decreased by $2.6 million, or 36%, as compared to the same period for the nine months ended September 30, 2013. This decrease was primarily due to the lower rates on the new bank loans entered on July 21, 2014.

Combined Statements of Profit or Loss and Other Comprehensive Income for the Years Ended December 31, 2013 and December 31, 2012

The following combined statements of profit or loss and other comprehensive income compare the combined results from operations for the fiscal year ended December 31, 2013 with the combined results for the fiscal year ended December 31, 2012.

	For the Year Ended December 31,		Increase (Decrease)	Percent Change
(U.S. dollars in thousands)	2013	2012
Revenue	$48,861	$56,956	$(8,095)	(14)%
Operating expense:
Vessel operating costs	(26,834)	(31,782)	(4,948)	(16)%
Employee benefit expense	(2,934)	(3,026)	(92)	(3)%
Other operating expense	(5,344)	(1,177)	4,167	354%
Depreciation for the year	(11,541)	(11,565)	(24)	(0%)
Other operating income:
Compensation from early termination of charter contracts	14,500	—	14,500	—

Operating profit	16,708	9,406	7,302	78%
Other income (expense)
Interest income	28	73	(45)	(62)%
Other income	581	347	234	67%
Net foreign exchange gain (loss)	338	(257)	595	(232)%
Gain on derivative financial instruments	8,385	3,632	(4,753)	131%
Interest expense — bank loans	(9,324)	(10,922)	(1,598)	(15)%

Profit before tax	16,716	2,279	14,437	633%
Income tax expense	—	—	—	—
Profit for the year, representing total comprehensive income for the year	$16,716	$2,279	$14,437	633%

The following table compares the TCE rate and Vessel Operating Costs for the fiscal year ended December 31, 2013 with the combined results of the fiscal year ended December 31, 2012:

REVENUE	For the Year Ended December 31,		Increase (Decrease)	Percent Change
(U.S. dollars in thousands)	2013	2012
Time charter revenue	$37,517	$43,509	$(5,992)	(14)%
Vessel management income	9,464	9,662	(198)	(2)%
Voyage charter revenue	841	2,031	(1,190)	(59)%
Out-port-limit boat revenue	955	1,554	(599)	(39)%
Forwarding services	84	200	(116)	(58)%
Total Revenue	$48,861	$56,956	$(8,095)	(14)%

Average number of vessel owned	8	8	—	—
Total shipping days	2,846	2,848	(2)	(0)%
Total operating days	2,920	2,928	(8)	(0)%
Utilization	97.47%	97.27%	0.2%	0.2%
TCE rate ($/day)	13,063	14,373	(1,310)	(9)%

VESSEL OPERATING COSTS	For the Year Ended December 31,		Increase (Decrease)	Percent Change
(U.S. dollars in thousands)	2013	2012
Vessel operating expense	$16,666	$16,928	$(262)	(2)%
Vessel management cost	8,064	8,721	(657)	(8)%
Voyage charter and redelivery cost	1,182	4,605	(3,423)	(74)%
Out-port-limit boat expense	843	1,365	(522)	(38)%
Forwarding expense	79	163	(84)	(52)%
Total Vessel Operating Costs	$26,834	$31,782	$(4,948)	(16)%

Total operating days	2,920	2,928	(8)	(0)%
Average daily vessel operating expenses ($/day)	5,708	5,781	(73)	(1)%

Revenue. Revenue of $48.9 million for the year ended December 31, 2013, represents a decrease of $8.1 million, or 14%, from $57.0 million for the year ended December 31, 2012. This decrease is primarily a result of reduction in charter hire from Overseas Shipholding Group, or OSG, on the vessels, Cygnus, Hercules, Orion and Sextans. Due to the early termination of charter agreement, OSG was ordered by court to compensate $14.5 million to Parakou for the previous charter agreement. Since that time, OSG has emerged from bankruptcy. Subsequent to the court order, OSG went into new charter agreement with Parakou based on current market price with a shorter charter period. Also, in September 2013, Koch Oil chartered the Pretty Scene at a rate lower than the vessel’s previous charter with STX Pan Ocean Co., Ltd. These reductions were partially offset by increased rates on vessels chartered by Torm A/S.

Vessel Operating Costs. Vessel operating expenses for the year ended December 31, 2013 were $16.7 million, representing a decrease of $0.2 million, or 2%, compared with vessel operating expenses of $16.9 million for the year ended December 31, 2012. Vessel management costs decreased by $0.6 million, or 8%, from $8.7 million for the year ended December 31, 2012 to $8.1 million for the year ended December 31, 2013, primarily due to the decrease in the number of managed vessels from an average of 4.0 vessels for the year ended December 31, 2012 to 3.9 vessels for the year ended December 31, 2013. Average daily vessel operating expenses decreased $73 per day per vessel from an average of $5,781 per day per vessel for the year ended December 31, 2012 to $5,708 per day per vessel for the same period in 2013. The decrease in average daily vessel operating expenses resulted primarily from repair work for vessels during 2012. Voyage charter and redelivery cost decreased $3.4 million from $4.6 million for the year ended December 31, 2012 to $1.2 million for same period in 2013, primarily due to a decreased number of voyage charter arrangements.

Employee Benefit Expenses. Employee benefits expense of $2.9 million for the year ended December 31, 2013 decreased $0.1 million, or 3%, from $3.0 million for the year ended December 31, 2012. The decrease was primarily the result of a decrease in number of salaried staff.

Other Operating Expenses. Other operating expenses of $5.3 million for the year ended December 31, 2013 increased $4.2 million, or 354%, from $1.2 million for the year ended December 31, 2012. The increase was primarily the result of $2.5 million of professional expenses paid for the settlement of the unsecured claim against OSG on the charters for Cygnus, Orion, Hercules and Sextans and legal and accounting expenses of $1.5 million relating to the formation of Parakou, the acquisition of its vessels, its entry into a new credit facility and related matters.

Depreciation For the Year. Depreciation expense of $11.5 million for the year ended December 31, 2013 was largely unchanged from $11.6 million for the year ended December 31, 2012.

Compensation From Early Termination of Charter Contracts. Compensation from early termination of charter contracts was $14.5 million in the year ended December 31, 2013 compared to $0 for the year ended December 31, 2012. The compensation resulted from receipt of an unsecured claim against OSG related to the court ordered reduction of the remaining years charter hire on four vessels’ chartered to OSG during its Chapter 11 restructuring proceedings. Since that time, OSG has emerged from bankruptcy.

Interest Income. Interest income of $28,000 for the year ended December 31, 2013 decreased $45,000, or 62%, from $73,000 for the year ended December 31, 2012 primarily due to lower interest rates.

Other Income. Other income increased to $0.6 million for the year ended December 31, 2013 from $0.3 million for the year ended December 31, 2012, or 67%, primarily due to a settlement of a claim with Torm related to a previous period off hire dispute for Pretty World.

Net Foreign Exchange Gain (loss). Gains and losses from foreign exchange was a gain of $0.3 million for the year ended December 31, 2013 versus a loss of $0.3 million for the period ended December 31, 2012. This is primarily due to the appreciation of USD against foreign currency denominated payables during the year ended December 31, 2013.

Gain on Derivative Financial Instruments. The gain of $8.4 million in the year ended December 31, 2013 increased from $3.6 million in the year ended December 31, 2012, or 131%, resulting from a decrease in notional amount of derivative financial instruments in year ended December 31, 2013 as compared to year ended December 31, 2012.

Interest expenses — bank loans. Interest expense from loans under our credit facility was $9.3 million in the year ended December 31, 2013 compared to $10.9 million for the year ended December 31, 2012. This decrease was primarily due to lower interest rates and outstanding balances.

Liquidity and Capital Resources

Liquidity

Parakou’s primary source of funds for its short-term and long-term liquidity needs is the cash flows generated from its vessel operations. Parakou charters seven of its eight vessels on long-term time charters with a range of one to three years, with one of the time charter agreements including a profit-sharing clause, and operates one vessel on the spot market as of February 2015. Time charters provide contracted revenues based on fixed rates that reduce the volatility (rates can fluctuate from month to month) and seasonality (rates are generally stronger in the first and fourth calendar quarters of each year) experienced by vessels that operate in the spot market. Parakou believes these cash flows from operations, combined with funds from Cambridge’s trust account after the closing of the mergers (assuming there is adequate cash left in the trust account after accounting for conversions by current Cambridge public stockholders) will be sufficient to meet its existing liquidity needs for at least the next 12 months.

As of September 30, 2014, Parakou’s restricted and unrestricted cash balance was $6.6 million, which is a decrease of $5.2 million from its cash balance of $11.8 million as of December 31, 2013.

Parakou’s $136 million credit facility requires Parakou and its subsidiaries to comply with a number of covenants. See “— Parakou’s Credit Facility.”

As described in this proxy statement/prospectus, Parakou’s strategy is to acquire additional ships to meet the need for moving refined petroleum products, vegetable oils, palm oils, easy chemicals and biofuels globally. If Parakou is able to successfully execute its vessel acquisition strategy, its operating fleet would expand to 28 MR product tankers by the fourth quarter of 2017. Parakou expects to finance these acquisitions with a combination of cash on hand, including funds from the trust account (assuming there is adequate cash left in the trust account after accounting for conversions by current Cambridge public stockholders), the issuance of debt and/or equity. If Parakou does not have adequate funds from the trust account after the closing of the mergers, other arrangements will be necessary to provide the cash needed for these acquisitions. Parakou’s ability to complete the potential acquisitions is subject to many factors beyond its control. Parakou cannot assure you that we will be successful in completing the acquisition of any of these vessels on the time frames anticipated or at all. In connection with the newbuildings and other acquisitions, payments of $79.5 million and $20.1 million would be due in each of the fiscal years ending December 31, 2015 and 2016, respectively, if all of the vessel acquisitions contemplated are made.

Cash Flow Analysis

Cash flow data for the Fiscal Years Ended December 31, 2013 and 2012 and for the Nine Months Ended September 30, 2014 and 2013

	For the Year Ended December 31,		For the Nine Months Ended September 30,
(U.S. dollars in thousands)	2013	2012	2014	2013
Net cash from Operating Activities	$29,786	$19,468	$16,908	$23,675
Net cash (used in) from Investing Activities	(979)	1,445	996	808
Net cash used in Financing Activities	(29,208)	(18,696)	(20,447)	(24,149)

Net cash from operating activities

Net cash from operating activities was $17.0 million for the nine months ended September 30, 2014 as compared to $23.7 million for the nine months ended September 30, 2013. The change in net cash from operating activities was primarily due to the partial receipt of compensation for early termination of charters during the nine months ended September 30, 2013, which was partially offset by lower operating profits and receipts from trade receivables during the nine months ended September 30, 2014.

Net cash from operating activities was $29.8 million for the year ended December 31, 2013 as compared to $19.5 million for the year ended December 31, 2012. The change in net cash from operating activities was primarily due to the receipt of compensation for early termination of charters which was partially offset by lower operating profits.

Net cash used in investing activities

Net cash from investing activities was $1.0 million for the nine months ended September 30, 2014 was largely unchanged from the net cash from investing activities of $0.8 million for the nine months ended

September 30, 2013. During the nine months ended September 30, 2014, there was a reduction in the restricted cash which was partially offset by advances to related parties.

Net cash used in investing activities was $979,000 for the year ended December 31, 2013 as compared to the net cash from investing activities of $1.4 million for the year ended December 31, 2012. The change in net cash used in investing activities was primarily due to higher advances provided to related parties during the year ended December 31, 2013.

Net cash used in financing activities

Net cash used in financing activities was $20.4 million for the nine months ended September 30, 2014 as compared to $24.1 million for the nine months ended September 30, 2013. The change in net cash used in financing activities was primarily due to repayment of bank loans, and the proceeds from the new bank loans were used to finance the consideration for transfer of entities under common control.

Net cash used in financing activities was $29.2 million for the year ended December 31, 2013 as compared to $18.7 million for the year ended December 31, 2012. The change in net cash used in financing activities was primarily due to early repayments of bank loans partially offset by an increase in advances received from related parties.

Parakou’s Credit Facility

On July 21, 2014, Parakou, eight of its vessel-owning subsidiaries, Credit Agricole Asia Shipfinance Limited, as agent, and the other lenders named therein, entered into a $136.0 million senior secured term loan facility. The purpose of the credit facility was to provide Parakou with funds to purchase the shares of the eight subsidiaries from PIL that own Parakou’s eight current vessels. The credit facility was drawn and the purchase closed on July 31, 2014. The eight subsidiaries are the borrowers and Parakou is the guarantor under the credit facility. Interest accrues on outstanding loans at a rate equal to 3-month LIBOR plus a margin of 2.75%. The borrowers are collectively obligated to repay the principal amount borrowed in 28 quarterly installments of $3.2 million each, together with a final balloon payment of $46.4 million, subject to prepayment at the option of the borrowers. The obligations of the borrowers and the guarantor to pay interest and principal on the loans are secured by separate mortgages on each of the eight currently owned vessels and customary liens on certain other assets.

The credit facility contains customary covenants and undertakings by the borrowers and the guarantor, including regarding the delivery of financial statements, a negative pledge regarding the vessels or other assets, a limit on incurring additional debt, a limit on guarantees and keep well arrangements, a limit on acquisitions of other vessels, a limit on the transfer of any of the vessels, upon the occurrence of an event of default or breach of specified financial covenants a limit on the payment of any dividends, a limit on merger with other companies and the acquisition of shares of other companies, limits on the modification of the material terms of the charters of the vessels, limits on the purchase of any of their shares and requirements to operate the vessels according to customary maritime lending standards. In addition, the credit facility contains financial covenants, including to maintain a ratio of aggregate vessel market value to outstanding loans of not less than 120%, a ratio of EBITDA to interest expense of greater than 2 to 1 on or before December 31, 2016 and 2.5 to 1 thereafter, total cash and cash equivalents of not less than the higher of (1) $500,000 for each vessel in operation and (2) 5% of total liabilities, a maximum net debt not to exceed 65% of total capitalization, and tangible net worth of not less than $80.0 million plus 2.5% of the guarantors’ positive consolidated net income and 50% of the value of the equity proceeds realized from guarantor equity issuances. The credit facility contains customary representations and warranties, conditions, events of default and other provisions. The borrowing of additional loans under the credit facility will require the approval of the lenders. For the period from July 21, 2014 to June 30, 2015, Parakou received a consent from the lenders under the credit facility from the need to comply with all financial covenants contained in the credit facility. Parakou applied for such consent to avoid having to test these covenants until after the expected effective date of the mergers to prevent a potential default under the credit facility prior to the consummation of the mergers and the next testing date is on December 31, 2015. Based on currently available information, Parakou may not be in compliance with the Total Cash Covenant and the Maximum Net Debt Covenant upon the issuance of its audited financial statements for the year ended December 31, 2014. Parakou expects that following June 30, 2015, it will be in compliance with the credit facility financial covenants since it is currently experiencing positive cash flow from operations and expects this to continue for the foreseeable future, and it expects to have access to other potential sources of cash and liquidity as well. If Parakou were not in compliance with the financial covenants beyond June 2015, it would need to seek an additional consent from its lenders or risk a default under the credit facility at the next testing date of December 31, 2015, which could lead to an acceleration of amounts owed under the credit facility and potentially a foreclosure on the vessels and other collateral.

Capital Expenditures

Drydock

During the fiscal year ended December 31, 2013, Parakou did not schedule any drydocks for any of its vessels. During the nine months ended September 30, 2014, Parakou drydocked four vessels at a cost of $983,729. For the years ending December 31, 2014 and 2015, Parakou expects to drydock 5.0 and 3.0 vessels, respectively, at costs ranging from $230,000 to $430,000 per vessel, which will vary based on location of the shipyard and further assessment of requirements once the ship is in drydock. Parakou does not have any scheduled drydocks for the year ending December 31, 2016.

Contractual Obligations

Parakou was formed in 2014, and as of December 31, 2013, for accounting purposes, had no contracted obligations. In 2014, Parakou assumed the leases of office space in New York City and Singapore from PSMPL. On July 21, 2014, Parakou entered into its credit facility for the purpose of using the net proceeds for the acquisition of its current fleet of eight vessels from PIL. The table below presents Parakou’s contractual obligations as of December 31, 2013 after giving effect to its formation, lease of office space and its entry into its credit facility.

(U.S. dollars in thousands)	Total		Less than 1 Year	1-3 Years	4-5 Years	More Than 5 Years
Lease Payments	$1,830	(1)	$955	$411	$427	$37
Principal Payments on Credit Facility	$116,699		$19,764	$41,157	$45,314	$10,464
Interest Costs, Excluding Swap Obligation	$5,060		$1,494	$2,350	$1,143	$73
Swap Obligations	$11,723		$4,425	$7,769	$(471)	$—
Total(2)	$135,312		$26,638	$51,687	$46,413	$10,574

(1)	Represents lease payments on the New York City office of approximately $200,000 per year and on the Singapore office of approximately $750,000 per year.
(2)	To the extent any of the proposed acquisitions of vessels described under “Business of Parakou — Expansion Fleet” are funded with debt, the amounts in the table will increase and such increases could be substantial. If Parakou is able to successfully execute its vessel acquisition strategy, Parakou expects that it would finance these acquisitions with a combination of cash on hand, including funds from the trust account (assuming there is adequate cash left in the trust account after accounting for conversions by current Cambridge public stockholders), the issuance of debt and/or equity. If Parakou does not have adequate funds from the trust account after the closing of the mergers, other arrangements will be necessary to provide the cash needed for these acquisitions.

Off-Balance Sheet Arrangements

Parakou does not have any off-balance sheet arrangements as of September 30, 2014.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Parakou is exposed to the impact of interest rate changes primarily through its floating-rate borrowings that require Parakou to make interest payments based on LIBOR. Significant increases in interest rates could adversely affect operating margins, results of operations and Parakou’s ability to service debt.

Inflation

Inflation has only a moderate effect on Parakou’s expenses given current economic conditions. In the event that significant global inflationary pressures appear, these pressures would increase Parakou’s operating, voyage, general and administrative, and financing costs.

Critical Accounting Policies

Critical accounting policies are those that reflect significant judgments or uncertainties and potentially result in materially different results under different assumptions and conditions. The critical accounting policies are revenue recognition, allowance for receivables, vessel impairment, vessel lives and residual values, drydock costs and valuation of derivative financial instruments. For a description of all of Parakou’s significant accounting policies, see Note 3 to Parakou’s combined financial statements appearing elsewhere in this proxy statement.

Revenue Recognition

Parakou generates its revenues from charterers for the charter hire of its vessels, which are considered to be operating lease arrangements. Time charter revenue is recognized on a straight-line basis over the rental periods of such charters, as service is performed. The amount of time charter revenue recognized over each rental period would require taking into consideration of the days when the vessels are off-hired which the management has estimated based on prior experience. Where the expectation is different from the original estimate, such difference will impact the amount of revenue to be recognized in the period in which such estimate has been changed.

Allowance for Receivables

We make allowances for bad and doubtful debts based on an assessment of the recoverability of receivables. An allowance for impairment loss is made where there is an identified loss event which, based on previous experience, is evidence of a reduction in the recoverability of the receivables. The identification of doubtful debts requires the exercise of judgment and use of estimates. Where the expectation is different from the original estimate, such difference will impact the carrying value of receivables and doubtful debts expense in the period in which such estimate has been changed.

Vessel Impairment

The carrying amounts of the vessels are evaluated to determine whether there is any indication that those vessels have suffered an impairment loss. If any such indication exists, the recoverable amount of vessels is estimated in order to determine the extent of the impairment loss.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. The projection of cash flows related to vessels is complex and requires the management to make various estimates including future charter rates, earnings from the vessels and discount rates. All of these items have been historically volatile. As part of the process of assessing the fair value less cost to sell of the vessel, we consider a variety of factors, such as obtaining vessel valuations from independent valuers, shipbroker’s price quotes as well as market data on historical transaction prices on an annual basis or when there is an indication that an asset or assets may be impaired. If an indication of impairment is identified, the need for recognizing an impairment loss is assessed by comparing the carrying amount of the vessels to the higher of the fair value less cost to sell and the value in use. Likewise, if there is an indication that an impairment loss recognized in prior periods no longer exists or may have decreased, the need for recognizing an impairment reversal is assessed by comparing the carrying amount of the vessels to the latest estimate of recoverable amount.

Vessel Lives and Residual Value

The vessels are depreciated to their residual value on a straight-line basis over their estimated useful lives. The estimated useful life of 25 years is the management’s best estimate and is also consistent with industry practice for similar vessels. The residual value is estimated as the lightweight tonnage of each vessel multiplied by a forecast scrap value per ton. The scrap value per ton is estimated taking into consideration the market rate at the end of the reporting period. An increase in the estimated useful life of a vessel or in its scrap value would have the effect of decreasing the annual depreciation charge and extending it into later periods. A decrease in the useful life of a vessel or scrap value would have the effect of increasing the annual depreciation charge.

The estimated salvage value of the vessels may not represent the fair market value at any one time since market prices of scrap values tend to fluctuate.

Drydock

Costs of drydock, which includes shipyard cost as well as significant spare parts such as engines replaced during the drydocking period, are recognized as a separate component of the each vessel’s carrying amount and depreciated on a straight-line basis over the estimated period until the next drydock. Management’s judgements are involved in the process of deciding which cost to be capitalized for the purpose of drydocking. The management also exercises judgment when estimating the period between drydocks performed, which can result in adjustments to the estimated depreciation of the drydock. If the vessel is disposed before the next drydock, the remaining balance of the deferred drydock is written-off and forms part of the gain or loss recognized upon disposal of vessel in the period when contracted. The management expects that the vessels will be required to be drydocked approximately every 24 and 36 months for major repairs and maintenance that cannot be performed while the vessels are operating. Where the expectation is different from the original estimate, such difference will impact the carrying value and depreciation of drydock in the period in which such estimate has been changed.

Valuation of derivative financial instruments

We use valuation techniques to estimate the fair value of derivative financial instruments. Refer to Note 5 to the financial statements for detailed information about the key assumptions used in the determination of the fair value of derivative financial instruments.

MANAGEMENT OF HOLDCO FOLLOWING THE MERGERS

Currently, Holdco’s board of directors is comprised of two directors, Benjamin Gordon, the chief executive officer of Cambridge, and Mitchell I. Gordon, the chief financial officer of Cambridge. As contemplated by the merger agreement, Holdco’s board of directors following the mergers is expected to be comprised of Mr. Por Liu, Mr. Yang Jian Guo, Mr. Mitchell I. Gordon, Mr. Bruce A. Chan, Mr. Derek Zissman, Mr. Jiusu Zhao and Mr. John J. Fitzgerald. Each director will hold office until his term expires at the next annual general meeting of shareholders or until his death, resignation, removal or the earlier termination of his term of office.

The officers of Parakou are expected to remain the same following the transaction, and will also be appointed as executive officers of Holdco following the transactions, as set forth in the table below.

The following sets forth certain information concerning the persons who are expected to serve as Holdco’s directors and executive officers following the consummation of the mergers:

Name	Age	Position
Por Liu	41	Chairman of the Board and Chief Executive Officer
Yang Jian Guo	68	Chief Operating Officer, President, PSMPL, and Director
Gregory McGrath	64	Chief Financial Officer
Peter S. Bell	56	Chief Commercial Officer
Mitchell I. Gordon	57	Non-Executive Director
Bruce A. Chan	42	Non-Executive Director
John J. Fitzgerald	56	Non-Executive Director
Jiusu Zhao	60	Non-Executive Director
Derek Zissman	70	Non-Executive Director

Biographical information concerning the directors and executive officers listed above is set forth below.

Executive Officers

Por Liu has been Chairman and CEO of Parakou since its inception and has served as Director and Vice President of PSMPL since 2009. Mr. Liu has worked for Parakou affiliated companies in different roles and capacities for his entire career, working in every major area of PIL, including at PSMPL. In these capacities, Mr. Liu gained operational, technical and management experience and developed relationships with major international companies that charter vessels, including Parakou’s current charterers. For the past seven years, Mr. Liu has been instrumental in building and managing PSMPL’s ship management company’s activities. Mr. Liu hold a B.S. in Business Management from New York Institute of Technology. Mr. Liu will serve as a member of Holdco’s board of directors due his experience and seniority and his perspective as Holdco’s largest shareholder.

Yang Jian Guo has served as President and Director of PSMPL since 2008 and as Chief Operating Officer and Director of Parakou Tankers, Inc. since its inception. Mr. Yang has spent over 40 years in various capacities in the shipping industry. Prior to joining PSMPL, Mr. Yang served as President of Sinotrans Holdings HK, overseeing the business activities of a dozen shipping related businesses including tanker, container line, bulk cargo, and logistics units. Prior to this role, Mr. Yang served as Vice President of Sinotrans. Additionally, Mr. Yang served as the Vice Chairman of China Shipowners Association and a member of the arbitration committee of CCPIT. Earlier in his career, Mr. Yang worked as a ship broker and ship operations executive. Mr. Yang holds a degree in Foreign Trade from Shanghai University of Foreign Trade in China. Mr. Yang will serve as a member of Holdco’s board of directors due to his experience in the industry his knowledge of Parakou and his role as Chief Operating Officer.

Gregory McGrath has been Chief Financial officer of Parakou since its inception and has over 30 years of industry experience with a major oil company and both public and private shipping companies. Prior to joining

Parakou, from 2005 to 2013, Mr. McGrath was Chief Financial Officer of Omega Navigation Enterprises, Inc., which filed for Chapter 11 bankruptcy in July 2011 and reemerged in March of 2013. Prior to that he was Vice President of Finance and Administration of American Eagle Tankers, Inc., a foreign flag crude tanker owner and operator. Mr. McGrath previously spent 16 years with Mobil Oil Corp., in various financial, shipping and supply and distribution functions. Mr. McGrath holds a B.A. from Fairfield University, Connecticut and an M.B.A. from Pace University, New York.

Peter S. Bell has been Chief Commercial Officer of Parakou since its inception and brings over 30 years of experience in international tanker chartering, business development, sale and purchase, new construction contracting, and M&A. He is experienced in the development of and implementation of corporate strategic plans in the tanker industry and, prior to joining Parakou acted as Managing Director of Heidmar Incorporated from August 2012 to October 2013, Senior Vice President of General Maritime Management LLC from 2005 to May 2012 and Managing Director of Teekay Corporation. He has extensive relationships with cargo interests, shipyards and the finance community and was most recently responsible for the commercial development of a fleet of twenty-two tankers.

Non-Executive Directors

Bruce A. Chan currently acts as a non-executive director of BC Ferries. Mr. Chan is also a portfolio manager with an affiliate of the Kattegat Trust, a trust that was initially endowed by the estate of the late J. Torben Karlshoej who was the founder of Teekay Corporation (“Teekay”). Mr. Chan spent nearly 20 years in a variety of senior positions with Teekay, one of the world’s largest marine energy transportation, storage and production companies with offices in 15 countries and approximately 6,700 seagoing and shore-based employees. Mr. Chan was the Chief Executive Officer of Teekay Tankers Ltd. (NYSE:TNK) from April 2011 to June 2014. Prior to joining Teekay, he was a Chartered Accountant with Ernst & Young. Mr. Chan also holds a MBA and is a Chartered Financial Analyst. Mr. Chan has served on several boards, including the Royal Canadian Marine Search and Rescue. Mr. Chan will serve as a member of Holdco’s board of directors due to his experience in the shipping industry, which includes experience as the CEO and Chief Financial Officer of a shipping company listed on the New York Stock Exchange, his accounting and financial expertise and his experience as a director of a public company.

John J. Fitzgerald is, as of February 2015, the Chief Executive Officer of RIL USA, Inc., the U.S. trading entity for Reliance Industries. Prior to February 2015, Mr. Fitzgerald was Vice President of Supply, Trading and Transportation for Hess Corporation, responsible for the management of 13 million barrels of oil inventory, both crude and product, across a 20 terminal network marketing 390 thousand barrels per day of sales prior to Hess’ divestiture program. Mr. Fitzgerald was a key member of the Hess downstream divestiture team which recently concluded the sale of its retail, terminal and marine fuel businesses to Marathon Petroleum, Buckeye Partners and Aegean, respectively. Mr. Fitzgerald spent 27 years at Hess and seven years at sea in various positions in the offshore drilling industry and as an officer on deep sea vessels with significant tanker experience. Mr. Fitzgerald holds an MBA, in International Finance from St. Johns University in New York and a BS in Nautical Science from the United States Merchant Marine Academy at Kings Point, N.Y. Mr. Fitzgerald will serve as a member of Holdco’s board of directors due to his experience as a manager for the worldwide shipping activities of a major oil company, and due to his experience in the offshore drilling industry and as an officer on deep sea vessels.

Jiusu Zhao has been a partner in the law firm of McDermott Will & Emery LLP (“McDermott”) since August 2012. In connection with his role at McDermott, he is seconded to MWE China Law Offices (“MWE”), a Chinese law firm which is in strategic alliance with McDermott, and serves as Senior Counsel and member of the China Management Committee at MWE. Prior to joining McDermott, Mr. Zhao was a partner in the firm of Jones Day in its Shanghai, China office from November 1999 through August 2012. Mr. Zhao is currently a member of the board of directors, compensation committee and audit committee of Pudong Development Bank. Mr. Zhao holds a JD from Duke University School of Law and is admitted to practice in New York and New Jersey. Mr. Zhao will serve as a member of Holdco’s board of directors due to his legal and business experience, which will allow him to provide the board with an experienced view of Holdco’s legal and business issues.

Derek Zissman was a partner with KPMG LLP, the international audit, tax and advisory services firm, from 1976 until March 2008. Mr. Zissman co-founded that firm’s private equity groups in the United Kingdom and United States and served as Vice Chairman of KPMG UK from 2004 until his retirement in 2008. Mr. Zissman is currently a non-executive director of The 600 Group PLC, a U.K.-based engineering firm listed on the London Stock Exchange, and a member of the board of directors of a number of private companies. Mr. Zissman is qualified in the United Kingdom as a chartered accountant and is a fellow of the Institute of Chartered Accountants in England and Wales. Mr. Zissman will serve as a member of Holdco’s board of directors due to his experience in financial accounting and auditing as well as his experience as a director of a public company.

Biographical information for Mr. Mitchell I. Gordon is set forth under the section entitled “Other Information Related to Cambridge.” Mr. Gordon will serve as a member of Holdco’s board of directors due to his operational, investing and advisory experience in the supply chain industry as well as his industry contacts and management expertise.

Independence of Directors

As a result of its common shares being listed on Nasdaq following consummation of the mergers, Holdco will adhere to the rules of Nasdaq in determining whether a director is independent. The board of directors of Holdco has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Holdco’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight

Upon consummation of the mergers, Mr. Por Liu will be appointed as Chairman of the Board and Chief Executive Officer of Holdco. Holdco believes that having Mr. Por Liu act as both Chairman of the Board and Chief Executive Officer is most appropriate for Holdco at this time because it provides Holdco with consistent and efficient leadership, both with respect to Holdco’s operations and the leadership of the Board. In particular, having Mr. Por Liu act in both of these roles increases the timeliness and effectiveness of the Board’s deliberations, increases the Board’s visibility into the day-to-day operations of Holdco, and ensures the consistent implementation of Holdco’s strategies.

Holdco also believes in the importance of independent oversight. Holdco will look to ensure that this oversight is truly independent and effective through a variety of means, including:

•	Having a majority of the board be considered independent.

•	At each regularly scheduled Board meeting, all independent directors will typically be scheduled to meet in an executive session without the presence of any management directors.

•	The charters for each of the standing committees of the Board will require that all of the members of those committees be independent.

Holdco believes that the combined role of Chairman and Chief Executive Officer, together with the significant responsibilities of Holdco’s other independent directors described above, provides an appropriate balance between leadership and independent oversight.

Upon the closing of the mergers, the board of directors of Holdco will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

Except as the merger agreement may otherwise require, in the interim between annual meetings of shareholders or special meetings of shareholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the board of directors of Holdco, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director will serve for the remainder of the full term of the director whose death, resignation or removal has created such vacancy and until his successor has been elected and qualified.

Upon the closing of the mergers, the board of directors of Holdco will be divided among the three classes as follows:

•	the directors first appointed to Class A will be Messrs. John J. Fitzgerald and Bruce A. Chan, who will hold office for a term expiring at the annual meeting of shareholders to be held in 2016;

•	the directors first appointed to Class B will be Messrs. Yang Jian Guo and Derek Zissman, who will hold office for a term expiring at the annual meeting of shareholders to be held in 2017; and

•	the director first appointed to Class C will be Messrs. Por Liu, Mitchell I. Gordon and Jiusu Zhao who will hold office for a term expiring at the annual meeting of shareholders to be held in 2018.

Shareholders Agreement

Pursuant to the terms of the Shareholders Agreement entered into by Holdco, Mr. Por Liu and Benjamin Gordon, Chief Executive Officer of Cambridge concurrently with the execution of the merger agreement: (i) Mr. Por Liu will have the right to designate for nomination to the Holdco board: (A) three individuals if Mr. Por Liu owns 35% or more of the issued and outstanding common shares of Holdco, (B) two individuals if Mr. Por Liu owns less than 35% but 20% or more of the issued and outstanding common shares of Holdco and (C) one individual if Mr. Por Liu owns less than 20% but 10% or more of the issued and outstanding common shares of Holdco; and (ii) at the first meeting of shareholders of Holdco after the consummation of the mergers at which directors are elected to the board, if there is a vacancy on the board or the board determines not to recommend for election to the board a director who has been on its board, Mr. Gordon will have the right to designate one individual for nomination to the Holdco board.

Meetings and Committees of the Board of Directors

Upon consummation of the mergers, Holdco will establish a separately standing audit committee and compensation committee.

Audit Committee Information

Effective upon consummation of the mergers, Holdco will establish an audit committee comprised of independent directors. It is expected that the audit committee will initially consist of Messrs. Bruce A. Chan, Derek Zissman and Mitchell I. Gordon. Each of the member of the audit committee will be independent under the applicable Nasdaq listing standards. The audit committee will have a written charter, a form of which will be attached to this proxy statement/prospectus as Annex D. The purpose of the audit committee will be, among other things, to appoint, retain, set compensation of, and supervise Holdco’s independent accountants, review the results and scope of the audit and other accounting related services and review Holdco’s accounting practices and systems of internal accounting and disclosure controls.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the Nasdaq listing standards and the rules and regulations of the SEC, who are

“financially literate,” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Holdco will be required to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Compensation Committee Information

Upon consummation of the mergers, the board of directors of Holdco will establish a compensation committee consisting of independent directors. It is expected that the Compensation Committee will initially consist of Messrs. Bruce A. Chan, John J. Fitzgerald and Jiusu Zhao. The compensation committee will have a written charter, which will be attached to this proxy statement/prospectus as Annex E. The purpose of the compensation committee will be to review and approve compensation paid to Holdco’s officers and directors and to administer Holdco’s incentive compensation plans, including authority to make and modify awards under such plans.

Initially, the only plan will be the 2014 Equity and Incentive Compensation Plan. The board of directors of Holdco may appoint a committee consisting of two or more individuals to administer the 2014 Equity and Incentive Compensation Plan. Any award made pursuant to an individual subject to the requirements of Section 16 of the Exchange Act must consist of a committee of two or more members of the board who are Section 162(m)(4)I of “nonemployee directors” as defined in Rule 16b-3(d)(1) under the Exchange Act.

EXECUTIVE COMPENSATION

Cambridge Executive Officer and Director Compensation

Cambridge is an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act, and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer or director of Cambridge has received any compensation for services rendered to Cambridge. No fees of any kind, including finders, consulting or other similar fees, will be paid to any of Cambridge’s existing stockholders, including its officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of the mergers. Since its formation, Cambridge has not granted any stock options, stock appreciation rights, or any other equity or equity-based awards under long-term incentive plans to any of its executive officers or directors.

Commencing on December 17, 2013, Cambridge began paying Cambridge Capital LLC, an affiliate of Benjamin Gordon, a fee of $10,000 per month for providing Cambridge with office space and certain office and administrative services. Cambridge will continue to pay this fee through the closing of the merger agreement. However, this arrangement is solely for Cambridge’s benefit and is not intended to provide Mr. Gordon compensation in lieu of a salary. As of July 31, 2014, the aggregate cash fee paid to Cambridge Capital LLC was $70,000.

In addition, Cambridge’s executive officers are reimbursed for any out-of-pocket expenses incurred in connection with activities on Cambridge’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Cambridge’s board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, Cambridge generally does not have the benefit of independent directors examining the propriety of expenses incurred on its behalf and subject to reimbursement. As of July 31, 2014, an aggregate of approximately $133,842 has been reimbursed to them for such expenses.

Parakou Executive Officer and Director Compensation

Introduction

Parakou’s compensation philosophy is to pay for performance, rewarding employees and executives for their historic contributions to Parakou’s performance subject to Parakou’s overall performance. Merit increases and annual incentive compensation are tied to individual performance. Pay is commensurate with the scope and influence of the employee’s role and the extent to which an employee contributes to the achievement of key initiatives and financial targets. Parakou qualifies as an “emerging growth company” as defined in the JOBS Act, and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies.

For Parakou’s senior executives, merit increases and annual incentive compensation expects to be generally awarded in April of each year, following completion of annual performance review cycle.

Parakou does not currently have employment agreements with any of its senior executives, including its executive officers, but Holdco intends to enter into employment agreement with certain of its senior executives in connection with the closing of the mergers.

Compensation of Parakou’s Named Executive Officers

Parakou was incorporated on January 17, 2014 and, therefore, executives did not receive compensation from Parakou in 2012 or 2013.

Employment Agreements

Holdco intends to enter into employment agreements with Messrs. Liu, Guo, McGrath and Bell upon the consummation of the mergers, the form of each of which is filed as an exhibit to the registration statement to which this proxy statement/prospectus relates.

Under the terms of the employment agreements, Mr. Liu’s base salary will be set at $600,000 and Messrs. Guo, McGrath and Bell’s base salaries will each be set at $350,000, in each case subject to increase from time to time. Each of the employment agreements will also provide for the opportunity for an annual bonus and standard benefits. Messrs. McGrath and Bell’s employment agreements will further provide for certain initial restricted stock units under the 2014 Plan immediately following the closing of the mergers, subject to the approval of Holdco’s board of directors.

The employment agreements are each for two year terms and automatically extend for an additional year each year unless Parakou gives the executive notice that it will not continue for the next year or they end upon the first to occur of (1) the executive’s death, (2) Holdco’s termination of the executive’s employment due to permanent disability, (3) a termination for cause, (4) a termination without cause, (5) a termination for good reason or (6) a voluntary termination.

Absent a breach of the confidentiality, non-competition and non-solicitation provisions described below, the employment agreements provide that, upon a “termination without cause” or a “termination for good reason,” the executive is entitled to (1) if prior to or more than six months after a change in control, continued base salary payments for 24 months, or (2) if during the six month period immediately following a change in control, a lump sum payment, paid within 61 days, in an amount equal to 200% of the sum of (a) the executive’s base salary at the time of such termination or at the time of such change in control, whichever is greater, plus (b) the executive’s target annual bonus amount at the time of such termination or at the time of such change in control, whichever is greater. No such payments will be due upon a “termination for cause” or a “voluntary termination.”

For this purpose, “termination without cause” is defined as a termination other than a termination for permanent disability or a “termination for cause” and “termination for cause” is defined as any of the following: (1) the executive’s insubordination or unreasonable refusal by the executive to perform his duties; (2) the executive’s violation of the confidentiality, non-competition and non-solicitation provisions of the employment agreement; (3) engagement by the executive in unacceptable activities which consist of the following: (a) willful or deliberate failure to perform the executive’s duties, (b) material breach of the terms of the employment agreement or any other agreement with Holdco or any affiliate that is material, (c) dishonesty, willful misconduct or fraud in connection with the performance of the executive’s duties, or in any way related to the business of Holdco or the affiliates, (d) commission by the executive of a felony or any crime involving moral turpitude, (e) the executive engaging in conduct materially injurious to the business, reputation or goodwill of Holdco or the affiliates, (f) gross negligence or gross misconduct by the executive with respect to Holdco, any subsidiary of Holdco or any affiliate, (g) the executive’s abandonment of the executive’s employment with Holdco or any subsidiary, or (h) the executive’s breach of a material employment policy of Holdco.

For this purpose, “termination for good reason” means the executive’s termination of his employment due to the occurrence of any of the following conditions that occurs without the executive’s written consent, provided that the executive provides written notice within 60 days of the initial instance and Parakou does not remedy the good reason within 30 days: (i) a material reduction of the executive’s base salary or bonus opportunity, (ii) the relocation of the executive’s principal place of employment to a location that increases the executive’s one-way commute by more than 25 miles or Holdco’s requiring the executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on Holdco’s business to an extent substantially consistent with the executive’s present business travel obligations, (iii) a material diminution of the executive’s duties, authority, responsibilities or reporting relationship, provided, however, that neither the expiration or nonrenewal of the employment agreement, nor any change to executive’s compensation, duties, authority, or responsibilities on or following the expiration or nonrenewal of the employment agreement, will constitute a “good reason” for executive to terminate his employment.

In addition, the employment agreements contain non-solicitation and confidentiality obligations that extend forever and, only in the case of a “termination without cause” or a “termination for good reason” for which an executive is entitled to the payments described above, each of the employment agreements will subject such executive to non-competition restrictions that extend for two years.

Perquisites and other benefits

Parakou’s compensation program does not include any material benefits or perquisites for its named executive officers. Parakou’s named executive officers generally participate in the same programs as its other employees.

Outstanding Equity Awards at Fiscal Year-End

Parakou was incorporated on January 17, 2014 and, therefore, as of December 31, 2013, none of Parakou’s officers, including its named executive officers, held any outstanding equity or equity-based awards.

Retirement Benefits, Termination and Severance

Parakou was incorporated on January 17, 2014 and, therefore, as of December 31, 2013, none of Parakou’s officers, including its named executive officers had any retirement benefits or had any rights to severance payments.

Compensation of Non-Employee Directors

As of the date of this proxy statement/prospectus, Holdco had not compensated its non-employee directors for their role as a director. Following the completion of the mergers, in consideration for his or her service on Holdco’s board of directors and its related committees, Holdco intends to provide each of its non-employee directors with an annual retainer fee of $60,000 payable in cash, plus an annual award of RSUs pursuant to the 2014 Plan in an amount determined by the board of directors of Holdco in its discretion. In addition, Holdco intends to pay each non-employee director an additional $1,500 for each Board meeting attended in person by such director or $1,000 for each Board meeting attended by telephone by such director. It is intended that each member of the Audit Committee will receive an additional retainer of $10,000 per year and each member of the Compensation Committee will receive an additional retainer of $7,500 per year.

In addition, Holdco intends to reimburse non-employee directors for reasonable costs incurred in connection with such director’s service on the Board and its various committees, including reasonable air travel by first class or business class, lodging and meal expenses, which will be reimbursed subject to Holdco’s then-current policy with respect to reimbursement, which may be amended from time to time.

Equity Compensation Plan Information

Parakou was incorporated on January 17, 2014 and, therefore, as of December 31, 2013, Parakou had not adopted any equity compensation plan. The following table reflects the currently anticipated issuance of awards under the 2014 Equity and Incentive Compensation Plan in connection with the closing of the mergers.

2014 Equity and Incentive Compensation Plan
Name and Position	Dollar Value ($)		Number of Units
Gregory McGrath, Chief Financial Officer		(1)	34,653	(2)
Peter Bell, Chief Commercial Officer		(1)	34,653	(2)
Executive Group		(1)	69,306	(2)

(1)	Cannot be determined as of the date of this proxy statement/prospectus.
(2)	Reflects the maximum amount of RSUs that could be awarded. If the 2014 Plan is adopted by the stockholders, it is anticipated that each of Gregory McGrath and Peter Bell will receive a grant of RSUs immediately following the closing of the mergers equal to the lesser of (i) 34,653 RSUs, and (ii) a number of RSUs equal to the quotient of the applicable officer’s then-current base salary, divided by the Market Value Per Share (as defined in the 2014 Plan) on the date of grant.

After the consummation of the mergers, other employees of Parakou are also expected to receive equity grants under Holdco’s 2014 Equity and Incentive Compensation Plan.

Executive Officer and Director Compensation

We anticipate that Parakou will continue to qualify as an emerging growth company under the JOBS Act. Compensation information for each of Parakou’s executive officers is described above.

2014 Equity Incentive Plan

On November 30, 2014, the board of directors of Holdco adopted the 2014 Plan, subject to the approval of Cambridge’s stockholders. The purpose of the 2014 Plan is to assist in attracting and retaining directors, officers, and other key executives and employees of Holdco and its subsidiaries and to provide to such persons incentives and rewards for performance and promoting the creation of long-term value for stockholders of Holdco by closely aligning the interests of such individuals with those of such shareholders. The 2014 Plan authorizes the award of share-based incentives and cash incentives to encourage eligible directors, officers, and other key executives and employees, as described below, to expend maximum effort in the creation of shareholder value.

If approved by Cambridge stockholders at the meeting, the 2014 Plan will become effective on the consummation of the mergers. Cambridge’s Board is recommending that its stockholders approve the material terms of the 2014 Plan as described below.

Summary of the 2014 Plan

The following description of the 2014 Plan is only a summary of certain provisions thereof and is qualified in its entirety by reference to its full text, a copy of which is filed with the Securities and Exchange Commission as Annex F to this proxy statement/prospectus.

Plan Administration. The 2014 Plan will be administered by the Compensation Committee. The Compensation Committee will be authorized to take any action it determines in its sole discretion to be appropriate, subject only to the express limitations in the 2014 Plan. The Compensation Committee’s actions will be final and conclusive. The Compensation Committee will have the ability to delegate its authority under the 2014 Plan to a subcommittee. The Compensation Committee or the subcommittee will have the ability to delegate to one or more of its members or to one or more of Holdco’s officers, agents or advisors, administrative duties or powers, and will have the ability to authorize one or more officers to do one or both of the following (subject to certain limitations described in the 2014 Plan):

•	designate participants to receive awards under the 2014 Plan; and

•	determine the size of any such awards.

Authorized Shares. Subject to adjustment as provided in the 2014 Plan and as described below, a total of 1,500,000 shares of Holdco common stock, plus any shares of Holdco common stock that become available under the 2014 Plan as a result of forfeiture, cancellation, expiration or cash settlement of awards, will be reserved and available for issuance or transfer under the 2014 Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Any common shares issued or transferred pursuant to an award under the 2014 Plan that are forfeited, and any award under the 2014 Plan that is cancelled or forfeited, expires or is settled for cash (in whole or in part), will, to the extent of such cancellation, forfeiture, expiration or cash settlement, again be available for issuance or transfer under the 2014 Plan. The following shares of Holdco common stock will not be available for issuance or transfer under the 2014 Plan: (A) common shares tendered or otherwise used in payment of the exercise price of an award; (B) common shares withheld by Holdco or tendered or otherwise used to satisfy a tax withholding obligation; (C) common shares subject to a SAR that are not actually issued in connection with its common stock settlement on exercise thereof; and (D) common shares reacquired by Holdco on the open market or otherwise using cash proceeds from the exercise of options. In addition, if, under the 2014 Plan, a participant has elected to give up the right to receive compensation in exchange for common shares based on fair market value, such common shares would not count against the aggregate plan limit described above.

Individual Limits. Subject to adjustment as described in the 2014 Plan:

•	the aggregate number of shares of common stock actually issued or transferred upon the exercise of ISOs will not exceed 1,500,000 shares of Holdco common stock;

•	no non-employee director in any calendar year will receive common stock-based awards for, in the aggregate, more than 30,000 shares of Holdco common stock or cash-based awards having an aggregate maximum value as of their respective dates of grant in excess of $300,000; and

•	awards that do not comply with the applicable minimum vesting periods provided for in the 2014 Plan may be made under the 2014 Plan but such amounts will not result in the issuance or transfer of more than 10% of the maximum number of shares of common stock available under the 2014 Plan.

Types of Awards. The types of awards that may be available under the 2014 Plan are described below. All of the awards described below will be subject to the terms and conditions determined by the Compensation Committee in its sole discretion, subject to certain limitations provided in the 2014 Plan. Each award granted under the 2014 Plan will be evidenced by an award agreement, which will govern that award’s terms and conditions.

Non-qualified Stock Options. A non-qualified stock option is an option that is not intended to meet the qualifications of an ISO, as described below. An award of a non-qualified stock option grants a participant the right to purchase a certain number of Holdco’s common shares during a specified term in the future, or upon the achievement of performance or other conditions, at an exercise price set by the Compensation Committee on the grant date. The term of a non-qualified stock option will be set by the Compensation Committee but may not exceed 10 years from the grant date. The exercise price, which may not be less than fair market value of a common share of Holdco on the applicable grant date, may be paid (i) in cash, check or wire transfer at the time of exercise, (ii) by the transfer to Holdco of Holdco common stock owned by the participant having a value at the time of the exercise equal to the option price, (iii) by a “net exercise” arrangement by which Holdco would withhold common stock otherwise issuable upon exercise of the stock option, (iv) by a combination of such payment methods, or (v) by such other method as may be approved by the Compensation Committee. To the extent permitted by law, the Compensation Committee may permit payment of the exercise price in a broker-assisted process by which the proceeds of a sale through a broker of some or all of the option shares are forwarded to Holdco in payment of the exercise price.

Each grant will specify the period of continuous service that is necessary before the non-qualified stock options become exercisable, but, except with respect to stock options granted to non-employee directors or as otherwise described in this paragraph, no stock options may become exercisable sooner than after one year. A grant of stock options may provide for the earlier exercise of such stock options, including in the event of the retirement, death or disability of the participant or a change in control. Any grant of stock options may specify management objectives that must be achieved as a condition to exercising such rights. Stock options granted pursuant to the 2014 Plan will not provide for any dividends or dividend equivalents thereon.

Incentive Stock Options. An ISO is an option that meets the requirements of Section 422 of the Code. ISOs may be granted only to Holdco employees or employees of certain Holdco subsidiaries and must have an exercise price of no less than 100% of the fair market value (or 110% with respect to a ten-percent shareholder) of a common share of Holdco on the grant date and a term of no more than 10 years (or 5 years with respect to a ten-percent shareholder).

Share Appreciation Rights. A SAR is a right, exercisable by the surrender of a related stock option (if granted in tandem with stock options) or by itself (if granted as a free-standing SAR), to receive from Holdco an amount equal to 100%, or such lesser percentage as the Compensation Committee may determine, of the spread between the base price (or option exercise price if a tandem SAR) and the value of shares of Holdco common stock on the date of exercise. Any grant may specify that the amount payable on exercise of a SAR may be paid in cash, in shares of common stock, or in any combination of the two.

SARs will be evidenced by an award agreement containing such terms and provisions, consistent with the 2014 Plan, as the Compensation Committee may approve. Any grant of a tandem SAR will provide that it may be exercised only at a time when the related stock option is also exercisable, at a time when the spread is positive, and by surrender of the related stock option for cancellation. Successive grants of a tandem SAR may be made to the same participant regardless of whether any tandem SARs previously granted to the participant remain unexercised. Each grant will specify in respect of each free-standing SAR a base price that, except with respect to converted, assumed or substituted awards as described in the 2014 Plan, may not be less than the market value per share of common stock on the date of grant. Successive grants may be made to the same participant regardless of whether any free-standing SARs previously granted to the participant remain unexercised. No free-standing SAR granted under the 2014 Plan may be exercised more than ten years from the date of grant. Each grant of SARs will specify the period of continuous service with Holdco or any subsidiary that is necessary before the SARs become exercisable. But, except with respect to SARs granted to non-employee directors or as otherwise described in this paragraph, no SARs may become exercisable sooner than after one year. A grant of SARs may provide for the earlier exercise of such SARs, including in the event of the retirement, death or disability of the participant or a change in control. Any grant of SARs may specify management objectives that must be achieved as a condition to exercising such SARs. SARs granted pursuant to the 2014 Plan may not provide for any dividends or dividend equivalents thereon.

Restricted Stock. A grant of restricted stock involves the immediate transfer by Holdco to a participant of ownership of a specific number of shares of Holdco common stock in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares of common stock. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than current market value at the date of grant, as the Compensation Committee may determine.

Restricted stock that vests upon the passage of time must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period no shorter than three years, except (i) that the restrictions may be removed ratably during the three-year period as the Compensation Committee may determine (but grants or sales of restricted stock to non-employee directors need not be subject to such minimum vesting period) or (ii) as otherwise permitted by the 2014 Plan. Each such grant or sale of restricted stock will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the restricted stock will be prohibited or restricted in the manner and to the extent prescribed by the Compensation Committee at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal or provisions subjecting the restricted stock to a continuing substantial risk of forfeiture in the hands of any transferee). The Compensation Committee may provide in certain situations for a shorter period during which the forfeiture provisions are to apply, including in the event of the retirement, death or disability of the grantee or a change in control.

Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. If the grant of restricted stock provides that management objectives must be achieved to result in a lapse of restrictions, the restrictions cannot lapse sooner than one year, but may be subject to earlier lapse or modification, including by virtue of the retirement, death or disability of a participant or a change in control. Grants or sales of restricted stock to non-employee directors need not be subject to such minimum vesting period.

Grants of restricted stock will be evidenced by an award agreement containing such terms and provisions, consistent with the 2014 Plan, as the Compensation Committee may approve. Any grant or sale of restricted stock may require that any or all dividends or other distributions paid with respect to the restricted stock with restrictions that lapse as a result of the lapse of the achievement of management objectives during the period of restriction be automatically deferred and reinvested in additional shares of restricted stock, which may be subject to the same restrictions as the underlying award. However, dividends or other distributions on restricted stock with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives.

Restricted Stock Units. A RSU constitutes an agreement by Holdco to deliver shares of common stock or cash, or a combination of both, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as the Compensation Committee may specify. During the applicable restriction period, the participant will have no rights of ownership in the common stock deliverable upon payment of the RSUs and will have no right to vote the common stock. The Compensation Committee may, at the date of grant, authorize the payment of dividend equivalents on RSUs, either in cash or in additional shares of common stock. However, dividends or other distributions on shares of common stock underlying RSUs with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingently upon the achievement of the applicable management objectives.

RSUs with a restriction period that lapses only by the passage of time will have a restriction period of at least three years, except (i) that the restriction period may expire ratably during the three-year period as determined by the Compensation Committee (but grants or sales of RSUs to non-employee directors need not be subject to such minimum restriction period) or (ii) as otherwise permitted by the 2014 Plan. Additionally, the Compensation Committee may provide in certain situations for a shorter restriction period, including in the event of the retirement, death or disability of the grantee, or a change in control. Any grant of RSUs may specify management objectives that, if achieved, will result in termination or early termination of the restriction period applicable to such shares of common stock. If the RSUs have a restriction period that lapses only upon the achievement of management objectives, the restriction period cannot (except with respect to a grant of RSUs to a non-employee director) lapse sooner than one year, but may be subject to earlier lapse or modification, including by virtue of the retirement, death or disability of the grantee or a change in control.

RSUs will be evidenced by an award agreement containing such terms and provisions, consistent with the 2014 Plan, as the Compensation Committee may approve. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by such participant that is less than the market value per share of common stock at the date of grant. Each grant or sale of RSUs will also specify the time and manner of payment of the RSUs that have been earned and will specify that the amount payable with respect to such grant will be paid in shares of common stock or cash, or a combination of the two.

Cash Incentive Awards, Performance Shares and Performance Units. A cash incentive award is a cash award based on the achievement of management objectives. A performance share is the equivalent of one share of Holdco common stock and a performance unit is the equivalent of $1.00 or such other value as determined by the Compensation Committee. A participant may be granted any number of cash incentive awards, performance shares or performance units. The participant will be given one or more management objectives to meet within a specified period, or Performance Period. The specified Performance Period will be a period of time not less than one year, except (i) in certain circumstances, including in the case of the retirement, death or disability of the grantee, or a change in control, if the Compensation Committee so determines or (ii) as otherwise permitted by the 2014 Plan.

Each grant of cash incentive awards, performance shares or performance units may specify, in respect of the relevant management objectives, a minimum acceptable level or levels of achievement and will set forth a formula for determining the number of performance shares or performance units, or amount payable with respect to cash incentive awards, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives.

To the extent earned, the cash incentive awards, performance shares or performance units will be paid to the participant at the time and in the manner determined by the Compensation Committee. Any grant may specify that the amount payable with respect thereto may be paid by Holdco in cash, shares of Holdco common stock, in restricted stock or RSUs, or any combination thereof. The Compensation Committee may, at the date of grant of performance shares, provide for the payment of dividend equivalents to a participant either in cash or in additional shares of common stock, subject in all cases to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid.

Cash incentive awards, performance shares and performance units will be evidenced by an award agreement containing such terms and provisions, consistent with the 2014 Plan, as the Compensation Committee may approve. Each grant will specify the amount of cash incentive awards, performance shares or performance units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors.

Other Awards. The Compensation Committee may, subject to limitations under applicable law, grant to any participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock or factors that may influence the value of such shares, including, without limitation: convertible or exchangeable debt securities; other rights convertible or exchangeable into shares of common stock; purchase rights for shares of common stock; awards with value and payment contingent upon our performance or specified subsidiaries, affiliates or other business units of ours or any other factors designated by the Compensation Committee; and awards valued by reference to the book value of shares of common stock or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of Holdco.

The Compensation Committee will determine the terms and conditions of the other awards. Shares of Holdco common stock delivered pursuant to an award in the nature of a purchase right will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of common stock, other awards, notes or other property, as the Compensation Committee will determine. Cash awards, as an element of or supplement to any other award granted under the 2014 Plan, may also be granted.

If the earning or vesting of, or elimination of restrictions applicable to, other awards is based only on the passage of time rather than the achievement of management objectives, the period of time will be no shorter than three years, except (i) that the restrictions may be removed no sooner than ratably during the three-year period as determined by the Compensation Committee or (ii) as otherwise permitted by the 2014 Plan. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this section of the 2014 Plan is based on the achievement of management objectives, the earning, vesting or restriction period may not terminate sooner than one year, except as permitted by the 2014 Plan. These minimum vesting provisions need not apply to any such award granted to a non-employee director. Any grant of an award under this section of the 2014 Plan may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award in certain circumstances, including in the event of the retirement, death, or disability of the participant, or a change in control.

The Compensation Committee may grant shares of common stock as a bonus, or may grant other awards in lieu of obligations of Holdco or its affiliates to pay cash or deliver other property under the 2014 Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Compensation Committee in a manner that complies with Section 409A of the Code.

Adjustments. The 2014 Plan provides that the Compensation Committee will make or provide for such adjustments in the numbers of shares of common stock covered by outstanding stock options, SARs, RSUs, performance shares and performance units granted under the 2014 Plan and, if applicable, in the number of shares of common stock covered by outstanding awards, in the option price and base price provided in outstanding stock options and SARs, in the kind of stock covered by such awards and in cash incentive awards as the Compensation Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from: (i) any stock dividend, stock split, combination of stock, recapitalization or other change in the capital structure of our company; (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (iii) any other corporate transaction or event having an effect similar to these events or transactions.

In the event of any such transaction or event or in the event of a change in control, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under the 2014 Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code.

In addition, for each stock option or SAR with an option price or base price greater than the consideration offered in connection with any such transaction or event or change in control, the Compensation Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Compensation Committee shall also make or provide for such adjustments in the total number of shares of common stock available under the 2014 Plan and any share limits under the 2014 Plan as the Compensation Committee, in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described above. However, any adjustment to the number of ISOs that may be granted under the 2014 Plan will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an ISO to fail to so qualify.

Transferability. Except as otherwise determined by the Compensation Committee, awards under the 2014 Plan may not be transferred other than by will or by the applicable laws of descent and distribution, and in no event shall any such award granted under the 2014 Plan be transferred for value. The Compensation Committee will have the ability to provide at the date of grant additional restrictions on transfer for certain shares of common stock earned under the 2014 Plan.

Amendment. The board of directors of Holdco may at any time and from time to time amend the 2014 Plan in whole or in part. However, if an amendment to the 2014 Plan would materially increase the benefits accruing to participants under the 2014 Plan, would materially increase the number of securities that may be issued under the 2014 Plan, would materially modify the requirements for participation in the 2014 Plan, or must otherwise be approved by Holdco stockholders in order to comply with applicable law or the rules of the NASDAQ Global Market (or Holdco’s applicable securities exchange), then such amendment will be subject to stockholder approval and will not be effective until such approval has been obtained.

If permitted by Section 409A of the Code and Section 162(m) of the Code, including in case of termination of the employment of a participant by reason of death, disability or retirement, or in the event of a change in control, if a participant holds:

•	a stock option or SAR not immediately exercisable in full,

•	any shares of restricted stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed,

•	any RSUs as to which the applicable restriction period has not been completed,

•	any cash incentive awards, performance shares or performance units which have not been fully earned,

•	any other awards subject to any vesting schedule or transfer restriction, or

•	shares of common stock subject to any transfer restriction imposed by the 2014 Plan,

•	the Compensation Committee may, in its sole discretion (subject to certain exceptions), accelerate the time at which:

•	such stock option or SAR or other award may be exercised,

•	such substantial risk of forfeiture or prohibition or restriction on transfer will lapse,

•	such restriction period will end, or

•	such cash incentive awards, performance shares or performance units will be deemed to have been fully earned or the time when such transfer restriction will terminate

The Compensation Committee may also waive any other limitation or requirement under any such award, other than a limitation or requirement that is mandatory under the 2014 Plan.

The Compensation Committee may amend the terms of any awards granted under the 2014 Plan prospectively or retroactively, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with the participant’s death or disability, or a change in control) where such action would result in the loss of the otherwise available deduction. Except in connection with certain corporate transactions described in the 2014 Plan, no amendment will materially impair the rights of any participant without his or her consent.

Termination. The 2014 Plan will terminate on the day before the tenth anniversary of the 2014 Plan’s effective date but all grants made on or prior to such date would continue in effect thereafter subject to the terms thereof and of the 2014 Plan.

Clawback. Any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon terms and conditions determined by the Compensation Committee, if a participant, either during (1) his or her employment or other service with Holdco or one of Holdco’s subsidiaries or (2) within a specific period after termination of employment or service, engages in any “detrimental activity” (as defined in such award agreement). In addition, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to Holdco of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time or under Section 10D of the Securities Exchange Act of 1934, as amended, or the rules of any national securities exchange or national securities association on which Holdco’s common stock is traded.

Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences of awards made under the 2014 Plan, based upon the laws in effect on the effective date of the 2014 Plan. The discussion is general in nature and does not take into account a number of considerations that may apply in light of the circumstances of a particular participant under the 2014 Plan. The income tax consequences under applicable non-U.S., state and local tax laws may not be the same as under U.S. federal income tax laws. It is not expected that the deduction limits of Section 162(m) of the Code will apply.

Non-Qualified Stock Options. A participant will not recognize taxable income at the time of a grant of a non-qualified stock option, and Holdco will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and be subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and Holdco generally will be entitled to a corresponding deduction.

Incentive Stock Options. A participant will not recognize taxable income at the time of grant of an incentive stock option and will not recognize taxable income (except for purposes of the alternative minimum tax) upon the exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date the option was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as a long-term capital gain or loss, and Holdco will not be entitled to any deduction. If, however, such shares are disposed of within such two or one-year periods, then in the year of such disposition, the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and Holdco generally will be entitled to a corresponding deduction. The excess of the amount realized through the disposition date over the fair market value of the stock on the exercise date will be treated as a capital gain.

Share Appreciation Rights. A participant will not recognize taxable income at the time of a grant of a SAR and Holdco will not be entitled to a tax deduction at such time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and the amount of cash paid by Holdco, and Holdco generally will be entitled to a corresponding deduction.

Restricted Stock. A participant will not recognize taxable income at the time of a grant of restricted stock, and Holdco will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. In general, Holdco is entitled to a corresponding deduction at the time the ordinary income is recognized by the participant. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income.

Restricted Stock Units. A participant will not recognize taxable income at the time of a grant of a RSU and Holdco will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by Holdco, and Holdco will be entitled to a corresponding deduction.

Cash Incentive Awards, Performance Shares and Performance Units. A participant will not recognize taxable income at the time of a grant of a cash incentive award, performance share or performance unit, and Holdco will not be entitled to a deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the amount equal to the fair market value of any shares delivered and the amount of cash paid by Holdco, and Holdco will be entitled to a corresponding deduction.

The foregoing general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2014 Plan. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the 2014 Plan.

New Plan Benefits

The following table reflects the currently anticipated issuance of awards under the 2014 Equity and Incentive Compensation Plan.

2014 Equity and Incentive Compensation Plan
Name and Position	Dollar Value ($)		Number of Units
Gregory McGrath, Chief Financial Officer		(1)	34,653	(2)
Peter S. Bell, Chief Commercial Officer		(1)	34,653	(2)
Executive Group		(1)	69,306	(2)

(1)	Cannot be determined as of the date of this Proxy Statement/Prospectus.
(2)	Reflects the maximum amount of RSUs that could be awarded. If the 2014 Plan is adopted by the stockholders, it is anticipated that each of Gregory McGrath and Peter S. Bell will receive a grant of RSUs immediately following the closing of the mergers equal to the lesser of (i) 34,653 RSUs, and (ii) a number of RSUs equal to the quotient of the applicable officer’s then-current base salary, divided by the Market Value Per Share (as defined in the 2014 Plan) on the date of grant.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Holdco

The following table sets forth information regarding the beneficial ownership of Holdco common shares as of the record date and immediately following consummation of the mergers by:

•	each person known by Cambridge to be the beneficial owner of more than 5% of Cambridge’s outstanding shares of common stock either on the record date or after the consummation of the mergers;

•	each of Cambridge’s current executive officers and directors;

•	each person who will become an executive officer or a director of Holdco upon consummation of the mergers;

•	all of Cambridge’s current executive officers and directors as a group; and

•	all of Holdco’s executive officers and directors as a group after the consummation of the merger.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Cambridge or its securities, the Cambridge initial stockholders, Parakou and/or their affiliates, may enter into a written plan to purchase Cambridge securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. The ownership percentages listed below do not include any such shares that may be purchased after the record date.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Cambridge or its securities, the Cambridge initial stockholders, Parakou or Parakou’s securityholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Cambridge’s common stock or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the public shares present and entitled to vote at the special meeting to approve the merger proposal vote in its favor and that holders of 7,536,766 (as of December 31, 2014) or fewer of the public shares demand conversion of their public shares into cash, when it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Cambridge initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on Cambridge common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the mergers to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the merger proposal and the other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of more than 7,536,766 (as of December 31, 2014) of the public shares will exercise their conversion shares.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Cambridge will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger proposal and charter amendments proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

	Beneficial Ownership on Record Date(1)		Beneficial Ownership Upon Consummation of Mergers(2)
Name and Address of Beneficial Owner	Amount and Beneficial Ownership	Approximate Percentage of Outstanding Shares of Common Stock(2)	Amount and Beneficial Ownership		Approximate Percentage of Outstanding Shares of Common Stock(2)
Current Directors and Executive Officers(3):
Benjamin Gordon	60,483	* %	67,483	(10)	* %
Mitchell I. Gordon	87,716	* %	57,530		* %
Michael J. Durham	62,173	* %	42,049		* %
Nathan Gantcher	104,346	1.0%	74,160		* %
Scott B. Laurans	104,346	1.0%	74,160		* %
All directors and executive officers as a group (5 persons)	419,064	4.0%	315,382		2.1%
Directors and Executive Officers of Holdco After Consummation of Mergers(4)
Por Liu	—	—	5,800,000		37.9%
Gregory McGrath	—	—	—		—
Peter S. Bell	—	—	—		—
Yang Jian Guo	—	—	—		—
Bruce A. Chan	—	—	—		—
John J. Fitzgerald	—	—	—		—
Jiusu Zhao	—	—	—		—
Derek Zissman	—	—	—		—
Mitchell I. Gordon	87,716	* %	57,530		* %
All directors and executive officers after consummation of mergers as a group (9 persons)	87,716	* %	5,857,530		38.2%
Five Percent Holders:
Davidson Kempner Partners(5)	695,000	6.6%	695,000		4.5%
ACK Asset Management LLC(6)	587,021	5.6%	587,021		3.8%
Jonathan Morris(7)	1,578,343	15.0%	789,725		5.2%
AQR Capital Management, LLC(8)	1,584,000	15.4%	1,584,000		10.4%
Polar Securities Inc.(9)	687,649	6.5%	687,649		4.4%
Por Liu	—	—	5,800,000		37.9%

*	Less than one percent.
(1)	The percentage of beneficial ownership on the record date is calculated based on 10,534,625 outstanding shares of common stock as of such date. The amount of beneficial ownership does not reflect the shares of common stock issuable as a result of the warrants as such warrants may not be convertible within 60 days. Unless otherwise indicated, Cambridge believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
(2)

The percentage of beneficial ownership upon consummation of the mergers is calculated based on 15,322,125 outstanding common shares, assuming issuance of 5,800,000 common shares of Holdco to Mr. Por Liu in the mergers and cancellation of 1,012,500 shares of common stock owned by the Cambridge initial stockholders at the closing. These percentages do not include any shares to which Mr. Por Liu or the

Cambridge initial stockholders may become entitled pursuant to the merger agreement if Holdco achieves the earn out or share price targets in the next three years or if a change in control occurs with respect to Holdco. In addition, such amount assumes that no public stockholders properly elect to convert their shares into cash. Unless otherwise indicated, Holdco believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them upon consummation of the mergers.
(3)	Unless otherwise indicated, the business address of each of the individuals is c/o Cambridge Capital Acquisition Corporation, 525 South Flagler Drive, Suite 201, West Paul Beach, FL 33401.
(4)	Unless otherwise indicated, the business address of each of the individuals is c/o Cambridge Holdco, Inc., 9 Temasek Boulevard, #32-01 Suntec Tower 2, Singapore 038989.
(5)	Based on information contained in a Schedule 13G/A filed on December 30, 2013 by Davidson Kempner Partners, a New York limited partnership (“DKP”) MHD Management Co., a New York limited partnership (“MHD”), is the general partner of DKP an MHD. Pursuant to the Schedule 13G/A, the following entities have shares voting and dispositive power over the shares listed next to their names: DKP-128,784 shares; Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership (“DKIP”). Davidson Kempner International Advisors Inc., a New York corporation, is the general partner of DKIP-283,282 shares; Davidson Kempner International, Ltd., a British Virgin Islands corporation (“DKIL”). Davidson Kempner International Advisors, L.C.C., a Delaware limited liability company, is the investment manager of DKIL-282,934 shares; Davidson Kempner Capital Management LLC, a New York limited liability company and a registered investment advisor with the U.S. Securities and Exchange Commission, acts as investment manager to each of DKP, DKIP, and DKIL (“DKCM”) either directly or by virtue a sub-advisory agreement with the investment manager of the relevant fund-226,052; Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company (“DKIA”)-402,511. In addition, Messrs. Thomas L. Kempner, Jr. and Stephen M. Dowicz (collectively, the “Principals) through DKCM, are responsible may be deemed to beneficially own an aggregate of 695,000 shares as a result of their voting and dispositive power through DKCM.
(6)	Includes shares held by ACK Asset Management LLC, as investment manager through ACK’s managing members, (i) John Reilly and (ii) Richard Mesienberg, each of whom have shared voting and investment power over the shares beneficially owned by ACK Asset Management LLC. The business address of ACK Asset Management, LLC is 2 Overhill Road, Suite 400, Scarsdale, NY, 10583. Information respecting ACK Asset Management LLC was derived from a Schedule 13G filed on December 31, 2013.
(7)	Includes 10,543 shares held by Mr. Morris directly and 1,567,500 shares held by the Gordon Family 2007 Trust. Mr. Morris is the trustee of the Gordon Family 2007 Trust and exercises voting and dispositive power over the shares held by such entity. Information was derived from a Form 4 filed on December 26, 2013.
(8)	Based on information contained in a Schedule 13G filed on February 17, 2015 by AQR Capital Management, LLC (“AQR”), AQR serves as the investment manager to the AQR Diversified Arbitrage Fund (“AQR DAF”), which holds 14% of the 1,584,000 shares of common stock reported and over which AQR and AQR DAF exercise shared voting power. The business address of AQR Capital Management, LLC is Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830.
(9)	Based on information contained in a Schedule 13G/A filed on February 13, 2015 by Polar Securities Inc. (“Polar”), Polar serves as the investment advisor to North Pole Capital Master Fund (“North Pole”), which holds all of the 687,649 shares of common stock reported and over which Polar and North Pole exercise shared voting and dispositive power. The business address of each of Polar and North Pole is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.
(10)	Includes 7,000 units to which Mr. Gordon would be entitled upon consummation of the mergers, pursuant to the terms of a $70,000 aggregate principal amount convertible promissory note issued to Mr. Gordon by Cambridge. Upon consummation of the mergers, the note would become payable and convertible into 7,000 units at Mr. Gordon’s sole election.

Sidney Brown, David Brodsky, Herb Shear and Bob Hammel, each a special advisor of Cambridge, beneficially own 10,000, 25,000, 25,000 and 50,000 shares of Cambridge common stock, respectively.

Cambridge’s initial stockholders, including its officers and directors, beneficially own 23.6% of its issued and outstanding shares of common stock as of the record date. Because of the ownership block held by Cambridge’s initial stockholders, such individuals may be able to effectively exercise control over all matters requiring approval by Cambridge’s stockholders, including the election of directors and approval of significant corporate transactions other than approval of its initial business combination.

All of the initial shares have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until (A) with respect to 50% of such shares, the earlier of (i) the date on which the closing price of the Holdco common shares exceeds $13.00 per share for any 20 trading days within a 30-trading day period following the consummation of the mergers and (ii) one year after the consummation of the acquisition and (B) with respect to the remaining 50% of such shares, one year after the consummation of the mergers; provided that the initial shares will be released if Holdco consummates a subsequent liquidation merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except (i) for transfers to an entity’s members upon its liquidation, (ii) to relatives and trusts for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death, (iv) pursuant to a qualified domestic relations order, (v) by certain pledges to secure obligations incurred in connection with purchases of Cambridge’s securities or (vi) by private sales made at or prior to the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, in each case where the transferee agrees to the terms of the escrow agreement, but will retain all other rights as Cambridge’s stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If Cambridge is unable to effect a business combination and liquidate the trust account, none of its initial stockholders will receive any portion of the liquidation proceeds with respect to their initial shares.

In a private placement conducted simultaneously with the consummation of Cambridge’s initial public offering, the Cambridge initial stockholders and EarlyBirdCapital and its designees purchased 472,125 private units. The purchasers have agreed that these units will not be sold or transferred by them (except to certain permitted transferees) until 30 days after Cambridge has completed a business combination.

Security Ownership of Parakou

As of the record date for the Cambridge special meeting, there were 100 shares of Parakou’s common stock issued and outstanding. Mr. Por Liu is the sole securityholder of Parakou’s common stock, which is not publicly traded.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Cambridge

Cambridge Related Person Policy

Cambridge’s Code of Ethics requires Cambridge to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Cambridge or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Cambridge’s shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Cambridge’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent Cambridge enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, Cambridge requires each of its directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Cambridge Related Person Transactions

In October 2013, Cambridge issued 2,012,500 shares of common stock to Cambridge’s initial stockholders for $25,000 in cash, at a purchase price of approximately $0.01 per share, in connection with its organization, as follows:

Name	Number of Shares	Relationship to Us
Gordon Family 2007 Trust	1,610,000	Affiliate of Chief Executive Officer
Cambridge Capital LLC	402,500	Affiliate of Chief Executive Officer

In November 2013, Cambridge Capital LLC and the Gordon Family 2007 Trust transferred an aggregate of 445,000 insider shares to the individuals and entities as set forth below at the same purchase price originally paid for such shares by Cambridge Capital LLC and the Gordon Family 2007 Trust:

Name	Number of Shares	Relationship to Us
Mitchell I. Gordon	60,000	President, Chief Financial Officer and Director
Michael Durham	40,000	Director
Nathan Gantcher	60,000	Director
Scott Laurans	60,000	Director
Sidney Brown	10,000	Special Advisor
David Brodsky	25,000	Special Advisor
Herb Shear	25,000	Special Advisor
Bob Hammel	50,000	Special Advisor
Jonathan Morris	5,000	Stockholder and Trustee of the Gordon Family 2007 Trust
Elliott Brodsky	10,000	Stockholder
Alex Sagan	10,000	Stockholder
Ramon Suazo	15,000	Stockholder
Raymond Avon Ventures, LLC	25,000	Stockholder
Jonathan Meeks	50,000	Stockholder

On December 23, 2013 and December 30, 2013, Cambridge’s initial stockholders and EarlyBirdCapital purchased 472,125 private units (427,500 units by the initial stockholders and 44,625 units by EarlyBirdCapital), for a total purchase price of $4,721,250, from Cambridge. The private units are identical to the units sold in Cambridge’s initial public offering. However, the holders thereof have agreed (A) to vote the underlying shares in favor of the merger proposal, (B) not to propose, or vote in favor of, an amendment to Cambridge’s amended and restated certificate of incorporation with respect to its pre-business combination activities prior to the consummation of such business combination, (C) not to convert any underlying shares into the right to receive cash from the trust account in connection with a stockholder vote to approve a proposed initial business combination or a vote to amend the provisions of Cambridge’s amended and restated certificate of incorporation relating to stockholders’ rights or pre-business combination activity and (D) that such underlying shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. Additionally, the purchasers have agreed not to transfer, assign or sell any of the private units (except to certain permitted transferees) until the completion of the initial business combination.

The holders of the initial shares and private units (and underlying securities) and any shares the initial stockholders, officers, directors or their affiliates may be issued in payment of working capital loans made to Cambridge, are entitled to registration rights. he holders of the majority of the initial shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the private units or shares issued in payment of working capital loans made to Cambridge can elect to exercise these registration rights at any time after Cambridge consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an initial business combination. Cambridge will bear the expenses incurred in connection with the filing of any such registration statements.

On October 2, 2013, Cambridge issued a $100,000 principal amount unsecured promissory note to Cambridge Capital LLC, an affiliate of Benjamin Gordon. The note was non-interest bearing and was payable on the earlier to occur of (i) October 2, 2014, (ii) the consummation of Cambridge’s initial public offering or (iii) the date on which Cambridge determined not to proceed with an initial public offering. The note was repaid in full on December 24, 2014.

On December 17, 2013, Cambridge Capital LLC advanced to Cambridge an aggregate of $70,000 for the payment of offering costs. This amount was repaid in full on December 24, 2013.

Cambridge pays Cambridge Capital LLC, $10,000 per month for certain general and administrative services, including office space, utilities and administrative support. Cambridge has agreed to pay for, and Cambridge Capital LLC has agreed to provide, such services until the consummation of an initial business combination. Benjamin Gordon is the majority holder of Cambridge Capital LLC. Accordingly, Benjamin Gordon benefits from this arrangement to the extent of his interest in Cambridge Capital LLC. However, this arrangement is solely for Cambridge’s benefit and is not intended to provide Benjamin Gordon compensation in lieu of a salary. Cambridge believes, based on rents and fees for similar services in the West Palm Beach, Florida area, that the fee charged by Cambridge Capital LLC is at least as favorable as Cambridge could have obtained from an unaffiliated person.

On March 6, 2015, Cambridge issued an unsecured promissory note in the aggregate amount of $70,000 to Benjamin Gordon in consideration for a loan from Mr. Gordon to fund Cambridge’s working capital requirements until a business combination is consummated. Payment of the note is due upon the consummation of an initial business combination. The note is non-interest bearing and is convertible at Mr. Gordon’s election upon the consummation of an initial business combination into units of Cambridge, at a price of $10.00 per unit. The note will only be repaid if Cambridge consummates a business combination and will be forgiven if a business combination is not consummated.

Parakou

Parakou Related Person Policy

As a privately held company, Parakou was not required to maintain a Related Person Policy. Following consummation of the mergers, Parakou will be subject to Holdco’s Related Person Policy described below.

Parakou Related Person Transactions

On July 15, 2014, Parakou entered into a share purchase agreement with PIL pursuant to which Parakou agreed to acquire eight of PIL’s subsidiaries that own Parakou’s current fleet of eight MR product tankers. The purchase price for the acquisition was $220.0 million, consisting of $136.0 million in cash and $84.0 million to be satisfied under a separate settlement agreement entered into on July 15, 2014 among Parakou (as a third party beneficiary), PIL and Mr. Cheng Chan Liu the founder of PIL and one of Parakou’s initial directors. Under this settlement agreement, Mr. Cheng Chan Liu agreed to pay $84.0 million as part of the consideration that Parakou delivered to PIL in exchange for the shares under the share purchase agreement. To finance the cash portion of the purchase price, on July 21, 2014, Parakou entered into its $136.0 million credit facility. See “Parakou’s Management’s Discussion and Analysis of Financial Condition and Results of Operations —Parakou’s Credit Facility.” The acquisition closed on July 31, 2014. In connection with Parakou’s entry into the credit facility, Mr. Por Liu paid a facility fee of approximately $1.5 million on behalf of Parakou and subsequently waived any repayment obligation by Parakou.

On July 31, 2014, PSMPL was transferred to Parakou from Mr. Por Liu and other family members for consideration of $1.0 million in cash. Mr. Por Liu paid this amount on behalf of Parakou and subsequently waived any repayment obligation by Parakou.

On December 22, 2014, Mr. Por Liu, the Company’s shareholder, has agreed in writing to provide funding and financial support to enable the Company to meet in full its financial obligations as they fall due for the next twelve months, provided that this is only up to a maximum amount of US$15 million.

PSMPL provides technical management services, which includes providing for repairs and maintenance, for two of PIL’s vessels, the St. Marien and the St. Johannis, in each case pursuant to a management agreement executed between the parties on December 1, 2008. Under each management agreement, PIL pays PSMPL $6,600 per day less daily operating expenses. As of December 19, 2014, Parakou entered into a memorandum of agreement with PIL to purchase these vessels for $24.0 million per vessel utilizing a combination of cash on hand, a portion of the proceeds from the trust account and commercial debt financing, subject to customary closing conditions. Parakou expects to close these transactions after the consummation of the mergers and the expiration of these vessels’ existing charters, which is expected to be in August 2015 at the earliest.

PSMPL leases office space, at 9 Temasek Boulevard #32-01 Suntec Tower 2, Singapore 038989 from a related party affiliated with Mr. Cheng Chan Liu and Mr. Por Liu. The lease commenced on December 31, 2012 and continues for a term of two years, at which time PSMPL has an option to renew the term for an additional two years subject to market conditions. The total rent per year under the lease is currently approximately $900,000 Singapore Dollars (approximately $719,827 at exchange rates in effect on January 26, 2015) and will increase to $1.1 million Singapore Dollars (approximately $879,789 at exchange rates in effect on January 26, 2015) in 2015.

Parakou intends to enter into ten-year bareboat charter agreements with PIL with respect to four vessels at $10,000 per day with scheduled delivery dates ranging from April to October 2016, and an option to purchase the four vessels from PIL at the end of the ten-year period at a price to be mutually agreed by the parties.

Parakou Shipping Ltd., an affiliate of PIL, guarantees the obligations of the operating subsidiaries of Parakou under four Time Charter Party Agreements, each dated March 20, 2013, between the operating subsidiaries of Parakou and third parties.

On January 30, 2014, Mr. Cheng Chan Liu transferred his shares of Parakou’s common stock to Mr. Por Liu as a gift in a private transaction and resigned from Parakou’s board of directors. As a result of the gift and resignation, Mr. Por Liu is currently the sole shareholder and director of Parakou.

Holdco

Holdco Related Person Policy

Upon consummation of the mergers, Holdco will adopt a Related Person Policy that will require it (and its subsidiaries, including Parakou) to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except as approved by unconflicted executives, the board of directors, or audit committee in accordance with guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Holdco or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Parakou’s shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Holdco’s audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent Parakou enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, Holdco will require each of its directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Cambridge directors, officers and persons owning more than 10% of Cambridge common stock to file reports of ownership and changes of ownership with the SEC. Based on its review of the copies of such reports furnished to Cambridge, or representations from certain reporting persons that no other reports were required, Cambridge believes that all applicable filing requirements were complied with during the fiscal year ended December 31, 2013.

220

DESCRIPTION OF HOLDCO SECURITIES

The following description of the material terms of the share capital of Holdco following the mergers includes a summary of specified provisions of the amended and restated bylaws of Holdco that will be in effect upon completion of the transactions. This description is qualified by reference to Holdco’s amended and restated bylaws as will be in effect upon consummation of the transactions, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

General

The constitutional documents of Holdco will provide for the issuance of 100,000,000 common shares, par value $.0001, and 1,000,000 preferred shares, par value $.0001.

In the Cambridge merger, Holdco will issue its common shares in exchange for the outstanding common stock and warrants of Cambridge as follows:

•	each share of Cambridge common stock will be exchanged for one common share of Holdco, except for public shares that have been converted into a pro rata portion of Cambridge’s trust account;

•	each Cambridge warrant will remain outstanding but will be deemed converted into one warrant of Holdco; and

•	each purchase option of Cambridge will remain outstanding but will be deemed converted into an option to purchase one unit of Holdco for $10.00. The purchase options will expire on December 17, 2018.

In the Parakou merger, Mr. Por Liu, who will be the sole securityholder of Parakou as of the closing date of the mergers, will receive 5,800,000 common shares of Holdco.

Common Shares

The holders of common shares will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Holders of Holdco’s common shares will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the common shares.

Preferred Shares

The amended and restated articles of incorporation and amended and restated bylaws of Holdco will authorize the issuance of 1,000,000 blank check preferred shares with such designations, rights and preferences as may be determined from time to time by Holdco’s board of directors. Accordingly, Holdco’s board of directors will be empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common shares. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of Holdco.

Dividends

Cambridge has not paid any cash dividends on its common stock to date and does not intend to pay dividends prior to the completion of the merger. Holdco does not currently intend to pay any cash dividends on its common stock following the consummation of the mergers. However, the payment of dividends subsequent to the mergers will be entirely within the discretion of Holdco’s then board of directors and will be contingent upon Holdco’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the mergers.

Holdco’s Transfer Agent

The transfer agent for Holdco’s common shares is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

PRICE RANGE OF CAMBRIDGE SECURITIES AND DIVIDENDS

Market Price of Units, Common Stock and Warrants

Cambridge’s units, common stock and warrants are traded on The Nasdaq Capital Market under the symbols CAMBU, CAMB and CAMBW, respectively. The following table sets forth the high and low sales prices for Cambridge’s units, common stock and warrants for the periods indicated since the units began public trading on December 31, 2013 and Cambridge’s common stock and warrants began public trading on January 27, 2014.

The closing price Cambridge’s units, common stock and warrants on November 28, 2014, the last trading day before announcement of the execution of the merger agreement, was $10.09, $9.69 and $0.37, respectively. As of March 4, 2015, the record date, the closing price for each unit, share of common stock and warrant of Cambridge was $10.23, $9.90 and $0.27, respectively.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
Fiscal 2014
Fourth Quarter	$10.30	$10.04	$9.93	$9.69	$0.47	$0.31
Third Quarter	$10.40	$10.04	$9.82	$9.74	$0.43	$0.33
Second Quarter	$10.46	$10.08	$9.79	$9.63	$0.75	$0.34
First Quarter	$11.10	$9.96	$12.00	$8.00	$2.10	$0.10

Fiscal 2015
First Quarter*	$10.45	$10.16	$9.98	$9.72	$0.39	$0.10

*	Through March 17, 2015.

Holders of Cambridge units, common stock and warrants should obtain current market quotations for their securities. The market price of Cambridge’s securities could vary at any time before the merger.

Holders

As of March 17, 2015, there were 16 holders of record of Cambridge common stock and 1 holder of record of Cambridge warrants. This includes the holders of record of Cambridge units, which each represent one share of common stock and one warrant. Cambridge believes the number of beneficial holders of the common stock to be in excess of 300 persons.

APPRAISAL RIGHTS

Neither Cambridge stockholders nor Cambridge warrantholders have appraisal rights under the DGCL in connection with the mergers.

STOCKHOLDER PROPOSALS

The Holdco 2016 annual meeting of stockholders will be held on or about March 31, 2016 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2016 annual meeting, you need to provide it to Holdco by no later than February 18, 2016. You should direct any proposals to Holdco’s secretary at its principal office which will be in 9 Temasek Boulevard, #32-01 Suntec Tower 2, Singapore 038989 and at its registered office which will be located at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. If you are a stockholder and you want to present a matter of business to be considered at the year 2016 annual meeting, under Holdco’s amended and restated bylaws you must give timely notice of the matter, in writing, to Holdco’s secretary. To be timely, the notice has to be given between January 1, 2016 and February 29, 2016.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with Cambridge’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Cambridge Capital Acquisition Corporation, 525 South Flagler Drive, Suite 201, West Palm Beach, FL 33401. Following the mergers, such communications should be sent in care of Holdco, 9 Temasek Boulevard, #32-01 Suntec Tower 2, Singapore 038989. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

EXPERTS

The combined financial statements of Parakou Tankers, Inc. and subsidiaries as of and for the years ended December 31, 2013 and 2012, included in this Prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Cambridge Capital Acquisition Corporation as of December 31, 2014 and 2013, and for the year ended December 31, 2014 and the period from October 1, 2013 (inception) to December 31, 2013, appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein.

The section in this proxy statement/prospectus entitled “Industry and Market Conditions” has been reviewed by Fearnley Consultants AS, which has confirmed to us that such section accurately describes the international tanker market, subject to the availability and reliability of the data supporting the statistical information presented in this proxy statement/prospectus.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Cambridge and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Cambridge’s annual report to stockholders and Cambridge’s proxy statement. Upon written or oral request, Cambridge will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Cambridge deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that Cambridge deliver single copies of such documents in the future. Stockholders may notify Cambridge of their requests by calling or writing Cambridge at its principal executive offices at 525 South Flagler Drive, Suite 201, West Palm Beach, FL 33401 or (561) 932-1600. Following the merger, such requests should be made by calling or writing Holdco at 9 Temasek Boulevard, #32-01 Suntec Tower 2, Singapore 038989 and (65) 65368838.

WHERE YOU CAN FIND MORE INFORMATION

Cambridge files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Cambridge with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on Cambridge at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

This proxy statement/prospectus incorporates important business and financial information about the parties that is not included in or delivered with the proxy statement/prospectus. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

All information contained in this document relating to Cambridge has been supplied by Cambridge, and all such information relating to Parakou has been supplied by Parakou. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the mergers, you should contact via phone or in writing:

Mr. Benjamin Gordon

Cambridge Capital Acquisition Corporation

525 South Flagler Drive

Suite 201

West Palm Beach, Florida 33401

Tel. (561) 932-1600

or

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Tel. (800) 662-5200

Email: Camb.info@morrowco.com

GLOSSARY OF SHIPPING TERMS

The following are definitions of certain terms that are commonly used in the shipping industry.

Aframax tanker. A tanker ranging in size from 85,000 dwt to 120,000 dwt.

Annual survey. The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.

Ballast. A voyage during which the vessel is not laden with cargo.

Bareboat charter. A charter of a vessel under which the vessel owner is usually paid a fixed daily or monthly rate for a certain period of time during which the charterer is responsible for the ship operating expenses and voyage expenses of the vessel and for the management of the vessel. In this case, all voyage related costs, including vessel fuel, or bunkers, and port dues as well as all vessel operating costs, such as day-to-day operations, maintenance, crewing and insurance are paid by the charterer. A bareboat charter is also known as a “demise charter” or a “time charter by demise” and involves the use of a vessel usually over longer periods of time ranging over several years. The owner of the vessel receives monthly charter hire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.

Bunkers. Fuel oil used to operate a vessel’s engines, generators and boilers.

CERCLA. Comprehensive Environmental Response, Compensation and Liability Act.

Charter. The hiring of a vessel, or use of its carrying capacity, for either (1) a specified period of time or (2) to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charterparty.

Charterer. The party that hires a vessel pursuant to a charter.

Charter hire. Money paid to the vessel owner by a charterer for the use of a vessel under a time charter or bareboat charter. Such payments are usually made during the course of the charter every 15 or 30 days in advance or in arrears by multiplying the daily charter rate times the number of days and, under a time charter only, subtracting any time the vessel was deemed to be off-hire. Under a bareboat charter such payments are usually made monthly and are calculated on a 360 or 365 day calendar year basis.

Charter rate. The amount of money agreed between the charterer and the vessel owner accrued on a daily or monthly basis that is used to calculate the vessel’s charter hire.

Classification society. An independent society that certifies that a vessel has been built and maintained according to the society’s rules for that type of vessel and complies with the applicable rules and regulations of the country in which the vessel is registered, as well as the international conventions which that country has ratified. A vessel that receives its certification is referred to as being “in class” as of the date of issuance.

Clean petroleum products. Liquid products refined from crude oil, whose color is less than or equal to 2.5 on the National Petroleum Association scale. Clean products include naphtha, jet fuel, gasoline and diesel/gasoil.

Deadweight ton or “dwt.” A unit of a vessel’s capacity for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms. A vessel’s dwt or total deadweight is the total weight necessary to submerge the vessel to its maximum permitted draft.

Dirty petroleum products. Liquid products refined from crude oil, whose color is greater than 2.5 on the National Petroleum Association scale. Dirty products usually require heating during a voyage, because their viscosity or waxiness makes discharge difficult at ambient temperatures.

Double-hull. Hull construction design in which a vessel has an inner and outer side and bottom separated by void space, usually 2 meters in width.

Draft. Vertical distance between the waterline and the bottom of the vessel’s keel.

Drydocking. The removal of a vessel from the water for inspection and/or repair of those parts of a vessel which are below the water line. During drydockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications issued. Drydockings are generally required once every 30 to 60 months.

Flag state. The country where the vessel is registered.

Gross ton. A unit of weight equal to 2,240 pounds.

Handysize tanker. A tanker ranging in size from 10,000 dwt to 25,000 dwt.

Hull. Shell or body of a vessel.

IMO. International Maritime Organization, a United Nations agency that issues international regulations and standards for seaborne transportation.

ISM Code. International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, which, among other things, requires vessel owners to obtain a safety management certification for each vessel they manage.

ISPS Code. International Security Code for Ports and Ships, which enacts measures to detect and prevent security threats to vessels and ports.

Intermediate survey. The inspection of a vessel by a classification society surveyor which takes place between two and three years before and after each special survey for such vessel pursuant to the rules of international conventions and classification societies.

MARPOL. The International Convention for the Prevention of Pollution from Ships.

Metric ton. A unit of weight equal to 1,000 kilograms.

MR product tankers. A vessel ranging from 25,000 dwt to 59,999 dwt and classed for petroleum or IMO 3 cargoes (e.g. vegetable oils, caustic soda or liquid fertilizer).

Newbuild or newbuilding. A new vessel under construction or just completed.

Off-hire. The period a vessel is unable to perform the services for which it is required under a time charter. Off-hire periods typically include days spent undergoing repairs and drydocking, whether or not scheduled.

OPA. Oil Pollution Act of 1990 of the United States, as amended.

Panamax tanker. A tanker ranging in size from 55,000 dwt to 85,000 dwt. The term is derived from the maximum length, breadth and draft capable of passing fully loaded through the Panama Canal.

Product tanker. A tanker designed for the carriage of refined petroleum products whose cargo tanks are usually coated with epoxy-based paint to facilitate the cleaning of the tanker between the carriage of different cargoes and to prevent product contamination and hull corrosion. A product tanker typically has multiple cargo tanks capable of handling different cargoes simultaneously. The vessel may have equipment designed for the loading and unloading of cargoes with a high viscosity.

Protection and indemnity (or P&I) insurance. Insurance obtained through mutual associations (called “Clubs”) formed by vessel owners to provide liability insurance protection against a large financial loss by one member by contribution towards that loss by all members. To a great extent, the risks are reinsured.

Refined petroleum products. Refined crude oil products, such as fuel oils, gasoline and jet fuel.

Scrapping. The disposal of old or damaged vessel tonnage by way of sale as scrap metal.

Secondhand. Vessel already in operation acquired from sale and purchase market.

Sister ship. Vessels of the same type and specification from the same shipyard.

SOLAS. The International Convention for the Safety of Life at Sea 1974, as amended, adopted under the auspices of the IMO.

Special survey. An extensive inspection of a vessel by classification society surveyors that must be completed within five years. Special surveys require a vessel to be drydocked.

Spot charter. A spot charter refers to both voyage and trip time charters. These charters are referred to as spot charters due to their short-term duration, consisting mostly of a single voyage between one load port and one discharge port.

Spot market. The market for the immediate chartering of a vessel, usually for single voyages.

Tanker. Vessel designed for the carriage of liquid cargoes in bulk with cargo space consisting of many tanks. Tankers carry a variety of products including crude oil, refined petroleum products, liquid chemicals and liquid gas.

Time charter. A time charter is a contract under which a charterer pays a fixed daily hire rate on a semi-monthly or monthly basis for a fixed period of time for use of the vessel. Subject to any restrictions in the charter, the charterer decides the type and quantity of cargo to be carried and the ports of loading and unloading. The charterer pays the voyage related expenses such as fuel, canal tolls and port charges. The vessel owner pays all vessel operating costs such as the management expenses and crew costs as well as for the capital costs of the vessel. Any delays at port or during the voyages are the responsibility of the charterer, except for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.

Time charter equivalent (TCE) rates. Time charter equivalent, or TCE, rates, are a standard industry measure of the average daily revenue performance of a vessel. The TCE rate achieved on a given voyage is expressed in U.S. dollars/day and is generally calculated by subtracting voyage expenses, including bunkers and port charges, from time charter and voyage revenue and dividing by the total revenue earning days in the period.

Ton. See “Metric ton.”

Vessel operating expenses. The costs of operating a vessel that is incurred during a charter, primarily consisting of crew wages and associated costs, insurance premiums, lubricants and spare parts, and repair and maintenance costs. Vessel operating costs exclude fuel and port charges, which are considered “voyage expenses.” For a time charter, the vessel owner pays vessel operating costs. For a bareboat charter, the charterer pays vessel operating costs.

Voyage charter. A voyage charter involves the carriage of a specific amount and type of cargo from specific load port(s) to specific discharge port(s), subject to various cargo handling terms. Most of these charters are of a single voyage nature between two specific ports, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel. The charterer is typically responsible for any delay at the loading or discharging ports.

Voyage expenses. Expenses incurred due to a vessel’s traveling from a loading port to a discharging port, such as fuel (bunker) cost, port expenses, agent’s fees, canal dues and extra war risk insurance, as well as commissions.

INDEX TO FINANCIAL STATEMENTS

CAMBRIDGE CAPITAL ACQUISITION CORPORATION

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Shareholders of Cambridge Capital Acquisition Corporation

We have audited the accompanying consolidated balance sheet of Cambridge Capital Acquisition Corporation and Subsidiaries (the “Company”) as of December 31, 2014 and 2013 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2014 and for the period October 1, 2013 (Inception) through December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cambridge Capital Acquisition Corporation and Subsidiaries, as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the year ended December 31, 2014 and for the period October 1, 2013 (Inception) through December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1, the Company has no present revenue and the Company’s cash and working capital as of December 31, 2014 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 2, 2015

Cambridge Capital Acquisition Corporation and Subsidiaries

Consolidated Balance Sheets

	As of December 31,
	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$47,185	$803,613
Prepaid expenses	2,445	25,300

Total current assets	49,630	828,913
Restricted investments and cash equivalents held in trust account	81,339,095	81,305,000

Total assets	$81,388,725	$82,133,913

Liabilities, Redeemable Common Stock and Stockholders’ Equity
Current Liabilities:
Accrued expenses	139,342	15,000
Accrued Delaware franchise tax	86,529	—
Accrued expenses - related party	9,598	4,667

Total liabilities	235,469	19,667

Commitments
Common stock, subject to possible conversion or tender, 7,536,766 and 7,635,074 shares at conversion value at December 31, 2014 and 2013, respectively	76,153,255	77,114,245

Shareholders’ Equity:
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value; 40,000,000 shares authorized; 2,997,859 shares issued and outstanding (excluding 7,536,766 shares subject to possible conversion or tender) at December 31, 2014 and 2,899,551 shares issued and outstanding (excluding 7,635,074 shares subject to possible conversion or tender) at December 31, 2013	299	290
Additional paid-in capital	5,922,729	5,008,040
Accumulated deficit	(923,027)	(8,329)

Total stockholders’ equity	5,000,001	5,000,001

Total liabilities, redeemable common stock and stockholders’ equity	$81,388,725	$82,133,913

The accompanying notes are an integral part of these consolidated financial statements.

Cambridge Capital Acquisition Corporation and Subsidiaries

Consolidated Statements of Operations

	For the Year Ended December 31, 2014	For the Period October 1, 2013 (Inception) through December 31, 2013
Formation and operating costs
Legal and professional fees	$331,974	$—
General and administrative expenses	496,861	3,662
Office expense - related party	120,000	4,667

Loss from operations	(948,835)	(8,329)
Interest income	34,137	—

Net loss	$(914,698)	$(8,329)

Weighted average shares outstanding, basic and diluted(1)	2,937,744	1,853,197

Basic and diluted net loss per common share	$(0.31)	$(0.00)

(1)	For the years ended December 31, 2014 and the period October 1, 2013 (inception) through December 31, 2013, weighted average shares outstanding excluded 7,536,766 and 7,635,074, respectively, shares subject to possible conversion or tender.

The accompanying notes are an integral part of these consolidated financial statements.

Cambridge Capital Acquisition Corporation and Subsidiaries

Consolidated Statement of Changes in Stockholders’ Equity

For The Period October 1, 2013 (Inception) through December 31, 2014

	Common Stock		Additional Paid-In Capital	Deficit Accumulated	Total Stockholders’ Equity
	Shares	Amount
Balance - October 1, 2013 (Inception)	—	$—	$—	$—	$—
Common stock issued at approximately $0.01 per share to initial stockholders on October 7, 2013	2,012,500	201	24,799	—	25,000
Sale of 7,000,000 units on December 23, 2013, net of underwriters’ discount and offering costs	7,000,000	700	67,216,775	—	67,217,475
Sale of 427,500 units to Sponsors on December 23, 2013 in Private Placement	427,500	43	4,274,957	—	4,275,000
Sale of unit purchase option on December 23, 2013	—	—	100	—	100
Sale of 1,050,000 units on December 30, 2013	1,050,000	105	10,158,645	—	10,158,750
Sale of 44,625 units on December 30, 2013 in Private Placement	44,625	5	446,245	—	446,250
Net proceeds subject to redemption of 7,635,074 shares at redemption value	(7,635,074)	(764)	(77,113,481)	—	(77,114,245)
Net loss	—	—	—	(8,329)	(8,329)

Balance - December 31, 2013	2,899,551	290	5,008,040	(8,329)	5,000,001
Payment of offering costs	—	—	(46,292)	—	(46,292)
Change in net proceeds subject to possible redemption(1)	98,308	9	960,981	—	960,990
Net loss	—	—	—	(914,698)	(914,698)

Balance, December 31, 2014	2,997,859	$299	$5,922,729	$(923,027)	$5,000,001

(1)	As a result of changes in the Company’s net tangible assets, a total of 7,536,766 and 7,635,074 shares of common stock were subject to possible conversion or tender at December 31, 2014 and 2013, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

Cambridge Capital Acquisition Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	For the Year Ended December 31, 2014	For the Period October 1, 2013 (Inception) through December 31, 2013
Cash flows from operating activities:
Net loss	$(914,698)	$(8,329)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of discount on investments held in trust	(34,095)	—
Changes in operating assets and liabilities:
Prepaid expenses	22,855	(25,300)
Accrued expenses	210,871	15,000
Accrued expenses - related party	4,931	4,667

Net cash used in operating activities	(710,136)	(13,962)

Cash flows from investing activities:
Purchases of restricted investments and cash equivalents held in Trust Account	(487,943,697)	(81,305,000)
Proceeds from maturity of restricted investments and cash equivalents held in Trust Account	487,943,697	—

Net cash used in investing activities	—	(81,305,000)

Cash flows from financing activities:
Proceeds from offering, net of offering costs	—	77,376,225
Payment of offering costs	(46,292)	—
Proceeds from issuance of common stock to initial stockholders	—	25,000
Proceeds from private placement	—	4,721,250
Proceeds from sale of unit purchase option	—	100

Net cash (used in) provided by financing activities	(46,292)	82,122,575

Net (decrease) increase in cash and cash equivalents	(756,428)	803,613
Cash and cash equivalents - beginning	803,613	—

Cash and cash equivalents - ending	$47,185	$803,613

The accompanying notes are an integral part of these consolidated financial statements.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Plan of Business Operations, Liquidity and Going Concern

Organization and Plan of Business Operations

Cambridge Capital Acquisition Corporation (“Cambridge” or the “Company”) was incorporated in Delaware on October 1, 2013 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”). The Company’s efforts to identify a target business will not be limited to a particular industry or geographic region, although the Company intends to focus its search for target businesses that operate in the supply chain industry, with an emphasis on target businesses that operate in the traditional transportation and logistics end of the supply chain industry.

On December 1, 2014, the Company formed a wholly-owned subsidiary, Cambridge Holdco, Inc. (“Holdco”), a Marshall Islands corporation and Cambridge Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Holdco and a Marshall Islands corporation. The Company formed Holdco and Merger Sub for the purpose of consummating an initial business combination.

On December 1, 2014, the Company entered into a Business Combination Agreement (the “Merger Agreement”) by and among Holdco, Merger Sub, Parakou Tankers, Inc., a Marshall Islands corporation (“Parakou”), and Mr. Por Liu, the sole shareholder of Parakou. Subject to certain conditions, upon the consummation of the transactions contemplated by the Merger Agreement, (i) Cambridge will be merged with and into Holdco, with Holdco surviving the merger (the “Cambridge Merger”) and (ii) Merger Sub will be merged with and into Parakou, with Parakou surviving the merger and becoming the wholly-owned subsidiary of Holdco (the “Parakou Merger” and, together with the Cambridge Merger, the “Mergers”). See Note 4 — Merger Agreement for a discussion of the Merger Agreement entered into on December 1, 2014.

At December 31, 2014, the Company had not yet commenced any operations. All activity through December 31, 2014 relates to the Company’s formation, the offering described below and the Company’s identification and investigation of prospective target businesses with which to consummate a Business Combination.

The registration statement for the Company’s initial public offering (“Public Offering”) was declared effective on December 17, 2013. On December 23, 2013, the Company consummated the Public Offering of 7,000,000 units (“Units”) at $10.00 per Unit and received net proceeds of $67,217,475 after payment of underwriters discount of $2,275,000 and offering expenses of $507,525 and simultaneously raised $4,275,000 through the issuance of 427,500 private units (“Private Units”) at $10.00 per unit to the Company’s initial stockholders (collectively, the “Sponsors”) and the underwriters (and/or their respective designees) in a private placement (See Note 4 — Public Offering and Private Placement). Subsequent to December 31, 2013, the Company paid $46,292 in additional offering expenses, for a total amount of offering expenses paid of $553,817.

On December 23, 2013, the underwriters exercised their over-allotment option and on December 30, 2013, the Company consummated the closing of the over-allotment option (the “Overallotment”). The Public Offering and the Overallotment are collectively referred to as the “Offering.” The Company sold 1,050,000 units pursuant to the Overallotment at an offering price of $10.00 per Unit, generating net proceeds of $10,158,750 after payment of underwriters’ discount of $341,250. In a private placement that took place simultaneously with the consummation of the exercise of the over-allotment option, certain of the Sponsors and the underwriters purchased an additional 44,625 Private Units at $10.00 per Private Unit generating gross proceeds of $446,250. The private placements consummated simultaneously with the Offering are collectively referred to as the “Private Placement.”

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Plan of Business Operations, Liquidity and Going Concern, continued

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to effect the Mergers or any other Business Combination successfully. The Company’s securities are listed on the Nasdaq Capital Markets (“NASDAQ”). Pursuant to the NASDAQ listing rules, the target business or businesses that the Company acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (defined below) at the time of the execution of a definitive agreement for its initial Business Combination, although the Company may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance.

Following the closing of the Overallotment on December 30, 2013, an amount of $81,305,000 (or $10.10 per Unit sold in the Offering), including the proceeds of the Private Placement, was placed in trust (the “Trust Account”) and was subsequently invested in United States government treasury bills having a maturity of 180 days or less or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, that invest solely in U.S. treasuries until the earlier of the consummation of the initial Business Combination and the Company’s failure to consummate a Business Combination within the prescribed time. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Company’s executive officers have agreed that they will be jointly and severally liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, they may not be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In addition, (1) interest income on the funds held in the Trust Account can be released to the Company to pay its income and other tax obligations and (2) interest income on the funds held in the Trust Account can be released to the Company to pay for its working capital requirements in connection with searching for a Business Combination.

The Company will seek shareholder approval of the Mergers or any other Business Combination at a meeting called for such purpose at which shareholders may seek to convert their shares into their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. The Company will proceed with the Mergers or any other Business Combination only if it has net tangible assets of at least $5,000,001 upon consummation of the Mergers or any other Business Combination and a majority of the outstanding shares of common stock of the Company voted are voted in favor of the Mergers or any other Business Combination. In connection with any shareholder vote required to approve any Business Combination, the Sponsors agreed (i) to vote any of their respective shares, including the 2,012,500 shares of common stock sold to the Sponsors in connection with the organization of the Company (the “Sponsors’ Shares”), shares of common stock sold to Sponsors in connection with the Private Placement, and any shares of common stock which were initially issued in connection with the Offering, whether acquired in or after the effective date of the Offering, in favor of the initial Business Combination and (ii) not to convert such respective shares into a pro rata portion of the Trust Account.

The Company’s amended and restated Certificate of Incorporation provides that the Company will continue in existence only until June 23, 2015 (or December 23, 2015 if the Company has executed a definitive agreement

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Plan of Business Operations, Liquidity and Going Concern, continued

for an initial Business Combination by June 23, 2015, but has not completed the initial Business Combination by June 23, 2015). If the Company has not completed a Business Combination by such date, the Company will, as promptly as possible but not more than ten business days thereafter, redeem from holders of the outstanding shares sold in the Offering (“Public Stockholders”) 100% of such shares for a pro rata portion of the funds held in the Trust Account and then seek to dissolve and liquidate. In the event of a liquidation, the Public Stockholders will be entitled to receive a full pro rata interest in the Trust Account (initially anticipated to be $10.10 per share after the closing of the Overallotment, plus any pro rata interest earned on the Trust Account not previously released to the Company). The Company’s Sponsors and purchasers of the Private Units have agreed not to participate in such redemption, except with respect to any shares of common stock which were issued in connection with the Offering.

Liquidity and Going Concern

As of December 31, 2014, the Company had $47,185 in its operating bank accounts and $81,339,095 in restricted cash and equivalents held in trust to be used for an initial business combination or to repurchase or convert its common shares. As of December 31, 2014, the Company has not withdrawn from the trust account any interest income for its working capital and tax obligations. As of December 31, 2014, $34,095 of the amount on deposit in the trust account represents interest income, which was available to be withdrawn as described above.

Until consummation of its initial business combination, the Company will be using the funds not held in the trust account, plus the interest earned on the trust account balance (net of income, and other tax obligations) that may be released to the Company to fund its working capital requirements, for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.

The Company will need to raise additional capital through loans or additional investments from its shareholders, officers, directors, or third parties. None of the shareholders, officers or directors are under any obligation to advance funds to, or to invest in, the Company. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2 — Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the accounting and disclosure rules of the Securities and Exchange Commission (“SEC”).

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Cambridge, Holdco, and Merger Sub. All significant intercompany transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances that may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. The Company maintains its cash deposits with major financial institutions.

Restricted Investments and Cash Equivalents Held in Trust Account

The amounts held in the Trust Account represent substantially all of the proceeds of the Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination. As of December 31, 2014 and 2013, investment securities held in the Trust Account consisted solely of $81,339,095 and $81,305,000 of cash equivalents, respectively.

From time to time, the Company may invest the amounts held in the Trust Account in United States Treasury securities. The Company classifies its United States Treasury securities as held-to-maturity in accordance with ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and are adjusted for the accretion of discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

Common Stock Subject to Possible Conversion

The Company accounts for its common stock subject to possible conversion in accordance with the guidance provided in ASC 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory conversion (if any) is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features conversion rights that are either within the control of the holder or subject to conversion upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain conversion rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly at December 31,

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Significant Accounting Policies, continued

2014 and 2013, the common stock subject to possible conversion is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Loss Per Share

Loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the periods. Common shares subject to possible redemption of 7,536,766 and 7,635,074 for the years ended December 31, 2014 and 2013, respectively, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the trust earnings. The Company has not considered the effect of (i) warrants sold in the Public Offering and Private Placement to purchase 8,522,125 shares of the Company’s common stock and (ii) 420,000 shares of common stock and warrants to purchase 420,000 common shares included in the unit purchase option sold to the underwriter, in the calculation of diluted loss per share, since the exercise of the warrants is contingent on the occurrence of future events.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Material estimates include the Company’s estimate of the value of the unit purchase option issued to the underwriter of the Public Offering.

Income Taxes

The Company accounts for income taxes under ASC Topic 740 “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file income tax returns in the United States (federal) and in various state and local jurisdictions. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on October 1, 2013, the evaluation was performed for the 2014 and 2013 tax years, which will be the only periods subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or for the

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Significant Accounting Policies, continued

year ended December 31, 2014. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Recent Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation.” This ASU removes the definition of a development stage entity from the ASC, thereby removing the financial reporting distinction between development stage entities and other reporting entities from GAAP. In addition, the ASU eliminates the requirements for development stage entities to (1) present inception-to-date information in the statements of operations, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early adoption is permitted. The Company has elected to adopt this ASU effective with its Quarterly Report on Form 10-Q filed on August 13, 2014 and its adoption resulted in the removal of previously required development stage disclosures.

The FASB has issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This standard is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. Under U.S. GAAP, financial statements are prepared under the presumption that the reporting organization will continue to operate as a going concern, except in limited circumstances. Financial reporting under this presumption is commonly referred to as the going concern basis of accounting. The going concern basis of accounting is critical to financial reporting because it establishes the fundamental basis for measuring and classifying assets and liabilities. Currently, U.S. GAAP lacks guidance about management’s responsibility to evaluate whether there is substantial doubt about the organization’s ability to continue as a going concern or to provide related footnote disclosures. This ASU provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. The amendments are effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

Subsequent Events

The Company evaluates events that have occurred after the balance sheet date of December 31, 2014 through the date which these financial statements were issued. Based upon the review, other than disclosed in Note 9 — “Subsequent Event”, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Merger Agreement

On December 1, 2014, Cambridge entered into the Merger Agreement by and among Cambridge, Holdco, Merger Sub, Parakou and Mr. Por Liu. Subject to certain conditions described therein, upon the consummation of the transactions contemplated by the Merger Agreement, (i) Cambridge will be merged with and into Holdco, with Holdco surviving the Merger and (ii) Merger Sub will be merged with and into Parakou, with Parakou surviving the Merger and becoming the wholly-owned subsidiary of Holdco.

Parakou is a fully integrated industrial shipping company engaged in the seaborne transportation of liquid petroleum products that owns and operates a fleet of modern medium range, or MR, product tankers. As of December 1, 2014, Parakou’s fleet consists of eight 51,000 deadweight ton MR product tankers, which were transferred in July 2014 from Parakou (International) Limited, a Hong Kong based shipping firm founded in 1985. Parakou’s existing fleet is primarily employed under time-charter contracts with terms generally between three and five years and an average remaining charter, as of December 1, 2014, of 1.5 years. Parakou was incorporated under the laws of the Marshall Islands in January 2014 and is headquartered in Singapore with an additional office in New York City.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Mergers (the “Effective Time”), each share of Cambridge common stock, par value $.0001 (“Cambridge Common Stock”), issued and outstanding prior to the Effective Time (other than shares with respect to which conversion rights are properly exercised) will be exchanged for one common share of Holdco, par value $.0001 (“Holdco Common Share”), each Cambridge warrant and purchase option will be deemed to be converted into one Holdco warrant or purchase option, respectively, and Mr. Por Liu will receive 5,800,000 Holdco Common Shares in exchange for all of the common shares of Parakou, par value $0.01. Additionally, Cambridge’s initial stockholders, including certain of its directors and officers, have agreed to cancel an aggregate of 1,012,500 of their shares of Cambridge Common Stock immediately prior to the consummation of the Cambridge Merger. Each of Mr. Por Liu and the Cambridge initial stockholders will have the right to receive additional Holdco Common Shares (up to 2,000,000 additional shares for Mr. Liu in the aggregate and 1,012,500 additional shares for the Cambridge initial stockholders in the aggregate) if Holdco achieves certain EBITDA targets (the “Earn Out Targets”), if Holdco achieves certain share price targets (“Share Price Targets”) or Holdco undergoes a Change of Control (as defined in the Merger Agreement), in each case, as set forth in the Merger Agreement.

As a result of the Mergers and subject to the terms and conditions of the Merger Agreement, Holdco is expected to become the public company and will change its name to “Parakou Tankers, Inc.” After the completion of the proposed Mergers, the public stockholders of Cambridge (other than the Cambridge initial stockholders), the Cambridge initial stockholders and Mr. Por Liu are expected to own 52.5%, 9.6% and 37.9%, respectively, of the issued and outstanding Holdco Common Shares, assuming that none of Cambridge’s stockholders exercise their conversion rights in connection with the Mergers. If the Earn Out Targets or Share Price Targets are fully achieved or Holdco undergoes a Change of Control, the public stockholders of Cambridge (other than the Cambridge initial stockholders), the Cambridge initial stockholders and Mr. Por Liu would own 43.9%, 13.6% and 42.5%, respectively, of the issued and outstanding Holdco Common Shares, assuming that none of Cambridge’s stockholders exercise their conversion rights in connection with the Mergers.

The closing of the Mergers is subject to approval by the stockholders of Cambridge, holders of no more than 7,536,766 shares (as of December 31, 2014) of the common stock of Cambridge issued in Cambridge’s initial public offering (the “IPO”) exercising their rights to convert their shares into a pro rata share of Cambridge’s trust fund (the “Trust Fund”) in accordance with Cambridge’s charter documents, Cambridge having cash on hand of at least $50,000,000 (if Parakou does not otherwise waive this requirement) after giving effect to payment of amounts that Cambridge will be required to pay to converting stockholders upon consummation of the Mergers and other customary closing conditions for transactions of this nature.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Merger Agreement, continued

The Mergers will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction since Mr. Por Liu, who will be the sole securityholder of Parakou as of the closing date of the Mergers, will hold at least 37.9% of the outstanding common shares of Holdco as the largest minority voting interest holder immediately following the completion of the Mergers. Furthermore, Parakou will have its current officers assuming all corporate and day-to-day management offices of Holdco, including chief executive officer and chief financial officer; Mr. Por Liu, as well as Mr. Yang Jian Guo, Chief Operating Officer of Parakou, will serve on the board of directors of Holdco upon consummation of the Mergers; and Mr. Por Liu will have the right to designate for nomination to the Holdco board up to three directors, depending on his ownership percentage of Holdco common shares at the time of the nomination. Accordingly, Parakou will be deemed to be the accounting acquirer in the Mergers and, consequently, the Mergers will be treated as a recapitalization of Parakou. The assets and liabilities and the historical operations that will be reflected in the Holdco financial statements after consummation of the Mergers will be those of Parakou and will be recorded at the historical cost basis of Parakou. Cambridge’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of Parakou upon consummation of the Mergers.

Note 5 — Public Offering and Private Placement

On December 23, 2013 and December 30, 2013, the Company sold 7,000,000 and 1,050,000 Units, respectively, at an offering price of $10.00 per Unit generating gross proceeds of $70,000,000 and $10,500,000, respectively, in the Offering. Each Unit consisted of one share of common stock of the Company and one Warrant to purchase one share of common stock of the Company (“Warrant”). Each Warrant entitles the holder to purchase one share of common stock at a price of $11.50 upon the Company’s completion of its initial Business Combination and expiring on December 17, 2018. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the shares of common stock is at least $17.50 per share for any 20 trading days within a 30-trading day period (“30-Day Trading Period”) ending on the third day prior to the date on which notice of redemption is given, provided there is a current registration statement in effect with respect to the shares of common stock underlying such Warrants commencing five business days prior to the 30-Day Trading Period and continuing each day thereafter until the date of redemption. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In accordance with the warrant agreement relating to the Warrants sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. If a registration statement is not effective within 90 days following the consummation of a Business Combination, Warrant holders may, beginning on the 91st day and until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis. In the event that a registration statement is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and in no event (whether in the case of a registration statement being effective or otherwise) will the Company be required to net cash settle the Warrant exercise.

On December 23, 2013 and December 30, 2013, the Company sold 427,500 and 44,625 Units, respectively, at an offering price of $10.00 per Unit generating gross proceeds of $4,275,000 and $446,250, respectively, in the Private Placement. The Private Units are identical to the Units sold in the Offering except the warrants included in the Private Units will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. Additionally, the holders of the Private Units have agreed (A) to vote the shares underlying their Private Units in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to the Company’s amended and restated

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Public Offering and Private Placement, continued

certificate of incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of such a Business Combination, (C) not to convert any shares underlying the Private Units into the right to receive cash from the trust account in connection with a stockholder vote to approve an initial Business Combination or a vote to amend the provisions of the Company’s amended and restated certificate of incorporation relating to stockholders’ rights or pre-business combination activity and (D) that the shares underlying the Private Units shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated. The purchasers have also agreed not to transfer, assign or sell any of the private units or underlying securities (except to the same permitted transferees as the insider shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the insider shares must agree to, each as described above) until the completion of the Company’s initial Business Combination.

The Sponsors and purchasers of the Private Units are entitled to registration rights with respect to their initial shares and the Private Units purchased in the Private Placement. The holders of the majority of the initial shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Private Units (and underlying securities) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the Sponsors and purchasers of the Private Units have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

Pursuant to an agreement with the underwriters of the Offering (the “Underwriting Agreement”), the Company paid 3.25% of the gross proceeds of the Offering or $2,616,250 as underwriting discounts and commissions. The Company has further engaged the representative of the underwriters (“Representative”) as an investment banker to provide the Company with merger and acquisition services in connection with its initial Business Combination. Pursuant to this arrangement, the Representative will, if requested, advise and assist the Company in reviewing potential targets with which the Company may consummate a Business Combination as well as structuring the terms of the Business Combination and negotiating the terms of the letter of intent and/or definitive agreement relating to such Business Combination (but not for purposes of finding and/or locating potential targets for its Business Combination). If requested by the Company, the Representative will participate directly in negotiations, review marketing plans and projections of the target, analyze and advise on the financial implications of the transaction, and arrange meetings with and prepare materials for investors. The Company will pay the Representative a cash fee for such services upon the consummation of its initial Business Combination in an amount equal to $2,415,000 (representing 3.0% of the total gross proceeds raised in the Offering (exclusive of any applicable finders’ fees which might become payable)).

In connection with the closing of the Offering, the Company has sold to the underwriter, for $100, a unit purchase option to purchase up to a total of 420,000 units exercisable at $10.00 per unit (or an aggregate exercise price of $4,200,000) commencing on the later of the consummation of a Business Combination and December 17, 2014. The unit purchase option expires on December 17, 2018. The units issuable upon exercise of this option are identical to the Units sold in the Offering. The holders of the unit purchase option have demand and “piggy back” registration rights for periods of five and seven years, respectively, from the effective date of the Public Offering, including securities directly and indirectly issuable upon exercise of the unit purchase option.

The Company has accounted for the fair value of the unit purchase option, inclusive of the receipt of a $100 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity. The Company has determined that the fair value of this unit purchase option was approximately $1,402,485 (or $3.34 per Unit)

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Public Offering and Private Placement, continued

using the Black-Scholes option-pricing model. The fair value of the unit purchase option was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.68% and (3) expected life of five years. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described above), such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying shares of common stock) to exercise the unit purchase option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

Note 6 — Commitments and Contingencies

The Company presently occupies office space provided by an affiliate of the Company’s Chief Executive Officer (the “Affiliate”). Such Affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such Affiliate $10,000 per month for such services commencing on December 17, 2013. During the year ended December 31, 2014 the Company has paid $120,000 to the aforementioned Affiliate, which is reflected in the Statement of Operations as Office Expense — Related Party.

The Company has engaged a law firm to assist the Company with its legal matters in identifying, negotiating, and consummating a Business Combination as well as assisting with other legal matters. In connection with the engagement, the Company has agreed to pay the law firm $3,000 per month plus additional legal fees not to exceed $100,000 per calendar year. Upon the consummation of a Business Combination, the Company will pay the law firm an additional cash fee for its services, the amount of which has not yet been determined and for which the Company is not yet able to provide an estimate.

Note 7 — Income Taxes

The Company’s income tax provision (benefit) consists of the following:

	For the Year Ended December 31, 2014	For the Period October 1, 2013 (Inception) through December 31, 2013
Federal
Current	$—	$—
Deferred	(290,224)	(2,935)
State
Current	—	—
Deferred	(30,986)	(313)
Change in Valuation Allowance	321,210	3,248

Income tax provision (benefit)	$—	$—

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Income Taxes, continued

The Company’s deferred tax assets are as follows:

	As of December 31,
	2014	2013
Net operating loss carry forwards	$324,458	$3,248

Total deferred tax assets	324,458	3,248
Less: Valuation allowance	(324,458)	(3,248)

Deferred tax assets, net of valuation allowance	$—	$—

The Company has a net operating loss of approximately $862,920 that expires beginning in 2033. The ultimate realization of the net operating loss is dependent upon future taxable income, if any, of the Company and may be limited in any one period by alternative minimum tax rules. Although management believes that the Company may have sufficient future taxable income to absorb the net operating loss carryovers before the expiration of the carryover period, there may be circumstances beyond the Company’s control that limit such utilization. Accordingly, management has determined that a full valuation allowance of the deferred tax asset is appropriate at December 31, 2014 and 2013.

Internal Revenue Code Section 382 imposes limitations on the use of net operating loss carryovers when the stock ownership of one or more 5% shareholders (shareholders owning 5% or more of the Company’s outstanding capital stock) has increased on a cumulative basis by more than 50 percentage points. Management cannot control the ownership changes occurring as a result of public trading of the Company’s Common Stock. Accordingly, there is a risk of an ownership change beyond the control of the Company that could trigger a limitation of the use of the loss carryover.

The Company established a valuation allowance of $324,458 and $3,248 as of December 31, 2014 and 2013, respectively, which fully offset the deferred tax assets of $324,458 and $3,248, respectively.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate at December 31, 2014 and 2013 is as follows:

	For the Year Ended December 31, 2014	For the Period October 1, 2013 (inception) through December 31, 2013
Tax benefit at federal statutory rate	(34.0)%	(34.0)%
State income tax, net of federal benefit	(3.6)%	(5.0)%
Permanent differences:
Meals and entertainment	0.4%	—
Merger and acquisition costs	2.1%	—
Increase in valuation allowance	35.1%	39.0%

Effective income tax rate	—%	—%

CAMBRIDGE CAPITAL ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors.

As of December 31, 2014, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 40,000,000 shares of common stock with a par value of $0.0001 per share.

In connection with the organization of the Company, on December 23, 2013, the Sponsors Shares, consisting of a total of 2,012,500 shares of the Company’s common stock were sold to the Sponsors at a price of approximately $0.01 per share for an aggregate of $25,000. This number included an aggregate of 262,500 shares that would have been subject to forfeiture if the over-allotment option had not been exercised in full by the underwriters. On December 23, 2013, the underwriters exercised their overallotment option and such option was fully closed on December 30, 2013. As a result, no shares remain subject to forfeiture.

At December 31, 2014, 2,997,859 shares of the Company’s common stock were issued and outstanding, excluding 7,536,766 shares subject to possible conversion or tender. At December 31, 2013, 2,899,551 shares of the Company’s common stock were issued and outstanding, excluding 7,635,074 shares subject to possible conversion or tender. The Sponsors Shares were placed into an escrow account maintained by Continental Stock Transfer and Trust Company, acting as escrow agent. Subject to certain limited expectations, these shares will not be transferable during the escrow period. Such shares will be released from escrow on the first anniversary of the closing date of the initial Business Combination, or earlier upon the occurrence of certain events.

Note 9 — Subsequent Event

Notice of Potential Delisting from NASDAQ

On January 2, 2015, the Company received notice from NASDAQ that, as a result of the Company’s failure to hold an annual meeting of stockholders within the timeframe required by NASDAQ listing Rules 5620(a) and 5620(b), NASDAQ had determined to delist the Company’s securities from its NASDAQ listing. NASDAQ Rule 5620(a) requires a listed company to hold an annual meeting of stockholders no later than one year after the end of its fiscal year-end, and NASDAQ Rule 5620(b) requires a listed company to solicit proxies and provide proxy statements for all meetings of stockholders and to provide copies of such proxy solicitation to NASDAQ. NASDAQ’s delisting determinations will not immediately result in the delisting of the Company’s securities.

On February 5, 2015, a hearing was held to appeal NASDAQ’s delisting determination. On February 10, 2015, the Company received notice from NASDAQ that NASDAQ granted the Company’s request for continued listing, assuming that the Company has completed an initial business combination prior to July 1, 2015 and that the Company has demonstrated, on the earlier of July 20, 2015 or 20 days after the completion of an initial business combination, that the company is in compliance with the initial listing standards of NASDAQ. If the Company fails to meet NASDAQ’s requirements, its stock may be delisted from the NASDAQ stock market.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF

PARAKOU TANKERS INC.

MAJURO, MARSHALL ISLANDS

We have audited the accompanying combined statements of financial position of Parakou Tankers (as defined in Note 1) as of December 31, 2013 and 2012, and the related combined statements of profit or loss and other comprehensive income, combined statements of changes in equity and combined statements of cash flows for each of the two years in the period ended December 31, 2013. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of Parakou Tankers as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2013, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Deloitte & Touche LLP

Singapore

December 22, 2014

PARAKOU TANKERS

COMBINED STATEMENTS OF FINANCIAL POSITION

As of December 31, 2013 and 2012

	Note	2013 US$	2012 US$
ASSETS
Current Assets
Cash and cash equivalents	7	6,157,512	6,558,755
Restricted cash	7	5,646,263	5,496,970
Trade and other receivables	8	7,203,653	6,691,196
Amounts due from related parties — trade	6	180,773	265,264
Amounts due from related parties — non-trade	6	2,105,347	1,334,299

Total Current Assets		21,293,548	20,346,484

Non-current Assets
Vessels and drydock	10	222,519,407	233,897,131
Plant and equipment	11	177,860	254,935

Total Non-current Assets		222,697,267	234,152,066

Total Assets		243,990,815	254,498,550

LIABILITIES AND EQUITY
Current Liabilities
Trade and other payables	12	9,099,376	6,666,579
Derivative financial instruments	9	1,667,465	6,697,086
Bank loans	13	19,763,720	19,048,720
Amounts due to related parties — trade	6	—	1,574,437
Amounts due to related parties — non-trade	6	745,050	133,874,366

Total Current Liabilities		31,275,611	167,861,188

Non-current Liabilities
Derivative financial instruments	9	13,000,144	16,355,769
Bank loans	13	96,934,960	151,698,680

Total Non-current Liabilities		109,935,104	168,054,449

Shareholders’ Equity
Invested capital	14	664,027	664,027
Capital reserve	15	167,481,008	—
Accumulated losses		(65,364,935)	(82,081,114)

Total Equity (Capital Deficiency)		102,780,100	(81,417,087)

Total Liabilities and Equity		243,990,815	254,498,550

The accompanying notes are an integral part of the combined financial statements.

PARAKOU TANKERS

COMBINED STATEMENTS OF PROFIT OR LOSS

AND OTHER COMPREHENSIVE INCOME

For the years ended December 31, 2013 and 2012

	Note	2013 US$	2012 US$
Revenue	16	48,860,551	56,955,598
Operating expenses
Vessel operating costs		(26,834,340)	(31,782,351)
Employee benefit expenses		(2,934,105)	(3,025,585)
Other operating expenses		(5,343,335)	(1,177,009)
Depreciation for the year		(11,541,030)	(11,564,712)
Other operating income
Compensation from early termination of charter contracts	17	14,500,000	—

Operating profit		16,707,741	9,405,941
Other income (expense)
Interest income		28,041	73,361
Other income	18	581,404	347,018
Net foreign exchange gain (loss)		338,154	(257,103)
Gain on derivative financial instruments		8,385,246	3,632,496
Interest expenses — bank loans		(9,324,407)	(10,922,287)

Profit before tax		16,716,179	2,279,426
Income tax expense	19	—	—

Profit for the year, representing total comprehensive income for the year	20	16,716,179	2,279,426

The accompanying notes are an integral part of the combined financial statements.

PARAKOU TANKERS

COMBINED STATEMENTS OF CHANGES IN EQUITY

For the years ended December 31, 2013 and 2012

	Note	Invested capital US$	Capital reserve US$	Accumulated losses US$	Total US$
Balance as of January 1, 2012		664,027	—	(84,360,540)	(83,696,513)
Profit for the year representing total comprehensive income for the year		—	—	2,279,426	2,279,426

Balance as of December 31, 2012		664,027	—	(82,081,114)	(81,417,087)
Profit for the year representing total comprehensive income for the year		—	—	16,716,179	16,716,179
Capital contribution representing transactions with owners recognised directly in equity	15	—	167,481,008	—	167,481,008

Balance as of December 31, 2013		664,027	167,481,008	(65,364,935)	102,780,100

The accompanying notes are an integral part of the combined financial statements.

PARAKOU TANKERS

COMBINED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2013 and 2012

	2013 US$	2012 US$
OPERATING ACTIVITIES
Profit before tax	16,716,179	2,279,426
Adjustments for:
Interest expenses — bank loans	9,324,407	10,922,287
Gain on derivative financial instruments	(8,385,246)	(3,632,496)
Interest income	(28,041)	(73,361)
Plant and equipment written off	525	—
Depreciation for the year	11,541,030	11,564,712

Operating cash flows before movements in working capital	29,168,854	21,060,568
Drydocking costs	—	(709,800)
Trade and other receivables	(512,457)	163,146
Amounts due from related parties — trade	84,491	(87,763)
Trade and other payables	2,619,821	(1,373,368)
Amounts due to related parties — trade	(1,574,437)	414,984

Net cash from operating activities	29,786,272	19,467,767

INVESTING ACTIVITIES
Interest received	28,041	73,361
Purchase of plant and equipment	(27,602)	(22,017)
Additions to vessels	(59,154)	—
Advance to related parties — non-trade	(1,488,800)	(697,660)
Receipt from related parties — non-trade	717,752	2,494,102
Restricted cash	(149,293)	(402,393)

Net cash (used in) from investing activities	(979,056)	1,445,393

FINANCING ACTIVITIES
Repayment of bank loans	(54,048,720)	(18,331,718)
Interest paid	(9,511,431)	(11,018,279)
Advance received from related parties — non-trade (Note A)	34,351,692	14,448,185
Repayment to related parties — non-trade	—	(3,794,603)

Net cash used in financing activities	(29,208,459)	(18,696,415)

Net (decrease) increase in cash and cash equivalents	(401,243)	2,216,745
Cash and cash equivalents at the beginning of the year	6,558,755	4,342,010

Cash and cash equivalents at the end of the year	6,157,512	6,558,755

Non-cash transactions:

Note A:	During the year ended December 31, 2013, amount of US$167,481,008 due to the related parties was waived by the related parties and recorded as a capital contribution from the Founders to the Company in capital reserve (Note 15).

The accompanying notes are an integral part of the combined financial statements.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

1. GENERAL INFORMATION

Parakou Tankers Inc. was incorporated in the Republic of the Marshall Islands on January 17, 2014 by Mr. Cheng Chan Liu and Mr. Por Liu (the “Founders”). The address of its registered office is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH 96960, Marshall Islands and principal place of business are 609 Fifth Avenue, New York, NY and 9 Temasek Boulevard, #32-01 Suntec Tower Two, Singapore 038989.

On July 31, 2014, the Founders transferred eight operating subsidiary companies out of 26 operating subsidiary companies from Parakou (International) Limited (“PIL”) and one operating subsidiary company held by the Founders and other family members to Parakou Tanker Inc. PIL is an entity held and controlled by the Founders and other family members.

For accounting purposes, this transfer represents a combination of entities under common control, with the Founders being the same controlling shareholders of all the entities throughout all periods presented. As such, this business combination is outside the scope of IFRS 3 (as revised in 2008), “Business Combinations,” and the combined financial statements for the years ended December 31, 2013 and 2012 have therefore been prepared using the predecessor value method as follows:

•	the carrying values of the assets and liabilities of the nine operating subsidiary companies (“Parakou Tankers” or the “Company”) are recorded at the existing carrying amount of those assets and liabilities and are not adjusted to fair value on combination; and

•	the results and cash flows of the Parakou Tankers are brought into the combined financial statements of the combined entity as if it had occurred from the beginning of the earliest period presented in the financial statements. Parakou Tankers is not an existing legal entity for the periods presented rather it is a combination of entities owned by the Founders and that have been under common control of the Founders during the periods presented.

The eight operating subsidiary companies were transferred to Parakou Tankers Inc. for a consideration of US$220,000,000 of which US$136,000,000 was paid by Parakou Tankers Inc. through funds raised from a bank loan on July 31, 2014 (Note 22) and US$84,000,000 was paid by Mr. Cheng Chan Liu on behalf of Parakou Tankers Inc. and subsequently accounted for as a capital contribution from the Founders to Parakou Tankers Inc. The one operating subsidiary company was transferred to Parakou Tankers Inc. for a cash consideration of S$1,000,000 (equivalent to US$807,168) which was paid by Mr. Por Liu on behalf of Parakou Tankers Inc., and subsequently accounted for as a capital contribution from the Founders to Parakou Tankers Inc. As part of this transfer, PIL agreed to repay, at the date of transaction, the outstanding bank loans of US$106,297,820 previously entered by the eight operating subsidiary companies together with the related interest rate swap contracts of US$12,751,000.

The Company is engaged in seaborne transportation of crude oil and refined petroleum products in the international shipping markets.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

1. GENERAL INFORMATION (cont’d)

Subsidiary companies transferred to Parakou Tankers Inc. on July 31, 2014 were:

Company	Vessel	Percentage owned	Incorporated in
Pretty Scene Shipping S.A.	Pretty Scene	100%	The Republic of Panama
Pretty Time Shipping S.A.	St. Petri	100%	The Republic of Panama
Pretty Urban Shipping S.A.	Sextans	100%	The Republic of Panama
Pretty Concept Shipping S.A.	Hercules	100%	The Republic of Panama
Pretty Rich Shipping S.A.	Orion	100%	The Republic of Panama
Pretty View Shipping S.A.	Cygnus	100%	The Republic of Panama
Pretty Jewelry Shipping S.A.	Pretty Jewerly	100%	The Republic of Panama
Pretty World Shipping S.A.	Pretty World	100%	The Republic of Panama
Parakou Shipmanagement Pte Ltd	N.A.	100%	The Republic of Singapore

As of December 31, 2013, the Company’s fleet consisted of eight tankers engaged in seaborne transportation of crude oil and refined petroleum products in the international shipping markets which are managed by Parakou Shipmanagement Pte Ltd (“PSMPL”). PSMPL facilitates vessel support such as crew, provisions, deck and engine stores, insurance, maintenance and repairs, and other services as necessary to operate the vessels of the Company and related parties such as drydocks and vetting/inspection under management agreements.

All inter-company transactions, balances, income and expenses are eliminated on consolidation. There have been no cost allocations from the Founders as the management believes all costs of doing business have been included in the operations of the subsidiaries.

The combined financial statements were approved by the board of directors and authorised for issue on December 22, 2014.

2. STATEMENT OF COMPLIANCE

The combined financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board (“IASB”).

3. SIGNIFICANT ACCOUNTING POLICIES

3.1 Basis of Preparation

Parakou Tankers Inc. was not operated, as a separate, stand-alone entity prior to on January 17, 2014 and is not an existing legal entity for the periods presented. The historical results for 2012 and 2013 have been prepared to reflect, on a combined basis, all of the transferred tankers and PSMPL for the entire year of 2012 and 2013 based on discrete financial information maintained for each of these subsidiaries. Accordingly, the historical financial information that has been presented for the periods does not necessarily reflect what the Company’s financial position, results of operations and cash flows would have been had the Company been a separate, stand-alone entity during the periods presented.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

3. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

The combined financial statements have been prepared on historical cost basis except for certain financial instruments that are measured at fair values, as explained in the accounting policies below.

3.2 Going concern

The Company’s current liabilities exceeded its current assets by US$9,982,063 at the end of the reporting period which may be indicative that the Company does not have adequate resources of liquidity to fund the working capital. However, management believes the Company has the ability to fulfill its financial obligations for at least the next 12 month period ending December 31, 2014 as they fall due and will continue as a going concern based on the following factors:

•	Management has performed a review of its cash flow forecasts of the Company for the next 12 month period ending December 31, 2014. The Company currently has positive net cash from operating activities and expects this to continue for the foreseeable future. Management is of the view that the forecast is achievable as it is based on reasonable estimates and assumptions, including the forecasted revenue which is based on contractual time charter rates.

•	Por Liu, the Company’s shareholder, has agreed in writing to provide funding and financial support to enable the Company to meet in full its financial obligations as they fall due through December 31, 2014, provided that this is only up to a maximum amount of US$15 million.

•	On December 15, 2014, the Company obtained a waiver on the financial covenants for the period from the date of its new loan agreements entered on July 21, 2014 to June 30, 2015.

In consideration of the above matters, management is of the view that the Company has adequate resources to continue in operational existence for the foreseeable future.

3.3 New and revised IFRSs affecting amounts reported or disclosures in the financial statements

In 2012 and 2013, the Company has applied a number of new and revised IFRSs issued by the IASB that are mandatorily effective for an accounting period that begins on or after January 1, 2012 and January 1, 2013, respectively. The adoption of these new and revised IFRSs does not result in significant changes to the Company’s accounting policies and has no material effect on the amounts reported for the current or prior years except as disclosed below:

IFRS 13 Fair Value Measurement

The Company has applied IFRS 13 for the first time in the current year. IFRS 13 establishes a single source of guidance for fair value measurements and disclosures about fair value measurements. The scope of IFRS 13 is broad; the fair value measurement requirements of IFRS 13 apply to both financial instrument items and non-financial instrument items for which other IFRSs require or permit fair value measurements and disclosures about fair value measurements, except for share-based payment transactions that are within the scope of IFRS 2 Share-based Payment, leasing transactions that are within the scope of IAS 17 Leases, and measurements that have some similarities to fair value but are not fair value (e.g. value in use for impairment assessment purposes).

IFRS 13 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal (or most advantageous) market at the measurement date under current market conditions. Fair value under IFRS 13 is an exit price regardless of whether that price is directly observable or estimated using another valuation technique. Also, IFRS 13 includes extensive disclosure requirements.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

3. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

IFRS 13 requires prospective application from January 1, 2013. In addition, specific transitional provisions were given to entities such that they need not apply the disclosure requirements set out in the Standard in comparative information provided for periods before the initial application of the Standard. In accordance with these transitional provisions, the Company has not made any new disclosures required by IFRS 13 for the 2012 comparative period (please see Note 5 for the 2013 disclosures). Other than the additional disclosures, the application of IFRS 13 has not had any material impact on the amounts recognised in the combined financial statements.

Amendments to IAS 1 Presentation of Items of Other Comprehensive Income

The Company has applied the amendments to IAS 1 Presentation of Items of Other Comprehensive Income for the first time in the current year. Under the amendments to IAS 1, the ‘statement of comprehensive income’ is renamed as the ‘statement of profit or loss and other comprehensive income’. The amendments to IAS 1 retain the option to present profit or loss and other comprehensive income in either a single statement or in two separate but consecutive statements. However, the amendments to IAS 1 require items of other comprehensive income to be grouped into two categories in the other comprehensive income section: (a) items that will not be reclassified subsequently to profit or loss and (b) items that may be reclassified subsequently to profit or loss when specific conditions are met. Income tax on items of other comprehensive income is required to be allocated on the same basis — the amendments do not change the option to present items of other comprehensive income either before tax or net of tax. Other than the above mentioned presentation changes, the application of the amendments to IAS 1 does not result in any impact on profit or loss, other comprehensive income and total comprehensive income.

3.4 New and revised IFRS in issue but not yet effective

The Company has not applied the following new and revised IFRSs that are relevant to the company that have been issued but are not yet effective:

Amendments to IAS 32	Offsetting Financial Assets and Financial Liabilities[1]
Amendments to IAS 36	Recoverable Amount Disclosures for Non-Financial Assets[1]
Amendments to IFRSs	Annual Improvements to IFRSs 2010-2012 Cycle[2]
Amendments to IFRSs	Annual Improvements to IFRSs 2011-2013 Cycle[3]
Amendments to IAS 19	Defined Benefit Plans: Employee Contributions[3]
Amendments to IAS 16 and IAS 38	Clarification of Acceptable Methods of Depreciation and Amortisation[4]
Amendments to IFRS 11	Accounting for Acquisitions of Interests in Joint Operations[4]
IFRS 14	Regulatory Deferral Accounts[5]
IFRS 15	Revenue from Contracts with Customers[6]
IFRS 9	Financial Instruments[7]
Amendments to IFRS 9 and IFRS 7	Mandatory Effective Date of IFRS 9 and Transition Disclosures[7]

[1]	Effective for annual periods beginning on or after January 1, 2014.
[2]	Effective for annual periods beginning on or after July 1, 2014, with limited exceptions.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

3. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

[3]	Effective for annual periods beginning on or after July 1, 2014.
[4]	Effective for annual periods beginning on or after January 1, 2016.
[5]	Effective for first annual IFRS financial statements beginning on or after January 1, 2016.
[6]	Effective for annual periods beginning on or after January 1, 2017.
[7]	Effective for annual periods beginning on or after January 1, 2018.

Consequential amendments were also made to various standards as a result of these new/revised standards.

Management anticipates that the adoption of the above IFRSs and amendments to IFRS in future period will not have a material impact on the financial statements in the period of their initial adoption except for the following:

IFRS 9 Financial Instruments

IFRS 9 issued in November 2009 introduced new requirements for the classification and measurement of financial assets. IFRS 9 was subsequently amended in October 2010 to include requirements for the classification and measurement of financial liabilities and for derecognition, and in November 2013 to include the new requirements for general hedge accounting. Another revised version of IFRS 9 was issued in July 2014 mainly to include a) impairment requirements for financial assets and b) limited amendments to the classification and measurement requirements by introducing a ‘fair value through other comprehensive income’ (FVTOCI) measurement category for certain simple debt instruments.

Key requirements of IFRS 9:

•	all recognised financial assets that are within the scope of IAS 39 Financial Instruments: Recognition and Measurement are required to be subsequently measured at amortised cost or fair value. Specifically, debt investments that are held within a business model whose objective is to collect the contractual cash flows, and that have contractual cash flows that are solely payments of principal and interest on the principal outstanding are generally measured at amortised cost at the end of subsequent accounting periods. Debt instruments that are held within a business model whose objective is achieved both by collecting contractual cash flows and selling financial assets, and that have contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding, are measured at FVTOCI. All other debt investments and equity investments are measured at their fair value at the end of subsequent accounting periods. In addition, under IFRS 9, entities may make an irrevocable election to present subsequent changes in the fair value of an equity investment (that is not held for trading) in other comprehensive income, with only dividend income generally recognised in profit or loss.

•	with regard to the measurement of financial liabilities designated as at fair value through profit or loss, IFRS 9 requires that the amount of change in the fair value of the financial liability that is attributable to changes in the credit risk of that liability is presented in other comprehensive income, unless the recognition of the effects of changes in the liability’s credit risk in other comprehensive income would create or enlarge an accounting mismatch in profit or loss. Changes in fair value attributable to a financial liability’s credit risk are not subsequently reclassified to profit or loss. Under IAS 39, the entire amount of the change in the fair value of the financial liability designated as fair value through profit or loss is presented in profit or loss.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

3. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

•	in relation to the impairment of financial assets, IFRS 9 requires an expected credit loss model, as opposed to an incurred credit loss model under IAS 39. The expected credit loss model requires an entity to account for expected credit losses and changes in those expected credit losses at each reporting date to reflect changes in credit risk since initial recognition. In other words, it is no longer necessary for a credit event to have occurred before credit losses are recognised.

The directors of the Company anticipate that the application of IFRS 9 in the future may have a material impact on amounts reported in respect of the Group’s financial assets and financial liabilities. However, it is not practicable to provide a reasonable estimate of the effect of IFRS 9 until the Group undertakes a detailed review.

IFRS 15 Revenue from Contracts with Customers

In May 2014, IFRS 15 was issued which establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. IFRS 15 will supersede the current revenue recognition guidance including IAS 18 Revenue, IAS 11 Construction Contracts and the related Interpretations when it becomes effective.

The core principle of IFRS 15 is that an entity should recognise revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Specifically, the Standard introduces a 5-step approach to revenue recognition:

•	Step 1: Identify the contract(s) with a customer.

•	Step 2: Identify the performance obligations in the contract.

•	Step 3: Determine the transaction price.

•	Step 4: Allocate the transaction price to the performance obligations in the contract.

•	Step 5: Recognise revenue when (or as) the entity satisfies a performance obligation.

Under IFRS 15, an entity recognises revenue when (or as) a performance obligation is satisfied, i.e. when ‘control’ of the goods or services underlying the particular performance obligation is transferred to the customer. Far more prescriptive guidance has been added in IFRS 15 to deal with specific scenarios. Furthermore, extensive disclosures are required by IFRS 15.

The directors of the Company anticipate that the application of IFRS 15 in the future may have a material impact on the amounts reported and disclosures made in the Group’s consolidated financial statements. However, it is not practicable to provide a reasonable estimate of the effect of IFRS 15 until the company performs a detailed review.

3.5 Significant accounting policies

Financial instruments

Financial assets and financial liabilities are recognised when the Company becomes a party to the contractual provisions of the instruments.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

3. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Effective interest method

The effective interest method is a method of calculating the amortised cost of a financial instrument and of allocating interest income or expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts or payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial instrument, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

Financial assets

Cash and cash equivalents in the combined statements of cash flows

Cash and cash equivalents in the combined statements of cash flows comprise cash on hand and demand deposits that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

Loans and receivables

Trade and other receivables and amounts due from related parties are initially recognised at fair value plus transaction costs and subsequently measured at amortised cost using the effective interest method, less any impairment. Interest income is recognised by applying the effective interest rate, except for short-term receivables when the effect of discounting is immaterial.

Impairment of financial assets

Financial assets are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the financial asset have been affected.

For certain categories of financial assets, such as trade and other receivables, assets are assessed for impairment on a collective basis even if they were assessed not to be impaired individually. Objective evidence of impairment for a portfolio of receivables could include the Company’s past experience of collecting payments, an increase in the number of delayed payments in the portfolio past the average credit period of 60 days, as well as observable changes in national or local economic conditions that correlate with default on receivables. Other considerations that constitute objective evidence of impairment could include significant financial difficulty of the counterparty, default or delinquency in interest or principal payments, or it becoming probable that the counterparty will enter bankruptcy or financial re-organisation.

The amount of the impairment loss recognised is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the financial asset’s original effective interest rate.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade and other receivables, where the carrying amount is reduced through the use of an allowance account. When a trade and other receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited to the allowance account. Changes in the carrying amount of the allowance account are recognised in profit or loss.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

3. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed through profit or loss to the extent that the carrying amount of the financial asset at the date the impairment is reversed does not exceed what the amortised cost would have been had the impairment not been recognised.

Derecognition of financial assets

The Company derecognises a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Company neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Company recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the Company retains substantially all the risks and rewards of ownership of a transferred financial asset, the Company continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received.

Financial liabilities and equity instruments

Classification as debt or equity

Debt and equity instruments issued by the Company are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Financial liabilities

Trade and other payables and amounts due to related parties are initially recognised at fair value less transaction costs and are subsequently measured at amortised cost using the effective interest method with interest expense recognised on an effective yield basis, except for short-term payables when the effect of discounting is immaterial.

Interest-bearing bank loans are initially recognised at fair value and are subsequently measured at amortised cost, using the effective interest rate method. Any difference between the proceeds (net of transaction costs) and the settlement or redemption of borrowings is recognised over the term of the borrowings in accordance with the Company’s accounting policy for borrowing costs (see below).

Derecognition of financial liabilities

The Company derecognises financial liabilities when, and only when, the Company’s obligations are discharged, cancelled or expired. The difference between the carrying amount of the financial liability derecognised and the consideration paid and payable is recognised in profit or loss.

Derivative financial instruments

The Company enters into interest rate swaps agreements to manage its exposure to interest rate. Further details of derivative financial instruments are disclosed in Note 9.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

3. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Derivatives are initially recognised at fair value at the date the derivative contracts are entered into and are subsequently remeasured to their fair value at the end of each reporting period. The resulting gain or loss is recognised in profit or loss immediately.

A derivative is presented as a non-current asset or a non-current liability if the remaining maturity of the instrument is more than 12 months and it is not expected to be realised or settled within 12 months. Other derivatives with remaining maturity of within 12 months are presented as current assets or current liabilities.

Leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

The Company as lessor

The Company has various non-cancellable operating lease agreements with third parties relating to charter hire of vessels. These lease terms are between 1 and 3 years, and the majority of lease arrangements include a clause to enable the charterer to extend the charter hire contract at the charterer’s option for a specified period.

Revenue from operating leases is recognised on a straight-line basis over the term of the relevant lease. Initial direct cost incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised as an expense on a straight-line basis over the lease term.

The Company as a lessee

Operating leases relates to lease of office spaces with lease terms of 2 to 5 years.

Operating lease payments are recognised as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and any accumulated impairment losses. Depreciation is charged so as to write off the cost of assets, over their estimated useful lives, using the straight-line method, on the following basis:

Furniture and fittings	20%
Motor vehicles	20%
Office equipment	20%
Renovation	20%

The estimated useful lives and depreciation method are reviewed at the end of the reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

The gain or loss arising on disposal or retirement of an item of plant and equipment is determined as the difference between the sales proceeds and the carrying amounts of the asset and is recognised in profit or loss.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

3. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Fully depreciated assets still in use are retained in the combined financial statements.

Vessels and drydock

The vessels are measured at cost, which includes directly attributable financing costs during the vessel construction period and the cost of work undertaken to enhance the capabilities of the vessels, less accumulated depreciation and impairment losses.

Depreciation is calculated on a straight-line basis to the estimated residual value over the estimated anticipated useful life of the vessel. The estimated useful life of each vessel is 25 years from date of delivery. The residual value is estimated as the lightweight tonnage of each vessel multiplied by a forecast scrap value per ton. The scrap value per ton is estimated taking into consideration the scrap market rate at the end of the reporting period with changes accounted for in the period of change and in future periods.

The vessels are required to undergo planned drydocking for replacement of certain components, major repairs and maintenance of other components, which cannot be carried out while the vessels are operating, approximately every 24 months or 36 months depending on the nature of work and external requirements. These drydock costs are capitalised and depreciated on a straight-line basis over the estimated period until the next drydock.

Impairment of plant and equipment, vessels and drydock

At the end of each reporting period, the Company reviews the carrying amounts of its plant and equipment, vessels and drydock to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). When it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss.

When an impairment loss subsequently reverses, the carrying amount of the asset (or a cash- generating unit) is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

3. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Provisions

Provisions are recognised when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that the Company will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognised as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

Revenue recognition

Vessel revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for services provided in the normal course of business, net of discounts, and other sales-related or value added taxes.

Vessel revenue is comprised of time charter revenue and voyage charter revenue.

The Company generates its revenues from charterers for the charter hire of its vessels, which are considered to be operating lease arrangements. Time charter revenue is recognised on a straight line basis over the rental periods of such charters, as service is performed.

Voyage charter is a charter where a contract is made in the spot market for the use of a vessel for a specific voyage for a specified freight rate per ton. Revenue from voyage charter agreements is recognised on a pro-rata basis over the duration of the voyage on a discharge to discharge basis. Revenue is not recognised until the amount of revenue can be reliably measured, it is probable that the economic benefits associated with the transaction will flow to the Company, and the stage of completion of the voyage charter at the end of reporting period can be reliably measured.

Revenue from out-port-limit boats and freight forwarding services is recognised upon rendering of services.

Revenue from vessel management income is recognised on straight line basis over the service period based on agreed rates.

Interest income is accrued on a time basis and includes interest earned on cash deposits.

Vessel operating costs

Vessel operating costs, which include crewing, repairs and maintenance, insurance, stores, lube oils, communication expenses, and technical management fees, are expensed as incurred.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

3. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale. All other borrowing costs are recognised in profit or loss in the period in which they are incurred.

Retirement benefit costs

Payments to defined contribution retirement benefit plans are recognised as an expense when employees have rendered service entitling them to the contributions.

Employee leave entitlement

Employee entitlements to annual leave are recognised when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the end of the reporting period.

Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the combined statement of profit or loss and other comprehensive income because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax is recognised on temporary differences between the carrying amounts of assets and liabilities in the combined financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognised for all taxable temporary differences. Deferred tax assets are generally recognised for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilised.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax liabilities are recognised for taxable temporary differences associated with investments in subsidiaries except where the Company is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments are only recognised to the extent that it is probable that there will be sufficient taxable profits against which to utilise the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

Deferred tax liabilities and assets are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realised, based on tax rates and tax laws that have been enacted or

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

3. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Current and deferred taxes are recognised in profit or loss.

Foreign currencies

The individual financial statements of each entity in the group are measured and presented in United States dollars, which is the currency of the primary economic environment in which the entity operates (its functional currency). The combined financial statements are presented in United States dollars, which is also the functional currency of the Company.

In preparing the financial statements of each individual entity, transactions in currencies other than the entity’s functional currency are recognised at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences arising on the settlement of monetary items, and on retranslation of monetary items are included in profit or loss for the period.

4. CRITICAL ACCOUNTING JUDGEMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

In the application of the Company’s accounting policies, which are described in Note 3, the directors are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

4.1 Critical judgements in applying accounting policies

The following are the critical judgments, apart from those involving estimates (see below), that management has made in the process of applying the company’s accounting policies and that have the most significant effect on the amounts recognized in the financial statements.

4.1.1 Litigation and Contingent Liability

As disclosed in Note 22, the Company is subject to various claims and litigation in the ordinary course of business, of which the outcome of the currently pending and future proceedings cannot be predicted with certainty. Thus, an adverse decision in a litigation could result in additional costs that are not covered, either wholly or partially, under insurance policies and that could significantly impact the business and results of operations of the Company. Litigation is evaluated on a case by case basis considering available information, including information from legal counsel, to assess potential outcomes. Where it is considered probable that a

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

4. CRITICAL ACCOUNTING JUDGEMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY (cont’d)

future obligation will result in an outflow of resources, which can be reliably measured, a provision is recorded in the amount of the present value of the expected cash outflows. At the end of the reporting period, management has determined that there is no requirement to provide for any litigation provisions in the financial statements.

4.2 Key sources of estimation uncertainty

The following are the key assumptions concerning the future, and other key sources of estimation uncertainty at the end of the reporting period, that have a significant risk of causing a material adjustment to the financial statements within the next financial year.

4.2.1 Revenue recognition

The Company generates its revenues from charterers for the charter hire of its vessels, which are considered to be operating lease arrangements. Time charter revenue is recognised on a straight-line basis over the rental periods of such charters, as service is performed. The amount of time charter revenue recognised over each rental period would require taking into consideration of the days when the vessels are off-hired which management has estimated based on prior experience. Where the expectation is different from the original estimate, such difference will impact the amount of revenue to be recognised in the period in which such estimate has been changed. During the year, the time charter revenue recognised is US$37,516,567 (2012: US$43,508,801). Details of the revenue are disclosed in Note 16.

4.2.2 Allowance for receivables

The Company makes allowances for bad and doubtful debts based on an assessment of the recoverability of receivables. An allowance for impairment loss is made where there is an identified loss event which, based on previous experience, is evidence of a reduction in the recoverability of the receivables. The identification of doubtful debts requires the exercise of judgement and use of estimates. Where the expectation is different from the original estimate, such difference will impact the carrying value of receivables and doubtful debts expense in the period in which such estimate has been changed. At the end of the reporting period, management is confident that no additional allowance is required.

The carrying amount of trade and other receivables at December 31, 2013 is US$3,735,097 (2012: US$1,710,591) after an allowance for doubtful debts of US$10,623 (2012: US$4,296) as disclosed in Note 8.

4.2.3 Vessel impairment

The carrying amounts of the vessels are evaluated to determine whether there is any indication that those vessels have suffered an impairment loss. If any such indication exists, the recoverable amount of vessels is estimated in order to determine the extent of the impairment loss.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. The projection of cash flows related to vessels is complex and requires management to make various estimates including future charter rates, earnings from the vessels and discount rates. All of these items have been historically volatile. As part of the process of assessing the fair value less cost to sell of the vessel, management considered a variety of factors, such as obtaining vessel valuations from independent

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

4. CRITICAL ACCOUNTING JUDGEMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY (cont’d)

valuers, shipbrokers price quotes as well as market data on historical transaction prices on an annual basis or when there is an indication that an asset or assets may be impaired. If an indication of impairment is identified, the need for recognising an impairment loss is assessed by comparing the carrying amount of the vessels to the higher of the fair value less cost to sell and the value in use. Likewise, if there is an indication that an impairment loss recognised in prior periods no longer exists or may have decreased, the need for recognising an impairment reversal is assessed by comparing the carrying amount of the vessels to the latest estimate of recoverable amount.

The carrying amount of vessels at December 31, 2013 is US$221,658,444 (2012: US$231,992,724) as disclosed in Note 10.

4.2.4 Vessel lives and residual value

The vessels are depreciated to their residual value on a straight-line basis over their estimated useful lives. The estimated useful life of 25 years is management’s best estimate and is also consistent with industry practice for similar vessels. The residual value is estimated as the lightweight tonnage of each vessel multiplied by a forecast scrap value per ton. The scrap value per ton is estimated taking into consideration the market rate at the end of the reporting period. An increase in the estimated useful life of a vessel or in its scrap value would have the effect of decreasing the annual depreciation charge and extending it into later periods. A decrease in the useful life of a vessel or scrap value would have the effect of increasing the annual depreciation charge.

The estimated salvage value of the vessels may not represent the fair market value at any one time since market prices of scrap values tend to fluctuate.

4.2.5 Drydock

Costs of drydock, which includes shipyard cost as well as significant spare parts such as engines replaced during the drydocking period, are recognised as a separate component of the each vessel’s carrying amount and depreciated on a straight-line basis over the estimated period until the next drydock. Management’s judgments are involved in the process of deciding which cost to be capitalized for the purpose of drydocking.

Management also exercises judgment when estimating the period between drydocks performed, which can result in adjustments to the estimated depreciation of the drydock. If the vessel is disposed before the next drydock, the remaining balance of the deferred drydock is written-off and forms part of the gain or loss recognised upon disposal of vessel in the period when contracted. Management expects that the vessels will be required to be drydocked approximately every 24 months or 36 months for major repairs and maintenance that cannot be performed while the vessels are operating. Where the expectation is different from the original estimate, such difference will impact the carrying value and depreciation of drydock in the period in which such estimate has been changed. The carrying amount of drydock at December 31, 2013 is US$860,963 (2012: US$1,904,407) as disclosed in Note 10.

4.2.6 Valuation of derivative financial instruments

The Company uses valuation techniques to estimate the fair value of derivative financial instruments. Refer to Note 5 for detailed information about the valuation techniques and key assumptions used in the determination of the fair value of derivative financial instruments.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

4. CRITICAL ACCOUNTING JUDGEMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY (cont’d)

Management believes that the chosen valuation techniques and assumptions used are appropriate in determining the fair value of the derivative financial instruments.

5. FINANCIAL INSTRUMENTS, FINANCIAL RISKS AND CAPITAL RISKS MANAGEMENT

Categories of financial instruments

	2013 US$	2012 US$
Financial Assets
Loans and receivables (including cash and cash equivalents)	17,824,992	15,365,879

Financial Liabilities
Financial liabilities at amortised cost	124,101,263	310,672,008
Derivative financial instruments	14,667,609	23,052,855

	138,768,872	333,724,863

The Company does not have any financial instruments which are subject to offsetting, enforceable master netting arrangements or similar netting agreements.

Capital risk management

The Company manages its funding and capital resources to ensure that the Company will be able to continue as going concern while maximising the return to shareholders through the optimisation of the debt and equity balance. The capital structure of the Company consists of net debt (bank loans offset by cash and cash equivalents) and equity of the Company.

There is no significant change in the Company’s overall strategy in capital risk management from the previous year.

Financial risk management objectives

The Company identifies and evaluates significant risks on an ongoing basis with the objective of managing the sensitivity of the Company’s results and financial position to those risks. These risks include market risk, credit risk and liquidity risk.

Market risk

The Company’s activities expose itself primarily to the financial risks of changes in foreign currency exchange rates and interest rates. The Company enters into interest rate swaps to mitigate the risk of rising interest rates.

There has been no change to the Company’s exposure to market risks or the manner in which these risks are managed and measured. Market risk exposures are managed using sensitivity analysis indicated below.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

5. FINANCIAL INSTRUMENTS, FINANCIAL RISKS AND CAPITAL RISKS MANAGEMENT (cont’d)

Foreign currency risk management

The Company undertakes transactions denominated in foreign currencies, consequently, exposures to exchange rate fluctuations arise. The carrying amounts of the Company’s foreign currency denominated monetary assets and monetary liabilities at the end of the reporting period are as follows:

	Liabilities		Assets
	2013 US$	2012 US$	2013 US$	2012 US$
SGD	402,863	6,584,732	1,046,636	1,395,986
EURO	78,355	237,687	521	5,112
GBP	2,535	11,975	208,304	214,373
NOK	13,862	91,837	—	—

	497,615	6,926,231	1,255,461	1,615,471

The following table details the sensitivity to a 5% increase and decrease in the exchange rate of SGD, EURO, GBP and NOK against US$. It is the sensitivity rate used when reporting foreign currency risk internally to key management personnel and represents management’s assessment of the reasonably possible change in foreign exchange rates.

	Strengthen/(Weaken) in exchange rates %	Increase/(Decrease) in profit before tax US$
2013
SGD	5.00/(5.00)	32,189/(32,189)
EURO	5.00/(5.00)	(3,892)/3,892
GBP	5.00/(5.00)	10,288/(10,288)
NOK	5.00/(5.00)	(693)/693

2012
SGD	5.00/(5.00)	(259,437)/259,437
EURO	5.00/(5.00)	(11,629)/11,629
GBP	5.00/(5.00)	10,120/(10,120)
NOK	5.00/(5.00)	(4,592)/4,592

Interest rate risk management

The Company is exposed to interest rate risk because the Company borrows funds at floating interest rates. The interest rate exposure is managed by the Company using interest rate swap contracts as disclosed in Note 9.

Interest rate sensitivity analysis

The sensitivity analyses below have been determined based on the exposure to interest rates for both derivatives and non-derivative instruments at the end of the reporting period. The analysis is prepared assuming the amount of the liabilities outstanding at the end of the reporting period was outstanding for the whole year. A 50 basis point increase or decrease is used when reporting interest rate risk internally to key management personnel and represents management’s assessment of the reasonably possible change in interest rates.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

5. FINANCIAL INSTRUMENTS, FINANCIAL RISKS AND CAPITAL RISKS MANAGEMENT (cont’d)

If interest rates had been 50 basis points higher/lower and all other variables were held constant, the Company’s profit before tax for the year would increase/decrease by US$148,922 (2012: decrease/increase by US$39,197). This is mainly attributable to the Company’s exposure to interest rates on its bank loans and interest rate swap contracts.

Credit risk management

Credit risk is the potential exposure of the Company to financial loss in the event of non-performance by customers and derivatives instruments counterparties.

The Company has adopted a policy of only dealing with creditworthy counterparties. This information is supplied by independent rating agencies where available and, if not available, the Company uses other publicly available financial information and its own trading records to assess the creditworthiness of its major customers.

The Company does not have any significant credit risk exposure to any single counterparty or any group of counter-parties having similar characteristics except for related parties. Concentration of credit risk did not exceed 5% of gross monetary assets at the end of the reporting period. The credit risk on liquid funds and derivatives financial instruments is limited because the counterparties are banks with high credit-ratings assigned by international credit-rating agencies.

The carrying amount of the financial assets recorded in the financial statements, grossed up for any allowances for losses, represents the company’s maximum exposure to credit risk.

Liquidity risk management

Liquidity risk is the risk that an entity will encounter difficulty in raising funds to meet commitments associated with financial instruments. Ultimate responsibility for liquidity risk management rests with the board of directors, which has established an appropriate liquidity risk management framework for management of the Company’s funding and liquidity management requirements. The Company manages liquidity risk by maintaining adequate reserves and banking facilities.

The Company monitors and maintains a level of cash and cash equivalents deemed adequate by management to finance the Company’s operation and mitigate the effects of fluctuation of cash flows.

The Company’s current liabilities exceeded its current assets by US$9,982,063 at the end of the reporting period. Management has assessed the net working capital deficit and concluded appropriate for the financial statements to be prepared on a going concern basis based on the projected cash flow requirements of the Company over the next twelve months from the end of the reporting period, and taking into consideration of the interest and principal repayments and other financing facilities available. The Company expects to repay its current liabilities from cash generated from operating activities, additional borrowings and/or capital contributions from shareholders.

Management has prepared cash flow forecasts of the Company for the financial period ending December 31, 2013 and is of view that the cash flows are achievable based on the current normal operating conditions. The Company has held regular discussions with the banks and no matters have been drawn to its attention to suggest that these lenders intend to request for immediate repayment.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

5. FINANCIAL INSTRUMENTS, FINANCIAL RISKS AND CAPITAL RISKS MANAGEMENT (cont’d)

If necessary, the Company will apply for overdraft facilities with its banks or obtain additional funding from related parties to meet its short term liquidity requirements. In an unlikely event that the Company is not able to fulfil its debt obligations out of its cash flows, the Company will be able to orderly dispose of certain vessels to repay the bank loans and the residual proceeds will be available to repay its trade and other payables when they fall due.

In consideration of the above matters, management is of the view that they have adequate resources to continue in operational existence for the foreseeable future.

The following tables detail the Company’s remaining contractual maturity for its non-derivative financial liabilities with agreed repayment periods. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Company can be required to pay. The tables include both interest and principal cash flows.

	On demand or within 1 year US$	Within 2-5 years US$	After 5 years US$	Adjustments US$	Total US$
2013 Financial Liabilities
Non-interest bearing
Trade and other payables	6,657,533	—	—		6,657,533
Amounts due to related parties — non-trade	745,050	—	—		745,050
Variable interest rate instruments
Bank loans	21,258,184	89,963,342	10,537,372	(5,060,218)	116,698,680

	28,660,767	89,963,342	10,537,372	(5,060,218)	124,101,263

2012 Financial Liabilities
Non-interest bearing
Trade and other payables	4,475,805	—	—	—	4,475,805
Amounts due to related parties— trade	1,574,437	—	—	—	1,574,437
Amount due to related parties — non-trade	133,874,366	—	—	—	133,874,366
Variable interest rate instruments
Bank loans	21,556,632	85,858,100	73,648,781	(10,316,113)	170,747,400

	161,481,240	85,858,100	73,648,781	(10,316,113)	310,672,008

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

5. FINANCIAL INSTRUMENTS, FINANCIAL RISKS AND CAPITAL RISKS MANAGEMENT (cont’d)

The following tables detail the Company’s expected maturity for its non-derivative financial assets. The table has been drawn up based on the undiscounted contractual maturities of the financial assets including interest that will be earned on those assets. The inclusion of information on non-derivative financial assets is necessary in order to understand the Company’s liquidity risk management as the liquidity is managed on a net asset and liability basis.

	On demand or within 1 year US$	Within 2-5 years US$	After 5 years US$	Total US$
2013
Financial Assets
Non-interest bearing
Cash and cash equivalents	6,157,512	—	—	6,157,512
Trade and other receivables	3,735,097	—	—	3,735,097
Amounts due from related parties — trade	180,773	—	—	180,773
Amounts due from related parties — non-trade	2,105,347	—	—	2,105,347
Variable interest rate instruments
Restricted cash	5,646,263	—	—	5,646,263

	17,824,992	—	—	17,824,992

2012
Financial Assets
Non-interest bearing
Cash and cash equivalents	6,558,755	—	—	6,558,755
Trade and other receivables	1,710,591	—	—	1,710,591
Amounts due from related parties — Trade	265,264	—	—	265,264
Amounts due from related parties — non-trade	1,334,299	—	—	1,334,299
Variable interest rate instruments
Restricted cash	5,496,970	—	—	5,496,970

	15,365,879	—	—	15,365,879

The following table details the Company’s liquidity analysis for its derivative financial instruments. The table has been drawn up based on the undiscounted contractual net cash inflows and outflows on derivative instruments that settled on a net basis.

	On demand or within 1 year	Within 2 to 5 years	After 5 years	Total
2013
Net settled:
Interest rate swaps	1,667,465	13,000,144	—	14,667,609

2012
Net settled:
Interest rate swaps	6,697,086	16,355,769	—	23,052,855

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

5. FINANCIAL INSTRUMENTS, FINANCIAL RISKS AND CAPITAL RISKS MANAGEMENT (cont’d)

Fair value of financial instruments

The Company classifies fair value measurement using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

Level 1 —	Quoted prices (unadjusted) in active markets for identical assets or liabilities; Fair value is determined directly by reference to the market bid price obtained from the bank/portfolio manager at the end of the reporting period.

Level 2 —	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

Level 3 —	Inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Except as disclosed in the following table, the directors consider that the carrying amounts of financial assets and financial liabilities recognised in the combined financial statements approximate their fair values.

The Company determines fair value of various financial assets and liabilities in the follow manner:

Fair value of the Company’s financial liabilities that are measured at fair value on a recurring basis

Some of the Company’s financial liabilities are measured at fair value at the end of each reporting period. The following table provides information about how the fair values of these financial liabilities are determined.

	Fair value as of		Fair value hierarchy	Valuation technique and key inputs
	2013	2012
Interest rate swap contracts	14,667,609	23,052,855	Level 2

Discounted cash flow.

Future cash flows are estimated based on forward interest rates (from observable yield curves at the end of the reporting period) and contract interest rates, discounted at a rate that reflects the credit risk of various counterparties.

Fair value of the Company’s financial liabilities that are not measured at fair value on a recurring basis (but fair value disclosures are required)

	2013		2012
	Carrying amount US$	Fair value US$	Carrying amount	Fair value
Financial liabilities held at amortised cost
Bank loans	116,698,680	121,330,010	170,747,400	174,223,568

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

5. FINANCIAL INSTRUMENTS, FINANCIAL RISKS AND CAPITAL RISKS MANAGEMENT (cont’d)

The fair value of the bank loans are measured under Level 2 of the fair value hierarchy and determined based on future cash flows estimated at forward interest rates and contract interest rates, discounted at a rate that reflects the credit risk of various counterparties.

The Company does not hold any financial instruments that are measured under Level 3. During the current financial year, there were no transfers of financial instruments between the levels of the fair value hierarchy.

6. RELATED PARTY TRANSACTIONS

Except as disclosed elsewhere in these financial statements, the Company entered into the following trading transactions with related parties during the year:

	2013 US$	2012 US$
Revenue and other income
Management of vessels	9,464,400	9,662,400
Out-port-limit boats	482,067	602,353
Other income	34,784	55,414

Expenses
Charter hire fee	115,128	151,410
Office rental	719,915	792,942
Manning fee (Crew wages)	5,102,267	6,419,443
Management fee	19,200	19,200

The above transactions are entered with the following related parties. These companies are related due to common directors, Por Liu and Cheng Chan Liu, and / or common control.

Name of related party	Relationship	Nature of transactions
Pretty Harvest S.A	Common director and common control	Management of vessels
Pretty Harmony S.A	Common director and common control	Management of vessels
Pretty Diversity S. A	Common director and common control	Management of vessels
Pretty Unity S.A	Common director and common control	Management of vessels
Golden Wisdom Pte Ltd	Common director and common control	Office Rental/other income
Great Pacific Shipmanagement Co Ltd	Common director and common control	Manning Fees (Crew Wages)
Sinoda Shipping Agency Pte Ltd	Common director	Out-port-limit boats
Parakou Investments Holdings Pte Ltd	Common director and common control	Charter hire fee
Parakou Shipping Limited	Common director and common control	Management fees

The balances are unsecured, interest-free and repayable on demand.

No guarantees have been given or received except as disclosed elsewhere in the financial statements. No expense has been recognised in the current or prior years for bad or doubtful debts in respect of the amounts owed by related parties.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

6. RELATED PARTY TRANSACTIONS (cont’d)

Compensation of Key Management Personnel

The remuneration of directors and other key management personnel during the year was as follows:

	2013 US$	2012 US$
Short-term benefits	1,069,692	970,817
Post-employment benefits	39,946	43,706

	1,109,638	1,014,523

7. CASH AND RESTRICTED CASH

(a)	Cash and cash equivalents

	2013	2012
	US$	US$
Cash in bank	6,135,920	6,513,683
Cash on hand	21,592	45,072

	6,157,512	6,558,755

(b)	Restricted Cash

The Company has fixed deposits of US$5,646,263 (2012: US$5,496,970) with interest rates at a range of 0.06% to 0.58% (2012: 0.14% to 0.95%) per annum. These fixed deposits have been pledged to certain banks to secure its bank loans and other banking facilities and are presented as restricted cash on the combined statements of financial position.

8. TRADE AND OTHER RECEIVABLES

	2013	2012
	US$	US$
Trade receivables	181,637	645,223
Less: allowance for doubtful debts	(10,623)	(4,296)

	171,014	640,927
Accrued revenue	2,837,557	4,678,144
Advances to agents and charterers	888,665	766,249
Amount due from termination of charter contracts	2,373,685	—
Prepayment	630,999	302,461
Insurance claim receivables	181,587	238,110
Others	120,146	65,305

	7,203,653	6,691,196

The average credit period of trade receivables is 60 days (2012: 60 days) which are non-interest bearing. The Company recognised an allowance for doubtful debts based on individual assessment of each trade

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

8. TRADE AND OTHER RECEIVABLES (cont’d)

receivables in accordance with the Company’s policy and considerations disclosed in Notes 3 and 4.2.2. Trade receivables above include amounts that are past due at the end of the reporting period for which the Company has not recognised an allowance for doubtful debts because there has not been a significant change in credit quality from the receivables inception dates and the amounts are still considered recoverable.

The aging profile of trade receivables which are past due but not impaired is as follows:

	2013	2012
	US$	US$
1 to 30 days	22,905	60,458
31 to 60 days	4,824	67,558
61 to 90 days	24,027	89,905
More than 90 days	26,664	67,425

	78,420	285,346

Movement in the allowance for doubtful debts

	2013	2012
	US$	US$
Balance at beginning of the year	4,296	4,296
Amount written off during the year as uncollectible	(4,296)	—
Charge during the year	10,623	—

Balance at end of the year	10,623	4,296

9. DERIVATIVE FINANCIAL INSTRUMENTS

	2013	2012
	US$	US$
Interest rate swap contracts	14,667,609	23,052,855

Presented as:
Current	1,667,465	6,697,086
Non-current	13,000,144	16,355,769

	14,667,609	23,052,855

The Company uses interest rate swap contracts to manage its exposure to interest rate movements on its bank loans by swapping a proportion of those bank loans from floating rates to fixed rates. The company has not elected to apply hedge accounting for these swaps.

Contracts with nominal values of US$146,483,000 (2012: US$162,908,000) have fixed interest payments at contractual interest rates, ranging from 4.92% to 5.50% per annum and have floating interest receipts at 0.9% over 3-month London Interbank Offered Rate (LIBOR). The interest rate swap contracts are settled quarterly on a net basis. The effective interest rate is 4.73% (2012: 4.56%) per annum. The maturity dates of these contracts range between September 11, 2016 and May 15, 2017.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

10. VESSELS AND DRYDOCK

	Vessels US$	Drydock US$	Total US$
Cost
As of January 1, 2012	252,659,607	2,631,561	255,291,168
Additions	—	709,800	709,800
Disposals	—	(211,030)	(211,030)

As of December 31, 2012	252,659,607	3,130,331	255,789,938
Additions	59,154	—	59,154

As of December 31, 2013	252,718,761	3,130,331	255,849,092

Accumulated depreciation
As of January 1, 2012	10,211,853	429,690	10,641,543
Depreciation for the year	10,455,030	1,007,264	11,462,294
Disposals	—	(211,030)	(211,030)

As of December 31, 2012	20,666,883	1,225,924	21,892,807
Depreciation for the year	10,393,434	1,043,444	11,436,878

As of December 31, 2013	31,060,317	2,269,368	33,329,685

Carrying amount
As of December 31, 2012	231,992,724	1,904,407	233,897,131

As of December 31, 2013	221,658,444	860,963	222,519,407

At the end of reporting period, all of the vessels held by the Company are pledged as security for the bank loans (Note 13).

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

11. PLANT AND EQUIPMENT

	Furniture & fittings US$	Motor vehicles US$	Office equipment US$	Renovation US$	Total US$
Cost
As of January 1, 2012	230,478	278,521	80,576	12,572	602,147
Additions	661	—	4,331	17,025	22,017

As of December 31, 2012	231,139	278,521	84,907	29,597	624,164
Additions	—	—	27,602	—	27,602
Written off	(53,939)	—	(57,174)	—	(111,113)

As of December 31, 2013	177,200	278,521	55,335	29,597	540,653

Accumulated depreciation
As of January 1, 2012	89,035	118,078	57,183	2,515	266,811
Depreciation for the year	35,782	55,704	7,566	3,366	102,418

As of December 31, 2012	124,817	173,782	64,749	5,881	369,229
Depreciation for the year	35,412	55,151	7,670	5,919	104,152
Written off	(53,939)	—	(56,649)	—	(110,588)

As of December 31, 2013	106,290	228,933	15,770	11,800	362,793

Carrying amount
As of December 31, 2012	106,322	104,739	20,158	23,716	254,935

As of December 31, 2013	70,910	49,588	39,565	17,797	177,860

12. TRADE AND OTHER PAYABLES

	2013	2012
	US$	US$
Trade payables	1,764,058	2,341,445
Accruals	3,442,493	587,947
Interest payables	887,212	1,074,236
Prepayments from customer	2,441,843	2,190,774
Others	563,770	472,177

	9,099,376	6,666,579

Trade creditors and accruals principally comprise amounts outstanding for trade purchase and on-going costs. The average credit period on purchases of goods ranges from 30 to 90 days (2012: 30 to 90 days).

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

13. BANK LOANS

	2013	2012
	US$	US$
Secured — at amortised cost
Bank loans	116,698,680	170,747,400

Current	19,763,720	19,048,720
Non-current	96,934,960	151,698,680

	116,698,680	170,747,400

The Company has two principal bank loans:

a)	A loan of US$104,181,000 (2012: US$155,606,000). The loan was obtained on October 13, 2005. Repayments commenced on September 11, 2006 and will continue until May 18, 2019. The loan carries interest at 0.9% over 3-month LIBOR. The effective interest rate during the year was 1.46% (2012: 1.68%) per annum. The loan is secured by:

(i)	mortgage over the vessels and cross-collateralisation of respective vessel of the subsidiaries, Pretty View Shipping S.A., Pretty Concept Shipping S.A., Pretty Rich Shipping S.A., Pretty Urban Shipping S.A., Pretty Jewelry Shipping S.A., Pretty Scene Shipping S.A., and Pretty Time Shipping S.A.; cross-assignment of the charter hire and earnings, insurance and requisition compensation relating to vessels of the above-mentioned subsidiaries;

(ii)	deposit balance of US$5,348,331 (2012: US$5,194,981) of the subsidiaries;

(iii)	mortgage over the issued shares of the above-mentioned subsidiaries; and

(iv)	corporate guarantee from a related party with common director.

b)	A loan of US$12,517,680 (2012: US$15,141,400). The loan was obtained on October 22, 2006. Repayments commenced on November 14, 2007 and will continue until November 14, 2017. The loan carries interest at 1.7% over 3-month LIBOR. The effective interest rate during the year was 2.00% (2012: 2.18%) per annum. The loan is secured by:

(i)	mortgage over the vessel of Pretty World Shipping S.A.;

(ii)	deposit balance of US$239,325 (2012: US$244,572) of Pretty World Shipping S.A.;

(iii)	assignment of charter hire and earnings, insurance and requisition compensation relating to vessel of Pretty World Shipping S.A.;

(iv)	mortgage over the issued shares of Pretty World Shipping S.A.; and

(v)	corporate guarantee from a related party with common director.

The bank loans include restrictive covenants, including among others, limitations on incurring additional indebtedness, making certain restricted payments, including dividends and acquisition of new vessels, transfer of any of the currently owned vessels, selling assets and allowing new liens. In addition, the aggregate market value of the vessels after their respective delivery dates and any additional securities provided are not to be less than 110% of the aggregate of the bank loans outstanding. If the Company were to breach the covenants, the bank loans would become repayable on demand. The Company regularly monitors its compliance with the covenants.

As described in Note 1, the loans above were repaid by PIL on July 31, 2014 as part of the transaction.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

14. INVESTED CAPITAL

The following table shows the aggregated share capital of the transferred nine operating subsidiary companies as disclosed in Note 1:

	2013	2012	2013	2012
	Number	Number	US$	US$
Authorised, issued and fully paid
Ordinary shares¹ of US$0.66 each	1,000,000	1,000,000	664,011	664,011
Ordinary shares² of US$1.00 each	16	16	16	16

			664,027	664,027

1	Represents ordinary shares of one operating subsidiary company transferred from the Founders and other family members to Parakou Tankers Inc.
2	Represents ordinary shares of eight operating subsidiary companies transferred from PIL to Parakou Tankers Inc.

15. CAPITAL RESERVE

During the year, US$167,481,008 due to the related parties was waived by the related parties which are entities held and controlled by PIL (Note 1) and recorded as a capital contribution from the Founders to the Company in capital reserve.

16. REVENUE

	2013 US$	2012 US$
Revenue from:
Time charter	37,516,567	43,508,801
Management of vessels	9,464,400	9,662,400
Voyage charter	841,412	2,031,236
Out-port-limit boats	954,875	1,554,436
Forwarding service	83,297	198,725

	48,860,551	56,955,598

17. COMPENSATION FROM EARLY TERMINATION OF CHARTER CONTRACTS

During the year, amount of US$14,500,000 (2012: $Nil) recognized as other operating income was from the settlement of an unsecured claim against one of the customers relating to early termination of charter contracts entered with this customer.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

18. OTHER INCOME

	2013	2012
	US$	US$
Sundry income	421,186	345,111
Insurance claim received	151,131	1,907
Other income	9,087	—

	581,404	347,018

19. INCOME TAX EXPENSE

Domestic income tax is calculated at 0% (2012: 0%) of the estimated assessable profit for the year as the Company is incorporated in Marshall Islands with income tax rate of 0%. Taxation for other jurisdiction is calculated at the rates prevailing in the relevant jurisdictions.

The total tax charge for the year can be reconciled to the accounting profit as follows:

	2013	2012
	US$	US$
Profit before tax	16,716,179	2,279,426

Income tax expense calculated at 0% (2012: 0%)	—	—
Effect of expenses that are not deductible in determining taxable profit	15,989	4,728
Effect of previously unrecognized and unused tax losses and tax offsets now recognised as deferred tax benefits	(15,989)	(4,728)

Income tax expense recognised in profit or loss	—	—

At December 31, 2013, the Company has unutilised tax losses of approximately US$5,308,000 (2012: US$4,856,000) and unutilised capital allowances of US$270,000 (2012: US$354,000) and other unutilised allowance of US$10,000 (2012: US$10,000) available for offset against future profits in respect of one of the operating subsidiary companies. Deferred tax assets of US$935,000 (2012: US$850,000) have not been recognised in respect of the unutilised tax losses and capital allowances due to the unpredictability of future profit streams of that operating subsidiary company.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

20. PROFIT FOR THE YEAR

Profit for the year is arrived at after the following charges (credits):

	2013	2012
	US$	US$
Salary and allowance	2,662,428	2,738,775
Defined contribution plans	188,989	213,577
Others	82,688	73,233

Employee benefits expense	2,934,105	3,025,585

Net foreign exchange (gain) loss	(338,154)	257,103
Gain on derivative financial instruments	(8,385,246)	(3,632,496)
Allowance for doubtful debts	10,623	—
Depreciation of plant and equipment	104,152	102,418
Depreciation of vessels and drydock	11,436,878	11,462,294

21. OPERATING LEASE ARRANGEMENTS

The Company as lessor

The Company has various non-cancellable operating lease agreements with third parties relating to charter hire of vessels. These lease terms are between 1 and 3 years, and the majority of lease arrangements include a clause to enable the charterer to extend the charter hire contract at the charterer’s option for a specified period.

At the end of the reporting period, the Company has contracted with lessees and the future aggregate minimum lease receipts under non-cancellable operating leases are as follows:

	2013	2012
	US$	US$
Not later than 1 year	39,099,300	43,045,625
Later than 1 year and not longer than 5 years	50,815,350	101,527,615

	89,914,650	144,573,240

The Company as lessee

Operating lease relates to lease of office spaces with lease term of 2 to 5 years. The Company does not have an option to purchase the office at the expiry of the lease periods.

Payment recognised as an expense during the year:

	2013	2012
	US$	US$
Minimum lease payments under operating leases	735,991	783,902

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

21. OPERATING LEASE ARRANGEMENTS (cont’d)

At the end of the reporting period, the Company has outstanding commitments under non-cancellable operating leases, which fall due as follows:

	2013	2012
	US$	US$
Not later than 1 year	955,525	992,658
Later than 1 year and not longer than 5 years	837,875	961,560
More than 5 years	36,674	—

	1,830,073	1,954,218

22. SUBSEQUENT EVENTS

As described in Note 1, the eight operating subsidiary companies were transferred to Parakou Tankers Inc. for a consideration of US$220,000,000 of which US$136,000,000 was paid by Parakou Tankers Inc. through funds raised from a bank loan on July 31, 2014 and US$84,000,000 was paid by Mr. Cheng Chan Liu on behalf of Parakou Tankers Inc. and subsequently accounted for as a capital contribution from the Founders to Parakou Tankers Inc. The one operating subsidiary company was transferred to Parakou Tankers Inc. for a cash consideration of S$1,000,000 (equivalent to US$807,168) which was paid by Mr. Por Liu on behalf of Parakou Tankers, Inc. and subsequently accounted for as a capital contribution from the Founders to Parakou Tankers, Inc. As part of this transfer, PIL agreed to repay, at the date of the transaction, the outstanding bank loans of US$106,297,820 previously entered by the eight operating subsidiary companies together with the related interest rate swap contracts of US$12,751,000.

The new bank loan of US$136,000,000 carries interest at 2.7% over 3-month LIBOR. The Company is obligated to repay the loan principal amount in 28 quarterly installments of US$3,200,000 each, together with a final balloon payment of US$46,400,000, subject to prepayment at the option of the Company.

The new bank loan is secured by separate mortgages on each of the eight currently owned vessels and customary liens on certain other assets and includes restrictive covenants, including among others, limitations on incurring additional indebtedness, making certain restricted payments, including dividends and acquisition of new vessels, transfer of any of the currently owned vessels, selling assets and allowing new liens.

In addition, the new bank loan contains financial covenants, including to maintain a ratio of aggregate vessel market value to outstanding loans of not less than 120%, a ratio of EBITDA to interest expense of greater than 2 to 1 on or before December 31, 2016 and 2.5 to 1 thereafter, total cash and cash equivalents of not less than the higher of (1) US$500,000 for each vessel in operation and (2) 5% of total liabilities, a maximum net debt not to exceed 65% of total capitalization, and tangible net worth of not less than US$80,000,000 plus 2.5% of Parakou Tankers Inc.’s positive consolidated net income and 50% of the value of the equity proceeds realized from Parakou Tanker Inc.’s equity issuances. On December 15, 2014, the Company has obtained a waiver on the financial covenants for the period from the date of the new bank loan agreement to June 30, 2015.

Subsequent to the end of the reporting period,

•	the Company entered into a memorandum of agreement to purchase two 51,000 dwt Product Tankers from PIL for US$24,000,000 each of which are expected to be delivered to the Company after the completion of the current charter arrangement between PIL and its existing customers.

PARAKOU TANKERS

NOTES TO COMBINED FINANCIAL STATEMENTS

For the years ended December 31, 2013 and 2012

22. SUBSEQUENT EVENTS (cont’d)

•	the Company entered into a business combination agreement on December 1, 2014 with Cambridge Capital Acquisition Corporation (“Cambridge”), Cambridge Holdco, Inc. (“Holdco”), Cambridge Merger Sub, Inc. (“Merger Sub”) and Mr. Por Liu ,which subject to the approval of shareholders of Cambridge, among other things, provides for the mergers of Cambridge with and into Holdco, with Holdco surviving the merger, and Merger Sub with and into the Company, with the Company surviving the merger and becoming the wholly-owned subsidiary of Holdco. The mergers are expected to be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the mergers.

•	In April 2014, the liquidator of Parakou Shipping Pte Ltd (“PSPL”), a related party of the Group, filed a legal suit in Singapore against its former directors and shareholders (Mr. Cheng Chan Liu, a current shareholder and director of Parakou, Ms Chik Sau Kam, Mr. Por Liu, a current shareholder, director and Chief Executive Officer of Parakou, and Mr. Yang Jian Guo, Parakou’s current Chief Operating Officer), Parakou Investment Holdings Pte Ltd and PSMPL. The plaintiffs allege that these former directors and shareholders of PSPL breached their respective fiduciary and other duties owed to PSPL due to the sale of certain PSPL assets at undervalued prices and termination of ship management agreements prior to the liquidation of PSPL carried out by its directors.

PSMPL, being one of the named defendants, is alleged to have benefited when ship owners who were parties to the former ship management agreements with PSPL entered into new ship management agreements with PSMPL on substantially the same terms. The plaintiffs further allege that employees of PSPL were continued to be paid salaries when these employees were no longer in the employ of PSPL or did not work to benefit PSPL and were subsequently employed by PSMPL.

Pursuant to the above allegations, the plaintiff is claiming against PSMPL for (i) an unquantified amount for the subsequent profits flowing from the title, rights, interests and/or benefits under the ship management agreements; and (ii) the employees’ salaries amounting to S$309,377 (US$249,216 equivalent). The Company has not recognised a provision in relation to these claims as the management believes that PSMPL has reasonable basis to defend these claims and the potential outcome is uncertain as the case is still at the preliminary stage. In connection with signing the merger agreement, dated December 1, 2014, Mr. Por Liu agreed to indemnify Holdco for losses relating to such litigation matter limited to the amount of losses equal to the percent of Holdco’s common shares not owned by Mr. Por Liu subject to a US$900,000 deductible, in which event the amount payable shall be the amount in excess of the applicable deductible.

PARAKOU TANKERS, INC. AND ITS SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED AND COMBINED STATEMENTS

OF FINANCIAL POSITION

As of September 30, 2014 and December 31, 2013

	Note	September 30, 2014 US$	December 31, 2013 US$
ASSETS
Current Assets
Cash and cash equivalents		3,614,808	6,157,512
Restricted cash		3,048,266	5,646,263
Trade and other receivables	6	3,685,083	7,203,653
Amounts due from related parties — trade	7	63,243	180,773
Amounts due from related parties — non-trade	7	3,226,264	2,105,347

Total Current Assets		13,637,664	21,293,548

Non-current Assets
Vessels and drydock	8	214,963,743	222,519,407
Plant and equipment		554,710	177,860

Total Non-current Assets		215,518,453	222,697,267

Total Assets		229,156,117	243,990,815

LIABILITIES AND EQUITY
Current Liabilities
Trade and other payables		9,241,702	9,099,376
Derivative financial instruments	9	—	1,667,465
Bank loans	10	12,503,035	19,763,720
Amounts due to related parties — non-trade	7	628,227	745,050

Total Current Liabilities		22,372,964	31,275,611

Non-current Liabilities
Derivative financial instruments	9	—	13,000,144
Bank loans	10	122,053,261	96,934,960

Total Non-current Liabilities		122,053,261	109,935,104

Shareholders’ Equity
Share capital	11	1	—
Invested capital	12	—	664,027
Reserve	13	147,482,046	167,481,008
Accumulated losses		(62,752,155)	(65,364,935)

Total Equity		84,729,892	102,780,100

Total Liabilities and Equity		229,156,117	243,990,815

The accompanying notes are an integral part of the unaudited condensed consolidated and combined financial statements.

PARAKOU TANKERS, INC. AND ITS SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

For the nine months ended September 30, 2014 and 2013

	Note	Nine months ended
		September 30, 2014	September 30, 2013
		US$	US$
Revenue	14	34,820,816	36,455,105
Operating expenses
Vessel operating costs		(17,161,737)	(19,902,749)
Employee benefit expenses		(2,671,561)	(2,011,577)
Other operating expenses		(1,668,366)	(1,156,587)
Depreciation for the period		(8,742,450)	(8,653,573)
Other operating income
Compensation from early termination of charter contracts	15	—	9,748,314

Operating profit		4,576,702	14,478,933
Other income (expense)
Interest income		12,583	23,374
Other income		593,584	338,085
Net foreign exchange gain		76,534	316,425
Gain on derivative financial instruments		1,916,609	5,883,102
Interest expenses — bank loans		(4,563,232)	(7,144,914)

Profit before tax		2,612,780	13,895,005
Income tax expense		—	—

Profit for the period, representing total comprehensive income for the period		2,612,780	13,895,005

The accompanying notes are an integral part of the unaudited condensed consolidated and combined financial statements.

PARAKOU TANKERS, INC. AND ITS SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED AND COMBINED STATEMENTS

OF CHANGES IN EQUITY

For the nine months ended September 30, 2014 and 2013

	Share capital US$	Invested capital US$	Reserve US$	Accumulated losses US$	Total US$
Balance as of January 1, 2013	—	664,027	—	(82,081,114)	(81,417,087)
Capital contribution representing transactions with owners recognised directly in equity	—	—	1,718,781	—	1,718,781
Profit for the period representing total comprehensive income for the period	—	—	—	13,895,005	13,895,005

Balance as of September 30, 2013	—	664,027	1,718,781	(68,186,109)	(65,803,301)

Balance as of January 1, 2014	—	664,027	167,481,008	(65,364,935)	102,780,100
Transactions with owners, recognised directly in equity
Issue of shares at incorporation of Parakou Tankers Inc.	1	—	—	—	1
Capital contribution	—	—	1,496,000	—	1,496,000
Transfer of entities under common control	—	(664,027)	(21,494,962)	—	(22,158,989)

Total	1	(664,027)	(19,998,962)	—	(20,662,988)

Profit for the period representing total comprehensive income for the period	—	—	—	2,612,780	2,612,780

Balance as of September 30, 2014	1	—	147,482,046	(62,752,155)	84,729,892

The accompanying notes are an integral part of the unaudited condensed consolidated and combined financial statements.

PARAKOU TANKERS, INC. AND ITS SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

For the nine months ended September 30, 2014 and 2013

	Nine months ended
	September 30, 2014 US$	September 30, 2013 US$
OPERATING ACTIVITIES
Profit before tax	2,612,780	13,895,005
Adjustments for:
Interest expenses — bank loans	4,563,232	7,144,914
Gain on derivative financial instruments	(1,916,609)	(5,883,102)
Gain on disposal of plant and equipment	(86,090)	—
Interest income	(12,583)	(23,374)
Depreciation for the period	8,742,450	8,653,573

Operating cash flows before movements in working capital	13,903,180	23,787,016
Drydocking costs	(983,729)	—
Trade and other receivables	3,518,570	(485,921)
Amounts due from related parties — trade	117,530	65,947
Trade and other payables	352,699	1,882,594
Amounts due to related parties — trade	—	(1,574,437)

Net cash from operating activities	16,908,250	23,675,199

INVESTING ACTIVITIES
Interest received	12,583	23,906
Purchase of plant and equipment	(504,610)	(4,336)
Proceeds from disposal of plant and equipment	111,938	—
Addition to vessels	(101,145)	(59,154)
Advance to related parties — non-trade	(5,666,193)	(684,467)
Repayment from related parties — non-trade	4,545,276	1,096,722
Restricted cash	2,597,997	434,982

Net cash from investing activities	995,846	807,653

FINANCING ACTIVITIES
Proceeds from bank loan (Note A)	136,000,000	—
Repayments of bank loan (Note B)	(10,400,860)	(49,217,790)
Interest paid	(4,721,309)	(7,287,023)
Issue of share	1	—
Settlement of net liabilities in relation to the merger	(5,207,809)	—
Consideration for transfer of entities under common control (Note C)	(136,000,000)	—
Advance received from related parties — non-trade	164,117	35,183,665
Repayment to related parties — non-trade	(280,940)	(2,827,431)

Net cash used in financing activities	(20,446,800)	(24,148,579)

Net (decrease) increase in cash and cash equivalents	(2,542,704)	334,273
Cash and cash equivalents at the beginning of the period	6,157,512	6,558,755

Cash and cash equivalents at the end of the period	3,614,808	6,893,028

Non-cash transactions:

Note A:	During the period ended September 30, 2014, a facility fee amounting to US$1,496,000 (September 30, 2013: US$Nil) in relation to the new bank loan was paid by Mr. Por Liu on the Company’s behalf. This payable to Por Liu was subsequently waived and recorded as a capital contribution from the Founders to the Company in reserve (Note 13).

Note B:	During the period ended September 30, 2014, as part of the merger agreement, the carrying amount of the bank loan and the derivative financial instruments of $106,297,820 and $12,751,000 respectively, was settled by PIL on behalf of the Company and was recorded in reserve (Note 13).

Note C:	As part of the merger agreement, dated July 15, 2014, the consideration of US$84,807,168 contributed by the Founders on behalf of the Company was recorded in reserve (Note 13).

The accompanying notes are an integral part of the unaudited condensed consolidated and combined financial statements.

PARAKOU TANKERS, INC. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED AND COMBINED

FINANCIAL STATEMENTS

1. GENERAL INFORMATION

Parakou Tankers, Inc. was incorporated in the Republic of the Marshall Islands on January 17, 2014 by Mr. Cheng Chan Liu and Mr. Por Liu (the “Founders”). The address of its registered office is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH 96960, Marshall Islands and principal places of business are 609 Fifth Avenue, New York, NY and 9 Temasek Boulevard, #32-01 Suntec Tower Two, Singapore 038989.

On July 31, 2014, the Founders transferred eight operating subsidiary companies out of 26 operating subsidiary companies from Parakou (International) Limited (“PIL”) and one operating subsidiary company held by the Founders and other family members to Parakou Tankers, Inc. PIL is an entity held and controlled by the Founders and other family members.

The eight operating subsidiary companies were transferred to Parakou Tankers, Inc. for a consideration of US$220,000,000 of which US$136,000,000 was paid by Parakou Tankers, Inc. through funds raised from a bank loan on July 31, 2014 (Note 10) and US$84,000,000 was paid by Mr. Cheng Chan Liu on behalf of Parakou Tankers, Inc. and subsequently accounted for as a capital contribution from the Founders to Parakou Tankers, Inc. The one operating subsidiary company was transferred to Parakou Tankers, Inc. for a cash consideration of S$1,000,000 (equivalent to US$807,168) which was paid by Mr. Por Liu on behalf of Parakou Tankers, Inc. and subsequently accounted for as a capital contribution from the Founders to Parakou Tankers, Inc. As part of this transfer, PIL agreed to repay, at the date of transaction, the outstanding bank loans of US$106,297,820 previously entered by the eight operating subsidiary companies together with the related interest rate swap contracts of US$12,751,000.

For accounting purposes, this transfer represents a combination of entities under common control, with the Founders being the same controlling shareholders of all the entities throughout all periods presented. As such, this business combination is outside the scope of IFRS 3 (as revised in 2008), “Business Combinations,” and the condensed consolidated and combined financial statements for the nine months ended September 30, 2014 have therefore been prepared using the predecessor value method as follows:

•	the carrying values of the assets and liabilities of the nine operating subsidiary companies and Parakou Tankers, Inc. (“Parakou Tankers” or the “Company”) are recorded at the existing carrying amount of those assets and liabilities and are not adjusted to fair value on combination;

•	the results and cash flows of Parakou Tankers are brought into the consolidated and combined financial statements of the combined entity from the earliest date presented in the financial statements or since the date when the combining entities first came under the common control of the Founders;

•	the difference between the consideration paid and the aggregate carrying value of the assets and liabilities at the date of the transfer are recorded in reserve.

Subsidiaries transferred to Parakou Tankers, Inc. on July 31, 2014 were:

Company	Vessel	Percentage owned	Incorporated in
Pretty Scene Shipping S.A.	Pretty Scene	100%	The Republic of Panama
Pretty Time Shipping S.A.	St. Petri	100%	The Republic of Panama
Pretty Urban Shipping S.A.	Sextans	100%	The Republic of Panama
Pretty Concept Shipping S.A.	Hercules	100%	The Republic of Panama
Pretty Rich Shipping S.A.	Orion	100%	The Republic of Panama
Pretty View Shipping S.A.	Cygnus	100%	The Republic of Panama
Pretty Jewelry Shipping S.A.	Pretty Jewelry	100%	The Republic of Panama
Pretty World Shipping S.A.	Pretty World	100%	The Republic of Panama
Parakou Shipmanagement Pte Ltd	N.A.	100%	The Republic of Singapore

PARAKOU TANKERS, INC. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED AND COMBINED

FINANCIAL STATEMENTS

1. GENERAL INFORMATION (cont’d)

As at September 30, 2014, the Company’s fleet consisted of eight tankers engaged in seaborne transportation of crude oil and refined petroleum products in the international shipping markets which are managed by Parakou Shipmanagement Pte Ltd (“PSMPL”). PSMPL facilitates vessel support such as crew, provisions, deck and engine stores, insurance, maintenance and repairs, and other services as necessary to operate the vessels of the Company and related parties such as drydocks and vetting/inspection under management agreements.

The condensed consolidated and combined financial statements were approved by the board of directors and authorised for issue on December 22, 2014.

2. BASIS OF PREPARATION

Parakou Tankers, Inc. was not operated as a separate, stand-alone entity prior to January 17, 2014 as it was not an existing legal entity prior to this date. The historical results for the periods prior to July 31, 2014 have been prepared on a combined basis to reflect all of the transferred tankers and PSMPL based on discrete financial information maintained for each of these subsidiaries. Accordingly, the historical financial information that has been presented for the periods prior to July 31, 2014 does not necessarily reflect what the Company’s financial position, results of operations and cash flows would have been had the Company been a separate, stand-alone entity during the periods presented. Effective from August 1, 2014 to the period ended September 30, 2014, the financial statements have been prepared on a consolidated basis, incorporating the financial statements of Parakou Tankers, Inc. and all of the nine operating companies.

The condensed consolidated and combined financial statements have been prepared in accordance with International Accounting Standard 34 Interim Financial Reporting. The condensed consolidated and combined financial statements should be read in conjunction with the Company’s combined financial statements for the year ended December 31, 2013, which have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”).

In preparing these condensed consolidated and combined financial statements, the significant accounting policies were same as those that were applied to the combined financial statements of the Company for the year ended December 31, 2013.

In the current interim period, the Company has applied, for the first time, the following new and revised IFRSs.

Amendments to IAS 32	Offsetting Financial Assets and Financial Liabilities
Amendments to IAS 36	Recoverable Amount Disclosures for Non-Financial Assets

The application of those new and revised IFRSs in the current interim period has had no material effect on the amounts reported in these condensed consolidated and combined financial statements and/or disclosures set out in these condensed consolidated and combined financial statements.

PARAKOU TANKERS, INC. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED AND COMBINED

FINANCIAL STATEMENTS

2. BASIS OF PREPARATION (cont’d)

The Company has not early applied the following new and revised IFRSs and amendments that have been issued but are not yet effective.

Amendments to IFRSs	Annual Improvements to IFRSs 2010-2012 Cycle[1]
Amendments to IFRSs	Annual Improvements to IFRSs 2011-2013 Cycle[2]
Amendments to IAS 19	Defined Benefit Plans: Employee Contributions[2]
Amendments to IAS 16 and IAS 38	Clarification of Acceptable Methods of Depreciation and Amortisation[3]
Amendments to IFRS 11	Accounting for Acquisitions of Interests in Joint Operations[3]
IFRS 14	Regulatory Deferral Accounts[4]
IFRS 15	Revenue from Contracts with Customers[5]
IFRS 9	Financial Instruments[6]
Amendments to IFRS 9 and IFRS 7	Mandatory Effective Date of IFRS 9 and Transition Disclosures[6]

[1]	Effective for annual periods beginning on or after July 1, 2014, with limited exceptions.
[2]	Effective for annual periods beginning on or after July 1, 2014.
[3]	Effective for annual periods beginning on or after January 1, 2016.
[4]	Effective for first annual IFRS financial statements beginning on or after January 1, 2016.
[5]	Effective for annual periods beginning on or after January 1, 2017.
[6]	Effective for annual periods beginning on or after January 1, 2018.

The directors of the Company anticipate that the application of those new and revised standards, and amendments issued but not yet effective, will have no material impact on the results and financial position of the Company.

3. GOING CONCERN

The Company’s current liabilities exceeded its current assets by US$8,735,300 at the end of the reporting period which may be indicative that the Company does not have adequate resources of liquidity to fund the working capital. However, management believes the Company has the ability to fulfill its financial obligations for at least the next 12 month period ending September 30, 2015 as they fall due and will continue as a going concern based on the following factors:

•	Management has performed a review of its cash flow forecasts of the Company for the next 12 month period ending September 30, 2015. The Company currently has positive net cash from operating activities and expects this to continue for the foreseeable future. Management is of the view that the forecast is achievable as it is based on reasonable estimates and assumptions, including the forecasted revenue which is based on contractual time charter rates.

•	Por Liu, the Company’s shareholder, has agreed in writing to provide funding and financial support to enable the Company to meet in full its financial obligations as they fall due through September 30, 2015, provided that this is only up to a maximum amount of US$15 million.

•	On December 15, 2014, the Company obtained a waiver on the financial covenants for the period from the date of its new loan agreements entered on July 21, 2014 to June 30, 2015.

In consideration of the above matters, management is of the view that the Company has adequate resources to continue in operational existence for the foreseeable future.

PARAKOU TANKERS, INC. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED AND COMBINED

FINANCIAL STATEMENTS

4. CRITICAL ACCOUNTING JUDGEMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

The preparation of the condensed consolidated and combined financial statements required the directors to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

In preparing these condensed consolidated and combined financial statements, the significant judgements made by the directors in applying the company’s accounting policies and the key sources of estimation uncertainty were the same as those that were applied to the combined financial statements of the Company for the year ended December 31, 2013.

5. FINANCIAL INSTRUMENTS, FINANCIAL RISKS AND CAPITAL RISKS MANAGEMENT

The Company identifies and evaluates significant risks on an ongoing basis with the objective of managing the sensitivity of the Company’s results and financial position to those risks. These risks include market risk, credit risk and liquidity risk.

The condensed consolidated and combined financial statements do not include all financial risk management information and disclosures required in the annual consolidated and combined financial statements and should be read in conjunction with the Company’s combined financial statements for the year ended December 31, 2013. There have been no significant changes in the risk management policies of the Company since December 31, 2013. Compared to December 31, 2013, the outstanding bank loans previously entered by the eight operating subsidiary companies and the related interest rate swap contracts were repaid by PIL on July 31, 2014. A new bank loan of US$136,000,000 which carries interest at 2.7% over 3-month LIBOR was obtained by the Company on the same date (Note 10).

The directors consider that the carrying amounts of financial assets and financial liabilities recognised in the condensed consolidated and combined financial statements approximate their fair values.

The Company is exposed to interest rate risk because the Company borrows funds at floating interest rates. If interest rates had been 50 basis points higher/lower and all other variables were held constant, the Company’s profit before tax for the period ended September 30, 2014 would decrease/increase by US$672,781 which is mainly attributable to the Company’s exposure to interest rates on the new bank loans borrowed on July 31, 2014.

The sensitivity analysis has been determined based on the exposure to interest rates for the outstanding bank loans as at the end of the reporting period. The analysis is prepared assuming the amount of the liabilities outstanding at the end of the reporting period was outstanding for the whole period. A 50 basis point increase or decrease is used when reporting interest rate risk internally to key management personnel and represents management’s assessment of the reasonably possible change in interest rates.

PARAKOU TANKERS, INC. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED AND COMBINED

FINANCIAL STATEMENTS

6. TRADE AND OTHER RECEIVABLES

	September 30, 2014 US$	December 31, 2013 US$
Trade receivables	51,708	181,637
Less: allowance for doubtful debts	—	(10,623)

	51,708	171,014
Accrued revenue	2,499,483	2,837,557
Advances to agents and charterers	373,195	888,665
Amount due from termination of charter contracts	—	2,373,685
Prepayment	469,072	630,999
Insurance claim receivables	195,425	181,587
Others	96,200	120,146

	3,685,083	7,203,653

7. RELATED PARTY TRANSACTIONS

Except as disclosed elsewhere in these financial statements, the Company entered into the following trading transactions with related parties during the nine months ended September 30, 2014 and 2013:

	Nine months ended
	September 30, 2014 US$	September 30, 2013 US$
Revenue and other income
Management of vessels	4,356,000	7,207,200
Out-port-limit boats	188,552	411,656
Other income	25,940	26,095

Expenses
Charter hire fee	47,867	90,985
Office rental	536,620	540,011
Manning fee (Crew wages)	3,830,624	3,831,999
Management fee	11,200	14,400

PARAKOU TANKERS, INC. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED AND COMBINED

FINANCIAL STATEMENTS

7. RELATED PARTY TRANSACTIONS (cont’d)

The above transactions are entered with the following related parties. These companies are related due to common directors, Por Liu and Cheng Chan Liu, and / or common control.

Name of related party	Relationship	Nature of transactions
Pretty Harvest S.A	Common director and common control	Management of vessels
Pretty Harmony S.A	Common director and common control	Management of vessels
Pretty Diversity S. A	Common director and common control	Management of vessels
Pretty Unity S.A	Common director and common control	Management of vessels
Golden Wisdom Pte Ltd	Common director and common control	Office Rental/other income
Great Pacific Shipmanagement Co Ltd	Common director and common control	Manning Fees (Crew Wages)
Sinoda Shipping Agency Pte Ltd	Common director	Out-port-limit boats
Parakou Investments Holdings Pte Ltd	Common director and common control	Charter hire fee
Parakou Shipping Limited	Common director and common control	Management fees

The balances are unsecured, interest-free and repayable on demand.

No guarantees have been given or received except as disclosed elsewhere in the financial statements. No expense has been recognised in the current or prior periods for bad or doubtful debts in respect of the amounts owed by related parties.

Compensation of Key Management Personnel

The remuneration of directors and other members of key management personnel during the nine months ended September 30, 2014 and 2013 was as follows:

	Nine months ended
	September 30, 2014 US$	September 30, 2013 US$
Short-term benefits	1,027,989	648,456
Post-employment benefits	41,319	26,529

	1,069,308	674,985

PARAKOU TANKERS, INC. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED AND COMBINED

FINANCIAL STATEMENTS

8. VESSELS AND DRYDOCK

	Vessels US$	Drydock US$	Total US$
Cost
As of January 1, 2013	252,659,607	3,130,331	255,789,938
Additions	59,154	—	59,154

As of September 30, 2013 and December 31, 2013	252,718,761	3,130,331	255,849,092
Additions	101,145	983,729	1,084,874
Disposals	—	(1,832,609)	(1,832,609)

As of September 30, 2014	252,819,906	2,281,451	255,101,357

Accumulated depreciation
As of January 1, 2013	20,666,883	1,225,924	21,892,807
Depreciation for the period	7,793,282	782,583	8,575,865

As of September 30, 2013	28,460,165	2,008,507	30,468,672
Depreciation for the period	2,600,152	260,861	2,861,013

As of December 31, 2013	31,060,317	2,269,368	33,329,685
Depreciation for the period	7,802,878	837,660	8,640,538
Disposals	—	(1,832,609)	(1,832,609)

As of September 30, 2014	38,863,195	1,274,419	40,137,614

Carrying amount
As of September 30, 2013	224,258,596	1,121,824	225,380,420

As of December 31, 2013	221,658,444	860,963	222,519,407

As of September 30, 2014	213,956,711	1,007,032	214,963,743

At the end of reporting period, all of the vessels held by the Company are pledged as security for the bank loans (Note 10).

9. DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses interest rate swap contracts to manage its exposure to interest rate movements on its bank loans by swapping a proportion of those bank loans from floating rates to fixed rates. The company has not elected to apply hedge accounting for these swaps. The interest rate swap contracts as of December 31, 2013 had a nominal value of US$146,483,000 and had fixed interest payments at contractual interest rates ranging from 4.92% to 5.50% per annum and had floating interest receipts at 0.9% over 3-month London Interbank Offered Rate (LIBOR). The interest rate swap contracts were settled quarterly on a net basis. The maturity dates of these contracts range between September 11, 2016 and May 15, 2017. PIL agreed to repay these interest rate swap contracts on July 31, 2014 (Note 1).

PARAKOU TANKERS, INC. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED AND COMBINED

FINANCIAL STATEMENTS

10. BANK LOANS

	September 30, 2014	December 31, 2013
	US$	US$
Secured — at amortised cost
Bank loans	134,556,296	116,698,680

Current	12,503,035	19,763,720
Non-current	122,053,261	96,934,960

	134,556,296	116,698,680

As part of the transfer of the entities under common control (Note 1), the outstanding bank loans previously entered by the eight operating subsidiary companies were repaid by PIL on July 31, 2014. A new bank loan of US$136,000,000 which carries interest at 2.7% over 3-month LIBOR was obtained by the Company on the same date.

The Company is obligated to repay the loan principal amount of US$136,000,000 in 28 quarterly installments of US$3,200,000 each, together with a final balloon payment of US$46,400,000, subject to prepayment at the option of the Company. The directors consider the prepayment option’s exercise price to approximate the bank loans’ amortised cost on each exercise date and hence considered to be closely related to the bank loans.

The bank loan is secured by separate mortgages on each of the eight currently owned vessels and customary liens on certain other assets and includes restrictive covenants, including among others, limitations on incurring additional indebtedness, making certain restricted payments, including dividends and acquisition of new vessels, transfer of any of the currently owned vessels, selling assets and allowing new liens.

The carrying amount of the bank loan of US$134,556,296 represents proceeds from the bank loan of US$136,000,000 net of transaction cost of US$1,443,704 deferred at the end of the reporting period.

In addition, the new bank loan contains financial covenants which are assessed semi-annually from the date of acquisition of the loan, including to maintain a ratio of aggregate vessel market value to outstanding loans of not less than 120%, a ratio of EBITDA to interest expense of greater than 2 to 1 on or before December 31, 2016 and 2.5 to 1 thereafter, total cash and cash equivalents of not less than the higher of (1) US$500,000 for each vessel in operation and (2) 5% of total liabilities, a maximum net debt not to exceed 65% of total capitalization, and tangible net worth of not less than US$80,000,000 plus 2.5% of the Company’s positive consolidated net income and 50% of the value of the equity proceeds realized from Company’s equity issuances. On December 15, 2014, the Company has obtained a waiver on the financial covenants for the period from the date of the new bank loan agreement to June 30, 2015.

11. SHARE CAPITAL

The Company was incorporated on January 17, 2014 and the share capital represents 100 ordinary shares with par value of US$0.01 per share which carry a right to dividend as and when declared by the Company.

PARAKOU TANKERS, INC. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED AND COMBINED

FINANCIAL STATEMENTS

12. INVESTED CAPITAL

The following table shows the aggregated share capital of the transferred nine operating subsidiary companies as disclosed in Note 1 as at December 31, 2013:

	Number	US$
Authorised, issued and fully paid
Ordinary shares¹ of US$0.66 each	1,000,000	664,011
Ordinary shares² of US$1.00 each	16	16

		664,027

1	Represents ordinary shares of one operating subsidiary company transferred from the Founders and other family members to Parakou Tankers, Inc.
2	Represents ordinary shares of eight operating subsidiary companies transferred from PIL to Parakou Tankers, Inc.

13. RESERVE

	Capital Reserve	Merger Reserve	Total
	US$	US$	US$
As of January 1, 2014	167,481,008	—	167,481,008
Capital contribution	1,496,000	—	1,496,000
Transfer of entities under common control	198,648,179	(220,143,141)	(21,494,962)

As of September 30, 2014	367,625,187	(220,143,141)	147,482,046

Capital reserve relates to amounts due to related parties or the Founders that was waived and recorded as capital contribution in capital reserve. The capital contribution of US$1,496,000 represents the facility fee paid on behalf of the Company by Mr. Por Liu in relation to the new bank loan obtained during the nine months ended September 30, 2014 (Note 10). This payable to Mr. Por Liu was subsequently waived and recorded as a capital contribution from the Founders to the Company in capital reserve.

On July 31, 2014, the nine operating subsidiaries were transferred to PIL for a consideration of US$220,807,168 of which US$136,000,000 was paid by Parakou Tankers, Inc. and US$84,807,168 was contributed by the Founders (Note 1) which was recorded as capital contribution in capital reserve. This transfer gave rise to a merger reserve of US$220,143,141, which represents the difference between the merger consideration of US$220,807,168 and the invested capital of $664,027. As part of the merger agreement, dated July 15, 2014, the outstanding bank loans of US$106,297,820 and the related interest rate swap contracts of US$12,751,000 were settled by PIL and recorded as a capital contribution in capital reserve. Incidental to the transfer of entities under common control, the Company paid $5,207,809 to PIL, representing the settlement of the net liabilities at the date of transfer on July 31, 2014.

PARAKOU TANKERS, INC. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED AND COMBINED

FINANCIAL STATEMENTS

14. REVENUE

	September 30, 2014	September 30, 2013
	US$	US$
Revenue from:
Time charter	30,085,614	27,695,161
Management of vessels	4,356,000	7,207,200
Voyage charter	—	706,062
Out-port-limit boats	341,845	785,039
Forwarding service	37,357	61,643

	34,820,816	36,455,105

15. OTHER OPERATING INCOME

During the nine months ended September 30, 2013, the Company recognised an amount of US$9,748,314 as other operating income from the settlement of an unsecured claim against one of the customers relating to early termination of charter contracts entered with this customer. There was no such settlement during the nine months ended September 30, 2014.

16. LITIGATION AND CONTINGENT LIABILITY

In April 2014, the liquidator of Parakou Shipping Pte Ltd (“PSPL”), a related party of the Group, filed a legal suit in Singapore against its former directors and shareholders (Mr. Cheng Chan Liu, a current shareholder and director of Parakou, Ms Chik Sau Kam, Mr. Por Liu, a current shareholder, director and Chief Executive Officer of Parakou, and Mr. Yang Jian Guo, Parakou’s current Chief Operating Officer), Parakou Investment Holdings Pte Ltd and PSMPL. The plaintiffs allege that these former directors and shareholders of PSPL breached their respective fiduciary and other duties owed to PSPL due to the sale of certain PSPL assets at undervalued prices and termination of ship management agreements prior to the liquidation of PSPL carried out by its directors.

PSMPL, being one of the named defendants, is alleged to have benefited when ship owners who were parties to the former ship management agreements with PSPL entered into new ship management agreements with PSMPL on substantially the same terms. The plaintiffs further allege that employees of PSPL were continued to be paid salaries when these employees were no longer in the employ of PSPL or did not work to benefit PSPL and were subsequently employed by PSMPL.

Pursuant to the above allegations, the plaintiff is claiming against PSMPL for (i) an unquantified amount for the subsequent profits flowing from the title, rights, interests and/or benefits under the ship management agreements; and (ii) the employees’ salaries amounting to S$309,377 (US$249,216 equivalent). The Company has not recognised a provision in relation to these claims as the management believes that PSMPL has reasonable basis to defend these claims and the potential outcome is uncertain as the case is still at the preliminary stage. In connection with signing the merger agreement, dated December 1, 2014, Mr. Por Liu agreed to indemnify Holdco (as defined in Note 17) for losses relating to such litigation matter limited to the amount of losses equal to the percent of Holdco’s common shares not owned by Mr. Por Liu subject to a US$900,000 deductible, in which event the amount payable shall be the amount in excess of the applicable deductible.

PARAKOU TANKERS, INC. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED AND COMBINED

FINANCIAL STATEMENTS

17. SUBSEQUENT EVENTS

Subsequent to the end of the reporting period,

•	the Company entered into a memorandum of agreement to purchase two 51,000 dwt Product Tankers from PIL for US$24,000,000 each of which are expected to be delivered to the Company after the completion of the current charter arrangement between PIL and its existing customers.

•	the Company entered into a business combination agreement on December 1, 2014 with Cambridge Capital Acquisition Corporation (“Cambridge”), Cambridge Holdco, Inc. (“Holdco”), Cambridge Merger Sub, Inc. (“Merger Sub”) and Mr. Por Liu ,which subject to the approval of shareholders of Cambridge, among other things, provides for the mergers of Cambridge with and into Holdco, with Holdco surviving the merger, and Merger Sub with and into the Company, with the Company surviving the merger and becoming the wholly-owned subsidiary of Holdco. The mergers are expected to be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the mergers.

ANNEX A

BUSINESS COMBINATION AGREEMENT

among

CAMBRIDGE CAPITAL ACQUISITION CORPORATION,

CAMBRIDGE HOLDCO, INC.,

CAMBRIDGE MERGER SUB, INC.,

PARAKOU TANKERS, INC.,

and

POR LIU

Dated as of December 1, 2014

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

THIS BUSINESS COMBINATION AGREEMENT, dated as of December 1, 2014, by and among Cambridge Capital Acquisition Corporation, a Delaware corporation (“Parent”), Cambridge Holdco, Inc., a Marshall Islands corporation and wholly-owned subsidiary of Parent (“Holdco”), Cambridge Merger Sub, Inc., a Marshall Islands corporation and a wholly-owned subsidiary of Holdco (“Merger Sub”), Parakou Tankers, Inc., a Marshall Islands corporation (the “Company”), and Por Liu, a natural person, solely for the limited purposes of Section 2.08, Section 2.12, Section 2.13, Section 6.20, Section 6.22, Section 6.23 and Article VIII and Article X of this Agreement (the “Shareholder”). The term “Agreement” means this Business Combination Agreement, as the same may be amended from time to time, and all schedules hereto (including the Parent Disclosure Schedule and Company Disclosure Schedule, each as defined below).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands (the “BCA”) and other applicable Law, Parent and the Company intend to enter into a business combination transaction by means of (a) a merger of Parent with and into Holdco, with Holdco surviving the merger and becoming the public company (the “Parent Merger”), and (b) a merger of Merger Sub with and into the Company, with the Company surviving the merger and becoming a wholly-owned subsidiary of Holdco (the “Company Merger”, and together with the Parent Merger, the “Mergers”);

WHEREAS, the board of directors of each of Parent (including any committee or subgroup thereof, the “Parent Board”), Holdco (including any committee or subgroup thereof, the “Holdco Board”), Merger Sub (including any committee or subgroup thereof, the “Merger Sub Board”) and the Company (including any committee or subgroup thereof, the “Company Board”) has determined that the Mergers and the Transactions are advisable and fair to, and in the best interests of, its respective company and stockholders, and has approved and adopted this Agreement and declared its advisability and approved the Mergers and the Transactions and has recommended the approval and adoption of this Agreement by the respective stockholders;

WHEREAS, the parties hereto wish to make certain representations, warranties and agreements in connection with the Mergers and the other Transactions as specifically set forth herein; and

WHEREAS, as a significant inducement for Parent and the Company to enter into this Agreement, and consummate the Transactions (as defined below), contemporaneously with the execution of this Agreement, (a) each Sponsor and the Company will enter into the Sponsors Agreement, attached hereto as Exhibit A, and (b) each of Holdco, the Shareholder and Benjamin Gordon will enter into the Shareholders Agreement, attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each of the parties hereto hereby agrees as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms.

For the purposes of this Agreement:

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Aggregate Target EBITDA” means an amount equal to $138,000,000.

“Beneficial Owner” means, with respect to any shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York; Majuro, Republic of the Marshall Islands; or Singapore, Republic of Singapore.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any change, event, development, condition, occurrence or effect that has had a material and adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, that to the extent any such change, event, development, condition, occurrence or effect having the results described in the foregoing results from any of the following, it shall not constitute or be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes generally affecting the economy, capital, financial, credit or securities markets, including changes in interest and exchange rates; (ii) changes in general legal, tax, regulatory, political or business conditions in countries in which the Company does business, (iii) the negotiation, execution, announcement, pendency or performance of this Agreement or the Transactions, or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with third-parties, including customers, suppliers, vendors, lenders, investors, venture partners or employees; (iv) general market or economic conditions in the shipping industry; (v) any failure of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; (vi) any outbreak or escalation of war, armed hostilities, sabotage, or any act of terrorism or any escalation or worsening of any such acts of war, armed hostilities, sabotage or act of terrorism underway as of the date hereof; (vii) general conditions in the industries in which the Company and the Company Subsidiaries operate (except to the extent the party suffering such event is affected in a materially disproportionate manner relative to other companies in the industries in which such party conducts business); (viii) a change in IFRS or GAAP or interpretations thereof; (ix) earthquakes, hurricanes, floods, or other natural disasters; or (x) any action taken by the Company or any Company Subsidiary at the written request or with the written consent of Parent, Holdco or Merger Sub.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Employee Benefit Plan” means a pension, profit sharing, retirement, severance, medical insurance, life insurance, welfare (including retiree welfare), disability, deferred compensation, stock purchase, stock option, stock-based award, employment, consulting, change-in-control, retention, fringe benefit, bonus, incentive or other employee benefit agreement, program, policy or other arrangement, including any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA.

“Environmental Laws” means any international, United States or non-United States federal, state, local or common-law Laws relating to: (i) releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of or exposure to Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means 58,000.

“Expenses” means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of legal counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder approvals, and all other matters related to the closing of the Mergers and the Transactions.

“GAAP” means the generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Hazardous Substances” means any substance, material or waste, regardless of physical form or concentration that is (a) hazardous, toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, reactive or otherwise harmful to living things, the environment or natural resources, or (b) is identified, defined, designated, listed, restricted or otherwise regulated under any Environmental Laws or with respect to which liability or standards of conduct are imposed under any Environmental Laws, including petroleum or petroleum constituents, asbestos-containing material or polychlorinated biphenyls.

“Holdco Benefit Plan” means the 2014 Equity and Incentive Compensation Plan of Holdco.

“IFRS” means the International Financial Reporting Standards.

“Indebtedness” means, without duplication, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP or IFRS, as applicable, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Representations” means the representations and warranties set forth in Section 3.01, Section 3.04 and Section 3.12(a) of this Agreement.

“Intellectual Property” means: (a) United States, non-United States and international patents, patent applications and statutory invention registrations; (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof; (c) copyrightable works, copyrights, and registrations and applications for registration thereof; and (d) confidential and proprietary information, including trade secrets and know-how.

“ISM Code” means the International Safety Management Code of the Safe Operating Ships and for Pollution Prevention Constituted pursuant to Resolution A 741(18) of the International Maritime Organization and incorporated in the Safety of Life at Sea Convention and any regulation issued in application of this code.

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization, including any amendments and extensions of this code and any regulation issued in application of this code.

“knowledge of the Company” means the actual knowledge of the Persons listed on Section 1.01(a) of the Company Disclosure Schedule, without the requirement of any independent verification or investigation.

“knowledge of Parent” means the actual knowledge of the Persons listed on Section 1.01(a) of the Parent Disclosure Schedule, without the requirement of any independent verification or investigation.

“Law” means any federal, state, local, municipal, foreign, maritime, international, supranational or other law, statute, constitution, ordinance, code, decree, rule, regulation, ruling, Maritime Guideline or requirement enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien, violation, charge, encumbrance, servient easement, adverse claim, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Maritime Guidelines” means any United States, international or non-United States (including Marshall Islands) rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Vessel, and to which a Vessel is subject and required to comply with, imposed, published or promulgated by any Governmental Authority, the International Maritime Organization, such Vessel’s classification society or the insurer(s) of such Vessel.

“MTSA” means the Maritime Transportation Security Act of 2002.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that has had a material and adverse effect on the business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, that to the extent any such change, event, development, condition, occurrence or effect having the results described in the foregoing results from any of the following, it shall not constitute or be taken into account in determining whether there has been a Parent Material Adverse Effect: (i) changes generally affecting the economy, capital, financial, credit or securities markets, including changes in interest and exchange rates; (ii) changes in general legal, tax, regulatory, political, or business conditions in countries in which the Parent and the Parent Subsidiaries do business; (iii) the negotiation, execution, announcement, pendency or performance of this Agreement or the Transactions, or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with third parties, including customers, suppliers, vendors, lenders, investors, venture partners, or employees; (iv) general market or economic conditions in the shipping industry; (v) any change in market price or trading volume of the Parent Common Stock (it being understood that the facts or occurrences giving rise to such change may be deemed to constitute or be taken into account in determining whether there has been a Parent Material Adverse Effect); (vi) any outbreak or escalation of war, armed hostilities, sabotage, or any act of terrorism or any escalation or worsening of any such acts of war, armed hostilities, sabotage, or act of terrorism underway as of the date hereof; (vii) general conditions in the industries in which Parent and the Parent Subsidiaries operate (except to the extent the party suffering such event is affected in a materially disproportionate manner relative to other companies in the industry in which such party conducts business); (viii) a change in IFRS or GAAP or interpretations thereof; (ix) earthquakes, hurricanes, floods or other natural disasters; or (x) any action taken by Parent or any Parent Subsidiary at the written request or with the written consent of the Company.

“Permitted Liens” means any and all: (a) Liens for Taxes not yet due and payable, for which adequate reserves have been maintained in accordance with GAAP or IFRS, as applicable; (b) Liens imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar Liens arising in the ordinary course of business consistent with past practice; (c) Liens arising under contracts with third parties in the ordinary course of business; (d) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (e) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that do not, individually or in the aggregate, materially and adversely affect the value of or the use of such property for its current and anticipated purposes.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sponsors” mean Cambridge Capital LLC, Gordon Family 2007 Trust, Michael Durham, Gantcher Family Limited Partnership, Scott Laurans, Bob Hammel, Herb Shear, Jonathan Meeks, Sidney Brown, David Brodsky, Elloit Morris, Jonathan Morris and Ramon Suazo.

“Sponsor Representative” means Ramon Suazo or such other person as the Sponsors may from time to time nominate.

“subsidiary” or “subsidiaries” of any Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxes” mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), whether disputed or not, imposed by any Governmental Authority or Taxing Authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; customers’ duties, tariffs and similar charges; and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Taxing Authority” means any Governmental Authority charged with the administration of any Law relating to Taxes.

“Transactions” mean the transactions contemplated by this Agreement and any ancillary agreement, including the Parent Merger and the Company Merger.

“Triggering Event” means an event, which shall be deemed to have occurred if: (i) the Parent Board withdraws, modifies or changes its recommendation of any of this Agreement, either Merger or any of the Transactions in a manner adverse to the Company or shall have resolved to do so; (ii) the Parent Board shall have recommended to the Parent’s stockholders an alternative transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any alternative transaction; (iii) Parent shall have failed to include in the Proxy Statement the recommendation of the Parent Board in favor of the approval and adoption of this Agreement and the approval of the Mergers and approval of the Share Issuance; or (iv) through the fault (whether by commission or omission) of Parent, Holdco or Merger Sub, the Mergers or the Share Issuance is not, prior to April 30, 2015, submitted for the approval at the Parent Stockholders’ Meeting.

“Warrant” means each issued and outstanding warrant of Parent that entitles the holder to purchase one share of Parent Common Stock at a price of $11.50 per share, and becomes exercisable upon the completion of a business combination, and expires on the Warrant Expiration Date.

“Warrant Expiration Date” means December 17, 2018.

“Year 1 Target EBITDA” means an amount equal to $28,000,000.

“Year 2 Target EBITDA” means an amount equal to $45,000,000.

“Year 3 Target EBITDA” means an amount equal to $65,000,000.

SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location

“Accounting Arbiter”	§ 2.08(i)
“Action”	§ 3.09
“Agreement”	Preamble
“Alternative Transaction Proposal”	§ 6.16(a)
“Audited Financial Statements”	§ 3.07(a)
“Balance Sheet Date”	§ 3.07(d)
“BCA”	Recitals
“Blue Sky Laws”	§ 3.05(b)
“Breach Notice”	§ 8.02(a)
“Certificates of Merger”	§ 2.02(b)
“Certificates”	§ 2.06(b)(i)
“Change of Control”	§ 2.08(g)(iii)
“Change of Control Value”	§ 2.08(f)
“Closing”	§ 2.02
“Closing Date”	§ 2.02
“Closing Form 8-Ks”	§ 6.10(b)
“Closing Press Release”	§ 6.10(b)
“Contingent Shares”	§ 2.08(g)(ii)

Defined Term	Location
“Company”	Preamble
“Company and Shareholder Realeasors”	§ 6.20
“Company Board”	Recitals
“Company Certificates”	§ 2.06(b)(i)
“Company Common Stock”	§ 2.06(b)(i)
“Company Designated Directors”	§ 6.13(a)
“Company Disclosure Schedule”	Article III
“Company Licensed Intellectual Property”	§ 3.13(b)(i)
“Company Merger”	Recitals
“Company Merger Consideration”	§ 2.06(b)(i)
“Company Permits”	§ 3.06
“Company Plans”	§ 3.10(a)
“Company Stockholders’ Meeting”	§ 3.19(a)
“Company Subsidiary”	§ 3.01(a)
“Confidentiality Agreement”	§ 6.03(b)
“Converted UPOs”	§ 2.06(a)(iii)
“Converted Warrant”	§ 2.06(a)(ii)
“Corporate Records”	§ 3.02(b)
“Delaware Certificate of Merger”	§ 2.02(a)(i)
“DGCL”	Recitals
“Dissenting Shares”	§ 2.09
“EBITDA”	§ 2.08(g)(i)
“EBITDA Calculation”	§ 2.08(i)
“Effective Time”	§ 2.02(b)
“Exchange Agent”	§ 2.07(a)
“Exchange Fund”	§ 2.07(a)
“Filing Deadline”	§ 6.01(a)
“Final Prospectus”	§ 6.20
“Financial Statements”	§ 3.07(a)
“Holdco”	Preamble
“Holdco Board”	Recitals
“Holdco Certificate of Merger”	§ 2.02(a)(ii)
“Holdco Certificates”	§ 2.06(a)(v)
“Holdco Common Stock”	§ 2.06(a)(i)
“HSR Act”	§ 3.05(b)
“Indemnifiable Losses”	§ 8.01(b)(i)
“Indemnifiable Matters”	§ 8.01(a)
“Internal Controls”	§ 4.07(d)
“Litigation Deductible”	§ 8.04(c)
“Lock-Up Agreement”	§ 2.13
“Losses”	§ 8.01(b)(ii)
“Marshall Islands Certificate of Merger”	§ 2.02(b)
“Material Company Contracts”	§ 3.16(a)
“Mergers”	Recitals
“Merger Consideration”	§ 2.06(b)(i)
“Merger Sub”	Preamble
“Merger Sub Board”	Recitals
“Nasdaq”	§ 2.07(e)
“Order”	§ 7.01(d)
“Parent”	Preamble
“Parent Board”	Recitals

Defined Term	Location
“Parent Certificate”	§ 2.06(a)(i)
“Parent Common Stock”	§ 2.06(a)(i)
“Parent Designated Director”	§ 6.13(a)
“Parent Disclosure Schedule”	Article IV
“Parent Material Contracts”	§ 4.15(a)
“Parent Merger”	Recitals
“Parent Merger Consideration”	§ 2.06(a)(i)
“Parent Permits”	§ 4.06
“Parent Preferred Stock”	§ 4.03(a)
“Parent SEC Reports”	§ 4.07(a)
“Parent Stockholder Approval”	§ 6.01(a)
“Parent Stockholders’ Meeting”	§ 6.01(a)
“Parent Subsidiary”	§ 4.01(a)
“Parent Units”	§ 2.06(a)(iii)
“Parent UPOs”	§ 2.06(a)(iii)
“Personal Property”	§ 3.12(g)
“Proxy Statement”	§ 6.01(a)
“R&W Deductible”	§ 8.04(b)
“Real Property Leases”	§ 3.12(g)
“Registration Statement”	§ 6.01(a)
“Representatives”	§ 6.03(a)
“Reviewable Document”	§ 6.11(a)
“Shareholder”	Preamble
“Share Issuance”	§ 6.01(a)
“Shoreside Employee”	§ 3.11(d)
“Signing Form 8-K”	§ 6.10(a)
“Signing Press Release”	§ 6.10(a)
“Special Indemnity Matter”	§ 8.01(a)
“Stock Target”	§ 2.08(e)
“Surviving Company”	§ 2.01(b)
“Surviving Company Benefit Plans”	§ 6.04(b)
“Surviving Company Indemnified Parties”	§ 6.21(a)
“Surviving Parent Company”	§ 2.01(a)
“Third Party Claim”	§ 8.02(b)
“Trading Day”	§ 2.08(g)(iv)
“Trading Price”	§ 2.08(g)(v)
“Trust Fund”	§ 4.25
“Trust Fund Agreement”	§ 4.25
“Unaudited Financial Statements”	§ 3.07(a)
“VAT”	§ 3.14(j)
“Vessel”	§ 3.12(a)
“WARN”	§ 3.11(c)

ARTICLE II

THE MERGERS; CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01. The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time:

(a) Parent shall be merged with and into Holdco, the separate corporate existence of Parent shall cease and Holdco shall continue as the surviving company in the Parent Merger (the “Surviving Parent Company”), in accordance with the DGCL and the BCA; and

(b) immediately after the Parent Merger, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Company Merger (the “Surviving Company”), in accordance with the BCA.

SECTION 2.02. Effective Time; Closing. Unless this Agreement has been terminated pursuant to Section 9.01, the closing of the Mergers (the “Closing”) shall take place at the offices of Jones Day, 222 E 41st Street, New York, NY 10017, at the time and date to be specified by the parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by emailed PDF file. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, on the Closing Date, (a) Parent and Holdco (i) shall file with the Secretary of State of the State of Delaware a certificate of merger with respect to the Parent Merger (the “Delaware Certificate of Merger”), which Delaware Certificate of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the DGCL and (ii) shall file with a Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands duplicate originals of the articles of merger with respect to the Parent Merger (the “Holdco Certificate of Merger”), which Holdco Certificate of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the BCA, and (b) the Company and Merger Sub shall file with a Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands duplicate originals of the articles of merger with respect to the Company Merger (the “Marshall Islands Certificate of Merger” and collectively with the Delaware Certificate of Merger and the Holdco Certificate of Merger, the “Certificates of Merger”), which Marshall Islands Certificate of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the BCA (the date and time of such filing of the Marshall Islands Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Marshall Islands Certificate of Merger) being the “Effective Time”).

SECTION 2.03. Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of the BCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) all the property, rights, privileges, powers and franchises of Parent and Holdco shall vest in the Surviving Parent Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Parent and Holdco shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Parent Company, and (b) all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

SECTION 2.04. Organizational Documents. At the Effective Time:

(a) the Articles of Incorporation of Holdco and the Articles of Incorporation of the Company, each amended and restated as mutually agreed to by the parties prior to the Effective Time, shall become the Articles of Incorporation of the Surviving Parent Company and the Surviving Company, respectively; and

(b) the By-laws of Holdco and the By-laws of the Company, each as amended and restated as mutually agreed to by the parties prior to the Effective Time, shall become the By-laws of the Surviving Parent Company and the Surviving Company, respectively.

SECTION 2.05. Directors and Officers; Special Advisor.

(a) The directors set forth on Schedule I and Schedule II shall be the initial directors of the Surviving Parent Company and the Surviving Company, respectively, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Parent Company and the Surviving Company, and the officers set forth on Schedule III and Schedule IV shall be the initial officers of the Surviving Parent Company and the Surviving Company, respectively, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

(b) Benjamin Gordon shall be appointed as “special advisor” to the board of directors of the Surviving Parent Company until such time Mr. Gordon ceases to own at least 50% of the shares of Holdco Common Stock Mr. Gordon owned as of the Effective Time. In such capacity, Mr. Gordon shall have the right to provide advice and consultation, from time to time, to the board of directors of the Surviving Parent Company and, at his request and subject to the reasonable discretion of the Holdco Board, to receive materials otherwise made available to directors and to attend board meetings.

SECTION 2.06. Conversion of Securities.

(a) Parent Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Parent Merger and without any action on the part of Parent, Holdco or the holders of any of the following securities, the following shall occur:

(i) Each share of common stock, par value $0.0001 per share (“Parent Common Stock”), of Parent issued and outstanding immediately prior to the Effective Time will be automatically converted (subject to Sections 2.07(e) and 2.09) into the right to receive one share of common stock, par value $0.0001 per share (“Holdco Common Stock”) of Holdco (the “Parent Merger Consideration”), and the holders thereof shall cease to have any further rights as holders of shares of Parent Common Stock. Each certificate that evidenced shares of Parent Common Stock immediately prior to the Parent Merger (the “Parent Certificate”) shall entitle the holder to the applicable number of shares of Holdco Common Stock into which the shares of Parent Common Stock is convertible according to this Section 2.06(a)(i); provided, however, that each Parent Certificate owned by holders who have validly elected to receive a portion of the proceeds held in the Trust Fund shall entitle the holder thereof to receive only such portion of the Trust Fund as provided for in Parent’s Certificate of Incorporation.

(ii) Each Warrant issued and outstanding immediately prior to the Effective Time, entitling the holder thereof to a right to acquire shares of Parent Common Stock shall remain outstanding immediately following the Effective Time, but shall be deemed converted into, and represent, the right to acquire the same number of shares (the “Converted Warrant”) on the same terms existing under such Warrant immediately prior to the Effective Time.

(iii) The unit purchase options of Parent (the “Parent UPOs”) issued and outstanding immediately prior to the Effective Time, entitling the holders thereof to purchase in the aggregate 420,000 units of Parent (“Parent Units”) for $10.00 per Parent Unit, each such Parent Unit consisting of one share of Parent Common Stock and one Warrant, shall remain outstanding immediately following the Effective Time but shall be deemed to have been converted into, and to represent, an option to purchase one share of Holdco Common Stock and one Converted Warrant (the “Converted UPOs”), on the same terms existing under the Parent UPOs immediately prior to the Effective Time.

(iv) Each share of Parent Common Stock held by Parent, Holdco, Merger Sub, or the Company (including any direct or indirect wholly-owned subsidiary of such party) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion or payment in respect thereof.

(v) Certificates representing shares of Holdco Common Stock (the “Holdco Certificates”) issuable pursuant to Section 2.06(a)(i) shall be issued to the holders of Parent Certificates upon surrender of the applicable Parent Certificates in the manner provided in Section 2.07.

(vi) All of the shares of Holdco Common Stock issued to the holders of shares of Parent Common Stock upon consummation of the Parent Merger shall be deemed to have been issued in full satisfaction of all rights pertaining to the outstanding Parent Common Stock that were outstanding immediately prior to the Effective Time and there shall be no further registration of transfers on the records of the Surviving Parent Company of such shares of Parent Common Stock.

(b) Company Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Company Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(i) By virtue of the Company Merger and this Agreement and without any action on the part of the Company, each share of Company common stock, par value $0.01 per share (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be automatically converted (subject to Section 2.07(e)) into and represent the right to receive that number of fully paid and nonassessable shares of Holdco Common Stock equal to the Exchange Ratio (the “Company Merger Consideration”, and together with the Parent Merger Consideration, the “Merger Consideration”) payable in the manner provided in Section 2.07. Immediately following the Company Merger, each certificate that evidenced shares of Company Common Stock immediately prior to the Company Merger (“Company Certificates”, and together with the Parent Certificates, the “Certificates”) shall entitle the holder thereof to the applicable number of shares of Holdco Common Stock into which the shares of Company Common Stock is convertible according to this Section 2.06(b)(i).

(ii) All of the shares of Holdco Common Stock issued to the holders of shares of Company Common Stock upon consummation of the Company Merger shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock that were outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the records of the Surviving Company of such share of Company Common Stock.

(iii) Each share of Company Common Stock held by Parent, Holdco, Merger Sub, or the Company (including any direct or indirect wholly-owned subsidiary of such party) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion or payment in respect thereof.

(iv) Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall forthwith be cancelled.

SECTION 2.07. Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Holdco shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company or such other bank or trust company that may be designated by Holdco and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of (i) Parent Common Stock and (ii) Company Common Stock, for exchange in accordance with this Section 2.07 through the Exchange Agent, shares of Holdco Common Stock issuable pursuant to Section 2.06 as of the Effective Time, and cash from the Trust Fund, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.07(e) (such cash and shares of Holdco Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Holdco Common Stock contemplated to be issued pursuant to Section 2.06 out of the Exchange Fund. Except as contemplated by Section 2.07(g) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, the Surviving Parent Company shall cause the Exchange Agent to mail to each Person who was, at the Effective Time, a holder of record of shares of Parent Common Stock or Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.06: (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Holdco Certificates evidencing shares of Holdco Common Stock shall pass only upon proper delivery of the Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a Holdco Certificate representing that number of whole shares of Holdco Common Stock which such holder has the right to receive in respect of shares of Parent Common Stock or Company Common Stock formerly represented by the applicable Certificate (after taking into account all such shares of Parent Common Stock or Company Common Stock then held by such holder), cash in lieu of any fractional shares of Holdco Common Stock to which such holder is entitled pursuant to Section 2.07(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Parent Common Stock or Company Common Stock that is not registered in the transfer records of Parent or the Company, as the case may be, a Holdco Certificate representing the proper number of shares of Holdco Common Stock, cash in lieu of any fractional shares of Holdco Common Stock to which such holder is entitled pursuant to Section 2.07(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(c) may be issued to a transferee if the Certificate representing such share of Parent Common Stock or Company Common Stock, as the case may be, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.07, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Holdco Common Stock, cash in lieu of any fractional shares of Holdco Common Stock to which such holder is entitled pursuant to Section 2.07(e), and any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(c).

(c) Distributions with Respect to Unexchanged Shares of Holdco Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to shares of Holdco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Holdco Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.07(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the Holdco Certificates representing whole shares of Holdco Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Holdco Common Stock to which such holder is entitled pursuant to Section 2.07(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Holdco Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Holdco Common Stock.

(d) No Further Rights in Company Common Stock. All shares of Holdco Common Stock issued upon surrender of a Certificate in accordance with the terms of this Section 2.07 (including any cash paid pursuant to Sections 2.07(c) or 2.07(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Parent Common Stock or the Company Common Stock, as the case may be, formerly represented by the applicable Certificate.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of Holdco Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Holdco. Each holder of a fractional share interest shall be paid an amount in cash (without interest and subject to the amount of any withholding taxes as contemplated in Section 2.07(j)) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the average of the per share closing prices on the Nasdaq Capital Markets (“Nasdaq”) of shares of Parent Common Stock during the ten consecutive trading days ending on (and including) the trading day immediately preceding the date of the Effective Time. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Holdco, and Holdco shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.07(b) and (c).

(f) Adjustments to Merger Consideration. The number of shares of Holdco Common Stock that the holders of shares of Company Common Stock and Parent Common Stock are entitled to receive as a result of the Mergers shall be equitably adjusted to reflect appropriately the effect of (i) any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock or Company Common Stocks), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time, and (ii) any breach or inaccuracy of either Section 3.03 or Section 4.03.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of shares of Parent Common Stock or Company Common Stock for one year after the Effective Time shall be delivered to the Surviving Parent Company, upon demand, and any holders of shares of Parent Common Stock or Company Common Stock who have not theretofore complied with this Section 2.07 shall thereafter look only to the Surviving Parent Company for the shares of Holdco Common Stock, any cash in lieu of fractional shares of Holdco Common Stock to which they are entitled pursuant to Section 2.07(e), and any dividends or other distributions with respect to the Holdco Common Stock to which they are entitled pursuant to Section 2.07(c). Any portion of the Exchange Fund remaining unclaimed by holders of shares of Parent Common Stock or the Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of the Surviving Parent Company free and clear of any claims or interest of any Person previously entitled thereto.

(h) No Liability. None of the Exchange Agent, the Surviving Parent Company or the Surviving Company shall be liable to any holder of shares of Parent Common Stock or Company Common Stock for any such share of Parent Common Stock or Company Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Parent Company, the posting by such Person of a bond, in such reasonable amount as the Surviving Parent Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Holdco Common Stock, any cash in lieu of fractional shares of Holdco Common Stock to which the holders thereof are entitled pursuant to Section 2.07(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.07(c).

(j) Withholding Rights. Holdco and the Surviving Parent Company shall each be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(k) Tax Treatment. It is intended by the parties hereto that the Mergers will qualify as tax-free transactions pursuant to Section 351 and/or Section 368(a) of the Code and, by executing this Agreement, adopt a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368(a) of the United States Income Tax Regulations.

SECTION 2.08. Contingent Shares.

(a) If, for the twelve-month period of the Surviving Parent Company ending September 30, 2016, the Surviving Parent Company has EBITDA equal to or greater than the Year 1 Target EBITDA, the Surviving Parent Company shall issue: (i) to the Shareholder 1,000,000 shares of Holdco Common Stock; and (ii) to the Sponsors an aggregate of 506,250 shares of Holdco Common Stock.

(b) If, for the twelve-month period of the Surviving Parent Company ending September 30, 2017, the Surviving Parent Company has EBITDA equal to or greater than the Year 2 Target EBITDA, the Surviving Parent Company shall issue: (i) to the Shareholder 500,000 shares of Holdco Common Stock; and (ii) to the Sponsors an aggregate of 253,125 shares of Holdco Common Stock.

(c) If, for the twelve-month period of the Surviving Parent Company ending September 30, 2018, the Surviving Parent Company has EBITDA equal to or greater than the Year 3 Target EBITDA, the Surviving Parent Company shall issue: (i) to the Shareholder 500,000 shares of Holdco Common Stock; and (ii) to the Sponsors an aggregate of 253,125 shares of Holdco Common Stock.

(d) Irrespective of whether the Surviving Parent Company meets any of the EBITDA targets set forth above in the applicable period of the Surviving Parent Company, in the event that the Surviving Parent Company has cumulative EBITDA greater than or equal to the Aggregate Target EBITDA for any of the one, two or three twelve-month periods beginning on October 1, 2015, the Surviving Parent Company shall issue: (i) to the Shareholder 2,000,000 shares of Holdco Common Stock; and (ii) to the Sponsors an aggregate of 1,012,500 shares of Holdco Common Stock, less in each case the number of shares of Holdco Common Stock already issued pursuant to Sections 2.08(a), (b) or (c) to such Shareholder or Sponsors, as the case may be, which shares of Holdco Common Stock shall be issued no later than thirty (30) days after the EBITDA Calculation determining that the Surviving Parent Company’s cumulative EBITDA equaled or exceeded the Aggregate Target EBITDA becomes conclusive and binding. If the Surviving Parent Company has issued shares of Holdco Common Stock pursuant to Sections 2.08(a), (b) or (c), and the Surviving Parent Company fails to meet any of the EBITDA targets set forth above in subsequent twelve-month periods, the Persons issued such shares of Holdco Common Stock shall have no obligation to return such issued shares of Holdco Common Stock.

(e) Irrespective of whether the Surviving Parent Company meets any of the EBITDA targets set forth in Sections 2.08(a), (b), (c) or (d) above, in the event that the shares of Holdco Common Stock have a Trading Price greater than or equal to $12.50 per share for twenty (20) Trading Days out of any thirty (30) consecutive Trading Days during any of the one, two or three twelve-month periods beginning October 1, 2015 (the “Stock Target”), the Surviving Parent Company shall issue: (i) to the Shareholder 2,000,000 shares of Holdco Common Stock; and (ii) to the Sponsors an aggregate of 1,012,500 shares of Holdco Common Stock, less in each case the number of shares of Holdco Common Stock already issued pursuant to Sections 2.08(a), (b), (c) or (d) to such Shareholder or Sponsors, as the case may be, which shares shall be issued no later than thirty (30) days after the Stock Target is achieved.

(f) In the event that a Change of Control (as defined below) of the Surviving Parent Company occurs in which the Holdco Common Stock is valued in connection with such Change of Control at an amount equal to or in excess of $12.50 per share (the “Change of Control Value”) prior to the earlier of (i) the time when all Contingent Shares have been issued pursuant to this Section 2.08 and (ii) September 30, 2018, then, immediately prior to such Change of Control, the Surviving Parent Company shall issue: (i) to the Shareholder 2,000,000 shares of Holdco Common Stock; and (ii) to the Sponsors an aggregate of 1,012,500 shares of Holdco Common Stock, less in each case the number of shares of Holdco Common Stock already issued to either the Shareholder or the Sponsors, as the case may be, pursuant to Sections 2.08(a), (b), (c), (d) or (e).

(g) As used in this Section 2.08,

(i) “EBITDA” (A) shall be computed without regard to “extraordinary items” of gain or loss as that term shall be defined in GAAP; (B) shall not include gains, losses or profits realized from the sale of capital assets or marketable securities; (C) shall not include any commitment fees or other expenses payable to financing sources; (D) shall be calculated without regard to any income, expense, gain or loss realized from the cumulative effect of change in accounting principles as defined by GAAP; (E) shall not include legal fees, accounting fees or other transaction expenses in each case arising out of this Agreement or the Transactions; and (F) shall not include any expenses incurred in connection with the Holdco Benefit Plan.

(ii) “Contingent Shares” means the shares of Holdco Common Stock issuable pursuant to this Section 2.08.

(iii) “Change of Control” shall have been deemed to occur with respect to the Surviving Parent Company upon:

(A) the sale, lease, license, distribution, dividend or transfer, in a single transaction or a series of related transactions, of 50% or more of the assets of the Surviving Parent Company and its subsidiaries taken as a whole;

(B) a merger, consolidation or other business combination of the Surviving Parent Company (or any subsidiary or subsidiaries that alone or together represent all or substantially all of the Surviving Parent Company’s consolidated business at that time) or any successor or other entity holding all or substantially all of the assets of the Surviving Parent Company and its subsidiaries that results in the stockholders of the Surviving Parent Company (or such subsidiary or subsidiaries) or any successor or other entity holding all or substantially all of the assets of the Surviving Parent Company and its subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or series of related transactions holding, directly or indirectly, less than 50% of the voting power of the Surviving Parent Company (or such subsidiary or subsidiaries) or any successor, other entity or surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions;

(C) a transaction or series of related transactions in which a majority of the board of directors or equivalent governing body of the Surviving Parent Company (or any successor or other entity holding all or substantially all of the assets of such Person and its subsidiaries) immediately following or as a proximate cause of such transaction is comprised of persons who were neither members of the board of directors nor nominated by the board of directors or a committee of the board of directors or equivalent governing body of Holdco (or such successor or other entity) immediately prior to such transaction; and

(D) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any Person or “group” that includes the Shareholder or his Affiliates, shall obtain beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of the Surviving Parent Company representing more than 50% of the voting power of the capital stock of the Surviving Parent Company entitled to vote for the election of directors of the Surviving Parent Company.

(iv) “Trading Day” shall mean any day on which the Holdco Common Stock is traded and/or quoted on the Nasdaq or, if the Nasdaq is not the principal trading market for the Holdco Common Stock, then on the principal securities exchange or securities market on which the Holdco Common Stock is then traded; and

(v) “Trading Price” shall mean on any particular Trading Day (A) if the Holdco Common Stock is quoted on the Nasdaq or listed or quoted on another principal trading market, the closing or last reported price of a share of Holdco Common Stock for such Trading Day on such trading market (as reported by Bloomberg L.P. or a similar organization or agency succeeding to its functions of reporting prices), or (B) in the event no trading price is established for the Holdco Common Stock for a Trading Day, the greater of (A) the last price established for the Holdco Common Stock in the most recent preceding Trading Day on which the Holdco Common Stock was traded or (B) the last bid for the Holdco Common Stock in the most recent preceding Trading Day in which the Holdco Common Stock was traded (in each case, as reported by Bloomberg L.P. or a similar organization succeeding to its functions of reporting prices).

(h) Subject to compliance with applicable Law, any Contingent Shares to be issued pursuant to this Section 2.08 shall be (i) issued automatically and without requiring approval from the board of directors of the Surviving Parent Company other than approvals granted in connection with this Agreement and the Mergers, (ii) with respect to the Sponsors, allocated among such Sponsors as set forth on Schedule 2.08(h), and (iii) automatically equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Holdco Common Stock), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the shares of Holdco Common Stock occurring on or after the date such Contingent Shares are issued.

(i) Not later than 150 days after the twelve-month period with respect to which EBITDA is calculated, the Surviving Parent Company shall deliver to the Shareholder and the Sponsor Representative its EBITDA calculation (the “EBITDA Calculation”), which shall be conclusive and binding upon the parties unless the Shareholder or the Sponsor Representative, within ten Business Days after its receipt of the EBITDA Calculation, notifies the Surviving Parent Company in writing that it disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefore. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the EBITDA Calculation, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within ten Business Days after notice is given to the Surviving Parent Company by the Shareholder or the Sponsor Representative, the parties shall submit the dispute to an independent accounting firm which is mutually agreeable to the parties (the “Accounting Arbiter”). Within 30 days of such submission, the Accounting Arbiter shall determine (it being understood that in making such determination, the Accounting Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by the Surviving Parent Company and the Shareholder and/or the Sponsor Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting EBITDA Calculation which shall be conclusive and binding on the parties. In resolving any disputed item, the Accounting Arbiter (x) shall be bound by the provisions of this Section 2.08(i) and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Accounting Arbiter shall be borne by the Surviving Parent Company. The Shareholder and the Sponsor Representative shall be entitled to engage a single firm of independent accountants to advise it with respect to the EBITDA Calculation, with the reasonable fees and expenses of such firm to be paid by the Surviving Parent Company.

(j) Contingent Shares issuable pursuant to Sections 2.08(a), (b), (c) or (d) shall be issued no later than thirty (30) days after the EBITDA Calculation becomes conclusive and binding for the twelve-month period with respect to such Contingent Shares are earned.

(k) In no event shall the Contingent Shares exceed (i) 2,000,000 shares of Holdco Common Stock to the Shareholder or (ii) 1,012,500 shares of Holdco Common Stock to the Sponsors.

SECTION 2.09. Stock Transfer Books. At the Effective Time, the stock transfer books of Parent and Merger Sub shall be closed and there shall be no further registration of transfers of shares of Parent Common Stock or Merger Sub Common Stock thereafter on the records of Parent or the Merger Sub, respectively. From and after the Effective Time, the holders of Certificates representing shares of Parent Common Stock or Merger Sub Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Parent Common Stock or Merger Sub Common Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent, Holdco or Surviving Parent Company for any reason shall be converted into shares of Holdco Common Stock, any cash in lieu of fractional shares of Holdco Common Stock to which the holders thereof are entitled pursuant to Section 2.07(e), and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.07(c).

SECTION 2.10. Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Parent Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Parent Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of Parent Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Parent Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Parent Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Parent Common Stock under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Parent Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 262, of the Parent Certificate or Parent Certificates that formerly evidenced such shares of Parent Common Stock.

SECTION 2.11. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Parent Company or Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and the Company, respectively, the then current officers and directors of Parent, Holdco and Merger Sub and the officers and directors of the Company shall take all such lawful and necessary action.

SECTION 2.12. Shareholder Matters.

(a) By its execution of this Agreement, the Shareholder, in his capacity as a shareholder of the Company, hereby approves this Agreement and authorizes the Company and its directors and officers to take all actions necessary for the consummation of the Mergers and the Transactions.

(b) The Shareholder for himself only, represents and warrants as follows:

(i) the Shareholder has the legal capacity to execute and deliver this Agreement and to perform his obligations hereunder; and

(ii) this Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

SECTION 2.13. Sale Restriction. Prior to the Effective Time, the Shareholder shall enter into a Lock-Up Agreement in the form of Exhibit C (the “Lock-Up Agreement”). Holdco’s register of members and certificates evidencing Holdco Shares issued as a result of the Company Merger shall each include prominent disclosure or bear a prominent legend evidencing the fact that such shares are subject to such Lock-Up Agreements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule that has been prepared by the Company and delivered by the Company to Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (which Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections of this Article III, and any information disclosed in any such section of the Company Disclosure Schedule shall be deemed to be disclosed for all purposes of the Company Disclosure Schedule if it is readily apparent that the disclosure contained in such section of the Company Disclosure Schedule contains enough information regarding the subject matter of other representations and warranties contained in this Article III as to clearly qualify or otherwise clearly apply to such other representations and warranties), the Company hereby represents and warrants to Parent as of the date hereof and as of the Effective Time, or if a representation or warranty is made as of a specified date, as of such specified date, that:

SECTION 3.01. Corporate Organization; Qualification; Subsidiaries.

(a) The Company and each subsidiary of the Company (each a “Company Subsidiary”) is duly organized and validly existing under the laws of the Republic of the Marshall Islands, or the jurisdiction of its organization and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and each Company Subsidiary is duly qualified or licensed to do business as a foreign corporation or other entity, and is in good standing, in each jurisdiction where the ownership or operation of its properties or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of organization of each Company Subsidiary and the percentage of the issued and outstanding capital stock of each Company Subsidiary is set forth in Section 3.01(c)(i) of the Company Disclosure Schedule. Other than the Company Subsidiaries, the Company does not directly or indirectly own any ownership, equity, profits or voting interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, and, except as set forth in Section 3.01(c)(ii) of the Company Disclosure Schedule, the Company has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, binding understanding, instrument, note, option, warranty, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity, which is, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.

SECTION 3.02. Articles of Incorporation and By-laws; Corporate Records.

(a) The Company has heretofore furnished to Parent a complete and correct copy of the Articles of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such Articles of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Articles of Incorporation, By-laws or equivalent organizational documents, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The minute books of the Company contain true, complete and accurate records of all written minutes for meetings and written resolutions in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders (“Corporate Records”) since the time of the Company’s organization in all material respects. Copies of such Corporate Records of the Company have been made available to Parent.

(c) The stock transfer and ownership records of the Company contain, in all material respects, true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since the time of the Company’s incorporation. Copies of such records of the Company have been made available to Parent.

SECTION 3.03. Capitalization.

(a) The authorized capital stock of the Company consists of 100 shares of Company Common Stock. As of the date hereof, 100 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and there are no shares of Company Common Stock that are held in the treasury of the Company. Except as set forth in this Section 3.03 there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person. All outstanding shares of Company Common Stock and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

(b) Except as contemplated by this Agreement and except as set forth in Section 3.03(b) of the Company Disclosure Schedule, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other similar agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(c) Except as set forth in Section 3.03(c) of the Company Disclosure Schedule, no outstanding Company Common Stock are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

(d) Except as provided for in this Agreement or as set forth in Section 3.03(d) of the Company Disclosure Schedule, as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

SECTION 3.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the ancillary agreements, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and any ancillary agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any ancillary agreement or to consummate the Transactions (other than, with respect to the Company Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock present and entitled to vote, if and to the extent required by applicable Law, and the filing and recordation of appropriate merger documents as required by the BCA). This Agreement and each applicable ancillary agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Holdco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

SECTION 3.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and each applicable ancillary agreement by the Company do not, and the performance of this Agreement and each applicable ancillary agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their assets or properties is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement and each applicable ancillary agreement by the Company do not, and the performance of this Agreement and each applicable ancillary agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to a Governmental Authority, except (i) as set forth in Section 3.05(b) of the Company Disclosure Schedule; (ii) the filing with the SEC of (1) the Proxy Statement to be sent to the stockholders of Parent and the Company and (2) the Registration Statement; (iii) compliance with the applicable requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iv) the filing of the applicable Certificates of Merger pursuant to the BCA and the DGCL; (v) filings with Nasdaq; (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws (“Blue Sky Laws”); (vii) business, operating and occupancy licenses and permits; and (viii) such consents, approvals, authorizations, permits, registrations, declarations and filings the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.06. Permits; Compliance. Each of the Company and each Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.07. Financial Information.

(a) True and complete copies of (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries for the fiscal year ended as of December 31, 2013, and the related audited consolidated statements of income and cash flows of the Company and the Company Subsidiaries (collectively, the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2014 and the related unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered by the Company to Parent.

(b) The Audited Financial Statements and the Unaudited Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and the Company Subsidiaries (except as may be indicated in the notes thereto or in Section 3.07(b) of the Company Disclosure Schedule), (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Company and the Company Subsidiaries as of the dates thereof or for the periods covered thereby, and (iii) were prepared in accordance with IFRS applied on a basis consistent with the past practices of the Company and the Company Subsidiaries, clauses (ii) and (iii) above being subject, in the case of the Unaudited Financial Statements, to normal recurring year-end adjustments and the absence of notes.

(c) The books of account, minute books, stock certificate books and register and other similar books and records of the Company and the Company Subsidiaries have been maintained in accordance with good business practice, are complete and correct in all material respects, and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) There exist no liabilities or obligations of the Company and the Company Subsidiaries that are required by IFRS to be disclosed, reflected or reserved against in the Financial Statements of the Company and the Company Subsidiaries except (i) as disclosed, reflected or reserved against in the Financial Statements or as set forth in any section of the Company Disclosure Schedule, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2014 (the “Balance Sheet Date”), (iii) for liabilities and obligations related to, arising under or incurred in connection with this Agreement and the Transactions, and (iv) for liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Except as set forth in Section 3.07(e) of the Company Disclosure Schedule, the Company and Company Subsidiaries have no liabilities (absolute, accrued, contingent, or otherwise) of a nature required under IFRS, as in effect on the date of this Agreement, to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and Company Subsidiaries, or that is reasonably expected to result in, individually or in the aggregate, a Company Material Adverse Effect except such (i) liabilities or obligations disclosed and provided for in the Audited Financial Statements or in the notes thereto, (ii) liabilities arising in the ordinary course of the Company’s business since the Balance Sheet Date, or (iii) liabilities incurred in connection with the transactions contemplated by this Agreement.

SECTION 3.08. Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Company Disclosure Schedule and as expressly contemplated by this Agreement, since the Balance Sheet Date, (a) the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.

SECTION 3.09. Litigation. As of the date hereof, except as set forth in Section 3.09 of the Company Disclosure Schedule and except for Environmental Matters which are addressed in Section 3.15, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, including the Vessels, or any of their respective officers, directors or Shoreside Employees or any Person for whom the Company or any Company Subsidiary would reasonably be liable, before (or, in the case of Actions threatened in writing, would be before) any Governmental Authority, except any such Action which, if resolved adversely to the Company or any Company Subsidiary, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.10. Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of all Employee Benefit Plans maintained, sponsored or contributed to by the Company or any Company Subsidiary for the benefit of any current independent contractor or Shoreside Employee of the Company or any Company Subsidiary (the “Company Plans”).

(b) Each Company Plan has been established and administered in accordance, in all material respects, with its terms and applicable Law.

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, the consummation of the Transactions (either alone or in connection with any termination of employment following the Closing) shall not (i) entitle any current or former Shoreside Employee or officer of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment from the Company or any Company Subsidiary, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefit due any such Shoreside Employee or officer from the Company or any Company Subsidiary, or (iii) require the Company or any Company Subsidiary to fund any vehicle for the benefit of any of their respective Shoreside Employees.

SECTION 3.11. Labor Matters.

(a) The Company and all Company Subsidiaries are in compliance with all Laws applicable to it relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or agreement with a labor union, and to the knowledge of the Company, there has not been any organizational campaign, petition, or other union organizing activity seeking recognition of a collective bargaining unit union concerning the Shoreside Employees of the Company or any of the Company Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of the Company Subsidiaries is engaged in any unfair labor practice, and (ii) there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened in writing against the Company or any of Company Subsidiaries before the National Labor Relations Board or any other Governmental Authority. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 17, 2014, there has not been any (x) grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the knowledge of the Company, threatened or (y) strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries.

(c) The Company and each Company Subsidiary is, and has been since January 17, 2014, in material compliance with the Worker Adjustment and Retraining Notification Act (“WARN”) and has no material liabilities or other obligations thereunder.

(d) The Company has furnished to Parent a true and complete list that sets forth, with respect to each employee of the Company or any Company Subsidiary who works primarily on land, and not aboard a vessel (collectively, the “Shoreside Employees”), such Shoreside Employee’s name, employer, title and location. To the knowledge of the Company, no Key Employee has advised the Company in writing of his or her intention to resign or retire as a result of the transactions contemplated by this Agreement.

SECTION 3.12. Vessels; Property.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth the name, owner, flag state of registration (including any bareboat registration), charterer, International Maritime Organization number and call sign, classification society, year of construction, date of last special survey, capacity (gross tonnage or deadweight tonnage, as specified therein), hull type and date of last drydocking and details of any warranty claims for all of the vessels currently owned by the Company and the Company Subsidiaries (the “Vessels”). Each Vessel is owned directly by the applicable Company Subsidiary as set forth in Section 3.12(a) of the Company Disclosure Schedule and such Company Subsidiary has good and marketable title to the applicable Vessel owned by it, free and clear of all Liens other than Permitted Liens. Each Vessel listed on Section 3.12(a) of the Company Disclosure Schedule is duly registered in the name of the Company Subsidiary that owns it under the Laws and regulations and the flag of such Vessel’s flag state.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, each Vessel is (i) adequate and suitable for use by the Company and the Company Subsidiaries in its business as presently conducted by it in all material respects; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and is in good running order and repair; (iii) in the same condition in all material respects as such Vessel was at the time of receipt by the applicable Company Subsidiary, fair wear and tear excepted; (iv) insured against material risks, and in amounts, consistent with common industry practices; (v) in compliance in all material respects with all applicable Law, including, but not limited to MTSA, ISM Code and ISPS Code; (vi) certified by a member of the International Association of Classification Societies to be in class, without condition or recommendation, free of average damage affecting such Vessel’s class and with classification certificates and national certificates, as well as all other certificates such Vessel had at the time of such inspection, valid and unextended without material condition or recommendation by a classification society and with an unexpired term of at least three months, and (vii) free and clear of arrest and detention. Section 3.12(b) of the Company Disclosure Schedule sets forth any current condition of class or recommendation existing on any Vessel, or any current suspension of a Vessel from its class, as of the date hereof, that is in the knowledge of the Company, including by reason of classification society reports.

(c) Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, (i) there is no Material Company Contract, option or commitment or other right or understanding in favor of, or held by, any Person to acquire any Vessels, and (ii) there is no material liability, Indebtedness or Action against any Vessel.

(d) Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, since the Balance Sheet Date, there has not been any Company Material Adverse Effect with respect to any of the Vessels.

(e) Since the Balance Sheet Date and as of the date hereof, (i) there has not been a material partial loss or total loss of or to any of the Vessels, whether actual or constructive, (ii) no Vessel has been arrested or requisitioned for title or hire, and (iii) none of the Company and the Company Subsidiaries, as a whole, has sustained any material loss or interference with its respective business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or Order.

(f) Neither the Company and/or the Company Subsidiaries (i) owns any real property, or (ii) has any options or other contracts under which the Company or any Company Subsidiary has a right or obligation to acquire or the obligation to sell any interest in real property.

(g) All leases of real property held by the Company and the Company Subsidiaries (“Real Property Leases”), and all material personal property and other material property and assets of the Company and the Company Subsidiaries owned, used or held for use in connection with the business of the Company and the Company Subsidiaries (the “Personal Property”) are shown or reflected on the balance sheet included in the Financial Statements, to the extent required by IFRS, as of the dates of such Financial Statements, other than those entered into or acquired on or after the date of the Financial Statements in the ordinary course of business. Section 3.12(g) of the Company Disclosure Schedule hereto contains a list of all Real Property Leases and material Personal Property held by the Company and the Company Subsidiaries (other than leases of vehicles (including vessels), office equipment, or operating equipment made in the ordinary course of business). The Company and the Company Subsidiaries have good and marketable title to the material Personal Property owned respectively by each such entity, and all such material Personal Property is in each case held free and clear of all Liens, except for Permitted Liens and Liens disclosed in the Financial Statements or in Section 3.12(g) of the Company Disclosure Schedule hereto, none of which Liens is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) All Real Property Leases and leases pursuant to which the Company and/or the Company Subsidiaries lease from others Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or the Company Subsidiaries or, to the knowledge of the Company, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.13. Intellectual Property.

(a) None of the Company or any Company Subsidiary owns any registered Intellectual Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) with respect to each item of Intellectual Property licensed to the Company or a Company Subsidiary that is material to the business of the Company and the Company Subsidiaries as currently conducted (“Company Licensed Intellectual Property”), the Company or a Company Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property; and

(ii) to the knowledge of the Company, (A) the operation of the business of the Company and the Company Subsidiaries as such business currently is conducted, including the Company’s and the Company Subsidiaries’ use of any product, device or process, does not infringe or misappropriate the Intellectual Property of any third party and (B) the Company and the Company Subsidiaries have not since January 17, 2014, received any written claims or threats from third parties alleging any such infringement or misappropriation.

SECTION 3.14. Taxes.

(a) Except as otherwise disclosed in Section 3.14(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file), or have had timely filed on its behalf, all income Tax Returns and all other material non-income required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all material respects. The Company and the Company Subsidiaries have paid all Taxes that are required to be paid by any of them prior to the Closing or, with respect to Taxes not yet due and payable, have established in the Financial Statements adequate reserves in accordance with IFRS for the payment of such Taxes. Since the date of the most recent Financial Statements, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses outside the ordinary course of business consistent with past custom and practice.

(b) All deficiencies asserted or assessed by a Taxing Authority against the Company or any Company Subsidiary have been paid in full or are adequately reserved in the Financial Statements, in accordance with IFRS.

(c) As of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes or Tax deficiencies. No claim has ever been made by any authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction.

(d) There are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary other than Permitted Liens.

(e) No power of attorney granted by the Company or any Company Subsidiary with respect to Taxes is currently in force.

(f) The Company (i) is not a party to or is not bound by any Tax sharing, allocation or indemnification agreement or (ii) does not have any liability for Taxes of any other Person (other than the Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(g) The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h) Except as set forth in Section 3.14(h) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary (A) is a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has a permanent establishment (within the meaning of any applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than in which it is organized.

(i) The Company is in compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

(j) The Company and the Company Subsidiaries have complied in all material respects with all applicable Laws concerning the timely filing of complete and correct value added Tax (“VAT”) Tax Returns and the timely making of VAT payments.

(k) Neither the Company nor any Company Subsidiaries will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after the Closing Date, as a result of any change in method of accounting made, improper method of accounting used, closing agreement, intercompany transaction, open-transaction disposition or installment sale entered into, excess loss account arising or the receipt of any prepaid amount, in each case on or prior to the Closing Date.

(l) At all times since formation, the Company and each of the Company Subsidiaries has been classified as a corporation for United States federal income Tax purposes.

(m) Each shareholder or stockholder of the Company is either a resident of Hong Kong or Singapore. No shareholder or stockholder of the Company is a citizen or resident of the United States for United States federal income tax purposes.

SECTION 3.15. Environmental Matters.

(a) Except as set forth in Section 3.15 of the Company Disclosure Schedule, or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and except for matters which have been resolved with no remaining obligations:

(i) the Company and the Company Subsidiaries are and, to the knowledge of the Company, have been in compliance with applicable Environmental Law;

(ii) none of the real property, vessels or facilities currently owned, leased or operated by the Company or any Company Subsidiary contains Hazardous Substances at levels or concentrations exceeding applicable cleanup standards or remediation thresholds or otherwise under conditions requiring remedial action under Environmental Law;

(iii) (A) to the knowledge of the Company, no written notice, demand, request for information, citation, summons or complaint has been received; (B) no judgment, decree, injunction, settlement, rule or order has been issued or is otherwise in effect; (C) no penalty has been assessed; and (D) no Proceeding is pending or, to the knowledge of the Company is threatened in writing, with respect to the Company or any Company Subsidiary, in each case, which alleges, or reasonably would be expected to result in, liability under any Environmental Law or Environmental Permit;

(iv) to the knowledge of the Company, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, under, to, in or from any real property, facility or vessel by or on behalf of the Company or any Company Subsidiaries, including any materials containing Hazardous Substances for which the Company or any Company Subsidiary arranged for transport, disposal, recycling or treatment;

(v) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and the Company Subsidiaries are in compliance with such permits, licenses and authorizations; and

(vi) to the knowledge of the Company, neither the Company nor any Company Subsidiary has assumed any liability or agreed to indemnify any Person for any liability arising under Environmental Law.

(b) Neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law.

SECTION 3.16. Material Contracts.

(a) Subsections (i) through (x) of Section 3.16(a) of the Company Disclosure Schedule list the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 3.16(a) of the Company Disclosure Schedule being the “Material Company Contracts”):

(i) all contracts and agreements for the sale of any assets of the Company or the Company Subsidiaries other than in the ordinary course of business;

(ii) each contract and agreement which is likely to involve consideration of more than $1,000,000, in the aggregate, over the remaining term of such contract or agreement;

(iii) all contracts and agreements evidencing outstanding Indebtedness in a principal amount of $1,000,000 or more;

(iv) all leases of real property leased for the use or benefit of the Company or any Company Subsidiary requiring rental payments in excess of $50,000 per month;

(v) all material contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party;

(vi) all contracts with Affiliates of the Company;

(vii) all contracts for employment;

(viii) all joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company or any Company Subsidiary with any third party;

(ix) all contracts and agreements relating to the acquisition (by merger, purchase of stock or assets or otherwise) of any operating business or material assets or the capital stock of any other Person, other than any such acquisitions in the ordinary course of business or reflected in the capital expenditure budget information provided to Parent; and

(x) all contracts and agreements for the acquisition, sale, chartering or management of any Vessel.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) each Material Company Contract is a legal, valid and binding agreement, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity);

(ii) none of the Company or any Company Subsidiary has received any claim of default under any Material Company Contract and none of the Company or any Company Subsidiary is in breach or violation of, or default under, any Material Company Contract;

(iii) to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Company Contract; and

(iv) neither the execution of this Agreement nor the consummation of the Transactions shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or any Company Subsidiary under any Material Company Contract.

(c) The Company has furnished or made available to Parent true and complete copies of all Material Company Contracts, including any amendments thereto.

SECTION 3.17. Insurance. The Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance). Each Vessel the Company operates is covered by hull and machinery, war risk and protection and indemnity insurance. Each insurance policy is in full force and effect and all premiums due and payable thereon have been paid in full. As of the date hereof, neither the Company nor any Company Subsidiaries has received a written notice of cancellation or non-renewal of such insurance policy.

SECTION 3.18. Compliance with Laws. Except as set forth in Section 3.18 of the Company Disclosure Schedule and except for Environmental Matters which are the subject of Section 3.15, or as would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries have each conducted and continue to conduct the business in accordance with all Laws applicable to the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary is in violation of any such Law, and (b) to the knowledge of the Company, neither the Company nor any Company Subsidiary is under any investigation, been charged by a court of competent jurisdiction with or given written notice of any violation with respect to any violation of any applicable Law.

SECTION 3.19. Board Approval; Vote Required.

(a) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Mergers are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Mergers and declared their advisability, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Mergers and directed that this Agreement and the Transactions be submitted for consideration by the Company’s stockholders at the Company stockholders’ meeting (the “Company Stockholders’ Meeting”).

(b) The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement.

SECTION 3.20. Certain Business Practices. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any directors or officers, agents or Shoreside Employees of the Company or any Company Subsidiary on the behalf of the Company or Company Subsidiary, has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company or any Company Subsidiary, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable Law, in each case, the effect of which is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.21. Brokers. Except as set forth in Section 3.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.22. Restrictions on Business Activities. Except as set forth in Section 3.22 of the Company Disclosure Schedule, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary or their respective assets or to which the Company or Company Subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or Company Subsidiaries, any acquisition of property by the Company or Company Subsidiaries or the conduct of business by the Company or Company Subsidiaries as currently conducted other than such effects, which would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent Disclosure Schedule that has been prepared by Parent, Holdco and Merger Sub and delivered by Parent to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) (which Parent Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections of this Article IV, and any information disclosed in any such section of the Parent Disclosure Schedule shall be deemed to be disclosed for all purposes of the Parent Disclosure Schedule if it is readily apparent that the disclosure contained in such section of the Parent Disclosure Schedule contains enough information regarding the subject matter of other representations and warranties contained in this Article IV as to clearly qualify or otherwise clearly apply to such other representations and warranties) or as disclosed in Parent SEC Reports filed since December 17, 2013 and prior to the date of this Agreement, Parent, Holdco and Merger Sub hereby represent and warrant to the Company as of the date hereof and as of the Effective Time, or if a representation or warranty is made as of a specified date, as of such specified date, that:

SECTION 4.01. Corporate Organization; Qualification; Subsidiaries.

(a) Parent and each direct and indirect subsidiary of Parent (each a “Parent Subsidiary”) is duly organized and validly existing under the Laws of Delaware or the jurisdiction of its organization and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent and each Parent Subsidiary is duly qualified or licensed to do business as a foreign corporation or other entity, and is in good standing, in each jurisdiction where the ownership or operation of its properties or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) A true and complete list of all Parent Subsidiaries, together with the jurisdiction of organization of each Parent Subsidiary and the percentage of the issued outstanding capital stock of each Parent Subsidiary owned by Parent and each other Parent Subsidiary, is set forth in Section 4.01(c) of the Parent Disclosure Schedule. Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 4.02. Certificate of Incorporation and By-laws. Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of Parent and each Parent Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither Parent nor any Parent Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.03. Capitalization.

(a) The authorized capital stock of Parent consists of (i) 40,000,000 shares of Parent Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”). As of the date hereof, (i) 10,534,625 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) there are no shares of Parent Common Stock held in the treasury of Parent, and (iii) there are no shares of Parent Common Stock held by subsidiaries of Parent. As of the date of this Agreement, no shares of Parent Preferred Stock are issued and outstanding. Section 4.03 of the Parent Disclosure Schedule sets forth, as of the date hereof, (x) the number of issued and outstanding Warrants, the exercise prices with respect thereto and the number of shares of Parent Common Stock into which such Warrants are exercisable, and (y) the number of issued and outstanding Parent UPOs, the exercise prices with respect thereto and the number of shares of Parent Common Stock and Warrants into which such Parent UPOs are exercisable. Except as set forth in this Section 4.03 and for rights of holders of Parent Common Stock to convert their shares of Parent Common Stock into cash held in the Trust Account, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Subsidiary. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of Parent Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other Person. All outstanding shares of Parent Common Stock and all outstanding shares of capital stock of each subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities Laws and (in all material respects) other applicable Laws, and (ii) all requirements set forth in applicable contracts.

(b) Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by Parent or another Parent Subsidiary free and clear of all Liens.

(c) The shares of Holdco Common Stock to be issued pursuant to the Mergers in accordance with Section 2.01 will be duly authorized, validly issued, fully paid and non-assessable, and will not be subject to preemptive rights created by statute, Holdco’s Articles of Incorporation or By-laws or any agreement to which Holdco is a party or is bound, and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

(d) The authorized share capital of Holdco is 100 shares, par value $.0001 per share, of which 100 shares are issued and outstanding. Parent owns all of the issued and outstanding equity securities of Holdco, free and clear of all Liens.

(e) The authorized share capital of Merger Sub is 100 shares, par value $.0001 per share, of which 100 shares are issued and outstanding. Holdco owns all of the issued and outstanding equity securities of Merger Sub, free and clear of all Liens.

SECTION 4.04. Authority Relative to This Agreement. Each of Parent, Holdco and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the ancillary agreements, to perform its respective obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and any ancillary agreement by Parent, Holdco and Merger Sub and the consummation by Parent, Holdco and Merger Sub of the Transactions have been duly and validly authorized by all necessary action, and no other proceedings on the part of Parent, Holdco or Merger Sub are necessary to authorize this Agreement or any ancillary agreement, or to consummate the Transactions (other than, with respect to the Mergers and the Share Issuance, the approval of each of the Mergers and the Share Issuance by the holders of a majority of the outstanding shares of Parent Common Stock present and entitled to vote at the Parent Stockholders’ Meeting, and with respect to the Mergers, the filing and recordation of appropriate merger documents as required by the DGCL and BCA). This Agreement and each applicable ancillary agreement has been duly and validly executed and delivered by Parent, Holdco and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent, Holdco and Merger Sub, enforceable against each of Parent, Holdco and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

SECTION 4.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and each ancillary agreement by Parent, Holdco and Merger Sub, as applicable, do not, and the performance of this Agreement and each ancillary agreement by Parent, Holdco and Merger Sub, as applicable, will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent or any Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any of their properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement and each ancillary agreement by Parent, Holdco and Merger Sub, as applicable, do not, and the performance of this Agreement and each ancillary agreement by Parent, Holdco and Merger Sub, as applicable, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (1) the Proxy Statement, (2) the Registration Statement, and (3) such other documents in compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transaction; (ii) compliance with any applicable requirements of HSR Act; (iii) such consents, approvals, authorizations, permits, registrations, declarations and filings the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; and (iv) any other appropriate documents with the relevant authorities of other jurisdictions in which Parent, Holdco or Merger Sub is qualified to do business.

SECTION 4.06. Permits; Compliance. Each of Parent and each Parent Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of Parent or the Parent Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Parent Permits”), except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to Parent or any Parent Subsidiary, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Parent Permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any property or asset of Parent or any Parent Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.07. SEC Filings; Financial Statements.

(a) Parent has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the initial public offering of shares of Parent Common Stock (collectively, the “Parent SEC Reports”). As of their respective dates, Parent SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning any Parent SEC Report as of any time other than the date or period with respect to which it was filed. No Parent Subsidiary is required to file any form, report or other document with the SEC. The certifications and statements required by (x) Rule 13a-14 under the Exchange Act and (y) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Reports are accurate and complete and comply as to form and content with all applicable governmental and regulatory authorities in all material respects.

(b) Each of the consolidated financial statements included in or incorporated by reference into the Parent SEC Reports (including, in each case, any notes and schedules thereto) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Except as and to the extent set forth on the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as of September 30, 2014, including the notes or schedules thereto, neither Parent nor any Parent Subsidiary has as of such date any material liability or obligation of any nature

(whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities that were so reserved or, reflected in (including the notes thereto) the consolidated balance sheet of Parent, (ii) liabilities incurred since September 30, 2014 in the ordinary course of business, and (iii) liabilities incurred in connection with the transactions contemplated by this Agreement.

(d) The financial records, systems, controls, data and information of Parent and the Parent Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or the Parent Subsidiaries or accountants. Parent and the Parent Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (“Internal Controls”). The Internal Controls for each of Parent and the Parent Subsidiaries satisfy the requirements of Rule 13a-15(e) and 15d-15(e) under the Exchange Act, and such Internal Controls are designed to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.

SECTION 4.08. Absence of Certain Changes or Events. Since December 31, 2013, except as expressly contemplated by this Agreement, (a) Parent and the Parent Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Parent Material Adverse Effect, and (c) neither Parent nor any Parent Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.02.

SECTION 4.09. Litigation. There is no Action pending, or to the knowledge of Parent threatened against Parent or any Parent Subsidiary, or any property or asset of Parent or any Parent Subsidiary, before any Governmental Authority that seeks to restrain or enjoin the consummation of the Transactions or which would reasonably be expected, either individually or in the aggregate with all such Actions, to have a material effect on Parent or any Parent Subsidiary or have a material effect on the ability of the parties hereto to consummate the Mergers.

SECTION 4.10. Employee Benefit Plans. Neither Parent nor any Parent Subsidiary maintains, or has any liability under, any Employee Benefit Plan, and neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of Parent or any Parent Subsidiary.

SECTION 4.11. Labor Matters. Neither Parent nor any Parent Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to employees of Parent or any Parent Subsidiary, and to the knowledge of Parent, there are no activities or proceedings of any labor union to organize any such employees.

SECTION 4.12. Title to Property. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary owns or leases any real property or personal property with an individual value of greater than $10,000. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, there are no options or other contracts under which Parent or the Parent Subsidiaries has a right or obligation to acquire or lease any interest in real property or personal property.

SECTION 4.13. Taxes.

(a) Parent and the Parent Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file), or have had timely filed on its behalf, all income Tax Returns and all material-non-income Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all material respects. Parent and the Parent Subsidiaries have paid all Taxes that are required to be paid by any of them prior to the Closing or, with respect to Taxes not yet due and payable, have established in the financial statements of Parent adequate reserves in accordance with GAAP for the payment of such Taxes. Since the date of the most recent financial statements, neither the Parent nor any of the Parent Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as such term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(b) All deficiencies asserted or assessed by a Taxing Authority against Parent or any Parent Subsidiary have been paid in full or are adequately reserved in the financial statements of Parent, in accordance with GAAP.

(c) As of the date of this Agreement, there are not pending or, to the knowledge of Parent, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes or Tax deficiencies. No claim has ever been made by any authority in a jurisdiction where the Parent or any of the Parent Subsidiaries does not file Tax Returns that the Parent or any of the Parent Subsidiaries is or may be subject to taxation by that jurisdiction.

(d) There are no Liens for Taxes on any of the assets of Parent or any Parent Subsidiary other than Permitted Liens.

(e) No power of attorney granted by Parent or any Parent Subsidiary with respect to Taxes is currently in force.

(f) Parent has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

(g) Parent (i) is not a party to or is not bound by any Tax sharing, allocation or indemnification agreement or (ii) does not have any liability for Taxes of any other Person (other than Parent) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(h) Parent has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) Neither Parent nor any Parent Subsidiary (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of any applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than in which it is organized

(j) Parent is in compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Parent.

(k) Parent and the Parent Subsidiaries have complied in all material respects with all applicable Laws concerning the timely filing of complete and correct VAT Tax Returns and the timely making of VAT payments.

(l) Neither the Parent nor any Parent Subsidiaries will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after the Closing Date, as a result of any change in method of accounting made, improper method of accounting used, closing agreement, intercompany transaction, open-transaction disposition or installment sale entered into, excess loss account arising or the receipt of any prepaid amount, in each case on or prior to the Closing Date.

SECTION 4.14. Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and except for matters which have been resolved with no remaining obligations:

(i) the Parent and the Parent Subsidiaries are and, to the knowledge of the Company, have been in compliance with applicable Environmental Law;

(ii) none of the real property, vessels or facilities currently owned, leased or operated by the Parent or any Parent Subsidiary contains Hazardous Substances at levels or concentrations exceeding applicable cleanup standards or remediation thresholds or otherwise under conditions requiring remedial action under Environmental Law;

(iii) (A) to the knowledge of the Parent, no written notice, demand, request for information, citation, summons or complaint has been received; (B) no judgment, decree, injunction, settlement, rule or order has been issued or is otherwise in effect; (C) no penalty has been assessed; and (D) no Proceeding is pending or, to the knowledge of the Parent is threatened in writing, with respect to the Parent or any Parent Subsidiary, in each case, which alleges, or reasonably would be expected to result in, liability under any Environmental Law or Environmental Permit;

(iv) to the knowledge of the Parent, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, under, to, in or from any real property, facility or vessel by or on behalf of the Parent or any Parent Subsidiaries, including any materials containing Hazardous Substances for which the Parent or any Parent Subsidiary arranged for transport, disposal, recycling or treatment;

(v) the Parent and the Parent Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Parent and the Parent Subsidiaries are in compliance with such permits, licenses and authorizations; and

(vi) to the knowledge of the Parent, neither the Parent nor any Parent Subsidiary has assumed any liability or agreed to indemnify any Person for any liability arising under Environmental Law.

(b) Neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law.

SECTION 4.15. Material Contracts.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement or for contacts that constitute a “material contract” (as such term is defined in Item 601 of Regulation S-K under the Securities Act that were not filed, except those agreements containing only confidentiality and nondisclosure terms, non-solicitation terms and no other material provisions, there are no contracts or obligations (including outstanding offers or proposals) of any kind, whether written or oral, to which Parent or the Parent Subsidiaries is a party or by or to which any of the properties or assets of Parent or the Parent Subsidiaries may be bound, subject or affected without penalty or cost, which either (i) creates or imposes a liability greater than $1,000,000 or (ii) may not be cancelled by Parent, Holdco or Merger Sub, as applicable, on thirty (30) days’ or less prior notice (the “Parent Material Contracts”). All Parent Material Contracts are listed in Section 4.15(a) of the Parent Disclosure Schedule other than this Agreement, those contemplated by this Agreement and those that are exhibits to the Parent SEC Reports filed prior to the date of this Agreement.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(i) each Material Parent Contract is a legal, valid and binding agreement subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity);

(ii) none of Parent or any Parent Subsidiary has received any claim of default under any Material Parent Contract and none of Parent or any Parent Subsidiary is in breach or violation of, or default under, any Material Parent Contract;

(iii) to the knowledge of Parent, no other party is in breach or violation of, or default under, any Material Parent Contract; and

(iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of Parent or any Parent Subsidiary under any Material Parent Contract.

(c) Parent has furnished or made available to the Company true and complete copies of all Material Parent Contracts, including any amendments thereto.

SECTION 4.16. Nasdaq Quotation. Shares of Parent Common Stock, Warrants and Parent Units are listed for trading on the Nasdaq, and Parent is a member in good standing with Nasdaq. There is no action or proceeding pending or, to the knowledge of Parent, threatened against Parent by Nasdaq with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.

SECTION 4.17. Insurance. Parent and the Parent Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent and the Parent Subsidiaries (taking into account the cost and availability of such insurance).

SECTION 4.18. Intellectual Property. Except for its corporate name, Parent does not own, license, use or otherwise have any right, title or interest in any Intellectual Property, whether or not registered.

SECTION 4.19. Board Approval; Vote Required.

(a) The Parent Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Mergers and the Transactions, and the Share Issuance are fair to and in the best interests of Parent and its stockholders, (ii) approved this Agreement, the Mergers and the Transactions, the Share Issuance, and the Holdco Benefit Plan, (iii) recommended that the stockholders of Parent approve this Agreement, the Mergers and the Transactions, the Share Issuance and the Holdco Benefit Plan and directed that the foregoing be submitted for consideration by Parent’s stockholders at the Parent Stockholders’ Meeting, and (iv) determined that the fair market value of the Company is equal to at least 80% of the balance of the Trust Fund (excluding deferred underwriting discounts and commissions).

(b) The only vote of the holders of any class or series of capital stock of Parent necessary to approve this Agreement, the Mergers, the Share Issuance and the other Transactions is the affirmative vote of a majority of the votes cast with respect to this Agreement, the Mergers and the Share Issuance at the Parent Stockholders’ Meeting in favor of the approval of this Agreement, the Mergers and the Share Issuance.

SECTION 4.20. Certain Business Practices. None of Parent, any Parent Subsidiary or, to the knowledge of Parent, any directors or officers, agents or employees of Parent or any Parent Subsidiary on the behalf of Parent or Parent Subsidiary, has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for Parent or any Parent Subsidiary, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable Law, in each case, the effect of which is reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.21. Interested Party Transactions. Except as set forth in Section 4.21 of the Parent Disclosure Schedule, there have been no transactions, agreements, arrangements or understandings between Parent, on the one hand, and any Affiliates of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC reports.

SECTION 4.22. Operations of Holdco. Holdco is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.23. Operations of Merger Sub. Merger Sub is a direct, wholly-owned subsidiary of Holdco, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.24. Ownership of Company Capital Stock. As of the date of this Agreement, none of Parent, Holdco or the Merger Sub is the Beneficial Owner of any shares of capital stock of the Company.

SECTION 4.25. Trust Fund. Parent has as of the date hereof all funds necessary to consummate the Transactions and to perform its obligations hereunder (without taking into account any disbursements contemplated by Section 6.14). As of the date hereof, and immediately prior to the Effective Time, Parent has and will have no less than $81,330,820 in a trust account at UBS Financial Services Inc., maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Fund”) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended; provided that a portion of the Trust Fund shall be utilized in accordance with Section 6.14. The Trust Fund Agreement, dated as of December 17, 2013 (the “Trust Fund Agreement”), by and between Parent and Continental Stock Transfer & Trust Company, is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Fund Agreement in the Parent SEC Reports to be inaccurate in any respect and/or that would entitle any third party to any portion of the cash proceeds of the initial public offering of Parent and private placements of its securities, substantially all of which proceeds have been deposited in the Trust Fund for the benefit of Parent, certain of its stockholders and the underwriters of its initial public offering.

SECTION 4.26. Opinion of Financial Advisor. The Parent Board has received the opinion of SC&H Capital, as of November 30, 2014, to the effect that the Merger Consideration is fair to the holders of Parent Common Stock from a financial point of view and such opinion has not been rescinded or amended in any material respect.

SECTION 4.27. Brokers. Except as set forth in Section 4.27 of the Parent Disclosure Schedule, no broker, finder or investment is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Holdco or Merger Sub.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGERS

SECTION 5.01. Conduct of Business by the Company Pending the Mergers. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (x) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner generally consistent with market practice, and (y) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, Shoreside Employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations, and shall not have undertaken and shall not undertake any of the following:

(a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary or (ii) any assets of the Company or any Company Subsidiary, in each case, except in the ordinary course of business and in a manner generally consistent with market practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly-owned Company Subsidiary to the Company or any other Company Subsidiary and regular quarterly dividends on shares of Company Common Stock declared and paid in cash at times consistent with past practice in an aggregate amount not in excess of $1,000,000 per share of Company Common Stock;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e) except in the ordinary course of business and in a manner generally consistent with market practice (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) except for borrowings under existing credit facilities, incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business; (iii) enter into any contract or agreement other than in the ordinary course of business; (iv) authorize, or make any commitment with respect to, any single capital expenditure (other than any commitment to purchase vessels) which is in excess of $250,000 or capital expenditures which are, in the aggregate, in excess of $3,000,000 for the Company and the Company Subsidiaries taken as a whole; (v) authorize, or make any commitment to purchase vessels, except in the ordinary course of business; or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

(f) hire any additional executive officers with salaries in excess of $250,000 per year, except in the ordinary course of business; or increase the compensation payable or to become payable or the benefits provided to its directors, officers or Shoreside Employees, except for increases in the ordinary course of business and in a manner generally consistent with market practice in salaries or wages of Shoreside

Employees of the Company or any Company Subsidiary who are not directors or officers of the Company; or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other Shoreside Employee of the Company or of any Company Subsidiary; or establish, adopt, enter into or amend any bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or Shoreside Employee, except in the ordinary course of business and in a manner generally consistent with market practice;

(g) take any action, other than reasonable and usual actions in the ordinary course of business, with respect to accounting policies or procedures;

(h) make or change any Tax election, change any annual accounting period, change or adopt any accounting method for Taxes, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund for Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any similar action related to the filing of any Tax Return or the payment of any Tax, if such action would have the effect of increasing the Tax liability of the Company or Company Subsidiaries for any taxable period ending on or after the Closing Date, or decreasing any Tax attribute of the Company otherwise existing on the Closing Date.

(i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and in a manner generally consistent with market practice, other than the payment, discharge or satisfaction of the Action set forth in Section 3.09 of the Company Disclosure Schedule;

(j) amend, modify or consent to the termination of any Material Company Contract, or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, other than in the ordinary course of business and in a manner generally consistent with market practice;

(k) except in the ordinary course of business, commence or settle any Action in excess of $1,000,000, other than the Action set forth in Section 3.09 of the Company Disclosure Schedule; or

(l) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.02. Conduct of Business by Parent, Holdco and Merger Sub Pending the Mergers. Parent, Holdco and Merger Sub agree that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.02 of the Parent Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (x) the businesses of Parent and the Parent Subsidiaries shall be conducted only in, and Parent and the Parent Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and (y) Parent, Holdco and Merger Sub shall use their commercially reasonable efforts to preserve substantially intact the business organization of Parent and the Parent Subsidiaries, to keep available the services of the current officers, employees and consultants of Parent and the Parent Subsidiaries and to preserve the current relationships of Parent and the Parent Subsidiaries with customers, suppliers and other Persons with which Parent or any Parent Subsidiary has significant business relations, and shall not have undertaken and shall not undertake any of the following:

(a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of Parent or any Parent Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Parent or any Parent Subsidiary, or (ii) any assets of Parent or any Parent Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly-owned Parent Subsidiary to Parent or any other Parent Subsidiary and regular quarterly dividends on shares of Parent Common Stock declared and paid in cash at times consistent with past practice in an aggregate amount not in excess of $1,000,000 per share of Parent Common Stock;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) except for borrowings under existing credit facilities, incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business; (iii) enter into any contract or agreement other than in the ordinary course of business; (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $250,000 or capital expenditures which are, in the aggregate, in excess of $3,000,000 for Parent and the Parent Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.02(e);

(f) hire any additional employees except in the ordinary course of business; or increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of Parent or any Parent Subsidiary who are not directors or officers of Parent; or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Parent or of any Parent Subsidiary; or establish, adopt, enter into or amend any bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(g) take any action, other than reasonable and usual actions in the ordinary course of business, with respect to accounting policies or procedures;

(h) make or change any Tax election, change any annual accounting period, change or adopt any accounting method for Taxes, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund for Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any similar action related to the filing of any Tax Return or the payment of any Tax, if such action would have the effect of increasing the Tax liability of the Parent or Parent Subsidiaries for any taxable period ending on or after the Closing Date, or decreasing any Tax attribute of the Parent otherwise existing on the Closing Date.

(i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice;

(j) amend, modify or consent to the termination of any Material Parent Contract, or amend, waive, modify or consent to the termination of Parent’s or any Parent Subsidiary’s rights thereunder;

(k) commence or settle any Action;

(l) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(m) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01. Registration Statement; Proxy Statement.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Company, Parent and Holdco shall prepare and file with the SEC under the Securities Act, and with all other applicable regulatory bodies, a registration statement on Form S-4 (the “Registration Statement”) with respect to the shares of Holdco Common Stock to be issued in connection with the Mergers (the “Share Issuance”), which shall include proxy materials for the purpose of soliciting proxies from holders of shares of Parent Common Stock to vote, at a meeting of the holders of shares of Parent Common Stock to be called for such purpose (the “Parent Stockholders’ Meeting”), in favor of (i) the adoption of this Agreement and the approval of the Mergers and the Transactions, the Holdco Benefit Plan, the amended and restated Articles of Incorporation and By-laws of Holdco and any other matter presented to the stockholders of Parent that the parties deem necessary to effectuate the effectiveness of the Transactions and the Registration Statement (the “Parent Stockholder Approval”) and (ii) an adjournment proposal, if necessary, to adjourn the Parent Stockholders’ Meeting if, based on the tabulated vote count, Parent is not authorized to proceed with the Mergers. Such proxy materials shall be in the form of a proxy statement/prospectus to be used for the purpose of soliciting proxies from holders of shares of Parent Common Stock for the matters to be acted upon at the Parent Stockholders’ Meeting and also for the purpose of issuing the shares of Holdco Common Stock as contemplated hereby (the “Proxy Statement”). Each of the Company and Parent shall furnish to the other all information concerning its respective company and business as may reasonably be requested in connection with the preparation of the Registration Statement and Proxy Statement, including providing the Company with (i) updates with respect to the tabulated vote counts received by Parent, (ii) the right to demand postponement or adjournment of the Parent Stockholders’ Meeting if, based on the tabulated vote count, Parent will not receive the required approval of the Parent shareholders necessary to proceed with the Mergers, and (iii) the right to review and comment on all communications sent to or received from Parent stockholders and/or proxy solicitation firms. Parent and Holdco shall cause the Proxy Statement and the Registration Statement to be filed by no later than the later of (i) fifteen calendar days after Parent has received from the Company the financial statements of the Company and its subsidiaries as of September 30, 2014 and for the nine-month period ended September 30, 2014 to be included in the Registration Statement and (ii) December 31, 2014 (the “Filing Deadline”).

(b) Parent, Holdco and the Company, with the assistance of their respective counsel, shall promptly respond to any SEC comments on such filings and shall otherwise use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable, and keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each of Parent, Holdco and the Company shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(c) As promptly as practicable following the SEC declaring the Registration Statement effective, Parent and Holdco shall distribute the Proxy Statement to the holders of shares of Parent Common Stock and, pursuant thereto, shall duly call, give notice of, convene and hold the Parent Stockholders’ Meeting in accordance with the DGCL for a date no later than 30 days following the SEC declaring the Registration Statement effective and, subject to the other provisions of this Agreement, solicit proxies from the holders of shares of Parent Common Stock to vote in favor of the adoption of this Agreement and the approval of the Mergers and the other matters presented to the stockholders of Parent for approval or adoption at the Parent Stockholders’ Meeting, including the matters described in Section 6.01(a). Unless otherwise agreed in writing by the Company, Parent agrees that its obligations to hold the Parent Stockholders’ Meeting pursuant to this Section 6.01(c) shall exist irrespective of whether the Parent Board believes Parent’s stockholders will vote to approve this Agreement and the Mergers and shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any alternative transaction and nothing contained herein shall be deemed to relieve Parent of such obligation. Neither the Parent Board nor any committee or agent or representative thereof shall (i) withdraw (or modify in any manner adverse to the Company), or propose to withdraw (or modify in any manner adverse to the Company), the Parent Board’s recommendation in favor of this Agreement and the Mergers, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any alternative transaction, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Parent to execute or enter into, any agreement related to an alternative transaction, (iv) enter into any agreement, letter of intent, or agreement in principle requiring Parent to abandon, terminate or fail to consummate the Transactions or breach its obligations hereunder, (v) fail to recommend against any alternative transaction, (vi) fail to re-affirm the aforementioned Parent Board recommendation at the written request of the Company within five (5) Business Days, or (vii) resolve or agree to do any of the foregoing.

(d) The Company and Parent shall, and shall use reasonable best efforts to ensure that the Registration Statement and the Proxy Statement, comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting.

(e) The Company, Parent and Holdco shall make all necessary filings with respect to the Mergers and the Transactions under the Securities Act and the Exchange Act and applicable Blue Sky Laws and the rules and regulations thereunder. Parent and Holdco will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement or the Registration Statement shall be filed without the approval of both the Company and Parent, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders or stockholders of the Company and Parent.

(f) Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of the Parent Board that the holders of shares of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Mergers, and shall otherwise use best efforts to obtain the Parent Stockholder Approval.

SECTION 6.02. HSR Act. If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authorities regarding the Transactions, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Authority with respect to such Transactions, and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Each party hereto shall bear its own expenses (including, without limitation, filing fees) with respect to the notifications required under the HSR Act.

SECTION 6.03. Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and Parent shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request.

(b) All information obtained by the parties pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated March 11, 2014 (the “Confidentiality Agreement”), between Parent and the Company.

(c) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto to consummate the Mergers.

SECTION 6.04. Employee Benefits Matters.

(a) At the Effective Time, the employees of the Company and the Company Subsidiaries will continue employment with the Surviving Company and its subsidiaries, respectively, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation of service; provided that nothing herein, expressed or implied, shall confer upon any of such employees any right to employment or continued employment with the Surviving Company or any of its subsidiaries, or to maintain their respective positions or level of wages and/or salary, for any specified period following the Effective Time.

(b) From and after the Effective Time, Parent will, or will cause the Surviving Company and its subsidiaries to, use its reasonable best efforts to grant all employees of the Surviving Company and its subsidiaries credit under any new employee benefit plan in which such employees become eligible to participate (such new plans, the “Surviving Company Benefit Plans”) for all service such employees completed with the Company and any of its subsidiaries prior to the Effective Time for purposes of eligibility and, except with respect to any equity compensation plan or program, vesting, but not for benefit accrual purposes, and only to the extent that such service was credited by the Company and any of the Company Subsidiaries under the corresponding Company Plan as of the Effective Time (provided, however, that no such past service credit will be granted to the extent it would result in duplicative accrual of benefits for the same period of service).

(c) From and after the Effective Time, Parent will, or will cause the Surviving Company and its subsidiaries to, waive any pre-existing condition exclusions and actively-at-work requirements under the Surviving Company Benefit Plans (except to the extent that such exclusions and requirements were not waived by the Company or its subsidiaries), and provide that any covered expenses incurred on or before the Effective Time by an employee or an employee’s covered dependents under the Company’s employee benefit plans will be taken into account under the applicable Surviving Company Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time.

(d) Effective no later than the Closing, Parent shall have adopted the Holdco Benefit Plan in substantially the form attached hereto as Exhibit D.

(e) No provision in this Section 6.04, whether express or implied, shall (i) create any third party beneficiary or other rights in any employee or former employee of the Company or any of the Company Subsidiaries (including any beneficiary or dependent thereof), any other participant in any Company Plan or Surviving Company Benefit Plan or any other Person; (ii) create any rights to continued employment with Parent, the Company, the Companies Subsidiaries, or the Surviving Company or its subsidiaries or in any way limit the ability of Parent, the Company, the Company Subsidiaries or the Surviving Company or its subsidiaries to terminate the employment of any individual at any time and for any reason; or (iii) constitute or be deemed to constitute an amendment to any Company Plan or Surviving Company Benefit Plan or any other employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Parent, the Company, the Surviving Company or any of their Affiliates.

SECTION 6.05. Notification of Certain Matters. Each of Parent, Holdco, Merger Sub and the Company shall provide the others with prompt notice of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect such that the conditions set forth in Section 7.02 or Section 7.03, as applicable, would not reasonably be expected to be satisfied, and (b) any failure of the Company, Parent, Holdco or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Section 7.02 or Section 7.03, as applicable, would not reasonably be expected to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.06. Further Action. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Holdco, Merger Sub and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using commercially reasonable efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Authority, (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, (d) providing suitable knowledgeable directors, officers, employees and other Persons to attend “road shows” that are to be presented to existing and prospective Holdco security holders, (e) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (f) the execution or delivery of any additional instruments reasonably necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement; provided the Company’s compliance with the foregoing shall not require it or its employees to unreasonably disrupt the ordinary course operations of the Company. In connection with and without limiting the generality of the foregoing, Parent, the Parent Board, the Company and the Company Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Mergers, this Agreement or any of the Transactions, use its commercially reasonable efforts to enable the Mergers and the other Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

SECTION 6.07. Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its commercially reasonable efforts to cause the Mergers to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Mergers from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Company, Parent nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 6.08. Obligations of Merger Sub. Parent shall take all action necessary to cause Holdco and Merger Sub to perform their respective obligations under this Agreement and to consummate the Mergers on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.09. Holdco Listing. Parent shall promptly prepare and submit to the Nasdaq a listing application covering the shares of Holdco Common Stock to be issued in the Mergers, and shall use its, and Holdco and the Company shall use their, reasonable best efforts to obtain, prior to the Effective Time, approval for the listing for trading of the Holdco Common Stock on Nasdaq.

SECTION 6.10. Other Actions.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”). Promptly after the execution of this Agreement, Parent and the Company shall also issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(b) At least five days prior to Closing, Parent and Holdco shall prepare draft Form 8-Ks in connection with and announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Mergers in any report or form to be filed with the SEC (the “Closing Form 8-Ks”). Prior to Closing, Parent and the Company shall prepare a mutually agreeable press release announcing the consummation of the Mergers hereunder (“Closing Press Release”). Concurrently with the Closing, the Company shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent and Holdco shall file the Closing Form 8-Ks with the SEC.

SECTION 6.11. Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement, the Proxy Statement, the Closing Form 8-Ks and the Closing Press Release, or any other statement, filing, notice, release or application made by or on behalf of Parent, Holdco and/or the Company to any Governmental Authority in connection with Mergers and the Transactions (each, a “Reviewable Document”), and for such other reasonable purposes, the Company, Parent, Holdco and Merger Sub each shall, upon request by a party, promptly furnish the others with all information concerning themselves, their respective directors, officers, shareholders, stockholders and Affiliates and such other matters as may be reasonably necessary or advisable in connection with the Mergers and the preparation of such document. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects as of the date of filing, issuance or other submission or public disclosure of such document and the Closing Date and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (provided, that each party shall not be responsible for the accuracy or completeness of any information relating to the other party or any other information furnished by the other parties for inclusion in any such document).

(b) At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by any of Parent, Holdco or the Company, the other parties shall be given an opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, and each party shall accept and incorporate all reasonable comments from the other parties to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

SECTION 6.12. Takeover Laws. Each of the Company, Parent, Holdco and Merger Sub, and their respective boards of directors or other governing bodies shall grant such approvals and take all actions necessary so that no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL and Division 10 under the BCA) is or may become applicable to this Agreement or to the Transactions.

SECTION 6.13. Board of Directors of Holdco.

(a) Parent and Holdco shall take all such action as may be necessary (i) to cause the number of directors comprising the Holdco Board as of the Effective Time to be increased to seven; (ii) to cause the Persons set forth in Section 6.13(a) of the Company Disclosure Schedule (the “Company Designated Directors”) to be appointed to the Holdco Board as of the Effective Time, to serve until the next annual election of directors of Holdco; and (iii) to cause the Person set forth in Section 6.13(a) of the Parent Disclosure Schedule (the “Parent Designated Director”) to be appointed to the Holdco Board as of the Effective Time, to serve until the next annual election of directors of Holdco.

(b) Parent will negotiate in good faith with certain Persons who are current senior executives of Parent and the Company who are expected to become (or continue to be) senior executives of Holdco following the Mergers for such Persons to accept the positions and the terms of employment previously discussed between Parent and the Company.

SECTION 6.14. Trust Fund Disbursement. Parent shall cause the Trust Fund to be disbursed to the Company and as otherwise contemplated by this Agreement immediately upon the Closing. All liabilities and obligations of Parent due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders who elect to have their shares of Parent Common Stock converted to cash in accordance with the provisions of Parent’s Certificate of Incorporation, (b) for income tax or other tax obligations of Parent prior to Closing, and (c) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect a business combination, including the Mergers. Parent agrees to use its reasonable best efforts to minimize the holders of shares of Parent Common Stock that seek to receive a portion of the proceeds held in Parent’s Trust Fund instead of shares of Holdco Common Stock upon consummation of the Parent Merger.

SECTION 6.15. Section 16 Matters. Prior to the Effective Time, Parent and Holdco shall take all reasonable steps as may be required or permitted to cause any dispositions of shares of Parent Common Stock that occur or are deemed to occur by reason of or pursuant to the Mergers by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

SECTION 6.16. No Solicitation of Transaction. None of the Company, Parent, or any of their respective Affiliates, directors, employees, agents and representatives will, directly or indirectly, (a) solicit or initiate, or knowingly encourage, induce or facilitate (including by way of providing information) a proposal for an alternative transaction involving the Company or Parent (an “Alternative Transaction Proposal”) or any inquiry or proposal that constitutes or may reasonably be expected to result in an Alternative Transaction Proposal, (b) participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making an

Alternative Transaction Proposal) with respect to any Alternative Transaction Proposal or any inquiry or proposal that may reasonably be expected to result in an Alternative Transaction Proposal, (c) approve or recommend, or propose to approve or recommend, any Alternative Transaction Proposal, (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Alternative Transaction Proposal, (e) enter into any agreement or agreement in principle requiring the Company or Parent to abandon, terminate or fail to consummate the Transactions or breach its obligations hereunder, or (f) propose or agree to do any of the foregoing. Each of the Company and Parent shall, and shall cause its respective agents and representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction Proposal, or any inquiry or proposal that may reasonably be expected to result in an Alternative Transaction Proposal, request the prompt return or destruction of all confidential information previously furnished with respect to an Alternative Transaction Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person or its agents or representatives with respect to an Alternative Transaction Proposal. If at any time the Company or Parent is approached in any manner by a third party concerning such an Alternative Transaction Proposal, the Company or Parent, as applicable, shall promptly inform the other party of such contact and furnish such party with a copy of any inquiry or proposal, or, if not in writing, a written description thereof, including the name of the third party making such proposal for an Alternative Transaction Proposal and the terms of the Alternative Transaction Proposal.

SECTION 6.17. Pre-Closing Confirmation and Certification. Not later than 48 hours prior to the Closing, Parent shall give Continental Stock Transfer & Trust Company advance notice of the Effective Time. At the Closing, Parent shall deliver, or cause to be delivered, to Continental Stock Transfer & Trust Company written notification that the Closing has occurred and irrevocable written instructions with respect to the funds in the Trust Account to deliver such funds with respect to the payments referred to in Section 6.14.

SECTION 6.18. Ancillary Agreements. Each party shall use its reasonable best efforts to cause each other party to any ancillary agreement to which it a party to (a) perform and comply in all material respects with all obligations required of each such other party thereunder and (b) consummate the Transactions in accordance with the terms thereof (including by taking enforcement action to cause such performance, compliance and consummation). Notwithstanding anything to the contrary contained herein, no party shall agree to amend any ancillary agreement to which it is a party, or terminate, or waive, release or assign any material right or claim under, any such ancillary agreement, in either case, in a manner adverse to the other party without the other party’s prior written consent.

SECTION 6.19. Public Announcements. Except as otherwise set forth in this Agreement, neither party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 6.20. No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company and the Shareholder acknowledge that they have read Parent’s final prospectus dated December 17, 2013 (“Final Prospectus”) and understand that Parent has committed to seeking to have any business with which it enters into a business combination execute a waiver of its rights, title, interest or claim of any kind in or to any monies in the Trust Fund. The Company and the Shareholder further acknowledge that, if Parent does not consummate a business combination by June 23, 2015, or December 23, 2015 in the event that a definitive agreement to complete a business combination is executed but not consummated prior to June 23, 2015, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company, for itself and its subsidiaries, affiliated entities, directors, officers, employees, shareholders, stockholders, representatives, advisors and all other associates and Affiliates, and the Shareholder, for himself

(collectively, the “Company and Shareholder Releasors”), hereby waive all rights, title, interest or claim of any kind against any monies in the Trust Fund for any monies that may be owed to the Company and Shareholder Releasors by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and the Company and Shareholder Releasors will not seek recourse against the Trust Fund at any time for any reason whatsoever.

SECTION 6.21. Liability Insurance.

(a) For six (6) years after the Effective Time, the Surviving Parent Company agrees that it will (i) indemnify and hold harmless, to the extent Parent is obligated to indemnify and hold harmless such Persons as of the date of this Agreement to the fullest extent permitted by Delaware Law (and the Surviving Parent Company shall also advance expenses as incurred to the extent Parent is obligated to advance such expenses as of the date of this Agreement, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of Parent (in each case, when acting in such capacity) (the “Surviving Company Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, settlements, losses, claims, damages or liabilities incurred in connection with any Action arising out of matters occurring on or prior to the Effective Time, whether asserted or claimed at or after the Effective Time, including the Mergers and (ii) include in the Surviving Parent Company’s (or any successor’s) constitutional documents after the Effective Time provisions regarding the elimination of liability of the Surviving Parent Company’s directors and officers and the indemnification of such directors and officers. Notwithstanding anything to the contrary contained herein, the Surviving Parent Company shall not be obligated pursuant to this Section 6.21(a) to pay the fees and disbursements of more than one counsel for all Surviving Company Indemnified Parties in any single Action.

(b) The Surviving Parent Company agrees to maintain in effect for a period of six (6) years from and after the Effective Time any insurance policy purchased by Parent prior to the Effective Time providing tail coverage with respect to events occurring prior to the Effective Time, continuing the Parent’s existing director and officer insurance coverage.

(c) If the Surviving Parent Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Parent Company assume the obligations set forth in this Section 6.21.

(d) The provisions of this Section 6.21 are intended to be for the benefit of, and shall be enforceable by, each director and officer entitled to indemnification, exculpation and insurance pursuant to this Section 6.21.

(e) The rights of the Surviving Company Indemnified Parties under this Section 6.21 shall be in addition to any rights such Surviving Company Indemnified Parties may have under the organizational or operating documents of Parent or Surviving Company, or under any applicable contracts or Applicable Law.

SECTION 6.22. Insider Loans. The Shareholder, at or prior to Closing, shall (i) repay to the Company any loan by the Company to the Shareholder and any other amount owed by the Shareholder to the Company and (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of the Shareholder to a third party to be terminated. The Company shall use its best efforts to enable the Shareholder to accomplish the foregoing.

SECTION 6.23. Disclosure of Certain Matters. Each of Parent, Holdco, Merger Sub, the Company and the Shareholder will provide the others with prompt written notice of any event, development or condition that

(a) would cause any of such party’s representations and warranties to become untrue or misleading or which would affect its ability to consummate the Transactions, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VII will not be satisfied, (d) is of a nature that is or would be materially adverse to the operations or condition (financial or otherwise) of the Company, Parent or Holdco, or (e) would require any amendment or supplement to the Proxy Statement. The parties shall have the obligation to supplement or amend the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, being delivered concurrently with the execution of this Agreement with respect to any material matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable. Such obligations of the parties to amend or supplement the Company Disclosure Schedule or Parent Disclosure Schedule shall terminate on the Closing Date.

ARTICLE VII

CONDITIONS TO THE MERGERS

SECTION 7.01. Conditions to the Obligations of Each Party. The respective obligations of the Company, Holdco, Parent, and Merger Sub to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b) The Company and Parent Stockholder Approval. This Agreement, the Mergers and the Transactions shall have been duly approved and adopted by the requisite affirmative vote of the stockholders of the Company and Parent in accordance with the BCA and DGCL, respectively, and the Company’s Articles of Incorporation or Parent’s Certificate of Incorporation.

(c) Parent Stockholder Approval. The Holdco Benefit Plan and the Share Issuance shall have been approved by the requisite affirmative vote of the stockholders of Parent in accordance with the rules and regulations of Nasdaq, the DGCL and Parent’s Certificate of Incorporation, as applicable.

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, injunction, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Mergers or the Transactions illegal or otherwise prohibiting consummation of the Mergers.

(e) Parent Common Stock. The time period for the valid exercise of conversion rights shall have terminated and, as of such time, holders of no more than 7,563,316 shares of Parent Common Stock issued and outstanding immediately prior to the Closing (or such greater or lesser number as may be derived from the Parent SEC Reports filed after the date hereof) shall have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Certificate of Incorporation.

(f) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

(g) Nasdaq. The shares of Holdco Common Stock to be issued in the Mergers shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

SECTION 7.02. Conditions to the Obligations of Parent, Holdco and Merger Sub. The obligations of Parent, Holdco and Merger Sub to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Article III of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except where the failure of such other representations of the Company to be so true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by the Chief Executive Officer or the Chief Finance Officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) No Litigation. No action, suit or proceeding shall be pending or threatened in writing against the Company which is reasonably expected to (i) prevent consummation of any of the Transactions or (ii) cause any of the Transactions to be rescinded following consummation.

(e) Consents. The consents, approvals or authorizations listed on Section 7.02(e) of the Company Disclosure Schedule shall have been obtained

(f) Lock-Up Agreements. A Lock-Up Agreement executed by the Shareholder and delivered to Parent.

(g) Opinion of Company Counsel. Parent shall have received from Reeder & Simpson P.C., counsel to the Company, an opinion of counsel in substantially the form of Exhibit E attached hereto.

(h) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(i) Other Deliveries. At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company’s board of directors and shareholders in connection with the approval of this Agreement and the transactions contemplated hereunder and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Company Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Holdco and Merger Sub contained in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth therein) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except where the failure of such representations to be so true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent, Holdco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer or the Chief Finance Officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

(d) No Litigation. No action, suit or proceeding shall be pending or threatened in writing against Parent, Holdco or Merger Sub which is reasonably expected to (i) prevent consummation of any of the Transactions, or (ii) cause any of the Transactions to be rescinded following consummation.

(e) SEC Compliance. Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act, except where any non-compliance would not have any Parent Material Adverse Effect.

(f) Other Deliverables. At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by the respective board of directors and shareholders or stockholders of Parent, Holdco and Merger Sub in connection with the approval of this Agreement and the Transactions; (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the Transactions; and (iii) a Registration Rights Agreement, substantially in the form of Exhibit F attached hereto.

(g) Trust Fund Disbursement. Parent shall have made appropriate arrangements to have the Trust Fund, less amounts paid and to be paid pursuant to Section 6.14, disbursed to the Company upon the Closing.

(h) Holdco Board of Directors. Each of the Company Designated Directors shall have been appointed as a director of Holdco.

(i) Consents. The consents, approvals or authorizations listed on Section 7.03(i) of the Parent Disclosure Schedule shall have been obtained.

(j) Lock-Up Agreements. A Lock-Up Agreement executed by each of the Sponsors and delivered to the Company.

(k) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01. Indemnification of Surviving Parent Company by the Shareholder.

(a) Effective at and after the Closing, subject to the terms and conditions of this Article VIII, the Shareholder shall indemnify and hold harmless the Surviving Parent Company from and against all Indemnifiable Losses actually suffered or incurred by the Surviving Parent Company to the extent resulting or arising from (i) a breach of an Indemnified Representation and (ii) the matter set forth on Section 8.01(a) of the Company Disclosure Schedule (the “Special Indemnity Matter”, and together with the Indemnifiable Representation, the “Indemnifiable Matters”), in each case, subject to the limitations set forth in Section 8.04. Any payment for an Indemnifiable Loss pursuant to this Section 8.01 shall be made by the Shareholder by transferring to the Surviving Parent Company that number of shares of Holdco Common Stock Beneficially Owned by the Shareholder that is equal to the amount of the Indemnifiable Loss divided by the price of a share of Holdco Common Stock as of the Closing Date, rounded down to the nearest whole number, and subject to Section 8.04.

(b) As used in this Article VIII, the terms:

(i) “Indemnifiable Losses” means an amount equal to (A) the amount of any Loss multiplied by the number that is (B) equal to one minus the quotient of (1) the total number of shares of Holdco Common Stock Beneficially Owned by the Shareholder immediately after giving effect to the Closing, divided by (2) the total number of shares of Holdco Common Stock issued and outstanding immediately after giving effect to the Closing.

(ii) “Losses” means all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) directly relating to an Indemnifiable Matter; provided that in no event will Losses include any indirect, incidental, remote, exemplary, special, consequential, diminution of value, failure to realize savings or benefits, punitive, loss profits, loss of use, or other multiple-based losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs or expenses.

SECTION 8.02. Notice of Loss; Third Party Claims.

(a) The Surviving Parent Company shall give the Shareholder notice (a “Breach Notice”) of any Indemnifiable Matter (other than a Third Party Claim) which the Surviving Parent Company has determined, upon the unanimous vote of the independent directors of the Surviving Parent Company, has given or would give rise to a right of indemnification under this Agreement within 30 days of such determination, setting forth (i) a brief description of the nature of the Indemnifiable Matter, (ii) the underlying representation, warranty or covenant alleged to have been breached and the facts then known as it relates to the Indemnifiable Matter, (iii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iv) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance. The Shareholder shall have 90 days after receipt of the Breach Notice to dispute the contents of the Breach Notice. If the Shareholder and the Surviving Parent Company are unable to resolve the disputes to the Breach Notice, if any, within 90 days of the Shareholder’s receipt of the Breach Notice, the parties will resolve the dispute in accordance with Section 10.07.

(b) If the Surviving Parent Company receives notice of any Action with respect to an Indemnifiable Matter which may give rise to a claim for Losses under this Article VIII (a “Third Party Claim”), within 30 days of the receipt of such notice, the Surviving Parent Company shall, upon unanimous vote of the independent directors of the Surviving Parent Company, give the Shareholder notice of such Third Party Claim; provided however, that the failure to so notify the Shareholder will not relieve the Shareholder from obligations under this Article VIII, except to the extent that such failure shall have (i) adversely affected the ability of the Shareholder to defend against or reduce his or the Surviving Parent Company’s liability or (ii) caused or increased such liability or otherwise caused the Indemnifiable Losses for which the Shareholder is obligated to be greater than such Indemnifiable Losses would have been had the Surviving Parent Company given the Shareholder prompt notice hereunder. The Shareholder shall have the right, at his option (subject to the limitations set forth in Section 8.02(c) below), by written notice to the Surviving Parent Company, to assume the entire control of, subject to the right of the Surviving Parent Company to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim, and shall be entitled to appoint a recognized and reputable counsel to be the lead counsel in connection with such defense; provided that the Shareholder’s assumption of the defense of a Third Party Claim will not, vis-à-vis the Surviving Parent Company, constitute acceptance of liability to the Surviving Parent Company under this Article VIII. If the Shareholder elects to assume the defense of a Third Party Claim:

(i) the Shareholder shall diligently and in good faith defend such Third Party Claim and shall keep the Surviving Parent Company reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies which are not merely incidental to a primary damage claim or claims for monetary damages, the Surviving Parent Company shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and

(ii) the Surviving Parent Company shall cooperate fully in all respects with the Shareholder in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Surviving Parent Company shall make available to the Shareholder all information and documents related to such Third Party Claim.

The Shareholder shall not be entitled to assume control of such defense if the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Surviving Parent Company, or the Third Party Claim seeks an injunction or equitable relief against the Surviving Parent Company which is not merely incidental to a primary damage claim or claims for monetary damages. If the Shareholder fails to defend such Third Party Claim in good faith within sixty (60) days after receiving a notice of a Third Party Claim, the Surviving Parent Company, at its own cost and expense, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Shareholder shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary contained herein, neither the Shareholder nor the Surviving Parent Company shall, without the prior written consent of the other (which consent will not be unreasonably withheld, conditioned or delayed), settle or compromise any action or consent to the entry of any judgment which does not include a full and unconditional release from all liability and obligation in respect of such action without any payment by the non-defending party. Unless the Shareholder has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss.

(c) Notwithstanding anything to the contrary contained herein, the Surviving Parent Company shall advance to or pay on behalf of the Shareholder the reasonable out-of-pocket costs and expenses incurred by the Shareholder in connection with the defense of any alleged Indemnifiable Matter asserted by the Surviving Parent Company, including reasonable attorneys fees; provided however, if it is finally determined by a court of competent jurisdiction that the Shareholder is liable for Indemnifiable Losses related to any such Indemnifiable Matter, the advances to or payments made on behalf of the Shareholder shall count towards the aggregate Indemnifiable Losses incurred by the Surviving Parent Company in connection with such Indemnifiable Matter.

SECTION 8.03. Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VIII are covered by insurance paid for by the Surviving Parent Company or the Surviving Company prior to or after the Closing, the Surviving Parent Company and the Surviving Company shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that the Surviving Parent Company shall nevertheless be entitled to bring a claim for indemnification in accordance with this Article VIII in respect of Indemnifiable Losses, and the time limitations set forth in Section 8.04 hereof for bringing an Indemnifiable Matter shall be tolled during the pendency of such insurance claim. The existence of a claim by the Surviving Parent Company for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Shareholder. If the Surviving Parent Company or the Surviving Company has received the payment required by this Agreement from the Shareholder in respect of any Indemnifiable Loss and later receives proceeds from insurance or other amounts in respect of such Indemnifiable Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Shareholder and shall pay to the Shareholder, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Shareholder pursuant to this Agreement in respect of such Indemnifiable Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

SECTION 8.04. Limitations on Indemnification. Notwithstanding anything to the contrary contained herein:

(a) Survival. The representations and warranties of the Shareholder, the Company and the Parent set forth in this Agreement will expire pursuant to Section 10.01, provided that the Indemnified Representations will survive the execution and delivery of this Agreement until the twelve-month anniversary of the Closing Date, at which time such representations and warranties will expire. The Shareholder’s obligation to indemnify the Surviving Parent Company for any Indemnifiable Losses related to or arising out of the

Special Indemnity Matter shall expire on the date that the Special Indemnity Matter has been settled by the parties to the Special Indemnity Matter or finally adjudicated by a court of competent jurisdiction.

(b) R&W Deductible. Subject to the other limitations set forth in this Agreement, including this Section 8.04, no amount shall be payable by the Shareholder pursuant to a breach of an Indemnified Representation unless and until the aggregate amount of all Indemnifiable Losses otherwise payable in connection with a breach of such Indemnified Representation exceeds $500,000 (the “R&W Deductible”), after which the Shareholder shall be liable only for those Indemnifiable Losses in excess of the R&W Deductible, subject to Section 8.04(e).

(c) Litigation Deductible. Subject to the other limitations set forth in this Agreement, including this Section 8.04, no amount shall be payable by the Shareholder for any Indemnifiable Loss relating to the Special Indemnity Matter unless and until the aggregate amount of all Indemnifiable Losses with respect to the Special Indemnity Matter exceeds $900,000 (the “Litigation Deductible”), after which the Shareholder shall be liable only for those Indemnifiable Losses in excess of the Litigation Deductible, subject to Section 8.04(e).

(d) De Minimis. No Indemnifiable Loss may be claimed pursuant to a breach of an Indemnified Representation or a Special Indemnity Matter by the Surviving Parent Company or shall be reimbursable by the Shareholder or shall be included in calculating the R&W Deductible or the Litigation Deductible, as the case may be, other than Indemnifiable Losses in excess of $50,000 resulting from any single claim of breach of the Indemnified Representations or a Special Indemnity Matter, as the case may be, subject to Section 8.04(e).

(e) Liability Cap. The maximum amount of Indemnifiable Losses which may be recovered from the Shareholder pursuant to, under, relating to or in connection with this Agreement, including pursuant to this Article VIII, shall be an amount not in excess of 5% of the shares of Holdco Common Stock issued to the Shareholder pursuant to the Company Merger at the Closing, applying the cash value to such shares as of the Effective Time, payable by the transfer of shares of Holdco Common Stock. Schedule VI sets forth an example of the maximum amount of the Indemnifiable Losses of the Shareholder pursuant hereto.

(f) No Double Recovery. In the event that any Losses for which indemnification is provided under this Article VIII are recoverable under more than one provision of this Agreement, the Surviving Parent Company will only be permitted to recover with respect to any particular Losses suffered by it one time as it is the parties’ intention that once any particular Losses have been recovered by the Surviving Parent Company under one provision, such Losses no longer exist and, therefore, recovery by the Surviving Parent Company for such same Losses under another provision would constitute an unintended and prohibited “double” recovery.

(g) Miscellaneous Limitations. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Surviving Parent Company will not be entitled to indemnification pursuant to Section 8.01 for any Loss underlying such indemnification claim to the extent that: (i) the Surviving Parent Company could have, with commercially reasonable efforts, mitigated or prevented such Loss (or any part thereof); (ii) such Loss (or any part thereof) results from or is increased by the action or inaction of any Surviving Parent Company or any Affiliate thereof; (iii) such Loss (or any part thereof) arises, or is increased, as a result of a change after the Closing in any accounting principle, method or policy; or (iv) Parent, Holdco or Merger Sub had, prior to the Closing Date, actual knowledge of a breach of the applicable Indemnified Representation.

SECTION 8.05. EXCLUSIVE REMEDY. HOLDCO (WHICH SHALL SURVIVE THE PARENT MERGER TO BECOME SURVIVING PARENT COMPANY), ON BEHALF OF ITSELF, HEREBY ACKNOWLEDGES AND AGREES THAT, FROM AND AFTER THE CLOSING, THE SOLE AND EXCLUSIVE REMEDY OF THE SURVIVING PARENT COMPANY WITH RESPECT TO ANY AND ALL CLAIMS FOR LOSSES ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE PURSUANT AND SUBJECT TO THE REQUIREMENTS OF THE INDEMNIFICATION PROVISIONS SET

FORTH IN THIS ARTICLE VIII. ACCORDINGLY, EACH OF THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVES AND RELEASES ANY REMEDY, LIABILITY AND ANY RIGHTS IT MAY HAVE PURSUANT TO LAW OR EQUITY OTHER THAN THE REMEDIES EXPRESSLY PROVIDED UNDER THIS ARTICLE VIII. FURTHERMORE, EACH PARTY TO THIS AGREEMENT COVENANTS NOT TO SUE OR OTHERWISE THREATEN ANY CLAIM THAT INCLUDES ANY REMEDY WAIVED BY THE PRECEDING SENTENCE, AND SUCH PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE AGREEMENT, WAIVERS AND RELEASES CONTAINED IN THIS SECTION 8.05 ARE CONSPICUOUS. NOTWITHSTANDING ANY OF THE FOREGOING, NOTHING CONTAINED IN THIS ARTICLE VIII SHALL IN ANY WAY IMPAIR, MODIFY OR OTHERWISE LIMIT A PARTY’S RIGHT TO BRING ANY CLAIM, DEMAND OR SUIT AGAINST ANY OTHER PARTY BASED UPON SUCH OTHER PARTY’S ACTUAL FRAUD.

SECTION 8.06. Adjustment to Merger Consideration. Amounts paid for indemnification under Article VIII shall be deemed to be an adjustment to the value of the Holdco Shares issued by Holdco as a result of the Mergers, except as otherwise required by Law.

SECTION 8.07. Mitigation. The Surviving Parent Company shall use commercially reasonably efforts to mitigate Losses suffered, incurred or sustained by it arising out of any matter for which it is entitled to indemnification hereunder; provided that the Surviving Parent Company shall not be required to (a) take any action or refrain from taking any action that is contrary to any applicable contract, order or Law binding on it or any Affiliate thereof or (b) incur any out-of-pocket expense in connection with such mitigation (other than de minimus incidental expenses).

SECTION 8.08. NO RELIANCE. AS MODIFIED BY THE APPLICABLE DISCLOSURE SCHEDULE, THE REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER CONTAINED IN SECTION 2.12, THE COMPANY CONTAINED IN ARTICLE III AND PARENT, HOLDCO AND MERGER SUB IN ARTICLE IV, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE PARTIES TO THIS AGREEMENT AND IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT HERETO. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY TO THIS AGREEMENT MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY NATURE. EACH PARTY CONFIRMS THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 2.12, ARTICLE III AND ARTICLE IV IN THIS AGREEMENT AND EACH PARTY ACKNOWLEDGES THAT THIS NO RELIANCE CONFIRMATION IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S WILLINGNESS TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY AND BY ANY ANCILLARY AGREEMENT HERETO.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the board of directors of the terminating party, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Parent referred to in Section 7.01(c), as follows:

(a) by mutual written consent of each of Parent and the Company duly authorized; or

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before 5 P.M., Eastern Time on May 21, 2015; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which has become final and nonappealable, and which permanently restrains, enjoins or otherwise prohibits the Transactions; or

(d) by either Parent or the Company, if (i) at the Company Stockholders’ Meeting (including any adjournment thereof), this Agreement and the Transactions shall fail to be approved and adopted by the affirmative vote of the holders of the shares of Company Common Stock, or (ii) at the Parent Stockholders’ Meeting (including any adjournment thereof) the Share Issuance shall fail to be approved by the requisite affirmative vote of the stockholders of Parent in accordance with the rules and regulations of Nasdaq, the DGCL and Parent’s Certificate of Incorporation and this Agreement and the Transactions shall fail to be approved and adopted by the affirmative vote of the holders of shares of Parent Common Stock; provided that, the right to terminate this Agreement under this Section 9.01(d) shall not be available to the Company or Parent if such party fails to fulfill its obligations to timely call and conduct the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting as contemplated by Section 6.01; or

(e) by Parent, if it, Holdco and the Merger Sub are not in material breach of their obligations under this Agreement, and upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) and Section 7.02(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, if such breach is curable by the Company, Parent may not terminate this Agreement under this Section 9.01(e) for so long as the Company continues to exercise its best efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Parent to the Company; or

(f) by the Company, if it is not in material breach of its obligations under this Agreement, and upon a breach of any representation, warranty, covenant or agreement on the part of Parent, Holdco and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent, Holdco and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) and Section 7.03(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, if such breach is curable by Parent, Holdco and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(f) for so long as Parent, Holdco and Merger Sub continue to exercise their best efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by the Company to Parent; or

(g) by the Company, if a Triggering Event shall have occurred; or

(h) by the Company, if at any point Parent does not have cash on hand (or in Parent’s Trust Fund) of at least $50,000,000 (including immediately prior to the Mergers, after giving effect to the payment to stockholders who elect to have their shares of Parent Common Stock converted to cash in accordance with the provisions of Parent’s Certificate of Incorporation); or

(i) by either Parent or the Company, if at any time prior to the Effective Time, whether before or after receipt of the Parent Stockholder Approval or the approval of the stockholders of the Company, if the Surviving Parent Company would, as a result of any adoption, implementation, promulgation, repeal, modification, amendment or change of any applicable Law following the date hereof and prior to the Closing Date, be treated as a domestic corporation for U.S. federal income tax purposes as of or after the Closing Date; or

(j) by the Company, if the Registration Statement and the Proxy Statement are not filed with the SEC on or prior to the Filing Deadline; or

(k) by either Parent or the Company if the financial statements of the Company and its subsidiaries as of September 30, 2014 and for the nine-month period ended September 30, 2014 to be included in the Registration Statement are not delivered to Parent by February 1, 2015.

SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void upon (or, if the termination is pursuant to Section 9.01(d) or Section 9.01(e), and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties thereto, and there shall be no liability under this Agreement on the part of any party hereto, except that (a) the obligations in this Article IX, Section 6.03(b), Section 6.20, Section 9.03, Article VIII, and Article X shall survive termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided however, the liabilities hereunder shall not include any consequential, special, indirect or punitive damages (except to the extent any such consequential, special, incidental, indirect or punitive damages are paid to a third party in a third party claim).

SECTION 9.03. Fees and Expenses. Except as set forth in Section 6.02, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or Transactions are consummated.

SECTION 9.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.05. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of a party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except (a) as otherwise expressly provided for in Section 8.04(a), and (b) the agreements set forth in Article I, Article II, Section 6.03(b), Section 6.07, Section 6.20, Article VIII and this Article X shall survive the Effective Time.

SECTION 10.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon receipt, if delivered personally, (b) two Business Days after deposit in the mail, if sent by registered or certified mail, (c) on the next Business Day after deposit with an overnight courier, if sent by overnight courier, (d) upon transmission and confirmation of receipt, if sent by facsimile or email transmission prior to 6:00 p.m., local time, in the place of receipt, or (e) on the next Business Day following transmission and conformation of receipt, if facsimile or email transmission after 6:00 p.m., local time, in the place of receipt; provided that the notice of other communication is sent to the address, facsimile number or email address set forth beneath the name of such party below (or to such other address, facsimile number or email address as such party shall have specified in a written notice to the other parties in accordance with this Section 10.02):

if to Parent, Holdco or Merger Sub: Cambridge Capital Acquisition Corporation 525 South Flagler Drive, Suite 201 West Palm Beach, FL 33401
Attention:	Benjamin Gordon
Facsimile:	+1.561.655.6232
Email:	ben@bgsa.com
with a copy to: DLA Piper LLP (US) 200 South Biscayne Boulevard, Suite 2500 Miami, FL 33131

Attention:	Jacqueline Hodes
Neal Aizenstein
Facsimile:	+1.305.675.6207
Email:	jacqueline.hodes@dlapiper.com
neal.aizenstein@dlapiper.com

if to the Company: Parakou Tankers, Inc. 609 Fifth Avenue, Suite 1102 New York, NY 10017
Attention:	Por Liu
Facsimile:	+1.646.429.9325
Email:	porliu@psmpl.com.sg

with a copy to: Jones Day 222 E 41st Street New York, NY 10017

Attention:	Brien M. Wassner
Alex Gendzier
Facsimile:	+1.212.326.3998
Email:	bwassner@jonesday.com
agendzier@jonesday.com

if to the Shareholder: Parakou Tankers, Inc. 609 Fifth Avenue, Suite 1102 New York, NY 10017
Attention:	Por Liu
Facsimile:	+1.646.429.9325
Email:	porliu@psmpl.com.sg
with a copy to: Jones Day 222 E 41st Street New York, NY 10017

Attention:	Brien M. Wassner
Alex Gendzier
Facsimile:	+1.212.326.3998
Email:	bwassner@jonesday.com
agendzier@jonesday.com

SECTION 10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 6.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THEIR RESPECTIVE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES III AND IV, AS THE CASE MAY BE, OF THIS AGREEMENT, NONE OF THE PARTIES MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING IN RESPECT OF ANY INTERNAL OR PUBLISHED PROJECTIONS, FORECASTS, ESTIMATES OR PREDICTIONS IN RESPECT OF REVENUES, EARNINGS OR OTHER FINANCIAL OR OPERATING METRICS OF THE COMPANY FOR ANY PERIOD, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of the other parties hereto.

SECTION 10.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective heirs, successors, permitted assigns and legal representatives, and, except with respect to the Sponsor Representative with respect to Section 2.08 and the Surviving Company Indemnified Parties with respect to Section 6.21, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.06. Specific Performance. The parties acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms and in the event of breach of this Agreement by a party, the other party would not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching party may be entitled, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

SECTION 10.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any Action arising out of or relating to this Agreement. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the Transactions, or with respect to any such action or proceeding, will be heard and determined in such a New York federal or State court, and that such jurisdiction of such courts with respect thereto will be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each party hereby waives, and agrees not to assert, to the maximum extent permitted by Law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.02 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

SECTION 10.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.10.

SECTION 10.11. Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and “without limitation”, (d) references to “hereunder” or “herein” relate to this Agreement, (e) the non-capitalized word “day” means calendar day, (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”, (g) except as otherwise specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith, (h) except as otherwise specifically provided herein, all references in this Agreement to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules, annexes and exhibits attached thereto and (i) the parties have participated jointly in negotiating and drafting this Agreement, and in the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any provision of this Agreement. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Capitalized terms set forth in the Exhibits and Schedules attached hereto shall have the same meanings as set forth in this Agreement, unless defined otherwise in such Exhibit or Schedule. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

SECTION 10.12. Currency. All references to currency amounts in this Agreement shall mean United States dollars.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

CAMBRIDGE CAPITAL ACQUISITION CORPORATION

By	/s/ Benjamin Gordon
Name:	Benjamin Gordon
Title:	President

CAMBRIDGE HOLDCO, INC.

By	/s/ Benjamin Gordon
Name:	Benjamin Gordon
Title:	President and CEO

CAMBRIDGE MERGER SUB, INC.

By	/s/ Benjamin Gordon
Name:	Benjamin Gordon
Title:	President and CEO

COMPANY:

PARAKOU TANKERS, INC.

By	/s/ Por Liu
Name:	Por Liu
Title:	CEO

SHAREHOLDER:

Solely for the purposes of Sections 2.08, 2.12, 2.13, 6.20, 6.22, 6.23 and Articles VIII and X

/s/ Por Liu
Por Liu

[Business Combination Agreement Signature Page]

ANNEX B

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CAMBRIDGE HOLDCO, INC.

Pursuant to the Marshall Islands Business Corporation Act

CAMBRIDGE HOLDCO, INC., a corporation existing under the laws of the Republic of the Marshall Islands (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1.	The Corporation’s Articles of Incorporation were filed in the Republic of the Marshall Islands on October 23, 2014.

2.	These Amended and Restated Articles of Incorporation restate, integrate and amend the Articles of Incorporation of the Corporation, including to change the name of the Corporation to “Parakou Tankers, Inc.”

3.	These Amended and Restated Articles of Incorporation were authorized by actions of the board of directors and shareholders of the Corporation.

4.	The text of the Articles of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is Parakou Tankers, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation in the Republic of the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of its registered agent at that address is The Trust Company of the Marshall Islands, Inc.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Marshall Islands Business Corporations Act, as amended (the “BCA”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000 of which 100,000,000 shares shall be Common Shares of the par value of $.0001 per share (“Common Shares”) and 1,000,000 shares shall be Preferred Shares of the par value of $.0001 per share (“Preferred Shares”).

A. Preferred Shares. The Board of Directors is expressly granted authority to issue shares of the Preferred Shares, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Shares Designation”) and as may be permitted by the BCA. The number of authorized shares of Preferred Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Shares, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Share Designation.

B. Common Shares. Except as otherwise required by law or as otherwise provided in any Preferred Share Designation, the holders of the Common Share shall exclusively possess all voting power and each share of Common Share shall have one vote.

FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
Cambridge Capital Acquisition Corporation	525 South Flagler Drive Suite 200 West Palm Beach, FL 33401

SIXTH: The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. Directors shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election. At any meeting of shareholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The directors first appointed to Class A will hold office for a term expiring at the annual meeting of shareholders to be held in 2016; the directors first appointed to Class B will hold office for a term expiring at the annual meeting of shareholders to be held in 2017; and the directors first appointed to Class C will hold office for a term expiring at the annual meeting of shareholders to be held in 2018, with the members of each class to hold office until their successors are elected and qualified. Except as the BCA may otherwise require, in the interim between annual meetings of shareholders or special meetings of shareholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of two-thirds or more of the outstanding stock of the Corporation is required to amend or repeal, or to adopt any provision inconsistent with, this Article SIXTH. The amendment or repeal of, or the adoption of any provision inconsistent with, this Article SIXTH must be by written ballot.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

A. Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the shareholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the shareholders or at any meeting of the shareholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of shareholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the shareholders as though it had been approved or ratified by every shareholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the Republic of the Marshall Islands, of these Articles of Incorporation, and to any bylaws from time to time made by the shareholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

EIGHTH: To the full extent permitted by the BCA or any other applicable law currently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Eighth will not adversely affect any right or protection of a director of the Corporation existing prior to such repeal or modification.

A. Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), by reason of the fact that the person is or was a director or an officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (each an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Corporation to the fullest extent permitted or required by the BCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, other taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith.

B. Right to Advancement of Expenses. The right to indemnification conferred in Section A of this Article Eighth includes the right of the Indemnitee to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the BCA so requires, an Advancement of Expenses incurred by an Indemnitee in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section B or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections A and B of this Article Eighth will be contract rights and such rights will continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of the Indemnitee’s heirs, executors and administrators.

C. Right of Indemnitee to Bring Suit. If a claim under Section A or B of this Article Eighth is not paid in full by the Corporation within 15 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period will be 10 calendar days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee will be entitled to be paid also the expense of prosecuting or defending such suit. Upon a Final Adjudication that the Indemnitee has not met any applicable standard for indemnification set forth in the BCA, the Corporation will be entitled to recover any expenses the Corporation incurs in connection with a suit that is brought by (a) the Indemnitee to enforce a right to indemnification hereunder, other than a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses, or (b) the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking. Neither the failure of the Corporation (including the Board, a Board committee or the Corporation’s independent legal counsel or shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the BCA, nor an actual determination by the Corporation (including the Board, a Board committee, or the Corporation’s independent legal counsel or shareholders) that the Indemnitee has not met such applicable standard of conduct, will create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article Eighth or otherwise will be on the Corporation.

D. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article Eighth will not be exclusive of any other right that any person may have or hereafter acquire under any statute, the Corporation’s Articles of Incorporation, Bylaws, any agreement, vote of shareholders or disinterested directors, insurance policy or otherwise.

E. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the BCA.

F. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Eighth with respect to the indemnification and Advancement of Expenses of directors and officers of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed by             , its                 , as of the     day of                     , 2015.

AMENDED AND RESTATED

BY LAWS

OF

PARAKOU TANKERS, INC.

As Adopted                     , 2015

ARTICLE I

OFFICES

1.1 Registered Office. The registered office of Parakou Tankers, Inc. (the “Corporation”) in the Republic of the Marshall Islands shall be established and maintained at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and The Trust Company of the Marshall Islands, Inc. shall be the registered agent of the corporation in charge thereof.

1.2 Other Offices. The Corporation may also have offices at such other places both within and without the Republic of the Marshall Islands as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF SHAREHOLDERS

2.1 Place of Meetings. All meetings of the shareholders shall be held at such time and place, either within or without the Republic of the Marshall Islands, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

2.2 Annual Meetings. The annual meeting of shareholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (the “Bylaws”).

Written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each shareholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting.

To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by a shareholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A shareholder’s notice to the Secretary shall set forth (a) as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the shareholder in such business, and (b) as to the shareholder giving the notice (i) the name and record address of the shareholder and (ii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Article II, Section 2. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 2, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

2.3 Special Meetings. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Amended and Restated Articles of Incorporation of the Corporation (the “Articles of Incorporation”), may only be called by a majority of the entire Board of Directors, or the President or the Chairman, and shall be called by the Secretary at the request in writing of shareholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Unless otherwise provided by law, written notice of a special meeting of shareholders, stating the time, place and purpose or purposes thereof, shall be given to each shareholder entitled to vote at such meeting, not less than fifteen (15) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice.

2.4 Quorum. The shareholders of record holding at least a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business except as otherwise provided by statute or by the Articles of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder entitled to vote at the meeting.

2.5 Organization. The Chairman of the Board of Directors shall act as chairman of meetings of the shareholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any shareholders meeting in the absence of the Chairman of the Board of Directors and such designee.

The Secretary of the Corporation shall act as secretary of all meetings of the shareholders, but in the absence of the Secretary the presiding officer may appoint any other person to act as secretary of any meeting.

2.6 Voting. Unless otherwise required by law, the Articles of Incorporation or these Bylaws, any question (other than the election of directors) brought before any meeting of shareholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. At all meetings of shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each shareholder represented at a meeting of shareholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such shareholder, unless otherwise provided by the Articles of Incorporation. Each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize any person or persons to act for him by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Corporation not later than the day on which exercised. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of shareholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

2.7 Action of Shareholders Without Meeting. Unless otherwise provided by the Articles of Incorporation, any action required to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the all of the shareholders entitled to vote with respect to the subject matter thereof, and shall be delivered to the Corporation by delivery to its registered office in the Republic of the Marshall Islands , its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

2.8 Voting List. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each shareholder and the number of shares registered in the name of each shareholder. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the election, either at a place within the city, town or village where the election is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held. The list shall be produced and kept at the time and place of election during the whole time thereof, and may be inspected by any shareholder of the Corporation who is present.

2.9 Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the shareholders entitled to examine the stock ledger, the list required by Section 8 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of shareholders.

2.10 Adjournment. Any meeting of the shareholders, including one at which directors are to be elected, may be adjourned for such periods as the presiding officer of the meeting or the shareholders present in person or by proxy and entitled to vote shall direct.

2.11 Ratification. Any transaction questioned in any shareholders’ derivative suit, or any other suit to enforce alleged rights of the Corporation or any of its shareholders, on the ground of lack of authority, defective or irregular execution, adverse interest of any director, officer or shareholder, nondisclosure, miscomputation or the application of improper principles or practices of accounting may be approved, ratified and confirmed before or after judgment by the Board of Directors or by the holders of Common Shares and, if so approved, ratified or confirmed, shall have the same force and effect as if the questioned transaction had been originally duly authorized, and said approval, ratification or confirmation shall be binding upon the Corporation and all of its shareholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

2.12 Inspectors. The election of directors and any other vote by ballot at any meeting of the shareholders shall be supervised by at least one inspector. Such inspectors shall be appointed by the Board of Directors in advance of the meeting. If the inspector so appointed shall refuse to serve or shall not be present, such appointment shall be made by the officer presiding at the meeting.

ARTICLE III

DIRECTORS

3.1 Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Articles of Incorporation. The number of directors which shall constitute the Board of Directors shall be not less than one (1) nor more than nine (9). The exact number of directors shall be fixed from time to time, within the limits specified in this Article III Section 1 or in the Articles of Incorporation, by the Board of Directors. Directors need not be shareholders of the Corporation. The Board may be divided into Classes as more fully described in the Articles of Incorporation.

3.2 Election; Term of Office; Resignation; Removal; Vacancies. Each director shall hold office until the next annual meeting of shareholders at which his Class stands for election or until such director’s earlier resignation, removal from office, death or incapacity. Unless otherwise provided in the Articles of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall hold office until the next annual meeting and until such director’s successor shall be duly elected and shall qualify, or until such director’s earlier resignation, removal from office, death or incapacity.

3.3 Nominations. Nominations of persons for election to the Board of Directors of the Corporation at a meeting of shareholders of the Corporation may be made at such meeting by or at the direction of the Board of Directors, by any committee or persons appointed by the Board of Directors or by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Article III, Section 3. Such nominations by any shareholder shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such shareholder’s notice to the Secretary shall set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, and (ii) as to the shareholder giving the notice (a) the name and record address of the shareholder and (b) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

3.4 Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the Republic of the Marshall Islands. The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the shareholders at which it is elected and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the President or a majority of the entire Board of

Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, telegram or e-mail on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

3.5 Quorum. Except as may be otherwise specifically provided by law, the Articles of Incorporation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.6 Organization of Meetings. The Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these Bylaws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors.

Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the President, or in the absence of the Chairman of the Board of Directors and the President by such other person as the Board of Directors may designate or the members present may select.

3.7 Actions of Board of Directors Without Meeting. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filled with the minutes of proceedings of the Board of Directors or committee.

3.8 Removal of Directors by Shareholders. The entire Board of Directors or any individual director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors. Notwithstanding the foregoing, if the Corporation’s board is classified, shareholders may effect such removal only for cause. In case the Board of Directors or any one or more of the directors be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the directors so removed.

3.9 Resignations. Any Director may resign at any time by submitting his written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.10 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Articles of Incorporation, adopting an agreement of merger or consolidation, recommending to the shareholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the shareholders a dissolution of the Corporation or a revocation of a dissolution or amending the Bylaws of the Corporation; and, unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a Articles of ownership and merger. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.11 Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed amount (in cash or other form of consideration) for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.12 Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

3.13 Meetings by Means of Conference Telephone. Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

ARTICLE IV

OFFICERS

4.1 General. The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Articles of Incorporation or these Bylaws. The officers of the Corporation need not be shareholders of the Corporation, nor need such officers be directors of the Corporation.

4.2 Election. The Board of Directors at its first meeting held after each annual meeting of shareholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Except as otherwise provided in this Article IV, any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

4.3 Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

4.4 Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

4.5 President. At the request of the Chief Executive Officer, or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. The President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe.

4.6 Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

4.7 Vice Presidents. At the request of the President or in the absence of the President, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

4.8 Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of shareholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the shareholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.9 Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

4.10 Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.11 Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

4.12 Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the President or any Vice President of the Corporation may prescribe.

4.13 Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.14 Vacancies. The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

4.15 Resignations. Any officer may resign at any time by submitting his written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.16 Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

ARTICLE V

CAPITAL STOCK

5.1 Form of Certificates. The shares of capital stock in the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be in uncertificated form. Stock certificates shall be in such forms as the Board of Directors may prescribe and signed by the Chairman of the Board, President or a Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation.

5.2 Signatures. Any or all of the signatures on a stock certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

5.3 Lost Certificates. The Board of Directors may direct a new stock certificate or certificates to be issued in place of any stock certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new stock certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4 Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of certificated stock shall be made on the books of the Corporation only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued. Transfers of uncertificated stock shall be made on the books of the Corporation only by the person then registered on the books of the Corporation as the owner of such shares or by such person’s attorney lawfully constituted in writing and written instruction to the Corporation containing such information as the Corporation or its agents may prescribe. No transfer of uncertificated stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. The Corporation shall have no duty to inquire into adverse claims with respect to any stock transfer unless (a) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the Corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate, in the case of certificated stock, or entry in the stock record books of the Corporation, in the case of uncertificated stock, and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant; or (b) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, Bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim. The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or, if there be no such address, at his residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (a) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction; or (b) an indemnity bond, sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation.

5.5 Fixing Record Date. In order that the Corporation may determine the shareholders entitled to notice or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than fifteen (15) days before the date of such meeting, nor more than fifteen (15) days after the date upon which the resolution fixing the record date of action with a meeting is adopted by the Board of Directors, nor more than sixty (60) days prior to any other action. If no record date is fixed:

(a) The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b) The record date for determining shareholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent is delivered to the Corporation.

(c) The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.6 Registered Shareholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the Republic of the Marshall Islands.

ARTICLE VI

NOTICES

6.1 Form of Notice. Notices to directors and shareholders other than notices to directors of special meetings of the board of Directors which may be given by any means stated in Article III, Section 4, shall be in writing and delivered personally or mailed to the directors or shareholders at their addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by telegram.

6.2 Waiver of Notice. Whenever any notice is required to be given under the provisions of law or the Articles of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the shareholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Articles of Incorporation.

ARTICLE VII

GENERAL PROVISIONS

7.1 Reliance on Books and Records. Each Director, each member of any committee designated by the Board of Directors, and each officer of the Corporation, shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

7.2 Maintenance and Inspection of Records. The Corporation shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its shareholders listing their names and addresses and the number and class of shares held by each shareholder, a copy of these bylaws, as may be amended to date, minute books, accounting books and other records.

Any such records maintained by the Corporation may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to the provisions of the Marshall Islands Business Corporations Act. When records are kept in such manner, a clearly legible paper form produced from or by means of the information storage device or method shall be admissible in evidence, and accepted for all other purposes, to the same extent as an original paper form accurately portrays the record.

Any shareholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its shareholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a shareholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the shareholder. The demand under oath shall be directed to the Corporation at its registered office in the Republic of the Marshall Islands or at its principal executive office.

7.3 Inspection by Directors. Any director shall have the right to examine the Corporation’s stock ledger, a list of its shareholders, and its other books and records for a purpose reasonably related to his or her position as a director.

7.4 Dividends. Subject to the provisions of the Articles of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Articles of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

7.5 Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

7.6 Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors. If the Board of Directors shall fail to do so, the President shall fix the fiscal year.

7.7 Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Republic of the Marshall Islands.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

7.8 Amendments. The original or other Bylaws may be adopted, amended or repealed by the shareholders entitled to vote thereon at any regular or special meeting or, if the Articles of Incorporation so provides, by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the shareholders of the power nor limit their power to adopt, amend or repeal Bylaws.

7.9 Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the Marshall Islands Business Corporations Act, as amended, and as amended from time to time hereafter.

ANNEX C

November 30, 2014

Cambridge Capital Acquisition Corporation

100 Park Avenue

New York, NY 10017

Attn:	Mitchell Gordon
President and Chief Financial Officer

Attention: The Board of Directors

Members of the Board of Directors:

We understand that Cambridge Capital Acquisition Corporation (the “Company”) intends to enter into a Business Combination Agreement (the “Merger Agreement”) by and among Cambridge, Cambridge Holdco, Inc., the Company’s wholly-owned subsidiary (“Holdco”), Cambridge Merger Sub, Inc., Holdco’s wholly-owned subsidiary (“Merger Sub”), Parakou Tankers, Inc. (“Parakou”), and Mr. Por Liu, the owner of all of the issued share capital of Parakou (“Sole Shareholder). We have been advised that pursuant to the Merger Agreement, (a) the Company shall be merged with and into Holdco, with Holdco surviving the merger (the “Cambridge Merger”) and (b) Merger Sub shall be merged with and into Parakou, with Parakou surviving the merger and becoming the wholly-owned subsidiary of Holdco (the “Parakou Merger” and together with the Cambridge Merger, the “Mergers”).

You have requested our opinion (the “Opinion”) (a) as to the fairness, from a financial point of view, to the Company of the merger consideration to be paid by Holdco in the Merger pursuant to the Merger Agreement and (b) that Parakou had a fair market value of at least 80% of the balance of funds in the Company’s trust account (the “Trust Account”). In exchange for the cancellation of all the shares of Parakou, Holdco will pay Parakou’s Sole Shareholder up to a total of 7,800,000 common shares of Holdco stock. The common shares of Holdco’s stock will be paid over time with i.) 5,800,000 shares paid at the time of closing of the Parakou Merger and ii.) up to an additional 2,000,000 shares subject to certain earnout targets (collectively referred to as the “Parakou Merger Consideration”). We have assumed for purposes of this Opinion that all shares of Holdco stock subject to earnout targets will be issued by Holdco. The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

In connection with this Opinion, we have reviewed certain publicly available financial information and other data with respect to the Company that we deemed relevant, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and the Annual Report on Form 10-K for the year ended December 31, 2013 and certain internal analyses and other information furnished to us by the Company and Parakou. We have also reviewed historical and projected non-public financial and operating data related to Parakou as prepared by Parakou management and held discussions with members of the respective senior managements of the Company and Parakou regarding the business and prospects of each of the Company and Parakou. In addition, we have (i) compared certain financial information for Parakou with similar information for certain other companies whose securities are publicly traded, (ii) prepared a discounted cash flow analysis of Parakou based upon projections prepared by the Company, (iii) reviewed the terms of a draft of the Merger Agreement dated

Board of Directors
Cambridge Capital Acquisition Corporation	November 30, 2014

November 29, 2014, and (iv) performed such other studies and analyses and considered such other factors as we considered appropriate.

We have relied on the accuracy and completeness of all of the financial, accounting, legal, tax, desktop appraisal reports of vessels and other information discussed with or reviewed by us and have assumed the accuracy and completeness of such information for purposes of rendering this Opinion. Specifically, each of the Board and the Company acknowledged and agreed that SC&H was entitled to rely upon the desktop appraisals of the primary assets of Parakou as prepared by i) bancosta (oriente) pte ltd, ii) SSY Valuation Services, Ltd. and iii) ICAP Shipping Limited. The Board and the Company further acknowledged that the desktop appraisals were not performed in accordance with Uniform Standards of Professional Appraisal Practice (USPAP) and were not physically inspected. Had such appraisals been conducted in accordance with USPAP and physically inspected, the estimated values of the subject vessels could differ significantly from the statements of opinion determined through the desktop appraisals. With respect to the financial forecasts and projections made available to us, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and Parakou, respectively. We express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. We have not conducted a physical inspection of any of the properties or assets of Parakou, nor have we prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities of Parakou. We have not independently verified the information supplied to us by the Company, Parakou or the Parakou’s representatives. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

For the purposes of rendering our Opinion, we have assumed that, in all respects material to our analysis, (i) the representations and warranties of the Company, Parakou and the Sole Shareholder in the Merger Agreement are true and correct, (ii) the Company and the sole Shareholders will each perform all of the covenants and Merger Agreement to be performed by them under the Merger Agreement, and (iii) all conditions to the obligations of each of the Company, Parakou and Parakou Sole Shareholder to consummate the Mergers will be satisfied without any waiver thereof. We have also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Mergers will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to the Merger Agreements or any instruments or orders to which either the Company, Parakou or Parakou’s Sole Shareholder is a party or is subject or by which it is bound, no limitations, restrictions, or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on the Company, Parakou or Parakou’s Sole Shareholder or materially reduce the contemplated benefits to the Company of the Mergers. We have also assumed that the final form of the Merger Agreement will not differ in any material respects from the draft of the Merger Agreement, dated November 29, 2014, reviewed by us.

In formulating our Opinion, we have considered only the Mergers as described above. We have not considered, and this Opinion does not address, any future events or compensation or other such payments that may be made in the connection with, or as a result of, the Mergers to Parakou’s officers, directors, employees, or others in connection with the Mergers, other than as specifically set forth in the Merger Agreement. The delivery of this Opinion has been approved by our Fairness Opinion Committee.

As instructed by the Company we have assumed that, as the business will be conducted from the Marshall Islands, the income generated by Holdco will not be subject to Federal Income Tax or capital gains. Also as instructed by the Company, we have assumed a conversion price of the common shares of Holdco stock at the time of closing of $10.10 and that the balance of the funds in the Trust Account does not and shall not exceed $81,324,000.

Board of Directors
Cambridge Capital Acquisition Corporation	November 30, 2014

This Opinion is provided at the request and for the information of the Board of Directors of the Company. This Opinion may not be disclosed, reproduced, disseminated, summarized, quoted or referred to any third party or used for any other purpose without our prior written consent. We express no opinion as to the merits of the underlying decision by the Company to engage in the Mergers. This Opinion does not consider, and should not be interpreted to consider, whether the terms of the Mergers represent the best terms, from the Company’s perspective, that were attainable. This Opinion is not a recommendation to the holders of the Cambridge shares to approve the Acquisition. Our Opinion is based upon market, economic, financial, and other circumstances and conditions existing and disclosed to us as of November 29, 2014 and any material change in such circumstances and conditions, or subsequent developments, would require a revaluation of this Opinion. This is Opinion is valid only as of the date rendered and we do not have any obligation to update, revise, or reaffirm this Opinion.

We will earn a fee in connection with advisory services that we rendered the company in connection with this transaction which will not be contingent on successful closing of the transaction. Those advisory services include the rendering of this Opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Parakou Merger Consideration to be paid by Holdco in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Company and (ii) Parakou had a fair market value equal to at least 80% of the balance in the Company’s Trust Account.

Very truly yours

SC&H Capital, LLC

Christopher Helmrath

Annex D

AUDIT COMMITTEE CHARTER

PARAKOU TANKERS, INC.

                    , 2015

Purposes

The Audit Committee of the Board of Directors (the “Board”) oversees (a) the accounting and financial reporting processes of Parakou Tankers, Inc. (the “Company”); (b) the audits of the financial statements of Company; and (C) the Company’s compliance with legal and regulatory requirements.

Composition of the Committee

Size. The Committee shall consist of no fewer than three members.

Qualifications.

1)	Each Committee member shall meet the independence criteria of (A) the listing requirements of the Nasdaq Stock Market LLC (“NASDAQ”), as such requirements are interpreted by the Board of Directors of the Company (the “Board”) in its business judgment; (B) Section 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the Securities and Exchange Commission (“SEC”), including Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), and the NASDAQ; and (C) any other applicable laws and regulations governing audit committee independence from time to time.

2)	No Committee member shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the three years prior to the proposed appointment of such member to the Committee.

3)	Each Committee member shall be able to read and understand fundamental financial statements, including a balance sheet, an income statement and a cash flow statement. Additionally, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in such member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, sufficient to meet the criteria of a financial expert within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002, as amended, and any rules promulgated thereunder by the SEC (“SOX”). The Board of Directors shall determine, in its business judgment, whether at least one member has such financial sophistication and satisfies the financial expert criteria of Section 407 of SOX. The designation or identification of a person as having such financial sophistication or as a financial expert shall not (A) impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Committee and Board in the absence of such designation or identification or (B) affect the duties, obligations or liability of any other member of the Committee or Board.

4)	Each Committee member shall receive as compensation from the Company only those forms of compensation as are not prohibited by Section 301 of SOX and the rules and listing requirements promulgated thereunder by the SEC and the NASDAQ. Permitted compensation includes (A) director’s fees (which includes all forms of compensation paid to directors of the Company for service as a director or member of a committee of the Board) and/or (B) fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company provided that such compensation is not contingent in any way on continued service. Additional director’s fees may be paid to members of the Committee to compensate them for the significant time and effort they expend in performing their duties as members of the Committee.

Appointment and Removal. The Board will appoint the members and the Chairman of the Committee. Committee members shall serve at the pleasure of the Board and for such term or terms as the Board may determine or until earlier resignation or death.

Duties and Responsibilities of the Committee

The Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company on behalf of the Board. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s interim financial statements.

The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, including resolution of disagreements between management and the auditors regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

In performing its responsibilities, the Committee shall:

1)	Retain the Independent Auditors: The Committee has the sole authority to (A) retain and terminate the Company’s independent auditors, (B) pre-approve all audit engagement fees, terms and services and (C) pre-approve any permitted non-audit engagements with the Company’s independent auditors. The Committee is to exercise this authority in a manner consistent with Sections 201, 202 and 301 of SOX and the rules and listing requirements promulgated thereunder by the SEC and the NASDAQ. The Committee may delegate the authority to grant any pre-approvals of permitted non-audit engagements required by such sections to one or more members of the Committee as it designates, subject to the delegated member or members reporting any such pre-approvals to the Committee at its next scheduled meeting. No pre-approval authority shall be delegated to management or non-members of the Committee.

2)	Review and Discuss the Independence of the Auditors: In connection with the retention of the Company’s independent auditors, the Committee is to, at least annually, review and discuss the information provided by management and the auditors relating to the independence of the audit firm, including, among other things, information related to the non-audit services provided and expected to be provided by the auditors. The Committee is responsible for (A) ensuring that the independent auditors submit at least annually to the Committee a formal written statement delineating all relationships between the auditors and the Company consistent with the applicable ethics and independence rules promulgated by the Public Company Accounting Oversight Board, (B) actively engaging in a dialogue with the auditors with respect to any disclosed relationship or services that may impact the objectivity and independence of the auditors and (C) taking, or recommending that the Board take, appropriate action to oversee the independence of the auditor. In connection with the Committee’s evaluation of the auditors’ independence, the Committee shall also review and evaluate the lead partner of the independent auditors and take such steps as may be required by law with respect to the identification and regular rotation of the audit partners serving on the Company’s audit engagement team.

3)	Set Hiring Policies: The Committee is to set hiring policies for employees or former employees of the independent auditors, which include the restrictions set forth in Section 206 of SOX and any rules promulgated thereunder by the SEC.

4)	Review and Discuss the Audit Plan: The Committee is to review and discuss with the independent auditors the plans for, and the scope of, the annual audit and other examinations, including the adequacy of staffing and compensation.

5)	Review and Discuss Conduct of the Audit: The Committee is to review and discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 16, relating to the conduct of the audit, as well as any audit problems or difficulties and management’s response, including (A) any restriction on audit scope or on access to requested information, (B) any disagreements with management and (C) significant issues discussed with the independent auditors’ national office. The Committee is to decide all unresolved disagreements between management and the independent auditors regarding financial reporting.

6)	Review and Discuss Financial Statements and Disclosures: The Committee is to review and discuss with appropriate officers of the Company and the independent auditors the annual audited and quarterly financial statements of the Company, the Company’s disclosures in reports filed pursuant to the Securities Exchange Act of 1934, as amended, under (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (B) regarding internal controls and other matters required by Sections 302 and 404 of SOX and any rules promulgated thereunder by the SEC, and any other matters to be discussed pursuant to applicable auditing standards.

7)	Review and Discuss Earnings Press Releases: The Committee is to review and discuss earnings and other financial press releases, including any use of non-GAAP financial information (such as “pro forma” or “adjusted” results), as well as financial information and earnings guidance provided to analysts and rating agencies, which review may occur after issuance and may be done generally as a review of the types of information to be disclosed and the form of presentation to be made.

8)	Review and Discuss Internal Audit Plans: The Committee is to review and discuss with the senior internal auditing executive and appropriate members of the staff of the internal auditing department the plans for and the scope of their ongoing audit activities, including adequacy of staffing and compensation.

9)	Review and Discuss Internal Audit Reports: The Committee is to review and discuss with the senior internal auditing executive and appropriate members of the staff of the internal auditing department the annual report of the audit activities, examinations and results thereof of the internal auditing department.

10)	Review and Discuss the Systems of Internal Accounting Controls: The Committee is to review and discuss with the independent auditors, the senior internal auditing executive and, if and to the extent deemed appropriate by the Chairman of the Committee, members of their respective staffs (A) the adequacy of the Company’s internal accounting controls, the Company’s financial, auditing and accounting organizations and personnel, and the Company’s policies and compliance procedures with respect to business practices; (B) the effect of any regulatory and accounting initiatives and any changes in promulgated accounting and auditing standards that may materially affect the Company’s financial reporting practices; (C) any reports by management and the internal auditing department regarding any fraud (whether or not material) that involves management or other employees who have a significant role in the Company’s internal controls; (D) the Company’s disclosures regarding internal controls and (E) any matters required by Sections 302 and 404 of SOX and any rules promulgated thereunder by the SEC. The Committee is also to review and discuss with the independent auditors their opinion on the effectiveness of management’s assessment of internal controls over financial reporting and any matters that have come to the attention of the independent auditors that lead them to believe that modification to the Company’s disclosures about changes in internal control over financial reporting is necessary for management’s certifications pursuant to Section 302 of SOX to be accurate.

11)	Review and Discuss the Recommendations of Independent Auditors: The Committee is to review and discuss with the senior internal auditing executive and the appropriate members of the staff of the internal auditing department recommendations made by the independent auditors and the senior internal auditing executive, as well as such other matters, if any, as such persons or other officers of the Company may desire to bring to the attention of the Committee.

12)	Review and Discuss the Audit Results: The Committee is to review and discuss with the independent auditors (A) the report of their annual audit, or proposed report of their annual audit, (B) the accompanying management letter, if any, (C) the reports of their reviews of the Company’s interim financial statements conducted in accordance with Statement on Auditing Standards No. 100 and (D) the reports of the results of such other examinations outside of the course of the independent auditors’ normal audit procedures that the independent auditors may from time to time undertake. The foregoing shall include the reports required by Section 204 of SOX and any rules promulgated thereunder by the SEC and, as appropriate, a review of (A) major issues regarding (i) accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and (ii) the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

13)	Obtain Assurances under Section 10A(b) of the Exchange Act: The Committee is to obtain assurance from the independent auditors that in the course of conducting the audit, there have been no acts detected or that have otherwise come to the attention of the audit firm that require disclosure to the Committee under Section 10A(b) of the Exchange Act.

14)	Discuss Risk Management Policies: The Committee is to discuss guidelines and policies with respect to risk assessment and risk management to assess and manage the Company’s exposure to risk. The Committee should discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control these exposures.

15)	Obtain Reports Regarding Conformity With Legal Requirements and the Company’s Code of Conduct: The Committee is to periodically obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct. The Committee is to review and discuss reports and disclosures of insider and affiliated party transactions. The Committee should advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct.

16)	Approve Related Party Transactions: The Committee is to approve all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

17)	Establish Procedures for Complaints Regarding Financial Statements or Accounting Policies: The Committee is to establish procedures for (A) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (B) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters as required by Section 301 of SOX and the rules and listing requirements promulgated thereunder by the SEC and the NASDAQ.

18)	Discuss With the Company’s Counsel Matters Regarding Financial Statements or Compliance Policies: The Committee should discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

19)	Review and Discuss Other Matters: The Committee should review and discuss such other matters that relate to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

20)

Make Board Reports: The Committee should report its activities regularly to the Board in such manner and at such times as the Committee and the Board deem appropriate, but in no event less than once a year. Such report should include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

21)	Maintain Flexibility. The Committee, in carrying out its responsibilities, policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

Meetings of the Committee

The Committee shall meet in person or telephonically at least quarterly, or more frequently as it may determine necessary, to comply with its responsibilities as set forth herein. The Chairman of the Committee shall, in consultation with the other members of the Committee, the Company’s independent auditors and the appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing an agenda therefor and supervising the conduct thereof. The Committee may also take any action permitted hereunder by unanimous written consent. In the absence of a member designated by the Board to serve as Chair, the members of the Committee may appoint from among their number a person to preside at their meetings.

The Committee may request any officer or employee of the Company or the Company’s outside legal counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall meet with the Company’s management, the internal auditors and the independent auditors at least once each quarter in separate private sessions to discuss any matter that the Committee, management, the independent auditors or such other persons believe should be discussed privately.

Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its responsibilities as required by law, including the authority to engage independent counsel and other advisors as the Committee deems necessary to carry out its duties and on such terms as the Committee may determine. The Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company.

The Company will provide for appropriate funding, as determined by the Committee, for payment of (a) compensation to the Company’s independent auditors engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company, (b) compensation to independent counsel or any other advisors employed by the Committee and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

As the Committee deems appropriate, it may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee.

Audit Committee Report

The Committee will prepare, with the assistance of management, the independent auditors and outside legal counsel, the Audit Committee Report to be included in the Company’s annual proxy statement.

Annual Review of Charter

The Committee will conduct and review with the Board annually an evaluation of the adequacy of this Charter and recommend any changes to the Board. The Committee may conduct this charter evaluation in such manner as the Committee, in its business judgment, deems appropriate.

Annual Performance Evaluation

The Committee will conduct and review with the Board annually an evaluation of the Committee’s performance with respect to the requirements of this Charter. This evaluation should also set forth the goals and objectives of the Committee for the upcoming year. The Committee may conduct this performance evaluation in such manner as the Committee, in its business judgment, deems appropriate.

ANNEX E

COMPENSATION COMMITTEE CHARTER

PARAKOU TANKERS, INC.

                    , 2015

Purposes

The Compensation Committee of the Board of Directors (the “Board”) of Parakou Tankers, Inc. (the “Company”) establishes, reviews and administers the Company’s policies, programs and procedures for compensating its senior management. Among other things, the Committee has direct responsibility to:

(1)	determine, or recommend to the Board for determination, the compensation of the Company’s Chief Executive Officer; and

(2)	determine, or recommend to the Board for determination, the compensation of the other executive officers of the Company.

Composition of the Committee

Size. The size of the Committee shall be determined by the Board, but it must always have no fewer than three members.

Qualifications. Each Committee member shall be an “Independent Director” under the listing requirements of the Nasdaq Stock Market LLC (“NASDAQ”) and shall not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary thereof. Such compensatory fees shall not include: (a) fees received as a member of the Committee, the Board or any other Board committee; or (b) the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service). In determining whether a Board member is eligible to serve on the Committee, the Board also must consider whether the Board member is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company to determine whether such affiliation would impair the Board member’s judgment as a Committee member.

Appointment and Removal. The Board selects Committee members. The Committee will select a Committee Chair from among its members. Each Committee member will serve at the pleasure of the Board for such term as the Board may decide or until such Committee member is no longer a Board member.

Duties and Responsibilities of the Committee

The duties and responsibilities of the Committee shall include the following:

1.	Establish Executive Compensation Policies and Programs. The Committee will develop and implement the Company’s compensation philosophy and policies and programs for executive officers and Board members.
2.	Review and Approve Executive Officer Compensation. The Committee will review and approve, at least annually, corporate goals and objectives relevant to the compensation of the Chief Executive Officer and the other executive officers of the Company. The Committee will, either as a Committee or together with other independent directors (as directed by the Board), evaluate the performance of the executive officers in the light of those corporate goals and objectives and set compensation levels for these executive officers based on those evaluations and any other factors as it deems appropriate.

3.	Review and Approve Compensation Programs. The Committee will review and approve, at least annually, the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes and recommend any appropriate modifications.

4.	Recommend Incentive Compensation Plans. The Committee will make recommendations to the Board with respect to the approval, adoption and amendment of all cash- and equity-based incentive compensation plans in which any executive officer of the Company participates. In determining the long-term incentive component of the compensation of the Chief Executive Officer, the Committee will consider the Company’s performance and relative stockholder return, the value of similar incentive awards to the Chief Executive Officers at comparable companies and the awards given to the Company’s Chief Executive Officer in past years.

5.	Recommend Equity-Based Plans. The Committee will also make recommendations to the Board with respect to the approval, adoption and amendment of all other equity-based plans.

6.	Administer Compensation Plans. The Committee will administer, or provide for the administration of, the Company’s equity-based incentive compensation plans and other plans adopted by the Board that contemplate administration by the Committee. The Committee, or a subcommittee, shall approve all grants of stock options and other equity-based awards, subject to the terms and conditions of applicable plans. The Committee’s administrative authority shall include the authority to approve the acquisition by the Company of shares of the Company’s stock from any plan participant.

7.	Oversee Regulatory Compliance. The Committee will, in consultation with appropriate officers of the Company, oversee regulatory compliance with respect to compensation matters, including overseeing any compensation programs intended to preserve tax deductibility, and, as may be required, establishing performance goals.

8.	Review Employment Agreements and Severance Arrangements. The Committee will review and approve any proposed employment agreement with, and any proposed severance or retention plans or agreements applicable to, any executive officer of the Company. The Committee shall review and approve any severance or other termination payments proposed to be made to any executive officer of the Company.
9.	Review Director Compensation. The Committee will periodically review director compensation in relation to other comparable companies and in the light of such other factors as the Committee may deem appropriate. The Committee shall discuss this review with the Board.

10.	Board Reports. The Committee will report its activities to the Board at least annually in such manner and at such times as the Committee or the Board deem appropriate. In addition, if required, the Committee shall prepare a Committee report on compensation for the Company’s annual report or filings.

11.	Other Delegated Duties or Responsibilities. The Committee will discharge any other duties or responsibilities delegated to the Committee by the Board from time to time.

Meetings of the Committee

The Committee will meet as frequently as necessary to carry out its responsibilities under this Charter. The Committee Chair will, in consultation with the other members of the Committee and appropriate officers of the Company, establish the agenda for each Committee meeting. Any Committee member may submit items to be included on the agenda. Committee members may also raise subjects that are not on the agenda at any meeting. The Committee Chair or a majority of the Committee members may call a meeting of the Committee at any time. A majority of the number of Committee members selected by the Board will constitute a quorum for conducting business at a meeting of the Committee. The act of a majority of Committee members present at a Committee meeting at which a quorum is in attendance will be the act of the Committee, unless a greater number is required by law, the Company’s certificate of incorporation or its by-laws. The Committee Chair will supervise the conduct of the meetings and will have other responsibilities as the Committee may specify from time to time. In the absence of a member designated by the Board to serve as Chair, the members of the Committee may appoint from among their number a person to preside at their meetings.

The Committee may request any officer or other employee of the Company, or any representative of the Company’s legal counsel or other advisors, to attend a meeting or to meet with any members or representatives of the Committee. Any individual whose performance or compensation is to be discussed at a Committee meeting should not attend such meeting unless specifically invited by the Committee. Notwithstanding the foregoing, the Chief Executive Officer may not be present while the Committee is voting or deliberating on the Chief Executive Officer’s compensation. Any Committee member may be excused from a meeting to permit the remaining members of the Committee to act on any matter in which such member’s participation is not appropriate, and such member’s absence shall not destroy the quorum for the meeting.

Delegation

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. In particular, the Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Committee who are (a) “non-employee directors” within the meaning under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (b) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Resources and Authority of the Committee

The Committee shall have appropriate resources and authority to discharge its responsibilities, including, without limitation, appropriate funding provided by the Company, as determined by the Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or other advisor retained by the Committee. The Committee shall have the authority, in its sole discretion, to select, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and the sole authority to approve the fees and other retention terms of such compensation consultants, legal counsel and other advisors. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the Committee.

In selecting, retaining or obtaining the advice of a compensation consultant, legal counsel (other than in-house legal counsel) or other advisor, the Committee shall first consider all factors relevant to that person’s independence from management, including the following factors:

1.	The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other advisor;

2.	The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

3.	The policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

4.	Any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;

5.	Any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and

6.	Any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

Notwithstanding the foregoing, the Committee is not required to conduct an independence assessment for a compensation adviser that acts in a role limited to the following activities for which no disclosure is required under Item 407(e)(3)(iii) of Regulation S-K: (a) consulting on any broad-based plan that does not discriminate in scope, terms or operation in favor of executive officers or directors of the Company, and that is available generally to all salaried employees; and/or (b) providing information that either is not customized for a particular issuer or that is customized based on parameters that are not developed by the adviser, and about which the adviser does not provide advice.

As the Committee deems appropriate, it may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee.

Compensation Committee Report

If required, the Committee, with the assistance of management and any outside advisors the Committee deems appropriate, shall prepare a report for inclusion in the Company’s proxy statement relating to the Company’s annual meeting of stockholders.

Annual Review of Charter

At least annually, the Committee will (a) review and reassess the adequacy of this Charter with the Board and recommend any changes to the Board and (b) evaluate its own performance against the requirements of this Charter and report the results of this evaluation to the Board. The evaluation will include establishment of the goals and objectives of the Committee for the upcoming year. The Committee will conduct its review and evaluation in such manner as it deems appropriate.

ANNEX F

FORM OF

PARAKOU TANKERS, INC.

2014 EQUITY AND INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of this 2014 Equity and Incentive Compensation Plan is to attract and retain Directors, officers, and other key executives and employees of the Company and its Subsidiaries and to provide to such persons incentives and rewards for performance.

2. Definitions. As used in this Plan:

(a) “Affiliate” of a person means a person that directly or indirectly through one or more interested parties, controls, is controlled by, or is under common control with, the first person.

(b) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.

(c) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(d) “Board” means the Board of Directors of the Company.

(e) “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(f) “Change in Control” has the meaning set forth in Section 12 of this Plan.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan consisting solely of no fewer than two Non-Employee Directors.

(i) “Common Stock” means the common stock of the Company, $0.01 par value per share, or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(j) “Company” means Parakou Tankers, Inc., a Marshall Islands corporation.

(k) “Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(l) “Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(m) “Director” means a member of the Board.

(n) “Effective Date” means the date this Plan is approved by the stockholders of the Company.

F-1

(o) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under the Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(q) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

(r) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(s) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Committee may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or a combination, of the following metrics (including relative or growth achievement regarding such metrics):

(i)	Profits (e.g., operating income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic profit — these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

(ii)	Cash Flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

(iii)	Returns (e.g., Profits or Cash Flow returns on: assets, invested capital, net capital employed, and equity);

(iv)	Working Capital (e.g., working capital divided by sales);

(v)	Profit Margins (e.g., Profits divided by revenues, gross margins and material margins divided by revenues);

(vi)	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

(vii)	Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

F-2

(viii)	Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

In the case of a Qualified Performance-Based Award, each Management Objective will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to such Covered Employee.

(t) “Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the NASDAQ Global Market or, if the Common Stock is not then listed on the NASDAQ Global Market, on any other national securities exchange on which the Common Stock is listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Stock, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(u) “Non-Employee Director” means a person who is a “Non-Employee Director” of the Company within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder by the U.S. Department of the Treasury.

(v) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(w) “Option Price” means the purchase price payable on exercise of an Option Right.

(x) “Option Right” means the right to purchase Common Stock upon exercise of an option granted pursuant to Section 4 of this Plan.

(y) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other key executive or employee of the Company or any Subsidiary, (ii) a person who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (iii) a non-employee Director.

(z) “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

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(aa) “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.

(bb) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(cc) “Plan” means this 2014 Equity and Incentive Compensation Plan.

(dd) “Qualified Performance-Based Award” means any Cash Incentive Award or award of Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units or other awards contemplated under Section 9 of this Plan, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(ee) “Restricted Stock” means Common Stock granted or sold pursuant to Section 6 of this Plan as to which both the substantial risk of forfeiture and the prohibition on transfers has not expired.

(ff) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(gg) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Stock, cash, or a combination thereof at the end of a specified period.

(hh) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(ii) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined Voting Power represented by all classes of stock issued by such corporation.

(jj) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

(kk) “Voting Power” means at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.

3. Shares Available Under the Plan.

(a) Maximum Shares Available Under Plan.

(i)

Subject to adjustment as provided in Section 11 of this Plan, the number of shares of Common Stock that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) as Restricted Stock and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards contemplated by Section 9 of this Plan, or (F) in payment of dividend equivalents paid with respect to awards made under the Plan will not exceed in the aggregate 1,500,000 shares, plus any shares of Common Stock

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that become available under this Plan as a result of forfeiture, cancellation, expiration, or cash settlement of awards, as provided in Section 3(b) below. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)	The aggregate number of shares of Common Stock available for issuance or transfer under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock issued or transferred upon exercise of or as otherwise described in Section 3(a)(i) with respect to an award granted under this Plan. Subject to the provisions of Section 3(b) of this Plan, shares of Common Stock covered by an award granted under this Plan will not be counted as used unless and until they are actually issued or transferred.

(b) Other Share Counting Rules.

(i)	If any shares of Common Stock issued or transferred pursuant to an award granted under this Plan are forfeited, or an award granted under this Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the shares of Common Stock issued or transferred pursuant to, or subject to, such award (as applicable) will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, again be available for issuance or transfer under Section 3(a) above.

(ii)	Notwithstanding anything to the contrary contained in this Section 3, the following shares of Common Stock will not be added to the aggregate number of shares of Common Stock available for issuance or transfer under Section 3(a) above: (A) shares of Common Stock tendered or otherwise used in payment of the Option Price of an Option Right; (B) Common Stock withheld by the Company or tendered or otherwise used to satisfy a tax withholding obligation; (C) shares of Common Stock subject to an Appreciation Right that are not actually issued in connection with its Common Stock settlement on exercise thereof; and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights. In addition, if, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Stock based on fair market value, such Common Stock will not count against the aggregate plan limit under Section 3(a) above.

(c) Limit on Incentive Stock Options. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 1,500,000 shares of Common Stock.

(d) Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 11 of this Plan, in no event will any non-employee Director receive in any calendar year Common Stock-based awards under this Plan for, in the aggregate, more than 30,000 shares of Common Stock or cash-based awards under this Plan having an aggregate maximum value as of their respective Dates of Grant in excess of $300,000.

(e) Notwithstanding anything in this Plan to the contrary, up to 10% of the maximum number of shares of Common Stock that may be issued or transferred under this Plan as provided for in Section 3(a) of this Plan, as may be adjusted under Section 11 of this Plan, may be used for awards granted under Section 4 through Section 9 of this Plan that do not comply with the applicable three-year or one-year minimum vesting requirements set forth in such sections of this Plan.

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4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Stock owned by the Optionee (or other consideration authorized pursuant to Section 4(d) of this Plan) having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, the Company’s withholding of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable, provided that, except with respect to a grant of Option Rights to a non-employee Director or as otherwise described in this subsection, no grant of Option Rights may become exercisable sooner than after one year. A grant of Option Rights may provide for the earlier exercise of such Option Rights, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i) The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(j) No Option Right will be exercisable more than 10 years from the Date of Grant.

(k) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(l) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

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5. Appreciation Rights.

(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Stock or any combination thereof.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)	Each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable, provided that, except with respect to a grant of Appreciation Rights to a non-employee Director or as otherwise described in this subsection, no grant of Appreciation Rights may become exercisable sooner than after one year. A grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.

(v)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)	Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

(d) Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(e) Regarding Free-Standing Appreciation Rights only:

(i)	Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant;

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(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)	No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant or until achievement of Management Objectives referred to in subparagraph (e) below. If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than three years, except that the restrictions may be removed ratably during the three-year period as determined by the Committee; provided, however that a grant or sale of Restricted Stock to a non-employee Director need not be subject to any minimum vesting period.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock; provided, however, that notwithstanding subparagraph (c) above, restrictions relating to Restricted Stock that vests upon the achievement of Management Objectives may not terminate sooner than one year, except with respect to a grant of Restricted Stock to a non-employee Director.

(f) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock may provide for the earlier termination of restrictions on such Restricted Stock, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control; provided, however, that no award of Restricted Stock intended to be a Qualified Performance-Based Award will provide for such early termination of restrictions (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.

(g) Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Stock, which may be subject to the same restrictions as the underlying award; provided, however, that dividends or other distributions on Restricted Stock with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

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(h) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Stock, cash or a combination thereof to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify. If a grant of Restricted Stock Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives or that the Restricted Stock Units will be earned based on the achievement of Management Objectives, then, notwithstanding anything to the contrary contained in subparagraph (c) below, the applicable Restriction Period may not be, except with respect to a grant of Restricted Stock Units to a non-employee Director, a period of less than one year.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (a) above, each such grant or sale will be subject to a Restriction Period of not less than three years, except that a grant or sale may provide that the Restriction Period will expire ratably during the three-year period as determined by the Committee; provided, however, that a grant or sale of Restricted Stock Units to a non-employee Director need not be subject to a minimum Restriction Period.

(d) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control; provided, however, that no award of Restricted Stock Units intended to be a Qualified Performance-Based Award will provide for such early lapse or modification of the Restriction Period (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.

(e) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units, either in cash or in additional Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(f) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Stock or cash, or a combination thereof.

(g) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

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8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b) The Performance Period with respect to each Cash Incentive Award, Performance Share or Performance Unit will be such period of time (not less than one year for Performance Shares and Performance Units) as will be determined by the Committee at the time of grant, which may be subject to earlier lapse or other modification, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

(c) Any grant of Cash Incentive Awards, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(d) Each grant will specify the time and manner of payment of Cash Incentive Awards, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e) Any grant of Cash Incentive Awards, Performance Shares or Performance Units may specify that the amount payable or the number of shares of Common Stock or Restricted Stock or Restricted Stock Units with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.

(f) The Committee may, at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Stock, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

(g) Each grant of Cash Incentive Awards, Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

9. Other Awards.

(a) Subject to applicable law and the limit set forth in Section 3(d) of this Plan, the Committee may grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or

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exchangeable into Common Stock, purchase rights for Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, notes or other property, as the Committee determines.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c) The Committee may grant Common Stock as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d) If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Section 9 is based only on the passage of time rather than the achievement of Management Objectives, the period of time shall be no shorter than three years, except that the restrictions may be removed no sooner than ratably during the three-year period as determined by the Committee. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Section 9 is based on the achievement of Management Objectives, the earning, vesting or restriction period may not terminate sooner than one year. The provisions of this subsection (d) need not apply to any award granted under this Section 9 to a non-employee Director.

(e) Notwithstanding anything to the contrary contained in this Plan, any grant of an award under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or disability of the Participant or in the event of a Change in Control; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

10. Administration of the Plan.

(a) This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b) The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of awards under this Plan and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan Section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c) The Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the

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subcommittee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act, or any Covered Employee; (B) the resolution providing for such authorization sets forth the total number of Common Stock such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11. Adjustments. The Committee will make or provide for such adjustments in the numbers of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of shares of Common Stock covered by other awards granted pursuant to Section 9 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, in the kind of shares covered thereby, and in Cash Incentive Awards as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee will also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(b) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence of any of the following events:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”), other than any Person that includes Por Liu or his Affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the then Voting Power; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (iv) any acquisition by any Person pursuant to a transaction that complies with clauses (i), (ii) and (ii) of Section 12(c) below; or

(b) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date, whose election, or nomination for election

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by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Voting Power immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership immediately prior to such Business Combination of the Voting Shares, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board providing for such Business Combination; or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

13. Detrimental Activity and Recapture Provisions. Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary or (b) within a specified period after termination of such employment or service, shall engage in any detrimental activity. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded.

14. Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any

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provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

15. Transferability.

(a) Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution, and in no event will any such award granted under the Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b) The Committee may specify at the Date of Grant that part or all of the Common Stock that is (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Stock, and such Participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld (except in the case of Restricted Stock where an election under Section 83(b) of the Code has been made), or by delivering to the Company other shares of Common Stock held by such Participant. The shares used for tax withholding will be valued at an amount equal to the market value of such Common Stock on the date the benefit is to be included in Participant’s income. In no event will the market value of the Common Stock to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants will also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of Option Rights.

17. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan

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and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to participants under this Plan, (ii) would materially increase the number of shares of Common Stock which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is traded or quoted, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 11 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without stockholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Company’s stockholders.

(c) If permitted by Section 409A of the Code and Section 162(m) of the Code, but subject to the paragraph that follows, including in the case of termination of employment by reason of death, disability or retirement, or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 9 subject to any vesting

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schedule or transfer restriction, or who holds Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Subject to Section 18(b) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 11 above, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the Marshall Islands.

20. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grant will be made under this Plan after                     , 2024, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

21. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) Except with respect to Section 21(e), to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f) No Participant will have any rights as a stockholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

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(g) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Stock under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(i) If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.

22. Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c) Any shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will not reduce the Common Stock available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 3 of the Plan. In addition, no shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will be added to the aggregate plan limit contained in Section 3 of the Plan.

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CAMBRIDGE HOLDCO, INC.

Dealer Prospectus Delivery Obligation

Until                     , 2015, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

Our amended and restated bylaws will provide that each of our directors and officers shall be indemnified out of our funds against:

(1)	all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by them as such director or officer acting in the reasonable belief that they have been so appointed or elected notwithstanding any defect in such appointment or election, provided always that such indemnity shall not extend to any matter which would render it void pursuant to any Marshall Islands statute from time to time in force concerning companies insofar as the same applies to us; and

(2)	all liabilities incurred by them as such director or officer in defending any proceedings, whether civil or criminal, in which judgment is given in their favor, or in which they are acquitted, or in connection with any application under any Marshall Islands statute from time to time in force concerning companies in which relief from liability is granted to them by the court.

The Marshall Islands Business Corporations Act (the “BCA”) authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, provided that such provision must not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit. Our amended and restated articles of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our amended and restated articles of incorporation will provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorney’s fees and disbursements and court costs) to our directors and offices and to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our amended and restated articles of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We intend to maintain standard policies of insurance under which coverage will be provided to our directors, officer, employees and agents to insure them against liability for actions or omissions occurring in their capacity as a director, officer, employee or agent, subject to certain exclusions and limitations.

Section 60 of the BCA provides as follows:

Indemnification of directors and officers:

(1)

Actions not by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)	Actions by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)	When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)	Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)	Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)	Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

(7)	Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 21. Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

2.1	Business Combination Agreement, dated as of December 1, 2014, by and among Cambridge Capital Acquisition Corporation, Cambridge Holdco, Inc., Cambridge Merger Sub, Inc., Parakou Tankers, Inc., and, solely for the purposes of certain sections thereof, Por Liu (included as Annex A to the proxy statement/prospectus).†

3.1	Amended and Restated Articles of Incorporation of Cambridge Holdco, Inc. (included as Annex B to the proxy statement/prospectus).

3.2	Amended and Restated Bylaws of Cambridge Holdco, Inc. (included as Annex B to the proxy statement/prospectus).

4.1	Specimen Unit Certificate of Cambridge (incorporated by reference to Exhibit 4.1 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on November 27, 2013).

4.2	Specimen Common Stock Certificate of Cambridge (incorporated by reference to Exhibit 4.2 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on November 27, 2013).

4.3	Specimen Warrant Certificate of Cambridge (incorporated by reference to Exhibit 4.3 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on November 27, 2013).

4.4	Specimen Common Stock Certificate of Cambridge Holdco, Inc.**

4.5	Form of Unit Purchase Option issued to EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 4.4 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on December 4, 2013).

4.6	Form of Warrant Agreement among Cambridge and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.5 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on November 27, 2013).

5.1	Opinion of Marshall Islands Counsel as to the validity of the common shares and certain tax matters.**

8.1	Tax Opinion of DLA Piper LLP (US).**

10.1	Form of Letter Agreement among Cambridge, EarlyBirdCapital, Inc., and each of Cambridge’s Officers, Directors, and Sponsors (incorporated by reference to Exhibit 10.1 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on November 27, 2013).

10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Cambridge (incorporated by reference to Exhibit 10.2 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on November 27, 2013).

10.3	Form of Escrow Agreement between Cambridge, Continental Stock Transfer & Trust Company and the Initial Stockholders (incorporated by reference to Exhibit 10.3 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on November 27, 2013).

10.4	Form of Letter Agreement between Cambridge Capital LLC and Cambridge regarding administrative support (incorporated by reference to Exhibit 10.4 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on November 27, 2013).

10.5	Promissory Note issued by Cambridge to Cambridge Capital LLC (incorporated by reference to Exhibit 10.5 of Cambridge’s Form S-1 (No. 333-191868), filed with the SEC on October 23, 2013).

10.6	Form of Registration Rights Agreement among Cambridge, Sponsors and EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 10.6 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on November 27, 2013).

Exhibit Number	Description

10.7	Form of Subscription Agreements among Cambridge, Graubard Miller and the Purchasers of Private Units (incorporated by reference to Exhibit 10.7 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on November 27, 2013).

10.8	Form of Registration Rights Agreement among Cambridge Holdco, Inc. and certain holders identified therein (incorporated by reference to Exhibit 10.4 to Cambridge’s Form 8-K filed with the SEC on December 2, 2014).

10.9	Sponsors Agreement, dated as of December 1, 2014, by and among the Sponsors party thereto and Parakou Tankers, Inc. (incorporated by reference to Exhibit 10.1 to Cambridge’s Form 8-K filed with the SEC on December 2, 2014).

10.10	Shareholders Agreement, dated as of December 1, 2014, by and among Cambridge Holdco, Inc., Por Liu and Benjamin Gordon (incorporated by reference to Exhibit 10.2 to Cambridge’s Form 8-K filed with the SEC on December 2, 2014).

10.11	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.3 to Cambridge’s Form 8-K filed with the SEC on December 2, 2014).

10.12	Form of Employment Agreement, by and between Cambridge Holdco, Inc. and Por Liu.**

10.13	Form of Employment Agreement, by and between Cambridge Holdco, Inc. and Gregory McGrath.**

10.14	Form of Employment Agreement, by and between Cambridge Holdco, Inc. and Peter S. Bell.**

10.15	Form of Employment Agreement, by and between Cambridge Holdco, Inc. and Yang Jian Guo.**

10.16	2014 Equity and Incentive Compensation Plan of Holdco (included as Annex F to the proxy statement/prospectus).

10.17	Share Purchase Agreement, dated as of July 15, 2014, by and between Parakou (International) Limited and Parakou Tankers, Inc.**†

10.18	Settlement Agreement, dated as of July 15, 2014, by and among Parakou (International) Limited, Cheng Chan Liu and Parakou Tankers, Inc., as third party beneficiary**

10.19	Agreement of Lease, dated as of October 18, 2013, by and between 609 Owners LLC and Parakou Shipmanagement Pte Ltd.**

10.20	Lease Agreement, dated as of December 31, 2012, by and between Golden Wisdom Pte Ltd and Parakou Shipmanagement Pte Ltd.**

10.21	Loan Agreement, dated as of July 21, 2014, by and among the Corporations listed on Schedule 1 thereto, Parakou Tankers, Inc., the Banks and Financial Institutions listed therein, and Credit Agricole Asia Shipfinance Limited.**

10.22	Share Purchase Agreement, dated as of December 9, 2014, by and between Proteus Holding Limited and Parakou Tankers, Inc.**

10.23	Share Purchase Agreement, dated as of December 9, 2014, by and between Proteus Holding Limited and Parakou Tankers, Inc.**

10.24	Share Purchase Agreement, dated as of December 9, 2014, by and between Ventic Holdings Ltd. and Parakou Tankers, Inc.**

10.25	Share Purchase Agreement, dated as of December 9, 2014, by and between Ventic Holdings Ltd. and Parakou Tankers, Inc.**

Exhibit Number	Description

10.26	Letter of Financial Support, dated as of December 22, 2014 by and between Por Liu and Parakou Tankers, Inc.**

10.27	Memorandum of Agreement, dated as of December 22, 2014 between Pretty Unity Shipping S.A. and Parakou Tankers, Inc.**

10.28	Memorandum of Agreement, dated as of December 22, 2014 between Pretty Harmony Shipping S.A. and Parakou Tankers, Inc.**

10.29	Convertible Promissory Note issued by Cambridge Capital Acquisition Corporation to Benjamin Gordon, dated March 6, 2015.

23.1	Consent of Marcum LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Marshall Islands Counsel (included as part of Exhibit 5.1).**

23.4	Consent of Fearnley Consultants AS.

24.1	Powers of Attorney (included on signature page).**

99.1	Form of Audit Committee Charter (included as Annex D to the proxy statement/prospectus).

99.2	Form of Compensation Committee Charter (included as Annex E to the proxy statement/prospectus).

99.3	Consent of Por Liu (Director nominee).**

99.4	Consent of Yang Jian Guo (Director nominee).**

99.5	Consent of Mitchell I. Gordon (Director nominee).**

99.6	Consent of Bruce A. Chan (Director nominee).**

99.7	Consent of Derek Zissman (Director nominee).**

99.8	Consent of Jiusu Zhao (Director nominee).**

99.9	Consent of John J. Fitzgerald (Director nominee).**

99.10	Consent of SC&H Capital.

99.11	Proxy Card.

*	To be filed by amendment.
**	Previously filed.
†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

Item 22. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)	The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(e)	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, New York, on the 19th day of March, 2015.

CAMBRIDGE HOLDCO, INC.

By:	/s/ Benjamin Gordon
Name: Benjamin Gordon Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Benjamin Gordon Benjamin Gordon	Chief Executive Officer and Director (Principal Executive Officer)	March 19, 2015

* Mitchell I. Gordon	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	March 19, 2015

* Secretary, Authorized Representative in the United States		March 19, 2015

*By:	/s/ Benjamin Gordon
Benjamin Gordon Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

2.1	Business Combination Agreement, dated as of December 1, 2014, by and among Cambridge Capital Acquisition Corporation, Cambridge Holdco, Inc., Cambridge Merger Sub, Inc., Parakou Tankers, Inc., and, solely for the purposes of certain sections thereof, Por Liu (included as Annex A to the proxy statement/prospectus).**†

3.1	Amended and Restated Articles of Incorporation of Cambridge Holdco, Inc. (included as Annex B to the proxy statement/prospectus).

3.2	Amended and Restated Bylaws of Cambridge Holdco, Inc. (included as Annex B to the proxy statement/prospectus).

4.1	Specimen Unit Certificate of Cambridge (incorporated by reference to Exhibit 4.1 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on November 27, 2013).

4.2	Specimen Common Stock Certificate of Cambridge (incorporated by reference to Exhibit 4.2 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on November 27, 2013).

4.3	Specimen Warrant Certificate of Cambridge (incorporated by reference to Exhibit 4.3 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on November 27, 2013).

4.4	Specimen Common Stock Certificate of Cambridge Holdco, Inc.**

4.5	Form of Unit Purchase Option issued to EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 4.4 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on December 4, 2013).

4.6	Form of Warrant Agreement among Cambridge and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.5 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on November 27, 2013).

5.1	Opinion of Marshall Islands Counsel as to the validity of the common shares and certain tax matters.**

8.1	Tax Opinion of DLA Piper LLP (US).**

10.1	Form of Letter Agreement among Cambridge, EarlyBirdCapital, Inc., and each of Cambridge’s Officers, Directors, and Sponsors (incorporated by reference to Exhibit 10.1 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on November 27, 2013).

10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Cambridge (incorporated by reference to Exhibit 10.2 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on November 27, 2013).

10.3	Form of Escrow Agreement between Cambridge, Continental Stock Transfer & Trust Company and the Initial Stockholders (incorporated by reference to Exhibit 10.3 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on November 27, 2013).

10.4	Form of Letter Agreement between Cambridge Capital LLC and Cambridge regarding administrative support (incorporated by reference to Exhibit 10.4 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on November 27, 2013).

10.5	Promissory Note issued by Cambridge to Cambridge Capital LLC (incorporated by reference to Exhibit 10.5 of Cambridge’s Form S-1 (No. 333-191868), filed with the SEC on October 23, 2013).

10.6	Form of Registration Rights Agreement among Cambridge, Sponsors and EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 10.6 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on November 27, 2013).

10.7	Form of Subscription Agreements among Cambridge, Graubard Miller and the Purchasers of Private Units (incorporated by reference to Exhibit 10.7 of Cambridge’s Form S-1/A (No. 333-191868), filed with the SEC on November 27, 2013).

Exhibit Number	Description

10.8	Form of Registration Rights Agreement among Cambridge Holdco, Inc. and certain holders identified therein (incorporated by reference to Exhibit 10.4 to Cambridge’s Form 8-K filed with the SEC on December 2, 2014).

10.9	Sponsors Agreement, dated as of December 1, 2014, by and among the Sponsors party thereto and Parakou Tankers, Inc. (incorporated by reference to Exhibit 10.1 to Cambridge’s Form 8-K filed with the SEC on December 2, 2014).

10.10	Shareholders Agreement, dated as of December 1, 2014, by and among Cambridge Holdco, Inc., Por Liu and Benjamin Gordon (incorporated by reference to Exhibit 10.2 to Cambridge’s Form 8-K filed with the SEC on December 2, 2014).

10.11	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.3 to Cambridge’s Form 8-K filed with the SEC on December 2, 2014).

10.12	Form of Employment Agreement, by and between Cambridge Holdco, Inc. and Por Liu.**

10.13	Form of Employment Agreement, by and between Cambridge Holdco, Inc. and Gregory McGrath.**

10.14	Form of Employment Agreement, by and between Cambridge Holdco, Inc. and Peter S. Bell.**

10.15	Form of Employment Agreement, by and between Cambridge Holdco, Inc. and Yang Jian Guo.**

10.16	2014 Equity and Incentive Compensation Plan of Holdco (included as Annex F to the proxy statement/prospectus).

10.17	Share Purchase Agreement, dated as of July 15, 2014, by and between Parakou (International) Limited and Parakou Tankers, Inc.**†

10.18	Settlement Agreement, dated as of July 15, 2014, by and among Parakou (International) Limited, Cheng Chan Liu and Parakou Tankers, Inc., as third party beneficiary**

10.19	Agreement of Lease, dated as of October 18, 2013, by and between 609 Owners LLC and Parakou Shipmanagement Pte Ltd.**

10.20	Lease Agreement, dated as of December 31, 2012, by and between Golden Wisdom Pte Ltd and Parakou Shipmanagement Pte Ltd.**

10.21	Loan Agreement, dated as of July 21, 2014, by and among the Corporations listed on Schedule 1 thereto, Parakou Tankers, Inc., the Banks and Financial Institutions listed therein, and Credit Agricole Asia Shipfinance Limited.**

10.22	Share Purchase Agreement, dated as of December 9, 2014, by and between Proteus Holding Limited and Parakou Tankers, Inc.**

10.23	Share Purchase Agreement, dated as of December 9, 2014, by and between Proteus Holding Limited and Parakou Tankers, Inc.**

10.24	Share Purchase Agreement, dated as of December 9, 2014, by and between Ventic Holdings Ltd. and Parakou Tankers, Inc.**

10.25	Share Purchase Agreement, dated as of December 9, 2014, by and between Ventic Holdings Ltd. and Parakou Tankers, Inc.**

10.26	Letter of Financial Support, dated as of December 22, 2014 by and between Por Liu and Parakou Tankers, Inc.**

10.27	Memorandum of Agreement, dated as of December 22, 2014 between Pretty Unity Shipping S.A. and Parakou Tankers, Inc.**

10.28	Memorandum of Agreement, dated as of December 22, 2014 between Pretty Harmony Shipping S.A. and Parakou Tankers, Inc.**

10.29	Convertible Promissory Note issued by Cambridge Capital Acquisition Corporation to Benjamin Gordon, dated March 6, 2015.

Exhibit Number	Description

23.1	Consent of Marcum LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Marshall Islands Counsel (included as part of Exhibit 5.1).**

23.4	Consent of Fearnley Consultants AS.

24.1	Powers of Attorney (included on signature page).**

99.1	Form of Audit Committee Charter (included as Annex D to the proxy statement/prospectus).

99.2	Form of Compensation Committee Charter (included as Annex E to the proxy statement/prospectus).

99.3	Consent of Por Liu (Director nominee).**

99.4	Consent of Yang Jian Guo (Director nominee).**

99.5	Consent of Mitchell I. Gordon (Director nominee).**

99.6	Consent of Bruce A. Chan (Director nominee).**

99.7	Consent of Derek Zissman (Director nominee).**

99.8	Consent of Jiusu Zhao (Director nominee).**

99.9	Consent of John J. Fitzgerald (Director nominee).**

99.10	Consent of SC&H Capital.

99.11	Proxy card.

*	To be filed by amendment.
**	Previously filed.
†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.